FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-207132-15

The information in this preliminary prospectus is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This preliminary prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED October 16, 2017, IS SUBJECT TO COMPLETION

AND MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

PROSPECTUS

$842,714,000 (Approximate)

CITIGROUP COMMERCIAL MORTGAGE TRUST 2017-C4
(Central Index Key number 0001718304)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)

Depositor

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

Cantor Commercial Real Estate Lending, L.P.

(Central Index Key number 0001558761)

Ladder Capital Finance LLC

(Central Index Key number 0001541468)

German American Capital Corporation

(Central Index Key number 0001541294)

Rialto Mortgage Finance, LLC

(Central Index Key number 0001592182)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-C4

The Commercial Mortgage Pass-Through Certificates, Series 2017-C4, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will be a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial, multifamily and manufactured housing community properties. The mortgage loans will generally be the sole source of payment on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 8th day of each month (or if the 8th is not a business day, the next business day), commencing in November 2017. The rated final distribution date for the offered certificates is October 2050.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$27,750,000%		(5)
Class A-2	$103,900,000%		(5)
Class A-3	$240,000,000%		(5)
Class A-4	$271,691,000%		(5)
Class A-AB	$40,600,000%		(5)
Class X-A	$757,221,000	(6)%	Variable IO(7)
Class X-B	$85,493,000	(6)%	Variable IO(7)
Class A-S	$73,280,000%		(5)
Class B	$45,189,000%		(5)
Class C	$40,304,000%		(5)

(Footnotes to table begin on page 3)

You should carefully consider the risk factors beginning on page 59 of this prospectus.

Neither the Series 2017-C4 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2017-C4 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Cantor Fitzgerald & Co. and Academy Securities, Inc., the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Cantor Fitzgerald & Co. are acting as co-lead managers and joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 84.42% of each class of offered certificates, Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 15.58% of each class of offered certificates and Cantor Fitzgerald & Co. is acting as sole bookrunning manager with respect to approximately 0.00% of each class of offered certificates. Academy Securities, Inc. is acting as co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about October 31, 2017. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately [__]% of the aggregate principal balance of the offered certificates, plus accrued interest from October 1, 2017, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Commercial Mortgage Pass-Through Certificates	$842,714,000	100%	$842,714,000	$104,917.89

(1)       Estimated solely for the purpose of calculating the registration fee.

(2)       Calculated according to Rule 457(s) of the Securities Act of 1933.

Citigroup	Cantor Fitzgerald & Co.	Deutsche Bank Securities

Co-Lead Managers and Joint Bookrunners

Academy Securities Co-Manager
October , 2017

CITIGROUP COMMERCIAL MORTGAGE TRUST 2017-C4

Commercial Mortgage Pass-Through Certificates, Series 2017-C4

Washington
1 property
$8,000,000
0.8% of total
Missouri
1 property
$6,000,000
0.6% of total
Iowa
1 property
$980,000
0.1% of total
Illinois
1 property
$47,500,000
4.9% of total
Wisconsin
1 property
$41,000,000
4.2% of total
Michigan
1 property
$3,650,000
0.4% of total
Ohio
1 property
$3,146,319
0.3% of total
Pennsylvania
2 properties
$32,990,015
3.4% of total
New York
17 properties
$110,139,675
11.3% of total
New Hampshire
1 property
$1,982,642
0.2% of total
Maine
1 property
$2,205,854
0.2% of total
Massachusetts
5 properties
$100,077,317
10.2% of total
West Virginia
1 property
$5,239,625
0.5% of total
Connecticut
1 property
$2,394,872
0.2% of total
New Jersey
1 property
$1,969,512
0.2% of total
Nevada
4 properties
$52,000,000
5.3% of total
Maryland
1 property
$3,625,000
0.4% of total
Delaware
1 property
$15,600,000
1.6% of total
California
12 properties
$201,754,682
20.6% of total
Virginia
1 property
$24,000,000
2.5% of total
District of Columbia
1 property
$50,000,000
5.1% of total
Utah
1 property
$5,992,677
0.6% of total
South Carolina
1 property
$6,741,335
0.7% of total
North Carolina
1 property
$9,620,000
1.0% of total
Colorado
4 properties
$24,956,872
2.6% of total
Kansas
16 properties
$35,577,660
3.6% of total
Georgia
9 properties
$47,128,838
4.8% of total
Texas
2 properties
$32,100,000
3.3% of total
Louisiana
1 property
$28,000,000
2.9% of total
Kentucky
1 property
$38,540,000
3.9% of total
Florida
3 properties
$34,147,000
3.5% of total
% of Initial Pool Balance
>10.0%
>5.0 – 10.0%
>1.0 – 5.0%
0.1 – 1.0%

Mortgaged Properties by Property Type
Self Storage 0.9%
Other 0.6%
Industrial 2.2%
Land 0.4%
Manufactured Housing 3.4%
Office 27.8%
Multifamily 7.1%
Mixed Use 13.8%
Hospitality 18.8%
Retail 25.0%

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2017-C4 certificates.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Initial Pass-Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$27,750,000		30.000%	%	(5)	2.69	11/17 - 8/22
Class A-2	$103,900,000		30.000%	%	(5)	4.93	8/22 - 10/22
Class A-3	$240,000,000		30.000%	%	(5)	9.67	3/27 - 8/27
Class A-4	$271,691,000		30.000%	%	(5)	9.85	8/27 - 9/27
Class A-AB	$40,600,000		30.000%	%	(5)	7.41	10/22 - 6/27
Class X-A	$757,221,000	(6)	N/A	%	Variable IO(7)	N/A	N/A
Class X-B	$85,493,000	(6)	N/A	%	Variable IO(7)	N/A	N/A
Class A-S	$73,280,000		22.500%	%	(5)	9.87	9/27 - 9/27
Class B	$45,189,000		17.875%	%	(5)	9.87	9/27 - 10/27
Class C	$40,304,000		13.750%	%	(5)	9.95	10/27 - 10/27

Non-Offered Certificates
Class X-D	$31,754,000	(6)	N/A	%	Variable IO(7)	N/A	N/A
Class D	$31,754,000	(8)	10.500%	%	(5)	9.95	10/27 - 10/27
Class E-RR(9)	$19,541,000	(8)	8.500%	%	(5)	9.95	10/27 - 10/27
Class F-RR(9)	$12,214,000		7.250%	%	(5)	9.95	10/27 - 10/27
Class G-RR(9)	$12,213,000		6.000%	%	(5)	9.95	10/27 - 10/27
Class H-RR(9)	$9,770,000		5.000%	%	(5)	9.96	10/27 - 11/27
Class J-RR(9)	$48,853,893		0.000%	%	(5)	10.03	11/27 - 11/27
Class S(10)	N/A		N/A	N/A	N/A	N/A	N/A
Class R(10)	N/A		N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a variance of plus or minus 5% and any variation in the certificate balances of the Class D certificates and the RR Certificates (as defined in footnote (9) below), including as described in footnote (8) below, following calculation of the actual fair value of all of the “ABS interests” (as such term is defined in Regulation RR) issued by the issuing entity, as described under “Credit Risk Retention”. In addition, the notional amounts of the Class X-A, Class X-B and Class X-D certificates may vary depending upon the final pricing of the classes of principal balance certificates (as defined in footnote (5) below) whose certificate balances comprise such notional amounts, and, if as a result of such pricing the pass-through rate of any class of the Class X-A, Class X-B or Class X-D certificates, as applicable, would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization.

(2)	The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates are represented in the aggregate.

(3)	Approximate per annum rate as of the closing date.

(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations.”

(5)	For any distribution date, the pass-through rate on each class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates (collectively, the “principal balance certificates”) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate described in clause (ii), or (iv) the weighted average rate described in clause (ii) less a specified percentage, but no less than 0.000%.

(6)	The Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X certificates”) will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of the principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S
Class X-B	Class B and Class C
Class X-D	Class D

(7)	The pass-through rate on each class of Class X certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus.

(8)	The approximate initial certificate balances of the Class D and Class E-RR certificates are estimated based in part on the estimated ranges of initial certificate balances and estimated fair values described in “Credit Risk Retention”. The initial certificate balance of the Class D certificates is expected to fall within a range of $27,455,000 and $31,754,000, and the initial certificate balance of the Class E-RR certificates is expected to fall within a range of $19,541,000 and $23,840,000, with the ultimate initial certificate balances of the Class D and Class E-RR certificates determined such that, upon initial issuance, the aggregate fair value of the RR Certificates will equal at least 5% of the estimated fair value of all ABS interests issued by the issuing entity.

(9)	In satisfaction of the risk retention obligations of Citi Real Estate Funding Inc. (as retaining sponsor) with respect to this transaction, all of the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates (collectively, the “RR Certificates”), in the aggregate initial certificate balance of approximately $102,591,893, and with a fair value expected to represent at least 5.0% of the fair value, as of the closing date for this transaction, of all ABS interests issued by the issuing entity, will constitute an “eligible horizontal residual interest” (as such term is defined in Regulation RR) that is to be purchased and retained by KKR Real Estate Credit Opportunity Partners Aggregator I L.P. in accordance with the credit risk retention rules applicable to this securitization transaction. See “Credit Risk Retention”.

(10)	Neither the Class S certificates nor the Class R certificates will have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates as set forth in “Description of the Certificates—Distributions—Excess Interest”. The Class R certificates will represent the residual interests in each of two separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class S and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Table of Contents

Certificate Summary	3
Summary of Terms	17
Risk Factors	59
The Offered Certificates May Not Be a Suitable Investment for You	59
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	59
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	59
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	60
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	60
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates	64
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	65
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	65
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates	65
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	66
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	66
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	67
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	70
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	71
Nationally Recognized Statistical Rating Organizations May Assign Different
Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	72
Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	74
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	74
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	75
The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us	75
Historical Information Regarding the Mortgage Loans May Be Limited	76
Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited	76
Static Pool Data Would Not Be Indicative of the Performance of This Pool	76
Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	77
A Tenant Concentration May Result in Increased Losses	77
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	77
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	78
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	78
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	78
Early Lease Termination Options May Reduce Cash Flow	79
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	79
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	79
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a

Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	79
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	80
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	81
The Types of Properties That Secure the Mortgage Loans Present Special Risks	87
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	105
Changes in Pool Composition Will Change the Nature of Your Investment	107
Tenancies-in-Common May Hinder Recovery	107
Risks Relating to Enforceability of Cross-Collateralization Arrangements	108
Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates	108
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	108
Risks of Anticipated Repayment Date Loans	109
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	109
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	111
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	113
Appraisals May Not Reflect Current or Future Market Value of Each Property	113
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	114
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	115
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	115
Risks Relating to Tax Credits	115
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	116
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	116
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	116
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	117
Leased Fee Properties Have Special Risks	118
Risks Related to Zoning Non-Compliance and Use Restrictions	119
Risks Relating to Inspections of Properties	119
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	120
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	120
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	121
Terrorism Insurance May Not Be Available for All Mortgaged Properties	122
Risks Associated with Blanket Insurance Policies or Self-Insurance	123
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	123
The Borrower’s Form of Entity May Cause Special Risks	124
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	126
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	127
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	127

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	128
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	129
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	129
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	130
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	132
Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	134
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	134
Potential Conflicts of Interest of the Operating Advisor	134
Potential Conflicts of Interest of the Asset Representations Reviewer	135
Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder	136
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	137
Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination	138
Other Potential Conflicts of Interest May Affect Your Investment	139
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	139
The Servicing of Each of the Servicing Shift Loan Combinations and the 50 Varick Street Loan Combination Will Shift to Other Servicers	140
The Controlling Pari Passu Companion Loan for Each of Certain of the Loan Combinations Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement
Expected to Govern Such Loan Combination Have Yet to Be Finalized	140
Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment	140
Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	141
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment	142
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	143
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	143
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	144
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	144
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	144
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	146
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	146
State, Local and Other Tax Considerations	147
Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates	148
Description of the Mortgage Pool	149
General	149
Certain Calculations and Definitions	151
Statistical Characteristics of the Mortgage Loans	159
Delinquency Information	171
Environmental Considerations	171
Litigation and Other Legal Considerations	175
Redevelopment, Expansion and Renovation	176
Default History, Bankruptcy Issues and Other Proceedings	178
Tenant Issues	179
Insurance Considerations	192
Zoning and Use Restrictions	193

Non-Recourse Carveout Limitations	194
Real Estate and Other Tax Considerations	195
Certain Terms of the Mortgage Loans	196
Additional Indebtedness	207
The Loan Combinations	212
Additional Mortgage Loan Information	219
Transaction Parties	220
The Sponsors and the Mortgage Loan Sellers	220
Compensation of the Sponsors	237
The Originators	237
The Depositor	261
The Issuing Entity	262
The Trustee	262
The Certificate Administrator	263
Servicers	265
The Operating Advisor and the Asset Representations Reviewer	280
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	282
Credit Risk Retention	285
General	285
Qualifying CRE Loans; Required Credit Risk Retention Percentage	285
RR Certificates	285
Hedging, Transfer and Financing Restrictions	294
Operating Advisor	295
Representations and Warranties	296
Description of the Certificates	298
General	298
Distributions	300
Allocation of Yield Maintenance Charges and Prepayment Premiums	312
Assumed Final Distribution Date; Rated Final Distribution Date	313
Prepayment Interest Shortfalls	313
Subordination; Allocation of Realized Losses	314
Reports to Certificateholders; Certain Available Information	316
Voting Rights	325
Delivery, Form, Transfer and Denomination	326
Certificateholder Communication	329
The Mortgage Loan Purchase Agreements	330
Sale of Mortgage Loans; Mortgage File Delivery	330
Representations and Warranties	334
Cures, Repurchases and Substitutions	335
Dispute Resolution Provisions	338
Asset Review Obligations	338
The Pooling and Servicing Agreement	339
General	339
Certain Considerations Regarding the Outside Serviced Loan Combinations	342
Assignment of the Mortgage Loans	343
Servicing of the Mortgage Loans	343
Subservicing	349
Advances	350
Accounts	354
Withdrawals from the Collection Account	355
Application of Loss of Value Payments	357
Servicing and Other Compensation and Payment of Expenses	357
Application of Penalty Charges and Modification Fees	372
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	372
Appraisal Reduction Amounts	374
Inspections	379
Evidence as to Compliance	379
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	380
Limitation on Liability; Indemnification	381
Servicer Termination Events	384
Rights Upon Servicer Termination Event	386
Waivers of Servicer Termination Events	387
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	388
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	390
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	391
Amendment	393
Realization Upon Mortgage Loans	395
Directing Holder	401
Operating Advisor	408
Asset Status Reports	415
The Asset Representations Reviewer	416
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	423
Dispute Resolution Provisions	424
Rating Agency Confirmations	428
Termination; Retirement of Certificates	430
Optional Termination; Optional Mortgage Loan Purchase	430
Servicing of the Outside Serviced Mortgage Loans	431
Use of Proceeds	437
Yield, Prepayment and Maturity Considerations	437
Yield	437
Yield on the Class X-A and Class X-B Certificates	440
Weighted Average Life of the Offered Certificates	441

Price/Yield Tables	444
Material Federal Income Tax Consequences	449
General	449
Qualification as a REMIC	449
Status of Offered Certificates	451
Taxation of the Regular Interests	451
Taxes That May Be Imposed on a REMIC	457
Bipartisan Budget Act of 2015	457
Taxation of Certain Foreign Investors	458
FATCA	459
Backup Withholding	459
Information Reporting	459
3.8% Medicare Tax on “Net Investment Income”	459
Reporting Requirements	460
Tax Return Disclosure and Investor List Requirements	460
Certain State, Local and Other Tax Considerations	460
ERISA Considerations	461
General	461
Plan Asset Regulations	462
Prohibited Transaction Exemptions	463
Underwriter Exemption	464
Exempt Plans	467
Insurance Company General Accounts	467
Ineligible Purchasers	468
Further Warnings	468
Consultation with Counsel	469
Tax Exempt Investors	469
Legal Investment	469
Certain Legal Aspects of the Mortgage Loans	470
General	471
Types of Mortgage Instruments	472
Installment Contracts	472
Leases and Rents	473
Personalty	473
Foreclosure	474
Bankruptcy Issues	479
Environmental Considerations	485
Due-On-Sale and Due-On-Encumbrance Provisions	488
Junior Liens; Rights of Holders of Senior Liens	488
Subordinate Financing	489
Default Interest and Limitations on Prepayments	489
Applicability of Usury Laws	489
Americans with Disabilities Act	490
Servicemembers Civil Relief Act	490
Anti-Money Laundering, Economic Sanctions and Bribery	491
Potential Forfeiture of Assets	491
Ratings	491
Plan of Distribution (Underwriter Conflicts of Interest)	494
Incorporation of Certain Information by Reference	496
Where You Can Find More Information	496
Financial Information	496
Legal Matters	496
Index of Certain Defined Terms	497

ANNEX A – Certain CHARACTERISTICS OF THE MORTGAGE LOANS	A-1
ANNEX B – significant loan summaries	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1 – SPONSOR REPRESENTATIONS AND WARRANTIES	E-1-1
ANNEX E-2 – EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES	E-2-1
ANNEX F – CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE	F-1

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■  This prospectus begins with two introductory sections describing the certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary” commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates; and

●	the “Summary of Terms” commencing on page 17 of this prospectus, which gives a brief introduction to the key features of the certificates and a description of the underlying mortgage loans.

Additionally, “Risk Factors” commencing on page 59 of this prospectus describes the material risks that apply to the certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms” commencing on page 497 of this prospectus.

■  In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.

●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES, BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

UNITED KINGDOM

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IN THE UNITED KINGDOM, IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (THE “FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

NOTICE TO UNITED KINGDOM INVESTORS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE MADE UNDER THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC. ”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW). THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF certificates. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE OFFERED CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE ISSUING ENTITY, THE DEPOSITOR OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE ISSUING ENTITY, THE DEPOSITOR OR AN UNDERWRITER TO PUBLISH A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AND AMENDMENTS THERETO, INCLUDING DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, with effect from and including the date on which the prospectus directive is implemented in that relevant member state, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A) TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B) TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C) IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A), (B) AND (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION “AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY CERTIFICATE THAT IS OFFERED IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM and by any means of SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO decide TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, OR WILL ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP.  571 OF THE LAWS OF HONG KONG) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES

WOULD NOT APPLY. THE PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA (“INSTITUTIONAL INVESTOR”)) UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA (“RELEVANT PERSON”)) PURSUANT TO SECTION 275(2) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; (III) TO ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; OR (IV) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

UNLESS ANY OFFER OF SUCH OFFERED CERTIFICATES WAS PREVIOUSLY MADE IN OR ACCOMPANIED BY A PROSPECTUS AND WHICH ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF A CORPORATION LISTED FOR QUOTATION ON A SECURITIES EXCHANGE, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE IN RELIANCE ON AN EXEMPTION UNDER SECTION 274 OF THE SFA OR SECTION 275 OF THE SFA MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 276 OF THE SFA, FOR THE INITIAL SIX MONTH PERIOD AFTER SUCH ACQUISITION, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS OR TO ACCREDITED INVESTORS (AS DEFINED IN SECTION 4A OF THE SFA (“ACCREDITED INVESTOR”)) OR RELEVANT PERSONS OR TO SUCH PERSONS PURSUANT TO AN OFFER REFERRED TO UNDER SECTION 275(1A) OF THE SFA. ANY TRANSFER AFTER SUCH INITIAL SIX MONTH PERIOD IN SINGAPORE SHALL BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 257 OF THE SFA, IN RELIANCE ON ANY APPLICABLE EXEMPTION UNDER SUBDIVISION (4) OF DIVISION 1 OF PART XIII OF THE SFA (OTHER THAN SECTION 280 OF THE SFA).

IN ADDITION TO THE ABOVE, WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS:

(A)	A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR

(B)	A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR,

SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR SIX MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT:

(1)	TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON, OR TO ANY PERSON ARISING FROM AN OFFER REFERRED TO IN SECTION 275(1A) OR SECTION 276(4)(i)(B) OF THE SFA;

(2)	WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; OR

(3)	WHERE THE TRANSFER IS BY OPERATION OF LAW.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND

REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,

●	political and/or social conditions, and

●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

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Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Citigroup Commercial Mortgage Trust 2017-C4, Commercial Mortgage Pass-Through Certificates, Series 2017-C4.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 390 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor.”

Issuing Entity	Citigroup Commercial Mortgage Trust 2017-C4, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of October 1, 2017, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:

●	Citi Real Estate Funding Inc., a New York corporation (11 mortgage loans representing approximately 34.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date);

●	Cantor Commercial Real Estate Lending, L.P., a Delaware limited partnership (18 mortgage loans representing approximately 25.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date);

●	Ladder Capital Finance LLC, a Delaware limited liability company (14 mortgage loans representing approximately 17.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date);

●	German American Capital Corporation, a Maryland corporation (7 mortgage loans representing approximately 15.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date); and

●	Rialto Mortgage Finance, LLC, a Delaware limited liability company (7 mortgage loans representing approximately 7.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date).

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.(1)(2)(3)(4)	Citi Real Estate Funding Inc.	11	$333,258,262	34.1%
Cantor Commercial Real Estate Lending, L.P.(5)	Cantor Commercial Real Estate Lending, L.P.	18	246,280,124	25.2
Deutsche Bank AG, acting through its New York Branch	German American Capital Corporation	7	152,187,982	15.6
Ladder Capital Finance LLC	Ladder Capital Finance LLC	13	133,980,168	13.7
Rialto Mortgage Finance, LLC	Rialto Mortgage Finance, LLC	7	71,664,025	7.3
Ladder Capital Finance I LLC	Ladder Capital Finance LLC	1	39,689,333	4.1
	Total	57	$977,059,894	100.0%

(1)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Station Place III (which will be sold to the depositor by Citi Real Estate Funding Inc.), representing approximately 5.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Citi Real Estate Funding Inc. and JPMorgan Chase Bank, National Association.

(2)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Pleasant Prairie Premium Outlets (which will be sold to the depositor by Citi Real Estate Funding Inc.), representing approximately 4.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Citi Real Estate Funding Inc. and Wells Fargo Bank, National Association.

(3)	The mortgage loan secured by the portfolio of mortgaged properties identified on Annex A to this prospectus as Corporate Woods Portfolio (which will be sold to the depositor by Citi Real Estate Funding Inc.), representing approximately 3.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Citi Real Estate Funding Inc. and Morgan Stanley Bank, N.A.

(4)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Mall of Louisiana (which will be sold to the depositor by Citi Real Estate Funding Inc.), representing approximately 2.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Citi Real Estate Funding Inc., Barclays Bank PLC and Bank of America, National Association.

(5)	The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as IGT Reno (which will be sold to the depositor by Cantor Commercial Real Estate Lending, L.P.), representing approximately 2.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a loan combination that was co-originated by Citi Real Estate Funding Inc. and Cantor Commercial Real Estate Lending, L.P.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” and “—The Originators.”

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the serviced mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced loan combinations and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Master Servicer and the Special Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Loan Combinations” below for a discussion of the mortgage loans included in the issuing entity that are part of a loan combination and have one or more related companion loans held outside the issuing entity.

The mortgage loans transferred to the issuing entity, any related companion loans and any related loan combinations that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced loan combinations,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related loan combinations that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced loan combinations,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

The mortgage loans secured by the mortgaged properties identified on Annex A to this prospectus as Chelsea Multifamily Portfolio and Westin Crystal City, respectively, are each part of a separate loan combination that will initially be serviced pursuant to the pooling and servicing agreement for this securitization transaction. However, in the case of each of those mortgage loans, upon the inclusion of the related controlling pari passu companion loan in a future securitization transaction, the servicing of the related loan combination will shift to the servicing agreement (which will then become an outside servicing agreement) governing that future securitization transaction. Accordingly, in the case of each of those mortgage loans, the subject mortgage loan, the related companion loan(s) and the related loan combination will be: (i) a serviced mortgage loan, serviced companion loan(s) and a serviced loan combination, respectively, prior to any such shift in servicing; and (ii) an outside serviced mortgage loan, outside serviced companion loan(s) and an outside serviced loan combination, respectively, after the related shift in servicing occurs. Each such mortgage loan, the related companion loan(s) and the related loan combination are sometimes referred to as a “servicing shift mortgage loan”, “servicing shift companion loan(s)” and a “servicing shift loan combination”, respectively.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the initial special servicer with respect to the serviced mortgage loans (other than any excluded special servicer mortgage loan) and any related serviced companion loans pursuant to the pooling and servicing agreement. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal special servicing offices of the special servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Master Servicer and the Special Servicer”, and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder / Controlling Class Representative” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The controlling class representative (prior to the occurrence and continuance of a control termination event (as described under “—Directing Holder / Controlling Class Representative” below)) will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such special servicer, an “excluded mortgage loan special servicer”) unless such excluded special servicer mortgage loan is also an excluded mortgage loan (as defined under “—Directing Holder / Controlling Class Representative” below), in which case the largest controlling class certificateholder (by certificate balance) that is not an excluded controlling class holder with respect to that mortgage loan will be entitled to appoint the excluded mortgage loan special servicer. A controlling class certificateholder that is a borrower party with respect to any mortgage loan will be an “excluded controlling class holder” with respect to that mortgage loan. See “—Directing Holder / Controlling Class Representative” below. Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If neither the controlling class representative nor any controlling class certificateholder is entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan, an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

Midland Loan Services, a Division of PNC Bank, National Association, was selected to be the initial special servicer by KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or an affiliate), which is expected to: (a) purchase the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates and also receive the Class S certificates on the closing date; and (b) become the initial controlling class representative and the initial directing holder with respect to the serviced loans other than (i) any serviced loan combination as to which the related controlling companion loan is not included in this securitization transaction, and (ii) any excluded mortgage loan. See “—Directing Holder / Controlling Class Representative” below and “The Pooling and Servicing Agreement—Directing Holder”.

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event.”

A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced loan combination.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Significant Primary Servicer	Berkeley Point Capital LLC, a Delaware limited liability company and an affiliate under common control with Cantor Commercial Real Estate Lending, L.P., will act as primary servicer, and perform most servicing duties of the master servicer, with respect to three (3) mortgage loans to be sold to the depositor by Cantor Commercial Real Estate Lending, L.P., representing approximately 3.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. In addition, with respect to fourteen (14) Mortgage Loans to be sold to the depositor by Cantor Commercial Real Estate Lending, L.P., representing approximately 19.7% of the Initial Pool Balance, Berkeley Point Capital LLC will have the right to assume limited subservicing duties consisting of performing inspections and collecting financial statements The principal servicing office of Berkeley Point Capital LLC is located at One Beacon Street, 14th Floor, Boston, Massachusetts 02108. See “Transaction Parties—Servicers—Significant Primary Servicer—Berkeley Point Capital LLC” and “Transaction Parties—Servicers—Significant Primary Servicer—Summary of BPC Primary Servicing Agreement”.

The master servicer (or related outside servicer, in the case of an outside serviced mortgage loan) will be responsible to pay the fees of Berkeley Point Capital LLC and each other primary servicer out of the servicing fees payable under the pooling and servicing agreement for this transaction or the related outside servicing agreement, as applicable.

Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: CGCMT 2017-C4. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans; except that, with respect to each servicing shift loan combination, the trustee will not become the mortgagee of record unless the related servicing shift does not occur within 180 days after the closing date or the loan combination becomes specially serviced prior to the related servicing shift. Upon the occurrence of the related servicing shift with respect to any servicing shift loan combination, the trustee of the securitization of the related controlling pari passu companion loan will become the mortgagee of record. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.

The trustee(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Citibank, N.A., a national banking association organized under the laws of the United States, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – CGCMT 2017-C4, and for certificate transfer purposes are located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.

The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:

●	reviewing the actions of the special servicer with respect to specially serviced loans and with respect to certain major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;

●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;

●	reviewing for accuracy certain calculations made by the special servicer;

●	issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;

●	recommending the replacement of the special servicer if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders (as a collective whole); and

●	after the occurrence and during the continuance of an operating advisor consultation trigger event, consulting on a non-binding basis with the special servicer with respect to certain major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s).

An “operating advisor consultation trigger event” will occur when the aggregate outstanding certificate balance of the RR certificates (as notionally reduced by any cumulative appraisal reduction amount then allocable to the RR certificates) is 25% or less of the initial aggregate certificate balance of the RR certificates; provided that an operating advisor consultation trigger event will at all times be deemed to exist with respect to excluded mortgage loans.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.

See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Asset Representations Reviewer	Park Bridge Lender Services LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special

Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related loan combinations will or are expected to constitute the “outside serviced loan combinations”), and such mortgage loans and loan combinations will be (or, in the case of a servicing shift loan combination, following the inclusion of the applicable companion loan in a future commercial mortgage securitization transaction, will be) serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(3)

Station Place III	CREFI	JPMDB 2017-C7 PSA(4) (10/1/17)	5.1%	Midland Loan Services, a Division of PNC Bank, National Association(4)	Midland Loan Services, a Division of PNC Bank, National Association(4)	Wells Fargo Bank, National Association(4)	Wells Fargo Bank, National Association(4)	Pentalpha Surveillance LLC(4)	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.(4)
Pleasant Prairie Premium Outlets	CREFI	CGCMT 2017-P8 PSA (9/1/17)	4.2%	Wells Fargo Bank, National Association	KeyBank National Association	Wilmington Trust, National Association	Citibank, N.A.	Pentalpha Surveillance LLC	Prime Finance CMBS B-Piece Holdco X, L.P.
Corporate Woods Portfolio	CREFI	CGCMT 2017-P8 PSA (9/1/17)	3.6%	Wells Fargo Bank, National Association	KeyBank National Association	Wilmington Trust, National Association	Citibank, N.A.	Pentalpha Surveillance LLC	Prime Finance CMBS B-Piece Holdco X, L.P.
50 Varick Street	LCF	UBS 2017-C4 PSA(5) (10/1/17)	3.6%	Wells Fargo Bank, National Association(5)	Rialto Capital Advisors, LLC(5)	Wilmington Trust, National Association(5)	Wells Fargo Bank, National Association(5)	Pentalpha Surveillance LLC(5)	(6)
Mall of Louisiana	CREFI	BANK 2017-BNK7 PSA (9/1/17)	2.9%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	RREF III Debt AIV, LP
IGT Reno	CCRE Lending	CD 2017-CD5 PSA (8/1/17)	2.6%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Citibank, N.A.	Park Bridge Lender Services LLC	RREF III-D AIV RR, LLC
Chelsea Multifamily Portfolio(7)	CCRE Lending	(8)	2.6%	(8)	(8)	(8)	(8)	(8)	(6)
Westin Crystal City(7)	CCRE Lending	(8)	2.5%	(8)	(8)	(8)	(8)	(8)	(6)
Capital Centers II & III	GACC	JPMDB 2017-C7 PSA(4) (10/1/17)	2.2%	Midland Loan Services, a Division of PNC Bank, National Association(4)	Midland Loan Services, a Division of PNC Bank, National Association(4)	Wells Fargo Bank, National Association(4)	Wells Fargo Bank, National Association(4)	Pentalpha Surveillance LLC(4)	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.(4)
Walgreens Witkoff Portfolio	GACC	JPMDB 2017-C7 PSA(4) (10/1/17)	1.7%	Midland Loan Services, a Division of PNC Bank, National Association(4)	Midland Loan Services, a Division of PNC Bank, National Association(4)	Wells Fargo Bank, National Association(4)	Wells Fargo Bank, National Association(4)	Pentalpha Surveillance LLC(4)	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.(4)
Bank of America Office Campus Building 600	LCF	UBS 2017-C4 PSA(9) (10/1/17)	1.0%	Wells Fargo Bank, National Association(9)	Rialto Capital Advisors, LLC(9)	Wilmington Trust, National Association(9)	Wells Fargo Bank, National Association(9)	Pentalpha Surveillance LLC(9)	RREF III-D U 2017-C4, LLC(9)

(1)	Includes servicing shift mortgage loans which, in each case, will become outside serviced mortgage loans after the related shift in servicing occurs. However, until the securitization of the related controlling pari passu companion loan, the related loan combination will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.

(2)	“PSA” means pooling and servicing agreement.

(3)	The initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder / Controlling Class Representative” below.

(4)	Each of the Station Place III controlling pari passu companion loan (currently held by JPMorgan Chase Bank, National Association), the Capital Centers II & III controlling pari passu companion loan (currently held by Deutsche Bank AG, acting through its New York Branch) and the Walgreens Witkoff Portfolio controlling pari passu companion loan (currently held by Deutsche Bank AG, acting through its New York Branch) is expected to be contributed to the JPMDB 2017-C7 securitization on the same day as the closing date for this securitization transaction. Accordingly, each of the Station Place III loan combination, the Capital Centers II & III loan combination and the Walgreens Witkoff Portfolio loan combination is expected to be (and information presented in the foregoing table is based on the assumption that each such loan combination will be) serviced and administered pursuant to the JPMDB 2017-C7 pooling and servicing agreement.

(5)	The 50 Varick Street mortgage loan (i) will initially be serviced and administered by an outside servicer and an outside special servicer pursuant to an outside servicing agreement, which is expected to be the UBS 2017-C4 pooling and servicing agreement, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, will be serviced and administered by an outside servicer and an outside special servicer pursuant to the outside servicing agreement governing that future commercial mortgage securitization transaction. The 50 Varick Street controlling pari passu companion loan is currently held by Ladder Capital Finance LLC or an affiliate, but is expected to be contributed to a future commercial mortgage securitization transaction. The parties to the related outside servicing agreement governing that future securitization transaction have not been definitively identified. The parties identified in the table above are the expected parties to the UBS 2017-C4 pooling and servicing agreement. The information in this footnote and the foregoing table for the 50 Varick Street mortgage loan is, in part, based on a publicly available preliminary prospectus for the UBS 2017-C4 securitization transaction.

(6)	With respect to each of the 50 Varick Street mortgage loan, the Chelsea Multifamily Portfolio mortgage loan and the Westin Crystal City mortgage loan, there will be no initial outside controlling class representative until the securitization of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction. See the “Loan Combination Controlling Notes and Non-Controlling Notes” chart under “Description of the Mortgage Pool—The Loan Combinations—General” for the identity of the related controlling note holder for each related loan combination.

(7)	The related mortgage loan is a servicing shift mortgage loan.

(8)	Each of the Chelsea Multifamily Portfolio mortgage loan and the Westin Crystal City mortgage loan (i) will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization transaction, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, will be an outside serviced mortgage loan, and will be serviced and administered by an outside servicer and an outside special servicer pursuant to an outside servicing agreement governing that future commercial mortgage securitization transaction. The parties to the related outside servicing agreement for the securitization of the related controlling pari passu companion loan giving rise to a servicing shift have not been definitively identified.

(9)	The Bank of America Office Campus Building 600 controlling pari passu companion loan is currently held by Ladder Capital Finance LLC or an affiliate, but is expected to be contributed to the UBS 2017-C4 securitization prior to the closing date for this securitization transaction. Accordingly, the Bank of America Office Campus Building 600 loan combination is expected to be (and information presented in the foregoing table is based on the assumption that such loan combination will be) serviced and administered pursuant to the UBS 2017-C4 pooling and servicing agreement.

Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced loan combination, the related outside servicer will have primary servicing responsibilities with respect to the entire loan combination, the related outside special servicer will serve as special servicer of the entire loan combination, the related outside trustee generally serves as mortgagee of record with respect to the entire loan combination, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related loan combination (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

There are no serviced AB loan combinations or outside serviced pari passu-AB loan combinations related to this securitization transaction and, therefore, all references in this prospectus to “serviced AB loan combinations” or “outside serviced pari passu-AB loan combinations” or any related terms should be disregarded.

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced loan combination.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans.”

Directing Holder / Controlling Class

Representative	The “directing holder” with respect to any serviced mortgage loan or serviced loan combination will be:

●	except in the case of an excluded mortgage loan or a serviced loan combination as to which the controlling note is held outside the issuing entity, the controlling class representative; and

●	with respect to any serviced loan combination as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled loan combination”), the holder of the related controlling note (sometimes referred to as an “outside controlling note holder”).

The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

An “excluded mortgage loan” is a mortgage loan or loan combination with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or loan combination or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or loan combination, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates, or if no such class meets the preceding requirement, then the Class E-RR certificates will be the controlling class. The controlling class as of the closing date will be the Class J-RR certificates. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

The “control eligible certificates” will be the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates.

With respect to the serviced mortgage loans and serviced loan combinations (but, if the controlling class representative is the related directing holder, other than with respect to an excluded mortgage loan and only if a control termination event (or, solely with respect to consultation rights, a consultation termination event) does not exist):

●	the related directing holder will have certain consent and/or consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, loan combinations; and

●	the related directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans or, if applicable, loan combinations.

If and to the extent that the holder of a mortgage loan included in any serviced outside controlled loan combination has consultation rights, then prior to certain trigger events the controlling class representative may consult with respect to certain major decisions and other matters with respect to such loan combination.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

If, with respect to any serviced outside controlled loan combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described in the prior paragraph with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled loan combination is not included in a separate securitization trust, the related outside controlling note holder may not lose such rights under the related co-lender agreement.

A “control termination event” will either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D certificates (without regard to the allocation of appraisal reduction amounts) has been reduced to zero. With respect to excluded mortgage loans, a control termination event will be deemed to exist.

A “consultation termination event” will either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D certificates (without regard to the allocation of appraisal reduction amounts) has been reduced to zero. With respect to excluded mortgage loans, a consultation termination event will be deemed to exist.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class E-RR certificates are the controlling class certificates, the holder of more than 50% of the controlling class certificates (by outstanding certificate balance) may waive its right to act as or appoint a controlling class representative and to exercise any of the rights of the controlling class representative or cause the exercise of any of the rights of the controlling class representative set forth in the pooling and servicing agreement (in general, as to such certificateholder and not as to any successor certificateholder), by following the specific procedures set forth in the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Directing Holder”.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or an affiliate) is expected, on the closing date, (i) to purchase the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates and will also receive the Class S certificates, and (ii) to be appointed the initial controlling class representative (and, accordingly, will be the initial directing holder with respect to all of the mortgage loans and loan combinations serviced under the pooling and servicing agreement for this securitization transaction, other than (x) any serviced loan combination as to which the related controlling companion loan is not included in this securitization transaction, and (y) any excluded mortgage loan).

For so long as it is serviced pursuant to the pooling and servicing agreement for this securitization, each servicing shift loan combination will be a serviced outside controlled loan combination and, after the related shift in servicing occurs, such loan combination will be an outside serviced loan combination.

Any serviced loan combination with a subordinate companion loan will initially be a serviced outside controlled loan combination. However, during such time as the holder of the applicable subordinate companion loan is no longer permitted to exercise control or consultation rights under the related co-lender agreement, except in the case of a servicing shift loan combination, the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a loan combination.

With respect to the outside serviced mortgage loans, the entity (if any) identified in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above as the initial controlling class representative (or equivalent entity) (referred to as an “outside controlling class representative”) under the servicing agreement for the indicated transaction or other directing holder for the related outside serviced loan combination, will have certain consent and consultation rights and special servicer replacement rights with respect to the related outside serviced loan combination, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The controlling class representative, any outside controlling class representative or any other related directing holder may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or loan combination(s) that could adversely affect the holders of some or all of the classes of certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or loan combination(s) with or without cause. The controlling class representative, any outside controlling class representative or any other related directing holder may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:

●	serve in multiple capacities with respect to this securitization transaction;

●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, the controlling class representative, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;

●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination; or

●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:

●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Warehouse Financing Arrangements”);

●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction) (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Interim Servicing Arrangements”);

●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction) (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Interim and Other Custodial Arrangements”);

●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or

●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Other Arrangements”).

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or loan combination(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combination and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the due date in October 2017 for that mortgage loan (or, in the case of any mortgage loan that has its first due date subsequent to October 2017, the date that would have been its due date in October 2017 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month).

Closing Date	On or about October 31, 2017.

Distribution Date	The 4th business day following the related determination date of each month, beginning in November 2017.

Determination Date	The 8th day of each calendar month or, if the 8th day is not a business day, then the business day following such 8th day, beginning in November 2017.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).

Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.

Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in November 2017, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.

Assumed Final Distribution Date	Class A-1	August 2022
	Class A-2	October 2022
	Class A-3	August 2027
	Class A-4	September 2027
	Class A-AB	June 2027
	Class X-A	September 2027
	Class X-B	October 2027
	Class A-S	September 2027
	Class B	October 2027
	Class C	October 2027

The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of each class of the Class X-A and Class X-B certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in October 2050.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2017-C4:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-AB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

Upon initial issuance, the Series 2017-C4 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: the Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class S and Class R certificates.

B. Certificate Balances

or Notional Amounts	Each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of each class of the Class X-A and Class X-B certificates) set forth in the table under “Certificate Summary” in this prospectus, which certificate balance (or notional amount) may vary up to 5% on the closing date.

The certificate balance of any class of certificates (other than the Class X-A, Class X-B, Class X-D, Class S and Class R certificates) outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

See “Description of the Certificates—General” in this prospectus.

C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate of each class of offered certificates (other than the Class X-A and Class X-B certificates) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage, but no less than 0.000%, as described in this prospectus.

The pass-through rate of the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates as in effect from time to time, as described in this prospectus.

The pass-through rate of the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class B and Class C certificates as in effect from time to time, as described in this prospectus.

For purposes of calculating the pass-through rate on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and

●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced loan combinations, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00500% to 0.07250% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced loan combination) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month.

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced loan combination), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans and (after the related shift in servicing occurs) the servicing shift mortgage loans set forth in the table below, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below (or, in the case of a servicing shift mortgage loan, set forth in the related outside servicing agreement). In addition, each party to the outside servicing agreement governing the servicing of an outside serviced loan combination will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced loan combination), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced loan combination and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. With respect to each servicing shift mortgage loan, any related outside special servicing fees, outside workout fees and outside liquidation fees (or limitations thereon), if and to the extent set forth in the table below, are generally based on provisions contained in the related co-lender agreement, given that the applicable outside servicing agreement has not yet been entered into. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Servicing of Loan Combination	Outside (Primary) Servicer Fee Rate (per annum)(2)		Outside Special Servicer Fee Rate (expressed as a % per annum)(3)		Outside Workout Fee Rate(3)		Outside Liquidation Fee Rate(3)

Station Place III	Outside Serviced	0.0025	%(4)	0.25	%(4)	1.0	%(4)	1.0	%(4)

Pleasant Prairie Premium Outlets	Outside Serviced	0.0025%		0.25%		1.0%		1.0%

Corporate Woods Portfolio	Outside Serviced	0.0025%		0.25%		1.0%		1.0%

50 Varick Street	Outside Serviced	0.0025	%(5)(6)	0.25	%(5)(6)	1.0	%(5)(6)	1.0	%(5)(6)

Mall of Louisiana	Outside Serviced	0.00250%		0.25%		1.0%		1.0%

IGT Reno	Outside Serviced	0.00125%		0.25%		1.0%		1.0%

Chelsea Multifamily Portfolio	Servicing Shift	(7)		(7)		(7)		(7)

Westin Crystal City	Servicing Shift	(7)		(7)		(7)		(7)

Capital Centers II & III	Outside Serviced	0.0025	%(4)	0.25	%(4)	1.0	%(4)	1.0	%(4)

Walgreens Witkoff Portfolio	Outside Serviced	0.0025	%(4)	0.25	%(4)	1.0	%(4)	1.0	%(4)

Bank of America Office Campus Building 600	Outside Serviced	0.0025	%(5)	0.25	%(5)	1.0	%(5)	1.0	%(5)

(1)	Includes the servicing shift mortgage loans which, in each case, will become an outside serviced mortgage loan after the related shift in servicing occurs. Until the securitization of the related controlling pari passu companion loan, the related loan combination will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.

(2)	Includes any applicable sub-servicing fee rate.

(3)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).

(4)	The fees specified in the table above are based on a publicly available preliminary prospectus for the JPMDB 2017-C7 securitization and/or the related co-lender agreement.

(5)	The fees specified in the table above are based on a publicly available preliminary prospectus for the UBS 2017-C4 securitization and/or the related co-lender agreement.

(6)	It is expected that the servicing of the 50 Varick Street mortgage loan will shift from the UBS 2017-C4 pooling and servicing agreement to a future outside servicing agreement upon the securitization of the related controlling pari passu companion loan, after which the outside special servicer fee rate, workout fee rate and liquidation fee rate will be such rates as are specified in the future outside servicing agreement governing the commercial mortgage securitization transaction to which the related controlling pari passu companion loan is contributed; provided that such fees are subject to the parameters set forth in the related co-lender agreement as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading). The 50 Varick Street mortgage loan is treated as an outside serviced mortgage loan because the current servicing agreement is, and any future servicing agreement will be, an outside servicing agreement.

(7)	It is expected that the servicing of the Chelsea Multifamily Portfolio mortgage loan and the Westin Crystal City mortgage loan will shift from the Pooling and Servicing Agreement to a future outside servicing agreement upon the securitization of the related controlling pari passu companion loan, after which the outside special servicing fee rate, workout fee rate and liquidation fee rate will be such rates as are specified in the future outside servicing agreement governing the commercial mortgage securitization transaction to which the related controlling pari passu companion loan is contributed. However, prior to the occurrence of the related shift in servicing, special servicing fees, workout fees and liquidation fees are as set forth in the pooling and servicing agreement for this securitization.

The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of (i) 0.00160% per annum with respect to each mortgage loan other than the mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Marriott LAX and (ii) 0.00509% per annum with respect to the Marriott LAX mortgage loan. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to the subject serviced mortgage loan (or serviced loan combination, if applicable).

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00026%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans for each distribution date, calculated on the outstanding principal balance of the pool of mortgage loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.00640% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

The administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

Also, see “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Amount and Order of

Distributions	The aggregate amount available for distribution to holders of the certificates on each distribution date will be the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC. On each distribution date, funds available for distribution to the holders of the certificates (exclusive of any portion thereof that represents (i) any yield maintenance charges and prepayment premiums and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B and Class X-D certificates: to interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B and Class X-D certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates: to the extent of available funds allocable to principal received or advanced on the mortgage loans:

(A)	to principal on the Class A-AB certificates until their certificate balance has been reduced to the Class A-AB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;

(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;

(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above; and

(F)	to principal on the Class A-AB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above.

However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, available funds allocable to principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-AB scheduled principal balance.

Third: Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates: to reimburse the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Seventh: Non-offered certificates: in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of interest-bearing certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”, “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of certificates entitled to principal on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

C. Yield Maintenance Charges and

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated among the holders of the respective classes of certificates (other than the Class S and Class R certificates) as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums.”

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

D. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally sets forth the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates.

On any distribution date, principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) will be allocated to the specified classes of certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B and Class X-D certificates), as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B and Class X-D certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.

On any distribution date, mortgage loan losses will be allocated to the specified classes of certificates in ascending order (beginning with certain Series 2017-C4 certificates that are not being offered by this prospectus), as set forth in the chart below.

*	Interest only certificates. No principal payments or realized loan losses in respect of principal will be allocated to the Class X-A, Class X-B and Class X-D certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-B and Class X-D certificates, in each case, to the extent such losses reduce the certificate balance of a related class of principal balance certificates.

**	Other than the Class X-D, Class S and Class R certificates.

Principal losses on the mortgage loans allocated to a class of certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to the Class X-A, Class X-B, Class X-D, Class S or Class R certificates, although loan losses will reduce the notional amount of the Class X-A certificates (to the extent such losses are allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB or Class A-S certificates), the Class X-B certificates (to the extent such losses are allocated to the Class B and Class C certificates) and the Class X-D certificates (to the extent such losses are allocated to the Class D certificates), and, therefore, the amount of interest they accrue.

Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Mortgage loan losses and principal payments, if any, on the mortgage loans that are allocated to a class of certificates having a certificate balance will reduce that certificate balance.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and/or the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;

●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the respective classes of certificates (other than the Class S and Class R certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

F. Excess Interest	On each distribution date, any excess interest resulting from the marginal increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date, to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions on any other class of certificates, to provide credit support to any class(es) of certificates, to offset any interest shortfalls, or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan (including any REO mortgage loan) in the issuing entity (including the outside serviced mortgage loans), unless it determines that the advance will be non-recoverable from collections on that mortgage loan. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan (and with respect to any mortgage loan that is part of a loan combination, to the extent that such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer will have no obligation to make any principal or interest advances.

B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced loan combination will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually. If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced loan combination will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced loan combination may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced loan combination and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 57 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $977,059,894. The mortgage loans are secured by first liens on various types of commercial, multifamily and manufactured housing community properties, located in 30 states and the District of Columbia. See “Risk Factors—Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.

Fee Simple / Leasehold	Ninety-one (91) mortgaged properties, securing in the aggregate approximately 90.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Two (2) mortgaged properties, securing in the aggregate approximately 0.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a portion of the related mortgaged property and (y) one or more fee interests in the remaining portion of the related mortgaged property.

Two (2) mortgaged properties, securing in the aggregate approximately 8.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Loan Combinations	Twelve (12) mortgage loans, collectively representing approximately 35.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are each part of a split loan structure (referred to as a “loan combination”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu or subordinate companion loans (each referred to as a “companion loan”) that are held outside the issuing entity. The subject mortgage loan and its related companion loan(s) comprising any particular loan combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties.

A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:

●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related loan combination would constitute a “pari passu loan combination”.

●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related loan combination would constitute an “AB loan combination”.

●	If a loan combination includes both a pari passu companion loan and a subordinate companion loan, the discussions in this prospectus regarding both pari passu loan combinations and AB loan combinations will apply to such loan combination.

The identity of, and certain other information regarding, the loan combinations related to this securitization transaction are set forth in the following table:

Loan Combination Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Servicing of Loan Combination	Controlling Note Included in Issuing Entity (Y/N)
Station Place III	CREFI	$50,000,000	5.1%	$140,000,000	$190,000,000	Outside Serviced	N
Pleasant Prairie Premium Outlets	CREFI	$41,000,000	4.2%	$104,000,000	$145,000,000	Outside Serviced	N
Marriott LAX	LCF	$39,689,333	4.1%	$105,623,236	$145,312,569	Serviced	Y
Corporate Woods Portfolio	CREFI	$35,577,660	3.6%	$185,378,331	$220,955,991	Outside Serviced	N
50 Varick Street	LCF	$35,000,000	3.6%	$42,890,000	$77,890,000	Outside Serviced	N
Mall of Louisiana	CREFI	$28,000,000	2.9%	$297,000,000	$325,000,000	Outside Serviced	N
IGT Reno	CCRE Lending	$25,000,000	2.6%	$55,000,000	$80,000,000	Outside Serviced	N
Chelsea Multifamily Portfolio	CCRE Lending	$25,000,000	2.6%	$50,000,000	$75,000,000	Servicing Shift	N
Westin Crystal City	CCRE Lending	$24,000,000	2.5%	$24,000,000	$48,000,000	Servicing Shift	N
Capital Centers II & III	GACC	$21,443,357	2.2%	$26,928,867	$48,372,224	Outside Serviced	N
Walgreens Witkoff Portfolio	GACC	$16,150,000	1.7%	$32,000,000	$48,150,000	Outside Serviced	N
Bank of America Office Campus Building 600	LCF	$9,935,000	1.0%	$20,000,000	$29,935,000	Outside Serviced	N

(1)	See “Description of the Mortgage Pool—The Loan Combinations—General” for further information with respect to each loan combination, the related companion loans and the identity of the holders thereof.

With respect to any mortgage loan that is part of a loan combination, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

The Marriott LAX loan combination will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction.

Each servicing shift mortgage loan (i) will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future securitization transaction, will be an outside serviced mortgage loan, and will be serviced and administered by an outside servicer and an outside special servicer pursuant to an outside servicing agreement governing that future securitization transaction.

The outside serviced mortgage loans (including any servicing shift mortgage loan that becomes an outside serviced mortgage loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related companion loans. The identity of, and certain other items of information regarding, the mortgage loans that will be (or, with respect to the servicing shift mortgage loans, are expected to become) outside serviced mortgage loans are set forth in the table under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In the case of any loan combination, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related loan combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related loan combination with or without cause. In addition, that co-lender agreement will designate whether servicing of the related loan combination is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the loan combination(s), see “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”, “—Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment”.

There are no serviced AB loan combinations or outside serviced pari passu-AB loan combinations related to this securitization transaction and, therefore, all references in this prospectus to “serviced AB loan combinations” or “outside serviced pari passu-AB loan combinations” or any related terms should be disregarded.

Additional Characteristics

of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$977,059,894
Number of Mortgage Loans	57
Number of Mortgaged Properties	95
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$980,000 to $75,000,000
Average Cut-off Date Balance	$17,141,402
Range of Mortgage Rates	3.25% to 5.60%
Weighted Average Mortgage Rate	4.46836%
Range of original terms to Maturity Date/ARD(2)(3)	60 months to 123 months
Weighted average original term to Maturity Date/ARD(2)(3)	113 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)(3)	58 months to 121 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)(3)	112 months
Range of original amortization terms(4)	300 months to 360 months
Weighted average original amortization term(4)	354 months
Range of remaining amortization terms(4)	298 months to 360 months
Weighted average remaining amortization term(4)	353 months
Range of Cut-off Date LTV Ratios(5)(6)	39.7% to 78.3%
Weighted average Cut-off Date LTV Ratio(5)(6)	59.1%
Range of Maturity Date/ARD LTV Ratios(2)(5)(6)	37.7% to 73.6%
Weighted average Maturity Date/ARD LTV Ratio(2)(5)(6)	54.4%
Range of UW NCF DSCR(5)(7)	1.10x to 3.45x
Weighted average UW NCF DSCR(5)(7)	1.89x
Range of Debt Yield on Underwritten NOI(5)(8)	6.2% to 19.6%
Weighted average Debt Yield on Underwritten NOI(5)(8)	10.9%
Percentage of Initial Pool Balance consisting of:
Interest Only	41.9%
Interest Only then Amortizing Balloon	32.2%
Amortizing Balloon	25.9%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	16.3%
Mortgage Loans with only mezzanine debt	10.2%
Mortgage Loans with only subordinate debt	4.9%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the related anticipated repayment date.

(3)	With respect to the Station Place III mortgage loan, the first payment date is December 1, 2017. On the CGCMT 2017-C4 securitization closing date, CREFI will deposit funds sufficient to pay the interest due for a November 2017 payment date (as if there had been a November 2017 payment date). The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for that mortgage loan reflected in the preceding table are inclusive of the additional November 2017 interest payment to be deposited by CREFI, and are therefore calculated at 121 months (instead of 120 months).

(4)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.

(5)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a loan combination, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(6)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged properties as a whole rather than as the sum of individually valued mortgaged properties or (b) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the “as-is” appraised value for a mortgaged property plus a property improvement reserve, which has been established at origination of the related mortgage loan, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 59.9% and 55.1%, respectively.

(7)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan may be calculated based on the annual debt service that would be in effect for such mortgage loan assuming that the related cut-off date balance is net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(8)	The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan; provided, that with respect to any mortgage loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan may be calculated based on the related cut-off date balance net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the mortgage loans accrue interest on an actual/360 basis.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

●	with respect to any mortgage loan that is part of a loan combination, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);

●	unless otherwise indicated (including in the prior bullet), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;

●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;

●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;

●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus;

●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus; and

●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Mortgage Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

Certain of the mortgage loans were refinancings in whole or in part of loans that were in default at the time of refinancing or otherwise involved discounted pay-offs or provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming REO, as described below:

●	With respect to the mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as Torrey Executive Centre, representing approximately 2.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the mortgaged property was previously encumbered by a prior loan securitized in the WBCMT 2007-C33 transaction that went into maturity default in August 2017 and was subject to a three-month extension. The mortgage loan paid off the prior loan in full.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on

Projections of Future Income	Fifteen (15) of the mortgaged properties, securing in the aggregate approximately 4.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were constructed or materially renovated 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Six (6) of the mortgaged properties, securing in the aggregate approximately 4.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were acquired 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Five (5) of the mortgaged properties, securing in the aggregate approximately 10.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are subject to a triple-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from

Underwriting Guidelines	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Two (2) mortgage loans, collectively representing approximately 5.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were each originated with one or more exceptions to the related sponsor’s or affiliated originator’s underwriting guidelines. See “Transaction Parties—The Originators—Deutsche Bank AG, acting through its New York Branch—Exceptions”.

Certain Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this transaction is expected to be retained pursuant to Regulation RR (17 CFR § 246.1 et seq) promulgated under Section 15G (“Regulation RR”), as an “eligible horizontal residual interest” in the form of the RR Certificates. Citi Real Estate Funding Inc. will act as retaining sponsor under Regulation RR and is expected, on the closing date, to satisfy its risk retention requirements through the purchase by a third party purchaser of the RR Certificates. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Citi Real Estate Funding Inc., as retaining sponsor, see “Credit Risk Retention” in this prospectus.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may also be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited and RealINSIGHT;

●	The certificate administrator’s website initially located at www.sf.citidirect.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain specified persons will have the option to purchase all of the mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (but excluding the Class S and Class R certificates) for the mortgage loans remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D certificates and the notional amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement and (iii) all of the holders of those classes of outstanding certificates voluntarily participate in the exchange.

See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions
of Mortgage Loans; Loss of

Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan, the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder in the mortgage loan or the related mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage

Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu loan combination) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to such defaulted mortgage loan’s (or defaulted pari passu loan combination’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu loan combination or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders and any related affected companion loan holder(s) (as a collective whole as if such certificateholders and such serviced pari passu companion loan holder(s) constituted a single lender and with respect to a loan combination that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced loan combination becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced loan combination may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced loan combination during such time as such loan combination constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be required to) sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, in some cases, any related subordinate companion loan(s)) as a single whole loan.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Loan Combinations”.

Other Investment Considerations

Material Federal Income

Tax Consequences	Two (2) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement are as follows:

●	The lower-tier REMIC will hold the mortgage loans (excluding any post-anticipated repayment date excess interest) and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to an upper-tier REMIC.

●	The upper-tier REMIC will hold the lower-tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class C, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates as classes of regular interests in the upper-tier REMIC.

The portion of the issuing entity consisting of collections of post-anticipated repayment date excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account, beneficial ownership of which is represented by the Class S certificates, will be treated as a grantor trust for federal income tax purposes, as further described under “Material Federal Income Tax Consequences”.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class , Class , Class and Class certificates will be issued with original issue discount, that the Class certificates will be issued with de minimis original issue discount, and that the Class certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may affect significantly the yields on your investment.

Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting

Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans and the offered certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans, and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a Class X-A or Class X-B certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your certificates is disproportionately large as compared to the amount of principal payable on your certificates, or if your certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of certificates, or

●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or

●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or

●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of mortgage credit;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” below.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the

Class X-A and Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A and/or Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions.  If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge.  See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balances of the principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans). See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class J-RR certificates, then the Class H-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a loan combination with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default, any collections of scheduled principal payments and other unscheduled principal payments with respect to the related loan combination (including, if applicable, any prepayment in connection with a release of a mortgaged property) received from the related borrower may (if so provided in the related co-lender agreement) be allocated to such mortgage loan and the subordinate companion loan on a pro rata basis. Any such pro rata distributions of principal would have the effect of reducing the total dollar amount of subordination provided to the offered certificates by the subordinate companion loan. See “Description of the Mortgage Pool—The Loan Combinations”.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the certificates,

●	the order in which the principal balances of the respective classes of the certificates with balances will be reduced in connection with losses and default-related shortfalls, and

●	the characteristics and quality of the mortgage loans in the trust.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates

The Class X-A and Class X-B certificates will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S certificates. The yield to maturity of the Class X-B certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class B and Class C certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A and/or Class X-B certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A and/or Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;

●	you may have only limited access to information regarding your offered certificates;

●	you may suffer delays in the receipt of payments on your offered certificates; and

●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), as well as global financial markets and the economy generally, have experienced significant dislocations, illiquidity and volatility. The United States economic recovery has been weak and may not be sustainable for any specific period of time, and the global or United States economy could slip into an even more significant recession. Declining real estate values, coupled with diminished availability of leverage and/or refinancings for commercial and multifamily real estate have resulted in increased delinquencies and defaults on commercial and multifamily mortgage loans. In addition, the downturn in the general economy has affected the financial strength of many commercial and multifamily real estate tenants and has resulted in increased vacancies, decreased rents and/or other declines in income from, or the value of, commercial and multifamily real estate. Any continued downturn may lead to decreased occupancy, decreased rents or other declines in income from, or the value of, commercial and multifamily real estate, which would likely have an adverse effect on CMBS that are backed by loans secured by such commercial and multifamily real estate and thus affect the liquidity and/or values of such CMBS.

In addition to credit factors directly affecting CMBS, the continuing fallout from a downturn in the residential mortgage-backed securities market and markets for other asset-backed and structured products has also contributed to a decline in the market value and liquidity of CMBS. The deterioration of other structured products markets may continue to adversely affect the value of CMBS. Even if your offered certificates are performing as anticipated, the value of your offered certificates in the secondary market may nevertheless decline as a result of a deterioration in general market conditions for other asset-backed or structured products. Trading activity associated with CMBS indices may also drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of your offered certificates.

Additionally, decreases in the value of commercial properties and the tightening by commercial real estate lenders of underwriting standards have prevented many commercial mortgage borrowers from refinancing their mortgages. A very substantial amount of U.S. mortgage loans, with balloon payment obligations in excess of their respective current property values, are maturing over the coming three years. These circumstances have increased delinquency and default rates of securitized commercial mortgage loans, and may lead to widespread commercial mortgage defaults. In addition, the declines in commercial real estate values have resulted in reduced borrower equity, hindering a borrower’s ability to refinance in an environment of increasingly restrictive lending standards and giving them less incentive to cure delinquencies and avoid foreclosure. Higher loan-to-value ratios are likely to result in lower recoveries on foreclosure, and an increase in loss severities above those that would have been realized had commercial property values remained the same or continued to increase. Defaults, delinquencies and losses have further decreased property values, thereby resulting in additional defaults by commercial mortgage borrowers, further credit constraints, further declines in property values and further adverse effects on the perception of the value of CMBS. Even if the real estate market does recover, the mortgaged properties and therefore, the certificates, may decline in value. Any further economic downturn may adversely affect the financial resources of the borrowers under the mortgage loans and may result in the inability of the borrowers to make principal and interest payments on the mortgage loans. In the event of default by the borrower under a mortgage loan, the certificateholders would likely suffer a loss on their investment.

As a result of all of these factors, we cannot assure you that a dislocation in the CMBS market will not re-occur or become more severe.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representations as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Part Five (Articles 414-410) of EU Regulation 575/2013 (the “CRR”) imposes on European Economic Area (“EEA”) credit institutions and investment firms (and their consolidated affiliates) (each, a “CRR Investor”) investing in securitizations (as defined in the CRR) (a) a requirement that the originator, sponsor or original lender of such securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest which, in any event, shall not be less than 5% in the transaction in the manner contemplated in the CRR, and (b) a requirement that the CRR Investor has undertaken certain due diligence in respect of the securitization and the underlying exposures and has established procedures for monitoring them on an ongoing basis (together, the “CRR Retention Requirements”). National regulators in EEA member states impose penal risk weights for credit risk capital requirements on securitization investments in respect of which the Retention Requirement or the Due Diligence Requirement has not been satisfied in any material respect by reason of the negligence or omission of the CRR Investor. The CRR provisions are supplemented by regulatory technical standards, in the form of a Commission Delegated Regulation 625/2014 of March 13, 2014, specifying certain aspects of the CRR Retention Requirements, and by implementing technical standards, contained in Commission Implementing Regulation (EU) No 602/2014 of June 4, 2014, specifying calculation of the penalty risk weights.

●	Requirements similar to the CRR Retention Requirements (together with the CRR Retention Requirements, the “Existing EU Retention Requirements”) (i) apply to investments in securitizations by investment funds managed by EEA investment managers subject to EU Directive 2011/61/EU on Alternative Investment Fund Managers, pursuant to Chapter III, Section 5 of Commission Delegated Regulation (EU) No. 231/2013 of December 19, 2012 (together with any related technical standards and guidance in effect from time to time, the “AIFM Regulation”) and (ii) apply to investments in securitizations by insurance and reinsurance undertakings subject to Directive 2009/138/EC, as amended (known as the Solvency II Directive), pursuant to Articles 254-257 of Commission Delegated Regulation (EU) No. 2015/35 of October 10, 2014 (together with any related technical standards and guidance in effect from time to time, the “Solvency II Regulation”). The retention requirements set out in the AIFM Regulation and the Solvency II Regulation for different types of regulated investors are not identical to the CRR Retention Requirements, and in particular, additional due diligence requirements apply to investors subject to the AIFM Regulation and the Solvency II Regulation. Similar requirements are expected to apply in the future to the same types and additional types of EEA-regulated institutional investors pursuant to the Securitization Regulation referred to below (“EU Retention Requirements”). EU Retention Requirements not yet in effect may, when they become effective, apply to securitization instruments already issued, including the certificates.

●	Prospective investors should also be aware that EU Retention Requirements are expected to apply, in place of the Existing EU Retention Requirements, to securitizations in respect of which the relevant securities are issued on or after January 1, 2019. The legislation to implement the EU Retention Requirements has not yet been made, but the principal EU Regulation (the “Securitization Regulation”) is expected to be substantially in the terms of a text issued by the Council of the European Union on June 26, 2017 (the “Council Text”). This summary assumes that the final terms of the Securitization Regulation will be the same as the Council Text (which may not be the case). The EU Retention Requirements in the Securitization Regulation would apply to the types of regulated investors covered by the Existing EU Retention Requirements and also to (a) certain investment companies authorised in accordance with Directive 2009/65/EC, and managing companies as defined in that Directive (together, “UCITS”), and (b) institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341 (subject to certain exceptions), and certain investment managers and authorised entities appointed by such institutions (together, “IORPs”). There would be material differences between those EU Retention Requirements and the Existing EU Retention Requirements. With regard to securitizations in respect of which the relevant securities are issued before January 1, 2019 (“Pre-2019 Securitizations”), investors that are subject to the Existing EU Retention Requirements would continue to be subject to the risk retention and due diligence requirements of the Existing EU Retention Requirements, including on and after that date. The Council Text makes no express provision as to the application of any requirements of the Existing EU Retention Requirements, or of the EU Retention Requirements in the Securitization Regulation, to UCITS or IORPs that hold or acquire any interest in respect of a Pre-2019 Securitization and, accordingly, it is not known what requirements (if any) may be applicable to those investors. Prospective investors are themselves responsible for monitoring and assessing changes to the EU Retention Requirements and their regulatory capital requirements.

●	Prospective investors should be aware that none of the originators, the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with any Existing EU Retention Requirements or EU Retention Requirements or to take any other action which may be required by prospective investors for the purposes of their compliance with any Existing EU Retention Requirements or EU Retention Requirements. Consequently, the certificates may not be a suitable investment for investors that are now or may in the future be subject to any Existing EU Retention Requirements or EU Retention Requirements. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer certificates or the price you may receive upon your sale of certificates.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, new capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.

●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”

●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 11 Civ. 5459, 914 F.Supp.2d 422 (WHP) (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, et.al, 12 Civ. 2865, 907 F.Supp.2d 536 (KBF) (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. December 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). In addition, on December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgaged-backed securities at issue are exempt under Section 304(a)(2) of the TIA. The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. On April 24, 2015, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. If the American Fidelity Assurance Company case is affirmed on appeal, there would be a split in the United States circuit courts regarding this issue. While the implication of a determination that the TIA does apply to the Pooling and Servicing Agreement is unclear, such a determination may have an adverse effect on the issuing entity and/or your certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

The global financial markets have recently experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the European Monetary Union and the common currency in their current form. Concerns regarding sovereign debt may spread to other countries at any time. Further, on June 23, 2016, the United Kingdom voted by referendum to withdraw from the European Union (the “Brexit Vote”). News of the Brexit Vote had an immediate effect on the U.S. financial market (including the widening of spreads on certain CMBS indices). At this stage, both the terms and timing of the United Kingdom’s exit from the European Union are unclear. It is uncertain what effect the United Kingdom’s exit from the European Union will have on the economic conditions in the United Kingdom, in the European Union or globally. The Brexit Vote could adversely affect the United Kingdom, European or worldwide economic or market conditions and could contribute to uncertainty and instability in global financial markets. In addition, the Brexit Vote could significantly impact the volatility, the liquidity and/or the market value of securities, including the offered certificates.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates;

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●	The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

The offered certificates may have limited or no liquidity.

As described above under “—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the offered certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the offered certificates will develop. Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer, the master servicer or the special servicer, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and

“Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the certificates, you should monitor whether an unsolicited rating of the certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial, multifamily and manufactured housing community properties. The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial, multifamily or manufactured housing community property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial, multifamily or manufactured housing community mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. No representation is made that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that may not have yet actually executed leases (or letters of intent) or that have signed leases but have not yet taken occupancy and/or are not paying full contractual rent or tenants that are seeking or may in the future seek to sublet all or a portion of their respective spaces, or tenants that are “dark” tenants but paying rent, or space that has been master leased to an affiliate of a borrower. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios presented in this prospectus.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Originators—Citi Real Estate Funding Inc.”, “—The Originators—Cantor Commercial Real Estate Lending, L.P.”, “—The Originators—Ladder Capital Finance LLC”, “—The Originators—Deutsche Bank AG, acting through its New York Branch” and “—The Originators—Rialto Mortgage Finance,

LLC”.  A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citi Real Estate Funding Inc.—Review of CREFI Mortgage Loans”, “—The Sponsors and the Mortgage Loan Sellers—Cantor Commercial Real Estate Lending, L.P. —Review of Cantor Commercial Real Estate Lending, L.P. Mortgage Loans”, “—The Sponsors and the Mortgage Loan Sellers—Ladder Capital Finance LLC—Review of LCF Mortgage Loans”, “—The Sponsors and the Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans” and “—The Sponsors and the Mortgage Loan Sellers—Rialto Mortgage Finance, LLC—Review of Rialto Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans.  Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans.  If we had reunderwritten the mortgage loans or the related loan combinations, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to certificateholders. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage

Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or loan combination that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;

●	limits modifications of payment terms of the subject underlying mortgage loan; and/or

●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are office, retail, hospitality, mixed use and multifamily. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in California, New York, Massachusetts, Nevada and District of Columbia. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse.

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;

●	the market value of the applicable real property at or prior to maturity; and

●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and

●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties.

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	the characteristics of the neighborhood where the property is located;

●	the degree to which the subject property competes with other properties in the area;

●	the proximity and attractiveness of competing properties;

●	the existence and construction of competing properties;

●	the adequacy of the property’s management and maintenance;

●	tenant mix and concentration;

●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;

●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;

●	demographic factors;

●	customer confidence, tastes and preferences;

●	retroactive changes in building codes and other applicable laws;

●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;

●	an increase in the capital expenditures needed to maintain the property or make improvements;

●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;

●	an increase in vacancy rates;

●	a decline in rental rates as leases are renewed or replaced;

●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and

●	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;

●	the creditworthiness of tenants;

●	the rental rates at which leases are renewed or replaced;

●	the percentage of total property expenses in relation to revenue;

●	the ratio of fixed operating expenses to those that vary with revenues; and

●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants.

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;

●	to fund repairs, replacements and capital improvements at the property; and

●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;

●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;

●	an increase in tenant payment defaults or any other inability to collect rental payments;

●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;

●	an increase in the capital expenditures needed to maintain the property or to make improvements;

●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and

●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral.

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;

●	the creditworthiness of the tenants; and

●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance.

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces.

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not.

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;

●	the availability of refinancing sources;

●	changes in governmental regulations, licensing or fiscal policy;

●	changes in zoning or tax laws; and

●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value.

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;

●	operating the property and providing building services;

●	managing operating expenses; and

●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,

●	reduce operating and repair costs, and

●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive.

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property.

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;

●	location;

●	type of business or services and amenities offered; and

●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;

●	has lower operating costs;

●	offers a more favorable location; or

●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;

●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;

●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;

●	the location of the property with respect to the central business district or population centers;

●	demographic trends within the metropolitan area to move away from or towards the central business district;

●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;

●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;

●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;

●	the quality and philosophy of building management;

●	access to mass transportation;

●	accessibility from surrounding highways/streets;

●	changes in zoning laws; and

●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;

●	the building’s age, condition and design, including floor sizes and layout;

●	access to public transportation and availability of parking; and

●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;

●	tax incentives; and

●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,

●	factory outlet centers,

●	malls,

●	automotive sales and service centers,

●	consumer oriented businesses,

●	department stores,

●	grocery stores,

●	convenience stores,

●	specialty shops,

●	gas stations,

●	movie theaters,

●	fitness centers,

●	bowling alleys,

●	salons, and

●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;

●	tenants’ sales;

●	tenant mix;

●	whether the property is in a desirable location;

●	the physical condition and amenities of the building in relation to competing buildings;

●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and

●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,

●	grant a potential tenant a free rent or reduced rent period,

●	improve the condition of the property generally, or

●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	perceptions regarding the safety of the surrounding area;

●	demographics of the surrounding area;

●	the strength and stability of the local, regional and national economies;

●	traffic patterns and access to major thoroughfares;

●	the visibility of the property;

●	availability of parking;

●	the particular mixture of the goods and services offered at the property;

●	customer tastes, preferences and spending patterns; and

●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;

●	termination of an anchor tenant’s lease;

●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;

●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or

●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;

●	discount shopping centers and clubs;

●	catalogue retailers;

●	home shopping networks and programs;

●	internet web sites and electronic media shopping; and

●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;

●	resort hotels with many amenities;

●	limited service hotels;

●	hotels and motels associated with national or regional franchise chains;

●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and

●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;

●	the seasonal nature of business at the property;

●	the level of room rates relative to those charged by competitors;

●	quality and perception of the franchise affiliation;

●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;

●	the existence or construction of competing hospitality properties;

●	nature and quality of the services and facilities;

●	financial strength and capabilities of the owner and operator;

●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;

●	increases in operating costs, which may not be offset by increased room rates;

●	the property’s dependence on business and commercial travelers and tourism;

●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and

●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;

●	the public perception of the franchise service mark; and

●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Parking Lots and Garages”. See Annex A for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;

●	the types of services or amenities offered at the property;

●	the location of the property;

●	distance from employment centers and shopping areas;

●	the characteristics of the surrounding neighborhood, which may change over time;

●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;

●	the ability of management to provide adequate maintenance and insurance;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;

●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;

●	the ability of management to respond to competition;

●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;

●	in the case of student housing facilities, the reliance on the financial well-being of the college or university to which it relates, competition from on-campus housing units, and the relatively higher turnover rate compared to other types of multifamily tenants;

●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;

●	local factory or other large employer closings;

●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;

●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;

●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;

●	whether the property is subject to any age restrictions on tenants;

●	the extent to which increases in operating costs may be passed through to tenants; and

●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;

●	require good cause for eviction;

●	require disclosure of fees;

●	prohibit unreasonable rules;

●	prohibit retaliatory evictions;

●	prohibit restrictions on a resident’s choice of unit vendors;

●	limit the bases on which a landlord may increase rent; or

●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property.

Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks

Manufactured housing communities and mobile home parks consist of land that is divided into “spaces” or “home sites” that are primarily leased to owners of the individual mobile homes or other housing units. The home owner often invests in site-specific improvements such as carports, steps, fencing, skirts around the base of the home, and landscaping. The land owner typically provides private roads within the park, common facilities and, in many cases, utilities. In general, the individual mobile homes and other housing units will not constitute material collateral for a mortgage loan underlying the offered certificates.

Recreational vehicle parks lease spaces primarily or exclusively for motor homes, travel trailers and portable truck campers, primarily designed for recreational, camping or travel use. Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties. In general, parks that lease recreational vehicle spaces may be viewed as having a less stable tenant population than parks occupied predominantly by mobile homes.

Factors affecting the successful operation of a manufactured housing community, mobile home park or recreational vehicle park include—

●	location of the manufactured housing community property;

●	the ability of management to provide adequate maintenance and insurance;

●	the number of comparable competing properties in the local market;

●	the age, appearance, condition and reputation of the property;

●	whether the property is subject to any age restrictions on tenants;

●	the quality of management; and

●	the types of facilities and services it provides.

Manufactured housing communities and mobile home parks also compete against alternative forms of residential housing, including—

●	multifamily rental properties,

●	cooperatively-owned apartment buildings,

●	condominium complexes, and

●	single-family residential developments.

Recreational vehicle parks also compete against alternative forms of recreation and short-term lodging, such as staying at a hotel at the beach.

Manufactured housing communities, mobile home parks and recreational vehicle parks have few improvements (which are highly specialized) and are “special purpose” properties that could not be readily converted to general residential, retail or office use. This will adversely affect the liquidation value of the property if its operation as a manufactured housing community, mobile home park or recreational vehicle park, as the case may be, becomes unprofitable due to competition, age of the improvements or other factors.

Moreover, manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Some states regulate the relationship of an owner of a manufactured housing community or mobile home park and its tenants in a manner similar to the way they regulate the relationship between a landlord and tenant at a multifamily rental property. In addition, some states also regulate changes in the use of a manufactured housing community or mobile home park and require that the owner give written notice to its tenants a substantial period of time prior to the projected change.

In addition to state regulation of the landlord-tenant relationship, numerous counties and municipalities impose rent control and/or rent stabilization on manufactured housing communities and mobile home parks. These ordinances may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws either do not permit vacancy decontrol or permit vacancy decontrol only in the relatively rare event that the mobile home or manufactured housing unit is removed from the homesite. Local authority to impose rent control or rent stabilization on manufactured housing communities and mobile home parks is pre-empted by state law in some states and rent control or rent stabilization is not imposed at the state level in those states. In some states, however, local rent control and/or rent stabilization ordinances are not pre-empted for tenants having short-term or month-to-month leases, and properties there may be subject to various forms of rent control or rent stabilization with respect to those tenants.

In addition, some manufactured housing community properties may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community property.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—

1.       availability of labor services,

2.       proximity to supply sources and customers, and

3.       accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;

●	building design of the property, the desirability of which in a particular instance may depend on—

1.       ceiling heights,

2.       column spacing,

3.       number and depth of loading bays,

4.       divisibility,

5.       floor loading capacities,

6.       truck turning radius,

7.       overall functionality, and

8.       adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and

●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

●	building design,

●	location and visibility,

●	tenant privacy,

●	efficient access to the property,

●	proximity to potential users, including apartment complexes or commercial users,

●	services provided at the property, such as security,

●	age and appearance of the improvements, and

●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;

●	medical offices;

●	skilled nursing facilities;

●	nursing homes;

●	congregate care facilities; and

●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;

●	retroactive rate adjustments;

●	administrative rulings;

●	policy interpretations;

●	delays by fiscal intermediaries; and

●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;

●	facility inspections;

●	rate setting;

●	disruptions in payments;

●	reimbursement policies;

●	audits, which may result in recoupment of payments made or withholding of payments due;

●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;

●	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and

●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;

●	perceptions by prospective customers of safety, convenience, services and attractiveness;

●	the cost, quality and availability of food and beverage products;

●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;

●	changes in demographics, consumer habits and traffic patterns;

●	the ability to provide or contract for capable management; and

●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,

●	product,

●	price,

●	value,

●	quality,

●	service,

●	convenience,

●	location, and

●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,

●	more favorable locations,

●	more effective marketing,

●	more efficient operations, or

●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.       adversely affect the nature of the business, or

2.       require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and

●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Chain Restaurants May Be Operated Under Franchise Agreements. Those agreements typically do not contain provisions protective of lenders. A borrower’s rights as franchisee typically may be terminated without informing the lender, and the borrower may be precluded from competing with the franchisor upon termination. In addition, a lender that acquires title to a restaurant site through foreclosure or similar proceedings may be restricted in the use of the site or may be unable to succeed to the rights of the franchisee under the related franchise agreement. The transferability of a franchise may be subject to other restrictions. Also, federal and state franchise regulations may impose additional risk, including the risk that the transfer of a franchise acquired through foreclosure or similar proceedings may require registration with governmental authorities or disclosure to prospective transferees.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Churches and Other Religious Facilities

Churches and other religious facilities generally depend on charitable donations to meet expenses and pay for maintenance and capital expenditures. The extent of those donations is dependent on the attendance at any particular religious facility and the extent to which attendees are prepared to make donations, which is influenced by a variety of social, political and economic factors. Donations may be adversely affected by economic conditions, whether local, regional or national. Religious facilities are often located in special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Private Schools and Other Cultural and Educational Institutions

The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

●	changing local demographics;

●	competition from other schools or cultural and educational institutions;

●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and

●	reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Parking Lots and Garages

The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and

●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to

●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,

●	cover operating expenses, and

●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,

●	hotels and motels,

●	recreational vehicle parks, and

●	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,

●	retail stores,

●	office buildings, and

●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;

●	increases in interest rates and real estate tax rates; and

●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and

●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;

●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;

●	the income capitalization method, which takes into account the property’s projected net cash flow; or

●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;

●	the replacement cost of a property may have little to do with its current market value; and

●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	a title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your certificates.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or loan combination) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or loan combination) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or loan combination) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although there is already existing mezzanine debt, and mezzanine debt is permitted in the future, in the case of certain mortgage loans. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

Risks of Anticipated Repayment Date Loans

Three (3) mortgage loans, secured by the mortgaged properties or the portfolios of mortgaged properties identified on Annex A to this prospectus as Walgreens Witkoff Portfolio, Bank of America Office Campus Building 600 and Dollar General Milford, respectively, and representing approximately 1.7%, 1.0% and 0.1%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each provides that, if after a certain date (referred to as an anticipated repayment date) the related borrower has not prepaid such mortgage loan in full, any principal outstanding after the related anticipated repayment date will accrue interest at an increased interest rate rather than the original mortgage loan rate for such mortgage loan. Generally, from and after the anticipated repayment date for each such mortgage loan, cash flow in excess of that required for debt service, the funding of reserves, other amounts then due and payable under the related loan documents (other than “excess interest” described below) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related mortgaged property or portfolio of mortgaged properties will be applied toward the payment of principal (without payment of a yield maintenance charge or other prepayment premium) of such mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay each such mortgage loan in full on its anticipated repayment date, a substantial payment would be required and such borrower has no obligation to do so. While interest at the original mortgage loan rate continues to accrue and be payable on a current basis on each such mortgage loan after its related anticipated repayment date, payment of the additional interest accrued by reason of the marginal increase in the interest rate (“excess interest”) will be deferred until (and such excess interest will be required to be paid, if and to the extent permitted under applicable law and the related loan documents, only after) the outstanding principal balance of such mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or loan combination) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or loan combination) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your certificates will likely extend the weighted average life of your certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements.

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.       was insolvent at the time of granting the lien,

2.       was rendered insolvent by the granting of the lien,

3.       was left with inadequate capital, or

4.       was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges.

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses.

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or

●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,

●	the exercise of those remedies would be inequitable or unjust, or

●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases.

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues.”

Defeasance.

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—General—One Action and Security First Rules” and “—Foreclosure—General—Anti-Deficiency Legislation”.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or loan combination, if applicable) or at or around the time of the acquisition of the mortgage loan (or loan combination, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised

Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years.

The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, R&D facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in a commercial condominium unit or multiple units in a residential condominium project, and

●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type for which the ground lessee operates the premises because that use is likely a significant source of revenue for the payment of ground rent.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the closing of the offered certificates.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Fifteen (15) of the mortgaged properties, securing in the aggregate approximately 24.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no mortgaged property has a seismic expected loss of greater than 19.0%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Sponsor representation and warranty (no. 16 (Insurance)) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,

●	riot, strike and civil commotion,

●	terrorism,

●	nuclear, biological or chemical materials,

●	revolution,

●	governmental actions,

●	floods and other water-related causes,

●	earth movement, including earthquakes, landslides and mudflows,

●	wet or dry rot,

●	mold,

●	vermin, and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 83% in 2017 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $140 million in 2017 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the certificates would be reduced or delayed. Even if the challenge were not successful, payments on the certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the Federal Deposit Insurance Corporation (the “FDIC”) can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the certificates would be delayed while the court resolved the issue.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or loan combination, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and

●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;

●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or loan combination, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or loan combination, if applicable);

●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;

●	negligence resulting in a personal injury; or

●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to certificateholders if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” above, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;

●	reduce monthly payments due under a mortgage loan;

●	change the rate of interest due on a mortgage loan; or

●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

Additionally, in February 2012, a bill was passed by the Georgia Senate and introduced in the Georgia State House of Representatives that would limit rights of holders that acquired loans for less than par, by limiting the amount that a purchaser of debt (including the issuing entity) could collect from a guarantor of a commercial mortgage loan to the lesser of the purchase price paid for the debt or the maximum amount of the guarantee. The bill would apply both retroactively and prospectively to all types of loans made to all types of borrowers and presumably to the mortgage loans. If enacted, legislation of this type would appear to interfere with established contractual rights, and as such may be unconstitutional insofar as it would be applied to debt sold or transferred prior to the legislation’s enactment date. This type of measure could undermine the value of the mortgage loans and the special servicer’s workout efforts including, without limitation, the ability to collect on a guaranty or to use the threat of the same as a mechanism to compel a borrower to engage in a workout or provide a deed-in-lieu of foreclosure. The legislative session of the Georgia State House of Representatives ended without a vote on the bill. As a result, the bill died; however, we cannot assure you that a similar bill will not be re-introduced and passed in Georgia or in any other state in future legislative sessions.

See also “—Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee and will have no authority to advise the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of (i) Citi Real Estate Funding Inc., one of the sponsors, an originator and the retaining sponsor, (ii) Citibank, N.A., the certificate administrator and custodian, and (iii) Citigroup Global Markets Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related outside serviced loan combination. However, neither the outside servicer nor the outside special servicer will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the outside servicer or the outside special servicer to violate applicable law, the related mortgage loan documents, the outside servicing agreement (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Loan Combinations” for more information regarding the rights of any companion loan holder.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

In addition, affiliates of Ladder Capital Finance LLC, a loan seller and sponsor, are the respective borrowers with respect to two mortgage loans, identified on Annex A to this prospectus as Bank of America Office Campus Building 600 and Dollar General Milford, collectively representing approximately 2.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The interests of the related borrowers may conflict with the interests of the certificateholders, and Ladder Capital Finance LLC has no obligation to act in the best interest of the certificateholders. In addition, there can be no assurance that either such mortgage loan does not contain terms less favorable to the lender (and consequently, to the investors) than loans that were not made to an affiliate of the sponsor.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced loan combination is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced loan combination, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or

●	as it relates to servicing and administration of any outside serviced loan combination under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced loan combination;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of the certificateholders or any group of certificateholders. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Further, the master servicer, the special servicer, the certificate administrator, the trustee and their respective affiliates are acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of an operating advisor consultation trigger event, (iv)

has no consultation rights in connection with a serviced outside controlled loan combination unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced loan combinations, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of certificates or any certificateholder. It is not intended that the operating advisor act as a surrogate for the certificateholders. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans; provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders (as a collective whole) and will have no fiduciary duty to any party. In addition, pursuant to Regulation RR, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not include the asset representations reviewer) and (ii) directly or indirectly have any financial interest in this securitization transaction other than in fees from its role as the operating advisor. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services’ duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services performs its duties under the pooling and servicing agreement.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, or the account of affiliates or third parties, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services’ duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, or the account of affiliates or third parties, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services.

Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder

It is expected that (i) KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the mortgage loans and loan combinations serviced under the pooling and servicing agreement (other than (x) any excluded mortgage loan and (y) any serviced outside controlled loan combination), (ii) Ladder Capital Finance LLC will, as of the closing date, be the holder of the 50 Varick Street controlling pari passu companion loan and, as such, will be the initial directing holder with respect to the 50 Varick Street loan combination, and (iii) Cantor Commercial Real Estate Lending, L.P. will, as of the closing date, be the holder of each of the Chelsea Multifamily Portfolio controlling pari passu companion loan and the Westin Crystal City controlling pari passu companion loan and, as such, will be the initial directing holder with respect to each of the Chelsea Multifamily Portfolio loan combination and the Westin Crystal City loan combination. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer (but not any outside special servicer for any outside serviced loan combination) may be removed with or without cause: (a) with respect to a serviced outside controlled loan combination, by the related outside controlling note holder; and (b) with respect to the other serviced mortgage loans and serviced companion loans (but excluding any excluded mortgage loan), by the controlling class representative (so long as no control termination event exists). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent and/or consultation rights with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus; provided, however, that a directing holder may lose any such rights upon the occurrence of certain events. See “The Pooling and Servicing Agreement—Directing Holder”.

The controlling class representative will be controlled by the controlling class certificateholders, and the holders of the controlling class will have no duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any certificateholder. See “The Pooling and Servicing Agreement—Directing Holder”. Any directing holder may have interests in conflict with those of some or all of the certificateholders. As a result, it is possible that such directing holder (for so long as it is permitted to do so (e.g., in the case of the controlling class representative, for so long as a control termination event does not exist)) may direct the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, the special servicer may, based on such direction, take actions with respect to the applicable specially serviced loan(s) for which the special servicer is responsible that could adversely affect the holders of some or all of the classes of certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the controlling class representative or other directing holder, as applicable (and, in the case of the controlling class representative, for so long as a control termination event does not exist, and other than with respect to any serviced outside controlled loan combination or any excluded mortgage loan). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced loan combination, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and (so long as a consultation termination event does not exist) the controlling class representative for this securitization transaction will have certain consultation rights with respect to such outside serviced loan combination. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any or all of the controlling class representative for this securitization transaction, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), and the outside controlling note holder of a serviced outside controlled loan combination may have interests that are in conflict with those of any or all of the certificateholders, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights may affect the servicing of the related mortgage loan. The special servicer, at the direction of or upon consultation with, as applicable, a serviced companion loan holder (or its representative), may take actions with respect to the related serviced loan combination that could adversely affect the holders of some or all of the classes of the certificates, to the extent described under “Description of the Mortgage Pool—The Loan Combinations”. No serviced companion loan holder (or its representative) will have any duty to the holders of any class of certificates and may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (or its representative) may advise (or, if it is the outside controlling note holder of a serviced outside controlled loan combination, may direct) the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates.

No certificateholder may take any action against the controlling class representative for this securitization transaction, any outside controlling class representative (or, in the case of an outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or any serviced companion loan holder (or its representative) for having acted solely in its own interests. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

However, if any mortgage loan becomes an “excluded controlling class mortgage loan” (i.e., a mortgage loan or loan combination with respect to which the controlling class representative or any controlling class certificateholder is a borrower party), the controlling class representative or any controlling class certificateholder that is a borrower party (each, as applicable, an “excluded controlling class holder”) will not be entitled to have access to any related “excluded information”, including any asset status reports, final asset status reports or any summaries related thereto (and any other information identified in the pooling and servicing agreement), with respect to such excluded controlling class mortgage loan. Although the pooling and servicing agreement will require (i) each excluded controlling class holder to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any related excluded information and (ii) the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder to certify and agree that they will not share any such excluded information with any excluded controlling class holder, we cannot assure you that such excluded controlling class holders will not access, obtain, review and/or use, or the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder will not share with such excluded controlling class holder, such related excluded information in a manner that adversely impacts your certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates (the “B-Piece Buyer”) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

It is anticipated that KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to the serviced mortgage loans and serviced companion loans other than any serviced outside controlled loan combination and any excluded mortgage loan. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination

With respect to each loan combination, the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled loan combination, as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such loan combination and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such loan combination (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled companion loan, as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Loan Combinations” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other certificateholders would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer (but not any outside special servicer for any outside serviced loan combination) may be removed with or without cause: (a) with respect to a serviced outside controlled loan combination, by the related outside controlling note holder; and (b) with respect to the other serviced mortgage loans and serviced companion loans (but excluding any excluded mortgage loan), by the controlling class representative (so long as no control termination event exists). In addition, after the occurrence and during the continuance of a control termination event, or at any time based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders (as a collective whole)), the special servicer (but not any outside special servicer for any outside serviced loan combination) may be replaced based on a certificateholder vote. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

The outside special servicer for any outside serviced loan combination will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced loan combination as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced loan combination, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced loan combination. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

The Servicing of Each of the Servicing Shift Loan Combinations and the 50 Varick Street Loan Combination Will Shift to Other Servicers

The servicing of the 50 Varick Street loan combination is expected to be governed by the UBS 2017-C4 pooling and servicing agreement and each of the Chelsea Multifamily Portfolio loan combination and the Westin Crystal City loan combination is expected to be governed by the pooling and servicing agreement for this securitization transaction, in each case, only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. At that time, the servicing and administration of the subject loan combination will shift to the outside servicer and outside special servicer under that other future securitization and will be governed exclusively by the servicing agreement entered into in connection with that securitization and the related co-lender agreement. In the case of each such loan combination, neither the closing date of any such future securitization nor the identity of the outside servicer or outside special servicer for any such future securitization has been definitively determined. In addition, with respect to each such loan combination, the provisions of the related outside servicing agreement that will be in effect upon securitization of the related controlling pari passu companion loan have not yet been definitively determined, although such agreement will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations”. Prospective investors should be aware that they will not have any control over the identity of any outside servicer or outside special servicer, nor will they have any assurance as to the particular terms of any such outside servicing agreement except to the extent of compliance with the requirements of the related co-lender agreement.

The Controlling Pari Passu Companion Loan for Each of Certain of the Loan Combinations Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern Such Loan Combination Have Yet to Be Finalized

It is expected that each of the Station Place III loan combination, the Capital Centers II & III loan combination and the Walgreens Witkoff Portfolio loan combination will be serviced and administered pursuant to the pooling and servicing agreement for the commercial mortgage securitization transaction to which each of the Station Place III controlling pari passu companion loan, the Capital Centers II & III controlling pari passu companion loan and the Walgreens Witkoff Portfolio controlling pari passu companion loan is to be contributed, which is expected to be the JPMDB 2017-C7 securitization. In addition, it is also expected that the Bank of America Office Campus Building 600 loan combination will be serviced and administered pursuant to the pooling and servicing agreement for the commercial mortgage securitization transaction to which the Bank of America Office Campus Building 600 controlling pari passu companion loan is to be contributed, which is expected to be the UBS 2017-C4 securitization. However, neither the JPMDB 2017-C7 securitization nor the UBS 2017-C4 securitization has closed, and the provisions of the respective pooling and servicing agreements have not yet been finalized, although such provisions will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Prospective investors should be aware that they will not have any control over, nor any assurance as to, whether the closing of either of the JPMDB 2017-C7 securitization transaction or the UBS 2017-C4 securitization transaction actually occurs, nor will they have any assurance as to the particular terms of the JPMDB 2017-C7 pooling and servicing agreement or the UBS 2017-C4 pooling and servicing agreement, except to the extent of compliance with the requirements of the related co-lender agreement.

Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, loan combination under the pooling and servicing agreement (and, in the case of the controlling class representative, for so long as a control termination event does not exist and the related mortgage loan is not an excluded mortgage loan), the special servicer generally will be required to obtain the consent of the related directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, loan combination serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with (i) after the occurrence and during the continuance of a control termination event, the controlling class representative (until the occurrence and during the continuance of a consultation termination event unless an excluded mortgage loan is involved), and (ii) after the occurrence and during the continuance of an operating advisor consultation trigger event, the operating advisor; provided that such consultation will occur with respect to a serviced outside controlled loan combination if and to the extent that the holder of the related split mortgage loan is granted consultation rights under the related co-lender agreement. See “The Pooling and Servicing Agreement—Directing Holder”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, loan combination(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” for a list of actions and decisions requiring consultation with the operating advisor (following the occurrence of an operating advisor consultation trigger event) and/or the controlling class representative (following the occurrence of a control termination event). As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder: (i) may have special relationships and interests that conflict with those of holders of one or more classes of certificates; (ii) may act solely in its own interests (or, in the case of the controlling class representative, in the interests of the holders of the controlling class); (iii) does not have any duties to the holders of any class of certificates (other than, in the case of the controlling class representative, the holder of the controlling class); (iv) may take actions that favor its own interests (or, in the case of the controlling class representative, the interests of the holders of the controlling class) over the interests of the holders of one or more classes of certificates; and (v) will have no liability whatsoever (other than, in the case of the controlling class representative, to the related controlling class certificateholder(s)) for having so acted as set forth in (i) – (iv) above, and that no certificateholder may take any action whatsoever against any directing holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder for having so acted.

Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced pari passu loan combination were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted loan combination (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced pari passu loan combination. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu loan combination, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced pari passu loan combination, then the net proceeds realized by the certificateholders in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

In the case of a serviced outside controlled loan combination, a related companion loan holder or its representative will generally have the right to consent to certain servicing actions with respect to such loan combination by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such loan combination). In addition, for so long as a consultation termination event does not exist, unless an excluded mortgage loan is involved (or unless the controlling note is a subordinate companion loan in an AB loan combination), the controlling class representative will have non-binding consultation rights with respect to certain servicing decisions involving any serviced outside controlled loan combination.

In connection with the servicing of a serviced pari passu loan combination, the related serviced pari passu companion loan holder or its representative (if it is not otherwise exercising the rights of directing holder) will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu loan combination, and such recommended servicing actions could adversely affect the holders of some or all of the classes of certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Notwithstanding the foregoing, any such consultation with the serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB loan combination, pursuant to the terms of the pooling and servicing agreement, if such serviced AB loan combination becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) the right of the subordinate companion loan holder to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced loan combination, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment

With respect to each outside serviced loan combination, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of certificates.

●	With respect to any outside serviced loan combination, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced loan combination that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to our securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced loan combination (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your certificates.

See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us (however, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP will guarantee Ladder Capital Finance LLC’s repurchase and substitution obligations under the related mortgage loan purchase agreement, as described in “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”). Neither we nor any of our affiliates (except Citi Real Estate Funding Inc. in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors (or, if applicable, any related guarantor(s)) will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors (or, if applicable, any related guarantor(s)) may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan.   Any mortgage loan that is not

repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a Control Termination Event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;

●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;

●	that the results of the environmental testing were accurately evaluated in all cases;

●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or

●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or

●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or

●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and

●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances.  In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

No Gross Up in Respect of the Certificates Held by Non-U.S. Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to certificateholders in respect of such taxes and such withholding tax would therefore result in a shortfall to affected certificateholders. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA.”

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the depositor, the sponsors, the related borrower, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer or the special servicer will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

Ordinarily, a grantor trust that modifies a mortgage loan jeopardizes its tax status as a grantor trust, and a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC, and possibly a grantor trust, may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC or a grantor trust by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC or grantor trust restrictions as well as any potential changes to the tax rules governing REMICs or grantor trusts.

Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates will be Citigroup Commercial Mortgage Trust 2017-C4 (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 57 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of their respective due dates in October 2017 (or, in the case of any Mortgage Loan that has its first due date subsequent to October 2017, the date that would have been its due date in October 2017 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month) (collectively, the “Cut-off Date”), after deducting payments of principal due on such respective dates, of approximately $977,059,894 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in an office, retail, hospitality, mixed use, multifamily, manufactured housing community, industrial, self storage, other or land property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower.  You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Twelve (12) of the Mortgage Loans (each such Mortgage Loan, a “Split Mortgage Loan”), collectively representing approximately 35.9% of the Initial Pool Balance, are each part of a split loan structure (a “Loan Combination”). A Loan Combination consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that will be held outside the Issuing Entity. If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Loan Combination may be referred to in this prospectus as a “Pari Passu Loan Combination”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Loan Combination may be referred to in this prospectus as an “AB Loan Combination”. If a Loan Combination includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, the discussion in this prospectus regarding both Pari Passu Loan Combinations and AB Loan Combinations will be applicable to such Loan Combination. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Loan Combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. See “—The Loan Combinations” below for more information regarding the identity of, and certain other information regarding, the Loan Combinations, as well as rights of the holders of the Companion Loans and the servicing and administration of the Loan Combinations that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc. (“CREFI”)	11 (the “CREFI Mortgage Loans”)	$333,258,262	34.1%
Cantor Commercial Real Estate Lending, L.P. (“CCRE Lending”)	18 (the “CCRE Mortgage Loans”)	246,280,124	25.2
Ladder Capital Finance LLC (“LCF”)	14 (the “LCF Mortgage Loans”)	173,669,500	17.8
German American Capital Corporation (“GACC”)	7 (the “GACC Mortgage Loans”)	152,187,982	15.6
Rialto Mortgage Finance, LLC (“Rialto”)	7 (the “Rialto Mortgage Loans”)	71,664,025	7.3
Total	57	$977,059,894	100.0%

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.(1)(2)(3)(4)	Citi Real Estate Funding Inc.	11	$333,258,262	34.1%
Cantor Commercial Real Estate Lending, L.P.(5)	Cantor Commercial Real Estate Lending, L.P.	18	246,280,124	25.2
Deutsche Bank AG, acting through its New York Branch	German American Capital Corporation	7	152,187,982	15.6
Ladder Capital Finance LLC	Ladder Capital Finance LLC	13	133,980,168	13.7
Rialto Mortgage Finance, LLC	Rialto Mortgage Finance, LLC	7	71,664,025	7.3
Ladder Capital Finance I LLC(6)	Ladder Capital Finance LLC	1	39,689,333	4.1
	Total	57	$977,059,894	100.0%

(1)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Station Place III (which will be sold to the Depositor by CREFI), representing approximately 5.1% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CREFI and JPMorgan Chase Bank, National Association.

(2)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Pleasant Prairie Premium Outlets (which will be sold to the Depositor by CREFI), representing approximately 4.2% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CREFI and Wells Fargo Bank, National Association.

(3)	The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Corporate Woods Portfolio (which will be sold to the Depositor by CREFI), representing approximately 3.6% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CREFI and Morgan Stanley Bank, N.A.

(4)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Mall of Louisiana (which will be sold to the Depositor by CREFI), representing approximately 2.9% of the Initial Pool Balance, is part of a Loan Combination that was co-originated by CREFI, Barclays Bank PLC and Bank of America, National Association.

(5)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as IGT Reno (which will be sold to the Depositor by CCRE Lending), representing approximately 2.6% of the Initial Pool Balance, is part of a Loan Combination that was originated by CREFI and CCRE Lending.

(6)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott LAX, representing approximately 4.1% of the Initial Pool balance, was originated by Ladder Capital Finance I LLC, an affiliate of Ladder Capital Finance LLC.

CREFI, CCRE Lending, LCF, Deutsche Bank AG, acting through its New York Branch, Rialto and Ladder Capital Finance I LLC are referred to in this prospectus as the originators.

LCF has acquired or will acquire the LCF Mortgage Loan that was originated by Ladder Capital Finance I LLC on or prior to the Closing Date. GACC has acquired or will acquire the GACC Mortgage Loans that were originated by Deutsche Bank AG, acting through its New York Branch on or prior to the Closing Date.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) will acquire the Mortgage Loans from each of CREFI, CCRE Lending, LCF, GACC and Rialto (collectively, the “Sponsors”) on or about October 31, 2017 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Loan Combination, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the Station Place III Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Loan Combination may be identified in this prospectus by name (for example, the Station Place III Mortgage Loan or the Station Place III Loan Combination); when that occurs, we are referring to the Mortgage Loan or Loan Combination, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a Station Place III Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, Station Place III) is combined with any Loan Combination-related defined term (for example, Station Place III Companion Loan Holder), reference is being made to such combined term (for example, “Station Place III Companion Loan Holder”) as it relates to that particular Split Mortgage Loan or the related Loan Combination as if it were so defined in this prospectus.

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Loan Combination secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Loan Combination principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of October 2017 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to October 2017, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of October 2017); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value, unless otherwise specified below, and is in each case as determined by an appraisal made not more than 6 months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, or reflects the “as-is” appraised value for the entire portfolio, which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott LAX, representing approximately 4.1% of the Initial Pool Balance, the Appraised Value of $300,800,000 represents the value determined assuming the related PIP has been completed. $12,975,832 was deposited to an FF&E reserve held by the franchisor at origination from loan proceeds and borrower equity, reflecting the remaining unfunded portion of the PIP. The “as-is” appraised value is $257,000,000.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hyatt Regency Louisville, representing approximately 3.9% of the Initial Pool Balance, the Appraised Value of $70,500,000 as of May 1, 2018, assumes the completion of the related PIP. At loan origination, approximately $3,008,794 was reserved for completion of the PIP. The “as-is” appraised value of the Mortgaged Property as of May 1, 2017 was $66,500,000.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Corporate Woods Portfolio, representing approximately 3.6% of the Initial Pool Balance, the Appraised Value of $299,100,000 reflects an approximately $3,600,000 premium attributed to the aggregate value of the portfolio of Mortgaged Properties as a whole. The sum of the “as-is” appraised values of each of the Mortgaged Properties on an individual basis is $295,500,000.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Torrey Executive Centre, representing approximately 2.6% of the Initial Pool Balance, the Appraised Value of $37,900,000 was set forth in the related appraisal as the “as-stabilized” appraised value and was based on the assumption that lease-up costs (tenant improvements, free rent and roof repairs) associated with the sole tenant, The Scripps Research Institute, have been incurred by the borrower sponsor or reserved under the related Mortgage Loan documents. However, at origination, the borrower reserved $200,100 for deferred maintenance, $118,050 for rent abatement and $1,506,950 for tenant improvements and leasing commissions. Because all assumptions for the “as-stabilized” appraised value in the related appraisal have been met, the Appraised Value of $37,900,000 is treated as the “as-is” appraised value.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 164 Fifth Avenue, representing approximately 2.3% of the Initial Pool Balance, the Appraised Value of $44,000,000 is the “as is (Leasing Costs Reserved)” appraised value as of June 1, 2017, which assumes the borrower reserves the remaining outstanding leasing costs. At loan origination, approximately $4,100,000 was reserved for the remaining leasing costs. The “as-is” appraised value of the Mortgaged Property as of June 1, 2017 was $40,000,000.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Colonial Village, representing approximately 1.8% of the Initial Pool Balance, the Appraised Value of $28,000,000 is the “as complete” appraised value as of July 24, 2018, which assumes the completion of various renovations at the Mortgaged Property, including upgrades to the exterior and commons areas. At loan origination, approximately $1,200,000 was reserved for completion of the renovations. The “as-is” appraised value of the Mortgaged Property as of July 24, 2017 was $24,600,000.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 1704 Automation Parkway, representing approximately 1.2% of the Initial Pool Balance, the Appraised Value of $21,600,000 was set forth in the related appraisal as the “as-stabilized” appraised value and was based on the assumption that the tenant improvements have been completed or are in progress of being completed and all outstanding commissions, cost for tenant improvement, lease inducement costs and free rent under the Mortgage Loan documents have been paid. At origination, the borrower reserved $471,564, for rent abatement and $3,169,339, in connection with the tenant improvements. In addition, in connection with the purchase of the Mortgaged property, the seller of the property escrowed with a third party title company the amount owed to the sole tenant pursuant to its lease for tenant work to be completed at the Mortgaged Property. All outstanding commissions have already been paid. Because all assumptions for the “as-stabilized” appraised value in the related appraisal have been met, the Appraised Value of $21,600,000 is treated as the “as-is” appraised value.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Harbor Storage Vero Beach, representing approximately 0.3% of the Initial Pool Balance, the Appraised Value of $4,400,000 is the “as complete” appraised value as of November 1, 2017, which assumes the completion of various improvements at the Mortgaged Property, including upgrades to the security systems and amenities. At loan origination, approximately $52,600 was reserved for completion of the renovations. The “as-is” appraised value of the Mortgaged Property as of June 28, 2017 was $4,350,000.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 1704 Automation Parkway, representing approximately 1.2% of the Initial Pool Balance, the “Appraised Value” of $21,600,000 reflects the “as-is” appraised value, and assumes the tenant improvement build out is completed and Quantenna Communications, Inc., the sole tenant, takes occupancy (expected to be October 23, 2017). Quantenna Communications, Inc. executed a lease dated February 21, 2017. The borrower is in a free rent period from November 2017 through February 2018. The borrower reserved $471,564 in a free rent reserve to cover this period.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated

Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Loan Combination), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan, unless otherwise indicated; and

●	with respect to each of the Mortgage Loan(s) secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as-is” appraised value) (1)	Unadjusted “as-is” appraised value(1)
Marriott LAX	4.1%	48.3%	$300,800,000	56.5%	$257,000,000
Hyatt Regency Louisville	3.9%	54.7%	$70,500,000	58.0%	$66,500,000
Corporate Woods Portfolio	3.6%	73.9%	$299,100,000	74.8%	$295,500,000
164 Fifth Avenue	2.3%	51.7%	$44,000,000	56.9%	$40,000,000
Colonial Village	1.8%	62.4%	$28,000,000	71.0%	$24,600,000
Harbor Storage Vero Beach	0.3%	73.0%	$4,400,000	73.8%	$4,350,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan.

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan.

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR”, “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan, unless expressly stated otherwise.

“Hard Lockbox” means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance at maturity of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan, unless otherwise indicated; and

●	with respect to each of the Mortgage Loan(s) secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Appraised Value)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as- is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Marriott LAX	4.1%	40.2%	$300,800,000	47.0%	$257,000,000
Hyatt Regency Louisville	3.9%	51.8%	$70,500,000	54.9%	$66,500,000
Corporate Woods Portfolio	3.6%	59.7%	$299,100,000	60.4%	$295,500,000
164 Fifth Avenue	2.3%	51.7%	$44,000,000	56.9%	$40,000,000
Colonial Village	1.8%	62.4%	$28,000,000	71.0%	$24,600,000
Harbor Storage Vero Beach	0.3%	68.5%	$4,400,000	69.3%	$4,350,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental, manufactured housing community and mixed use (to the extent the related Mortgaged Property includes multifamily or manufactured housing community space) properties, the percentage of rental Units or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, mixed use (to the extent the related Mortgaged Property includes office, retail, industrial or storage space), industrial and self storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are deposited into a lockbox account by the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Soft Springing Lockbox” means an account initially established as a Soft Lockbox; provided, that upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. In the case of the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A to this prospectus as Station Place III, Stryker Corporation and Capital Centers II & III, representing approximately 5.1%, 4.1% and 2.2%, respectively, of the Initial Pool Balance, in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease and the term of the related Mortgage Loan. Underwritten NCF for other Mortgage Loans may also include straight line rent for certain tenants.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Loan Combination, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. In the case of the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A to this prospectus as Station Place III, Stryker Corporation and Capital Centers II & III, representing approximately 5.1%, 4.1% and 2.2%, respectively, of the Initial Pool Balance, in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease and the term of the related Mortgage Loan. Underwritten NOI for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 10 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, self storage and manufactured housing community properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. See “—Tenant Issues” below.

“Units,” “Rooms,” or “Pads” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms or (c) in the case of a Mortgaged Property that is a manufactured housing community property, the number of pads.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans

Initial Pool Balance(1)	$977,059,894
Number of Mortgage Loans	57
Number of Mortgaged Properties	95
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$980,000 to $75,000,000
Average Cut-off Date Balance	$17,141,402
Range of Mortgage Rates	3.25% to 5.60%
Weighted Average Mortgage Rate	4.46836%
Range of original terms to Maturity Date/ARD(2)(3)	60 months to 123 months
Weighted average original term to Maturity Date/ARD(2)(3)	113 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)(3)	58 months to 121 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)(3)	112 months
Range of original amortization terms(4)	300 months to 360 months
Weighted average original amortization term(4)	354 months
Range of remaining amortization terms(4)	298 months to 360 months
Weighted average remaining amortization term(4)	353 months
Range of Cut-off Date LTV Ratios(5)(6)	39.7% to 78.3%
Weighted average Cut-off Date LTV Ratio(5)(6)	59.1%
Range of Maturity Date/ARD LTV Ratios(2)(5)(6)	37.7% to 73.6%
Weighted average Maturity Date/ARD LTV Ratio(2)(5)(6)	54.4%
Range of UW NCF DSCR(5)(7)	1.10x to 3.45x
Weighted average UW NCF DSCR(5)(7)	1.89x
Range of Debt Yield on Underwritten NOI(5)(8)	6.2% to 19.6%
Weighted average Debt Yield on Underwritten NOI(5)(8)	10.9%
Percentage of Initial Pool Balance consisting of:
Interest Only	41.9%
Interest Only then Amortizing Balloon	32.2%
Amortizing Balloon	25.9%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	16.3%
Mortgage Loans with only mezzanine debt	10.2%
Mortgage Loans with only subordinate debt	4.9%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, Mortgage Loans with Anticipated Repayment Dates are presented as if they were to mature on the related Anticipated Repayment Date.

(3)	With respect to the Station Place III Mortgage Loan, the first payment date is December 1, 2017. On the CGCMT 2017-C4 securitization closing date, CREFI will deposit funds sufficient to pay the interest due for a November 2017 payment date (as if there had been a November 2017 payment date). The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for that Mortgage Loan reflected in the preceding table are inclusive of the additional November 2017 interest payment to be deposited by CREFI, and are therefore calculated at 121 months (instead of 120 months).

(4)	Does not include any Mortgage Loan that pays interest-only until its maturity date or Anticipated Repayment Date.

(5)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each Mortgage Loan are presented in this prospectus (i) if such Mortgage Loan is part of a Loan Combination, based on both that Mortgage Loan and any related Pari Passu Companion Loan(s) but, unless otherwise specifically indicated, without regard to any related Subordinate Companion Loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(6)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan are generally based on the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of the related Mortgaged Properties, provided that (a) the “as-is” Appraised Value for a portfolio of Mortgaged Properties may include a premium relating to the valuation of the portfolio of Mortgaged Properties as a whole rather than as the sum of individually valued Mortgaged Properties or (b) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the “as-is” Appraised Value for a Mortgaged Property plus a property improvement reserve, which has been established at origination of the related Mortgage Loan, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”. In addition, the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of certain Mortgaged Properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the Mortgage Pool using only unadjusted “as-is” Appraised Values and the Cut-off Date Balance or Balloon Balance (as applicable) of each Mortgage Loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”, are 59.9% and 55.1%, respectively.

(7)	The UW NCF DSCR for each Mortgage Loan is generally calculated by dividing the Underwritten NCF for the related Mortgaged Property or Mortgaged Properties by the Annual Debt Service for such Mortgage Loan, as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loan structured with an economic holdback reserve, the UW NCF DSCR for such Mortgage Loan may be calculated based on the Annual Debt Service that would be in effect for such Mortgage Loan assuming that the related Cut-off Date Balance is net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “—Certain Calculations and Definitions”.

(8)	The Debt Yield on Underwritten NOI for each Mortgage Loan is generally calculated as the Underwritten NOI for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance of such Mortgage Loan, and the Debt Yield on Underwritten NCF for each Mortgage Loan is generally calculated as the Underwritten NCF for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance of such Mortgage Loan; provided, that with respect to any Mortgage Loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loan may be calculated based on the related Cut-off Date Balance net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Loan Combination(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes 19 Mortgage Loans, representing approximately 41.9% of the Initial Pool Balance, that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, 19 Mortgage Loans, representing approximately 32.2% of the Initial Pool Balance, that pay interest-only for a portion of their respective terms, and 19 Mortgage Loans, representing approximately 25.9% of the Initial Pool Balance, that pay principal and interest for their entire terms.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Office(2)	11	26	$271,586,389	27.8%
Suburban	8	23	170,986,389	17.5
CBD	3	3	100,600,000	10.3

Retail	17	26	$244,628,644	25.0%
Anchored(3)	8	9	117,529,697	12.0
Outlet Center	1	1	41,000,000	4.2
Single Tenant Retail(4)	3	8	37,674,146	3.9
Super Regional Mall	1	1	28,000,000	2.9
Unanchored	2	5	14,174,800	1.5
Shadow Anchored	2	2	6,250,000	0.6

Hospitality	8	8	$183,232,278	18.8%
Full Service	5	5	161,943,253	16.6
Limited Service	2	2	11,750,000	1.2
Select Service	1	1	9,539,025	1.0

Mixed Use	5	5	$135,224,813	13.8%
Office/Retail	3	3	85,224,813	8.7
Office/Industrial	1	1	25,000,000	2.6
Retail/Office/Parking	1	1	25,000,000	2.6

Multifamily	5	17	$69,359,887	7.1%
Mid-Rise	2	14	44,500,000	4.6
Garden	3	3	24,859,887	2.5

Manufactured Housing	4	6	$33,156,872	3.4%

Industrial	3	3	$21,041,335	2.2%
Warehouse	2	2	14,300,000	1.5
Flex/Warehouse	1	1	6,741,335	0.7

Self Storage	2	2	$9,204,677	0.9%

Other	1	1	$6,000,000	0.6%

Land	1	1	$3,625,000	0.4%

Total	57	95	$977,059,894	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

(2)	The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Corporate Woods Portfolio has one retail unanchored property.

(3)	The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Las Vegas Retail Portfolio has one retail unanchored property.

(4)	The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Witkoff Portfolio has 1 property that is dark and is subleased on a short-term basis.

Office Properties

Twenty-six (26) office properties, representing collateral for approximately 27.8% of the Initial Pool Balance, secure, in whole or in part, eleven (11) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties

Twenty-six (26) retail properties, representing collateral for approximately 25.0% of the Initial Pool Balance, secure, in whole or in part, seventeen (17) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Hospitality Properties

Eight (8) hospitality properties, representing collateral for approximately 18.8% of the Initial Pool Balance, secure, in whole or in part, eight (8) of the Mortgage Loans. Six (6) of the hospitality properties, representing collateral for approximately 12.6% of the Initial Pool Balance, are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement	Mortgage Loan Maturity Date
Godfrey Hotel	$47,500,000	4.9%	1/31/2024	10/6/2022
Marriott LAX	$39,689,333	4.1%	9/28/2040	3/6/2027
Hyatt Regency Louisville	$38,540,000	3.9%	6/30/2037	7/6/2027
Westin Crystal City	$24,000,000	2.5%	6/30/2020	8/6/2027
Courtyard Brunswick	$9,539,025	1.0%	6/27/2026	9/6/2027
HIE&S Sequim	$8,000,000	0.8%	4/1/2020	10/6/2027
Best Western Plus Richmond Hill	$3,750,000	0.4%	11/30/2017	10/6/2027

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.

Securing a new franchise license may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality properties may be particularly affected by seasonality. The Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Godfrey Hotel, Marriott LAX, Westin Crystal City, Hotel Normandie and HIE&S Sequim, representing in the aggregate approximately 13.4% of the Initial Pool Balance, require a seasonality reserve that was established in connection with the origination of each such Mortgage Loan and/or that is required on an ongoing basis.

In addition, hospitality properties may derive a material portion of their Underwritten Revenue from income sources other than room rent. With respect to the following Mortgaged Properties, food and beverage revenue comprises greater than 20% of Underwritten Revenues, as indicated in the table below:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Food and Beverage Revenue as % of Underwritten Revenues
Godfrey Hotel	4.9%	43.3%
Marriott LAX	4.1%	24.1%
Hyatt Regency Louisville	3.9%	25.4%
Westin Crystal City	2.5%	21.2%
Hotel Normandie	1.3%	29.4%

See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hyatt Regency Louisville, representing approximately 3.9% of the Initial Pool Balance, the Mortgaged Property is connected to the Kentucky International Convention Center via a skybridge. The Kentucky International Convention Center, which is a primary demand driver for the hotel, closed in August 2016 to undergo an approximately $207 million renovation with plans to complete the renovation by the summer of 2018. However, we cannot assure you that the renovation will be completed by the expected time or that the closure of the convention center will not have a negative impact on the revenues of the Mortgaged Property. In addition, the franchise agreement for the hotel (i) is not permitted to be terminated by the lender upon a foreclosure and (ii) requires any future refinancing of the Mortgaged Property to have a loan-to-value ratio not higher than 70%.

In addition, parking for the Hyatt Regency Louisville hotel is provided by an adjacent 615 space parking garage owned by the Kentucky State Fair Board. The hotel has the right to use all available spaces at the parking garage, with 35 spaces reserved for its exclusive use, pursuant to a parking lease which expires in 2028, with one renewal option to 2048. The parking lease has been collaterally assigned to the lender, but would require the consent of the parking garage owner (not to be unreasonably withheld) in order for the lender to replace the borrower as lessee after taking title to the hotel. Although the garage parking spaces are not required for zoning, and parking income constitutes only approximately 2.5% of underwritten revenues, a loss of the use of the parking spaces could reduce the convenience of the hotel to potential guests.

Mixed Use Properties

Five (5) mixed use properties, representing collateral for approximately 13.8% of the Initial Pool Balance, secure, in whole or in part, five (5) of the Mortgage Loans.

Each of the mixed use properties has one or more office, retail, industrial and/or parking components. To the extent a mixed use property has office, retail, industrial and/or parking components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”, “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Parking Lots and Garages”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, R&D facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as South Station, which Mortgaged Property represents approximately 7.7% of the Initial Pool Balance, the largest tenant, Amtrak, which represents approximately 25.4% of the net rentable square footage, relies in part on government subsidies.

Multifamily Properties

Seventeen (17) multifamily properties, representing collateral for approximately 7.1% of the Initial Pool Balance, secure, in whole or in part, five (5) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of multifamily properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Chelsea Multifamily Portfolio, representing approximately 2.6% of the Initial Pool Balance, of 146 residential units, (i) twenty-one (21) of the units are subject to rent stabilization and (ii) two (2) of the units are subject to rent control, in either case pursuant to related New York City rent regulations.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 5 Rose Avenue, representing approximately 2.0% of the Initial Pool Balance, of the 59 total units, (i) six of the units are subject to rent control pursuant to the City of Los Angeles Rent Control Ordinance under long term leases, and (ii) the other 53 units are operated as furnished short-term rentals.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as HP Apartments, representing approximately 0.2% of the Initial Pool Balance, such Mortgaged Property relies in part on subsidies under the Section 8 Tenant-Based Assistance Rental Certificate Program of the U.S. Department of Housing and Urban Development or a similar state-run program. We cannot assure you that such programs will be continued in their present form or that the level of assistance provided will be sufficient to generate enough revenues for the related borrower to meet its obligations under the related Mortgage Loan.

Manufactured Housing Community Properties

Six (6) manufactured housing community properties, representing collateral for approximately 3.4% of the Initial Pool Balance, secure, in whole or in part, four (4) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of manufactured housing community properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks”.

Manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Battlement Mesa Portfolio, representing approximately 1.4% of the Initial Pool Balance, approximately 272 of the 596 home pads are occupied by homes owned by an affiliate of the related borrower and rented out like apartments. Such borrower affiliate has entered into a master lease with the related borrower in connection with the lease of the pad space. Under the Mortgage Loan documents, excluding any homes owned by the borrower-affiliate on the origination date, such affiliate-owned homes may generally not exceed 10% of the aggregate homes at the Mortgaged Properties. The affiliate-owned homes are not collateral for the Mortgage Loan and neither of the master lease rent for the pads nor the third party tenant rent for the affiliate owned homes were included in the underwriting for such Mortgage Loan.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as ACG Conlon MHC Portfolio IV, representing approximately 0.8% of the Initial Pool Balance, approximately 41 of the 363 home pads are occupied by homes owned by an affiliate of the related borrower and rented out like apartments. Such borrower affiliate has entered into a master lease with the related borrower, to be co-terminus with the Mortgage Loan, which covers the pad rent for each affiliate owned home. The 41 park owned homes are not collateral for the Mortgage Loan, and all 41 affiliate owned homes were excluded from the underwriting and valuation of the Mortgaged Properties. Excluding any park owned homes owned by the borrower affiliate as of the Mortgage Loan origination date, any affiliate owned homes in excess of 41 affiliate owned homes at the Mortgaged Properties are required to become collateral for the Mortgage Loan

Industrial Properties

Three (3) industrial properties, representing collateral for approximately 2.2% of the Initial Pool Balance, secure, in whole or in part, three (3) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties”.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

Self Storage Properties

Two (2) self storage properties, representing collateral for approximately 0.9% of the Initial Pool Balance, secure, in whole or in part, two (2) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self storage properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related

Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Land (Leased Fee) Properties

One (1) Mortgage Loan, representing approximately 0.4% of the Initial Pool Balance, is secured by the fee interest, but not the improvements (subject to the provisions of the related ground lease) in one (1) Mortgaged Property. Certain factors may adversely affect the operation and value of a Mortgaged Property that consists entirely of a leased fee interest. See “Risk Factors—Leased Fee Properties Have Special Risks”.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its 5 largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic laboratory or health management services and/or health professional school(1)	11	10.4%
Restaurant(2)	10	8.6%
Gym, fitness center, spa, salon, pool or health club(3)	8	7.3%
Theater(4)	2	6.4%
R&D facility and/or data center(5)	1	4.1%
School, educational facility and/or beauty and cosmetology school(6)	2	2.9%
Laundromat(7)	1	0.3%

(1)	Includes the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A to this prospectus as Corporate Woods – Building 14, Corporate Woods – Building 9, The Village at Craig Road, Torrey Executive Centre, Carnegie Park, Old Orchard Center, Mills Pointe Shopping Center, Carolina Center Business Park, West End Commons, Shoppers World Duluth and Shoppes of Dacula Market.

(2)	Includes the Mortgaged Properties identified on Annex A to this prospectus as Corporate Woods – Building 65, The Shoppes at Flowers Mill, Shops & Gym at Durango Arby Plaza, Walgreens Witkoff Portfolio – Windham, Mills Pointe Shopping Center, Lexington Circle, West End Commons, Lakewest Plaza, Shoppers World Duluth and Golden Gate Shopping Center. Excludes any hotel properties that may have a restaurant on-site.

(3)	Includes the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A to this prospectus as Shops & Gym at Durango Arby Plaza, Shops at Boca Park, Brickell Heights, Mills Pointe Shopping Center, Golden Gate Shopping Center, Gihon Village Shopping Center, Shoppes of Dacula Market and The Crossings Retail Center.

(4)	Includes the Mortgaged Properties identified on Annex A to this prospectus as Mall of Louisiana and 50 Varick Street.

(5)	Includes the Mortgaged Property identified on Annex A to this prospectus as Stryker Corporation.

(6)	Includes the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A to this prospectus as The Village at Craig Road and Capital Centers II.

(7)	Includes the Mortgaged Property identified on Annex A to this prospectus as Shoppers World Duluth.

Restaurants are subject to certain unique risks including that the restaurant space is not easily convertible to other types of retail or office space and that the restaurant receipts are not only affected by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

The cash flows generated from private schools are generally dependent on student enrollment and the ability of enrolled students to pay tuition, which in some cases is dependent on the ability to obtain financial aid or loans. Enrollment at a private school may decrease due to, among other factors: (i) changing local demographics; (ii) competition from other schools; (iii) increases in tuition and/or reductions in availability of student loans, government grants or scholarships; (iv) reductions in education spending as a result of changes in economic conditions in the area of the school; (v) poor performance by teachers, administrative staff or students; (vi) mismanagement at the private school; and (vii) loss of accreditation leading to ineligibility for federal student loans. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Private Schools and Other Cultural and Educational Institutions”.

Bank branches are specialty-use properties that are outfitted with vaults, teller counters and other customary installations and equipment that require significant capital expenditures. The ability to lease these properties to entities other than financial institutions may be difficult due to the added cost and time of refitting the properties.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$75,000,000	7.7%
Five (5) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$253,400,000	25.9%
Ten (10) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$430,206,992	44.0%
Largest Related-Borrower Concentration(1)	$64,900,000	6.6%
Next Largest Related-Borrower Concentration(1)	$10,915,000	1.1%

(1)	Excludes single-borrower Mortgage Loans and Crossed Groups that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 2.9% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgaged Property / Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Corporate Woods Portfolio	$35,577,660	3.6%
Las Vegas Retail Portfolio	27,000,000	2.8
Chelsea Multifamily Portfolio	25,000,000	2.6
Capital Centers II & III	21,443,357	2.2
Walgreens Witkoff Portfolio	16,150,000	1.7
Battlement Mesa Portfolio	13,575,000	1.4
ACG Conlon MHC Portfolio IV	8,200,000	0.8
Grand Total	$146,946,017	15.0%

Two (2) groups of Mortgage Loans, set forth in the table entitled “Related Borrower Loans” below, collectively representing approximately 7.8% of the Initial Pool Balance, have borrower sponsors that are related to each other. No such group of Mortgage Loans represents more than approximately 6.6% of the Initial Pool Balance. See “Risk Factors—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Stryker Corporation	$39,900,000	4.1%
IGT Reno	25,000,000	2.6
Total for Group 1:	$64,900,000	6.6%

Group 2
Bank of America Office Campus 600	$9,935,000	1.0%
Dollar General Milford	980,000	0.1
Total for Group 2:	$10,915,000	1.1%

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
California	12	$201,754,682	20.6%
New York	17	$110,139,674	11.3%
Massachusetts	5	$100,077,317	10.2%
Nevada	4	$52,000,000	5.3%
District of Columbia	1	$50,000,000	5.1%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Georgia, Kentucky, Florida, Texas, Washington, South Carolina and Missouri, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.

●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, California, New York, Illinois, Georgia, Wisconsin, Florida, Pennsylvania, Texas, Louisiana, Virginia, North Carolina, Washington, South Carolina, Michigan, Maryland, Ohio, Connecticut and New Jersey, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.

●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States and particularly the northern and central parts of Mississippi, are prone to tornados.

●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Fifteen (15) Mortgaged Properties, securing in the aggregate approximately 24.6% of the Initial Pool Balance, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19.0%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Fifteen (15) of the Mortgaged Properties, identified on Annex A to this prospectus as the thirteen (13) mortgaged properties securing the Chelsea Multifamily Portfolio, Brickell Heights and Dollar General Milford, securing in the aggregate approximately 4.8% of the Initial Pool Balance, were constructed or materially renovated 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Six (6) of the Mortgaged Properties, identified on Annex A to this prospectus as Saddleback MHC, Tamarisk MHC, 1704 Automation Parkway, Lexington Circle, St. Louis Cardinals Lot and 8212 Liberty Road Leased Fee, securing in the aggregate approximately 4.5% of the Initial Pool Balance, were acquired 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Five (5) of the Mortgaged Properties, identified on Annex A to this prospectus as Stryker Corporation, IGT Reno, 164 Fifth Avenue, Bank of America Office Campus Building 600 and The Crossings Retail Center, securing in the aggregate approximately 10.4% of the Initial Pool Balance, are subject to either a triple-net or double-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Tenancies-in-Common

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified on Annex A to this prospectus as 50 Varick Street, Chelsea Multifamily Portfolio, Westin Crystal City and HP Apartments, which Mortgaged Properties represent approximately 3.6%, 2.6%, 2.5% and 0.2%, respectively, of the Initial Pool Balance, the related borrowers are tenants-in-common. However, with respect to such Mortgage Loans, the related tenants-in-common have waived their respective right to partition.

See “Risk Factors—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Delaware Statutory Trusts

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as St. Louis Cardinals Lot, representing approximately 0.6% of the Initial Pool Balance, the related borrower is a Delaware statutory trust (the “Cardinals DST”). The Cardinals DST is controlled by a signatory trustee (which is a special purpose entity and 100% owned and controlled by the related borrower sponsor), and the signatory trustee has broad authority to control the Cardinals DST borrower similar to the control a general partner or managing member would have with respect to an alternative form of special purpose entity. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the Mortgaged Property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lessee joined the Mortgage Loan documents and therein subjected its leasehold interest to the lien of the lender and assigned to the lender all of its interest in any rents from the Mortgaged Property. Under certain circumstance, including, without limitation, when investment in the Mortgaged Property is required, the Cardinals DST’s signatory trustee can cause the Cardinals DST to convert to a limited liability company for which the signatory trustee would act as sole manager. The holders of the beneficial interests in the Cardinals DST do not have authority to control or manage the borrower or the Mortgaged Property under the related trust agreement, and their consent is not required for management of the Mortgaged Property or a conversion of the borrower to a limited liability company.

See “Risk Factors—The Borrower’s Form of Entity May Cause Special Risks”.

Condominium Interests

Four (4) Mortgage Loans, secured by the Mortgaged Properties identified on Annex A to this prospectus as 50 Varick Street, The Shoppes at Flowers Mill, Carnegie Park and Brickell Heights, representing approximately 3.6%, 2.9%, 2.6% and 2.1%, respectively, of the Initial Pool Balance, are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. With respect to each such Mortgage Loan, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent, other than as described below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Carnegie Park, representing approximately 2.6% of the Initial Pool Balance, the Mortgaged Property consists of four non-residential condominium units in a mixed use condominium that also includes approximately 277 residential condominium units that are not included in the collateral. The condominium board consists of five members, two of which are appointed by the borrower (as owner of the non-residential units) and three of which are appointed by a vote of all of the unit owners based on their common interests. The borrower’s common interest is 10.8938%, which does not guaranty a third member on the condominium board. Although the condominium board is not controlled by the borrower, certain major decisions require consent of the borrower, including whether to (i) terminate the condominium regime, (ii) materially amend the condominium documents or (iii) whether to partition or subdivide any of the condominium units.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Brickell Heights, representing approximately 2.1% of the Initial Pool Balance, the Mortgaged Property consists of certain retail and commercial components of a mixed use property that includes 690 residential units (which residential component is subject to a separate condominium regime). The commercial component consists of one unit in a nine unit commercial condominium. The related condominium board consists of three members that are appointed by an affirmative vote of a majority of the voting interests of all unit owners (the borrower holds a 35.79% interest in the related condominium association) and the condominium board is not controlled by the borrower. However, certain major decisions, including any change in the allocation of common expenses or voting rights in the condominium, require the consent of the borrower. Notwithstanding the foregoing, other major decisions, including in certain circumstances the restoration of the Mortgaged Property in the event of casualty are not subject to the consent of the borrower. In addition, each of the retail and commercial components are subject to a master declaration governing, among other things, the allocation of common area expenses among the related property units owners. The borrower does not control the related master association board.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s). See “Risk Factors—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

Two (2) Mortgaged Properties, identified on Annex A to this prospectus as South Station and Sorrento Mesa securing approximately 7.7% and 0.7%, respectively, of the Initial Pool Balance, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

Two (2) Mortgaged Properties, identified on Annex A to this prospectus as Highland Green MHC and New Bedford, securing approximately 0.5% and 0.3%, respectively, of the Initial Pool Balance, are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the related Mortgaged Property and (y) one or more fee interests in the remaining portion of the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted on Annex E, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

See “Risk Factors—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Sponsor Representations and Warranties No. 34 (Ground Leases) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 10 months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;

●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;

●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;

●	for which an environmental insurance policy will have been obtained from a third party insurer;

●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;

●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;

●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;

●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or

●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

It was not uncommon for the environmental testing to reveal the presence of asbestos containing materials, lead based paint, mold and/or radon at any Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Environmental Liabilities Will Adversely Affect the Value and

Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Station Place III, representing approximately 5.1% of the Initial Pool Balance, according to the Phase I environmental reports, dated September 5, 2017, the related ESA identified as a REC an impact to groundwater identified during an investigation of the Mortgaged Property in 2000 and associated with historical on-site activities, including a gas station and a rail yard. Excavation of the Mortgaged Property was conducted in connection with the construction of the current improvements on Mortgaged Property in 2009, which the Phase I ESA consultant states likely removed the source of any impacts to groundwater. Based on source removal and on the fact the 2000 investigation identified an exceedance of applicable groundwater standards in only one sample collected and at low concentrations, the Phase I ESA environmental consultant determined that no further action was necessary for the Mortgaged Property. In lieu of providing an environmental indemnity by an acceptable guarantor in accordance with the Mortgage Loan documents, the Mortgaged Property and related lender were added to an environmental collateral protection and liability environmental insurance policy also covering non-collateral property. The insurance was issued by Ironshore Specialty Insurance Company and includes a $50,000 deductible with an aggregate policy limit of $10,000,000 and expires June 1, 2019. The policy premium was paid in full.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriott LAX, representing approximately 4.1% of the Initial Pool Balance, the related ESA identified the historic use of the Mortgaged Property as an aircraft parts manufacturing facility. Subsurface investigations conducted in 2014 and 2015 identified soil and groundwater impacts including, among other things, tetrachloroethene (PCE) and trichloroethene (TCE). In addition, a Phase II ESA performed in 2014 identified related vapor concerns. The Mortgage Loan documents require the borrower to perform vapor intrusion testing at the Mortgaged Property to determine whether a vapor mitigation system is necessary (or at the borrower’s discretion, to install such a system without performing a study). At origination, the borrower reserved $50,000 with the lender, representing 125% of the estimated cost to install and maintain a vapor mitigation system. In addition, the borrower obtained an environmental insurance policy from Steadfast Insurance Company, with a policy limit of $3,000,000 per incident and in the aggregate, a $25,000 deductible and a ten-year term with a three-year reporting tail. The lender is the named insured under the policy and the policy premium was paid in full.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hyatt Regency Louisville, representing approximately 3.9% of the Initial Pool Balance, a limited Phase II investigation was conducted with respect to a dry cleaner formerly located at the Mortgaged Property. Three soil samples were collected on April 18, 2017 in the area of the former dry cleaner that showed acetone and tetrachloroethene at levels above detection limits in soil. However, the samples did not exceed respective regional screening levels for resident and composite workers. Analytical results of three soil gas samples revealed chloroform (23.5 μg/m3) and tetrachloroethene (2,470 μg/m3) in the sample collected from beneath the former dry cleaning machine that exceeded the Environmental Protection Agency Vapor Intrusion Screening Levels sub-slab screening levels established for commercial properties of 18 μg/m3 and 1,600 μg/m3, respectively. Analytical results of indoor air revealed chloroform at a concentration of 10.1 μg/m3 which exceeds the indoor air objective of 0.53 μg/m3. However, the Phase II report indicated that the presence of chloroform was likely due to the use of bleach in the washing machines and dryers and not the former dry cleaning machine, and noted that the allowable exposure limit for employees working with chloroform under the Occupational Health and Safety Act is 240,000 ug/m3. Based on the results of the soil, soil gas and indoor air sampling, the Phase I did not identify the former dry cleaner as a recognized environmental condition and recommended no further action. The Phase II environmental report, dated May 3, 2017, also recommended no further action.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as The Shoppes at Flowers Mill, representing approximately 2.9% of the Initial Pool Balance, the related ESA dated August 7, 2017 did not identify any RECs. The ESA identified a business environmental risk with respect to the history of the current drop-off dry cleaner (formerly an on-site dry cleaner). A Phase II ESA was performed in 2007, which did not identify any dry cleaner solvent above the Pennsylvania Department of Environmental Protection action levels and the ground water at the Mortgaged Property is not used for potable purposes. At loan origination, the borrower deposited $62,500 into an environmental escrow, representing 125% of the projected reasonable worst case scenario if the regulators were, in the future, to require equipment to prevent vapor from entering the building. In addition, the borrower obtained an environmental impairment liability insurance policy with Steadfast Insurance Company (a Zurich Insurance Group Company), with a policy limit of $2 million per incident and in the aggregate, a deductible of $25,000 co-terminus with the loan term and an optional 36-month extended reporting period. The lender is named as an additional named insured under the policy. The policy premium was paid in full at closing and at origination, the borrower escrowed $24,630 with the lender to cover an additional three (3) years of insurance coverage. Steadfast has an A.M. Best Rating of A+.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Carnegie Park, representing approximately 2.6% of the Initial Pool Balance, the related ESA identified that two USTs are located at the Mortgaged Property that were closed in 2008. However, in connection with the closure, the borrower did not obtain documentation from the New York Fire Department and the New York State Department of Environmental Conservation evidencing regulatory closure. There have been no reports of a release in connection with the USTs. The related ESA recommended that the borrower secure the closure documentation for the USTs. At origination, borrower reserved $62,500 with lender, which represents approximately 125% of the worst case cost estimate provided in the related ESA. Upon the borrower obtaining regulatory closure from any applicable governmental agency, the funds in the reserve will be released to the borrower.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Old Orchard Center, representing approximately 1.5% of the Initial Pool Balance, the related ESA identified a REC at the Mortgaged Property related to the prior use of a portion of the Mortgaged Property as a dry cleaning facility from approximately 1967 until approximately 2011. In 2011, the California Department of Toxic Substance Control (“DTSC”) determined that further action was necessary after (i) soil and groundwater testing revealed high levels of tetrachloroethene (PCE) and trichloroethene and (ii) indoor air testing revealed risk of vapor migration. Under the Mortgage Loan documents, the borrower is required to remediate any existing contamination and obtain written determination from the DTSC or other applicable agency that no further action is required (“NFA Letter”). At origination, the borrower reserved $2,900,000 with the lender, representing approximately 300% of the estimated cost to remediate and obtain an NFA Letter. In addition, the borrower obtained a pollution legal liability insurance policy from Beazley, with a limit of $2,000,000, a deductible of $100,000 (if the borrower triggers the policy) or a deductible of $50,000 (if the lender triggers the policy) and a term expiring in September 2025. Policy premiums have been paid in full.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hotel Normandie, representing approximately 1.3% of the Initial Pool Balance, the related ESA identified a REC at the Mortgaged Property related to the prior use of a portion of the Mortgaged Property as a dry cleaning operation from 1958 to 1971. The ESA did not identify any regulatory records or other reported impacts from such dry cleaning operations. At origination, the lender obtained a lender’s environmental insurance policy from Zurich North America, with a policy limit of $1,000,000 per occurrence and in the aggregate, a $25,000 deductible and a thirteen-year term. Policy premiums have been paid in full.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Golden Gate Shopping Center, representing approximately 1.0% of the Initial Pool Balance, the related ESA identified a REC related to (i) the current operation of a dry cleaner at the Mortgaged Property with on-site cleaning operations and (ii) the historic operation of a dry cleaner at the Mortgaged Property with suspected on-site cleaning operations.  With respect to the current dry cleaner, the related portion of the Mortgaged Property is enrolled in the North Carolina Dry-Cleaning Solvent Cleanup Fund (DSCA) and is subject to ongoing groundwater monitoring to address any residual soil and/or groundwater impacts.  It is anticipated that regulatory closure will be issued in 2018, subject to land use restrictions prohibiting, among other things, the use of groundwater at the Mortgaged Property.  With respect to the former dry cleaner, insufficient records were identified to determine whether there were any soil and/or groundwater impacts.  At origination, the borrower paid for a Lender Environmental Collateral Protection and Liability policy from Great American Insurance Group, with a policy limit of $2,000,000 per incident and in the aggregate, a $25,000 deductible and a term through July 28, 2030. The lender is the named insured under the policy and the policy premium was paid in full at origination.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as St. Louis Cardinals Lot, representing approximately 0.6% of the Initial Pool Balance, the related ESA identified a controlled REC at the Mortgaged Property related to the prior use of portions of the Mortgaged Property for industrial and textile purposes. The Mortgaged Property entered into Missouri Department of Natural Resources Voluntary Cleanup Program in 2001 after chlorinated solvents were detected in the groundwater. A Certificate of Completion was issued to the Mortgaged Property in February of 2004 after an activity and use limitation was placed on the site preventing redevelopment for residential purposes. In 2016, a limited subsurface investigation determined that there were soil and groundwater impacts at the Mortgaged Property related to such prior use, including heavy metals, lead, and benzo(a)pyrene. However, due to the use of the Mortgaged Property as an asphalt-paved surface parking lot, no further action was warranted, subject to, among other things, (i) a prohibition on the use of the groundwater at the Mortgaged Property for potable purposes, (ii) ongoing maintenance of the existing institutional and engineering controls, including the existing asphalt cap, at the Mortgaged Property and (iii) use of an environmental consultant to oversee any future invasive construction or re-development activities at the Mortgaged Property.

With respect to the Mortgage Loan secured, in part, by the Mortgaged Property identified on Annex A to this prospectus as Walgreens Witkoff Portfolio – Worcester, which Mortgaged Property represents approximately 0.3% of the Initial Pool Balance, the related ESA identified as a controlled REC soil and groundwater contamination that remains on the Mortgaged Property as a result of historical use as a petroleum naptha dry cleaning facility, stemming from associated USTs, which were subsequently removed. The Mortgaged Property is subject to an activity and use limitation, which was implemented at the Mortgaged Property in 1997, that requires any improvements on the Mortgaged Property be equipped with a vapor barrier and that that any subsurface activities be conducted in accordance with a health and safety plan, a soil management plan and under the supervision of a licensed site professional.

With respect to the Mortgage Loan secured, in part, by the Mortgaged Property identified on Annex A to this prospectus as Walgreens Witkoff Portfolio – Staten Island, which Mortgaged Property represents approximately 0.2% of the Initial Pool Balance, the related ESA identified one REC at the Mortgaged Property due to the presence of a former gasoline station at the Mortgaged Property from approximately 1969 until approximately 2005, which contributed to soil and groundwater contamination at the Mortgaged Property. The Mortgaged Property is under active remediation and monitoring being conducted by Amerada Hess, the party identified as the responsible party. The related ESA recommended continuing the implementation of the ongoing groundwater remedial and monitoring activities under the oversight of the New York State Department of Environmental Conservation until a no further action status is achieved.

With respect to the Mortgage Loan secured, in part, by the Mortgaged Property identified on Annex A to this prospectus as Walgreens Witkoff Portfolio – Windham, which Mortgaged Property represents approximately 0.2% of the Initial Pool Balance, the related ESA identified as a controlled REC residual soil contamination on the Mortgaged Property as a result of historical use as a gas station with auto repair operation until 1995 and a leaking underground storage tank, which was subsequently removed. On February 2, 2007, the Maine Department of Environmental Protection issued a Certification of Completion indicating that remedial actions had been completed to the commissioner’s satisfaction, subject to the condition that the certificate be recorded.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as HP Apartments, representing approximately 0.2% of the Initial Pool Balance, the related ESA identified a REC related to certain heating oil tanks previously located at the Mortgaged Property.  According to the ESA, such tanks were reportedly removed from the Mortgaged Property prior to 1992; however, insufficient records were identified to confirm the removal of all such heating oil tanks and associated releases (if any) in accordance with applicable regulatory requirements.  At origination, the borrower paid for a Lender Environmental Collateral Protection and Liability policy from Great American Insurance Group, with a policy limit of $1,000,000 per incident and in the aggregate, a $25,000 deductible and a term through July 14, 2030.  The lender is the named insured under the policy and the policy premium was paid in full at origination.

Litigation and Other Legal Considerations

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”. There may be material pending or threatened litigation or other legal proceedings against the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. Below are descriptions of certain material current or threatened litigation matters or other legal proceedings relating to certain Mortgage Loans:

●    With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 50 Varick Street, representing approximately 3.6% of the Initial Pool Balance, Spring Place, Ltd., Spring Place One, Ltd. (affiliates of the second largest tenant, Spring Place New York LLC, and the related non-recourse carveout guarantor) and the related non-recourse carveout guarantor, among others, are each named defendants in an action filed by supplemental summons with notice in 2016 by an affiliate of the largest tenant, Spring Studios New York LLC, alleging, among other things, (i) conversion and/or misappropriation of assets belonging to Spring Studios New York LLC and other named parties and/or their affiliates and (ii) aiding and abetting of such conversion and/or misappropriation by the non-recourse carveout guarantor.  The plaintiff is seeking approximately $10.0 million in compensatory, punitive and related damages in connection with such action.

●    With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Torrey Executive Centre, representing approximately 2.6% of the Initial Pool Balance, the borrower sponsor is a defendant in connection with complaints filed in connection with allegations of, among other things, (i) elder financial abuse and (ii) fraud and breach of fiduciary duty in connection with an affiliate’s failure to disclose a foreclosure on an asset to shareholders. Each complaint requests unspecified damages and injunctive relief, and both are in the pleadings stage.

●    With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 5 Rose Avenue, representing approximately 2.0% of the Initial Pool Balance, the borrower is a defendant in an arbitration proceeding in which the related plaintiff alleges breach of a 2016 contract in connection with a prospective sale of the Mortgaged Property. The plaintiff is seeking, among other things, (a) a refund of the $750,000 deposit associated with the prospective sale, (b) the related transaction costs, (c) reasonable attorney’s fees, (d) prejudgment interest at a statutory rate of 10%, and (e) such other relief as the arbitrator deems necessary and appropriate. Pursuant to the Mortgage Loan documents, the borrower reserved $1,000,000 in connection with the arbitration proceeding, and the guarantor is required to maintain a net worth of $17,500,000 or more and maintain a liquidity of $2,000,000 or more until the claim is settled pursuant to a final, non-appealable judgment or settlement. However, no representation or warranty is made as to the guarantor’s net worth or whether the guarantor will satisfy the above-described net worth and liquidity requirements.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, are subject to property improvement plans (“PIPs”) required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and certain of such Mortgaged Properties that are subject to PIPs.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Marriot LAX, representing approximately 4.1% of the Initial Pool Balance, the Mortgaged Property is currently undergoing an approximately $46.5 million PIP, expected to be completed by the end of 2017. In connection with that work, $12,975,832 was deposited to an FF&E reserve held by the franchisor (the “Marriott FF&E Reserve”) to supplement PIP funds held by Marriott and provide sufficient funds to complete the PIP based on the current budget. At Mortgage Loan origination, the Marriott FF&E Reserve had a total balance of $37,002,074. PIP renovations include improvements and refurbishments to the top-floor guest rooms, common areas, food and beverage outlets and building systems. In the event at any time deposits in the Marriott FF&E Reserve are insufficient to pay in full the estimated cost of any required PIP work, the borrower is required to deposit into a lender controlled account, an amount equal to (i) 115% of the estimated cost to complete such PIP work, less (ii) the amounts allocated in the Marriott FF&E Reserve to complete such work.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Hyatt Regency Louisville, representing approximately 3.9% of the Initial Pool Balance, the borrower is required under the related franchise agreement to complete a PIP at the Mortgaged Property generally within 12 to 24 months from the closing date of the Mortgage Loan. At origination, the borrower deposited approximately $3,008,794 with the lender, representing the estimated amount of the PIP renovations. The PIP generally includes renovations to pre-function and meeting spaces in addition to modernizing parking garage elevators, resurfacing the tennis court, and installing motion sensor lighting in the guestrooms. The borrower’s failure to complete the PIP work by the deadlines specified under the related franchise agreement constitutes a breach of the franchise agreement and may result in termination of the franchise agreement if the borrower fails to cure such default within 30 days’ written notice of default from the franchisor.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 50 Varick Street, representing approximately 3.6% of the Initial Pool Balance, the second largest tenant, Spring Place New York, occupying approximately 47.0% of the net rentable square footage at the Mortgaged Property, is completing the build-out of a portion of its space representing approximately 7.1% of the net rentable square footage at the Mortgaged Property. Spring Place New York is anticipated to complete its space in November 2017. The work is being performed at Spring Place New York’s sole cost and expense, except for approximately $1.0 million contributed by the borrower pursuant to the related lease.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Torrey Executive Centre, representing approximately 2.6% of the Initial Pool Balance, the sole tenant, The Scripps Research Institute (“Scripps”), has commenced a renovation of portions of its space at the Mortgaged Property including, among other things, upgrades to its research and development facilities. Such work is being performed at Scripps’ sole cost and expense, except for approximately $1.5 million that the borrower is required to contribute pursuant to the related lease, provided, however, that the borrower is only required to reimburse Scripps for work completed by February 1, 2019. At origination, the borrower reserved approximately $1,506,950 with the lender in connection with its required tenant improvement allowance.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as IGT Reno, representing approximately 2.6% of the Initial Pool Balance, the sole tenant informed the borrower that it plans to perform, at its own expense, $2,000,000 in elective renovations with respect to the cafeteria, roof, and parking lot, and that it plans to complete this work by October 2018.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Westin Crystal City, representing approximately 2.5% of the Initial Pool Balance, the borrower has commenced a franchisor-mandated PIP at the Mortgaged Property including, among other things, upgrades to fire and life safety systems in the guestrooms and common areas. Under the related franchise agreement, the PIP work is required to be completed by July 20, 2018. At origination of the Mortgage Loan the borrower deposited $276,972 into a reserve representing approximately 100% of the estimated cost to complete the related PIP work.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Colonial Village, representing approximately 1.8% of the Initial Pool Balance, the borrower commenced renovations to the Mortgaged Property, including exterior upgrades, unit upgrades and common area upgrades, which renovations are anticipated to be completed by August 2018. The borrower reserved $1,200,000 at origination, representing approximately 100% of the estimated cost to complete such renovations.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 1704 Automation Parkway, representing approximately 1.2% of the Initial Pool Balance, the borrower and tenant are renovating the sole tenant’s space. The borrower reserved $3,169,339 in connection with this renovation. Additionally, the seller of the Mortgaged Property escrowed $700,000 with a third party title insurance company, also in connection with this renovation. Any amounts remaining in the title company escrow account after the earlier to occur of (i) June 19, 2018, or (ii) the later of (x) 100 days following substantial completion of the borrower’s build out, or (y) the date on which all repairs and/or construction defects identified by the sole tenant, if any, have been remedied, will be returned to the seller of the Mortgaged Property.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as HIE&S Sequim, representing approximately 0.8% of the Initial Pool Balance, in connection with an anticipated PIP expected to commence in March 2020, at origination, the borrower deposited $800,000 into a PIP reserve account. In addition, on each monthly payment date occurring prior to and including the month in which the franchisor provides notice to the borrower or lender that the related PIP will be required (the “PIP Requirement Date”), the borrower will be required to deposit an amount equal to 2.0% of the greater of (a) gross revenues during the prior 12-month period and (b) the gross revenues projected in the approved annual budget for the 12-month period to which such budget relates or, in certain circumstances as provided in the related loan documents, the gross revenue determined by the lender in its reasonable sole discretion. In addition, prior to the PIP Requirement Date, commencing 12 months prior to the franchise agreement expiration date (to the extent the borrower has not satisfied the requirements set forth in the mortgage loan documents to replace the franchise agreement), all excess cash flow after payment of debt service, required reserves and operating expenses will be required to be deposited into the PIP reserve account. To the extent not allocated for FF&E work, FF&E funds will be required to be disbursed to the borrower to reimburse the borrower for PIP work in accordance with the conditions applicable to the PIP reserve.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

One (1) of the Mortgage Loans was a refinancing in whole or in part of a loan that was in default at the time of refinancing or otherwise involved a discounted pay-off or provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO, as described below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Torrey Executive Centre, representing approximately 2.6% of the Initial Pool Balance, the Mortgaged Property was previously encumbered by a prior loan securitized in the WBCMT 2007-C33 transaction that went into maturity default in August 2017 and was subject to a three-month extension. The Mortgage Loan paid off the prior loan in full.

Borrowers, Principals or Affiliated Entities Were Parties to Defaults, Bankruptcy Proceedings, Criminal Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been parties to loan defaults, bankruptcy proceedings, criminal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan, and considering any related Mortgage Loans under common borrower sponsorship as a single Mortgage Loan) taking into account any such material defaults, proceedings, transactions and/or mortgage loan workouts that have occurred within the last 15 years and of which we are aware, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Godfrey Hotel, representing approximately 4.9% of the Initial Pool Balance, an affiliate of the borrower was the borrower under an unrelated mortgage loan made to finance the acquisition of an office building that went into payment default in 2011 and was foreclosed in 2014. Two other affiliates of the borrower were borrowers under an unrelated mortgage loan made to finance the acquisition of an extended stay hotel that went into payment default in 2013 and was foreclosed in 2014.

There are likely other material defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan, and considering any related Mortgage Loans under common borrower sponsorship), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each office, retail, mixed use, industrial and self storage Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Fifteen (15) of the Mortgaged Properties, securing, in whole or in part, ten (10) Mortgage Loans, collectively representing approximately 16.3% of the Initial Pool Balance, are each leased to a single tenant.

●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 4.1% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

In the event of a default by any of the foregoing tenants, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the related leases. In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each office, retail, mixed use and industrial Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, retail, mixed use and industrial Mortgaged Properties:

●	In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within 12 months after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
Stryker Corporation	4.1%	Stryker Corporation	100.0%	3/31/2028	10/6/2027
Corporate Woods - Building 82	0.6%	PNC Bank National Association	64.9%	10/31/2019	9/6/2027
St. Louis Cardinals Lot	0.6%	Premier Parking	100.0%	5/30/2027	6/6/2027
1600 Main Street	0.6%	Snap Inc.	59.7%	12/14/2021	8/6/2027

(1)	Calculated based on a percentage of net rentable square footage of the related Mortgaged Property.

●	With respect to the Mortgaged Properties identified in the table below, tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a sole tenant or single tenant representing greater than 50% of the net rentable square footage, as identified in the table above) expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan occurs.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date
Shops at Boca Park	0.6%	66.3%	2021	9/6/2027
Corporate Woods - Building 70	0.2%	70.0%	2020	9/6/2027
Corporate Woods - Building 12	0.2%	62.8%	2018	9/6/2027
Shoppes of Dacula Market	0.2%	65.0%	2026	9/6/2027

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

●	There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage at the related Mortgaged Property expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.

●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including

(i) if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,

(ii) if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,

(iii) if the borrower fails to provide a designated number of parking spaces,

(iv) if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,

(v) upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,

(vi) if a tenant’s use is not permitted by zoning or applicable law,

(vii) if the tenant is unable to exercise an expansion right,

(viii) if the borrower does not complete certain improvements to the property as contemplated in the lease,

(ix) if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,

(x) if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

(xi) if certain anchor or significant tenants at the subject property go dark or terminate their leases,

(xii) if the landlord violates the tenant’s exclusive use rights for a specified period of time,

(xiii) if the borrower defaults on any other obligations under the lease, or

(xiv) based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after, the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Corporate Woods Portfolio, representing approximately 3.6% of the Initial Pool Balance, the following tenants have the right to terminate their leases as described below:

o	the third largest tenant at the Corporate Woods - Building 82 Mortgaged Property, Berkley Insurance Company, which represents approximately 4.1% of the net rentable square footage of such Mortgaged Property, has the right to terminate the majority of its leased space effective as of September 30, 2020 by written notice to the borrower by January 31, 2020, and the fourth largest tenant, Lincoln National Life Insurance Company, which represents approximately 3.3% of the net rentable square footage of such Mortgaged Property, has the right to terminate its lease effective as of August 31, 2019 by written notice to the borrower by August 31, 2018;

o	the largest tenant at the Corporate Woods - Building 40 Mortgaged Property, Coventry Health Care of Kansas, Inc., which represents approximately 23.2% of the net rentable square footage of such Mortgaged Property, has the right to terminate its lease as to either all of its leased premises or as to any full floor portion of its leased premises effective as of December 31, 2018 by written notice to the borrower by December 31, 2017;

o	the third largest tenant at the Corporate Woods - Building 84 Mortgaged Property, McDonald’s Corporation, which represents approximately 6.0% of the net rentable square footage of such Mortgaged Property, has the right to terminate its lease effective as of July 31, 2018 by written notice to the borrower by January 31, 2018, and the fourth largest tenant, Sirius Computer Solutions, Inc, which represents approximately 5.5% of the net rentable square footage of such Mortgaged Property, has the right to terminate its lease effective as of July 31, 2019 by written notice to the borrower by October 31, 2018;

o	the fifth largest tenant at the Corporate Woods - Building 32 Mortgaged Property, Ascension Insurance, Inc., which represents approximately 6.6% of the net rentable square footage of such Mortgaged Property, has the right to terminate its lease effective as of November 30, 2018 by written notice to the borrower by May 31, 2018;

o	the largest tenant at the Corporate Woods - Building 14 Mortgaged Property, Propharma Group, Inc., which represents approximately 13.5% of the net rentable square footage of such Mortgaged Property, has the right to terminate its lease effective as of March 31, 2019 by written notice to the borrower by July 31, 2018;

o	the fourth largest tenant at the Corporate Woods - Building 9 Mortgaged Property, Oracle America, Inc., which represents approximately 6.2% of the net rentable square footage of such Mortgaged Property, has the right to terminate its lease effective as of March 31, 2020 by written notice to the borrower by March 31, 2019;

o	the fourth largest tenant at the Corporate Woods - Building 6 Mortgaged Property, Affinis Corp, which represents approximately 8.9% of the net rentable square footage of such Mortgaged Property, has the right to terminate its lease effective as of February 28, 2021 by written notice to the borrower by May 31, 2020;

o	the largest tenant at the Corporate Woods - Building 27 Mortgaged Property, CSC Covansys Corporation, which represents approximately 17.1% of the net rentable square footage of such Mortgaged Property, has the right to terminate its lease effective as of March 31, 2019 by written notice to the borrower by June 30, 2018;

o	the second largest tenant at the Corporate Woods - Building 51 Mortgaged Property, The IMA Financial Group Inc, which represents approximately 17.6% of the net rentable square footage of such Mortgaged Property, has the right to terminate its lease effective as of December 31, 2020 by written notice to the borrower by March 31, 2020, and the fifth largest tenant, Platinum Realty, LLC, which represents approximately 7.0% of the net rentable square footage of such Mortgaged Property, has the right to terminate its lease effective as of August 31, 2018 by written notice to the borrower by August 31, 2017;

o	the fourth largest tenant at the Corporate Woods - Building 55 Mortgaged Property, Adam & McDonald PA, which represents approximately 5.6% of the net rentable square footage of such Mortgaged Property, has the right to terminate its lease effective as of November 30, 2018 by written notice to the borrower by May 31, 2018;

o	the second largest tenant at the Corporate Woods - Building 3 Mortgaged Property, Liberty Mutual Insurance Company, which represents approximately 10.3% of the net rentable square footage of such Mortgaged Property, has the right to terminate its lease effective as of February 29, 2020 by written notice to the borrower by February 28, 2019; and

o	the second largest tenant at the Corporate Woods - Building 75 Mortgaged Property, United Wisconsin Insurance Company, which represents approximately 10.2% of the net rentable square footage of such Mortgaged Property, has the right to terminate its lease effective as of June 30, 2020 by written notice to the borrower by June 30, 2019.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Torrey Executive Centre, representing approximately 2.6% of the Initial Pool Balance, the sole tenant, The Scripps Research Institute, has a one-time option to terminate its lease effective on or after October 1, 2027 with at least one years’ prior written notice and payment of a termination fee equal to the sum of any unamortized (1) tenant allowances, (2) rent abatements, and (3) brokerage commissions. Pursuant to the related loan agreement, the lender will require a cash collateral deposit in the amount of $3 million (or an acceptable letter of credit in such amount in lieu thereof), in the event that tenant exercises the termination right.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Sorrento Mesa, representing approximately 0.7% of the Initial Pool Balance, the largest tenant, Integra LifeSciences Corporation, which represents approximately 31.6% of the net rentable square footage, has the option to terminate its lease effective as of June 30th of each year upon six months’ prior written notice.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 1600 Main Street, representing approximately 0.6% of the Initial Pool Balance, the second largest tenant, Amplify LA Management, representing approximately 40% of the net rentable square footage of such Mortgaged Property, has a one-time option to terminate its lease effective on or after December 31, 2019 with at least six months’ prior written notice and waiver of its right to receive any remaining portion of its security deposit.

For additional examples of tenants that may have termination rights, see “Significant Loan Summaries” in Annex B to this prospectus.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Pleasant Prairie Premium Outlets, representing approximately 4.2% of the Initial Pool Balance, the third largest tenant, Under Armour, which represents approximately 2.8% of the net rentable square footage, has the right to terminate its lease if gross sales for the fifth lease year (from approximately October 2019 through September 2020) are less than $5,800,000, upon 60 days’ notice following the expiration of the fifth lease year and payment of a termination fee of $132,900. The fifth largest tenant, Adidas/Rockport, which represents approximately 2.5% of the net rentable square footage, has the right to terminate its lease if gross sales for the fifth lease year (from approximately February 2021 through January 2021) are less than $3,660,000, upon 60 days’ notice following the expiration of the fifth lease year.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Pleasant Prairie Premium Outlets, representing approximately 4.2% of the Initial Pool Balance, the largest tenant, Nike Factory Store, which represents approximately 5.0% of the net rentable square footage, may elect to pay the lesser of (i) 3% of gross sales or (ii) fixed rent, if less than 75% of the gross leasable area of the Mortgaged Property is open and operating, and such condition exists for more than 30 days. If such condition exists for fourteen months, Nike Factory Store may terminate its lease by notice to the related borrower within 60 days after the expiration of such fourteen-month period. The second largest tenant, Old Navy, which represents approximately 4.0% of the net rentable square footage, may pay alternative rent in the amount equal to the greater of (i) 2% of gross monthly sales or (ii) 50% of base rent, if stores representing 70% of the floor area at the Mortgaged Property are not open for business for a period of 90 days. If such condition exists for twelve months following such 90-day period, Old Navy may terminate the lease by notice to the related borrower within 60 days after the expiration of such twelve month period. The third largest tenant, Under Armour, which represents approximately 2.8% of the net rentable square footage, may elect to pay 6% of gross sales in lieu of monthly rent if less than 65% of the floor space at the Mortgaged Property is leased and open for business for more than 90 days. If such condition exists for more than twelve months, Under Armour may terminate its lease by notice to the related borrower within 60 days after the expiration of such twelve-month period. The fourth largest tenant, GAP Outlet, which represents approximately 2.7% of the net rentable square footage, may pay alternative rent in the amount of 75% of its base rent if less than 75% of the total floor space of the Mortgaged Property is open for business for six months. If such condition exists for an additional six months, GAP Outlet may pay alternative rent in the amount of 50% of its base rent. In the event such condition exists for a period of twelve months, GAP Outlet may terminate its lease upon notice to the related borrower. The fifth largest tenant, Adidas/Rockport, which represents approximately 2.5% of the net rentable square footage, may pay 6% of gross sales in lieu of monthly rent if less than 75% of the floor space at the Mortgaged Property is leased and open for business and such condition exists for more than 60 days. If such condition exists for more than twelve months, Adidas/Rockport may terminate its lease by notice to the related borrower within 60 days after the expiration of such twelve-month period.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Mall of Louisiana, representing approximately 2.9% of the Initial Pool Balance, the second largest tenant, Dick’s Sporting Goods, which represents approximately 9.5% of the net rentable square footage, has the right to reduce its rent to 3% of gross sales if (i) at least one non-collateral tenant anchoring the Mortgaged Property that leases at least 60,000 square feet, (ii) at least two non-collateral tenants anchoring the Mortgaged Property that lease at least 100,000 square feet, and (iii) at least 65% of the remaining interior leasable floor area at the Mortgaged Property, is not open and operating. If such condition exists for a period of 24 months, Dick’s Sporting Goods may terminate its lease upon 60 days’ written notice. The third largest tenant, Main Event, which represents approximately 6.0% of the net rentable square footage, has the right to reduce its rent to 6% of gross sales if less than 65% of the in-line floor area of the Mortgaged Property, excluding space leased by non-collateral anchor tenants, is open and operating. If such condition exists for a period of 18 months, Main Event may terminate its lease upon 90 days’ written notice. The fourth largest tenant, Nordstrom Rack, which represents approximately 3.9% of the net rentable square footage, has the right to pay alternative rent in the amount of 50% of minimum rent if, for a period of 12 months, (i) less than 70% of the floor area in the enclosed portion of the Mortgaged Property is open, (ii) at least two of the following tenants are not open: Dick’s Sporting Goods, Ulta Beauty, and DSW, or (iii) at least three tenants that each occupy more than 20,000 square feet in the enclosed portion of the Mortgaged Property are not open. If such condition exists for a period of 18 months, Nordstrom Rack may terminate its lease by notice within 30 days of such 18 month period. The fifth largest tenant, Forever 21, which represents approximately 3.5% of the net rentable square footage, has the right to pay substitute rent in the amount of 9% of net sales if, for a period of 6 months, (i) less than 3 tenants anchoring the Mortgaged Property are open and operating or (ii) less than 80% of the gross leasable area of the enclosed portion of the Mortgaged Property, excluding anchor tenants, is open for business. If such condition exists for a period of 18 months, Forever 21 may terminate its lease upon 90 days’ written notice.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans.

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a single tenant that leases more than 50% of the net rentable square footage of the Mortgaged Property who has the option to go dark:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Corporate Woods Portfolio, representing approximately 3.6% of the Initial Pool Balance, the largest tenant at the Corporate Woods - Building 40 Mortgaged Property, Coventry Health Care of Kansas, Inc., which represents approximately 23.2% of the net rentable square footage of such Mortgaged Property, has the right to go dark at any time. The lease is silent with respect to the borrower’s right to terminate the lease thereafter.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Mall of Louisiana, representing approximately 2.9% of the Initial Pool Balance, the largest tenant, AMC Theatres, which represents approximately 9.6% of the net rentable square footage, has the right to go dark at any time. If AMC Theatres goes dark for six months, the related borrower may terminate the tenant’s lease upon 10 days’ written notice. The second largest tenant, Dick’s Sporting Goods, which represents approximately 9.5% of the net rentable square footage, has the right to go dark at any time. If Dick’s Sporting Goods goes dark for 120 days, the related borrower may terminate the tenant’s lease upon 60 days’ written notice. The third largest tenant, Main Event, which represents approximately 6.0% of the net rentable square footage, has the right to go dark at any time after approximately 2022. If Main Event goes dark for 180 days, the related borrower may terminate the tenant’s lease upon 60 days’ written notice. The fourth largest tenant, Nordstrom Rack, which represents approximately 3.9% of the net rentable square footage, has the right to go dark at any time. If Nordstrom Rack goes dark for 60 days, the related borrower may terminate the tenant’s lease upon 60 days’ written notice.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as The Shoppes at Flowers Mill, representing approximately 2.9% of the Initial Pool Balance, the largest tenant at the Mortgaged Property, Giant Food Stores LLC, which represents approximately 39.8% of the net rentable square footage, has the right to go dark at any time upon twelve months written notice of the election to go dark, however, if the tenant goes dark for nine months or more, the borrower has the option, but not the obligation, to terminate the tenant’s lease and recapture the premises without compensation to the tenant. In the event the tenant goes dark, it is required to remain liable in all respects under its lease for the balance of its lease term.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Witkoff Portfolio, in the case of the Mortgaged Property identified on Annex A to this prospectus as Walgreens Witkoff Portfolio – Staten Island, which Mortgaged Property represents approximately 0.2% of the Initial Pool Balance, Walgreens, which leases 100% of the Mortgaged Property, went dark in 2015, after a competing CVS store was built next to the Mortgaged Property. In addition, Walgreens, which is the sole (or, in the case of the Mortgaged Property identified on Annex A to this prospectus as Walgreens Witkoff Portfolio – Windham, the largest) tenant at each Mortgaged Property securing such Mortgage Loan, has the right to go dark at each other Mortgaged Property securing such Mortgage Loan. With respect to the Mortgaged Properties identified on Annex A as Walgreens Witkoff Portfolio – New Bedford, Walgreens Witkoff Portfolio – Staten Island and Walgreens Witkoff Portfolio – Woodbury, the borrower may terminate the lease if the Mortgaged Property is dark for a period of more than six months unless the tenant gives notice of intent to sublease or assign the Mortgaged Property; with respect to the other Mortgaged Properties, the borrower does not have the right to terminate the lease due to the tenant’s going dark.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Lexington Circle, representing approximately 0.9% of the Initial Pool Balance, the largest tenant, Sprouts, which represents approximately 69.7% of the net rentable square footage, has the right to go dark at any time. If the tenant goes dark for 365 continuous days, the borrower has the right to terminate the lease and recapture the premises upon 90 days’ prior written notice.

●	With respect to the Mortgage Loan secured, in part, by the Mortgaged Property identified on Annex A to this prospectus as Shops at Boca Park, which Mortgaged Property represents approximately 0.6% of the Initial Pool Balance, the largest tenant, Men’s Wearhouse, which represents approximately 44.9% of the net rentable square footage, has the right to go dark at any time. The fourth largest tenant, T-Mobile, which represents approximately 12.3% of the net rentable square footage, has the right to go dark at any time. The lease is silent with respect to the borrower’s right to terminate the lease thereafter.

There may be other tenant leases, other than those disclosed above, that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government sponsored tenants that (i) have leases with the risks described above in this paragraph and (ii) individually represent 5% or more of the base rent at the related Mortgaged Property.  One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of Base Rent
1105 North Market Street	1.6%	General Services Administration-ICE	4.7%	5.0%
The Village at Craig Road	0.7%	State of Nevada Division of Welfare and Supportive Services	25.3%	32.7%

Other Tenant Termination Issues

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Walgreens Witkoff Portfolio – Woodbury, which Mortgaged Property represents approximately 0.2% of the Initial Pool Balance, Walgreens, which leases 100% of the Mortgaged Property, has subleased the entire Mortgaged Property to Rite Aid. In addition, with respect to the Mortgaged Property identified on Annex A to this prospectus as Walgreens Witkoff Portfolio – Staten Island, which Mortgaged Property represents approximately 0.2% of the Initial Pool Balance, Walgreens has gone dark, and is subleasing its space on a short-term basis. The Mortgaged Properties were underwritten on the basis of using the Walgreens rent.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 8212 Liberty Road Leased Fee, representing approximately 0.4% of the Initial Pool Balance, the sole tenant, Liberty Marriotts Lane Company (“Liberty”), subleases its entire space to retail subtenants. Liberty is liable for all rent due under its lease with the borrowers. Underwritten cash flow is based solely on the lease between the borrowers and Liberty.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 50 Varick Street, representing approximately 3.6% of the Initial Pool Balance, the largest tenant, Spring Studios, and the second largest tenant, Spring Place, leasing approximately 53% and 47%, respectively, of the net rentable square footage at the Mortgaged Property, have each taken occupancy but do not commence paying rent until November 2017. At origination, the borrower deposited approximately $1,844,282 into a reserve in connection with such free rent periods.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Mall of Louisiana, representing approximately 2.9% of the Initial Pool Balance, the third largest tenant, Main Event, which represents approximately 6.0% of the net rentable square footage, has executed a lease but is not expected to take occupancy or commence paying rent until August 2018. In lieu of depositing a reserve for the Main Event rent obligations, the related non-recourse carveout guarantor provided a guaranty in the amount of $1,465,625. However, no representation or warranty is made as to whether the related non-recourse guarantor would, or be able to, perform any obligations under the guaranty.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 164 Fifth Avenue, representing approximately 2.3% of the Initial Pool Balance, the sole tenant, Alo Yoga has executed a lease for the entire Mortgaged Property, but is not yet in occupancy or paying rent pending the expiration of the lease with the current tenant, Bandiers, in February 2018. Alo Yoga is anticipated to take possession of its space in March 2018 but is not required to commence paying rent until March 2019. At origination, the borrower reserved $1,900,000 in connection with such rent abatement period.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 1704 Automation Parkway, representing approximately 1.2% of the Initial Pool Balance, the sole tenant, Quantenna, has executed a lease for the entire Mortgaged Property, but is not yet in occupancy or paying rent pending substantial completion of the borrower’s build-out of the related space (such date of substantial completion, the “Substantial Completion Date”). The Substantial Completion Date is anticipated to occur by October 20, 2017, and Quantenna is required to commence paying rent on the fifth full calendar month after such date. At origination, the borrower deposited $471,564 into a reserve account in connection with such rent abatement period.

●	With respect to the Mortgage Loan secured, in part, by the Mortgaged Property identified on Annex A to this prospectus as The Village at Craig Road, which Mortgaged Property represents approximately 0.7% of the Initial Pool Balance, the second largest tenant, Easter Seals, which represents approximately 11.1% of the net rentable square footage at the Mortgaged Property, has executed a lease but has not yet taken occupancy. The tenant is expected to take occupancy no later than January 2018.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Shoppers World Duluth, representing approximately 0.3% of the Initial Pool Balance, the largest tenant, Speed Queen Laundry, occupying approximately 38.5% of the net rentable square footage at the Mortgaged Property is currently building out its space and is not yet in physical occupancy. According to the borrower, the tenant is expected to open for business in October 2017. The tenant commenced paying rent under its lease on August 14, 2017.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease. If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Tenants in Financial Distress or Affiliated with a Parent or Related to a Chain That Is in Financial Distress or Closing Retail Locations

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which could have a negative effect on the operations of certain tenants at the Mortgaged Properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores.

For example, taking into account the 5 largest tenants (based on net rentable square footage) at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance, or certain tenants at those Mortgaged Properties:

●	On September 19, 2017, Walgreens Boots Alliance, Inc., which owns Walgreens and Duane Reade, announced that it had secured regulatory clearance for an amended and restated asset purchase agreement to purchase 1,932 stores, three distribution centers and related inventory from Rite-Aid Corporation for $4.375 billion in cash. According to the announcement, the amended and restated asset purchase agreement replaces the earlier purchase agreement entered into by Walgreens Boots Alliance, Inc. and Rite-Aid Corporation in June 2017, which included 2,186 stores and related assets for approximately $5.2 billion in cash. Also, according to the announcement, Walgreens Boots Alliance, Inc. is expected to begin acquiring Rite-Aid stores and related assets beginning in October 2017, with completion anticipated in spring of 2018, and intends to convert acquired stores to the Walgreens brand over time. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Carnegie Park, representing approximately 2.6% of the Initial Pool Balance, the second largest tenant at the Mortgaged Property is Duane Reade. If the intended acquisition of Rite-Aid stores were to occur, we cannot assure you that any Walgreens or Rite-Aid store at the Mortgaged Properties will not be closed as a result of the transaction.

●	On August 8, 2017, CVS Health Corporation announced that it closed 63 retail stores as of June 30, 2017 and expects to close approximately seven additional stores during the remainder of 2017. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as South Station, representing approximately 7.7% of the Initial Pool Balance, CVS is the fourth largest tenant at the related Mortgaged Property. We cannot assure you that CVS will remain open for business or that the closing of any CVS store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	On September 6, 2017, The Gap, Inc. announced that it would be closing approximately 200 Gap and Banana Republic stores in the next three years. In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Pleasant Prairie Premium Outlets, representing approximately 4.2% of the Initial Pool Balance, GAP Outlet is the fourth largest tenant, occupying 2.7% of the net rentable square footage. We cannot assure you that such stores will remain open for business, and we further cannot assure you that the closing of any other The Gap, Inc. store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses. For example, among the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as The Village at Craig Road, which Mortgaged Property represents approximately 0.7% of the Initial Pool Balance, the second largest tenant, Easter Seals, which represents approximately 5.5% of the net rentable square footage, is a not-for-profit organization.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Torrey Executive Centre, which Mortgaged Property represents approximately 2.6% of the Initial Pool Balance, the sole tenant, The Scripps Research Institute, is a not-for-profit organization. For information regarding Scripps’ termination options under the related lease, see “Unilateral Lease Termination Rights”.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 50 Varick Street, representing approximately 3.6% of the Initial Pool Balance, each of Verizon New York Inc., as owner of the non-collateral units in the related condominium, Spring Studios New York LLC, the largest tenant at the Mortgaged Property, and Spring Place New York, the second largest tenant at the Mortgaged Property, have a right of first offer in the event of a proposed sale of all or a portion of the Mortgaged Property. None of the rights of first offer apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Corporate Woods Portfolio, representing approximately 3.6% of the Initial Pool Balance, PNC Bank, National Association, the largest tenant at the Mortgaged Property identified on Annex A to this prospectus as Corporate Woods – Building 82, which represents approximately 64.9% of the net rentable square footage, has a right of first offer to purchase the related Mortgaged Property in the event it is sold individually and not as part of the larger portfolio of Mortgaged Properties, provided that the tenant’s premises consist of at least 100,000 square feet at the time of the proposed sale. The right was subordinated to the lien of the Mortgage Loan. The right of first offer does not apply in connection with a foreclosure or a deed-in-lieu of foreclosure or the first subsequent transfer thereafter.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Torrey Executive Centre, representing approximately 2.6% of the Initial Pool Balance, the sole tenant, The Scripps Research Institute, has a right of first offer to purchase the entire Mortgaged Property in the event of a proposed sale of the entire Mortgaged Property to an unaffiliated, third party. The right of first offer does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A to this prospectus as Walgreens Witkoff Portfolio, representing approximately 1.7% of the Initial Pool Balance, Walgreens (which is the sole tenant at six of the seven Mortgaged Properties, and leases over 90% of the rentable square feet at the remaining Mortgaged Property) has a right of first refusal to purchase the related individual Mortgaged Property if the borrower receives a bona fide third party offer to buy any such Mortgaged Property that the borrower intends to accept. Such right of first refusal will not apply to sale or conveyance by foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the mortgage; however, such right of first refusal will apply to subsequent purchasers of each Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Bank of America Office Campus Building 600, representing approximately 1.0% of the Initial Pool Balance, the sole tenant, Bank of America, has a right of first offer to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property. The right of first offer does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Courtyard Brunswick, representing approximately 1.0% of the Initial Pool Balance, the franchisor, Marriott International, Inc., has a right of first refusal to purchase the entire Mortgaged Property in the event of a proposed transfer of the Mortgaged Property or a controlling direct or indirect interest in the related borrower to a “competitor” of the franchisor (as defined in the comfort letter). The right of first refusal will apply even if a transfer to a competitor of the franchisor results from a foreclosure, judicial or legal process, such as execution and levy, or by any other means, but is subordinate to the exercise of the rights of a bona fide lender who is not a competitor or an affiliate of a competitor.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Bear River Storage, representing approximately 0.6% of the Initial Pool Balance, Reagan Outdoor Advertising, a billboard tenant, has a right of first refusal to purchase a small noncontiguous portion of the Mortgaged Property if the borrower accepts an offer to purchase such portion of the Mortgaged Property. The Mortgage Loan documents require lender consent to the transfer of all or a portion of the Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Gihon Village Shopping Center, representing approximately 0.5% of the Initial Pool Balance, if the landlord elects to sell the current Taco Bell premises (the “Gihon Village Taco Bell Premises”) separate and apart from the rest of the Mortgaged Property, the landlord may only transfer the Gihon Village Taco Bell Premises if the landlord first offers to transfer the Gihon Village Taco Bell Premises to Taco Bell after obtaining a bona fide offer to purchase the Gihon Village Taco Bell Premises (the “Gihon Village Taco Bell Premises Offer”). The landlord is required to deliver the Gihon Village Taco Bell Premises Offer to Taco Bell and offer to transfer the Gihon Village Taco Bell Premises to Taco Bell on the same terms and conditions as set forth in the Gihon Village Taco Bell Premises Offer. Taco Bell has waived its right with respect to a foreclosure, deed in lieu of foreclosure and any subsequent transfer following any such event.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least 5.0% of (i) the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 50 Varick Street, representing approximately 3.6% of the Initial Pool Balance, the second largest tenant, Spring Place, an affiliate of the borrower, leases approximately 47% of the net rentable square footage at the Mortgaged Property as collaborative office and meeting workspace.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

Other Tenant Issues

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Stryker Corporation, representing approximately 4.1% of the Initial Pool Balance, the sole tenant issued a notice of default dated December 8, 2016 to the predecessor owner of the Mortgaged Property due to water intrusion repairs required at the Mortgaged Property. In connection with the origination of the Mortgage Loan, the tenant delivered an estoppel dated August 22, 2017, in which the tenant stated that it acknowledged that the borrower, as landlord, was not currently in default under its lease as it was diligently working to remedy the water intrusion issues, but reserved the right to declare the borrower in default in the future should it cease diligently working to remedy the water intrusion issues. At loan origination, $1,210,000 was deposited into a reserve for the cost of the water intrusion repairs.

Insurance Considerations

In the case of 57 Mortgaged Properties, which secure, in whole or in part, 34 Mortgage Loans, representing approximately 72.6% of the Initial Pool Balance, the related borrowers maintain insurance under blanket policies.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as IGT Reno, representing approximately 2.6% of the Initial Pool Balance, the Mortgage Loan documents permit sole tenant, International Gaming Technology, to maintain insurance for the Mortgaged Property, provided (i) such insurance satisfies the insurance requirements under the Mortgage Loan documents, (ii) the tenant provides certificates of insurance or other evidence of insurance acceptable to the lender at least once per year, (iii) there is no default beyond an applicable notice and cure period under the related lease and (iv) the lender is named as mortgagee/loss payee on property insurance policies and additional insured on liability insurance policies maintained by the related tenant.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Witkoff Portfolio, representing approximately 1.7% of the Initial Pool Balance, the Mortgage Loan provides that, with respect to each Mortgaged Property, the sole tenant, or, with respect to the Windham Mortgaged Property, the largest tenant, Walgreens, is permitted to provide any insurance required to be maintained by the borrower under the Mortgage Loan with respect to the Mortgaged Property, or in the case of the Windham Mortgaged Property, with respect to its leased premises, provided that such tenant complies with the insurance requirements set forth in the lease, and Walgreens is permitted to self-insure, provided, among other things, such tenant maintains a “BBB-” rating by S&P (and an equivalent rating from each of the other national statistical rating agencies which rate such entity). The lender is required to disburse any net insurance proceeds or net condemnation award received by the lender to the tenant Walgreens, provided certain requirements set forth in the Mortgage Loan documents are satisfied, to be applied to the restoration of the Mortgaged Property pursuant to the Walgreens lease.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Bank of America Office Campus Building 600, representing approximately 1.0% of the Initial Pool Balance, each related borrower may rely on the applicable single tenant’s insurance or self-insurance, so long as the single tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance meets the requirements under the related loan documents. If the single tenant fails to provide acceptable insurance coverage, the related borrower must obtain or provide supplemental coverage to meet the requirements under the loan documents.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Brickell Heights, representing approximately 2.1% of the Initial Pool Balance, the portion of the Mortgaged Property occupied by the largest tenant, Equinox, is currently operated under a temporary certificate of occupancy (“CO”). A final CO for such space is expected to be issued once a final CO is issued for the entire development of which the Mortgaged Property is a part. The Mortgaged Property is currently operated under a temporary CO, which expires in November 2017. According to the borrower sponsor, each of the developer of the related improvements and the borrower have two (2) unilateral extension rights of one hundred eighty (180) days each with respect to the temporary CO.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Sponsor representation and warranty set forth in paragraph (24) (Local Law Compliance) on Annex E-1 to this prospectus and any related exceptions on Annex E-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1 to this prospectus).

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-2 to this prospectus. See “Risk Factors—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Station Place III, representing approximately 5.1% of the Initial Pool Balance, there is no separate guarantor (or guaranty) associated with the Mortgage Loan. In lieu of providing an environmental indemnity by an acceptable guarantor in accordance with the Mortgage Loan documents, the Mortgaged Property and related lender were added to an environmental collateral protection and liability environmental insurance policy also covering non-collateral property. The insurance was issued by Ironshore Specialty Insurance Company and includes a $50,000 deductible with an aggregate policy limit of $10,000,000 and expires June 1, 2019.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Pleasant Prairie Premium Outlets, representing approximately 4.2% of the Initial Pool Balance, recourse liability to the related guarantor is capped at $29,000,000 for so long as Simon Property Group, L.P. is the related guarantor.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Stryker Corporation, representing approximately 4.1% of the Initial Pool Balance, there are two non-recourse carveout guarantors. The obligations of such guarantors under the nonrecourse carveout guaranty and the environmental indemnity are several and not joint, and are limited as follows: AG Net Lease III Corp. is liable for 92.6648% of such obligations and AG Net Lease III (SO) Corp. is liable for 7.3352% of such obligations. If either of such guarantors were to fail, or be unable, to perform its obligations under the recourse carveout guaranty, the other guarantor has no obligation to perform the obligations of the defaulting guarantor. If additional affiliated parties become guarantors, their liability is required to be similarly limited by percentage interests determined pursuant to an agreement among the lender and the guarantors, provided that the percentage interests are required to add up to 100%.

In addition, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Stryker Corporation, the related loan documents provide that the aggregate liability of the guarantors and borrower under the environmental indemnity, the non-recourse carveout guaranty and the loan agreement with respect to environmental matters is capped at an amount equal to the outstanding principal balance of the Mortgage Loan at the time of the related losses, plus the lender’s costs and expenses. In addition, for so long as that certain Environmental Site Liability Insurance issued by Indian Harbor Insurance Company, bound 6/13/2013 and effective through 7/16/2018, Policy Number: PEC0041314 (the “Policy”), remains in full force and effect or is replaced with a renewal policy naming lender as an additional insured, reasonably acceptable to the lender, and from an insurer with a rating at least equal to the rating of the Policy insurer, then if the lender makes a claim under the environmental indemnity, the indemnitors have the right to require the lender to seek coverage for such claim under the Policy, and in such event, the lender is required to exercise commercially reasonable efforts to pursue a claim under the Policy prior to pursuing any non-borrower indemnitor with respect to the environmental claim.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 50 Varick Street, representing approximately 3.6% of the Initial Pool Balance, there is no recourse to the related non-recourse carveout guarantor for breaches of the environmental covenants contained in the Mortgage Loan documents, nor was an environmental indemnity obtained from an entity distinct from the borrower. However, the lender obtained a collateral protection and liability insurance policy from Steadfast Insurance Company, with a policy limit of $5,000,000 per incident and in the aggregate, a $25,000 deductible and a 13-year term. The lender is named as the insured under the policy and the policy premium was paid in full.

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Bank of America Office Campus Building 600 and Dollar General Milford, collectively representing approximately 1.1% of the Initial Pool Balance, there is no recourse to the related non-recourse carveout guarantor for breaches of the environmental covenants contained in the Mortgage Loan documents, nor was an environmental indemnity obtained from an entity distinct from the borrower.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 50 Varick Street, representing approximately 3.6% of the Initial Pool Balance, the Mortgaged Property benefits from a ten-year New York City Industrial and Commercial Abatement Program (“ICAP”) property tax abatement. The ICAP abatement grants a fixed exemption of approximately $595,317 through the 2019/2020 tax year, followed by a reduced exemption of approximately: 80% in the 2020/2021 tax year, 60% in the 2021/2022 tax year, 40% in the 2022/2023 tax year and 20% in each of the 2023/2024 and 2024/2025 tax years. The ICAP abatement commenced in the 2015/2016 tax year and will expire in the 2024/2025 tax year. The lender underwrote property taxes based on the average expected abated property taxes through the expiration of the ICAP program. The ICAP exemption is subject to reduction if more than 5% of the building (the Mortgaged Property constitutes two of seven condominium units in the building) is used for retail purposes.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as HP Apartments, representing approximately 0.2% of the Initial Pool Balance, the Mortgaged Property is subject to the federal government’s Low-Income Housing Tax Credit program (“LIHTC”), pursuant to which, among other things, (i) tenants may pay a portion of rent with Section 8 vouchers, and (ii) the maximum amount of rent that may be charged on such units is approximately 60% of the area’s median income. All of the units at the Mortgaged Property are subject to the LIHTC program. The Mortgaged Property is anticipated to remain subject to the LIHTC until, (i) December 31, 2100, with respect to approximately 44% of the units and (ii) December 31, 2101, with respect to approximately 56% of the units.

See “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
1	0	2(1)	7.1%
1	5	1	5.1
3	3	1	2.6
6	0	52	83.6
8	0	1	1.7
Total		57	100.0%

(1)	Includes the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Mall of Louisiana, which has a two business-day grace period for any monthly payment of debt service due, provided that the two business-day grace period may only be used once during any twelve-month period during the term of the Mortgage Loan.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Three (3) of the Mortgage Loans, representing approximately 2.8% of the Initial Pool Balance, provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining 54 Mortgage Loans, representing approximately 97.2%, in the aggregate, of the Initial Pool Balance, provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those 54 Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). Nineteen (19) of these 54 Mortgage Loans referenced in the preceding sentence, representing approximately 25.9%, in the aggregate, of the Initial Pool Balance, provide for amortizing debt service payments for their entire loan term. The remaining 18 of these 54, representing approximately 30.6%, in the aggregate, of the Initial Pool Balance, provide for monthly payments of interest-only for a period of 12 months to 84 months following the related origination date and then provide for amortizing debt service payments for the remainder of their loan term.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

Three (3) Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Walgreens Witkoff Portfolio, Bank of America Office Campus Building 600 and Dollar General Milford, respectively, and representing approximately 1.7%, 1.0% and 0.1%, respectively, of the Initial Pool Balance, are ARD Loans.

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, all escrows and other amounts then due and payable under the related Mortgage Loan documents (other than Excess Interest) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan.  While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S Certificates as set forth in “Description of the Certificates—Distributions—Excess Interest”.

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date. See “Risk Factors—Risks of Anticipated Repayment Date Loans”.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods.

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;

●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;

●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or

●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L, D, O	47	79.2%
L, YM1%, O	7	14.6
L, D, D or YM1%, O	1	5.1
YM, D or YM, O	2	1.1
Total	57	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;

●	“D” means the Mortgage Loan provides for a defeasance period;

●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;

●	“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;

●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;

●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;

●	“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and

●	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lockout period is currently in effect:

●	the maximum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 31 months;

●	the minimum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 24 months; and

●	the weighted average remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 25 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
3	12	19.8%
4	26	43.9
5	8	15.1
6	4	11.3
7	7	9.9
Total	57	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments.

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans.

Defeasance; Collateral Substitution

The terms of 47 of the Mortgage Loans (the “Defeasance Loans”), representing approximately 79.2% of the Initial Pool Balance, permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (or, in the case of a Loan

Combination, the earlier of (a) the second anniversary of the securitization of the last note included in such Loan Combination and (b) a specified date no earlier than three years from the date of origination of such Loan Combination) (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Loan Combination, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Loan Combination, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Loan Combination, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Loan Combination, if applicable), or under the defeased portion of the Mortgage Loan (or Loan Combination, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of either Trust REMIC as a REMIC or result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Loan Combination, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Loan Combination, if applicable).

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Loan Combination, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Defeasance

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Corporate Woods Portfolio, representing approximately 3.6% of the Initial Pool Balance, provided that no event of default is continuing under the Mortgage Loan documents, at any time after two years following the Closing Date, the related borrower is permitted to defease a portion of the Mortgage Loan and obtain a release of a Mortgaged Property upon the satisfaction of certain conditions, including: (i) to the extent required by the lender, delivery of a rating agency confirmation with respect to the partial defeasance event; (ii) after giving effect to the release of the Mortgaged Property, the debt yield with respect to the remaining Mortgaged Properties is equal to or greater than the greater of (x) the debt yield of all Mortgaged Properties immediately prior to the partial defeasance event and (y) 9.0%; (iii) after giving effect to the release of the Mortgaged Property, the debt service coverage ratio with respect to the remaining Mortgaged Properties is equal to or greater than the greater of (a) the debt service coverage ratio of all Mortgaged Properties immediately prior to the partial defeasance event and (b) 1.40x; (iv) after giving effect to the release of the Mortgaged Property, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) the loan-to-value ratio of all Mortgaged Properties immediately prior to the partial defeasance event and (b) 74.0%; (v) delivery of a REMIC opinion; and (vi) deposit of the defeasance collateral in an amount sufficient to defease the greater of 120% of the allocated loan amount with respect to the Mortgaged Property to be released and 95% of the net sales proceeds applicable to such Mortgaged Property (the “CW Release Price”); provided that during the five months preceding the maturity of the Mortgage Loan, the borrower may obtain such release through prepayment of an amount equal to the CW Release Price. The Mortgage Loan documents prohibit the related borrower and its affiliates from entering into any lease or reciprocal easement agreement with any tenant at the Mortgaged Property or its affiliates that contemplates such tenant or tenant affiliate using or operating space on any parcel released from the lien of the Mortgage Loan or land within ten miles of the Mortgaged Property during such lease or the twelve months thereafter unless certain conditions are satisfied, including that the space at the Mortgaged Property has been re-let under a lease with a tenant of equal or greater financial strength providing for rental payments and other terms equaling or exceeding the prior lease.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Las Vegas Retail Portfolio, representing approximately 2.8% of the Initial Pool Balance, provided that no event of default is continuing under the Mortgage Loan documents, at any time after two years following the Closing Date, the related borrower is permitted to defease a portion of the Mortgage Loan and obtain a release of The Village at Craig Road Mortgaged Property and/or Shops at Boca Park Mortgaged Property upon the satisfaction of certain conditions, including: (i) delivery of a REMIC opinion with respect to the partial defeasance event, (ii) delivery of a rating agency confirmation with respect to the partial defeasance event, (iii) after giving effect to the release of the Mortgaged Property or Mortgaged Properties, the debt service coverage ratio with respect to the remaining Mortgaged Property or Mortgaged Properties is greater than the greater of (a) the debt service coverage ratio of all Mortgaged Properties immediately prior to the partial defeasance event and (b) 1.38x; (iv) after giving effect to the release of the Mortgaged Property or Mortgaged Properties, the loan-to-value ratio with respect to the remaining Mortgaged Property or Mortgaged Properties is no greater than the lesser of (a) the loan-to-value ratio of all Mortgaged Properties immediately prior to the partial defeasance event and (b) 67.5%; and (v) deposit of the defeasance collateral in an amount sufficient to defease the greater of (x) 120% of the allocated loan amount with respect to the Mortgaged Property or Mortgaged Properties to be released and (y) the net sales proceeds applicable to such Mortgaged Property or Mortgaged Properties.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Chelsea Multifamily Portfolio, representing approximately 2.6% of the

Initial Pool Balance, provided that no event of default is continuing under the Mortgage Loan documents, the related borrower is permitted to obtain the release of any individual Mortgaged Property after the lockout period, upon, among other things, (i) the delivery of defeasance collateral in an amount equal to 100% of the allocated loan amount for the Mortgaged Property to be released, (ii) after giving effect to such release (a) the debt service coverage ratio of the remaining Mortgaged Properties is no less than 1.40x and (b) the loan-to-value ratio of the remaining Mortgaged Properties is no more than 55%, (iii) delivery of a REMIC opinion and (iv) delivery of a rating agency confirmation from each applicable rating agency.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Capital Centers II & III, representing approximately 2.2% of the Initial Pool Balance, in connection with a bona fide third party sale of either of the two individual Mortgaged Properties, the borrower may obtain the release on any business day of the related individual Mortgaged Property after the expiration of the defeasance lockout period, provided that, among other things, (i) the borrower defeases the Mortgage Loan in an amount equal to the greater of (x) 100% of the net sales proceeds with respect to such Mortgaged Property and (y) 115% of the allocated loan amount for such Mortgaged Property, (ii) the debt service coverage ratio of the remaining Mortgaged Property following such sale and defeasance is no less than the greater of (x) the debt service coverage ratio immediately preceding such sale and (y) 1.28x, (iii) the loan-to-value ratio of the remaining Mortgaged Property following such sale and defeasance is no more than the lesser of (x) the loan-to-value ratio immediately prior to such sale and (y) 69.1% and (iv) delivery of a REMIC opinion.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Witkoff Portfolio, representing approximately 1.7% of the Initial Pool Balance, in connection with a bona fide third-party sale of any of the individual Mortgaged Properties, the borrowers may obtain the release of the related individual Mortgaged Property after the expiration of the defeasance lockout period; provided that, among other things, (i) the borrower defeases the Mortgage Loan in an amount equal to the greater of (a) 100% of the net sales proceeds with respect to such Mortgaged Property and (b) 120% of the allocated loan amount for such Mortgaged Property, (ii) the debt service coverage ratio of the remaining Mortgaged Properties following such sale and defeasance is no less than the greater of (a) the debt service coverage ratio immediately preceding such sale and (b) 1.08x, (iii) the loan-to-value ratio of the remaining Mortgaged Properties following such sale and defeasance is no more than the lesser of (a) the loan-to-value ratio immediately prior to such sale and (b) 78.3% and (iv) delivery of a REMIC opinion.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Battlement Mesa Portfolio, representing approximately 1.4% of the Initial Pool Balance, after the expiration of the defeasance lockout period, the borrowers may obtain the release of either individual Mortgaged Property, provided, among other conditions, (i) the borrowers deliver defeasance collateral in an amount equal to 115% of the allocated loan amount for the individual Mortgaged Property to be released, (ii) after giving effect to such release, (a) the debt service coverage ratio with respect to the remaining Mortgaged Property is equal to or greater than the greater of (x) the aggregate debt service coverage ratio of both of the Mortgaged Properties immediately prior to such release and (y) 1.78x; and (b) the loan-to-value ratio with respect to the remaining Mortgaged Property is no greater than the lesser of (x) the loan-to-value ratio of both Mortgaged Properties immediately prior to such release and (y) 56.8%, and (iii) the borrowers deliver (a) a rating agency confirmation from each applicable rating agency and (b) a satisfactory REMIC opinion.

Property Releases; Free Releases

Certain of the Mortgage Loans, including the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as Mall of Louisiana, The Shoppes at Flowers Mill and Gihon Village Shopping Center, representing approximately 2.9%, 2.9% and 0.5%, respectively, of the Initial Pool Balance, permit the release or substitution of specified parcels of real estate or improvements that secure such Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the applicable special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property. With respect to the Mall of Louisiana Mortgage Loan, in addition to the free releases referred to above, the borrower is entitled to release any of the Mall of Louisiana Expansion Parcels (defined under “—Additions to the Mortgaged Property” below), provided that certain conditions are satisfied, including, among others, that (i) any tenants relocated from the Mortgaged Property to the Mall of Louisiana Expansion Parcel to be released have been replaced with tenants of comparable credit quality paying rent that is (collectively) equal to or greater than was paid by the tenants relocated at the Mall of Louisiana Expansion Parcel, (ii) if any tenants at the Mortgaged Property are intended to be relocated to the Mall of Louisiana Expansion Parcel after its release, the related borrower has entered into leases with replacement tenants of (when taken collectively) comparable credit quality and on rental terms equal to or better than the departing tenant(s) at the Mortgaged Property and (iii) the borrower delivers a REMIC opinion (which REMIC opinion is also required to be delivered in connection with a free release with respect to such Mortgage Loan referred to above in this paragraph).

Substitutions

The following Mortgage Loan provides for the substitution of real property for the Mortgaged Property:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Mall of Louisiana, representing approximately 2.9% of the Initial Pool Balance, the related borrower may obtain the release of a vacant, unimproved, non-income producing parcel in connection with a transfer to a person other than the related borrower, provided, among other conditions, that the following are satisfied: (i) no event of default has occurred and is continuing under the Mortgage Loan documents; (ii) simultaneous with the release, the related borrower acquires, and encumbers as collateral for the Mortgage Loan, a substitute parcel at or adjacent to the Mortgaged Property of reasonably equivalent value to the release parcel; (iii) a rating agency confirmation is obtained; (iv) certain diligence is performed, including receipt of a title policy or endorsement, confirmation that the release parcel and the substitute parcel are each its own tax lot and, except under the circumstances provided for in the Mortgage Loan documents, receipt of a Phase I environmental report or property condition report with respect to the substitute parcel; (v) the loan-to-value ratio immediately after the substitution is less than or equal to 125%, provided that the related borrower may prepay the Mall of Louisiana Loan Combination and pay the associated yield maintenance premium in order to meet the required loan-to-value ratio; and (vi) the borrower delivers a REMIC opinion.

Additions to the Mortgaged Property

The following Mortgage Loans provide for the addition of real property for, or the construction of improvements on, the related Mortgaged Property:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Mall of Louisiana, representing approximately 2.9% of the Initial Pool Balance, the related borrower may acquire one or more Mall of Louisiana Expansion Parcels, provided, among other conditions, that the following are satisfied: (i) no event of default has occurred and is continuing under the Mortgage Loan documents; (ii) the related borrower acquires the fee simple or leasehold interest in the Mall of Louisiana Expansion Parcel and amends the Mortgage Loan documents, or delivers substitute Mortgage Loan documents, to include the Mall of Louisiana Expansion Parcel as collateral; (iii) certain diligence is performed, including receipt of a title policy or endorsement, confirmation that the Mall of Louisiana Expansion Parcel is its own tax lot and, except under the circumstances provided for in the Mortgage Loan documents, receipt of a Phase I environmental report or property condition report with respect to the Mall of Louisiana Expansion Parcel; and (iv) at the request of the lender, the related borrower delivers a REMIC opinion. A “Mall of Louisiana Expansion Parcel” is any parcel of land, together with any improvements thereon located, (a) constituting an integral part of, or adjoining to, or proximately located near, the shopping center of which the Mortgaged Property is a part, (b) that is not owned by the related borrower at origination of the Mortgage Loan and (c) that is not a parcel acquired in connection with a substitution described in “—Substitutions” above.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 8212 Liberty Road, representing approximately 0.4% of the Initial Pool Balance, pursuant to certain option agreements dated as of December 8, 1970 (the “Option Agreement”), (i) the leasehold borrower has an option to purchase an approximately 0.475 acre parcel located underneath a rear corner of the building, which parcel is currently owned by the sole tenant at the Mortgaged Property, Liberty (the “Liberty Parcel”), at any time during the Option Exercise Period (as defined below) at a purchase price of $60,000 (the “Leasehold Borrower Purchase Option”), and (ii) the fee borrower has the right to purchase the Liberty Parcel at any time during the Option Exercise Period for a purchase price equal to 150% of the aggregate of (a) the fixed annual rent and (b) the additional cost-of-living increase during the last year of the Sublease (the “Fee Borrower Purchase Option,” and, together with the Leasehold Borrower Purchase Option, the “Purchase Option” ); provided that, in the event both co-borrowers exercise their respective purchase options, the leasehold borrower is required pursuant to the Option Agreement to consummate the purchase from Liberty and thereafter convey title to the Liberty Parcel to the fee borrower upon the terms set forth above. Notwithstanding the foregoing, in the event the Purchase Option is not exercised by the Option Event Date, the Mortgage Loan documents require the leasehold borrower to exercise the Leasehold Borrower Purchase Option (or, if the Leasehold Borrower Purchase Option is not exercisable for any reason, the fee borrower is required to exercise the Fee Borrower Purchase Option), subject to, among other things, delivery of a title policy and amendment of the Mortgage Loan documents to add the Liberty Parcel to the lien of the mortgage. At origination, the lender obtained a Phase I ESA that included the Liberty Parcel.

“Option Exercise Period” means the last twelve (12) months of the term of the sublease, dated as of February 15, 1972, between the predecessor-in-interest to the leasehold borrower, as landlord, and the predecessor-in-interest to Liberty, as tenant (the “Sublease”), which Sublease was assigned to the leasehold borrower pursuant to an agreement, dated as of August 3, 2017; provided that, if the Sublease is terminated earlier than the normal expiration date (whether due to default or any other reason), the Option Exercise Period commences on the date of such early termination and continues for six (6) months thereafter.

“Option Event Date” means the earlier of (i) the date that is twelve (12) months prior to the then-current expiration of the Sublease and (ii) the date upon which the Sublease is terminated, cancelled or surrendered.

Escrows

Forty-four (44) Mortgage Loans, representing approximately 71.6% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Forty-six (46) Mortgage Loans, representing approximately 69.9% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty-eight (38) Mortgage Loans, representing approximately 49.8% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Twenty-six (26) Mortgage Loans, representing approximately 64.0% of that portion of the Initial Pool Balance secured by office, retail, mixed use, industrial, hospitality and multifamily properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, mixed use, industrial, hospitality and multifamily properties only.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each Rating Agency;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer, on behalf of the Trustee, will be required to determine, in a manner consistent with the Servicing Standard, subject in each case to any consent rights of the Special Servicer (in the case of the Master Servicer) and the Controlling Class

Representative provided for in the Pooling and Servicing Agreement, whether to exercise any right the mortgagee may have under any such clause to accelerate payment of the related Serviced Loan upon, or to withhold its consent to, any transfer of interests in the borrower or the Mortgaged Property or further encumbrances of the related Mortgaged Property, subject to any approval rights of the applicable Directing Holder or its representative to any waiver of any such clause. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Due-on-Sale and Debt Acceleration Clauses” and “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”. The Depositor makes no representation as to the enforceability of any due-on-sale or due-on-encumbrance provision in any Mortgage Loan.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose and may consent to subordination of the related Mortgage Loan to such easement, right of way or similar agreement.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	29	$693,709,614	71.0%
Springing	27	258,350,280	26.4
Soft	1	25,000,000	2.6
Total:	57	$977,059,894	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Loan Combinations” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries—Loan #2: Station Place III”, “—Loan #4: Pleasant Prairie Premium Outlets”, “—Loan #6: Marriott LAX”, “—Loan #8: Corporate Woods Portfolio”, “—Loan #9: 50 Varick Street”, “—Loan #10: Mall of Louisiana” and “—Loan #14: IGT Reno” in Annex B to this prospectus.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Aggregate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV(1)	Cut-off Date Mortgage Loan NCF DSCR(2)	Cut-off Date Total Debt NCF DSCR(1)	Cut-off Date Mortgage Loan Debt Yield on Underwritten NCF(2)	Cut-off Date Total Debt Yield on Underwritten NCF(1)
South Station(3)	$75,000,000	$20,000,000	N/A	$95,000,000	4.97%	58.8%	74.5%	1.72x	1.23x	7.9%	6.2%
IGT Reno(3)	$25,000,000	$17,500,000	$55,000,000	$97,500,000	5.11%	50.9%	62.0%	2.81x	1.53x	12.1%	9.9%

(1)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan and Subordinate Companion Loan.

(2)	Calculated taking into account any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan).

(3)	The related mezzanine loan is currently held by a third party that is not affiliated with the related Sponsor.

The mezzanine loans related to the Mortgage Loans identified in the table above secured by the Mortgaged Properties identified on Annex A to this prospectus as South Station and IGT Reno, respectively, representing approximately 7.7% and 2.6%, respectively, of the Initial Pool Balance, are each subject to an intercreditor agreement between the holder of the related mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each related intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the related Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related Mortgage Loan lender does not hold a corresponding claim or right, or in certain circumstances, even if the related Mortgage Loan lender holds a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, prepayments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash (or, in certain cases, from proceeds of a casualty or condemnation that are applied pari passu to the Mortgage Loan and the mezzanine loan)) and, subject to certain other limitations, the Mortgage Loan borrower, the senior Mortgage Loan guarantor and/or other collateral for the Mortgage Loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (or in certain cases, if any event of default has occurred under the related Mortgage Loan) or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Property or proposes to accept a discounted payoff from the Mortgage Loan borrower, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums, and (g) an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Station Place III	$50,000,000	47.6%	2.79x	N/A	Y
Stryker Corporation(1)	$39,900,000	65.4%	1.72x	10.1%	Y
Battlement Mesa Portfolio	$13,575,000	75.0%	1.25x	N/A	Y
Bank of America Office Campus Building 600	$29,935,000	85.0%	1.20x	N/A	Y
Vail Ranch Towne Square	$5,000,000	75.0%	1.25x	10.89%	Y
Dollar General Milford	$980,000	70.0%	1.20x	N/A	Y

(1)	Maximum mezzanine loan amount is $6,000,000.

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Permitted Unsecured Debt and Other Debt

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Godfrey Hotel, representing approximately 4.9% of the Initial Pool Balance, the borrower is also a borrower under a $125,000 unsecured bridge loan and a subordinate secured $25,000,000 “EB-5” loan.  The current outstanding balance of the EB-5 loan is $24,875,000, which amount will be increased by $25,000 as each of the five EB-5 investors with outstanding EB-5 petitions is approved, or which amount will be decreased by $475,000 in connection with the return of funds to the investor as any of the five EB-5 investors with outstanding EB-5 petitions is denied, and the bridge loan will be decreased by $25,000 as the outstanding EB-5 petitions are adjudicated (whether such petitions are approved or denied). A subordination and standstill agreement was entered with respect to the EB5 loan in connection with the origination of the Mortgage Loan. The subordination and standstill agreement prohibits the EB-5 lender from, until such time as the Mortgage Loan is indefeasibly paid in full, declaring a default under the EB-5 mortgage, accelerating the indebtedness secured by the EB-5 mortgage, commencing any action to foreclose the EB-5 mortgage or taking any other enforcement action as a result of a default under the EB-5 loan.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Bank of America Office Campus Building 600, representing approximately 1.0% of the Initial Pool Balance, upper tier owners of indirect interests in the related borrower are permitted to enter into an upper tier financing and in connection with such financing pledge their indirect equity interests in the related borrower to qualified pledgees subject to certain conditions in the Mortgage Loan documents.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Gihon Village Shopping Center, representing approximately 0.5% of the Initial Pool Balance, the related borrower is permitted to obtain direct or indirect contributions of equity from affiliates of the borrower that are structured as loans; provided that, such loans are (A) unsecured, (B) do not exceed, at any time, an aggregate amount of 3% of the original principal balance of the Mortgage Loan, (C) do not mature during the term of the Mortgage Loan (or, if prior to the expiration of the term of the Mortgage Loan, will be automatically extended for a period of one (1) or more years each on an indefinite basis so long as the Mortgage Loan is outstanding), (D) are paid only from excess cash flow actually distributed from borrower in accordance with the related loan documents, and (E) are fully subordinate to the Mortgage Loan and the related loan documents, which is required to be confirmed by a subordination and standstill agreement entered into by the Mortgage Loan lender and the subordinate lender.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Loan Combinations

General

Each of the following Split Mortgage Loans is part of a Loan Combination comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Loan Combination Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Loan Combination LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Loan Combination Underwritten NCF DSCR(2)	Mortgage Loan Debt Yield on Underwritten NCF(1)	Loan Combination Debt Yield on Underwritten NCF(2)	Controlling Note Included in Issuing Entity (Y/N)
Station Place III	CREFI	$50,000,000	5.1%	$140,000,000	$190,000,000	47.6%	47.6%	3.00x	3.00x	11.0%	11.0%	N
Pleasant Prairie Premium Outlets	CREFI	$41,000,000	4.2%	$104,000,000	$145,000,000	50.0%	50.0%	2.66x	2.66x	10.8%	10.8%	N
Marriott LAX	LCF	$39,689,333	4.1%	$105,623,236	$145,312,569	48.3%	48.3%	1.72x	1.72x	11.3%	11.3%	Y
Corporate Woods Portfolio	CREFI	$35,577,660	3.6%	$185,378,331	$220,955,991	73.9%	73.9%	1.48x	1.48x	9.0%	9.0%	N
50 Varick Street	LCF	$35,000,000	3.6%	$42,890,000	$77,890,000	55.6%	55.6%	2.01x	2.01x	8.5%	8.5%	N
Mall of Louisiana	CREFI	$28,000,000	2.9%	$297,000,000	$325,000,000	57.0%	57.0%	1.85x	1.85x	10.6%	10.6%	N
IGT Reno	CCRE Lending	$25,000,000	2.6%	$55,000,000	$80,000,000	50.9%	50.9%	2.05x	2.05x	12.1%	12.1%	N
Chelsea Multifamily Portfolio	CCRE Lending	$25,000,000	2.6%	$50,000,000	$75,000,000	58.2%	58.2%	1.30x	1.30x	6.2%	6.2%	N
Westin Crystal City	CCRE Lending	$24,000,000	2.5%	$24,000,000	$48,000,000	56.8%	56.8%	2.61x	2.61x	12.0%	12.0%	N
Capital Centers II & III	GACC	$21,443,357	2.2%	$26,928,867	$48,372,224	68.8%	68.8%	1.74x	1.74x	10.3%	10.3%	N
Walgreens Witkoff Portfolio	GACC	$16,150,000	1.7%	$32,000,000	$48,150,000	78.3%	78.3%	1.10x	1.10x	7.1%	7.1%	N
Bank of America Office Campus Building 600	LCF	$9,935,000	1.0%	$20,000,000	$29,935,000	69.9%	69.9%	1.80	1.80	9.2%	9.2%	N

(1)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.

(2)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.

With respect to each Loan Combination, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Loan Combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Loan Combination with or without cause, and

II.	the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Loan Combination, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Loan Combination, is certain information regarding (in each case as of the Cut-off Date): (i) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (ii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Loan Combination, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Loan Combination Controlling Notes and Non-Controlling Notes

Mortgaged Property Name / Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
Station Place III
Note A-1	Yes	JPMorgan Chase Bank, National Association	JPMDB 2017-C7(3)	$64,000,000
Notes A-2 and A-3	No	JPMorgan Chase Bank, National Association	Not Identified	$50,000,000
Note A-4	No	CREFI	CGCMT 2017-C4	$50,000,000
Note A-5	No	CREFI	Not Identified	$26,000,000
Pleasant Prairie Premium Outlets
Note A-1	Yes	—	CGCMT 2017-P8	$34,000,000
Note A-2	No	CREFI	CGCMT 2017-C4	$41,000,000
Note A-3	No	Wells Fargo Bank, National Association	Not Identified	$45,000,000
Note A-4	No	Wells Fargo Bank, National Association	WFCM 2017-C40(4)	$25,000,000
Marriott LAX
Note A-1-A	Yes	LCF or an affiliate	CGCMT 2017-C4	$39,689,333
Note A-2	No	—	LCCM 2017-LC26	$61,518,465
Note A-3-A	No	LCF or an affiliate	Not Identified	$44,104,771
Corporate Woods Portfolio
Notes A-1-A and A-3	Yes (Note A-1-A)	—	CGCMT 2017-P8	$49,933,557
Note A-1-B	No	CREFI	Not Identified	$24,966,779
Note A-2	No	CREFI	CGCMT 2017-C4	$35,577,660
Note A-4	No	—	BANK 2017-BNK7	$70,531,150
Note A-5	No	Morgan Stanley Bank, N.A.	MSBAM 2017-C34(5)	$39,946,846
50 Varick Street
Note A-1	No	LCF or an affiliate	CGCMT 2017-C4	$35,000,000
Note A-2-A	No	LCF or an affiliate	UBS 2017-C4(6)	$25,500,000
Note A-3-A	Yes	LCF or an affiliate	Not Identified	$17,390,000
Mall of Louisiana
Note A-1	Yes	—	BANK 2017-BNK7	$65,000,000
Note A-2	No	Bank of America, National Association	MSBAM 2017-C34(5)	$44,000,000
Notes A-3-1 and A-5-2	No	—	CGCMT 2017-P8	$47,000,000
Note A-3-2	No	CREFI	CGCMT 2017-C4	$28,000,000
Note A-4	No	—	COMM 2017-COR2	$50,000,000
Note A-5-1	No	Barclays Bank PLC	Not Identified	$41,000,000
Notes A-6 and A-7	No	Barclays Bank PLC	WFCM 2017-C40(4)	$50,000,000
IGT Reno
Note A-1-A	Yes	—	CD 2017-CD5	$30,000,000
Note A-1-B	No	—	CGCMT 2017-B1	$10,000,000
Note A-2-A	No	CCRE Lending	CGCMT 2017-C4	$25,000,000
Note A-2-B	No	CCRE Lending	Not Identified	$15,000,000
Chelsea Multifamily Portfolio
Note A-1	Yes	CCRE Lending	Not Identified	$50,000,000
Note A-2	No	CCRE Lending	CGCMT 2017-C4	$25,000,000
Westin Crystal City
Note A-1	Yes	CCRE Lending	Not Identified	$24,000,000
Note A-2	No	CCRE Lending	CGCMT 2017-C4	$24,000,000
Capital Centers II & III
Note A-1	Yes	DBNY	JPMDB 2017-C7(3)	$26,928,867
Note A-2	No	DBNY	CGCMT 2017-C4	$21,443,357
Walgreens Witkoff Portfolio
Note A-1	Yes	DBNY	JPMDB 2017-C7(3)	$32,000,000
Note A-2	No	DBNY	CGCMT 2017-C4	$16,150,000
Bank of America Office Campus Building 600
Note A-1	Yes	LCF or an affiliate	UBS 2017-C4(6)	$20,000,000
Note A-2	No	LCF or an affiliate	CGCMT 2017-C4	$9,935,000

(1)	Unless otherwise specified, with respect to each Loan Combination, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified or combined Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.

(2)	Unless otherwise specified, with respect to each Loan Combination, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization that has closed or as to which a preliminary prospectus or final prospectus has printed that has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means no preliminary prospectus or final prospectus has printed that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.

(3)	The JPMDB 2017-C7 securitization transaction is scheduled to close on or about October 31, 2017.

(4)	The WFCM 2017-C40 securitization transaction is scheduled to close on or about October 17, 2017.

(5)	The MSBAM 2017-C34 securitization transaction is scheduled to close on or about October 19, 2017.

(6)	The UBS 2017-C4 securitization transaction is scheduled to close on or about October 18, 2017.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Loan Combination, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).In connection with each Loan Combination, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Loan Combination and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Loan Combination will be allocated first, to any related Subordinate Companion Loan (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Loan Combinations” section.

Set forth below are certain terms and provisions of each Loan Combination and the related Co-Lender Agreement. Certain of the Loan Combinations are Outside Serviced Loan Combinations and Servicing Shift Loan Combinations. For more information regarding the servicing of each of the Loan Combinations that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Loan Combinations

Each Serviced Pari Passu Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Trustee, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Loan Combinations unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Loan Combination) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Loan Combination will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Loan Combination). With respect to each Servicing Shift Loan Combination, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement.

With respect to each Serviced Pari Passu Loan Combination, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights with respect to Serviced Pari Passu Loan Combinations other than Servicing Shift Loan Combinations. With respect to any Serviced Pari Passu Loan Combination (other than a Servicing Shift Loan Combination), the related Controlling Note will be included in the Issuing Entity, and the Controlling Class Representative will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder.”

Control Rights with respect to Servicing Shift Loan Combinations. With respect to any Servicing Shift Loan Combination prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General.” The related Controlling Note Holder will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Servicing Shift Loan Combination, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder. With respect to each Serviced Pari Passu Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that (other than with respect to the Pleasant Prairie Mortgage Loan) if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note. With respect to each Servicing Shift Loan Combination, one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”, will be entitled to exercise the consent or consultation rights described below.

The Special Servicer will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Controlling Class Representative with respect to the implementation of any recommended actions outlined in an asset status report relating to such Serviced Pari Passu Loan Combination or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Loan Combination (for this purpose, without regard to whether such items are actually required to be provided to the Controlling Class Representative due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Loan Combination that constitutes a Major Decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Loan Combination, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Loan Combination are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Loan Combination, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan. If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Loan Combination without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

The Outside Serviced Pari Passu Loan Combinations

Each Outside Serviced Pari Passu Loan Combination will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may) make servicing advances on the related Outside Serviced Loan Combination in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside

Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Trustee, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be obligated to make servicing advances with respect to an Outside Serviced Loan Combination. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Loan Combination, the discussion under this “—The Outside Serviced Pari Passu Loan Combinations” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●	All payments, proceeds and other recoveries on the Outside Serviced Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Loan Combination is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement.

Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Loan Combination that are not otherwise paid out of collections on such Loan Combination may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool.

Control Rights. With respect to each Outside Serviced Loan Combination (including any Servicing Shift Loan Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date), the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General.” The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Loan Combination with or without cause; provided, that (x) with respect to each Outside Serviced Loan Combination other than a Servicing Shift Loan Combination (after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and (y) with respect to a Servicing Shift Loan Combination (after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder. With respect to any Outside Serviced Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that with respect to each Outside Serviced Loan Combination other than the Mall of Louisiana Loan Combination, Pleasant Prairie Loan Combination and the IGT Reno Loan Combination, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement. With respect to each Outside Serviced Loan Combination (including each Servicing Shift Loan Combination after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”, will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Loan Combination, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Loan Combination or any proposed action to be taken in respect of a major decision under the related Outside Servicing Agreement with respect to such Outside Serviced Loan Combination (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Loan Combination, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Loan Combination are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Loan Combination, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File. The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Loan Combination (other than any promissory notes not contributed to the related Outside Securitization).

Sale of Defaulted Mortgage Loan. If any Outside Serviced Loan Combination becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Loan Combination without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citi Real Estate Funding Inc., Cantor Commercial Real Estate Lending, L.P., Ladder Capital Finance LLC, German American Capital Corporation and Rialto Mortgage Finance, LLC are the Sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors”.

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI”) is a Sponsor. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and each’s facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Commercial Mortgage Securities Inc. (the Depositor), Citigroup Global Markets Inc. (one of the underwriters), and Citibank, N.A. (the Certificate Administrator, Custodian, certificate registrar and paying agent). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in commercial mortgage-backed securities (“CMBS”) transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions.”

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. This is the seventh commercial mortgage securitization into which CREFI is contributing commercial mortgage loans; however, certain key personnel involved in CREFI’s securitization program have also been involved in an affiliate’s securitization program which spanned approximately 15 years. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of the CREFI Mortgage Loans

General

In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database

First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation

CREFI (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review

CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	a list of any mortgage loans that are interest-only for their entire term or a portion of their term;

●	a list of mortgage loans that permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	a list of mortgage loans that are cross-collateralized or secured by multiple properties, or that have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another Mortgage Loan to be included in the issuing entity;

●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the Mortgaged Properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel the Sponsor representations and warranties attached as Annex E-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and the Certificateholders and the Trustee will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described above under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of CREFI, as mortgage loan seller, with respect to the CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates

Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries

Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in the “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions

Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—The Originators—Citi Real Estate Funding Inc.—Exceptions to Underwriting Criteria” in this prospectus. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Repurchase Requests

Prior to April 18, 2017, CREFI had no prior history as a securitizer. CREFI initially filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on May 15, 2017. CREFI’s Central Index Key is 0001701238. CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization, except that an affiliate of CREFI may purchase the Class R Certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

Cantor Commercial Real Estate Lending, L.P.

General

Cantor Commercial Real Estate Lending, L.P. (“CCRE Lending”) is a Sponsor of, and a seller of certain mortgage loans (the “CCRE Mortgage Loans”) into, the securitization described in this prospectus. CCRE Lending is a Delaware limited partnership. CCRE Lending was formed in 2010. Its general partner is Cantor Commercial Real Estate Holdings, LLC, and its limited partner is Cantor Commercial Real Estate Company, L.P. CCRE Lending is an affiliate of Cantor Fitzgerald & Co., one of the underwriters, and Berkeley Point Capital LLC (“BPC”), a primary servicer. CCRE Lending’s executive offices are located at 110 East 59th Street, New York, New York 10022, telephone number (212) 938-5000.

Citibank, the Certificate Administrator and an affiliate of the Depositor, CREFI, a Sponsor and an originator, and Citigroup Global Markets Inc., one of the underwriters, and certain other third party lenders provides warehouse financing to certain affiliates of CCRE Lending (the “CCRE Financing Affiliates”) through various repurchase facilities. It is anticipated that three of the CCRE Mortgage Loans, with an aggregate principal balance of approximately $56,000,000 as of the Cut-off Date and collectively representing 5.7% of the Initial Pool Balance, will be subject to a repurchase facility with Citibank, N.A., prior to the Closing Date. If such is the case at the time the Certificates are issued, then CCRE Lending will use the proceeds from its sale of the CCRE Mortgage Loans to the Depositor to, among other things, reacquire such CCRE Mortgage Loans from the related CCRE Financing Affiliates and make payments to Citibank, N.A., as the repurchase agreement counterparty.

Cantor Commercial Real Estate Lending, L.P.’s Commercial Mortgage Securitization Program

Since its founding in July 2010 through June 30, 2017, CCRE Lending has originated or acquired approximately 1,366 fixed and floating rate commercial, multifamily and manufactured housing community mortgage loans with an aggregate original principal balance of approximately $25.7 billion and has acted as a sponsor and mortgage loan seller on 68 fixed-rate and floating-rate commercial mortgage-backed securitization transactions.

In future transactions, it is anticipated that many of the commercial mortgage loans originated or acquired by CCRE Lending will be sold to securitizations in which CCRE Lending acts as a sponsor. CCRE Lending expects to originate and acquire both fixed rate and floating rate commercial mortgage loans which will be included in both public and private securitizations. CCRE Lending also expects to originate and acquire subordinate and mezzanine debt for investment, syndication or securitization.

Neither CCRE Lending nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against CCRE Lending for any losses or other claims in connection with the Certificates or the CCRE Mortgage Loans except in respect of the repurchase and substitution obligations for Material Document Defects or the Material Breaches of representations and warranties made by CCRE Lending in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions.”

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

Review of Cantor Commercial Real Estate Lending, L.P. Mortgage Loans

Overview

CCRE Lending has conducted a review of the CCRE Mortgage Loans in connection with the securitization described in this prospectus. The review of the CCRE Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals (the “CCRE Deal Team”). The review procedures described below were employed with respect to all of the CCRE Mortgage Loans, except that certain review procedures were relevant only to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape

To prepare for securitization, members of the CCRE Deal Team created a data tape (the “CCRE Data Tape”) containing detailed loan-level and property-level information regarding each CCRE Mortgage Loan. The CCRE Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by CCRE Lending during the underwriting process. The CCRE Deal Team updated the information in the CCRE Data Tape with respect to the CCRE Mortgage Loans from time to time based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity and information otherwise brought to the attention of the CCRE Deal Team. The CCRE Data Tape was used by the CCRE Deal Team in providing the numerical information regarding the CCRE Mortgage Loans in this prospectus.

Data Comparison and Recalculation

CCRE Lending engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CCRE Lending relating to information in this prospectus regarding the CCRE Mortgage Loans. These procedures included:

●	comparing the information in the CCRE Data Tape against various source documents provided by CCRE Lending that are described above under “—Data Tape”;

●	comparing numerical information regarding the CCRE Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CCRE Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the CCRE Mortgage Loans disclosed in this prospectus.

Legal Review

CCRE Lending engaged various law firms to conduct certain legal reviews of the CCRE Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each CCRE Mortgage Loan originated by CCRE Lending, origination counsel (or, with respect to the Purchased Loan, in-house counsel) prepared a loan summary that sets forth salient loan terms and summarizes material deviations from CCRE Lending’s standard form loan documents. In addition, origination counsel for each CCRE Mortgage Loan (or, with respect to the Purchased Loan, in-house counsel) reviewed CCRE Lending’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the CCRE Mortgage Loans. Such assistance included, among other things, a review of (i) due diligence questionnaires completed by origination counsel and (ii) exceptions to representations and warranties compiled by origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each CCRE Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each CCRE Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions.

CCRE Lending prepared, and reviewed with originating counsel and/or securitization counsel, the loan summaries for those of the CCRE Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the CCRE Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Significant Loan Summaries” in Annex B this prospectus.

Other Review Procedures

In connection with the origination of each CCRE Mortgage Loan, CCRE Lending (or, with respect to the Purchased Loan, the originator) conducted a search with respect to each borrower under the related CCRE Mortgage Loan to determine whether it filed for bankruptcy. With respect to any material pending litigation that existed at the origination of any CCRE Mortgage Loan, CCRE Lending requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If CCRE Lending became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a CCRE Mortgage Loan, CCRE Lending obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the CCRE Mortgage Loans originated by CCRE Lending, the CCRE Deal Team also consulted with the applicable CCRE Mortgage Loan origination team (and, with respect to the Purchased Loan, a CCRE Mortgage Loan origination team underwrote such CCRE Mortgage Loan) to confirm that the CCRE Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—The Originators—Cantor Commercial Real Estate Lending, L.P.” below. See “—The Originators—Cantor Commercial Real Estate Lending, L.P.—Exceptions to Underwriting Criteria” below.

Findings and Conclusions

Based on the foregoing review procedures, CCRE Lending determined that the disclosure regarding the CCRE Mortgage Loans in this prospectus is accurate in all material respects. CCRE Lending also determined that the CCRE Mortgage Loans were originated in accordance with CCRE Lending’s origination procedures and underwriting criteria. CCRE Lending attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Repurchase Requests

CCRE Lending most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 10, 2017. CCRE Lending’s Central Index Key is 0001558761. With respect to the period from and including October 1, 2011 to and including June 30, 2017, CCRE Lending did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CCRE Lending nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization.

Ladder Capital Finance LLC

General

Ladder Capital Finance LLC (“LCF”) is a sponsor of, and a seller of the LCF Mortgage Loans into, the securitization described in this prospectus. LCF is a limited liability company organized under the laws of the State of Delaware and an indirect subsidiary of Ladder Capital Finance Holdings LLLP (“Ladder Holdings”), a limited liability limited partnership organized under the laws of the State of Delaware. Series TRS of Ladder Capital Finance Holdings LLLP (“TRS LLLP”) and Series REIT of Ladder Capital Finance Holdings LLLP (“REIT LLLP”) are each a Delaware series of Ladder Holdings. Ladder Capital Corp. (NYSE: LADR) holds a controlling interest in Ladder Holdings.

Ladder Holdings commenced operations in October 2008. Ladder Holdings, together with its direct and indirect subsidiaries, including LCF, are collectively referred to in this prospectus as the “Ladder Capital Group”. The Ladder Capital Group is a vertically integrated, full-service commercial real estate finance and investment management company that primarily originates, underwrites, structures, acquires, manages and distributes commercial, multifamily and manufactured housing community mortgage loans and other real estate debt instruments. The executive offices of the Ladder Capital Group are located at 345 Park Avenue, 8th Floor, New York, New York 10154. As of June 30, 2017, based on unaudited financial statements, Ladder Holdings and its consolidated subsidiaries had total assets of approximately $6,218,124,000, total liabilities of approximately $4,750,448,000 and total capital of approximately $1,467,676,000.

In addition, an affiliate of LCF is the borrower with respect to two LCF Mortgage Loans, identified on Annex A to this prospectus as Bank of America Office Campus Building 600 and Dollar General Milford, collectively representing approximately 1.1% of the Initial Pool Balance. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Originator and Sponsor and Its Affiliates May Not Be Aligned With Your Interests”.

LCF and/or its affiliates may acquire certificates from time to time, including upon initial issuance or in the secondary market.

Ladder Capital Group’s Securitization Program

During 2010, LCF contributed approximately $329.76 million of commercial, multifamily and manufactured housing community mortgage loans to two commercial mortgage securitizations. During 2011, LCF contributed approximately $1.02 billion of commercial, multifamily and manufactured housing community mortgage loans to three commercial mortgage securitizations. During 2012, LCF contributed approximately $1.6 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2013, LCF contributed approximately $2.23 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2014, LCF contributed approximately $3.49 billion of commercial, multifamily and manufactured housing community mortgage loans to 10 commercial mortgage securitizations. During 2015, LCF contributed approximately $2.59 billion of commercial, multifamily and manufactured housing community mortgage loans to 10 commercial mortgage securitizations. LCF began securitizing such types of mortgage loans in 2010 and has not been involved in the securitization of any other types of financial assets. During 2016, LCF contributed approximately $1.327 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2017, LCF contributed approximately $0.660 billion of commercial, multifamily and manufactured housing community mortgage loans to one commercial mortgage securitization through June 30.

The Ladder Capital Group originates, and acquires from unaffiliated third party originators, commercial, multifamily and manufactured housing community mortgage loans throughout the United States. The following table sets forth information with respect to originations of fixed rate commercial, multifamily and manufactured housing community mortgage loans by Ladder Capital Group during the calendar years 2010, 2011, 2012, 2013, 2014, 2015, 2016 and 2017 (through June 30).

Originations of Fixed Rate Multifamily,
Manufactured Housing Community and Commercial Mortgage Loans

	No. of Loans	Approximate Aggregate Principal Balance of Loans at Origination
2010	48	$663,256,700
2011	65	$1,170,444,775
2012	152	$2,463,328,246
2013	120	$2,269,641,443
2014	158	$3,290,652,162
2015	180	$2,702,198,989
2016	158	$1,345,918,750
2017(1)	36	$660,284,000

(1)	Through June 30, 2017.

In connection with commercial mortgage securitization transactions in which it participates as a sponsor, LCF will generally transfer the subject mortgage loans to the applicable depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer by the applicable depositor to the issuing entity of those mortgage loans (together with any other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the applicable depositor, LCF works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

LCF will generally make certain representations and warranties and undertake certain loan document delivery requirements with respect to the mortgage loans that it contributes to a commercial mortgage securitization; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, LCF will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission. LCF has limited assets with which to effect any such repurchase or substitution or make any such estimated loss reimbursement payment. However, as is the case in this securitization, Ladder Holdings, TRS LLLP and REIT LLLP will often guarantee LCF’s payment obligations in connection with a repurchase or substitution of a defective mortgage loan resulting from, or the making of an estimated loss reimbursement payment related to, any such breach of representation or warranty or defective or missing loan documentation. Notwithstanding the existence of any such guarantee, no assurance can be provided that Ladder Holdings, TRS LLLP, REIT LLLP or LCF will have the financial ability to effect or cause a repurchase or substitution, or to make an estimated loss reimbursement payment with respect to, a defective mortgage loan, and no other member of the Ladder Capital Group will be responsible for doing so if Ladder Holdings, TRS LLLP, REIT LLLP and LCF fail with respect to their obligations.

No member of the Ladder Capital Group acts as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that LCF or its affiliates originates, acquires or securitizes. Instead, LCF sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers. Wells Fargo Bank acts or has acted as interim servicer with respect to all of the LCF Mortgage Loans.

Review of LCF Mortgage Loans

Overview

LCF has conducted a review of the LCF Mortgage Loans in connection with the securitization described in this prospectus. The review of the LCF Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Ladder Capital Group (the “Ladder Capital Review Team”). The review procedures described below were employed with respect to all of the LCF Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus. No sampling procedures were used in the review process.

Database

To prepare for securitization, members of the Ladder Capital Review Team created a database of loan-level and property-level information, and prepared an asset summary report, relating to each LCF Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Ladder Capital Review Team during the underwriting process. After origination of each LCF Mortgage Loan, the Ladder Capital Review Team updated the information in the database and the related asset summary report with respect to such LCF Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Ladder Capital Review Team.

A data tape (the “LCF Data Tape”) containing detailed information regarding each LCF Mortgage Loan was created from the information in the database referred to in the prior paragraph. The LCF Data Tape was used to provide the numerical information regarding the LCF Mortgage Loans in this prospectus.

Data Comparisons and Recalculation

The depositor, on behalf of LCF, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by LCF, relating to information in this prospectus regarding the LCF Mortgage Loans. These procedures included:

●	comparing the information in the LCF Data Tape against various source documents provided by LCF;

●	comparing numerical information regarding the LCF Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the LCF Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the LCF Mortgage Loans disclosed in this prospectus.

Legal Review

The Ladder Capital Group engaged various law firms to conduct certain legal reviews of the LCF Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the LCF Mortgage Loans, the Ladder Capital Group’s origination counsel for each LCF Mortgage Loan reviewed securitization representations and warranties presented to them by LCF and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the LCF Mortgage Loans. Such assistance included, among other things, (i) a review of the Ladder Capital Group’s credit memo or asset summary report or a draft thereof for each LCF Mortgage Loan with a Cut-off Date Balance of $10 million or more, (ii) a review of a due diligence questionnaire regarding the LCF Mortgage Loans prepared by the Ladder Capital Group, (iii) a review of various statistical data tapes prepared by the Ladder Capital Group, (iv) a review of the representation and warranty exception reports referred to above relating to certain of the LCF Mortgage Loans prepared by origination counsel, and (v) the review of select provisions in certain loan documents with respect to certain of the LCF Mortgage Loans.

Origination counsel or securitization counsel also assisted in the preparation of the individual LCF Mortgage Loan summaries set forth on Annex B to this prospectus based on their respective reviews of the related asset summary reports and the pertinent sections of the related Mortgage Loan documents.

Other Review Procedures

With respect to any material pending litigation of which the Ladder Capital Group was aware at the origination of any LCF Mortgage Loan, the Ladder Capital Group requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If the Ladder Capital Group became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any LCF Mortgage Loan, the Ladder Capital Group obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The Ladder Capital Review Team also reviewed the LCF Mortgage Loans to determine, with the assistance of counsel engaged in connection with this securitization, whether any LCF Mortgage Loan materially deviated from the underwriting guidelines described under “—Ladder Capital Group’s Underwriting Guidelines and Processes” above.

Findings and Conclusions

Based on the foregoing review procedures, Ladder Capital Group determined that the disclosure regarding the LCF Mortgage Loans in this prospectus is accurate in all material respects. Ladder Capital Group also determined that none of the LCF Mortgage Loans were originated with any material exceptions to Ladder Capital

Group’s origination procedures and underwriting criteria described under “—Ladder Capital Group’s Underwriting Guidelines and Processes” above, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. LCF attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution

The Ladder Capital Group will perform a review of any mortgage loan that it elects to substitute for a LCF Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. The Ladder Capital Group, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the mortgage loan purchase agreement and the pooling and servicing agreement (the “Qualification Criteria”). The Ladder Capital Group will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by the Ladder Capital Group and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by the Ladder Capital Group to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this prospectus, LCF most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 13, 2017. LCF’s Central Index Key number is 0001541468. With respect to the period from and including October 1, 2013 to and including June 30, 2017, LCF does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

As of the Closing Date, neither LCF nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, LCF or its affiliates may from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Ladder Capital Finance LLC” has been provided by LCF.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a Sponsor and a Mortgage Loan Seller. Deutsche Bank AG, acting through its New York Branch (an affiliate of GACC) (“DBNY”) originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction. In addition, DBNY is the current holder of (i) the Capital Centers II & III Pari Passu Companion Loan designated as note A-1 and (ii) the Walgreens Witkoff Portfolio Pari Passu Companion Loan designated as note A-1, but is expected to transfer each such Companion Loan, directly or through an affiliate, to the JPMDB 2017-C7 securitization on the same day as the Closing Date.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of DBNY, an originator, and Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage-backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, Midland Loan Services, a Division of PNC Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to its inclusion in the Issuing Entity, one of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 0.9% of the Initial Pool Balance.

GACC’s Securitization Program

GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “DBJPM” and “JPMDB” programs in which DMARC is the depositor on a rotating basis with J.P Morgan Chase Commercial Mortgage Securities Corp., and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through and including September 30, 2017 is approximately $60.02 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a Mortgage Loan Purchase Agreement, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-2 to this prospectus), to the Depositor and will covenant to provide certain documents regarding the GACC Mortgage Loans and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The Depositor will assign certain of its rights under each Mortgage Loan Purchase Agreement to the Issuing Entity. In addition, GACC has agreed to indemnify the Depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Certificates. See “The Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview

GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape

To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by DBNY during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation

The Depositor or an affiliate, on behalf of GACC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review

GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBNY, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex B.

Other Review Procedures

With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBNY, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “Transaction Parties—The Originators—Deutsche Bank AG, acting through its New York Branch”, as well as to identify any material deviations from those origination and underwriting criteria. See “Transaction Parties—The Originators—Deutsche Bank AG, acting through its New York Branch—Exceptions” below.

Findings and Conclusions

Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with DBNY’s origination procedures and underwriting criteria, except as described below under “Transaction Parties—The Originators—Deutsche Bank AG, acting through its New York Branch—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2017. GACC’s Central Index Key number is 0001541294. With respect to the period from and including July 1, 2014 to and including June 30, 2017, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither GACC nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date. However, GACC and/or its affiliates may own in the future certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

Rialto Mortgage Finance, LLC

General

Rialto Mortgage Finance, LLC, a Delaware limited liability company formed in April 2013 (“Rialto”), a Sponsor and an originator, is wholly-owned by Rialto Holdings, LLC, a Delaware limited liability company that was formed in August 2013. The executive offices of Rialto are located at 600 Madison Avenue, 12th Floor, New York, New York 10022.

Citibank, N.A. (the Certificate Administrator, an Outside Certificate Administrator and an affiliate of the Depositor, Citigroup Global Markets Inc., one of the underwriters, and CREFI, a Sponsor and an originator) provides warehouse financing to Rialto through a repurchase facility. Seven (7) of the Rialto Mortgage Loans that Rialto will transfer to the Depositor, with an aggregate principal balance of approximately $71,664,025 as of the Cut-off Date and representing approximately 7.3% of the Initial Pool Balance, are (or are expected to be prior to the Closing Date) subject to that repurchase facility. If such is the case at the time the Certificates are issued, then Rialto will use the proceeds from its sale of such Rialto Mortgage Loans to the Depositor to, among other things, acquire the Rialto Mortgage Loans warehoused from Citibank, N.A., respectively, clear of any liens.

Rialto’s Securitization Program

As a Sponsor, Rialto originates and acquires commercial real estate mortgage loans with a general focus on stabilized income-producing properties. All of the Mortgage Loans being sold to the Depositor by Rialto (the “Rialto Mortgage Loans”) were originated by Rialto. This is the forty-sixth (46th) commercial real estate debt investment securitization to which Rialto is contributing commercial real estate debt investments. The commercial real estate debt investments originated and acquired by Rialto may include mortgage loans, mezzanine loans, B notes, participation interests, rake bonds, subordinate mortgage loans and preferred equity investments. Rialto securitized approximately $712 million, $1.49 billion, $2.41 billion and $1.93 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2013, 2014, 2015 and 2016, respectively.

Neither Rialto nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against Rialto for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by Rialto in the applicable Mortgage Loan Purchase Agreement as described under “Description of the Mortgage Pool—Cures, Repurchases and Substitutions” in this prospectus.

Review of Rialto Mortgage Loans

Overview

Rialto has conducted a review of each of the Rialto Mortgage Loans. This review was performed by a team comprised of real estate and securitization professionals who are employees of Rialto or one or more of its affiliates (the “Rialto Review Team”). The review procedures described below were employed with respect to the Rialto Mortgage Loans. No sampling procedures were used in the review process. Rialto is the Sponsor with respect to the Rialto Mortgage Loans.

Set forth below is a discussion of certain current general guidelines of Rialto generally applicable with respect to Rialto’s underwriting analysis of multifamily and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated or acquired by Rialto. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated by Rialto.

Database

To prepare for securitization, members of the Rialto Review Team reviewed a database of loan-level and property-level information relating to the Rialto Mortgage Loans. The database was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Rialto Review Team during the underwriting process. Prior to securitization of the Rialto Mortgage Loans, the Rialto Review Team may have updated the information in the database with respect to the Rialto Mortgage Loans based on updates provided by the related servicer which may include information relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Rialto Review Team, to the extent such updates were provided to, and deemed material by, the Rialto Review Team. Such updates, if any, were not intended to be, and do not serve as, a re-underwriting of the Rialto Mortgage Loans.

A data tape (the “Rialto Data Tape”) containing detailed information regarding the Rialto Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Rialto Data Tape was used to provide the numerical information regarding the Rialto Mortgage Loans in this prospectus.

Data Comparison and Recalculation

Rialto engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by Rialto, relating to information in this prospectus regarding the Rialto Mortgage Loans. These procedures included:

●	comparing the information in the Rialto Data Tape against various source documents provided by Rialto;

●	comparing numerical information regarding the Rialto Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Rialto Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Rialto Mortgage Loans disclosed in this prospectus.

Legal Review

Rialto engaged legal counsel to conduct certain legal reviews of the Rialto Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization described in this prospectus, Rialto’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Rialto’s origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization transaction to assist in the review of the Rialto Mortgage Loans. Such assistance included, among other things, (i) a review of certain of Rialto’s asset summary reports, (ii) the review of the representation and warranties and exception reports referred to above relating to the Rialto Mortgage Loans prepared by origination counsel, (iii) the review of, and assistance in the completion by the Rialto Review Team of, a Due Diligence Questionnaire relating to the Rialto Mortgage Loans and (iv) the review of certain provisions in loan documents with respect to certain of the Rialto Mortgage Loans.

Other Review Procedures

The Rialto Review Team, with the assistance of counsel engaged in connection with this securitization transaction, also reviewed each Rialto Mortgage Loan to determine whether it materially deviated from the underwriting guidelines set forth under “—The Originators—Rialto Mortgage Finance, LLC—Rialto’s Underwriting Standards and Loan Analysis” below.

Findings and Conclusions

Based on the foregoing review procedures, Rialto determined that the disclosure regarding the Rialto Mortgage Loans in this prospectus is accurate in all material respects. Rialto also determined that the Rialto Mortgage Loans were not originated with any material exceptions from Rialto’s underwriting guidelines and procedures. Rialto attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution

Rialto will perform a review of any Rialto Mortgage Loan that it elects to substitute for a Rialto Mortgage Loan in the pool in connection with a Material Breach or a Material Document Defect. Rialto, and if appropriate its legal counsel, will review the Mortgage Loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement (the “Qualification Criteria”). Rialto will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Rialto and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Rialto to render any tax opinion required in connection with the substitution.

Repurchase Requests

Rialto most recently filed a Form ABS-15G on February 1, 2017. Rialto’s Central Index Key number is 0001592182. With respect to the period from and including July 1, 2014 to and including June 30, 2017, Rialto does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Rialto nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date. However, Rialto and/or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association for the master servicing of the Mortgage Loans and primary servicing of certain of the Serviced Loans, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Originators

Citi Real Estate Funding Inc., Cantor Commercial Real Estate Lending, L.P., Ladder Capital Finance LLC, Deutsche Bank AG, acting through its New York Branch, Rialto Mortgage Finance, LLC and Ladder Capital Finance I LLC are referred to in this prospectus as the originators.

The information set forth in this prospectus concerning the identity of the originators and, as set forth below, the underwriting standards of the Sponsors or, if applicable, their affiliated originator(s), has in each case been provided by the related Sponsor.

Citi Real Estate Funding Inc.

Overview

CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process

The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval

All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage and LTV Requirements

CREFI’s underwriting standards generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements

While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements

CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy

The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance

CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports

In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the Sponsor representation and warranty set forth in paragraph (40) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing

Interim servicing for all CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Underwriting Criteria

None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Cantor Commercial Real Estate Lending, L.P.

Overview

CCRE Lending’s commercial mortgage loans (including the CCRE Mortgage Loans) are generally originated in accordance with the underwriting criteria described below; however, variations from these guidelines may be implemented as a result of various conditions, including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/loan sponsor, or any other pertinent information deemed material by CCRE Lending. Therefore, this general description of CCRE Lending’s underwriting standards is not intended as a representation that every CCRE Mortgage Loan complies entirely with all criteria set forth below.

Loan Analysis

The credit underwriting process for each CCRE Mortgage Loan is performed by a team comprised of real estate professionals that typically includes a senior member, originator, underwriter, transaction manager and loan closer. This team is required to conduct a thorough review of the related mortgaged property, which typically includes an examination of historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering.

A member of the CCRE Lending team or an agent of CCRE Lending is required to perform an inspection of the property as well as a review of the surrounding market area, including demand generators and competing properties, in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

The CCRE Lending team or an affiliate of CCRE Lending, along with a third party provider engaged by CCRE Lending, also performs a detailed review of the financial status, credit history and background of the borrower and certain key principals through financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the CCRE Lending team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CCRE Lending’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or upfront reserves, letters of credit, lockboxes/cash management or guarantees. A complete credit committee package is prepared to summarize all of the above-referenced information.

Loan Approval

All commercial mortgage loans must be presented to one or more credit committees that consist of senior real estate and finance professionals of CCRE Lending and its affiliates among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended, request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio

CCRE Lending’s underwriting standards generally require a minimum debt service coverage ratio (“DSCR”) of 1.20x and maximum loan-to-value (“LTV”) ratio of 80%; however, these thresholds are guidelines and exceptions may be made on the merits of each loan. Certain properties may also be encumbered by subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower, which when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned parameters; namely, the DSCRs described above will be lower based on the inclusion of the payments related to such additional debt and the LTV ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

The aforementioned DSCR requirements pertain to the underwritten cash flow at origination and may not hold true for each CCRE Mortgage Loan as reported in this prospectus. Property and loan information is typically updated for securitization, including an update or re-underwriting of the property’s cash flow, which may reflect positive or negative developments at the property or in the market that have occurred since origination, possibly resulting in an increase or decrease in the DSCR.

Additional Debt

Certain mortgage loans may have, or permit in the future, certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that CCRE Lending or an affiliate thereof may be the lender on that additional subordinate debt and/or mezzanine debt.

Amortization Requirements

While CCRE Lending’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for an initial portion of the mortgage loan term; however, if the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus will reflect a calculation on the future (larger) amortizing loan payment.

Assessments of Property Condition

As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination process, in most cases it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance Policy

The borrower is required to provide, and CCRE Lending or its origination counsel will typically review, a title insurance policy for each property. The title insurance policies provided typically must be: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) issued such that protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) issued such that if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance

Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, CCRE Lending typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified as a special flood hazard area in the Federal Register by the Federal Emergency Management Agency. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained in the flood zone, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or substantially all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

The Mortgage Loan documents typically also require the borrower to maintain: (i) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; and (ii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance

In connection with the origination of a commercial, multifamily or manufactured housing community mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, CCRE Lending may require an endorsement to the title insurance policy or the acquisition of law and ordinance or similar insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, CCRE Lending may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements

Based on the originator’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan originated by CCRE Lending. Furthermore, CCRE Lending may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, CCRE Lending may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, CCRE Lending may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by CCRE Lending are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

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Tenant Improvement/Lease Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if CCRE Lending determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and CCRE Lending’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the CCRE Mortgage Loans, please see Annex A to this prospectus.

Co-Originations

From time to time, CCRE Lending originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect CCRE Lending as the payee. CCRE Lending has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The CCRE Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as IGT Reno, representing approximately 2.6% of the Initial Pool Balance, was co-originated with CREFI. The IGT Reno Loan Combination was co-originated in accordance with the underwriting guidelines described above.

Exceptions to Underwriting Criteria

The CCRE Mortgage Loans were originated in accordance with the underwriting criteria set forth above.

Servicing

Interim servicing for all loans originated by CCRE Lending prior to securitization is typically performed by an unaffiliated third party such as Wells Fargo Bank, National Association or an affiliate of CCRE Lending, BPC. However, primary servicing may be occasionally retained by certain qualified subservicers under established sub-servicing agreements with CCRE Lending, which may be retained post-securitization. Otherwise, servicing responsibilities will be transferred from such third party servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing. From time to time, the original third party servicer may retain primary servicing.

Ladder Capital Finance LLC

Ladder Capital Group’s Underwriting Guidelines and Processes

Each of the LCF Mortgage Loans was originated by LCF or one of its affiliates. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or co-originated by LCF and its affiliates for securitization.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one loan to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial, multifamily or manufactured housing community mortgage loan originated by LCF or one of its affiliates will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” and “Annex E-2—Exceptions to Sponsor Representations and Warranties”.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. Such searches are limited in the time periods that they cover, and often cover no more than the prior 10 year period. Furthermore, in the case of equity holders in the borrowers, such searches would generally be conducted only as to equity holders with at least a 20% interest in the subject borrower or that control the subject borrower. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, the originator also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate the competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated must be approved by a loan committee that includes senior personnel from the Ladder Capital Group. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. With respect to loans originated for securitization, the Ladder Capital Group’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by the Ladder Capital Group and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. A loan-

to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans originated by LCF or one of its affiliates may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that a member of the Ladder Capital Group may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. An engineering assessment may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4. A seismic study may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance. The borrower is required to provide, and the Ladder Capital Group or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to obtain insurance, or the subject mortgaged property is covered by a blanket policy (which may have been obtained by an affiliate of the related borrower), the Ladder Capital Group typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material borrower-owned improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the material borrower-owned improvements at the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the material borrower-owned improvements at the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism.

Generally, except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to obtain insurance, or the subject mortgaged property is covered by a blanket policy (which may have been obtained by an affiliate of the related borrower), each of the mortgage loans requires that the related borrower maintain: (i) coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates (although in many cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance); (ii) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; and (iii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than 12 months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination of a commercial, multifamily or manufactured housing community mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the Ladder Capital Group may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance or a non-recourse carveout in the related loan documents with respect to the particular non-conformity unless: (a) it determines that (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable, or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (b) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses. In general, the Ladder Capital Group does not require zoning protection insurance.

If a material violation exists with respect to a mortgaged property, the Ladder Capital Group may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on the originator’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions (depending on the property type), deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan originated by a member of the Ladder Capital Group. In certain cases, these reserves may be released to the borrower upon satisfaction of certain conditions in the related loan documents that may include, but are not limited to, achievement of leasing matters, achieving a specified debt service coverage ratio or debt yield or satisfying other conditions. Furthermore, the Ladder Capital Group may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, the Ladder Capital Group may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, the Ladder Capital Group may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by the Ladder Capital Group are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord/borrower for the payment of such taxes or to deliver to the landlord/borrower funds for purposes of paying such taxes in advance of their due date, (iii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve or (iv) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of real estate taxes.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower or an affiliate maintains a blanket insurance policy covering the subject mortgaged property, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is permitted to maintain the insurance or to self-insure, (iv) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to maintain the insurance, (v) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve or (vi) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of insurance premiums.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if and to the extent a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve, or (iv) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the rent for the space in question is considered below market, or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

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Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the LCF Mortgage Loans, please see Annex A to this prospectus.

Exceptions. Notwithstanding the discussion under “—Ladder Capital Group’s Underwriting Guidelines and Processes” above, one or more of the LCF Mortgage Loans may vary from, or do not comply with, Ladder Capital Group’s underwriting guidelines described above. In addition, in the case of one or more of the LCF Mortgage Loans, LCF or another originator may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors.

None of the LCF Mortgage Loans have exceptions to the related above-disclosed underwriting criteria.

Deutsche Bank AG, acting through its New York Branch

General

Deutsche Bank AG, acting through its New York Branch (“DBNY”), is an originator and is affiliated with GACC, one of the Sponsors, and Deutsche Bank Securities Inc., one of the underwriters. DBNY originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBNY generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis

In connection with the origination of mortgage loans, DBNY conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the DBNY underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis

DBNY reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio

The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBNY and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A and Annex B to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio

For each mortgaged property, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the mortgaged property as of the date of value in its then-current condition, and in accordance with the mortgaged property’s highest and best use as determined within the appraisal. In certain cases, DBNY may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the mortgaged property. DBNY then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBNY’s acquisition and reunderwriting of a mortgage loan, DBNY relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular mortgaged property that varies from a DBNY opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBNY had originated such mortgage loans. See “Risk Factors—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower

DBNY evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBNY evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment

Prior to origination, DBNY either (i) obtains or updates (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBNY relies upon) an environmental site assessment (“ESA”) for a mortgaged property prepared by a qualified environmental firm or

(ii) obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBNY reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBNY either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the mortgaged property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report

Prior to origination, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a physical assessment report (“PAR”) for each mortgaged property prepared by a qualified structural engineering firm. DBNY reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBNY generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBNY may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy

The borrower is required to provide, and DBNY reviews, a title insurance policy for each mortgaged property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the mortgaged property is located; and (e) the legal description of the mortgaged property in the title policy must conform to that shown on the survey of the mortgaged property, where a survey has been required.

Property Insurance

The borrower is required to provide, and DBNY reviews, certificates of required insurance with respect to the mortgaged property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the mortgaged property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBNY may require based on the specific characteristics of the mortgaged property.

Seismic Report

A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance

In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements

DBNY may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBNY may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBNY. The typical required escrows for mortgage loans originated by DBNY are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBNY with sufficient funds to satisfy all taxes and assessments. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBNY may waive the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBNY with sufficient funds to pay all insurance premiums. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the mortgaged property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBNY may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBNY’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the mortgaged property maintaining a specified debt service coverage ratio, (iv) DBNY has structured springing escrows that arise for identified risks, (v) DBNY has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBNY believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the mortgaged property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—Transaction Parties—The Originators—Deutsche Bank AG, acting through its New York Branch”, one or more of the GACC Mortgage Loans may vary from, or may not comply with, DBNY’s underwriting guidelines described above. In addition, in the case of one or more of the GACC Mortgage Loans, DBNY may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions

Except as disclosed in the following paragraphs, none of the GACC Mortgage Loans have exceptions to the underwriting standards set forth above.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Stryker Corporation, representing approximately 4.1% of the Initial Pool Balance, the Mortgage Loan was underwritten without operating expenses or capital expense assumptions. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors at the Mortgaged Property, including, among others, (i) the investment grade rating for the single tenant – Stryker Corporation, which is rated “A” by S&P and “Baa1” by Moody’s Investors Service, Inc. (“Moody’s”), (ii) the double net nature of Stryker Corporation’s lease, under which the landlord is responsible for replacement of structural elements only, while the tenant is responsible for all other expenses in connection with the property, (iii) the expiration date of the investment grade tenant’s (Stryker Corporation) lease term, which is approximately four months beyond the loan maturity date and (iv) the institutional sponsorship of the borrower sponsors which are funds managed by Angelo Gordon & Co. Certain characteristics of the Mortgage Loan can be found in Annex A to this prospectus.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A to this prospectus as Walgreens Witkoff Portfolio, representing approximately 1.7% of the Initial Pool Balance, the Mortgage Loan is structured with a 10-year term to Anticipated Repayment Date and an approximately 14-year term to final maturity date, which is longer than the maximum term of 10 years generally required by DBNY’s underwriting guidelines. In addition, the Cut-off Date LTV Ratio is 78.3%, which is higher than the loan-to-value ratio of 75.0% that is provided for in DBNY’s underwriting guidelines for retail properties. GACC’s decision to include the Mortgage Loan in this transaction was based on the investment grade tenancy in-place at the Mortgaged Properties, and the financial strength of the borrower sponsor. The investment grade tenant’s

(Walgreens) lease term extends approximately four years beyond the Anticipated Repayment Date. Certain characteristics of the Mortgage Loan can be found in Annex A to this prospectus.

Rialto Mortgage Finance, LLC

Rialto’s Underwriting Standards and Loan Analysis

Overview

Rialto is the Sponsor with respect to seven (7) Mortgage Loans. Generally, Rialto performed an underwriting analysis with respect to each Mortgage Loan applicant and the related Mortgaged Property.

Set forth below is a discussion of certain current general guidelines of Rialto generally applicable with respect to Rialto’s underwriting analysis of multifamily and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated or acquired by Rialto. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated or acquired by Rialto.

Process and Loan Analysis

The underwriting process for each Rialto Mortgage Loan is performed by a transaction team comprised of real estate professionals that typically includes a loan originator and an underwriter subject to oversight by the members of the management team of Rialto. This team conducts a review of the related real property, which typically includes an examination of some or all of the following information, among other things, to the extent applicable and available: historical operating statements, rent rolls, certain tenant leases, real estate tax information, insurance policies and/or schedules and third party reports pertaining to appraisal, physical condition and environmental status. Each applicable report is reviewed for acceptability by Rialto or a third-party reviewer. The results of these reviews are incorporated into Rialto’s underwriting analysis. In some cases, certain of these documents may not be required or may not be reviewed due to the nature of the related real property. For instance, historical operating statements may not be available with respect to real property with limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and executed tenant leases would not be examined for certain property types (e.g., hospitality, self-storage, multifamily and manufactured housing community properties) although the forms of leases would typically be reviewed for certain of these property types.

Rialto also performs an underwriting analysis with respect to the borrower under each asset it originates. The underwriting analysis of the borrower may include a review of third-party credit reports and reports resulting from judgment, lien or bankruptcy searches. Borrowers are generally required to be single purpose entities (although exceptions may be made from time to time on a case-by-case basis) and, in some cases, other structural requirements may be imposed on the borrower which are intended to reduce the likelihood of the borrower becoming involved in a bankruptcy proceeding; however, there can be no assurance that any of these structural requirements will prevent a particular borrower from becoming involved in a bankruptcy proceeding.

After the compilation and review of all applicable documentation and other relevant considerations, the transaction team finalizes its detailed underwriting analysis of the real property’s cash flow in a manner generally consistent with Rialto’s underwriting guidelines. Determinations are also made regarding the implementation of appropriate transaction terms to address certain risks, which may result in the recommendation of certain additional structural features. A credit committee memorandum is prepared which summarizes the above referenced information and which is circulated to the credit committee for review.

Credit Approval

All assets originated by Rialto must be approved by one or more specified internal committees. After a review of the credit committee package and a discussion of the asset, a committee may approve a transaction as recommended, request additional due diligence, modify the transaction terms or decline a transaction entirely.

Debt Service Coverage Ratio

In connection with the origination of an asset, Rialto will analyze whether cash flow expected to be derived from the related real property will be sufficient to make the required payments under that transaction over its expected term, taking into account, among other things, revenues and expenses for, and other debt currently secured directly or indirectly by, or that in the future may be secured directly or indirectly by, the related real property. The debt service coverage ratio is an important measure of the likelihood of default on a particular asset. In general, the debt service coverage ratio at any given time is the ratio of—

●	the amount of income, net of expenses and required reserves, derived or expected to be derived from the related real property for a given period, to

●	the scheduled payments of principal and interest during that given period on the subject asset and any other loans that are secured by liens of senior or equal priority on, or otherwise have a senior or equal entitlement to be repaid from the income generated by, the related real property.

However, the amount described in the first bullet of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. Accordingly, based on such subjective assumptions and analysis, there can be no assurance that the underwriting analysis of any particular asset will conform to the foregoing in every respect or to any similar analysis which may be performed by other persons or entities. For example, when calculating the debt service coverage ratio for a particular asset, Rialto may utilize net cash flow that was calculated based on assumptions regarding projected rental income, expenses and/or occupancy. There is no assurance that such assumptions made with respect to any asset or the related real property will, in fact, be consistent with actual property performance.

Generally, the debt service coverage ratio for assets originated by Rialto, calculated as described above, will be subject to a minimum standard at origination (generally equal to or greater than 1.20x); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, the associated loan-to-value ratio (as described below), reserves or other factors. For example, Rialto may originate an asset with a debt service coverage ratio below the minimum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Loan-to-Value Ratio

Rialto also looks at the loan-to-value ratio of a prospective investment related to multifamily or commercial real estate as one of the factors it takes into consideration in evaluating the likelihood of recovery if a property is liquidated following a default. In general, the loan-to-value ratio of an asset related to multifamily or commercial real estate at any given time is the ratio, expressed as a percentage, of:

●	the then outstanding principal balance of the asset and any other loans that are secured (directly or indirectly) by liens of senior or equal priority on the related real property, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Generally, the loan-to-value ratio for assets originated by Rialto, calculated as described above, will be subject to a maximum standard at origination (generally less than or equal to 80%); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, debt service coverage, reserves or other factors. For example, Rialto may originate a multifamily or commercial real estate loan with a loan-to-value ratio above the maximum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Additional Debt

When underwriting an asset, Rialto will take into account whether the related real property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject asset. It is possible that Rialto or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it for investment or future sale.

The debt service coverage ratios at origination described above under “—Debt Service Coverage Ratio” and the loan-to-value ratios at origination described above under “—Loan-to-Value Ratio” may be significantly below the minimum standard and/or significantly above the maximum standard, respectively, when calculated taking into account the existence of additional debt secured directly or indirectly by equity interests in the related borrower.

Assessments of Property Condition

As part of the origination and underwriting process, Rialto will analyze the condition of the real property for a prospective asset. To aid in that analysis, Rialto may, subject to certain exceptions, inspect or retain a third party to inspect the property and will in most cases obtain the property reports described below.

Appraisal Report

Rialto will in most cases obtain an appraisal or an update of an existing appraisal from an independent appraiser that is state certified, belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. The appraisal reports are conducted in accordance with the Uniform Standards of Professional Appraisal Practices and the appraisal report (or a separate letter accompanying the report) will include a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, were followed in preparing the appraisal report.

Environmental Report

Rialto requires that an environmental consultant prepare a Phase I environmental report or that an update of a prior environmental report, a transaction screen or a desktop review is prepared with respect to the real property related to the asset. Alternatively, Rialto may forego an environmental report in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Depending on the findings of the initial environmental report, Rialto may require additional record searches or environmental testing, such as a Phase II environmental report with respect to the subject real property. In certain cases where an environmental report discloses the existence of, or potential for, adverse environmental conditions, including as a result of the activities of identified tenants, adjacent property owners or previous owners of the subject real property, the related borrower may be required to establish operations and maintenance plans, monitor the real property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or environmental insurance policies.

Engineering Report

Rialto generally requires that an engineering firm inspect the real property related to the asset to assess and prepare a report regarding the structure, exterior walls, roofing, interior structure, mechanical systems and/or electrical systems. In some cases, engineering reports are based on, and limited to, information available through visual inspection. Rialto will consider the engineering report in connection with determining whether to address any recommended repairs, corrections or replacements in connection with origination and whether any identified deferred maintenance should be addressed in connection with origination. In some cases, Rialto uses conclusions in the engineering reports in connection with making a determination about the necessity for escrows related to repairs and the continued maintenance of the real property.

Seismic Report

If the real property related to an asset consists of improvements located in seismic zones 3 or 4, Rialto generally requires a seismic report from an engineering firm to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. Generally, if a seismic report concludes that the related real property is estimated to have a probable maximum loss or scenario expected loss in excess of 20%, Rialto may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price.

Zoning and Building Code Compliance

In connection with the origination of an asset related to multifamily or commercial real estate, Rialto will generally obtain one or more of the following to consider whether the use and occupancy of the related real property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property: zoning reports, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower. In cases where the real property constitutes a legal nonconforming use or structure, Rialto may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) the real property, if permitted to be repaired or restored in conformity with current law, would in Rialto’s judgment constitute adequate security, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring, (iv) a variance or other similar change in applicable zoning restrictions is potentially available, or the applicable governing entity is unlikely to enforce the related limitations, (v) casualty insurance proceeds together with the value of any additional collateral are expected to be available in an amount estimated by Rialto to be sufficient to pay off all relevant indebtedness in full, and/or (vi) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Escrow Requirements

Based on its analysis of the related real property, the borrower and the principals of the borrower, Rialto may require a borrower to fund various escrows for taxes, insurance, capital expenses, replacement reserves, re-tenanting reserves, environmental remediation and/or other matters. Rialto conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the underlying documents for some assets do not contain provisions requiring the establishment of escrows and reserves, or only require the establishment of escrows and reserves in limited amounts and/or circumstances. Furthermore, where escrows or reserves are required, Rialto may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Rialto may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Rialto’s evaluation of the ability of the real property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Notwithstanding the foregoing discussion, Rialto may originate or acquire, and may have originated or acquired, real estate related loans and other investments that vary from, or do not comply with, Rialto’s underwriting guidelines as described in this prospectus and/or such underwriting guidelines may not have been in place or may have been in place in a modified version at the time Rialto or its affiliates originated or acquired certain assets. In addition, in some cases, Rialto may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating factors.

Servicing

Interim servicing for Rialto Mortgage Loans prior to securitization is performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with Rialto, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) on the securitization Closing Date. From time to time, the interim servicer may retain primary servicing.

Co-Originations

From time to time, Rialto originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Rialto as the payee. Rialto has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

Exceptions to Underwriting Criteria

Rialto’s Mortgage Loans were originated without any exceptions to Rialto’s underwriting criteria described above.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 390 Greenwich Street, New York, New York 10013. The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., an affiliate of (i) CREFI, a Sponsor, an originator and the Retaining Sponsor, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator, custodian, certificate registrar and paying agent.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CREFI or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates and the Mortgage Loans. The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates.

The Issuing Entity

The Issuing Entity, Citigroup Commercial Mortgage Trust 2017-C4, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Mortgage Loans and REO Property, issuing the Certificates, making distributions, providing reports to certificateholders and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Operating Advisor, including any discretionary activities performed by each of them, is set forth under “—The Trustee,” “—The Certificate Administrator,” “—Servicers—The Master Servicer and the Special Servicer,” “—Servicers—The Outside Servicers and the Outside Special Servicers,” “—The Operating Advisor and the Asset Representations Reviewer,” “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee (the “Trustee”) on behalf of the Certificateholders pursuant to the Pooling and Servicing Agreement. WTNA is a national banking association with trust powers incorporated in 1995. The Trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation, and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2017, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $224 billion, of which approximately 262 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $169 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The foregoing information set forth under this “—The Trustee” heading has been provided by WTNA.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between the Trustee and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Citibank, N.A., a national banking association (“Citibank”), will act as the certificate administrator (in such capacity, the “Certificate Administrator”) and custodian (in such capacity, the “Custodian”) under the Pooling and Servicing Agreement. The Certificate Administrator will also be the REMIC administrator and the 17g-5 Information Provider under the Pooling and Servicing Agreement. The corporate trust office of Citibank responsible for administration of the Issuing Entity is located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – CGCMT 2017-C4 and the office for certificate transfer services is located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window.

Citibank is a wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank performs as certificate administrator through the Agency and Trust line of business, which is part of the Global Transaction Services division. Citibank has primary corporate trust offices located in both New York and London. Citibank is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services. As of the end of the third quarter of 2017, Citibank’s Agency and Trust group managed in excess of $5.1 trillion in fixed income and equity investments on behalf of approximately 2,500 corporations worldwide. Since 1987, Citibank’s Agency and Trust group has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement-backed note programs, truck loans, utilities, student loans and commercial and residential mortgages. As of the end of the third quarter of 2017, Citibank acted as trustee, certificate administrator and/or paying agent for approximately 111 transactions backed by commercial mortgages with an aggregate principal balance of approximately $119 billion. The Depositor, the underwriters, the initial purchasers, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Asset Representations Reviewer may maintain banking and other commercial relationships with Citibank and its affiliates.

Under the terms of the Pooling and Servicing Agreement, Citibank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. An analyst will also be responsible for the timely delivery of reports to the administration unit for processing all cash flow items. As Certificate Administrator, Citibank is also responsible for the preparation and filing of all Trust REMIC tax returns and Grantor Trust tax returns on behalf of the Issuing Entity. In the past three years, Citibank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage-backed securities.

There have been no material changes to Citibank’s policies or procedures with respect to its commercial mortgage-backed trustee or securities administration function other than changes required by applicable laws. In the past three years, Citibank has not materially defaulted in its trustee or securities administration obligations under any pooling and servicing agreement or caused an early amortization or other performance triggering event because of the performance by Citibank as trustee or securities administrator with respect to commercial mortgage-backed securities.

Citibank is acting as custodian of the mortgage files pursuant to the Pooling and Servicing Agreement. The custodian is responsible to hold and safeguard the mortgage note(s) and other contents of the mortgage file with respect to each underlying mortgage loan on behalf of the trustee and the certificateholders. Each mortgage file will be maintained in a separate file folder marked with a unique bar code to assure loan level file integrity and to assist in inventory management. Files are segregated by transaction and/or issuer. Citibank, through its affiliates and third-party vendors, has been engaged in the mortgage document custody business for more than ten years. Citibank, through its affiliates and third-party vendors, maintains its commercial document custody facilities in Chicago, Illinois and St. Paul, Minnesota. One such third-party vendor separately engaged by Citibank in its capacity as custodian under the Pooling and Servicing Agreement is U.S. Bank National Association which will hold and safeguard the mortgage notes and other contents of the mortgage files with respect to the underlying mortgage loans.

Citibank is acting as Certificate Administrator of this CMBS transaction. In the ordinary course of business, Citibank is involved in a number of legal proceedings, including in connection with its role as trustee on certain RMBS transactions. On June 18, 2014, a civil action was filed against Citibank in the Supreme Court of the State of New York by a group of investors in 48 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee, asserting claims for purported violations of the U.S. Trust Indenture Act of 1939, as amended, breach of contract, breach of fiduciary duty and negligence based on Citibank’s alleged failure to perform its duties as trustee for the 48 RMBS trusts. On November 24, 2014, plaintiffs sought leave to withdraw this action. On the same day, a smaller subset of similar plaintiff investors in 27 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee, filed a new civil action against Citibank in the United States District Court for the Southern District of New York asserting similar claims as the prior action filed in state court. In January 2015, the court closed plaintiffs’ original state court action. On September 8, 2015, the federal court dismissed all claims as to 24 of the 27 trusts and allowed certain of the claims to proceed as to the other three trusts. Subsequently, plaintiffs voluntarily dismissed all claims with respect to two of the three trusts. On April 7, 2017, Citibank filed a motion for summary judgment. Plaintiffs filed its consolidated opposition brief and cross motion for partial summary judgment on May 22, 2017. Briefing on those motions was completed on August 4, 2017.

On November 24, 2015, the same investors that brought the federal case brought a new civil action in the Supreme Court of the State of New York related to 25 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee. This case includes the 24 trusts previously dismissed in the federal action, and one additional trust. The investors assert claims for breach of contract, breach of fiduciary duty, breach of duty to avoid conflicts of interest, and violation of New York’s Streit Act. Following oral argument on Citibank’s motion to dismiss, plaintiffs filed an amended complaint on August 5, 2016. On June 27, 2017, the state court issued a decision, dismissing the event of default claims, mortgage-file-related claims, the fiduciary duty claims, and the conflict of interest claims. The decision sustained certain breach of contract claims including the claim alleging discovery of breaches of representations and warranties, a claim related to robo-signing, and the implied covenant of good faith claim. On July 28, 2017, Citibank filed a notice of appeal as to the sustained claims.

On August 19, 2015, the FDIC as receiver for a financial institution filed a civil action against Citibank in the Southern District of New York. This action relates to one private-label RMBS trust for which Citibank formerly served as trustee. The FDIC asserts claims for breach of contract, violation of New York’s Streit Act, and violation of the U.S. Trust Indenture Act of 1939, as amended. Citibank jointly briefed a motion to dismiss with The Bank of New York Mellon and U.S. Bank, entities that have also been sued by the FDIC in their capacity as trustee, and whose cases are also in front of Judge Carter. On September 30, 2016, the court granted Citibank’s motion to dismiss the complaint without prejudice for lack of subject matter jurisdiction. On October 14, 2016, the FDIC filed a motion for reargument or relief from judgment from the court’s dismissal order. On July 11, 2017, Judge Carter ruled on the motion for reconsideration regarding his dismissal of the action. He denied reconsideration of his decision on standing, but granted leave to amend the complaint within 90 days (by October 9, 2017).

There can be no assurances as to the outcome of litigation or the possible impact of litigation on the trustee or the RMBS trusts. However, Citibank denies liability and continues to vigorously defend against these litigations. Furthermore, neither the above-disclosed litigations nor any other pending legal proceeding involving Citibank will materially affect Citibank’s ability to perform its duties as Certificate Administrator under the Pooling and Servicing Agreement for this CMBS transaction.

Neither Citibank nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that Citibank or one of its affiliates may purchase the Class R Certificates on the Closing Date. Citibank or its affiliates may, from time to time after the sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Citibank.

For a description of any material affiliations, relationships and related transactions between the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement.  For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer and the Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), will be the master servicer (in such capacity, the “Master Servicer”) and in such capacity will initially be responsible for the servicing and administration of the Serviced Loans and any Serviced Loan Combinations under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable Mortgage Loan Seller. Midland will also be appointed as the special servicer (in such capacity, the “Special Servicer”), and in such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans and REO Properties (other than in respect of Outside Serviced Mortgage Loans), and for reviewing, evaluating, processing and/or providing or withholding consent to Major Decisions and Special Servicer Decisions and taking certain enforcement actions in respect of Mortgage Loans (other than any Outside Serviced Mortgage Loans) and related Serviced Companion Loans, in each case pursuant to the Pooling and Servicing Agreement. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”), Morningstar Credit Ratings, LLC (“Morningstar”), DBRS, Inc. (“DBRS”) and Kroll Bond Rating Agency, Inc. (“KBRA”). Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar, and the highest rankings as a special servicer of real estate assets under U.S. CMBS transactions from S&P and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “CMS1” as a master servicer, “CPS1” as a primary servicer, and “CSS2+” as a special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of September 30, 2017, Midland was master and/or primary servicing approximately 31,721 commercial and multifamily mortgage loans with a principal balance of approximately $429 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 8,936 of such loans, with a total principal balance of approximately $156 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2014 to 2016.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)

	2014	2015	2016

CMBS	$157	$149	$149
Other	$179	$255	$294
Total	$336	$404	$444

As of September 30, 2017, Midland was named the special servicer in approximately 284 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $140 billion. With respect to such transactions as of such date, Midland was administering approximately 100 assets with an outstanding principal balance of approximately $748 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2014 to 2016.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)

	2014	2015	2016
Total	$85	$110	$121

Midland may enter into one or more arrangements with any Directing Holder, any Controlling Class Representative, a Controlling Class Certificateholder, any directing certificateholder, any Outside Controlling Note Holder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the Special Servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the Special Servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as Special Servicer under the Pooling and Servicing Agreement and any related Co-Lender Agreement and limitations on the right of such person to remove the Special Servicer.

Under the JPMDB 2017-C7 Pooling and Servicing Agreement, Midland is also expected to be the Outside Servicer and Outside Special Servicer of the Station Place III Loan Combination, the Capital Centers II & III Loan Combination and the Walgreens Witkoff Portfolio Loan Combination.

It is anticipated that Midland will be the master servicer and the special servicer of the 50 Varick Street Loan Combination on and after the date the related Controlling Pari Passu Companion Loan is contributed to a future commercial mortgage securitization transaction. No representation is made as to when or if such future securitization will actually occur.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the Issuing Entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the Issuing Entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell Certificates issued in this offering, including in the secondary market.

Midland will acquire the right to act as Master Servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the Issuing Entity by the Mortgage Loan Sellers pursuant to one or more servicing rights appointment agreements entered into on the

Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00250%, but which may be reduced under certain circumstances as provided in the Pooling and Servicing Agreement.

PNC Bank, National Association is the largest tenant (leasing 64.9% of the rentable square footage) of one of the office buildings securing the Corporate Woods Portfolio Mortgage Loan. This property is referred on Annex A as the Corporate Woods – Building 82. If the owner and landlord of Building 82 voluntarily elects to sell Building 82 as an individual property and the space leased by PNC Bank, National Association at that time is at least 100,000 square feet, PNC Bank, National Association has a right of first offer to purchase Building 82. In addition, PNC Bank, National Association has a right of first offer to lease any vacated office space in Building 82 subject to rights previously granted others and the landlord’s right to extend another occupant’s lease term.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans, including, prior to their inclusion in the Issuing Entity. KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates has engaged Midland as an independent contractor to conduct due diligence with respect to certain Mortgage Loans prior to the Closing Date.

Pursuant to a certain servicing arrangement between Berkeley Point Capital LLC and certain of its affiliates, on the one hand, and Midland on the other hand, Midland acts as an interim servicer with respect to certain Mortgage Loans, including, prior to their inclusion in the Issuing Entity, certain of the underlying Mortgage Loans originated by CCRE Lending or one of its affiliates.

Pursuant to a primary servicing agreement between Berkeley Point Capital LLC, an affiliate of CCRE Lending, on the one hand, and Midland, on the other hand, Berkeley Point Capital LLC is expected to have full cashiering subservicing duties with respect to 3 of the CCRE Mortgage Loans, representing approximately 3.0% of the Initial Pool Balance. In addition, pursuant to a limited subservicing agreement between Berkeley Point Capital LLC and Midland, Berkeley Point Capital LLC is expected to have certain limited subservicing duties consisting of performing inspections and collecting financial statements with respect to 14 CCRE Mortgage Loans, representing approximately 19.7% of the Initial Pool Balance.

The foregoing information regarding Midland above under this “—Servicers—The Master Servicer and the Special Servicer” heading has been provided by Midland.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer’s removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Master Servicer’s liability under the

Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (other than any Serviced Outside Controlled Loan Combination), without cause by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Controlling Class Representative (if a Control Termination Event does not exist). The Special Servicer may be removed and replaced with respect to a Serviced Outside Controlled Loan Combination, with or without cause at any time, at the direction of the related Outside Controlling Note Holder.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Significant Primary Servicer

Berkeley Point Capital LLC

Berkeley Point Capital LLC, a Delaware limited liability company (“BPC”) will be appointed as primary servicer for the CCRE Mortgage Loans identified on Annex A to this prospectus as 5 Rose Avenue, St. Louis Cardinals Lot and 8212 Liberty Road Leased Fee, collectively representing approximately 3.0% of the Initial Pool Balance, and in such capacity, will be responsible for the primary servicing and administration of such Mortgage Loans. In addition, with respect to 14 Mortgage Loans secured by the Mortgaged Properties representing approximately 19.7% of the Initial Pool Balance, BPC will have the right to assume limited subservicing duties consisting of performing inspections and collecting financial statements. BPC is an affiliate under common control with CCRE Lending, an originator and mortgage loan seller and Cantor Fitzgerald & Co., an underwriter. BPC is a wholly owned subsidiary of BGC Partners, Inc., a publicly traded company which is controlled by Cantor Fitzgerald, L.P. CCRE Lending and Cantor Fitzgerald & Co. are subsidiaries of Cantor Fitzgerald, L.P.

The principal executive offices of BPC are located at 7700 Wisconsin Avenue, Suite 1100, Bethesda, Maryland 20814 and principal servicing office of BPC is located at One Beacon Street, 14th Floor, Boston, Massachusetts 02108 and its telephone number is (877) 526-3562.

BPC serves as primary servicer in various transactions and is rated as a primary servicer and special servicer. Current ratings are listed below.

Servicer Rating Type	Fitch	S&P	KBRA
Primary Servicer	CPS2	Above Average	Approved
Special Servicer	CSS3+	Average	Approved-multifamily

Together with its predecessor entities, BPC has originated and serviced commercial real estate loans for over 25 years. Directly or through its affiliates, BPC originates and acts as primary servicer for commercial and multifamily loans for properties across the United States through programs offered by Fannie Mae, Freddie Mac,

Ginnie Mae/FHA, Life Companies, and CMBS. BPC is a Fannie Mae DUS™, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender and servicer, and a Ginnie Mae Issuer. It has been named special servicer on five Freddie Mac K-Series securitizations, the first in 2009, one in each of 2013 and 2014, and two in 2015 and one Freddie Mac SB-Series securitization in 2017. In addition to its primary and special servicing assignments, BPC also provides limited servicing on CMBS loans originated directly or through an affiliate. The firm has offices located in Bethesda, Maryland, Blue Bell, Pennsylvania, Boston, Massachusetts, Dallas, Texas, Irvine, California, New York, New York, Raleigh, North Carolina, San Diego, California, Santa Monica, California, Seattle, Washington, and Tampa, Florida.

As of September 30, 2017, BPC’s primary servicing portfolio was comprised of approximately 2,097 loans with an aggregate outstanding principal balance of approximately $37.76 billion, of which BPC is the primary servicer through sub-servicing agreements with master servicers on 122 Freddie Mac K-Series securitizations for 466 loans with an approximate aggregate outstanding principal balance of approximately $11.08 billion, and 85 commercial mortgage loans with an aggregate outstanding principal balance of approximately $2.35 billion in other CMBS securitizations.

The following table sets forth information about the various pools of loans primarily serviced by BPC as of the dates indicated:

CMBS Pools	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016	As of 9/30/2017

Primary Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance	$4.842 billion	$7.82 billion	$11.21 billion	$13.43 billion
By Number	67 pools (177 loans)	99 pools (313 loans)	133 pools (444 loans)	154 pools (551 loans)
Limited Subservicing Portfolio By Approximate Aggregate Unpaid Principal Balance		$14.05 billion	$15.83 billion	$15.67 billion
By Number		49 pools (830 loans)	58 pools (928 loans)	61 pools (927 loans)

The commercial real estate loans that BPC originates and for which BPC provides servicing may include mortgage loans secured by the same types of income producing properties as those securing the underlying mortgage loans backing the Certificates. Accordingly, the assets that BPC services as well as assets originated and/or owned by it or its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth.

BPC has developed policies and procedures for the performance of its servicing obligations in compliance with applicable USAP and Regulation AB servicing standards. BPC uses the Enterprise! Servicing system and generally utilizes technology infrastructure to bolster and facilitate controls for compliance with pooling and servicing agreements, loan administration and procedures in workout/resolution and commercially appropriate standardization and automation to provide for improved accuracy, efficiency, transparency, monitoring and controls. Through its web portal, Portfolio Investor Insight®, BPC provides its investors access to data and reports for the loans that it services. Borrowers may also access monthly statements as well as current and historical loan information through a password protected website, Borrower Insight®.

BPC may from time to time engage consultants to perform property inspections and to provide asset management on certain properties. BPC does not have any material primary advancing obligations with respect to the CMBS pools as to which it is a primary servicer, and accordingly BPC does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement nor any material impact on the mortgage pool performance or the performance of the Certificates.

BPC will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, BPC may have custody of certain of such documents as necessary for the performance of its duties with respect to underlying Mortgage Loans or otherwise. To the extent that BPC has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

BPC is not an affiliate of any of the Sponsors, the Issuing Entity, the Depositor, the Master Servicer, the Trustee or any originator other than CCRE Lending and is not an affiliate of any underwriter other than Cantor Fitzgerald & Co. Other than its relationship with the Depositor, CCRE Lending and Cantor Fitzgerald & Co. (and indirectly any relationships of those two entities disclosed elsewhere in this prospectus), there are no specific relationships involving or relating to this transaction or the securitized mortgage loans between BPC or any of its affiliates, on the one hand, and the Depositor, the Sponsors or the Issuing Entity, on the other hand, that currently exist or that existed during the past two (2) years. In addition, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party -- apart from the subject securitization transaction -- between BPC or any of its affiliates, on the one hand, and the Depositor, the Sponsors or the Issuing Entity, on the other hand, that currently exist or that existed during the past two (2) years and that are material to an investor’s understanding of the Certificates.

No securitization transaction involving commercial or multifamily mortgage loans in which BPC is acting as primary or special servicer has experienced an event of default as a result of any action or inaction performed by BPC in such capacity. In addition, there has been no previous disclosure of material non-compliance with servicing criteria by BPC with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which BPC was acting as primary servicer or special servicer.

From time to time, BPC and its affiliates are parties to lawsuits and other legal proceedings by governmental authorities or other entities arising in the ordinary course of business. BPC does not believe that any such current lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to serve as servicer or be material to a Certificateholder.

Neither BPC nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization.

The foregoing information regarding BPC under the heading “—Servicers—Significant Primary Servicer” has been provided by BPC.

Summary of BPC Primary Servicing Agreement

General. BPC has acquired the right to be appointed as the primary servicer of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A to this prospectus as 5 Rose Avenue, St. Louis Cardinals Lot and 8212 Liberty Road Leased Fee (the “BPC Primary Serviced Mortgage Loans”). Accordingly, Midland, as Master Servicer, and BPC, as primary servicer, will enter into a primary servicing agreement, dated as of October 1, 2017 (the “BPC Primary Servicing Agreement”). The primary servicing of the BPC Primary Serviced Mortgage Loans will be governed by the BPC Primary Servicing Agreement. The following summary describes certain provisions of the BPC Primary Servicing Agreement relating to the primary servicing and administration of the BPC Primary Serviced Mortgage Loans. The summary does not purport to be complete and is subject, and qualified in its entirety, by reference to the provisions of the BPC Primary Servicing Agreement.

Summary of Duties. With respect to the BPC Primary Serviced Mortgage Loans, BPC, as primary servicer, will be responsible for performing the primary servicing of the BPC Primary Serviced Mortgage Loans in a manner consistent with the Pooling and Servicing Agreement and the Servicing Standard. Primary servicing will include:

●	maintaining the servicing file and releasing files upon borrower request or payoff of such mortgage loan as approved by the Master Servicer;

●	(i) within 5 business days of receipt of a repurchase demand, reporting any such repurchase demand to the Master Servicer and forwarding a copy of such repurchase demand to the Master Servicer, (ii) within 5 business days of discovery or notice of a document defect or breach, notifying the Master Servicer in writing of any discovered document defect or breach of a mortgage loan representation, (iii) promptly providing the Master Servicer with any documentation in BPC’s possession reasonably requested by the Master Servicer and (iv) cooperating with the Master Servicer in pursuing its obligations to make a repurchase claim against the related mortgage loan seller;

●	collecting monthly payments and escrow and reserve payments and maintaining a segregated primary servicer collection account and applicable escrow and reserve accounts to hold such collections;

●	remitting to the Master Servicer on a timely basis monthly payments less any primary servicing fees, escrow and reserve payments and payments in the nature of additional servicing compensation due to BPC, as primary servicer;

●	preparing such reports, including a day one report, monthly remittance report and such other reports as reasonably requested by the Master Servicer from time to time;

●	collecting monthly and quarterly borrower reports, rent rolls and operating statements;

●	performing annual inspections of the related mortgaged property and providing inspection reports to the Master Servicer;

●	monitoring borrower insurance obligations on such loans and related specially serviced loans and obtaining such property level insurance when the borrower fails to maintain such insurance;

●	maintaining errors and omissions insurance and an appropriate fidelity bond;

●	notifying the Master Servicer of any borrower requests or transactions; provided, however, that BPC will not approve or consummate any borrower request or transaction without obtaining the prior written consent of the Master Servicer;

●	promptly notifying Master Servicer of any defaults under a BPC Primary Serviced Mortgage Loan, collection issues or customer issues; provided that BPC will not take any action with respect to enforcing such loans without the prior written approval of the Master Servicer;

●	in connection with any request for materials by the Asset Representations Reviewer or any other asset representations reviewer, promptly providing Master Servicer with any documents requested by the Master Servicer and cooperating with the Master Servicer in connection with its obligations relating to such request; and

●	with respect to all servicing responsibilities of the Master Servicer under the Pooling and Servicing Agreement which are not being performed by BPC under the BPC Primary Servicing Agreement, BPC will reasonably cooperate with the Master Servicer to facilitate the timely performance of such servicing responsibilities.

BPC’s custodial responsibilities are limited to original letters of credit as long as it (i) has a vault or other adequate safety procedures in place satisfactory to the Master Servicer, in its sole discretion, or (ii) outsources such responsibility to a third party vendor satisfactory to the Master Servicer, who has a vault or other adequate safety procedures in place satisfactory to the Master Servicer, in its sole discretion.

BPC will provide to Master Servicer access to all the servicing files, mortgage loan files and servicing systems maintained by BPC with respect to the BPC Primary Serviced Mortgage Loans for audit and review. BPC will not take any action (whether or not authorized under the BPC Primary Servicing Agreement) that would result in the imposition of a tax on any portion of the Issuing Entity or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust. BPC will fully cooperate with the Master Servicer in connection with avoiding the imposition of a tax on any portion of the Issuing Entity or cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

BPC will also timely provide such certifications, reports and registered public accountant attestations required by the BPC Primary Servicing Agreement or by the Master Servicer to permit it to comply with the Pooling and Servicing Agreement and the Depositor to comply with its Exchange Act reporting obligations.

The Master Servicer and BPC will each designate a portfolio manager and other appropriate personnel to receive documents and communications between each other such that BPC is able to perform its obligations under the BPC Primary Servicing Agreement and the Master Servicer is able to perform its supervisory authority over BPC. BPC will not communicate directly with the special servicer, the Directing Holder or any Rating Agency except in very limited circumstances set forth in the BPC Primary Servicing Agreement.

BPC will have no obligation to make any principal and interest advance or any servicing advances. BPC will not make any Major Decisions, Special Servicer Decisions or take any other action requiring the approval of the Master Servicer under the BPC Primary Servicing Agreement without the prior written approval of the Master Servicer.

Such consent may be subject to: (a) the prior approval of the special servicer, the Directing Holder or any mezzanine loan lender, as applicable, if so required under the Pooling and Servicing Agreement or the related Mortgage Loan documents, which approval may be withheld in such person’s sole discretion, and (b) obtaining any Rating Agency Confirmation required under the Pooling and Servicing Agreement or the related Mortgage Loan documents, which confirmation may be withheld in such person’s sole discretion. The Master Servicer will request any such approvals or Rating Agency Confirmation.

Compensation. As compensation for its activities under the BPC Primary Servicing Agreement, the primary servicing fee will be paid only to the extent that the Master Servicer receives the servicing fee with respect to the BPC Primary Serviced Mortgage Loans under the Pooling and Servicing Agreement. BPC is not entitled to any Prepayment Interest Excess. BPC will be entitled to such additional servicing compensation as set forth in the BPC Primary Servicing Agreement. Generally, if received and the Master Servicer is entitled to retain such amounts under the Pooling and Servicing Agreement, BPC will also be entitled to retain, with respect to the BPC Primary Serviced Mortgage Loans, as additional primary servicing compensation (the “Additional Primary Servicing Compensation”), the following:

●	100% of the Master Servicer’s share of late fees to the extent BPC is performing the related collection work and to the extent not required to offset (a) with respect to the related BPC Primary Serviced Mortgage Loan under the Pooling and Servicing Agreement (1) Advances, including interest on such Advances or (2) additional trust fund expenses other than Borrower Delayed Reimbursements, (b) reserves required to be funded or (c) principal and interest due with respect to the related BPC Primary Serviced Mortgage Loan;

●	100% of the Master Servicer’s share of any charges for beneficiary statements to the extent such beneficiary statements were prepared by BPC and amounts collected for checks returned for insufficient funds relating to the accounts held by BPC;

●	50% of the Master Servicer’s share of any Assumption Fees and assumption application fees;

●	50% of the Master Servicer’s share of any and all demand fees, Excess Modifications Fees and Consent Fees; and

●	subject to certain limitations set forth in the Pooling and Servicing Agreement, any interest or other income earned on deposits in the related accounts held by BPC.

BPC will not be entitled to any Additional Primary Servicing Compensation in the form of fees earned with respect to the processing of any Special Servicer Decision performed by the special servicer; provided, however, if the Master Servicer and BPC mutually agree that BPC will process any Special Servicer Decision following approval of such decision by the special servicer and BPC processes such Special Servicer Decision, BPC will be entitled to the applicable fee as described above.

BPC will be required to promptly remit to the Master Servicer any additional servicing compensation or other amounts received by it which BPC is not entitled to retain. Except as otherwise provided, BPC will pay all its overhead and similar expenses incurred by it in connection with its servicing activities under the BPC Primary Servicing Agreement.

Indemnification; Limitation of Liability. Neither BPC nor any directors, members, managers, officers, employees or agents (including sub-servicers) of BPC (the “BPC Parties”) will be under any liability to the Master Servicer for any action taken, or for refraining from the taking of any action, in good faith pursuant to the BPC Primary Servicing Agreement, or for errors in judgment. However, this will not protect the BPC Parties against any liability which would be imposed by reason of any breach of warranties or representations made in the BPC Primary Servicing Agreement, or against any liability that would otherwise be imposed on Berkeley Point by reason of its willful misconduct, bad faith, fraud or negligence (or by reason of any specific liability imposed under the BPC Primary Servicing Agreement for a breach of the accepted primary servicing practices) in the performance of its obligations and duties under the BPC Primary Servicing Agreement or by reason of its negligent disregard of its obligations or duties under the BPC Primary Servicing Agreement. The BPC Parties will be indemnified and held harmless by the Master Servicer against any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses) (collectively, the “Losses”) incurred by BPC (1) by reason of the Master Servicer’s willful misconduct, bad faith, fraud, negligence in the performance of its obligations and duties under the BPC Primary Servicing Agreement or negligent disregard of its obligations or duties under the BPC Primary Servicing Agreement or (2) in connection with, or relating to, the BPC Primary Servicing Agreement or the Certificates, other than any Losses incurred by BPC (i) that are specifically required to be borne by BPC without right of reimbursement pursuant to the terms of the BPC Primary Servicing Agreement or (ii) incurred by reason of (A) a breach of any representation or warranty by BPC or (B) willful misconduct, bad faith, fraud or negligence of BPC in the performance of its respective obligations and duties under the BPC Primary Servicing Agreement or negligent disregard of its respective obligations and duties under the BPC Primary Servicing Agreement; provided, however, that the indemnification under clause (2) above will be strictly limited to any actual amount of indemnification received by the Master Servicer under the Pooling and Servicing Agreement as a result of pursuing the Issuing Entity on behalf of BPC for such indemnification.

BPC will indemnify and hold harmless the Master Servicer and its directors, members, managers, officers, employees or agents against any Losses incurred by the Master Servicer by reason of (1) any breach by BPC of a representation or warranty made by BPC in the BPC Primary Servicing Agreement or (2) any willful misconduct, bad faith, fraud or negligence by BPC in the performance of its respective obligations or duties under the BPC Primary Servicing Agreement or under the Pooling and Servicing Agreement or by reason of negligent disregard of such obligations and duties.

Resignation. The BPC Primary Servicing Agreement will generally provide that BPC may not resign from the obligations and duties imposed on it under the BPC Primary Servicing Agreement unless BPC provides to the Master Servicer sixty (60) days prior written notice of such resignation or such lesser notice as may be acceptable to the Master Servicer to enable the Master Servicer to assume all of BPC’s rights, powers, duties and obligations under the BPC Primary Servicing Agreement.

Termination. The BPC Primary Servicing Agreement will be terminated with respect to BPC if any of the following occurs:

●	the Master Servicer elects to terminate BPC following a BPC Primary Servicer Termination Event (as defined below);

●	at the Depositor’s request (to the extent the Depositor has the right to request termination of BPC under the Pooling and Servicing Agreement) pursuant to the final two bullets listed under BPC Primary Servicer Termination Events below;

●	promptly following BPC being or becoming Risk Retention Affiliated with or a Risk Retention Affiliate of any Retaining Third Party Purchaser;

●	upon resignation by BPC;

●	in the event the related BPC Primary Serviced Mortgage Loan becomes a specially serviced loan or is substituted, defeased, purchased or repurchased pursuant to the Pooling and Servicing Agreement; or

●	if the Master Servicer’s responsibilities and duties as Master Servicer under the Pooling and Servicing Agreement have been assumed by the trustee, or a successor Master Servicer, then the trustee or such successor Master Servicer will, without act or deed on the part of the trustee or such successor Master Servicer, as applicable, succeed to all of the rights and obligations of the Master Servicer under the BPC Primary Servicing Agreement.

“BPC Primary Servicer Termination Event”, means any one of the following events:

●	any failure by BPC to remit to the accounts maintained by BPC or to the Master Servicer, any amount required to be so remitted by BPC;

●	any failure on the part of BPC duly to observe or perform in any material respect any of the other covenants or obligations which continues unremedied for a period of 20 days (10 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the BPC Primary Servicing Agreement or such shorter period (not less than 1 business day) as may be required to avoid the lapse of insurance) after the date on which written notice of such failure, requiring the same to be remedied, will have been given to BPC by the Master Servicer, provided, however, if such failure with a 20 day cure period is capable of being cured and BPC is diligently pursuing such cure, such 20 day period will be extended for an additional 45 days; provided that BPC has commenced to cure such failure within the initial 20 day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure;

●	any breach on the part of BPC of any representation or warranty made pursuant to the BPC Primary Servicing Agreement which materially and adversely affects the interests of any class of certificateholders and which continues unremedied for a period of 20 days after the date on which notice of such breach, requiring the same to be remedied, will have been given to BPC by the Master Servicer, provided, however, if such breach is capable of being cured and BPC is diligently pursuing such cure, such 20 day period will be extended for an additional 45 days; provided that BPC has commenced to cure such failure within the initial 20 day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure;

●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against BPC and such decree or order will have remained in force, undischarged, undismissed or unstayed for a period of 45 days;

●	BPC consents to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to BPC, or of or relating to all or substantially all of its property;

●	BPC admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, voluntarily suspends payment of its obligations or take any corporate action in furtherance of the foregoing;

●	any of Moody’s, Fitch or KBRA has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of Certificates or (B) placed one or more classes of Certificates on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), publicly citing servicing concerns with the Master Servicer (because of actions of BPC) or BPC as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency within 60 days of such event);

●	a Servicer Termination Event by the Master Servicer under the Pooling and Servicing Agreement, which Servicer Termination Event occurred as a result of the failure of BPC to perform any obligation required under the BPC Primary Servicing Agreement;

●	the failure of BPC to comply with any of the requirements to deliver any reports or certificates at the time such report or certification is required under the BPC Primary Servicing Agreement, which continues unremedied for 5 days after the date on which written notice of such failure, requiring the same to be remedied, will have been given to BPC by the Master Servicer;

●	BPC (or any subservicer of BPC appointed pursuant to BPC Primary Servicing Agreement), for so long as the Issuing Entity (or any other securitization trust relating to any Companion Loan) is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver the items required to be delivered by the BPC Primary Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement to enable the Certificate Administrator or Depositor (or any other depositor or other Exchange Act reporting party relating to any Companion Loan) to comply with the related trust’s reporting obligations under the Exchange Act within (a) with respect to any reportable event, 2 business days and (b) with respect to any other item, 5 business days of such failure to comply with the Pooling and Servicing Agreement; or

●	for so long as the Issuing Entity (or any other trust relating to any Companion Loan) is subject to the reporting requirements of the Exchange Act, BPC fails to deliver any Exchange Act reporting items or similar items that BPC is required to deliver under Regulation AB or as otherwise contemplated by the Pooling and Servicing Agreement.

Notwithstanding the foregoing, upon any termination of BPC, BPC will be entitled to receive all accrued and unpaid primary servicing fees through the date of termination and will cooperate fully with the Master Servicer to transition primary servicing of the BPC Primary Serviced Mortgage Loans to the Master Servicer or its designee.

The foregoing information regarding the BPC Primary Servicing Agreement set forth in this “—Summary of BPC Primary Servicing Agreement” section has been provided by Midland.

The Outside Servicers and the Outside Special Servicers

The Station Place III Loan Combination, the Capital Centers II & III Loan Combination and the Walgreens Witkoff Portfolio Loan Combination are expected to be serviced and administered pursuant to the JPMDB 2017-C7 Pooling and Servicing Agreement by Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and as special servicer.

The Pleasant Prairie Premium Outlets Loan Combination and the Corporate Woods Portfolio Loan Combination are being serviced and administered pursuant to the CGCMT 2017-P8 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and KeyBank National Association, as special servicer.

Prior to the related Controlling Pari Passu Companion Loan Securitization Date, the 50 Varick Street Loan Combination is expected to be serviced and administered pursuant to the UBS 2017-C4 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and Rialto Capital Advisors, LLC, as special servicer. Following the related Controlling Pari Passu Companion Loan Securitization Date, the 50 Varick Street Loan Combination is expected to be serviced and administered by an Outside Servicer and an Outside Special Servicer pursuant to an Outside Servicing Agreement governing a commercial mortgage securitization transaction involving the related Controlling Pari Passu Companion Loan. The parties to the related Future Outside Servicing Agreement for the Controlling Pari Passu Companion Loan have not been definitively identified.

The Mall of Louisiana Loan Combination is being serviced and administered pursuant to the BANK 2017-BNK7 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and Rialto Capital Advisors, LLC, as special servicer.

The IGT Reno Loan Combination is being serviced and administered pursuant to the CD 2017-CD5 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and Rialto Capital Advisors, LLC, as special servicer.

Following the related Controlling Pari Passu Companion Loan Securitization Date, each of the Chelsea Multifamily Portfolio Mortgage Loan and the Westin Crystal City Mortgage Loan is expected to be serviced and administered by an Outside Servicer and an Outside Special Servicer pursuant to an Outside Servicing Agreement governing a commercial mortgage securitization transaction involving the related Controlling Pari Passu Companion Loan. The parties to the related Future Outside Servicing Agreement for each Controlling Pari Passu Companion Loan have not been definitively identified.

The Bank of America Office Campus Building 600 Loan Combination is expected to be serviced and administered pursuant to the UBS 2017-C4 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and Rialto Capital Advisors, LLC, as special servicer.

For further information on each of the foregoing Outside Servicing Agreements, see “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The role and responsibilities of the related Outside Servicer with respect to each Outside Serviced Loan Combination are, or are expected to be, generally similar to those of the Master Servicer of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) under the Pooling and Servicing Agreement, and are further summarized in this prospectus under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The role and responsibilities of the related Outside Special Servicer with respect to each Outside Serviced Loan Combination are, or are expected to be, similar to those of the Special Servicer of the Mortgage Loans (other than Outside Serviced Mortgage Loans) under the Pooling and Servicing Agreement, and are further summarized in this prospectus under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The UBS 2017-C4 Special Servicer, the BANK 2017-BNK7 Special Servicer and the CD 2017-CD5 Special Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“RCA”), will act (or in the case of (i) below, is expected to act once the related securitization transaction closes) as the initial special servicer under: (i) the UBS 2017-C4 Pooling and Servicing Agreement (which remains subject to finalization) and in this capacity is expected to be responsible for the servicing and administration of the 50 Varick Street Loan Combination (until the related Controlling Pari Passu Companion Loan Securitization Date) and the Bank of America Office Campus Building 600 Loan Combination when either or both become a specially serviced loan, and in certain circumstances, will review, evaluate and provide or withhold consent as to certain major decisions, special servicer decisions (within the expected meaning of each such term in the UBS 2017-C4 Pooling and Servicing Agreement) and other transactions relating to such Loan Combinations, (ii) the BANK 2017-BNK7 Pooling and Servicing Agreement and in this capacity is expected to be responsible for the servicing and administration of the Mall of Louisiana Loan Combination when it becomes a specially serviced loan, and in certain circumstances, will review, evaluate and provide or withhold consent as to certain major decisions, special servicer decisions (within the meaning of each such term in the BANK 2017-BNK7 Pooling and Servicing Agreement) and other transactions relating to such Loan Combination, and (iii) the CD 2017-CD5 Pooling and Servicing Agreement and in this capacity is expected to be responsible for the servicing and administration of the IGT Reno Loan Combination when it becomes a specially serviced loan, and in certain circumstances, will review, evaluate and provide or withhold consent as to certain major decisions, special servicer decisions (within the meaning of each such term in the CD 2017-CD5 Pooling and Servicing Agreement) and other transactions relating to such Loan Combination. The foregoing pooling and servicing agreements may be referred to as the “RCA PSAs” and the foregoing Loan Combinations may be referred to as the “RCA Serviced Mortgage Loans”. RCA maintains its principal servicing office at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172.

RCA has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. RCA currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by Morningstar.

RCA is an affiliate of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”). RCM is a vertically integrated commercial real estate investment and asset manager. Each of RCA and RCM is an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B), a national homebuilder with over 8,000 employees across the country’s largest real estate markets. As of June 30, 2017, RCM was the sponsor of, and certain of its affiliates were investors in, ten private equity funds (collectively, the

“Funds”) and RCM also advised four separately managed accounts, having over $5.4 billion of regulatory assets under management in the aggregate (regulatory assets under management as of March 31, 2017). Four of such Funds are focused on distressed and value-add real estate related investments and/or commercial mortgage-backed securities, four of such Funds are focused on investments in commercial mortgage-backed securities and the other two Funds and the separately managed accounts are focused on mezzanine debt and credit investments. Through June 30, 2017, RCM has acquired and/or is managing over $7.4 billion of non- and sub-performing real estate assets, representing approximately 10,836 loans.

In addition, RCM has underwritten and purchased, primarily for the Funds, over $5.3 billion in face value of subordinate, newly-originated commercial mortgage-backed securities bonds in approximately 78 different securitizations totaling approximately $82.6 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer for each of these transactions.

RCM had over 350 employees as of June 30, 2017, and is headquartered in Miami with two other main offices located in New York City and Atlanta. RCM’s commercial real estate platform has ten additional offices across the United States and four offices in Europe.

RCA has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. RCA has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by RCA for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

RCA is subject to external and internal audits and reviews. RCA is subject to Lennar’s internal audit reviews, typically on a semi-annual basis, which focus on specific business areas such as finance, reporting, loan asset management and REO management. RCA is also subject to external audits as part of the external audit of Lennar and stand-alone audits of the Funds. As part of such external audits, auditors perform test work and review internal controls throughout the year. As a result of this process, RCA has been determined to be Sarbanes-Oxley compliant.

RCA maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, RCA has a formal, documented disaster recovery and business continuity plan which is managed by Lennar’s on-site staff.

As of June 30, 2017, RCA and its affiliates were actively special servicing approximately 530 portfolio loans with a principal balance of approximately $207 million and were responsible for approximately 467 portfolio REO assets with a principal balance of approximately $540 million.

RCA is also currently performing special servicing for approximately 82 commercial real estate securitizations. With respect to such securitization transactions, RCA is administering approximately 5,631 assets with an original principal balance at securitization of approximately $84 billion. The asset pools specially serviced by RCA include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The table below sets forth information about RCA’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2012	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016	As of 6/30/2017
Number of CMBS Pools Named Special Servicer	16	27	45	59	75	82
Approximate Aggregate Unpaid Principal Balance(1)	$18.9 billion	$32.4 billion	$49.2 billion	$63.6 billion	$79 billion	$84.4 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	19	27	28	17	37	61
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$21 million	$101 million	$126.9 million	$141.9 million	$320 million	$587 million

(1)	Includes all commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by RCA.

(2)	Includes only those commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer that are, as of the specified date, specially serviced by RCA. Does not include any resolutions during the specified year.

In its capacity as the special servicer under the RCA PSAs, RCA will not have primary responsibility for custody services of original documents evidencing the related RCA Serviced Mortgage Loans, as applicable. RCA may from time to time have custody of certain of such documents as necessary for enforcement actions involving the applicable RCA Serviced Mortgage Loans or otherwise in connection with RCA’s performance of its obligations under the applicable RCA PSAs. To the extent that RCA has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard under the applicable RCA PSAs.

RCA does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances RCA may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of RCA, no special or unique factors of a material nature involved in special servicing the RCA Serviced Mortgage Loans, as compared to the types of assets specially serviced by RCA in other commercial mortgage-backed securitization pools generally, for which RCA has developed processes and procedures which materially differ from the processes and procedures employed by RCA in connection with its special servicing of commercial mortgage-backed securitization pools generally.

There have not been, during the past three years, any material changes to the policies or procedures of RCA in the servicing function it will perform under the RCA PSAs for assets of the same type as the RCA Serviced Mortgage Loans. No securitization transaction in which RCA was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of RCA as special servicer, including as a result of a failure by RCA to comply with the applicable servicing criteria in connection with any securitization transaction. RCA has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. RCA has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which RCA is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by RCA in connection with any securitization in which RCA was acting as special servicer. RCA does not believe that its financial condition will have any adverse effect on the performance of its duties under the RCA PSAs and, accordingly, RCA believes that its financial condition will not have any material impact on the RCA Serviced Mortgage Loans.

From time to time RCA is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. RCA does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the RCA PSAs.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against RCA or of which any of its property is the subject, which are material to the servicing of the RCA Serviced Mortgage Loans. RCA occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to the RCA Serviced Mortgage Loans with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which RCA acts as special servicer, RCA may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, RCA’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace RCA as the special servicer.

RCA is also an affiliate of the entities that are the initial directing holders and controlling class representatives under the RCA PSAs.

Except as described in this prospectus, neither RCA nor any of its affiliates intends to retain, as of the Closing Date, any Certificates issued by the Issuing Entity or any other economic interest in this securitization. From time to time, RCA and/or its affiliates may purchase securities, including Certificates and including in the secondary market. Any such party will have the right to dispose of such Certificates at any time.

The foregoing information regarding RCA under the heading “—Servicers—The Outside Servicers and the Outside Special Servicers—The UBS 2017-C4 Special Servicer, the BANK 2017-BNK7 Special Servicer and the CD 2017-CD5 Special Servicer” has been provided by RCA.

The Operating Advisor and the Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Park Bridge Lender Services will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of September 30, 2017, Park Bridge Lender Services was acting as operating advisor or trust advisor for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $129.1 billion issued in 139 transactions.

As of September 30, 2017, Park Bridge Lender Services was acting as asset representations reviewer for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $46.3 billion issued in 54 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Park Bridge Lender Services satisfies each of the standards of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender

Services: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement; (d) is not (and is not Risk Retention Affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, the Controlling Class Representative or a depositor, trustee, certificate administrator, master servicer, or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (e) has not been paid by the Special Servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor special servicer to become the Special Servicer; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that Park Bridge Lender Services, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, Park Bridge Lender Services believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Park Bridge Lender Services has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of (i) CREFI, a Sponsor, an originator and the Retaining Sponsor, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, the Certificate Administrator, Custodian, certificate registrar and paying agent.

CCRE Lending, a Sponsor and an originator, is an affiliate of Cantor Fitzgerald & Co., one of the underwriters, and BPC, a primary servicer.

GACC, a Sponsor, is an affiliate of DBNY, an originator, and Deutsche Bank Securities Inc., one of the underwriters.

Rialto, a Sponsor and an originator, is an affiliate of RCA, an Outside Special Servicer.

Midland, the Master Servicer and the Special Servicer, is also expected to be the Outside Servicer and Outside Special Servicer under the JPMDB 2017-C7 Pooling and Servicing Agreement, which is expected to govern the servicing of the Station Place III Loan Combination, the Capital Centers II & III Loan Combination and the Walgreens Witkoff Portfolio Loan Combination.

Citibank, the Certificate Administrator, is also the Outside Certificate Administrator and Outside Custodian under the respective Outside Servicing Agreements that govern the servicing of (a) the Pleasant Prairie Premium Outlets Loan Combination, (b) the Corporate Woods Portfolio Loan Combination, and (c) the IGT Reno Loan Combination.

WTNA, the Trustee, is also (i) the Outside Trustee under the respective Outside Servicing Agreements that govern the servicing of (a) the Pleasant Prairie Premium Outlets Loan Combination, (b) the Corporate Woods Portfolio Loan Combination, (c) the Mall of Louisiana Loan Combination, and (d) the IGT Reno Loan Combination, and (ii) the expected Outside Trustee under the respective Outside Servicing Agreements that are expected to govern the servicing of (a) the 50 Varick Street Loan Combination (until the related Controlling Pari Passu Companion Loan Securitization Date), and (b) the Bank of America Office Campus Building 600 Loan Combination. In its capacity as Outside Trustee (or expected Outside Trustee) under each such Outside Servicing Agreement (or expected Outside Servicing Agreement), WTNA serves (or is expected to serve) as mortgagee of record with respect to the subject Loan Combination (and, with respect to the 50 Varick Street Loan Combination, only until the related Controlling Pari Passu Companion Loan Securitization Date).

Park Bridge Lender Services, the Operating Advisor and the Asset Representations Reviewer, is also the Outside Operating Advisor and the asset representations reviewer under the Outside Servicing Agreement that govern the servicing of the IGT Reno Loan Combination.

Warehouse Financing Arrangements

Set forth below are certain warehouse financing arrangements that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Citibank, the Certificate Administrator and an affiliate of the Depositor, CREFI (a Sponsor, an originator and the Retaining Sponsor) and Citigroup Global Markets Inc. (one of the underwriters), provides short-term warehousing of mortgage loans originated by CCRE Lending through a master repurchase facility. As of the date of this prospectus, three (3) of the CCRE Mortgage Loans with an aggregate Cut-off Date Balance of approximately $56,000,000, representing approximately 5.7% of the Initial Pool Balance, are subject to such master repurchase facility. CCRE Lending will use the proceeds from its sale of such CCRE Mortgage Loans to the Depositor to, among other things, simultaneously reacquire such Mortgage Loans from Citibank free and clear of any liens.

Citibank, the Certificate Administrator and an affiliate of the Depositor, CREFI (a Sponsor, an originator and the Retaining Sponsor) and Citigroup Global Markets Inc. (one of the underwriters), provides short-term warehousing of mortgage loans originated by Rialto through a master repurchase facility. All of the Rialto

Mortgage Loans with an aggregate Cut-off Date Balance of approximately $71,664,025, representing approximately 7.3% of the Initial Pool Balance, are (or are expected to be prior to the Closing Date) subject to such master repurchase facility. Rialto will use the proceeds from its sale of such Rialto Mortgage Loans to the Depositor to, among other things, simultaneously reacquire such Mortgage Loans from Citibank free and clear of any liens.

Interim Servicing Arrangements

Set forth below are certain interim servicing arrangements (excluding Outside Servicing Agreements) that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Pursuant to certain interim servicing agreements between BPC, an affiliate of CCRE Lending, and CCRE Lending, a Sponsor and an Originator, and/or certain of its affiliates, BPC acts as interim servicer with respect to three (3) of the Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $29,125,000, representing approximately 3.0% of the Initial Pool Balance) to be contributed to this securitization transaction by CCRE Lending.

Pursuant to a certain servicing arrangement between BPC and certain of its affiliates, on the one hand, and Midland on the other hand, Midland acts as an interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity, certain of the underlying Mortgage Loans originated by CCRE Lending or one of its affiliates (specifically, three (3) of the Mortgage Loans with an aggregate Cut-off Date Balance of approximately $29,125,000, representing approximately 3.0% of the Initial Pool Balance).

Pursuant to certain interim servicing agreements between Midland, the Master Servicer, the Special Servicer, an Outside Servicer and an Outside Special Servicer, and GACC, a Sponsor, and/or certain of its affiliates, Midland acts as interim servicer with respect to one (1) of the Mortgage Loans (with an aggregate Cut-off Date Balance of approximately $8,515,000, representing approximately 0.9% of the Initial Pool Balance) to be contributed to this securitization transaction by GACC.

Loan Combination and Mezzanine Loan Arrangements

CREFI, an originator and a Sponsor, is the current holder of one or more of the Station Place III Pari Passu Companion Loans and one or more of the Corporate Woods Portfolio Pari Passu Companion Loans, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

CCRE Lending, an originator and a Sponsor, is the current holder of one or more of the IGT Reno Pari Passu Companion Loans, the Chelsea Multifamily Portfolio Pari Passu Companion Loan and the Westin Crystal City Pari Passu Companion Loan, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

LCF, an originator and a Sponsor, or an affiliate thereof, is the current holder of one or more of the Marriott LAX Pari Passu Companion Loans, one or more of the 50 Varick Street Pari Passu Companion Loans and the Bank of America Office Campus Building 600 Pari Passu Companion Loan, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

DBNY, an originator and an affiliate of GACC, a Sponsor, is the current holder of the Capital Centers II & III Pari Passu Companion Loan, directly or through an affiliate, and the Walgreens Witkoff Portfolio Pari Passu Companion Loan, but is expected to transfer such Companion Loans to the JPMDB 2017-C7 securitization on the same day as the Closing Date.

Other Arrangements

Midland, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

Pursuant to a primary servicing agreement between BPC, an affiliate of CCRE Lending, on the one hand, and Midland, on the other hand, BPC is expected to have full cashiering subservicing duties with respect to 3 of the CCRE Mortgage Loans, representing approximately 3.0% of the Initial Pool Balance. In addition, pursuant to a limited subservicing agreement between BPC and Midland, BPC is expected to have certain limited subservicing duties consisting of performing inspections and collecting financial statements with respect to 14 CCRE Mortgage Loans, representing approximately 19.7% of the Initial Pool Balance.

PNC Bank, National Association (“PNC Bank”) is the largest tenant (leasing 64.9% of the rentable square footage) of one of the office buildings securing the Corporate Woods Portfolio Mortgage Loan. This property is referred on Annex A as the Corporate Woods – Building 82. If the owner and landlord of Building 82 voluntarily elects to sell Building 82 as an individual property and the space leased by PNC Bank at that time is at least 100,000 square feet, PNC Bank has a right of first offer to purchase Building 82. In addition, PNC Bank has a right of first offer to lease any vacated office space in Building 82 subject to rights previously granted others and the landlord’s right to extend another occupant’s lease term.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates has engaged Midland as an independent contractor to conduct due diligence with respect to certain Mortgage Loans prior to the Closing Date.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this transaction is expected to be retained pursuant to Regulation RR (17 CFR § 246.1 et seq) (“Regulation RR”) which implements the Credit Risk Retention Rules.

CREFI has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”). The Retaining Sponsor is expected to satisfy its risk retention requirements under the Credit Risk Retention Rules by a retaining third party purchaser (the “Retaining Third Party Purchaser”), which shall be KKR Real Estate Credit Opportunity Partners Aggregator I L.P., a Delaware limited partnership, as further described under “—RR Certificates—The Retaining Third Party Purchaser”, purchasing, on the Closing Date, and holding for its own account an “eligible horizontal residual interest” (as such term is defined in Regulation RR), consisting of all of the Class E-RR Certificates, Class F-RR Certificates, Class G-RR Certificates, Class H-RR Certificates and Class J-RR Certificates (collectively, the “RR Certificates”), with an aggregate initial Certificate Balance of approximately $102,591,893, and having a fair value equal to at least 5.0% of the fair value, as of the Closing Date, of all ABS interests in the Issuing Entity as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”).

The Retaining Sponsor and the Retaining Third Party Purchaser are collectively referred to herein as the “Retaining Parties”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “—The Originators”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Parties have determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

RR Certificates

The Retaining Third Party Purchaser

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (“KKR Opportunity Partners”), a Delaware limited partnership, is expected, (i) to purchase the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR Certificates and (ii) to act as the initial Retaining Third Party Purchaser. KKR Opportunity Partners was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). The Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR Certificates will represent KKR Opportunity Partners’ ninth purchase of CMBS B-Piece Securities, each of which has occurred subsequent to the implementation of the Credit Risk Retention Rules. KKR Opportunity Partners is advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”). KKR is an experienced commercial real estate debt investor. Certain senior members of KKR’s real estate credit team have over 20 years of CMBS experience as of June 30, 2017. Funds advised by KKR have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of June 30, 2017, funds advised by KKR own 27 separate real estate credit investments. As of June 30, 2017, KKR is responsible for approximately $148.5 billion in client or limited partner assets under management. KKR is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

If the Retaining Sponsor determines that the Retaining Third Party Purchaser or a successor third party purchaser no longer complies with one or more of the Credit Risk Retention Rules applicable to the Retaining Third Party Purchaser or such successor third party purchaser, the Retaining Sponsor will be required to promptly notify, or cause to be notified, the Certificateholders of such noncompliance.

Material Terms of the RR Certificates

The Retaining Third Party Purchaser is expected to purchase the RR Certificates, consisting of the Classes of Certificates identified in the table below, for cash on the Closing Date.

Eligible Horizontal Residual Interest
Retained by Retaining Third Party Purchaser

Class of RR Certificates	Expected Initial Certificate Balance or Range of Initial Certificate Balance(1)	Estimated Range of Fair Value of the RR Certificates (in % and $)(2)	Expected Purchase Price(3)

Class E-RR	$20,225,000 - $23,840,000	0.98% - 1.12% / $9,675,591 - $11,404,998	47.83976%
Class F-RR	$12,214,000	0.57% - 0.60% / $5,843,148	47.83976%
Class G-RR	$12,213,000	0.57% - 0.60% / $5,842,669	47.83976%
Class H-RR	$9,770,000	0.45% - 0.48% / $4,671,514	47.81488%
Class J-RR	$48,853,893	2.28% - 2.36% / $23,267,991	47.62771%

(1)	Includes the expected initial Certificate Balance or range of initial Certificate Balances of each Class of RR Certificates that the Retaining Third Party Purchaser expects to purchase on the Closing Date. The approximate initial Certificate Balance of the Class E-RR Certificates is estimated based in part on the estimated ranges of initial Certificate Balances and estimated fair values described herein under “Credit Risk Retention”.

(2)	The estimated range of fair value of each Class of the RR Certificates (in each case expressed as a percentage of the fair value of all of the Regular Certificates and as a dollar amount), which Classes of RR Certificates collectively would constitute the eligible horizontal residual interest retained by the Retaining Sponsor to meet the requirements of the Credit Risk Retention Rules with respect to this securitization. The fair value dollar amount of the RR Certificates (except as set forth below with respect to the Class E-RR Certificates) is not subject to a range, but is based on a targeted discount yield, and has been determined as described under “—Determination of Amount of Required Horizontal Credit Risk Retention”. The fair value dollar amount of the Class E-RR Certificates is subject to a range that depends on the actual initial Certificate Balance of the Class E-RR Certificates, which will be determined such that the aggregate fair value of the RR Certificates will equal at least 5% of the aggregate fair value of all Regular Certificates issued by the Issuing Entity. The fair value of the Regular Certificates (other than the RR Certificates) is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below. For a description of the manner in which the estimated fair value of the Certificates was determined, see “—Determination of Amount of Required Horizontal Credit Risk Retention”.

(3)	Expressed as a percentage of the expected initial Certificate Balance of each Class of RR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the RR Certificates to be acquired by the Retaining Third Party Purchaser is approximately $49,300,913 to $51,030,320, excluding accrued interest.

The aggregate fair value of the RR Certificates identified in the above table entitled “Eligible Horizontal Residual Interest Retained by Retaining Third Party Purchaser” is expected to be equal to at least 5.0% of the aggregate fair value of all Regular Certificates issued by the Issuing Entity.

The Retaining Sponsor estimates that, if it had relied on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $49,300,913 to $51,030,320, representing 5% of the aggregate fair value, as of the Closing Date, of all of the ABS Interests issued by the Issuing Entity.

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, including principal and interest (other than any excess interest that accrues on an ARD Mortgage Loan), net of specified servicing and administrative costs and expenses, will be allocated to the Classes of Certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B and Class X-D certificates), in each case as set forth under “Description of the Certificates—Distributions—

Priority of Distributions”. On any Distribution Date, Mortgage Loan losses will be allocated to the Classes of Certificates in ascending order (beginning with the Class J-RR, Class H-RR, Class G-RR, Class F-RR, Class E-RR and Class D Certificates, in that order, in each case until the Certificate Balance of that Class has been reduced to zero, as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of other material payment terms of the Classes of RR Certificates identified in the table above in this “—Material Terms of the RR Certificates” section, see “Description of the Certificates” in this prospectus.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates (the “Swap Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR Certificates (the “Yield Priced Principal Balance Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each Class of Swap Priced Principal Balance Certificates and each Class of Yield Priced Principal Balance Certificates as described below. CMBS such as the Class X-A, Class X-B and Class X-D Certificates (the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Swap Priced Principal Balance Certificates and the Interest-Only Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable Class of Certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated, i.e. variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular Class of Certificates, swap yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided.

Swap Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Swap Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments are required to be made under the terms of the underlying Mortgage Loan documents during each Collection Period and which Classes of Swap Priced Principal Balance Certificates will be entitled to receive principal payments based on the payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”.  On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each Class of Swap Priced Principal Balance Certificates.

Swap Yield Curve

For an expected range of values at specified points along the swap yield curve, see the table below entitled “Range of Swap Yields for the Swap Priced Principal Balance Certificates”. The Retaining Sponsor utilized the assumed swap yield curve in the table below in determining the range of fair values of the Swap Priced Principal Balance Certificates.  The actual swap yield curve that will be used as a basis for determining the price of the Swap Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations.  The Retaining Sponsor identified the range presented in the table below at each maturity on the swap yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap Priced Principal Balance Certificates
Maturity (Years)	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2Y	1.541%	1.752%	1.964%
3Y	1.607%	1.850%	2.092%
4Y	1.666%	1.920%	2.175%
5Y	1.721%	1.976%	2.231%
6Y	1.788%	2.039%	2.291%
7Y	1.845%	2.094%	2.343%
8Y	1.901%	2.146%	2.391%
9Y	1.954%	2.192%	2.430%
10Y	2.000%	2.235%	2.470%

Based on the swap yield curve, the Retaining Sponsor will determine for each Class of Swap Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Swap Curve Interpolated Yield”) that corresponds to that Class’s weighted average life, by using a linear straight line interpolation (using the swap yield curve with 2, 3, 4, 5, 7, 8, 9, and 10 year maturities) if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination for Swap Priced Principal Balance Certificates

The Retaining Sponsor determined the credit spread for each Class of Swap Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related Class of Swap Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular Class of Swap Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.20%	0.26%	0.32%
Class A-2	0.42%	0.48%	0.54%
Class A-3	0.78%	0.86%	0.94%
Class A-4	0.80%	0.88%	0.96%
Class A-AB	0.62%	0.70%	0.78%
Class A-S	1.05%	1.20%	1.35%
Class B(1)	1.25%	1.50%	1.75%
Class C(1)	1.45%	1.90%	2.35%
Class D(1)	2.50%	3.25%	4.00%

(1)	Any or all of Classes B, C or D may accrue interest at the WAC Rate.

Discount Yield Determination for Swap Priced Principal Balance Certificates

The discount yield (the “Discount Yield”) for each Class of Swap Priced Principal Balance Certificates is the sum of the Swap Curve Interpolated Yield for such Class and the related credit spread (converted to a monthly equivalent) established at pricing.  The Retaining Sponsor determined the Discount Yield for each Class of Swap Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related Class of Swap Priced Principal Balance Certificates as of the date of this prospectus. The actual Discount Yield for a particular Class of Swap Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current Discount Yield demanded by investors for similar CMBS will ultimately result in higher or lower fair values.

For an expected range of values for each Class of Swap Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Swap Priced Principal Balance Certificates” below.  The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Swap Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Swap Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	1.889%	2.079%	2.269%
Class A-2	2.262%	2.452%	2.642%
Class A-3	2.871%	3.081%	3.291%
Class A-4	2.898%	3.108%	3.318%
Class A-AB	2.605%	2.815%	3.025%
Class A-S	3.149%	3.429%	3.709%
Class B	3.350%	3.730%	4.110%
Class C	3.553%	4.133%	4.713%
Class D	4.603%	5.483%	6.363%

Determination of Class Sizes for Swap Priced Principal Balance Certificates

The Retaining Sponsor was provided credit support levels for each Class of Principal Balance Certificates by each Rating Agency.  A credit support level for a particular Class of Swap Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Swap Priced Principal Balance Certificates that would be required to be subordinate to that Class of Swap Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular Class of Principal Balance Certificates (the “Constraining Level”).  In certain circumstances the Retaining Sponsor may have elected not to engage a rating agency for particular Classes of Certificates, based in part on the credit support levels provided by that rating agency.  See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.  The Certificate Balances of the Classes of Swap Priced Principal Balance Certificates were also based in part on anticipated investor demand for such Classes. The Certificate Balance for the Classes of Principal Balance Certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that Class’s Constraining Level.  For each other subordinate Class of Principal Balance Certificates, that Class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior Class of Principal Balance Certificates minus such subordinate Class’s Constraining Level.

Target Price Determination for Swap Priced Principal Balance Certificates

The Retaining Sponsor determined a target price (the “Target Price”) for each Class of Swap Priced Principal Balance Certificates on the basis of the price (expressed as a percentage of the Certificate Balance of that Class) that similar CMBS with similar credit ratings, cash flow profiles and prepayment risk have priced at in recent securitization transactions.  The Target Price that was utilized for each Class of Swap Priced Principal Balance Certificates is set forth in the table below.  The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Target Prices for the Swap Priced Principal Balance Certificates
Class of Swap Priced Principal Balance Certificates	Target Price
Class A-1	100.00%
Class A-2	103.00%
Class A-3	101.00%
Class A-4	103.00%
Class A-AB	103.00%
Class A-S	103.00%
Class B(1)	103.00%
Class C(1)	100.00%
Class D(1)	103.00%

(1)	The Target Price may not be realized with respect to any of Class B, Class C or Class D in the event such Class accrues interest at the WAC Rate.

Determination of Assumed Certificate Coupon for Swap Priced Principal Balance Certificates

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Swap Priced Principal Balance Certificates, the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such Class of Certificates in order to achieve the related Target Price for that Class of Certificates when utilizing the related Discount Yield in determining that Target Price.  The Assumed Certificate Coupon for each Class of Swap Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as a result of the range of possible Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Assumed Certificate Coupons	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	1.906%	2.097%	2.287%
Class A-2	2.915%	3.108%	3.300%
Class A-3	2.984%	3.193%	3.403%
Class A-4	3.243%	3.455%	3.667%
Class A-AB	3.052%	3.265%	3.477%
Class A-S	3.496%	3.778%	4.060%
Class B	3.698%(1)	4.080%(1)	4.578%(1)
Class C	3.900%(1)	4.594%(1)	4.594%(1)
Class D	3.000%(1)	3.000%(1)	3.000%(1)

(1)       Any or all of Classes B, C or D may accrue interest at the WAC Rate.

Determination of Expected Price for Swap Priced Principal Balance Certificates

Based on interest payments using the Assumed Certificate Coupons for the Swap Priced Principal Balance Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Swap Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Swap Priced Expected Price”) expressed as a percent of the Certificate Balance of that Class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield; however, for purposes of such calculation no Assumed Certificate Coupon exceeded the WAC Rate. The Retaining Sponsor determined the Swap- Priced Expected Price for each Class of Swap Priced Principal Balance Certificates based on the low estimate and high estimate of Assumed Certificate Coupons and the Discount Yield. The lower the yield based on the Assumed Certificate Coupon, the higher the corresponding Swap Priced Expected Price for a Class of Certificates will be, therefore, the low range of fair values of the Swap Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of fair values of the Swap Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% CPY prepayment rate, the Retaining Sponsor calculated what the expected scheduled interest payments on each Class of Interest-Only Certificates would be over the course of the transaction (for each Class of Certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related Class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming a 100% CPY prepayment rate and the Classes of Certificates that would be entitled to those principal payments based on the payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”.  On the basis of the Scheduled Certificate Interest Payments, the Retaining Sponsor calculated the weighted average life for each such Class of Interest-Only Certificates.

Determination of Treasury Yield Curve for Interest-Only Certificates

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Interest-Only Certificates.  The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair market value calculations.  For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Interest-Only Certificates”.  The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Interest-Only Certificates
Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7Y	1.865%	2.115%	2.365%
10Y	2.034%	2.284%	2.534%

Based on the treasury yield curve, the Retaining Sponsor determined for each Class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Yield Curve Interpolated Yield”) that corresponds to the weighted average life of the Class of Principal Balance Certificates that is a component of such Class of Interest-Only Certificates by using a straight line interpolation (using treasury yield curves with 7 and 10 year maturities) if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination for Interest-Only Certificates

The Retaining Sponsor determined the credit spread for each Class of Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such Class of Interest-Only Certificates as of the date of this prospectus.  The actual credit spread for a particular Class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values.  The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor’s estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates.

Range of Credit Spreads for the Interest-Only Certificates
Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.15%	1.40%	1.65%
Class X-B	1.35%	1.60%	1.85%
Class X-D	1.95%	2.60%	3.25%

Discount Yield Determination for Interest-Only Certificates

The Discount Yield for each Class of Interest-Only Certificates is the sum of the Yield Curve Interpolated Yield for such Class and the related credit spread (converted to a monthly equivalent).  For an expected range of values for each Class of Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Interest-Only Certificates” below.  The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Interest-Only Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Interest-Only Certificates
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	3.216%	3.596%	3.976%
Class X-B	3.487%	3.867%	4.247%
Class X-D	4.087%	4.867%	5.647%

Determination of Scheduled Certificate Interest Payments for Interest-Only Certificates

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments in each scenario for each Class of Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Certificates upon which the Notional Amount of such Class of Interest-Only Certificates is based.

Determination of Interest-Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each Class of Interest-Only Certificates, the Retaining Sponsor determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of such Class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each Class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons for the Principal Balance Certificates and the resulting Scheduled Certificate Interest Payments due to the Interest-Only Certificates in each scenario. Lower Assumed Certificate Coupons on the Principal Balance Certificates result in an increase in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a higher Interest-Only Expected Price, and higher Assumed Certificate Coupons on the Principal Balance Certificates result in a decrease in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a lower Interest-Only Expected Price.

Yield Priced Principal Balance Certificates

Yield Priced Expected Price

The Yield Priced Principal Balance Certificates include each Class of RR Certificates expected to be acquired by the Retaining Third Party Purchaser, and the valuation of each such Class of RR Certificates was based on the price (based on a targeted discount yield of 14.75% for each Class of RR Certificates, the Modeling Assumptions and 0% CPY) set forth in the bid letter that the Retaining Third Party Purchaser submitted to acquire the RR Certificates, as set forth under “—Material Terms of the RR Certificates” above (the “Yield Priced Expected Price” and, together with the Swap Priced Expected Price and the Interest-Only Expected Price, the “Expected Prices” or, each an “Expected Price”), expressed as a percent of the Certificate Balance of that Class.

Determination of Class Sizes of RR Certificates

The Retaining Sponsor determined the Certificate Balance of each Class of RR Certificates in the same manner described above in “—Determination of Class Sizes for Swap Priced Principal Balance Certificates”.

Weighted Average Life of Certificates

On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each Class of Swap Priced Principal Balance Certificates (based on 0% CPR), Interest-Only Certificates (based on 100% CPY), and RR Certificates (based on 0% CPY).

Calculation of Fair Value of all Certificates

Fair Value of Certificates

Based on the Expected Prices, the Retaining Sponsor determined the estimated fair value of each Class of Certificates (other than the Class S Certificates) by multiplying the Expected Price by the related Certificate Balance or Notional Amount.  The Retaining Sponsor determined the range of fair values for each Class of Certificates based on the low estimate and high estimate of Expected Prices.

Fair Value of Class S Certificates

The Retaining Sponsor determined that the Class S Certificates have a fair value equal to zero based on the fact that no Excess Interest is expected to be received and, accordingly, there is no market for the Class S Certificates.

Range of Estimated Fair Values

Based on the Expected Prices and the fair value of the Class S Certificates, the Retaining Sponsor determined the estimated fair value or range of fair values set forth in the table below for each Class of Certificates. For the “Base Case Fair Value”, the Retaining Sponsor determined the estimated fair value of the related Class of Certificates by multiplying the relevant Expected Price by the Certificate Balance or Notional Amount, as applicable, of such Class of Certificates. For the “High Estimate of Fair Value (Based on Low Estimate of Discount Yield)”, the Retaining Sponsor determined the estimated fair value for the related Class of Certificates by multiplying the relevant Expected Price by the high estimate certificate balance or notional amount, as applicable, of such Class of Certificates. For the “Low Estimate of Fair Value (Based on High Estimate of Discount Yield)”, the Retaining Sponsor determined the estimated fair value of the related Class of Certificates by multiplying the relevant Expected Price by the low estimate certificate balance or notional amount, as applicable, of such Class of Certificates.

Range of Estimated Fair Values
Class of Certificates	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)	Base Case Fair Value	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)
Class A-1	$27,749,993	$27,749,792	$27,749,414
Class A-2	$107,013,536	$107,014,924	$107,013,088
Class A-3	$242,394,218	$242,391,512	$242,396,375
Class A-4	$279,827,421	$279,823,901	$279,839,761
Class A-AB	$41,815,341	$41,816,975	$41,816,892
Class X-A	$74,780,325	$61,820,674	$49,252,456
Class X-B	$4,790,020	$1,445,564	$57,256
Class A-S	$75,477,923	$75,475,396	$75,477,715
Class B	$46,543,023	$46,542,510	$46,541,797
Class C	$41,511,616	$41,491,936	$39,636,058
Class X-D	$3,234,946	$3,331,177	$3,418,985
Class D(1)	$24,007,910	$23,794,148	$23,512,154
Class E-RR(2)	$11,404,998	$10,540,055	$9,675,591
Class F-RR	$5,843,148	$5,843,148	$5,843,148
Class G-RR	$5,842,669	$5,842,669	$5,842,669
Class H-RR	$4,671,514	$4,671,514	$4,671,514
Class J-RR	$23,267,991	$23,267,991	$23,267,991

(1)	The approximate initial Certificate Balance of the Class D certificates is estimated based in part on the estimated ranges of initial Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The Class D initial Certificate Balance is expected to fall within a range of $27,455,000 and $31,754,000, with the ultimate initial Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity.

(2)	The approximate initial Certificate Balance of the Class E-RR certificates is estimated based in part on the estimated ranges of initial Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The Class E-RR initial Certificate Balance is expected to fall within a range of $19,541,000 and $23,840,000, with the ultimate initial Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity.

The estimated range of fair value for all the Certificates is approximately $986,012,865 to $1,020,176,592.

Hedging, Transfer and Financing Restrictions

The RR Certificates will be required to be subject to certain hedging, transfer and financing restrictions and are expected to be held in definitive form by the Certificate Administrator on behalf of the beneficial owners of the RR Certificates as and to the extent provided in the Pooling and Servicing Agreement.

The Retaining Third Party Purchaser will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, “originator” and any respective “affiliate” (each as defined in the Regulation RR) for so long as compliance with the Credit Risk Retention Rules is required.

These restrictions will include an agreement by the Retaining Third Party Purchaser not to transfer the RR Certificates, except to a “majority-owned affiliate” or to a subsequent third party purchaser (as defined in, and in compliance with, the Credit Risk Retention Rules then in effect). In addition, the Retaining Third Party Purchaser will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the RR Certificates unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Third Party Purchaser will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the earliest of (A) the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance; (ii) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Certificates as of the Closing Date; and (iii) two years after the Closing Date, and (B) the date on which all of the Mortgage Loans have been defeased in accordance with Rule 7(b)(8)(i) of Regulation RR.

Operating Advisor

The Operating Advisor for the transaction is Park Bridge Lender Services LLC, a New York limited liability company.  As described under “The Pooling and Servicing Agreement—Operating Advisor”, the Operating Advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Serviced Mortgage Loans:

●	review the actions of the Special Servicer with respect to Specially Serviced Loans to the extent described in this prospectus and required under the Pooling and Servicing Agreement;

●	review reports provided by the Special Servicer to the extent set forth in the Pooling and Servicing Agreement;

●	review for accuracy certain calculations made by the Special Servicer; and

●	issue an annual report (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) generally setting forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement with respect to Specially Serviced Loans.

In addition, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Mortgage Loans. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and “—Operating Advisor—Replacement of the Special Servicer”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to certain Major Decisions in respect of the applicable Serviced Mortgage Loan(s) and/or related Companion Loan(s). The Operating Advisor will generally have no obligations or consultation rights as Operating Advisor under the Pooling and Servicing Agreement for this transaction with respect to any Outside Serviced Mortgage Loan or any related REO Property. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor”.

An “Operating Advisor Consultation Trigger Event” will occur when the aggregate outstanding Certificate Balance of the RR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the RR Certificates) is 25% or less of the initial aggregate Certificate Balance of the RR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

The Operating Advisor is required to be an Eligible Operating Advisor. For further information regarding the Operating Advisor, a description of how the Operating Advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the Pooling and Servicing Agreement with respect to the Operating

Advisor, the Operating Advisor’s compensation, and any material conflicts of interest or material potential conflicts of interest between the Operating Advisor and another party to this securitization transaction, see “Risk Factors—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation” and “—Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraph are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section

Representations and Warranties

Each of the Retaining Sponsor, CCRE, LCF, GACC and Rialto will make the representations and warranties identified on Annex E-1, subject to certain exceptions to such representations and warranties set forth in Annex E-2.

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each related exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit  metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property.  However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based their decisions will in fact sufficiently mitigate those risks.  In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the CCRE Mortgage Loans in this transaction, CCRE Lending determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CCRE Lending that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CCRE Lending that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CCRE Lending based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CCRE Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the LCF Mortgage Loans in this transaction, LCF determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the borrower sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by LCF that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by LCF that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which LCF based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable LCF Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the applicable GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit  metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property.  However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks.  In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the Rialto Mortgage Loans in this transaction, Rialto determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the borrower sponsor, a full or partial cash sweep, positive credit metrics (such as low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Rialto that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Rialto that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property.  However, there can be no assurance that the compensating factors or other circumstances upon which Rialto based its decisions will in fact sufficiently mitigate those risks.  In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2017-C4 (the “Certificates”) will be issued on or about October 31, 2017 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans it sold to the Depositor.

The Certificates will consist of the following classes (each, a “Class”): (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B and Class C Certificates (collectively, the “Offered Certificates”), which are offered by this prospectus; and (ii) the Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class S and Class R Certificates (collectively, the “Non-Offered Certificates”), which are not offered by this prospectus. The Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B and Class X-D Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR Certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class X-A, Class X-B and Class X-D Certificates are referred to collectively in this prospectus as the “Interest-Only Certificates” or “Class X Certificates”. The Class R Certificates are sometimes also referred to in this prospectus as the “Residual Certificates”. The Certificates (other than the Class S and Class R Certificates) are collectively referred to in this prospectus as the “Regular Certificates”. The Regular Certificates (other than the Class X Certificates) are collectively referred to in this prospectus as the “Principal Balance Certificates”.

Upon initial issuance, the respective Classes of the Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approximate Initial Certificate Balance or Notional Amount
Class A-1	$27,750,000
Class A-2	$103,900,000
Class A-3	$240,000,000
Class A-4	$271,691,000
Class A-AB	$40,600,000
Class X-A	$757,221,000
Class X-B	$85,493,000
Class A-S	$73,280,000
Class B	$45,189,000
Class C	$40,304,000
Class X-D	$31,754,000
Class D(1)	$31,754,000
Class E-RR(1)	$19,541,000
Class F-RR	$12,214,000
Class G-RR	$12,213,000
Class H-RR	$9,770,000
Class J-RR	$48,853,893

(1)	The approximate initial Certificate Balances of the Class D and Class E-RR Certificates are estimated based in part on the estimated ranges of initial Certificate Balances and estimated fair values described in “Credit Risk Retention”. The initial Certificate Balance of the Class D Certificates is expected to fall within a range of $27,455,000 and $31,754,000, with the ultimate initial Certificate Balance determined such that, at initial issuance, the aggregate fair value of the RR Certificates will equal at least 5% of the estimated fair value of all of the Classes of Certificates (other than the Class R Certificates) issued by the Issuing Entity. The initial Certificate Balance of the Class E-RR Certificates is expected to fall within a range of $19,541,000 and $23,840,000, with the ultimate initial Certificate Balance determined such that, at initial issuance, the aggregate fair value of the RR Certificates will equal at least 5% of the estimated fair value of all of the Classes of Certificates (other than the Class R Certificates) issued by the Issuing Entity.

The “Certificate Balance” of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each Class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that Class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a Class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Class X-A Certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates outstanding from time to time. The Notional Amount of the Class X-B Certificates will equal the aggregate of the Certificate Balances of the Class B and Class C Certificates outstanding from time to time. The Notional Amount of the Class X-D Certificates will equal the Certificate Balance of the Class D Certificates outstanding from time to time. Accordingly, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-A Certificates, the Class B and Class C Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-B Certificates, and the Class D Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-D Certificates.

Neither the Class S nor the Class R Certificates will have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest, except that the Class S Certificates will be entitled to receive any collections of the Excess Interest that may accrue after the related Anticipated Repayment Date on any ARD Loan.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in November 2017. The “Determination Date” will be the eighth (8th) day of each calendar month (or, if the eighth (8th) calendar day of that month is not a business day, then the next business day), commencing in November 2017.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate (other than a Class S or Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class S or Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The aggregate amount available for distributions of interest, principal and reimbursements of Realized Losses to holders of the Regular Certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)           the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the borrowers of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;

(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);

(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

(v)	yield maintenance charges and prepayment premiums (which are separately distributed to holders of the Regular Certificates);

(vi)	Excess Interest on the ARD Loans (which is separately distributed to holders of the Class S Certificates);

(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or

(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)           if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)           all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans with respect to the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)           with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2018, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account; and

(e)           with the initial Distribution Date, the Initial Month’s Interest Deposit Amount.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Loan Combination is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in November 2017, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as Station Place III, representing approximately 5.1% of the Initial Pool Balance, the related Mortgage Loan Seller will be required to deliver to the Master Servicer on the Closing Date for deposit in the Collection Account, an amount that represents one-month’s interest accrued with respect to that Mortgage Loan at the related Net Mortgage Rate for the month of November 2017 (such amount, the “Initial Month’s Interest Deposit Amount”).

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B and Class X-D Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-AB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-AB Scheduled Principal Balance”),

(ii)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero,

(iii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(iv)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(v)	to the holders of the Class A-4 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and

(vi)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D and Class E-RR Certificates have been reduced to zero, to the holders of the Class F-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E-RR and Class F-RR Certificates have been reduced to zero, to the holders of the Class G-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class H-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR Certificates have been reduced to zero, to the holders of the Class H-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class H-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Eighth, to the holders of the Class J-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Ninth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR Certificates have been reduced to zero, to the holders of the Class J-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Thirtieth, to the holders of the Class J-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates and without regard to the Class A-AB Scheduled Principal Balance, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (without regard to the distribution of the Principal Distribution Amount on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR Certificates have been reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Principal Balance Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Certificates; and (ii) the Interest Shortfall with respect to each affected Class of Regular Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rate with respect to any Class of Principal Balance Certificates for any Distribution Date and the related Interest Accrual Period will equal one of the following: (i) a fixed rate per annum; (ii) the WAC Rate for such Distribution Date; (iii) the lesser of a fixed rate per annum and the WAC Rate for such Distribution Date; and (iv) the WAC Rate for such Distribution Date minus a fixed percentage, but no less than 0.000%.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class B and Class C Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the Class X Strip Rate for the Class D Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year subsequent to 2017 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; or (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year subsequent to 2017, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related

Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(1)	the Scheduled Principal Distribution Amount for that Distribution Date;

(2)	the Unscheduled Principal Distribution Amount for that Distribution Date; and

(3)	the Principal Shortfall, if any, for the prior Distribution Date;

provided, that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the

Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent of the Issuing Entity’s interest therein, any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for such Distribution Date exceeds (2) the aggregate amount actually distributed on such Distribution Date in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Loan Combination as of any date of determination, the Stated Principal Balance of such Loan Combination will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Loan Combination may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Loan Combination, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan or Loan Combination is paid in full, or if the Mortgage Loan or Loan Combination (or any Mortgaged Property acquired in respect of the Mortgage Loan or Loan Combination) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Loan Combination will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Certificates, as well as for purposes of calculating the Servicing Fee, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Loan Combination, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan will be available for amounts due to the Certificateholders or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Loan Combination incurred with respect to such Serviced Loan Combination in accordance with the Pooling and Servicing Agreement.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute to the Holders of the Class S Certificates any Excess Interest received by the Issuing Entity with respect to the ARD Loans during the Collection Period for (or, in the case of an Outside Serviced Mortgage Loan, as part of a distribution to the Issuing Entity during the month of) such Distribution Date. Excess Interest will not be available to make distributions to any other Class of Certificates or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.

Application Priority of Mortgage Loan Collections or Loan Combination Collections

For purposes of calculating distributions on the Certificates and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Loan Combination, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Loan Combination, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Loan Combination exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Loan Combination in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Loan Combination, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Available Funds for such Distribution Date) is required to be distributed to Certificateholders (excluding holders of the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class S and Class R Certificates) as follows: (a) first such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A and Class A-S Certificates, (ii) the group (the “YM Group BC”) of the Class X-B, Class B and Class C Certificates, and (iii) the group (the “YM Group D” and, collectively with the YM Group A and the YM Group BC, the “YM Groups”) of the Class X-D and Class D Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Regular Certificates in such YM Group, in the following manner: (i) each Class of Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to such Class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group on such Distribution Date, (Y) the Base Interest Fraction for the related principal prepayment and such Class of Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Principal Balance Certificates in such YM Group will be distributed to the Class of Class X Certificates in such YM Group. If there is more than one Class of Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated to the holders of the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR Certificates in the manner provided in the Pooling and Servicing Agreement.

No prepayment premiums or yield maintenance charges will be distributed to holders of the Class S or Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	August 2022
Class A-2	October 2022
Class A-3	August 2027
Class A-4	September 2027
Class A-AB	June 2027
Class X-A	September 2027
Class X-B	October 2027
Class A-S	September 2027
Class B	October 2027
Class C	October 2027

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in October 2050. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Loan Combination in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Loan Combination (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than an Outside Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00250% per annum and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Loan Combination is serviced under the Pooling and Servicing Agreement, any related Serviced Pari Passu Companion Loan) subject to such prepayment and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Loan Combinations will be allocated between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the Master Servicer’s Compensating Interest Payment for the related Distribution Date or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among the respective Classes of the Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-AB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates by the other Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E-RR Certificates, the Class F-RR Certificates, the Class G-RR Certificates, the Class H-RR Certificates and the Class J-RR Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class J-RR Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate the amount, if any, by which (i)  the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The Certificate Administrator will be required to allocate any Realized Losses among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class J-RR Certificates;

second, to the Class H-RR Certificates;

third, to the Class G-RR Certificates;

fourth, to the Class F-RR Certificates;

fifth, to the Class E-RR Certificates;

sixth, to the Class D Certificates;

seventh, to the Class C Certificates;

eighth, to the Class B Certificates; and

ninth, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X-A, Class X-B and Class X-D Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S or Class R Certificates and will not be directly allocated to the Interest-Only Certificates. However, the Notional Amount of a Class of Interest-Only Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Certificate Administrator” or “—The Trustee”, as applicable, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any), and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (www.sf.citidirect.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)       the Distribution Date statement;

(2)       a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification and corrected loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)       a CREFC® servicer watch list;

(11)       a CREFC® loan level reserve and letter of credit report;

(12)       a CREFC® property file;

(13)       a CREFC® financial file;

(14)       a CREFC® loan setup file; and

(15)       a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;

(ii)	a CREFC® financial file; and

(iii)	a CREFC® loan periodic update file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)       Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending March 31, 2018, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

(ii)       Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2018, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the initial purchasers, the underwriters, the Sponsors, the Master Servicer, the Special Servicer, the Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, the Directing Holder (but, in the case of the Controlling Class Representative, only for so long as a Consultation Termination Event does not exist), the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to an Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

The Controlling Class Representative, each Controlling Class Certificateholder and the Special Servicer will be considered a Privileged Person with respect to any Mortgage Loans or Serviced Loan Combinations for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Controlling Class Representative or a Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Controlling Class Representative (to the extent the Controlling Class Representative is not a Certificateholder or a Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is neither the Controlling Class Representative nor a Controlling Class Certificateholder, such person is or is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded

Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than, with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a certificate held in book-entry form.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g-5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and that such NRSRO will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to an AB Loan Combination. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Loan Combination to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the Certificates, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited and RealINSIGHT, pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the Pooling and Servicing Agreement. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:

●	this prospectus;

●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;

(B)	the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and

●	the Operating Advisor Annual Report;

(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the Special Servicer; and

●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format;

(E)	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the Certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;

●	any notice of resignation or termination of the Master Servicer or Special Servicer;

●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;

●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;

●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;

●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the Issuing Entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event or an Operating Advisor Consultation Trigger Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any assessments of compliance delivered to the Certificate Administrator;

●	any Attestation Reports delivered to the Certificate Administrator;

●	any “special notices” requested by a Certificateholder to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and

●	Proposed Course of Action Notice;

(F)	the “Investor Q&A Forum”;

(G)	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Controlling Class Representative or Controlling Class Certificateholder via the Certificate Administrator’s website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the

SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans) or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with the Directing Holder as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder and any Certificate Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders and Certificate Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or Certificate Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at “www.sf.citidirect.com”. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at 1-888-855-9695.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, the Directing Holder (but, in the case of the Controlling Class Representative, only if a Consultation Termination Event does not exist) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class S and Class R Certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the

Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

The RR Certificates will be evidenced by one or more Certificates and are expected to be held in definitive form by the Certificate Administrator on behalf of the beneficial owners of the RR Certificates for so long as the RR Certificates are subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

Citibank, N.A.
388 Greenwich Street
New York, New York 10013
Attention: Global Transaction Services – CGCMT 2017-C4

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans from the Sponsors pursuant to the related Mortgage Loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the Certificateholders. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following proviso with respect to any Outside Serviced Mortgage Loan and Servicing Shift Mortgage Loan) sold by the applicable Sponsor and each Serviced Loan Combination (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Loan Combination, the “Mortgage File”): (i)(A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, a copy of the executed promissory note for each related Serviced Companion Loan; (ii) the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office; (iii) the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office; (iv) an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment; (v) an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment; (vi) the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Loan Combination, if applicable), if not already assigned pursuant to items (iv) or (v) above; (vii) originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document; (viii) the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy; (ix) an original or copy of the related ground lease, if any, and any ground lessor estoppel; (x) an original or copy of the related loan agreement, if any; (xi) an original of any guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any; (xii) an original or copy of the related lockbox agreement or cash management agreement, if any; (xiii) an original or copy of the environmental indemnity from the related borrower, if any; (xiv) an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof; (xv) if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee; (xvi) in the case of each Loan Combination, an original or a copy of the related Co-Lender Agreement; (xvii) any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements; (xviii) an original or copy of any mezzanine loan intercreditor agreement if any; (xix) the original or copy of any related environmental insurance policy; (xx) a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and (xxi) copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof; provided that with respect to (A) any

Mortgage Loan that is an Outside Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above which are required to be delivered to the Custodian) will be delivered to and held by the Outside Custodian under the related Outside Servicing Agreement on or prior to the Closing Date and (B) a Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the Custodian and such documents (other than the documents described in clause (i) above which are required to remain with the Custodian) will be transferred to the Outside Custodian under the related Outside Servicing Agreement on or about the related Controlling Pari Passu Companion Loan Securitization Date in accordance with the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor (and, in the case of LCF, also against Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP, as guarantors of the repurchase and substitution obligations of LCF), as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix), (xx) and (xxi) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)       a copy of each of the following documents:

(i)       (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, the executed promissory note for each related Serviced Companion Loan;

(ii)       the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)      any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)      final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)       the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)      the related ground lease, if any, and any ground lessor estoppel;

(vii)     the related loan agreement, if any;

(viii)    the guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(ix)     the related lockbox agreement or cash management agreement, if any;

(x)      the environmental indemnity from the related borrower, if any;

(xi)     the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)    in the case of a Mortgage Loan that is a part of a Loan Combination, the related Co-Lender Agreement;

(xiii)   any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)   any mezzanine loan intercreditor agreement;

(xv)    any related environmental insurance policy;

(xvi)   any related letter of credit and any related assignment thereof; and

(xvii)  any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)       a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)       a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)       a copy of the applicable mortgage loan seller’s asset summary;

(j)       a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)       a copy of financial statements of the related mortgagor;

(m)       a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of the origination settlement statement;

(r)       a copy of any insurance summary report;

(s)       a copy of the organizational documents of the related mortgagor and any guarantor;

(t)       a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)       the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)       unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)       unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make, with respect to each Mortgage Loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth on Annex E-1 to this prospectus, subject to the exceptions set forth on Annex E-2 to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;

●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and

●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans, although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-2 to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor (and, if applicable, against any related guarantor(s)), as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan. If a Material Defect exists with respect to any Mortgage Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, substitute a Qualified Substitute Mortgage Loan and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or

●	to repurchase the affected Mortgage Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—

(i)	the outstanding principal balance of that Mortgage Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus

(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus

(iii)	all unreimbursed property protection advances relating to that Mortgage Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan; plus

(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus

(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus

(viii)	any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller.

With respect to the LCF Mortgage Loans, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP will guarantee the repurchase obligations of LCF under the related Mortgage Loan Purchase Agreement in the event LCF fails to perform its obligations to repurchase or substitute a Qualified Substitute Mortgage Loan for the affected Mortgage Loan and pay any substitution shortfall amount in response to a Material Defect.

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing, substituting or curing a Material Defect, to the extent that the Sponsor and the Enforcing Servicer (subject to the consent of the Controlling Class Representative so long as no Control Termination Event has occurred and is continuing and other than with respect to an Excluded Mortgage Loan) are able to agree upon a cash payment payable by the Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), the Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with the Special Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Special Servicer with the servicing file for such Mortgage Loan and any other information reasonably requested by the Special Servicer as set forth in the Pooling and Servicing Agreement upon the Special Servicer’s request. Upon its making such payment, the Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of either Trust REMIC or the imposition of tax on either Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator and the Trustee and, prior to the occurrence and continuance of a Consultation Termination Event, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs or any portion of the Issuing Entity to fail to qualify as a Grantor Trust, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor (or, in the case of a LCF Mortgage Loan, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP, as guarantors of the repurchase and substitution obligations of LCF), defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor (or, in the case of a LCF Mortgage Loan, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP, as guarantors of the repurchase and substitution obligations of LCF) will have sufficient assets to repurchase or substitute a Mortgage Loan (or to cause such to be done) if required to do so. See “Risk Factors—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

The Pooling and Servicing Agreement

General

The Certificates will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of October 1, 2017 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following summaries describe the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Loan Combinations, the following definitions apply:

●	“Serviced Pari Passu Loan Combination” means a Pari Passu Loan Combination that is serviced under the Pooling and Servicing Agreement. Each of the Marriott LAX Loan Combination, and prior to the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Loan Combination, is a Serviced Pari Passu Loan Combination.

●	“Serviced AB Loan Combination” means an AB Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced Loan Combination” means a Serviced Pari Passu Loan Combination or a Serviced AB Loan Combination, as applicable.

●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement). Each of the Marriott LAX Pari Passu Companion Loans, and prior to the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan, is a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.

●	“Companion Loan Holder” means the holder of a Companion Loan.

●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.

●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.

●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).

●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.

●	“Serviced Outside Controlled Loan Combination” means a Serviced Loan Combination if and for so long as the “controlling note” with respect to such Serviced Loan Combination is not included in this securitization transaction (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Loan Combination may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Loan Combination, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Loan Combinations” will thereafter cease to apply to the subject Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Loan Combination will be a Serviced Outside Controlled Loan Combination.

●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.

●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.

●	“Outside Controlling Note Holder” means, with respect to any Loan Combination that is, and only for so long as such Loan Combination is, a Serviced Outside Controlled Loan Combination, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).

●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Loan Combination. Each of (i) the Station Place III Pari Passu Companion Loans, (ii) the Pleasant Prairie Premium Outlets Pari Passu Companion Loans, (iii) the Corporate Woods Portfolio Pari Passu Companion Loans, (iv) the 50 Varick Street Pari Passu Companion Loans, (v) the Mall of Louisiana Pari Passu Companion Loans, (vi) the IGT Reno Pari Passu Companion Loans, (vii) the Capital Centers II & III Pari Passu Companion Loan, (viii) the Walgreens Witkoff Portfolio Pari Passu Companion Loan, (ix) the Bank of America Office Campus Building 600 Pari Passu Companion Loan, and (x) following the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan, is an Outside Serviced Companion Loan.

●	“Outside Serviced Loan Combination” means a Loan Combination that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. Each of (i) the Station Place III Loan Combination, (ii) the Pleasant Prairie Premium Outlets Loan Combination, (iii) the Corporate Woods Portfolio Loan Combination, (iv) the 50 Varick Street Loan Combination, (v) the Mall of Louisiana Loan Combination, (vi) the IGT Reno Loan Combination, (vii) the Capital Centers II & III Loan Combination, (viii) the Walgreens Witkoff Portfolio Loan Combination, (ix) the Bank of America Office Campus Building 600 Loan Combination, and (x) following the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Loan Combination, is an Outside Serviced Loan Combination.

●	“Outside Serviced Pari Passu Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. Each of the Outside Serviced Loan Combination is an Outside Serviced Pari Passu Loan Combination.

●	“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Loan Combination or an Outside Serviced Pari Passu-AB Loan

Combination. Each of the Outside Serviced Companion Loan is an Outside Serviced Pari Passu Companion Loan.

●	“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Loan Combination.

●	“Outside Serviced Pari Passu-A/B Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.

●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Loan Combination. Each of (i) the Station Place III Mortgage Loan, (ii) the Pleasant Prairie Premium Outlets Mortgage Loan, (iii) the Corporate Woods Portfolio Mortgage Loan, (iv) the 50 Varick Street Mortgage Loan, (v) the Mall of Louisiana Mortgage Loan, (vi) the IGT Reno Mortgage Loan, (vii) the Capital Centers II & III Mortgage Loan, (viii) the Walgreens Witkoff Portfolio Mortgage Loan, (ix) the Bank of America Office Campus Building 600 Mortgage Loan, and (x) following the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan, is an Outside Serviced Mortgage Loan.

●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Loan Combination is being (or expected to be) serviced, which is, with respect to (i) each Servicing Shift Loan Combination and the 50 Varick Street Loan Combination, following the related Controlling Pari Passu Companion Loan Securitization Date, the related Future Outside Servicing Agreement, and (ii) the 50 Varick Street Loan Combination (prior to the related Controlling Pari Passu Companion Loan Securitization Date) and each Outside Serviced Loan Combination (other than a Servicing Shift Loan Combination following the related Controlling Pari Passu Companion Loan Securitization Date), the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.

●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement.

●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Loan Combination. Each of (i) the Chelsea Multifamily Portfolio Pari Passu Companion Loan and (ii) the Westin Crystal City Pari Passu Companion Loan, is a Servicing Shift Companion Loan.

●	“Servicing Shift Loan Combination” means a Loan Combination that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Companion Loan in a future securitization transaction, the servicing of such Loan Combination will shift to the servicing agreement (i.e., the Outside Servicing Agreement) governing that future securitization transaction. Each of (i) the Chelsea Multifamily Portfolio Loan Combination and (ii) the Westin Crystal City Loan Combination, is a Servicing Shift Loan Combination.

●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Loan Combination. Each of (i) the Chelsea Multifamily Portfolio Mortgage Loan and (ii) the Westin Crystal City Mortgage Loan, is a Servicing Shift Mortgage Loan.

●	“Future Outside Servicing Agreement” means, with respect to any Servicing Shift Loan Combination or the 50 Varick Street Loan Combination, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.

●	“Controlling Companion Loan” means a Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Loan Combination or (ii) an Outside Serviced Loan Combination as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.

See “Description of the Mortgage Pool—The Loan Combinations”.

There are no Serviced AB Loan Combinations or Outside Serviced Pari Passu-AB Loan Combinations related to this securitization transaction and, therefore, all references in this prospectus to “Serviced AB Loan Combinations” or “Outside Serviced Pari Passu-AB Loan Combinations” or any related terms should be disregarded.

Certain Considerations Regarding the Outside Serviced Loan Combinations

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Loan Combination or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, together with all payments due on or with respect to the Mortgage Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the holders of Certificates.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions”.

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Loan Combination in trust for the benefit of all Certificateholders and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer or the Special Servicer, as applicable. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans, or to repurchase the related Mortgage Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the related Mortgage Loan. In the case of LCF, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP are guaranteeing LCF’s repurchase and substitution obligations under the related Mortgage Loan Purchase Agreement. This substitution or repurchase obligation (and, if applicable, such guaranty obligations) or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for a Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●              the higher of the following standards of care:

1.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●              with a view to—

1.       the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.       in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Loan Combination) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Loan Combination) to the Certificateholders (as if they were one lender) (or, if a Serviced Loan Combination is involved, with a view to the maximization of recovery on such Serviced Loan Combination to the Certificateholders and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)) of principal and interest, including balloon payments, on a present value basis; and

●              without regard to—

1.       any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.       the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.       the obligation, if any, of the Master Servicer to make Advances;

4.       the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.       the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or

●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a) the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or

●	solely in the case of a delinquent balloon payment, (A) 30 days after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other, the Operating Advisor and the Controlling Class Representative (so long as no Consultation Termination Event has occurred and is continuing)), on or before the 60th day after the date on which that balloon payment was due, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or signed purchase agreement reasonably acceptable to the Special Servicer, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment or purchase agreement; or

(b) there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the subject Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination); or

(c) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d) the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e) the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f) the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g) the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing)) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders or the related Serviced Companion Loan Holder(s) in the Serviced Loan Combination), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) (other than with respect to any Mortgage Loan that is an Excluded Mortgage Loan)), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the related Directing Holder will not have more than 30 days to respond to the Special Servicer’s request for such consent; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the related Directing Holder, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);

●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;

●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the Mortgage Loan to be characterized as a “Specially Serviced Loan.”

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Loan Combination, it will be considered to exist for the entire Serviced Loan Combination.

The Special Servicer, on the other hand, will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Loan Combination). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Loan Combination under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination or (ii) in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” below) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of the Directing Holder and will be required to consult with the Operating Advisor in connection with any Major Decisions, to the extent described under “—The Directing Holder” and “—The Operating Advisor” in this prospectus. For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision):

(a)       approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable area at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)       approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(c)       approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the

Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Loan Combination);

(d)       approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)       agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Loan Combination in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Loan Combination documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)        in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(g)       approving any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance-based”, “earn-out” or “holdback” escrows or reserves with respect to (i) any Mortgage Loan as to which such escrows or reserves exceeded, as at the time of origination, 10% of the original principal balance of such Mortgage Loan, regardless of whether such funding or disbursements may be characterized as routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria is not required pursuant to the terms of the related Mortgage Loan documents, (ii) any Mortgage Loan as to which such escrows or reserves may not be characterized as routine and/or customary escrows, and (iii) any Mortgage Loans specifically identified in the Pooling and Servicing Agreement (for the avoidance of doubt with respect to sub-clauses (i) and (ii) above, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the Master Servicer and the Special Servicer, will not constitute a Special Servicer Decision);

(h)       in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Loan Combination in connection with a defeasance of such collateral;

(i)        any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Serviced Mortgage Loan or Serviced Loan Combination, or any action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(j)        any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; and

(k)       any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property.

With respect to non-Specially Serviced Loans, if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision or in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” above, the Master Servicer, prior to taking any action with respect to such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from the Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) and the Operating Advisor regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer may delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. The Special Servicer will not be permitted to appoint sub-servicers with respect to any of its servicing obligations and duties.

Each sub-servicing agreement between the Master Servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer, or by any successor Master Servicer without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the Master Servicer.

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan (including the Outside Serviced Mortgage Loans and REO Mortgage Loans, but not including any Companion Loan) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans. The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and

●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling and Servicing Agreement continues through the foreclosure of such Mortgage Loan and until the liquidation of such Mortgage Loan or the related Mortgaged Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Loan Combination and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties prior to distributions on the Certificates, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties.

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made;

●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;

●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;

●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and

●	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties, the Controlling Class Representative (prior to the occurrence and continuance of a Control Termination Event) and, in the case of a Property Advance with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Loan Combination, with interest at a prime lending rate.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan by the borrower and any other collections on the Mortgage Loan, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account.

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders (and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder) (as a collective whole as if such Certificateholders and/or the related Serviced Companion Loan Holder constituted a single lender) (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the Controlling Class Representative (or, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder) (unless, if the Controlling Class Representative is the consenting party, a Control Termination Event has occurred and is continuing, in which case the Controlling Class Representative must be consulted with unless a Consultation Termination Event has occurred and is continuing). In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders to the detriment of other Classes of Certificateholders will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Loan Combination Custodial Account”) with respect to each Serviced Loan Combination (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Loan Combination in the related Loan Combination Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Loan Combination Custodial Account to the extent these funds are not otherwise payable to a related Companion Loan Holder or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Loan Combination Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following two accounts, which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, and (ii) the “Upper-Tier REMIC Distribution Account” (together with the Lower-Tier REMIC Distribution Account, the “Distribution Account”).

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent on deposit in the Collection Account, the Available Funds for such Distribution Date and any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account, as applicable, as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to withdraw amounts distributable on such date on the Regular Certificates and the Class R Certificates (other than in respect of the residual interest in the Lower-Tier REMIC) first, from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account for distribution on the Certificates. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2018) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance, as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2018), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. The Excess Interest Distribution Account will be an asset of the Grantor Trust. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest on the Class S Certificates will be made from the Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized on liquidations of defaulted Mortgage Loans and sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account and applied to all amounts due and payable on the Regular Certificates and all Realized Losses allocable to such Certificates after application of the Available Funds for such Distribution Date. However, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Loan Combination Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the holders of Certificates. Each of the Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Loan Combination Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Loan Combination Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related Mortgage Loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Loan Combination Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals): (i) to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account an amount equal to the sum of (I) the Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any,(D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts,” (ii) to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”), (iii) to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period), (iv) to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee, (v) to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity), (vi) to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined, (vii) to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement, (viii) to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on either Trust REMIC, (ix) to pay the CREFC® Intellectual Property Royalty License Fee, (x) to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below, (xi) to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account, and (xii) to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity. However, certain of the foregoing withdrawals of items specifically related to a Serviced Loan Combination or related REO Property will first be made out of the related Loan Combination Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Loan Combination Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Loan Combination (taking into account the subordinate nature of any related Subordinate Companion Loan), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Loan Combination, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then the Special Servicer will be required (with respect to clause (v) below, subject to any notice required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement) to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)       to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with interest on such Advance);

(ii)      to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer with respect to such Mortgage Loan or any related REO Property;

(iii)     to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Mortgage Loan;

(iv)      following the liquidation of such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i) to (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)      on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan (including any Mortgage Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan will be paid monthly from amounts received on such Mortgage Loan. With respect to each such Mortgage Loan (including each Mortgage Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan, the Servicing Fee will: (a) accrue on the related Stated

Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees in connection with a defeasance to which the Special Servicer is entitled under the Pooling and Servicing Agreement), and (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer and (d) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Loan Combination Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision or in connection with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans and the Serviced Companion Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the Mortgage Loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees) and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Loan Combination, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including without limitation Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and  expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Loan Combinations, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Loan Combination, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.0%.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor (or, if applicable, any related guarantor(s)) in connection with a Material Defect, (d) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any non-Specially Serviced Loan as to which the borrower request relates to a Major Decision or a Special Servicer Decision, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Loan Combinations, if applicable)) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement and that is set forth in a report that is part of the CREFC® Investor Reporting Package, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.00640% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received in respect of the Mortgage Loans and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan on the Stated Principal Balance of the Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” with respect to each Interest Accrual Period is a rate equal to (i) 0.00160% per annum with respect to each Mortgage Loan (other than the Marriott LAX Mortgage Loan), and (ii) 0.00509% per annum with respect to the Marriott LAX Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan (including any REO Mortgage Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate” is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00026% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of each Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as each such Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to each Delinquent Loan, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to the sum of: (i) $15,000 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,500 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds

Servicing Fee(2)(3) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections
Additional Servicing Compensation(3)(4) / Master Servicer	– a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans(5)	from time to time	the related fee/ investment income
	– 100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time
	– all investment income earned on amounts on deposit in the collection account, loan combination custodial account(s) and certain reserve accounts	monthly
Special Servicing Fee(3) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan that would be less than $3,500 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Mortgage Loan) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections

Type/Recipient	Amount(1)	Frequency	Source of Funds

Workout Fee(3) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date); and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest
Liquidation Fee(3) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments
Additional Special Servicing Compensation(3)(4) / Special Servicer	– a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans(5)	from time to time	the related fee/ investment income
	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time

Type/Recipient	Amount(1)	Frequency	Source of Funds

	– all investment income received on funds in any REO account	from time to time
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00640% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections
Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to (i) 0.00160% (except with respect to the Marriott LAX Mortgage Loan), and (ii) 0.00509% with respect to the Marriott LAX Mortgage Loan, on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00026% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	(i) $15,000 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,500 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if the related Mortgage Loan Seller is insolvent or fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections
Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections

Type/Recipient	Amount(1)	Frequency	Source of Funds

Interest on Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections
P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections
Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections
Indemnification Expenses(3)(6) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans. In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan.

(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” below the column headed “Outside (Primary) Servicer Fee Rate”.

(3)	With respect to each Servicing Shift Loan Combination, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Loan Combination is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related Controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Loan Combination will shift to the applicable Outside Servicing Agreement and such Loan Combination will become an Outside Serviced Loan Combination.

(4)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer and/or Outside Special Servicer, as applicable, will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for such parties will be governed by the applicable Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(5)	Allocable between the Master Servicer and the Special Servicer as provided in the Pooling and Servicing Agreement and as described in “—Withdrawals from the Collection Account” above. The allocations between each Outside Servicer and each Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.

(6)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

With respect to each of the Outside Serviced Mortgage Loans (including, after the related shift in servicing occurs, any Servicing Shift Mortgage Loan) set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(2)	Outside Special Servicer Fee Rate	Outside Workout Fee Rate	Outside Liquidation Fee Rate
Station Place III	0.0025% per annum(3)	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month(3)	1.0%, subject to a cap of $1,000,000 and provided that if the workout fee collected over the course of a workout would be less than $25,000, the Outside Special Servicer will be entitled to an amount from the final payment on the corrected loan that would result in total workout fees of $25,000(3)	1.0% (or if such rate would result in an aggregate liquidation fee of less than $25,000, such higher rate as would result in an aggregate liquidation fee of $25,000), subject to a cap of $1,000,000(3)
Pleasant Prairie Premium Outlets	0.0025% per annum	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month	the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that if the workout fee would be less than $25,000, then the workout fee rate will be such higher rate as would result in a workout fee of $25,000	the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the CGCMT 2017-P8 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000
Corporate Woods Portfolio	0.0025% per annum	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month	the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that if the workout fee would be less than $25,000, then the workout fee rate will be such higher rate as would result in a workout fee of $25,000	the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the CGCMT 2017-P8 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000
50 Varick Street	0.0025% per annum(4)(5)	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $5,000 for the related month(4)(5)	1.0%, provided that if the workout fee collected over the course of a workout would be less than $25,000, the Outside Special Servicer will be entitled to an amount from the final payment on the corrected loan that would result in total workout fees of $25,000(4)(5)	the lesser of 1.0% and such percentage as would result in a liquidation fee of $25,000, provided that, except as provided under the UBS 2017-C4 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000(4)(5)
Mall of Louisiana	0.00250% per annum	the greater of 0.25% per annum and the per annum rate that would result in a special servicing fee of (x) $3,500 for the related month and (y) if the related risk retention consultation party is entitled to consult with the Outside Special Servicer, for so long as the related Loan Combination is a specially serviced loan, and during the continuance of a consultation termination event, $5,000 for the related month	1.0%, provided that if the workout fee collected over the course of a workout would be less than $25,000, the Outside Special Servicer will be entitled to an amount from the final payment on the corrected loan that would result in total workout fees of $25,000	1.0% (or if such rate would result in an aggregate liquidation fee less than $25,000, the lesser of (i) 3.0% and (ii) such lower rate as would result in an aggregate liquidation fee of $25,000)

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(2)	Outside Special Servicer Fee Rate	Outside Workout Fee Rate	Outside Liquidation Fee Rate
IGT Reno	0.00125% per annum	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $5,000 for the related month	the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that no workout fee will be less than $25,000	the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the CD 2017-CD5 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000
Chelsea Multifamily Portfolio	(6)	(6)(7)	(6)(7)	(6)(7)
Westin Crystal City	(6)	(6)(7)	(6)(7)	(6)(7)
Capital Centers II & III	0.0025% per annum(3)	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month(3)	1.0%, subject to a cap of $1,000,000 and provided that if the workout fee collected over the course of a workout would be less than $25,000, the Outside Special Servicer will be entitled to an amount from the final payment on the corrected loan that would result in total workout fees of $25,000(3)	1.0% (or if such rate would result in an aggregate liquidation fee of less than $25,000, such higher rate as would result in an aggregate liquidation fee of $25,000), subject to a cap of $1,000,000(3)
Walgreens Witkoff Portfolio	0.0025% per annum(3)	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month(3)	1.0%, subject to a cap of $1,000,000 and provided that if the workout fee collected over the course of a workout would be less than $25,000, the Outside Special Servicer will be entitled to an amount from the final payment on the corrected loan that would result in total workout fees of $25,000(3)	1.0% (or if such rate would result in an aggregate liquidation fee of less than $25,000, such higher rate as would result in an aggregate liquidation fee of $25,000), subject to a cap of $1,000,000(3)
Bank of America Office Campus Building 600	0.0025% per annum(4)	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $5,000 for the related month(4)	1.0%, provided that if workout fee collected over the course of a workout would be less than $25,000, the Outside Special Servicer will be entitled to an amount from the final payment on the corrected loan that would result in total workout fees of $25,000(4)	the lesser of 1.0% and such percentage as would result in a liquidation fee of $25,000, provided that, except as provided under the UBS 2017-C4 Pooling and Servicing Agreement, no liquidation fee will be less than $25,000(4)

(1)	Includes the Servicing Shift Mortgage Loans which, in each case, will become an Outside Serviced Mortgage Loan after the related shift in servicing occurs. Until the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date, the related Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement by the parties thereto.

(2)	Includes any applicable sub-servicing fee rate.

(3)	The fees specified in the table above are based on a publicly available preliminary prospectus for the JPMDB 2017-C7 securitization and/or the related Co-Lender Agreement.

(4)	The fees specified in the table above are based on a publicly available preliminary prospectus for the UBS 2017-C4 securitization and/or the related Co-Lender Agreement.

(5)	It is expected that the servicing of the 50 Varick Street Mortgage Loan will shift from the UBS 2017-C4 Pooling and Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, after which the outside special servicer fee rate, workout fee rate and liquidation fee rate will be such rates as are specified in the Future Outside Servicing Agreement governing the commercial mortgage securitization transaction to which the related Controlling Pari Passu Companion Loan is contributed; provided that such fees are subject to the parameters set forth in the related Co-Lender Agreement. The 50 Varick Street Mortgage Loan is treated as an Outside Serviced Mortgage Loan because the current servicing agreement is, and any future servicing agreement will be, an Outside Servicing Agreement.

(6)	It is expected that the servicing of the Chelsea Multifamily Portfolio Mortgage Loan and the Westin Crystal City Mortgage Loan will shift from the Pooling and Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, after which the outside special servicing fee rate, workout fee rate and liquidation fee rate will be such rates as are specified in the related Future Outside Servicing Agreement. However, prior to the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date, special servicing fees, workout fees and liquidation fees are as set forth in the Pooling and Servicing Agreement.

(7)	The stated fees may be subject to any market minimum special servicing compensation, caps and offsets, as and to the extent set forth in the related Future Outside Servicing Agreement and the related Co-Lender Agreement.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Loan Combination (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Loan Combination;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Loan Combination previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination previously paid from the Collection Account or Loan Combination Custodial Account (and such amounts will be retained or deposited in the Collection Account or Loan Combination Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Loan Combination are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Loan Combinations” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35 million or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $20 million or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement).

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;

●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);

●	solely in the case of a delinquent balloon payment, (A) the date occurring 60 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a refinancing commitment acceptable to the Special Servicer prior to the date 60 days after maturity, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

●	the date on which the related Mortgaged Property became an REO Property;

●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or

●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Loan Combination.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates) has been reduced to zero.

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date occurring on or after the receipt of the appraisal, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will be deemed to be an amount equal to 25% of the current Stated Principal Balance of such related Serviced Mortgage Loan until the appraisal is received. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of (a) the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Loan Combination) as of the last day of the related Collection Period over (b) the excess of (i) the sum of (A) 90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by the appraisal, minus such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and (B) all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) as of the date of calculation over (ii) the sum as of the Due Date occurring in the month of the date of determination of (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Loan Combination) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Loan Combination, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate), (B) all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Loan Combination) and (C) all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Loan Combination) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed). The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Loan Combination will be allocated, first, to any related Serviced Subordinate Companion Loan (up to the outstanding principal balance thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. In the case of an Outside Serviced Loan Combination, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Loan Combination.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts, the amount of any required P&I Advance will be reduced, which will generally have the effect of reducing the amount of interest available to the most subordinate Class of Regular Certificates then outstanding (i.e., first to the Class J-RR Certificates, then to the Class H-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E-RR Certificates, then, to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B and Class X-D Certificates). See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each annual anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance. Based upon the appraisal, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Loan Combination).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer with respect to such Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Master Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Master Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Master Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Master Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Master Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Master Servicer from the Outside Servicer, Outside Special

Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Master Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Master Servicer will be required to notify the Special Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Special Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Master Servicer thereof. Neither the Trustee nor the Certificate Administrator will calculate or verify any Collateral Deficiency Amount. For the avoidance of doubt, the Master Servicer will only calculate Collateral Deficiency Amounts with respect to Outside Serviced Mortgage Loans.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer (except if such Cumulative Appraisal Reduction Amount consists solely of Collateral Deficiency Amounts calculated with respect to one or more Outside Serviced Mortgage Loans), the Trustee nor the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount. The Special Servicer will be entitled to conclusively rely on the Master Servicer’s calculation or determination of any Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Loan Combination, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Master Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer (in the case of calculations made by the Special Servicer), the Special Servicer (in the case of calculations made by the Master Servicer) and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Master Servicer’s or the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates and the Controlling Class, as well as the occurrence of a Control Termination Event, Appraisal Reduction Amounts will be allocated to each Class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the J-RR Certificates, then to the Class H-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E-RR Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B

Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, Collateral Deficiency Amounts will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the J-RR Certificates, then to the Class H-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, and then to the Class E-RR Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable Cumulative Appraisal Reduction Amount), in accordance with the preceding two sentences.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determination the Controlling Class or the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Master Servicer and the Special Servicer (in each case, to the extent any such amount is required to be calculated by it) will each be required to promptly notify the other such party and the Certificate Administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

The holders of Certificates representing the majority of the Certificate Balance of the most senior Class of Control Eligible Certificates whose Certificate Balance is notionally reduced to less than 25% of the initial Certificate Balance of that Class as a result of an allocation of an Appraisal Reduction Amount or Collateral Deficiency Amount in respect of such Class (such Class, an “Appraised-Out Class”) will have the right to challenge the Special Servicer’s Appraisal Reduction Amount determination or a Collateral Deficiency Amount determination, and, at their sole expense, obtain a second appraisal of any Serviced Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Requesting Holders will be required to cause the appraisal to be prepared on an “as-is” basis by an Appraiser in accordance with MAI standards, and the appraisal must be reasonably acceptable to the Special Servicer in accordance with the Servicing Standard. The Requesting Holders will be required to provide the Special Servicer with notice of their intent to challenge the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination within 10 days of the Requesting Holders’ receipt of written notice of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

An Appraised-Out Class will be entitled to continue to exercise the rights of the Controlling Class until 10 days following its receipt of written notice of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, unless the Requesting Holders provide written notice of their intent to challenge such Appraisal Reduction Amount or Collateral Deficiency Amount to the Special Servicer and the Certificate Administrator within such ten-day period as described above. If the Requesting Holders provide this notice, then the Appraised-Out Class will be entitled to continue to exercise the rights of the Controlling Class until the earliest of (i) 120 days following the related Appraisal Reduction Event or receipt of written notice of a Collateral Deficiency Amount, as applicable, unless the Requesting Holders provide the second appraisal within such 120-day period, (ii) the determination by the Special Servicer (described below) that a recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is not warranted or that such recalculation does not result in the Appraised-Out Class remaining the Controlling Class and (iii) the occurrence of a Consultation Termination Event. After the Appraised-Out Class is no longer entitled to exercise the rights of the Controlling Class, the rights of the Controlling Class will be exercised by the Class of Control Eligible Certificates immediately senior to such Appraised-Out Class, if any, unless a recalculation results in the reinstatement of the Appraised-Out Class as the Controlling Class.

In addition, the holders of Certificates representing the majority of the Certificate Balance of any Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order an additional appraisal of any Serviced Loan for which an Appraisal Reduction Event has occurred or as to which a Collateral Deficiency Amount exists if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the Special Servicer is required to use its reasonable efforts, in accordance with the Servicing Standard, to obtain such appraisal within 30 days from receipt of such holders’ written request and is required to use its reasonable efforts, in accordance with the Servicing Standard, to obtain an appraisal that is prepared on an “as-is” basis by an Appraiser in accordance with MAI standards; provided that the Special Servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the appraised value of the related Mortgaged Property or Mortgaged Properties.

Upon receipt of an appraisal provided by, or requested by, holders of an Appraised-Out Class as described above and any other information reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such additional appraisal, any recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, to recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount based upon such additional appraisal. If required by any such recalculation, the Appraised-Out Class will be reinstated as the Controlling Class. The Special Servicer will be required to promptly notify the Certificate Administrator of any such determination and recalculation in its monthly reporting, and the Certificate Administrator will be required to promptly post that reporting to the Certificate Administrator’s website.

Appraisals that are permitted to be presented by, or obtained by the Special Servicer at the request of, holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2018; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator’s website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before the date specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (in the case of the Special Servicer only) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, any Retaining Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the Master Servicer or a responsible officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator or the Trustee receiving written notice from any other party to the Pooling and Servicing Agreement, the Retaining Third Party Purchaser, any Sponsor or any underwriter or initial purchaser that the Master Servicer, Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor or the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third Party Purchaser or any other party to the Pooling and Servicing Agreement (other than the Operating Advisor and Asset Representations Reviewer) (together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the Pooling and Servicing Agreement and resign in accordance with the terms of the Pooling and Servicing Agreement. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with such resignation as and to the extent required under the Pooling and Servicing Agreement, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Retaining Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Issuing Entity.

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate” of or “affiliated” with (as such terms are defined in 17 C.F.R. 246.2 of the Credit Risk Retention Rules).

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense incurred in connection with, or relating to, the Pooling and Servicing Agreement or the Certificates, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense: (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement or the Certificates, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates issued to it or of the proceeds of the sale of such Certificates, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders, unless those Certificateholders have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “loan combination custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such Indemnified Party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Loan Combination provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Loan Combination as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Loan Combination Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Loan Combination Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)       either of Moody’s Investors Service, Inc. (“Moody’s”) or Kroll Bond Rating Agency, Inc. (“KBRA”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(g)       the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(h)       the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Issuing Entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificates, or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Loan Combination and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the related Outside Controlling Note Holder will have the right to approve a successor Special Servicer with respect to any Serviced Outside Controlled Loan Combination, and prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative will have the right to approve a successor Special Servicer with respect to the other Serviced Loans. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, for so long as no Consultation Termination Event has occurred and is continuing, the Trustee will be required to consult with the Controlling Class Representative (and, if a Serviced Outside Controlled Loan Combination is affected, the Trustee will be required to consult with the related Outside Controlling Note Holder) prior to the appointment of a successor Master Servicer or Special Servicer at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates, but upon the written direction of the related Serviced Companion Loan Holder, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Loan Combination. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f) or (g) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder may terminate the Special Servicer with respect to the related Serviced Loan Combination.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f) or (g) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to a Serviced Loan Combination only, by the related Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (h) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Loan Combination, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Loan Combination, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may also be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, as follows:

(a)       if a Control Termination Event has not occurred (or has occurred, but is no longer continuing), with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan), with or without cause, at the direction of the Controlling Class Representative upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation);

(b)       if a Control Termination Event has occurred and is continuing, with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination), with or without cause, in accordance with the procedures set forth below, upon the affirmative vote of (a) the holders of Certificates (other than the Class S and Class R Certificates) evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates;

(c)       at any time, with respect to the Serviced Loans, if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans, and (ii) the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth below; and

(d)       solely with respect to a Serviced Outside Controlled Loan Combination, at the direction of the related Outside Controlling Note Holder, with or without cause, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including delivery of a Rating Agency Confirmation) and the related Co-Lender Agreement.

“Certificateholder Quorum” means a quorum that, (a) for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all Certificates (other than the Class S and Class R Certificates), on an aggregate basis, and (b) for purposes of a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, consists of the holders of Certificates evidencing at least 20% of the aggregate of the outstanding principal balances of all Certificates, with such quorum including at least three (3) holders that are not Risk Retention Affiliated with each other.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate (including any Risk Retention Affiliate) of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, is a Borrower Party with respect to any Mortgage Loan or Loan Combination (any such Mortgage Loan or Loan Combination, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. Prior to the occurrence and continuance of a Control Termination Event, if the

Excluded Special Servicer Mortgage Loan is not also an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If a Consultation Termination Event has occurred and is continuing, or if neither the Controlling Class Representative nor any Controlling Class Certificateholder is entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan (or if, despite being so entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan, neither the Controlling Class Representative nor any Controlling Class Certificateholder has appointed a replacement special servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions or inactions of the newly appointed Excluded Mortgage Loan Special Servicer or with respect to the identity of the applicable Excluded Mortgage Loan Special Servicer (so long as, on the date of appointment, such appointment meets the criteria of the Pooling and Servicing Agreement).

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Loan Combination, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the special servicer again for such Mortgage Loan or Loan Combination, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Loan Combination, as the case may be, earned during such time on and after such Mortgage Loan or Loan Combination, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Loan Combinations that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “—Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates (other than the Class S and Class R Certificates) requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Loan Combination) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Certificates (other than the Class S and Class R Certificates) evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

If the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans, and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If any Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement and the Controlling Class Representative; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event that, at any time following the second anniversary of the Closing Date, there are no Classes of Certificates outstanding other than the Control Eligible Certificates, the Class S Certificates and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its unsecured long term-debt of at least “A2” by Moody’s, and (B) a rating on its unsecured long term-debt of at least “A-” by Fitch or a rating on its short-term debt of at least “F1” by Fitch; provided, however, that Wilmington Trust, National Association as the initial trustee will be deemed to have met the eligibility requirements in (A) and (B) above for so long as (a) it has a rating on its long-term unsecured debt of at least “Baa3” by Moody’s or a rating on its short-term unsecured debt of at least “P-2” by Moody’s, (b) it has a rating on its unsecured long-term debt of at least “BBB” by Fitch or a rating on its short-term debt rating of at least “F2” by Fitch and (c) the master servicer has (i) a rating on its unsecured long-term debt of at least “A2” by Moody’s or a rating on its short-term unsecured debt of at least “P-1” by Moody’s and (ii) a rating on its unsecured long-term debt of a least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain a rating on its unsecured long term debt of at least (A) “Baa2” by Moody’s, and (B) “BBB+” by Fitch (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation).

Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Master Servicer will appoint a successor

Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various Certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(f)       to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the related underwriter or initial purchaser of Certificates, or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates evidencing not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class without the consent of the holder of that Certificate, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) change in any manner the obligations or rights of any underwriter without the consent of the affected underwriter, or (8) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee, the Custodian (if the Certificate Administrator is then acting as Custodian) and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Custodian (if the Certificate Administrator is then acting as Custodian), the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”). However, the Special Servicer will not be required to obtain an Updated Appraisal of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine months old, unless the Special Servicer determines that such previously obtained Appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, any related Outside Controlling Note Holder, the Operating Advisor and (prior to the occurrence and continuance of a Consultation Termination Event) the Controlling Class Representative.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of holders of Certificates and, if applicable, the related Serviced Companion Loan Holder. Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, neither Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC, at the highest marginal federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of Certificates. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan, the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Loan Combination, prior to the distribution of those Liquidation Proceeds to Certificateholders or Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Loan Combination, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Loan Combination and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Loan Combination. In addition, amounts otherwise distributable on the Certificates will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder (as a collective whole as if such Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder, constituted a single lender) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), any related Outside Controlling Note Holder and the Operating Advisor of any offers received regarding the sale of any Defaulted Mortgage Loan.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Pari Passu Loan Combination (other than any such Loan Combination that is a Serviced Outside Controlled Loan Combination), pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced

Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder and/or the holder of any related Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Controlling Class Representative and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced Pari Passu Loan Combination that is a Serviced Outside Controlled Loan Combination, pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell the related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder, the Controlling Class Representative and/or the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the Controlling Class Representative (unless a Consultation Termination Event exists), the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Pari Passu Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by the Controlling Class Representative and the related Outside Controlling Note Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan may each waive as to itself any of the delivery or timing requirements set forth in this sentence.  The Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower.  See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced AB Loan Combination, pursuant to the terms of the Pooling and Servicing Agreement, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special

Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell the related Serviced Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Loan Combination, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations” with respect to the Outside Serviced Loan Combinations.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with the Controlling Class Representative (unless a Consultation Termination Event exists or a Serviced Outside Controlled Loan Combination is involved or an Excluded Mortgage Loan is involved), the Operating Advisor (if an Operating Advisor Consultation Trigger Event exists) and any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Pari Passu Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Consultation Termination Event exists or an Excluded Mortgage Loan is involved) and the Operating Advisor (if an Operating Advisor Consultation Trigger Event exists)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of an REO Property related to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of an REO Property related to a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Asset Representations Reviewer, the Controlling Class Representative, any Sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Loan Combination, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Mortgage Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to the consultation rights of the Operating Advisor (to the extent the Operating Advisor has consultation rights as described under “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section), the consent and/or consultation rights of the related Directing Holder with respect to Major Decisions and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust or (B) result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the related Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the related Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the related Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the related Directing Holder (to the extent set forth in the related Co-Lender Agreement if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s) are involved and a Control Termination Event does not exist and the subject Serviced Loan is not an Excluded Mortgage Loan), as applicable, which consent will be deemed given if such related Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Mortgage Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan beyond a date that is five years prior to the Rated Final Distribution Date, or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Loan Combination may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Loan Combinations”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Operating Advisor and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor, and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Loan Combination, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan, by the Master Servicer; provided that, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Master Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions). The Special Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Master Servicer (who will forward any such request to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor), and the Special Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing or the subject Mortgage Loan is an Excluded Mortgage

Loan) will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted (if the Controlling Class Representative is the related Directing Holder, for so long as no Control Termination Event exists) to take or to consent to the Master Servicer’s taking, any of the following actions as to which the related Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that (i) if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, the related Directing Holder will be deemed to have approved such action and (ii) the consent of the Controlling Class Representative will not be required in connection with a Major Decision with respect to an Excluded Mortgage Loan) (each of the following, a “Major Decision”):

(A)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)       any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)       any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Pari Passu Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(E)       any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, unless such action is otherwise required pursuant to the specific terms of the related Serviced Loan and there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(G)      any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $2,500,000, or (ii) the successor property manager is affiliated with the borrower;

(H)       releases of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves, other than those required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(I)         any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(J)       any acceleration of a Serviced Loan following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(K)       the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(L)       any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement, in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates;

(M)      any determination of an Acceptable Insurance Default; and

(N)       to the extent not already set forth above, solely for purposes of compliance with Regulation RR and solely with respect to the Operating Advisor’s non-binding consultation rights, (i) any material modification of, or waiver with respect to, any provision of a loan agreement (including a Mortgage), (ii) foreclosure upon or comparable conversion of the ownership of a Mortgaged Property; and (iii) any acquisition of a Mortgaged Property (provided, however, that for so long as a Control Termination Event has occurred and is continuing but a Consultation Termination Event has not occurred and is continuing, the Controlling Class Representative will, to the extent not already set forth above, have consultation rights with respect to the matters specified in this clause (N));

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (and, with respect to any Serviced Loan Combination, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, and (2) the proposed course of action recommended, and (ii) all information in the Special Servicer’s possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement.

Notwithstanding the foregoing, if the Controlling Class Representative is the related Directing Holder, the Special Servicer is not required to obtain the consent of the Controlling Class Representative for any Major Decision following the occurrence and during the continuance of a Control Termination Event; provided, however, that the Special Servicer will be required to consult with (i) the Controlling Class Representative (after the occurrence and during the continuance of a Control Termination Event and only until the occurrence and continuance of a Consultation Termination Event), and (ii) the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event) in connection with any Major Decision (as described under “—The Operating Advisor—Consultation Rights” below), and to consider alternative actions recommended by the Controlling Class Representative and the Operating Advisor, but, in the case of the Controlling Class Representative, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer. Notwithstanding the foregoing, the Controlling Class Representative will have no consent or consultation rights with respect to Major Decisions with respect to any Excluded Mortgage Loan under the Pooling and Servicing Agreement.

Furthermore, each of (x) the Controlling Class Representative (with respect to each Serviced Loan other than (i) a Serviced Outside Controlled Loan Combination and (ii) an Excluded Mortgage Loan), provided that a Control Termination Event does not exist, and (y) the related Outside Controlling Note Holder (with respect to a

Serviced Outside Controlled Loan Combination) may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” will be: (a) with respect to all of the Serviced Loans other than a Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan, the Controlling Class Representative; and (b) with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class or, if no Class of Control Eligible Certificates meets the preceding requirement, the Class E-RR Certificates; provided, however, that (at any time that the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates has been reduced to zero without regard to the allocation of Appraisal Reduction Amounts) (a) in the case of any Class of Control Eligible Certificates to which the designation of “Controlling Class” would otherwise shift by operation of this definition, where the Certificate Balance of such Class of Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amount) prior to such shift, then designation of

“Controlling Class” will not shift and will remain with the Class of Control Eligible Certificates currently designated as the Controlling Class, and (b) in the case of any Class of Control Eligible Certificates which is then designated the “Controlling Class”, if the Certificate Balance of such Class of Control Eligible Certificates is reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amount), then the designation of “Controlling Class” will shift to the Class of Control Eligible Certificates that is the most subordinate and that also has a remaining Certificate Balance. The Controlling Class as of the Closing Date will be the Class J-RR Certificates.

The “Control Eligible Certificates” will be any of the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates (without regard to the allocation of Appraisal Reduction Amounts) has been reduced to zero. With respect to Excluded Mortgage Loans, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates (without regard to the allocation of Appraisal Reduction Amounts) has been reduced to zero. With respect to Excluded Mortgage Loans, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Loan Combination or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a mortgage loan or loan combination) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the applicable Serviced Loan(s); provided, however, that the Controlling Class Representative will not be permitted to consult with respect to any Serviced AB Loan Combination while any related Subordinate Companion Loan Holder is the related Outside Controlling Note Holder.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Loan Combination that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside

Controlled Loan Combination and (ii) certain servicing decisions and other matters relating to any Outside Serviced Loan Combination, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Loan Combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from a Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related Mortgage Loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The Controlling Class Representative or an Outside Controlling Note Holder, as applicable, has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on such the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any

time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class E-RR Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class E-RR Certificates until such time as either (x) the Class E-RR Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class E-RR Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class E-RR Certificates that it transferred, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class E-RR Certificates that it transferred. Following any such transfer, and assuming that the Class E-RR Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class E-RR Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and

●	the rights of the holder of more than 50% of the Class E-RR Certificates (by Certificate Balance), if the Class E-RR Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Loan Combinations” and “—The Loan Combinations—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

The Directing Holder will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)          may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)          may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)          does not have any liability or duties to the holders of any Class of Certificates (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)          may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates; and

(e)          will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of a Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Operating Advisor

General Obligations

The Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and with respect to certain Major Decisions regarding non-Specially Serviced Loans as to which the Operating Advisor has consultation rights following an Operating Advisor Consultation Trigger Event, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Potential Conflicts of Interest of the Operating Advisor.”

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

Notwithstanding anything to the contrary in this “—Operating Advisor” section, the Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole), and not any particular Class of those Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) as to Specially Serviced Loans, prior to the occurrence and continuance of a Control Termination Event and an Operating Advisor Consultation Trigger Event, promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) as to all Serviced Loans, following the occurrence and continuance of an Operating Advisor Consultation Trigger Event (whether or not a Control Termination Event is continuing), simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if an Operating Advisor Consultation Trigger Event exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the related Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the related Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to the Operating Advisor or the related Directing Holder or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and the related Directing Holder and/or any related Serviced Companion Loan Holder (or its representative), on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (if any other Serviced Loan(s) (other than any Excluded Mortgage Loan) are involved), as applicable, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if an Operating Advisor Consultation Trigger Event exists, Major Decisions on non-Specially Serviced Loans, (ii) each related Final Asset Status Report, (iii) if an Operating Advisor Consultation Trigger Event exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if an Operating Advisor Consultation Trigger Event exists, and (B) with respect to the subject

Major Decision regarding each Specially Serviced Loan when an Operating Advisor Consultation Trigger Event does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package, and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between the related Directing Holder (and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder or its representative), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder under the Pooling and Servicing Agreement and/or the consent or consultation rights of any related Serviced Companion Loan Holder (or its representative) under the related Co-Lender Agreement, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, and (iii) any information subject to attorney-client privilege.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuation of an Operating Advisor Consultation Trigger Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Loan Combinations”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event).

An “Operating Advisor Consultation Trigger Event” will occur when the aggregate outstanding Certificate Balance of the RR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the RR Certificates) is 25% or less of the initial aggregate Certificate Balance of the RR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor one or more servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest with respect to such Major Decision and/or asset status report.

Reviewing Certain Calculations

The Special Servicer will forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations with respect to a Specially Serviced Loan to the Operating Advisor and the Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of those calculations and, in the event the Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

Based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of an Operating Advisor Consultation Trigger Event, any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the related Directing Holder or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed an Operating Advisor Consultation Trigger Event, and the Operating Advisor may if, with respect to the prior calendar year, the Operating Advisor deems it appropriate in its sole discretion exercised in good faith, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, the Operating Advisor will be required to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans and, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, with respect to Major Decisions on Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the related Directing Holder or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) the Controlling Class Representative (if a Serviced Loan other than a Serviced Outside Controlled Loan Combination is addressed and a Consultation Termination Event does not exist); and (c) the related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is addressed). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

In each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with (x) the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement, and (y) the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of Regulation RR.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

If the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the Serviced Loan(s) in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” above.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)       any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)       the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)        the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause,” the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Depositor, any related Outside Controlling Note Holder and, if a Consultation Termination Event does not exist, the Controlling Class Representative. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the

Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an institution (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar Credit Ratings, LLC (“Morningstar”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated with (including Risk Retention Affiliated with)) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, the Controlling Class Representative, the Third Party Purchaser or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates), (v) that has not been paid any fees, compensation or other remuneration by any Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer and (vi) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless an Operating Advisor Consultation Trigger Event exists), the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only prior to the occurrence and continuance of a Consultation Termination Event and only if it does not relate to an Excluded Mortgage Loan) and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s), except for Excluded Mortgage Loans, are involved and a Control Termination Event does not exist), as applicable, does not disapprove of a related asset status report within 10 business days of receipt, the related Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the related Directing Holder may object to any asset status report within 10 business days of receipt (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist); provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the related Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the related Directing Holder disapproves such asset status report within 10 business days of receipt (and, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event does not exist) and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until the related Directing Holder fails to disapprove such revised asset status report as described above (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist) or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)). If the related Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist), provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard).

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Controlling Class Representative, and after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Operating Advisor, will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by (a) the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event), or (b) the Controlling Class Representative (after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a

Consultation Termination Event). With respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative), will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report; provided that, in the case of a Serviced Outside Controlled Loan Combination, a related Serviced Pari Passu Companion Loan Holder (or its representative) may be the related Outside Controlling Note Holder. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor (during the continuance of an Operating Advisor Consultation Trigger Event) and, with respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative) (and, during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative).

The asset status report is not intended to replace or satisfy any specific consent or approval right which the related Directing Holder may have.

Notwithstanding the foregoing, the Controlling Class Representative will not have any approval or consultation rights with respect to an asset status report that relates to an Excluded Mortgage Loan. Also, notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by the Operating Advisor or the related Directing Holder or, with respect to the Serviced Loan Combinations, the Serviced Companion Loan Holder (or its representative), that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Mortgage Loan or Serviced Loan Combination, expose any Certificateholder or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer and all Certificateholders by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer. An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. We believe it would not be appropriate for the delinquency of three (3) large Mortgage Loans to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if a specified number of Mortgage Loans (15) are Delinquent Loans so long as those Mortgage Loans represent at least 20.0% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 65 prior pools of commercial mortgage loans for which CREFI (or its predecessors and/or affiliates) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 and no later than June 30, 2017, the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2010 and June 30, 2017 was 28.06%; however, the average of the highest delinquency percentages for those 65 reviewed transactions (taking into account all reporting periods between January 1, 2010 and June 30, 2017 for each such transaction) based on the aggregate outstanding principal balance of delinquent mortgage loans in the identified reporting periods was 3.55%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the aggregate Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the Directing Holder and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Mortgage Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a) Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents is in the possession of the Mortgage Loan Seller.

(b) Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), and the Master Servicer or the Special Servicer, as applicable, will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c) Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such the Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller (or, in the case of LCF, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP in respect of their respective payment guaranties), which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not Risk Retention Affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Holder, the Third Party Purchaser or any of their respective Risk Retention Affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, or the Directing Holder, or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;

●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;

●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the Certificates entitled to at least 75% of a Certificateholder Quorum elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing

Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

“Enforcing Servicer” means (a) with respect to a Specially Serviced Loan, the Special Servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the Special Servicer, the Directing Holder or a Controlling Class Certificateholder, the Master Servicer, and (ii) in the case of a Repurchase Request made by any Person other than the Special Servicer, the Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the Master Servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the Special Servicer.

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply. In connection with a Repurchase Request, the “Enforcing Party” will be (i) in the event one or more Requesting Certificateholders or Consultation Requesting Certificateholders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Requesting Certificateholder(s) and/or Consultation Requesting Certificateholder(s), or (ii) in all other cases, the Enforcing Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder and such Consultation Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder or a Consultation Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder or Certificate Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

If a Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder or Consultation Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Requesting Certificateholder or Consultation Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders and/or Consultation Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders and/or Consultation Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Certificateholder or Consultation Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Requesting Certificateholder or Consultation Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, the Depositor, the Mortgage Loan Sellers and any of their respective affiliates will not be entitled to be a Requesting Certificateholder or Consultation Requesting Certificateholder.

The Requesting Certificateholders or Consultation Requesting Certificateholders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Requesting Certificateholder or Consultation Requesting Certificateholder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder or Certificate Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder or Consultation Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder (provided that if the Controlling Class Representative is the Directing Holder, no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder or Consultation Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder or Consultation Requesting Certificateholder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder or Consultation Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)       with respect to any condition in any Serviced Mortgage Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the related Directing Holder, unless, in the case of the Controlling Class Representative, a Control Termination Event has occurred and is continuing (but in each case only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if the related Directing Holder does not respond within seven Business Days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan, any applicable Rating Agency Confirmation requirement in the Serviced Mortgage Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Mortgage Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)       with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	(a) the applicable replacement master servicer or special servicer, as applicable, has confirmed in writing that it was appointed to act, and as of the date of determination is acting, as the master servicer or special servicer, as applicable, on a transaction level basis with respect to a CMBS transaction as to which Moody’s rated one or more classes of securities and one or more of such classes of securities are still outstanding and rated by Moody’s and (b) Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency;

(2)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency; and

(3)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency, as applicable; and

(z)       with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property, (2) the voluntary exchange of all the then outstanding Certificates (other than the Class S and Class R Certificates) as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans (in the case of any Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of such Mortgage Loans as of the Cut-off Date. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class S and Class R Certificates) for the Mortgage Loans and each REO Property (or interests in the Mortgage Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C and Class D Certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates would have to voluntarily participate in such exchange.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the following table:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(3)
Station Place III	CREFI	JPMDB 2017-C7 PSA(4)(5) (10/1/17)	5.1%	Midland Loan Services, a Division of PNC Bank, National Association(5)	Midland Loan Services, a Division of PNC Bank, National Association(5)	Wells Fargo Bank, National Association(5)	Wells Fargo Bank, National Association(5)	Pentalpha Surveillance LLC(5)	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.(5)
Pleasant Prairie Premium Outlets	CREFI	CGCMT 2017-P8 PSA(6) (9/1/17)	4.2%	Wells Fargo Bank, National Association	KeyBank National Association	Wilmington Trust, National Association	Citibank, N.A.	Pentalpha Surveillance LLC	Prime Finance CMBS B-Piece Holdco X, L.P.
Corporate Woods Portfolio	CREFI	CGCMT 2017-P8 PSA(6) (9/1/17)	3.6%	Wells Fargo Bank, National Association	KeyBank National Association	Wilmington Trust, National Association	Citibank, N.A.	Pentalpha Surveillance LLC	Prime Finance CMBS B-Piece Holdco X, L.P.
50 Varick Street	LCF	UBS 2017-C4 PSA(7)(8) (10/1/17)	3.6%	Wells Fargo Bank, National Association(8)	Rialto Capital Advisors, LLC(8)	Wilmington Trust, National Association(8)	Wells Fargo Bank, National Association(8)	Pentalpha Surveillance LLC(8)	(9)
Mall of Louisiana	CREFI	BANK 2017-BNK7 PSA(10) (9/1/17)	2.9%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	RREF III Debt AIV, LP
IGT Reno	CCRE Lending	CD 2017-CD5 PSA(11) (8/1/17)	2.6%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Citibank, N.A.	Park Bridge Lender Services LLC	RREF III-D AIV RR, LLC
Chelsea Multifamily Portfolio(12)	CCRE Lending	(13)	2.6%	(13)	(13)	(13)	(13)	(13)	(9)
Westin Crystal City(12)	CCRE Lending	(13)	2.5%	(13)	(13)	(13)	(13)	(13)	(9)
Capital Centers II & III	GACC	JPMDB 2017-C7 PSA(4)(5) (10/1/17)	2.2%	Midland Loan Services, a Division of PNC Bank, National Association(5)	Midland Loan Services, a Division of PNC Bank, National Association(5)	Wells Fargo Bank, National Association(5)	Wells Fargo Bank, National Association(5)	Pentalpha Surveillance LLC(5)	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.(5)
Walgreens Witkoff Portfolio	GACC	JPMDB 2017-C7 PSA(4)(5) (10/1/17)	1.7%	Midland Loan Services, a Division of PNC Bank, National Association(5)	Midland Loan Services, a Division of PNC Bank, National Association(5)	Wells Fargo Bank, National Association(5)	Wells Fargo Bank, National Association(5)	Pentalpha Surveillance LLC(5)	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.(5)
Bank of America Office Campus Building 600	LCF	UBS 2017-C4 PSA(14) (10/1/17)	1.0%	Wells Fargo Bank, National Association(14)	Rialto Capital Advisors, LLC(14)	Wilmington Trust, National Association(14)	Wells Fargo Bank, National Association(14)	Pentalpha Surveillance LLC(14)	RREF III-D U 2017-C4, LLC(14)

(1)	Includes Servicing Shift Mortgage Loans which, in each case, will become Outside Serviced Mortgage Loans after the related shift in servicing occurs. However, until the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date, the related Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement by the parties thereto.

(2)	“PSA” means Pooling and Servicing Agreement.

(3)	The initial Outside Controlling Class Representative may instead be an affiliate of the entity listed.

(4)	The JPMDB 2017-C7 PSA is referred to herein as the “JPMDB 2017-C7 Pooling and Servicing Agreement”.

(5)	Each of the Station Place III Controlling Pari Passu Companion Loan (currently held by JPMorgan Chase Bank, National Association), the Capital Centers II & III Controlling Pari Passu Companion Loan (currently held by Deutsche Bank AG, acting through its New York Branch) and the Walgreens Witkoff Portfolio Controlling Pari Passu Companion Loan (currently held by Deutsche Bank AG, acting through its New York Branch) is expected to be contributed to the JPMDB 2017-C7 securitization on the same day as the Closing Date. Accordingly, each of the Station Place III Loan Combination, the Capital Centers II & III Loan Combination and the Walgreens Witkoff Portfolio Loan Combination is expected to be (and information presented in the foregoing table is based on the assumption that each such Loan Combination will be) serviced and administered pursuant to the JPMDB 2017-C7 Pooling and Servicing Agreement.

(6)	The CGCMT 2017-P8 PSA is referred to herein as the “CGCMT 2017-P8 Pooling and Servicing Agreement”.

(7)	The UBS 2017-C4 PSA is referred to herein as the “UBS 2017-C4 Pooling and Servicing Agreement”.

(8)	The 50 Varick Street Mortgage Loan (i) will be initially serviced and administered by an Outside Servicer and an Outside Special Servicer pursuant to an Outside Servicing Agreement, which is expected to be the UBS 2017-C4 Pooling and Servicing Agreement, and (ii) upon the inclusion of the related Controlling Pari Passu Companion Loan in a future commercial mortgage securitization transaction, will be serviced and administered by an Outside Servicer and an Outside Special Servicer pursuant to the Outside Servicing Agreement governing that future commercial mortgage securitization transaction. The 50 Varick Street Controlling Pari Passu Companion Loan is currently held by Ladder Capital Finance LLC or an affiliate, but is expected to be contributed to a future commercial mortgage securitization transaction. The parties to the related Outside Servicing Agreement governing that future securitization transaction have not been definitively identified. The parties identified in the table above are the expected parties to the UBS 2017-C4 Pooling and Servicing Agreement. The information in this footnote and the foregoing table for the 50 Varick Street Mortgage Loan is, in part, based on a publicly available preliminary prospectus for the UBS 2017-C4 securitization transaction.

(9)	With respect to each of the 50 Varick Street Mortgage Loan, the Chelsea Multifamily Portfolio Mortgage Loan and the Westin Crystal City Mortgage Loan, there will be no initial Outside Controlling Class Representative until the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date. See the “Loan Combination Controlling Notes and Non-Controlling Notes” chart under “Description of the Mortgage Pool—The Loan Combinations—General” for the identity of the related Controlling Note Holder for each related Loan Combination.

(10)	The BANK 2017-BNK7 PSA is referred to herein as the “BANK 2017-BNK7 Pooling and Servicing Agreement”.

(11)	The CD 2017-CD5 PSA is referred to herein as the “CD 2017-CD5 Pooling and Servicing Agreement”.

(12)	The related Mortgage Loan is a Servicing Shift Mortgage Loan.

(13)	Each of the Chelsea Multifamily Portfolio Mortgage Loan and the Westin Crystal City Mortgage Loan (i) will initially be serviced and administered by the Master Servicer and the Special Servicer pursuant to the Pooling and Servicing Agreement, and (ii) upon the inclusion of the related Controlling Pari Passu Companion Loan in a future commercial mortgage securitization transaction, will be an Outside Serviced Mortgage Loan, and will be serviced and administered by an Outside Servicer and an Outside Special Servicer pursuant to an Outside Servicing Agreement governing that future commercial mortgage securitization transaction. The parties to the related Outside Servicing Agreement for the securitization of the related Controlling Pari Passu Companion Loan giving rise to a servicing shift have not been definitively identified.

(14)	The Bank of America Office Campus Building 600 Controlling Pari Passu Companion Loan is currently held by Ladder Capital Finance LLC or an affiliate, but is expected to be contributed to the UBS 2017-C4 securitization prior to the Closing Date. Accordingly, the Bank of America Office Campus Building 600 Loan Combination is expected to be (and information presented in the foregoing table is based on the assumption that such Loan Combination will be) serviced and administered pursuant to the UBS 2017-C4 Pooling and Servicing Agreement.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, subject to any exceptions set forth below, the respective Outside Servicing Agreements (which, in the case of the 50 Varick Street Mortgage Loan prior to the related Controlling Pari Passu Companion Loan Securitization Date, is the UBS 2017-C4 Pooling and Servicing Agreement) provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Loan Combination are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Loan Combination is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Loan Combination.

●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.

●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.

●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Loan Combination. The related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first, from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Loan Combination or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)).

●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Loan Combination will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Loan Combination, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement; provided that, in the case of the 50 Varick Street Loan Combination, such termination right will belong to the holder of the related Controlling Pari Passu Companion Loan until the applicable Controlling Pari Passu Companion Loan Securitization Date (without regard to the existence of the equivalent of a Control Termination Event).

●	With respect to each Outside Serviced Loan Combination, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of each of the Station Place III Loan Combination, the 50 Varick Street Loan Combination, the IGT Reno Loan Combination, the Capital Centers II & III Loan Combination, the Walgreens Witkoff Loan Combination and the Bank of America Officer Campus Building 600 Loan Combination, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time.

●	With respect to the Pleasant Prairie Loan Combination, the Corporate Woods Portfolio Loan Combination and the Mall of Louisiana Loan Combination, the operating advisor under the related Outside Servicing Agreement will be entitled to consult with the related Outside Special Servicer under different circumstances than those under which the Operating Advisor is entitled to consult with the Special Servicer. In particular, such operating advisor will be entitled to consult on major decisions upon the occurrence of the equivalent of a Control Termination Event and will be entitled to recommend the termination of the related Outside Special Servicer only after the occurrence of the equivalent of a Consultation Termination Event.

●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Loan Combination that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.

●	With respect to each Outside Serviced Loan Combination, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that, in the case of the 50 Varick Street Loan Combination, such approval right will belong to the holder of the related Controlling Pari Passu Companion Loan until the applicable Controlling Pari Passu Companion Loan Securitization Date (without regard to the existence of the equivalent of a Control Termination Event or a Consultation Termination Event).

●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Loan Combination without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

●	The Mortgaged Property securing each Outside Serviced Loan Combination will be subject to inspection (A) at least once per calendar year with respect to any Mortgaged Property with a stated principal balance of $2,000,000 or more and (b) at least once every other calendar year with respect to any Mortgaged Property with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement.

●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization involves the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement may provide for one or more “risk retention consultation parties” with certain consultation rights.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Loan Combination under “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Loan Combination is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Loan Combination will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization, the securitization to which the related Controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown. See “Description of the Mortgage Pool—The Loan Combinations”

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.

●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Special Servicer subject to the limitation that it will only be required to deliver any such request to the Master Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Outside Serviced Mortgage Loan is not an Excluded Mortgage Loan) or to the Master Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), as applicable, and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor, and the Controlling Class Representative or the Master Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Master Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions); and provided, further, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Master Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.

●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.

●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event Exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately [__]% of the aggregate principal balance of the Offered Certificates, plus accrued interest from October 1, 2017, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Principal Balance Certificates as a result of the application of Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain

Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-AB Certificates, the extent to which the Class A-AB Scheduled Principal Balances are achieved and the sensitivity of the Class A-AB Certificates to principal prepayments on the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-AB Certificates until the Certificate Balance of the Class A-AB Certificates is reduced to zero. As such, the Class A-AB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates were outstanding.

Any changes in the weighted average lives of your Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A and Class X-B Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A and Class X-B Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class A-S Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. The yield to maturity of the Class X-B Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class B and Class C Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Class of Principal Balance Certificates and other factors described above. Investors in the Class X-A and Class X-B Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A and/or Class X-B Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A and/or Class X-B Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A or Class X-B Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”): (i) each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium, (ii) there are no delinquencies or defaults, (iii) scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates, (iv) no prepayment premiums or yield maintenance charges are collected, (v) no party exercises its right of optional termination of the Issuing Entity described in this prospectus, (vi) no Mortgage Loan is required to be repurchased from the Issuing Entity, (vii) the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan, (viii) there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates, (ix) distributions on the Certificates are made on the 12th day (each assumed to be a business day) of each month, commencing in November 2017, (x) the Certificates will be issued on October 31, 2017, (xi) the Pass-Through Rate with respect to each Class of Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”, (xii) the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates, (xiii) all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification, (xiv) with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan, (xv) the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary”, and (xvi) there are no property releases requiring payment of a yield maintenance charge or other prepayment premium.

The following tables indicate the percentage of the initial Certificate Balance of each Class of Offered Certificates (other than the Class X-A and Class X-B Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
October 12, 2018	86%	86%	86%	86%	86%
October 12, 2019	68%	68%	68%	68%	68%
October 12, 2020	47%	47%	47%	47%	47%
October 12, 2021	21%	21%	21%	21%	21%
October 12, 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.69	2.69	2.69	2.68	2.68
First Principal Payment Date	November 2017	November 2017	November 2017	November 2017	November 2017
Last Principal Payment Date	August 2022	June 2022	June 2022	May 2022	May 2022

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
October 12, 2018	100%	100%	100%	100%	100%
October 12, 2019	100%	100%	100%	100%	100%
October 12, 2020	100%	100%	100%	100%	100%
October 12, 2021	100%	100%	100%	100%	100%
October 12, 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.93	4.92	4.90	4.88	4.68
First Principal Payment Date	August 2022	June 2022	June 2022	May 2022	May 2022
Last Principal Payment Date	October 2022	October 2022	October 2022	October 2022	October 2022

Percentages of the Initial Certificate Balance of
the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
October 12, 2018	100%	100%	100%	100%	100%
October 12, 2019	100%	100%	100%	100%	100%
October 12, 2020	100%	100%	100%	100%	100%
October 12, 2021	100%	100%	100%	100%	100%
October 12, 2022	100%	100%	100%	100%	100%
October 12, 2023	100%	100%	100%	100%	100%
October 12, 2024	100%	100%	100%	100%	100%
October 12, 2025	100%	100%	100%	100%	100%
October 12, 2026	100%	100%	100%	100%	100%
October 12, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.67	9.63	9.58	9.52	9.31
First Principal Payment Date	March 2027	December 2026	December 2026	December 2026	December 2026
Last Principal Payment Date	August 2027	August 2027	July 2027	July 2027	March 2027

Percentages of the Initial Certificate Balance of
the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
October 12, 2018	100%	100%	100%	100%	100%
October 12, 2019	100%	100%	100%	100%	100%
October 12, 2020	100%	100%	100%	100%	100%
October 12, 2021	100%	100%	100%	100%	100%
October 12, 2022	100%	100%	100%	100%	100%
October 12, 2023	100%	100%	100%	100%	100%
October 12, 2024	100%	100%	100%	100%	100%
October 12, 2025	100%	100%	100%	100%	100%
October 12, 2026	100%	100%	100%	100%	100%
October 12, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.85	9.83	9.82	9.78	9.53
First Principal Payment Date	August 2027	August 2027	July 2027	July 2027	March 2027
Last Principal Payment Date	September 2027	September 2027	September 2027	September 2027	June 2027

 Percentages of the Initial Certificate Balance of
the Class A-AB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
October 12, 2018	100%	100%	100%	100%	100%
October 12, 2019	100%	100%	100%	100%	100%
October 12, 2020	100%	100%	100%	100%	100%
October 12, 2021	100%	100%	100%	100%	100%
October 12, 2022	100%	100%	100%	100%	100%
October 12, 2023	81%	81%	81%	81%	81%
October 12, 2024	61%	61%	61%	61%	61%
October 12, 2025	38%	38%	38%	38%	38%
October 12, 2026	14%	14%	14%	14%	14%
October 12, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.41	7.41	7.41	7.41	7.41
First Principal Payment Date	October 2022	October 2022	October 2022	October 2022	October 2022
Last Principal Payment Date	June 2027	June 2027	June 2027	June 2027	June 2027

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
October 12, 2018	100%	100%	100%	100%	100%
October 12, 2019	100%	100%	100%	100%	100%
October 12, 2020	100%	100%	100%	100%	100%
October 12, 2021	100%	100%	100%	100%	100%
October 12, 2022	100%	100%	100%	100%	100%
October 12, 2023	100%	100%	100%	100%	100%
October 12, 2024	100%	100%	100%	100%	100%
October 12, 2025	100%	100%	100%	100%	100%
October 12, 2026	100%	100%	100%	100%	100%
October 12, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.87	9.87	9.87	9.87	9.66
First Principal Payment Date	September 2027	September 2027	September 2027	September 2027	June 2027
Last Principal Payment Date	September 2027	September 2027	September 2027	September 2027	July 2027

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
October 12, 2018	100%	100%	100%	100%	100%
October 12, 2019	100%	100%	100%	100%	100%
October 12, 2020	100%	100%	100%	100%	100%
October 12, 2021	100%	100%	100%	100%	100%
October 12, 2022	100%	100%	100%	100%	100%
October 12, 2023	100%	100%	100%	100%	100%
October 12, 2024	100%	100%	100%	100%	100%
October 12, 2025	100%	100%	100%	100%	100%
October 12, 2026	100%	100%	100%	100%	100%
October 12, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.87	9.87	9.87	9.87	9.70
First Principal Payment Date	September 2027	September 2027	September 2027	September 2027	July 2027
Last Principal Payment Date	October 2027	September 2027	September 2027	September 2027	July 2027

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
October 12, 2018	100%	100%	100%	100%	100%
October 12, 2019	100%	100%	100%	100%	100%
October 12, 2020	100%	100%	100%	100%	100%
October 12, 2021	100%	100%	100%	100%	100%
October 12, 2022	100%	100%	100%	100%	100%
October 12, 2023	100%	100%	100%	100%	100%
October 12, 2024	100%	100%	100%	100%	100%
October 12, 2025	100%	100%	100%	100%	100%
October 12, 2026	100%	100%	100%	100%	100%
October 12, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.95	9.93	9.89	9.87	9.70
First Principal Payment Date	October 2027	September 2027	September 2027	September 2027	July 2027
Last Principal Payment Date	October 2027	October 2027	October 2027	September 2027	July 2027

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-AB Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of any Excess Interest) and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class C, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class J-RR Certificates, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

In addition, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, (i) the portion of the Issuing Entity consisting of collections of Excess Interest (and the related amounts in the Excess Interest Distribution Account), will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and (ii) the Class S Certificates will represent undivided beneficial interests in the Grantor Trust.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not greater than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Issuing Entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based on the foregoing, it is anticipated that the Class     Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class     Certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class     Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a certificate. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures. These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under current rules.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. The new rules are complex and likely will be clarified and possibly revised before going into effect. Residual interest holders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds, including the return of principal, from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Certificates. No assurance can be given that holders of Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	ERISA Plans, and

●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and

●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, “Plans” include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;

●	loans or other extensions of credit; and

●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or

●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,

2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and

3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or

●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and

●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some Certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through Certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool Certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;

●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;

●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;

●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and

●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), and substantially identical prohibited transaction exemptions to Deutsche Bank Securities Inc., Department Final Authorization Number 97-03E, and Cantor Fitzgerald & Co., Authorization Number 2011-05E (June 6, 2011), each as amended by PTE 2013-08 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and

●	the purchase, sale and holding of mortgage pass-through Certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;

●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);

●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);

●	fourth, the following must be true—

1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,

2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and

3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and

●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	Must be recognized by the SEC as a NRSRO,

2.	Must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and

3.	Must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;

●	Certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and

●	Certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

Under the Underwriter Exemption, the loan-to-value ratio of any underlying Mortgage Loan held in the trust may not exceed 100% at the date of initial issuance of the Offered Certificates, based on the outstanding principal balance of the Mortgage Loan and the fair market value of the mortgaged property as of the Closing Date. It is possible that, if the fair market value of any of the Mortgage Loans has declined since origination, this requirement may not be satisfied. This possibility is greater for the seasoned loans than it is for the other Mortgage Loans.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,

●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and

●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;

●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and

●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

We cannot assure you that all of the conditions for this additional exemption will be met. In particular, during periods of adverse conditions in the market for CMBS, there is an increased likelihood that (i) 50% or more of one or more Classes of Offered Certificates will be sold in the initial issuance to members of the Restricted Group and (ii) 50% or more of the aggregate interest in the Issuing Entity will be acquired by members of the Restricted Group. Plans with respect to which a borrower or an affiliate of a borrower has investment discretion are advised to consult with counsel before acquiring any Offered Certificates.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,

●	having a specified relationship to this person, or

●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

In addition, each beneficial owner of any Offered Certificates or any interest therein that is a Plan, including any fiduciary purchasing any such Certificates on behalf of a Plan (each, a “Plan Fiduciary”), will be deemed to have represented by its acquisition of such Offered Certificates that:

(1)       none of the Depositor, the Trustee, the Certificate Administrator, any underwriter, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any of their respective affiliated entities (the “Transaction Parties”), has provided or will provide advice with respect to the acquisition of Offered Certificates by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or (e) has total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) will not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the Plan investing in such Certificates in such capacity);

(2)       the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the Plan of the Offered Certificates;

(3)       the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the Offered Certificates;

(4)       none of the Transaction Parties has exercised any authority to cause the Plan to invest in the Offered Certificates or to negotiate the terms of the Plan’s investment in such Certificates or receives a fee or other compensation from the Plan or Plan Fiduciary for the provision of investment advice in connection with the acquisition by the Plan of the Offered Certificates; and

(5)       the Plan Fiduciary has been informed by the Transaction Parties: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of the Offered Certificates; and (b) of the existence and nature of the Transaction Parties’ financial interests in the Plan’s acquisition of such Certificates, as described in this prospectus.

The above representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations will be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Offered Certificates by any Plan.

Ineligible Purchasers

Even if an exemption is otherwise available, Certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or

●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and

●	consult with your legal counsel as to—

1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and

2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

California. Twelve (12) of the Mortgaged Properties, securing approximately 20.6% of the Initial Pool Balance, are located in California.

Mortgage loans in California are generally secured by deeds of trust on the related real estate.  Foreclosure of a deed of trust in California may be accomplished by a nonjudicial trustee’s sale in accordance with the California Civil Code (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure in accordance with the California Code of Civil Procedure. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors. On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

New York. Seventeen (17) of the Mortgaged Properties, securing approximately 11.3% of the Initial Pool Balance, are located in New York.

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

Massachusetts. Five (5) of the Mortgaged Properties, representing security for 10.2% of the Initial Pool Balance are located in Massachusetts.

Mortgage loans involving real property in Massachusetts are secured by mortgages and foreclosures are accomplished by one of the following methods: judicial foreclosure action, sale under statutory power of sale, peaceable entry and possession for three years, or bill in equity under statute. Foreclosure by sale under the statutory power of sale accompanied by an entry prior to the sale is the more commonly followed method of foreclosure in Massachusetts. If the mortgagor is not a corporation, limited liability company or limited partnership, the mortgagee will generally first obtain a judgment from the Land Court or Superior Court sitting in the county where the property is located barring the rights of any interested party under the Solders’ and Sailor’s Civil Relief Act. Prior to conducting the sale, notice of sale must be published for three successive weeks with the first such publication to take place at least 21 days prior to the date of sale and notice must be delivered by registered mail to the required parties at least 30 days prior to the date of sale. A mortgagor has no right of redemption after a properly conducted foreclosure sale under the power of sale. The Commonwealth of Massachusetts does not have a “one action rule” or “anti-deficiency legislation”; however, a deficiency judgment for a recourse loan cannot be obtained after a foreclosure sale conducted by a power of sale unless certain required steps are taken, including the giving of notice at least 21 days before the sale, the signing of an affidavit within 30 days after the sale, and generally bringing the action within 2 years after the sale. Although very rarely granted, in certain circumstances, the lender may have a receiver appointed. In Massachusetts, contamination on a property may give rise to a “super lien” on the property for costs incurred by the Commonwealth of Massachusetts and such a lien has priority over all existing liens, including those of existing mortgages.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,

●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,

●	the knowledge of the parties to the mortgage, and

●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and

●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,

●	the trustee to whom the real property is conveyed, and

●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,

●	the law of the state in which the real property is located,

●	various federal laws, and

●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or

●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and

●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure.

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and

●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions.

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;

●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;

●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or

●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—

1.	a failure to adequately maintain the mortgaged property, or

2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or

●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale.

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and

●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and

●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale.

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and

●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption.

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and

●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules.

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation.

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations.

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,

●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and

●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares. Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay.

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights.

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;

●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;

●	extend or shorten the term to maturity of the loan;

●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or

●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents.

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant.

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,

●	accelerated rent,

●	damages, or

●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or

●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor.

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens.

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit.

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements.

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships.

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General.

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments.

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws.

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or

●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws.

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and

●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations.

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—General—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

The Pooling and Servicing Agreement provides that if any Mortgage Loan contains a provision in the nature of a “due on sale” clause, which by its terms provides that: (i) the Mortgage Loan will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related mortgaged property; or (ii) the Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any sale or other transfer, then, for so long as the Mortgage Loan is included in the Issuing Entity, the Master Servicer or Special Servicer, on behalf of the Trustee, will be required to take actions as it deems to be in the best interest of the certificateholders in accordance with the servicing standard set forth in the Pooling and Servicing Agreement, and may waive or enforce any due on sale clause contained in the related Mortgage Loan, in each case subject to any consent rights of the Special Servicer (in the case of an action by the Master Servicer) and the controlling class representative.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;

●	second, to real estate taxes;

●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and

●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;

●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;

●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;

●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and

●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Certificates, and would not be covered by advances or any form of credit support provided in connection with the Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related mortgaged property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or

●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the

Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through Certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the Certificates in question on each distribution date and, except in the case of interest-only Certificates, the ultimate payment in full of the certificate balance of each Class of Certificates in question on a date that is not later than the rated final distribution date with respect to such Class of Certificates. A rating takes into consideration, among other things, the credit quality of the Mortgage Pool, structural and legal aspects associated with the Certificates in question, and the extent to which the payment stream from the Mortgage Pool is adequate to make payments required under the Certificates in question. A securities rating on mortgage pass-through Certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those Certificates is fair;

●	whether those Certificates are a suitable investment for any particular investor;

●	the tax attributes of those Certificates or of the trust;

●	the yield to maturity or, if they have principal balances, the average life of those Certificates;

●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying Mortgage Loans;

●	the degree to which the amount or frequency of prepayments on the underlying Mortgage Loans might differ from those originally anticipated;

●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;

●	whether or to what extent the interest payable on those Certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;

●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying Mortgage Loans;

●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or

●	if those Certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those Certificates.

See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through Certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only Certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such Certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such Certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and/or Class A-S

Certificates. The Notional Amount of the Class X-B Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class B and/or Class C Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amounts, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A and Class X-B Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to six NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Cantor Fitzgerald & Co., Academy Securities, Inc. and the Depositor have entered into an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”), pursuant to which the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below. In connection with the offering contemplated by this prospectus, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Cantor Fitzgerald & Co., are acting as co-lead managers and joint bookrunners with respect to approximately 84.42%, 15.58% and 0.00%, respectively, of the total principal balance of the Offered Certificates, and Academy Securities, Inc. is acting as co-manager.

Class	Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.	Cantor Fitzgerald & Co.	Academy Securities, Inc.
Class A-1	$23,427,628	$4,322,372	$0	$0
Class A-2	$87,716,416	$16,183,584	$0	$0
Class A-3	$202,617,322	$37,382,678	$0	$0
Class A-4	$229,372,095	$42,318,905	$0	$0
Class A-AB	$34,276,097	$6,323,903	$0	$0
Class X-A	$639,275,379	$117,945,621	$0	$0
Class X-B	$72,176,512	$13,316,488	$0	$0
Class A-S	$61,865,823	$11,414,177	$0	$0
Class B	$38,150,309	$7,038,691	$0	$0
Class C	$34,026,203	$6,277,797	$0	$0

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $[______].

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from October 1, 2017, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. Although the Depositor has been advised by the underwriters that they intend to make a market in the Offered Certificates, they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of (i) the Depositor, (ii) Citibank, N.A. (the Certificate Administrator and Custodian), and (iii) CREFI (a Sponsor, an originator, the Retaining Sponsor and the current holder (or an affiliate of the current holder) of one or more of the Station Place III Pari Passu Companion Loans and one or more of the Corporate Woods Portfolio Pari Passu Companion Loans). Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of Deutsche Bank AG, acting through its New York Branch (an originator, the current holder (or an affiliate of the current holder) of the Capital Centers II & III Pari Passu Companion Loan and the Walgreens Witkoff Portfolio Pari Passu Companion Loan), and GACC (a Sponsor). Cantor Fitzgerald & Co., one of the underwriters, is an affiliate of (i) CCRE Lending (a Sponsor, an originator and the current holder (or an affiliate of the current holder) of one of the IGT Reno Pari Passu Companion Loans, the Chelsea Multifamily Portfolio Pari Passu Companion Loan and the Westin Crystal City Pari Passu Companion Loan) and (ii) BPC, a primary servicer. See “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, Deutsche Bank Securities Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering and Cantor Fitzgerald & Co., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, (ii) the payment by the Depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a Sponsor, of the purchase price for the GACC Mortgage Loans, and (iii) the payment by the Depositor to CCRE Lending, an affiliate of Cantor Fitzgerald & Co., in its capacity as a Sponsor, of the purchase price for the CCRE Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”. In addition, (i) proceeds received by CCRE Lending in connection with the contribution of the CCRE Mortgage Loans to this securitization transaction will be applied, among other things, to directly or indirectly reacquire any such Mortgage Loans that are financed with, and to make payments to, Citibank, the Certificate Administrator and an affiliate of Citigroup Global Markets Inc., one of the underwriters, as a repurchase agreement counterparty, and (ii) proceeds received by Rialto in connection with the contribution of the Rialto Mortgage Loans to this securitization transaction will be applied, among other things, to directly or indirectly reacquire any such Mortgage Loans that are financed with, and to make payments to, Citibank, the Certificate Administrator and an affiliate of Citigroup Global Markets Inc., one of the underwriters, as a repurchase agreement counterparty.

As a result of the circumstances described above, each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Cantor Fitzgerald & Co. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests.”

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 390 Greenwich Street, 7th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-207132) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of this prospectus through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

INDEX OF CERTAIN DEFINED TERMS

17g-5 Information Provider	325
1986 Act	451
2015 Budget Act	457
30/360 Basis	306
AB Loan Combination	149
AB Modified Loan	377
Accelerated Mezzanine Loan	405
Acceptable Insurance Default	346
Accredited Investor	14
Actual/360 Basis	196
Additional Primary Servicing	273
Administrative Fee Rate	365
ADR	152
Advance Rate	351
Advances	350
Advisers Act	467
Affiliate	E-1-12
Affirmative Asset Review Vote	417
AIFM Regulation	67
Allocated Cut-off Date Loan Amount	152
Ancillary Fees	359
Annual Debt Service	152
Anticipated Repayment Date	197
Appraisal Reduction Amount	375
Appraisal Reduction Event	374
Appraised Value	152
Appraised-Out Class	378
Appraiser	376
ARD	153
ARD Loan	197
Assessment of Compliance	380
Asset Representations Reviewer	280
Asset Representations Reviewer Asset Review Fee	365
Asset Representations Reviewer Ongoing Fee	365
Asset Representations Reviewer Ongoing Fee Rate	365
Asset Representations Reviewer Termination Event	421
Asset Representations Reviewer Upfront Fee	365
Asset Review	418
Asset Review Notice	418
Asset Review Quorum	417
Asset Review Report	420
Asset Review Report Summary	420
Asset Review Standard	419
Asset Review Trigger	416
Asset Review Vote Election	417
Assumed Certificate Coupon	290
Assumed Final Distribution Date	313
Assumption Fees	360
Attestation Report	380
Available Funds	300
Balloon Balance	153
Balloon Mortgage Loans	196
BANK 2017-BNK7 Pooling and Servicing Agreement	432
Bankruptcy Code	70
Base Interest Fraction	312
BCBS	68
Borrower Delayed Reimbursements	359
Borrower Party	405
BPC	225, 269
BPC Parties	274
BPC Primary Serviced Mortgage Loans	271
BPC Primary Servicer Termination Event	275
BPC Primary Servicing Agreement	271
B-Piece Buyer	137
Brexit Vote	70
CBE	444
CCRE Data Tape	226
CCRE Deal Team	226
CCRE Financing Affi	225
CCRE Lending	150, 225
CCRE Mortgage Loans	150, 225
CD 2017-CD5 Pooling and Servicing Agreement	432
CDI 202.01	69
Certificate Administrator	263
Certificate Balance	299
Certificate Owner	320
Certificate Summary	10
Certificateholder	319
Certificateholder Quorum	388
Certificateholder Repurchase Request	423
Certificates	298
Certifying Certificateholder	329
CGCMT 2017-P8 Pooling and Servicing Agreement	432
Citibank	263
Class	298
Class A-AB Scheduled Principal Balance	302
Class X Certificates	4, 298
Class X Strip Rate	306
Clearstream	326
Clearstream Participants	328
Closing Date	151, 298
CMBS	66, 220, 231, 266
CMBS B-Piece Securities	285
Code	449
Co-Lender Agreement	214
Collateral Deficiency Amount	377
Collection Account	354
Collection Period	301
Collective Investment Scheme	11
Communication Request	329
Companion Loan	149
Companion Loan Holder	339
Companion Loan Rating Agency	386
Companion Note	212
Compensating Interest Payment	314
Consent Fees	359

Constraining Level	289
Consultation Election Notice	425
Consultation Requesting Certificateholder	425
Consultation Termination Event	405
Control Eligible Certificates	405
Control Termination Event	405
Controlling Class	404
Controlling Class Certificateholder	404
Controlling Class Representative	404
Controlling Companion Loan	342
Controlling Note	212
Controlling Note Holder	212
Controlling Pari Passu Companion Loan	342
Controlling Pari Passu Companion Loan Securitization Date	342
Corrected Loan	346
Corresponding Principal Balance Certificates	4, 299
Council Text	68
CPR	441
Credit Risk Retention Rules	285
CREFC®	317
CREFC® Intellectual Property Royalty License Fee	364
CREFC® Intellectual Property Royalty License Fee Rate	365
CREFC® Reports	317
CREFI	150, 220
CREFI Data File	221
CREFI Mortgage Loans	150
CREFI Securitization Database	221
Crossed Group	154
Crossed Mortgage Loan	E-1-3
Cross-Over Date	305
CRR	67
CRR Investor	67
CRR Retention Requirements	67
Cumulative Appraisal Reduction Amount	377
Cure/Contest Period	419
Custodian	263, 401
Cut-off Date	149
Cut-off Date Balance	149
Cut-off Date DSCR	155
Cut-off Date Loan-to-Value Ratio	154
Cut-off Date LTV Ratio	154
CW Release Price	202
DBNY	231, 252
DBRS	266
Debt Service Coverage Ratio	155
Debt Yield on Underwritten NCF	154
Debt Yield on Underwritten Net Cash Flow	154
Debt Yield on Underwritten Net Operating
Income	155
Debt Yield on Underwritten NOI	155
Defaulted Mortgage Loan	362
Defeasance	E-1-10
Defeasance Deposit	201
Defeasance Loans	200
Defeasance Lock Out Period	201
Defeasance Option	201
Defective Mortgage Loan	337
Definitive Certificate	326
Delinquent Loan	417
Depositaries	326
Depositor	151, 261
Determination Date	300
Deutsche Bank	232
Diligence File	331
Directing Holder	404
Disclosable Special Servicer Fees	363
Discount Yield	289
Dispute Resolution Consultation	425
Dispute Resolution Cut-off Date	425
Distribution Account	354
Distribution Date	300
DMARC	232
Document Defect	331
Dodd-Frank Act	68
DOJ	232
DSCR	155, 242
DTC	326
DTC Participants	326
DTC Rules	327
Due Date	196, 302
Due Diligence Questionnaire	222
Due Period	302
EDGAR	496
EEA	67
Eligible Asset Representations Reviewer	420
Eligible Operating Advisor	414
Enforcing Party	424
Enforcing Servicer	424
Environmental Condition	485, E-1-12
ERISA	461
ESA	171, 253, E-1-12
Escrow/Reserve Mitigating C	256
EU Retention Requirements	67
Euroclear	326
Euroclear Operator	328
Euroclear Participants	328
Excess Interest	197
Excess Interest Distribution Account	354
Excess Liquidation Proceeds Reserve Account	355
Excess Modification Fees	359
Excess Penalty Charges	360
Excess Prepayment Interest Shortfall	314
Exchange Act	219
Excluded Controlling Class Holder	137, 323
Excluded Controlling Class Mortgage Loan	137, 405
Excluded Information	137, 323
Excluded Mortgage Loan	405
Excluded Mortgage Loan Special Servicer	389
Excluded Special Servicer Information	323
Excluded Special Servicer Mortgage Loan	388
Exemption Rating Agency	464
Existing EU Retention Requirements	67
Expected Price	293

Expected Prices	293
FATCA	459
FDIC	123
FETL	15
FIEL	15
Final Asset Status Report	409
Final Dispute Resolution Election Notice	426
Financial Promotion Order	11
FIRREA	253
Fitch	266, 385
Form 8-K	219
FPO Persons	11
FSCMA	15
FSMA	11
Funds	278
Future Outside Servicing Agreement	341
GAAP	285
GACC	150, 231
GACC Data Tape	233
GACC Deal Team	233
GACC Mortgage Loans	150
Grantor Trust	449
Ground Lease	E-1-10
Hard Lockbox	155
High Net Worth Companies, Unincorporated Associations, Etc.	11
Impermissible Risk Retention Affiliate	381
Impermissible TPP Affiliate	381
Indirect Participants	326
Initial Month’s Interest Deposit Amount	302
Initial Pool Balance	149
Initial Rate	197
Initial Requesting Certificateholder	423
In-Place Cash Management	155
Institutional Investor	14
Insurance Rating Requirements	E-1-4
Interest Accrual Amount	307
Interest Accrual Period	307
Interest Distribution Amount	307
Interest Only Mortgage Loans	196
Interest Reserve Account	354
Interest Shortfall	307
Interested Person	399
Interest-Only Certificates	287
Interest-Only Certificates	298
Interest-Only Expected Price	292
Investment Company Act	1
Investor Certification	319
IORPs	68
IRS	450
Issuing Entity	149
JPMDB 2017-C7 Pooling and Servicing Agreement	431
KBRA	266, 385
KKR	285
KKR Opportunity Partners	285
Ladder Capital Group	228
Ladder Capital Review Team	229
Ladder Holdings	227
Largest Tenant	155
Largest Tenant Lease Expiration	155
LCF	150, 227
LCF Data Tape	230
LCF Mortgage Loans	150
Lender Liability Act	486
Lennar	277
Liquidation Fee	361
Liquidation Fee Rate	362
Liquidation Proceeds	362
Loan Combination	149
Loan Combination Custodial Account	354
Loan Per Unit	155
Loss of Value Payment	336
Loss of Value Reserve Fund	355
Losses	274
Lower-Tier Regular Interests	449
Lower-Tier REMIC	449
Lower-Tier REMIC Distribution Account	354
LTV	242
LTV Ratio at Maturity/ARD	155
LUST	172
MAI	375, E-1-13
Major Decision	402
Major Decision Reporting Package	403
Mall of Louisiana Expansion Parcel	204
MAS	13
Master Servicer	265
Master Servicer Remittance Date	350
Material Breach	334
Material Defect	335
Material Document Defect	331
Maturity Date/ARD Loan-to-Value Ratio	155
Maturity Date/ARD LTV Ratio	155
Midland	265
Modeling Assumptions	441
Modification Fees	359
Monthly Payment	301
Moody’s	256, 266, 385
Morningstar	266, 414
Mortgage	149
Mortgage File	330
Mortgage Loan Purchase Agreement	330
Mortgage Loan Schedule	343
Mortgage Loan Sellers	150
Mortgage Loans	149
Mortgage Note	149
Mortgage Pool	149
Mortgage Rate	306
Mortgaged Property	149
Most Recent NOI	156
Net Cash Flow	157
Net Mortgage Pass-Through Rate	306
Net Mortgage Rate	306
Non-Controlling Note	212
Non-Controlling Note Holders	212
Non-Offered Certificates	298
Nonrecoverable Advance	351
Non-Reduced Certificates	320

Non-U.S. Tax Person	459
Notional Amount	299
NRSRO	318, 469
NRSRO Certification	320
Occupancy	156
Occupancy Date	157
Offered Certificates	298
OID Regulations	452
OLA	123
Operating Advisor	280
Operating Advisor Annual Report	411
Operating Advisor Consultation Trigger Event	295, 411
Operating Advisor Consulting Fee	364
Operating Advisor Fee	364
Operating Advisor Fee Rate	364
Operating Advisor Standard	409
Operating Advisor Termination Event	412
Original Balance	157
Other Crossed Loans	337
Outside Certificate Administrator	341
Outside Controlling Class Representative	341
Outside Controlling Note Holder	340
Outside Custodian	341
Outside Depositor	341
Outside Operating Advisor	341
Outside Securitization	341
Outside Serviced Companion Loan	340
Outside Serviced Loan Combination	340
Outside Serviced Mortgage Loan	341
Outside Serviced Pari Passu Companion Loan	340
Outside Serviced Pari Passu Loan Combination	340
Outside Serviced Pari Passu-A/B Loan Combination	341
Outside Serviced Subordinate Companion Loan	341
Outside Servicer	341
Outside Servicer Fee Rate	369
Outside Servicing Agreement	341
Outside Special Servicer	341
Outside Trustee	341
P&I Advance	350
Pads	159
PAR	254
Pari Passu Companion Loan	149
Pari Passu Indemnified Items	384
Pari Passu Indemnified Parties	384
Pari Passu Loan Combination	149
Park Bridge Financial	280
Park Bridge Lender Services	280
Participants	326
Party in Interest	461
Pass-Through Rate	305
PCIS Persons	11
PCO	193
PCR	241
Penalty Charges	359
Percentage Interest	300
Permitted Encumbrances	E-1-3
Permitted Investments	300
Permitted Special Servicer/Affiliate Fees	363
PIPs	114, 176
Plan Asset Regulations	462
Plan Fiduciary	467
PML	244, 249, E-1-5
PNC Bank	284
Pooling and Servicing Agreement	339
Pooling and Servicing Agreement Party Repurchase Request	423
PRC	13
Pre-2019 Securitizations	68
Preliminary Asset Review Report	419
Preliminary Dispute Resolution Election Notice	425
Prepayment Assumption	453
Prepayment Interest Excess	313
Prepayment Interest Shortfall	314
Prepayment Penalty Description	157
Prepayment Provision	157
Prime Rate	351
Principal Balance Certificates	4, 298
Principal Distribution Amount	307
Principal Shortfall	308
Privileged Information	410
Privileged Information Exception	410
Privileged Person	318
Professional Investors	13
Prohibited Prepayment	314
Promotion of Collective Investment Schemes Exemptions Order	11
Property Advances	350
Proposed Course of Action Notice	425
Prospectus	13
Prospectus Directive	12
PTE	464
Qualification Criteria	231, 237
Qualified Investor	12
Qualified Investors	12
Qualified Mortgage	331
Qualified Substitute Mortgage Loan	336
Qualifying CRE Loan Percentage	285
Rated Final Distribution Date	313
Rating Agencies	491
Rating Agency	491
Rating Agency Confirmation	429
Rating Agency Declination	429
RCA	277
RCA PSAs	277
RCA Serviced Mortgage Loans	277
RCM	277
RCRA	486
Realized Loss	315
REC	171
Recognized Collective Investment Scheme	11
Record Date	300
Registration Statement	496

Regular Certificates	298
Regular Interestholder	451
Regular Interests	449
Regulation AB	380
Regulation RR	285
REIT LLLP	227
Related Group	157
Release Date	201
Relevant Member State	12
Relevant Person	14
Relevant Persons	11
REMIC	449
REMIC LTV Test	148
REMIC Regulations	449
REO Account	355
REO Companion Loan	308
REO Loan	309
REO Mortgage Loan	308
REO Property	298
Repurchase Price	335
Repurchase Request	423
Requesting Certificateholder	425
Requesting Holders	378
Requesting Investor	329
Requesting Party	428
Required Credit Risk Retention Percentage	285
Requirements	491
Residual Certificates	298
Resolution Failure	424
Resolved	424
Restricted Group	465
Restricted Party	410
Retaining Parties	285
Retaining Sponsor	285
Retaining Third Party Purchaser	285
Review Materials	418
Revised Rate	197
RevPAR	157
Rialto	150, 235
Rialto Data Tape	236
Rialto Mortgage Loans	150, 235
Rialto Review Team	235
Risk Factors	10
Risk Retention Affiliate	381
Risk Retention Affiliated	381
Rooms	159
RR Certificates	285
Rule 17g-5	320, 393
S&P	266
Scheduled Certificate Interest Payments	291
Scheduled Certificate Principal Payments	287
Scheduled Principal Distribution Amount	307
Scripps	177
SEC	219
Securities Act	380
Securitization Accounts	298
Securitization Regulation	68
SEL	244, 249, E-1-5
Senior Certificates	298
Serviced AB Loan Combination	339
Serviced Companion Loan	339
Serviced Companion Loan Holder	339
Serviced Companion Loan Securities	132, 385
Serviced Loan Combination	339
Serviced Loans	339
Serviced Mortgage Loans	339
Serviced Outside Controlled Companion Loan	340
Serviced Outside Controlled Loan Combination	340
Serviced Outside Controlled Mortgage Loan	340
Serviced Pari Passu Companion Loan	339
Serviced Pari Passu Companion Loan Holder	339
Serviced Pari Passu Loan Combination	339
Serviced Subordinate Companion Loan	339
Serviced Subordinate Companion Loan Holder	339
Servicer Termination Events	384
Servicing Fee	357
Servicing Fee Rate	358
Servicing Function Participant	380
Servicing Shift Companion Loan	341
Servicing Shift Loan Combination	341
Servicing Shift Mortgage Loan	341
Servicing Standard	344
Servicing Transfer Event	345
SFA	13
Similar Law	467
Single-Purpose Entity	E-1-9
SMMEA	469
Soft Lockbox	157
Soft Springing Lockbox	157
Solvency II Regulation	67
Special Servicer	265
Special Servicer Decision	347
Special Servicing Fee	360
Special Servicing Fee Rate	360
Specially Serviced Loan	345
Split Mortgage Loan	149
Sponsors	151, 220
Springing Cash Management	157
Springing Lockbox	157
Standard Qualifications	E-1-1
Startup Day	449
Stated Principal Balance	308
Structured Product	13
Subject Loans	365, 368
Subordinate Certificates	298
Subordinate Companion Loan	149
Sub-Servicing Agreement	349
Summary of Terms	10
Swap Curve Interpolated Yield	288
Swap Priced Expected Price	291
Swap Priced Principal Balance Certificates	287
Target Price	290
TCO	193

Termination Purchase Amount	430
Terms and Conditions	328
Tests	418
Third Party Report	151
TIA	69
Title Exception	E-1-2
Title Policy	E-1-2
Title V	489
Trailing 12 NOI	156
Transaction Parties	467
TRIA	E-1-8
TRIPRA	122
TRS LLLP	227
Trust REMICs	449
Trustee	262
Trustee/Certificate Administrator Fee	364
Trustee/Certificate Administrator Fee Rate	364
U.S. Tax Person	459
UBS 2017-C4 Pooling and Servicing Agreement	432
UCC	E-1-2
UCITS	68
Underwriter Entities	129
Underwriter Exemption	464
Underwriting Agreement	494
Underwritten EGI	158
Underwritten Expenses	157
Underwritten NCF	157
Underwritten NCF DSCR	155
Underwritten Net Cash Flow	157
Underwritten Net Operating Income	158
Underwritten NOI	158
Underwritten Revenues	158
Units	159
Unscheduled Principal Distribution Amount	308
Unsolicited Information	418
Updated Appraisal	395
Upper-Tier REMIC	449
Upper-Tier REMIC Distribution Account	354
UST	172
UW NCF DSCR	155
Volcker Rule	69
Voting Rights	325
WAC Rate	306
Weighted Average Mortgage Rate	159
Withheld Amounts	354
Workout Fee	360
Workout Fee Rate	361
Workout-Delayed Reimbursement Amount	353
WTNA	262
Yield Curve Interpolated Yield	291
Yield Priced Expected Price	293
Yield Priced Principal Balance Certificates	287
YM Group A	312
YM Group BC	312
YM Group D	312
YM Groups	312
Zoning Regulations	E-1-7

ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

(THIS PAGE INTENTIONALLY LEFT BLANK)

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State	Zip Code
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	NAP	NAP	195 Summer Street	Boston	Massachusetts	02210
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	NAP	NAP	700 2nd Street Northeast	Washington	District of Columbia	20002
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel	NAP	NAP	127 West Huron Street	Chicago	Illinois	60654
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	NAP	NAP	11211 120th Avenue	Pleasant Prairie	Wisconsin	53158
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation	Group 1	NAP	5900 Optical Court	San Jose	California	95138
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX	NAP	NAP	5855 West Century Boulevard	Los Angeles	California	90045
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville	NAP	NAP	311 South 4th Street	Louisville	Kentucky	40202
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio	NAP	NAP
8.01	Property				Corporate Woods - Building 82			10851 Mastin Boulevard	Overland Park	Kansas	66210
8.02	Property				Corporate Woods - Building 40			9401 Indian Creek Parkway	Overland Park	Kansas	66210
8.03	Property				Corporate Woods - Building 84			10801 Mastin Boulevard	Overland Park	Kansas	66210
8.04	Property				Corporate Woods - Building 32			9225 Indian Creek Parkway	Overland Park	Kansas	66210
8.05	Property				Corporate Woods - Building 34			10950 Grandview Drive	Overland Park	Kansas	66210
8.06	Property				Corporate Woods - Building 14			8717 West 110th Street	Overland Park	Kansas	66210
8.07	Property				Corporate Woods - Building 70			9900 West 109th Street	Overland Park	Kansas	66210
8.08	Property				Corporate Woods - Building 9			9200 Indian Creek Parkway	Overland Park	Kansas	66210
8.09	Property				Corporate Woods - Building 6			8900 Indian Creek Parkway	Overland Park	Kansas	66210
8.10	Property				Corporate Woods - Building 12			10975 Benson Drive	Overland Park	Kansas	66210
8.11	Property				Corporate Woods - Building 27			10975 Grandview Drive	Overland Park	Kansas	66210
8.12	Property				Corporate Woods - Building 51			9393 West 110th Street	Overland Park	Kansas	66210
8.13	Property				Corporate Woods - Building 55			9300 West 110th Street	Overland Park	Kansas	66210
8.14	Property				Corporate Woods - Building 65			9900 College Boulevard	Overland Park	Kansas	66210
8.15	Property				Corporate Woods - Building 3			8700 Indian Creek Parkway	Overland Park	Kansas	66210
8.16	Property				Corporate Woods - Building 75			10800 Farley Street	Overland Park	Kansas	66210
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street	NAP	NAP	50 Varick Street	New York	New York	10013
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	NAP	NAP	6401 Bluebonnet Boulevard, 9168 Mall of Louisiana Boulevard and 9330 Mall of Louisiana Boulevard	Baton Rouge	Louisiana	70836
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	NAP	NAP	168 North Flowers Mill Road	Langhorne	Pennsylvania	19047
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio	NAP	NAP
12.01	Property				Shops & Gym at Durango Arby Plaza			7070 South Durango Drive	Las Vegas	Nevada	89113
12.02	Property				The Village at Craig Road			3277 West Craig Road	Las Vegas	Nevada	89032
12.03	Property				Shops at Boca Park			8950 West Charleston Boulevard	Las Vegas	Nevada	89117
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre	NAP	NAP	3300, 3301 & 3305 North Torrey Pines Court	San Diego	California	92037
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno	Group 1	NAP	9295 Prototype Drive	Reno	Nevada	89521
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	NAP	NAP	200 East 94th Street	New York	New York	10128
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio	NAP	NAP
16.01	Property				416 West 23rd Street			416 West 23rd Street	New York	New York	10011
16.02	Property				454 West 22nd Street			454 West 22nd Street	New York	New York	10011
16.03	Property				307 West 29th Street			307 West 29th Street	New York	New York	10001
16.04	Property				313 West 29th Street			313 West 29th Street	New York	New York	10001
16.05	Property				466 West 23rd Street			466 West 23rd Street	New York	New York	10011
16.06	Property				326 West 23rd Street			326 West 23rd Street	New York	New York	10011
16.07	Property				456 West 22nd Street			456 West 22nd Street	New York	New York	10011
16.08	Property				309 West 29th Street			309 West 29th Street	New York	New York	10001
16.09	Property				310 West 22nd Street			310 West 22nd Street	New York	New York	10011
16.10	Property				348 West 21st Street			348 West 21st Street	New York	New York	10011
16.11	Property				339 West 19th Street			339 West 19th Street	New York	New York	10011
16.12	Property				341 West 19th Street			341 West 19th Street	New York	New York	10011
16.13	Property				431 West 22nd Street			431 West 22nd Street	New York	New York	10011
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City	NAP	NAP	1800 Jefferson Davis Highway	Arlington	Virginia	22202
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue	NAP	NAP	164 Fifth Avenue	New York	New York	10010
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	NAP	NAP	2100 West Loop South	Houston	Texas	77027
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III	NAP	NAP
20.01	Property				Capital Center II			11040, 11050, 11060, 11070, 11080 & 11090 White Rock Road	Rancho Cordova	California	95670
20.02	Property				Capital Center III			11000, 11010, 11020 & 11030 White Rock Road	Rancho Cordova	California	95670
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights	NAP	NAP	850 South Miami Avenue	Miami	Florida	33130
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue	NAP	NAP	5 Rose Avenue	Los Angeles	California	90291
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village	NAP	NAP	1-27 Independence Drive	Methuen	Massachusetts	01844
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio	NAP	NAP
24.01	Property				Worcester			220 Grafton Street	Worcester	Massachusetts	01604
24.02	Property				New Bedford			2968 Acushnet Avenue	New Bedford	Massachusetts	02745
24.03	Property				Staten Island			1579 Forest Avenue	Staten Island	New York	10302
24.04	Property				Windham			741 Roosevelt Trail	Windham	Maine	04062
24.05	Property				Yarmouth			1041 Route 28	South Yarmouth	Massachusetts	02664
24.06	Property				Hampstead			288 Sandown Road	East Hampstead	New Hampshire	03826
24.07	Property				Woodbury			343 South Broad Street	Woodbury	New Jersey	08096
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	NAP	NAP	1105 North Market Street	Wilmington	Delaware	19801
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	NAP	NAP	23323-23453 Lyons Avenue	Valencia	California	91355
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio	NAP	NAP
27.01	Property				Saddleback MHC			162 Blackhawk Trail	Battlement Mesa	Colorado	81635
27.02	Property				Tamarisk MHC			31 Oro Court	Parachute	Colorado	81635
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie	NAP	NAP	605 South Normandie Avenue	Los Angeles	California	90005
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway	NAP	NAP	1704 Automation Parkway	San Jose	California	95131
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600	Group 2	NAP	9000 Southside Boulevard Building 600	Jacksonville	Florida	32256
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	NAP	NAP	2810 East Trinity Mills Road	Carrollton	Texas	75006
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	NAP	NAP	2208-2290 Golden Gate Drive	Greensboro	North Carolina	27405
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick	NAP	NAP	580 Millennium Boulevard	Brunswick	Georgia	31525
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	NAP	NAP	2015 West Highway 54	Peachtree City	Georgia	30269
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV	NAP	NAP
35.01	Property				Highland Green MHC			950 Danielsville Road	Athens	Georgia	30601
35.02	Property				Commerce MHC			292 Crestwood Circle	Commerce	Georgia	30529
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village	NAP	NAP	400 Hickory Street	Fort Collins	Colorado	80524
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim	NAP	NAP	1441 East Washington Street	Sequim	Washington	98382
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	NAP	NAP	2700 Northeast Expressway	Atlanta	Georgia	30345
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	NAP	NAP	5945-5965 Pacific Center Boulevard, 5940 Pacific Mesa Court and 10151-10211 Pacific Mesa Boulevard	San Diego	California	92121
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	NAP	NAP	101, 102 and 104 Corporate Boulevard	West Columbia	South Carolina	29169
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot	NAP	NAP	500 South Broadway	St. Louis	Missouri	63102
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage	NAP	NAP	1952 West 820 North & 2024 West 820 North	Provo	Utah	84601
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street	NAP	NAP	1600 Main Street	Venice	California	90291
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	NAP	NAP	2360 Pike Street	Parkersburg	West Virginia	26101
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	NAP	NAP	650 Henderson Drive	Cartersville	Georgia	30120
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	NAP	NAP	32605 & 32675 Temecula Parkway	Temecula	California	92592
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments	NAP	NAP	276 Grouse Drive	Elizabeth	Pennsylvania	15037
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill	NAP	NAP	4564 US Highway 17	Richmond Hill	Georgia	31324
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	NAP	NAP	6333 Kalamazoo Avenue Southeast	Grand Rapids	Michigan	49508
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee	NAP	NAP	8212 Liberty Road	Windsor Mill	Maryland	21244
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC	NAP	NAP	5460 Harlan Street	Arvada	Colorado	80002
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach	NAP	NAP	5665 US 1	Vero Beach	Florida	32967
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	NAP	NAP	35535 Euclid Avenue	Willoughby	Ohio	44094
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	NAP	NAP	2615 Pleasant Hill Road	Duluth	Georgia	30096
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments	NAP	NAP	32-48 Huntington Street	Hartford	Connecticut	06105
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	NAP	NAP	635 Dacula Road	Dacula	Georgia	30019
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford	Group 2	NAP	3001 Okoboji Avenue	Milford	Iowa	51351

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	General Property Type	Detailed Property Type	Year Built	Year Renovated	Units, Pads, Rooms, SF	Unit Description	Loan Per Unit ($)	Ownership Interest
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	Mixed Use	Office/Retail	1899	1988	200,775	SF	373.55	Leasehold
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	Office	CBD	2009	NAP	517,653	SF	367.04	Fee Simple
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel	Hospitality	Full Service	2014	NAP	221	Rooms	214,932.13	Fee Simple
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	Retail	Outlet Center	1987, 1989, 2006	NAP	402,615	SF	360.15	Fee Simple
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation	Office	Suburban	2002	NAP	191,276	SF	208.60	Fee Simple
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX	Hospitality	Full Service	1973	2017	1,004	Rooms	144,733.63	Fee Simple
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville	Hospitality	Full Service	1978	2016	393	Rooms	98,066.16	Fee Simple
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio	Various	Various			2,033,179	SF	108.68	Fee Simple
8.01	Property				Corporate Woods - Building 82	Office	Suburban	2001	NAP	245,413	SF		Fee Simple
8.02	Property				Corporate Woods - Building 40	Office	Suburban	1981	NAP	300,043	SF		Fee Simple
8.03	Property				Corporate Woods - Building 84	Office	Suburban	1998	NAP	241,573	SF		Fee Simple
8.04	Property				Corporate Woods - Building 32	Office	Suburban	1985	NAP	208,244	SF		Fee Simple
8.05	Property				Corporate Woods - Building 34	Office	Suburban	1978	NAP	97,023	SF		Fee Simple
8.06	Property				Corporate Woods - Building 14	Office	Suburban	1981	NAP	120,385	SF		Fee Simple
8.07	Property				Corporate Woods - Building 70	Office	Suburban	1987	NAP	100,809	SF		Fee Simple
8.08	Property				Corporate Woods - Building 9	Office	Suburban	1984	NAP	99,400	SF		Fee Simple
8.09	Property				Corporate Woods - Building 6	Office	Suburban	1979	NAP	108,395	SF		Fee Simple
8.10	Property				Corporate Woods - Building 12	Office	Suburban	1986	NAP	98,648	SF		Fee Simple
8.11	Property				Corporate Woods - Building 27	Office	Suburban	1978	NAP	96,518	SF		Fee Simple
8.12	Property				Corporate Woods - Building 51	Office	Suburban	1977	NAP	89,789	SF		Fee Simple
8.13	Property				Corporate Woods - Building 55	Office	Suburban	1977	NAP	89,221	SF		Fee Simple
8.14	Property				Corporate Woods - Building 65	Retail	Unanchored	1982	NAP	28,612	SF		Fee Simple
8.15	Property				Corporate Woods - Building 3	Office	Suburban	1979	NAP	60,950	SF		Fee Simple
8.16	Property				Corporate Woods - Building 75	Office	Suburban	1980	NAP	48,156	SF		Fee Simple
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street	Office	CBD	1960	2013	158,574	SF	491.19	Fee Simple
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	Retail	Super Regional Mall	1997	2008	776,789	SF	418.39	Fee Simple
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	Retail	Anchored	1997	NAP	156,812	SF	178.56	Fee Simple
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio	Retail	Various			147,429	SF	183.14	Fee Simple
12.01	Property				Shops & Gym at Durango Arby Plaza	Retail	Anchored	2015	NAP	60,250	SF		Fee Simple
12.02	Property				The Village at Craig Road	Retail	Anchored	2008	NAP	73,179	SF		Fee Simple
12.03	Property				Shops at Boca Park	Retail	Unanchored	2003	NAP	14,000	SF		Fee Simple
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre	Office	Suburban	1977	NAP	60,278	SF	418.06	Fee Simple
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno	Mixed Use	Office/Industrial	1996	2001, 2003, 2005	1,251,179	SF	63.94	Fee Simple
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	Mixed Use	Retail/Office/Parking	1985	2015	47,550	SF	525.76	Fee Simple
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio	Multifamily	Mid Rise			146	Units	513,698.63	Fee Simple
16.01	Property				416 West 23rd Street	Multifamily	Mid Rise	1900	2016-2017	25	Units		Fee Simple
16.02	Property				454 West 22nd Street	Multifamily	Mid Rise	1900	2016-2017	16	Units		Fee Simple
16.03	Property				307 West 29th Street	Multifamily	Mid Rise	1900	2016-2017	17	Units		Fee Simple
16.04	Property				313 West 29th Street	Multifamily	Mid Rise	1900	2016-2017	10	Units		Fee Simple
16.05	Property				466 West 23rd Street	Multifamily	Mid Rise	1930	2016-2017	10	Units		Fee Simple
16.06	Property				326 West 23rd Street	Multifamily	Mid Rise	1900	2016-2017	8	Units		Fee Simple
16.07	Property				456 West 22nd Street	Multifamily	Mid Rise	1920	2016-2017	12	Units		Fee Simple
16.08	Property				309 West 29th Street	Multifamily	Mid Rise	1900	2016-2017	8	Units		Fee Simple
16.09	Property				310 West 22nd Street	Multifamily	Mid Rise	1900	2016-2017	12	Units		Fee Simple
16.10	Property				348 West 21st Street	Multifamily	Mid Rise	1920	2016-2017	10	Units		Fee Simple
16.11	Property				339 West 19th Street	Multifamily	Mid Rise	1900	2016-2017	5	Units		Fee Simple
16.12	Property				341 West 19th Street	Multifamily	Mid Rise	1900	2016-2017	6	Units		Fee Simple
16.13	Property				431 West 22nd Street	Multifamily	Mid Rise	1900	2016-2017	7	Units		Fee Simple
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City	Hospitality	Full Service	1984	2014	220	Rooms	218,181.82	Fee Simple
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue	Retail	Single Tenant Retail	1918	2004	16,280	SF	1,397.42	Fee Simple
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	Office	Suburban	1974	2014	162,515	SF	137.83	Fee Simple
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III	Office	Suburban			530,365	SF	91.21	Fee Simple
20.01	Property				Capital Center II	Office	Suburban	1984, 1985	NAP	313,266	SF		Fee Simple
20.02	Property				Capital Center III	Office	Suburban	1984, 1985	NAP	217,099	SF		Fee Simple
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights	Retail	Anchored	2017	NAP	38,679	SF	542.93	Fee Simple
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue	Multifamily	Mid Rise	1912	2009-2010	59	Units	330,508.47	Fee Simple
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village	Multifamily	Garden	1970-1978	2017	148	Units	118,074.32	Fee Simple
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio	Retail	Various			93,694	SF	513.91	Various
24.01	Property				Worcester	Retail	Single Tenant Retail	2007	NAP	13,354	SF		Fee Simple
24.02	Property				New Bedford	Retail	Single Tenant Retail	2007	NAP	15,272	SF		Fee Simple/Leasehold
24.03	Property				Staten Island	Retail	Single Tenant Retail	2007	NAP	11,056	SF		Fee Simple
24.04	Property				Windham	Retail	Unanchored	2007	NAP	15,331	SF		Fee Simple
24.05	Property				Yarmouth	Retail	Single Tenant Retail	2007	NAP	9,996	SF		Fee Simple
24.06	Property				Hampstead	Retail	Single Tenant Retail	2007	NAP	15,035	SF		Fee Simple
24.07	Property				Woodbury	Retail	Single Tenant Retail	2007	NAP	13,650	SF		Fee Simple
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	Office	CBD	1970	2005	157,714	SF	98.91	Fee Simple
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	Retail	Anchored	1966	2011	103,641	SF	138.78	Fee Simple
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio	Manufactured Housing	Manufactured Housing			596	Pads	22,776.85	Fee Simple
27.01	Property				Saddleback MHC	Manufactured Housing	Manufactured Housing	1981	NAP	312	Pads		Fee Simple
27.02	Property				Tamarisk MHC	Manufactured Housing	Manufactured Housing	1983	NAP	284	Pads		Fee Simple
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie	Hospitality	Full Service	1926	2011-2015	94	Rooms	129,935.32	Fee Simple
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway	Office	Suburban	1997	2015	84,208	SF	140.43	Fee Simple
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600	Office	Suburban	1989	2017	297,026	SF	100.78	Fee Simple
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	Retail	Anchored	1985	2017	126,838	SF	76.48	Fee Simple
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	Retail	Anchored	1962, 1987	2014	153,807	SF	62.55	Fee Simple
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick	Hospitality	Select Service	2005	2012	93	Rooms	102,570.17	Fee Simple
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	Retail	Anchored	2016	NAP	43,199	SF	197.11	Fee Simple
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV	Manufactured Housing	Manufactured Housing			363	Pads	22,589.53	Various
35.01	Property				Highland Green MHC	Manufactured Housing	Manufactured Housing	1971	NAP	271	Pads		Fee Simple/Leasehold
35.02	Property				Commerce MHC	Manufactured Housing	Manufactured Housing	1987	NAP	92	Pads		Fee Simple
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village	Manufactured Housing	Manufactured Housing	1972	NAP	204	Pads	39,898.37	Fee Simple
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim	Hospitality	Limited Service	2010	NAP	77	Rooms	103,896.10	Fee Simple
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	Industrial	Flex	1980	2005, 2006	110,113	SF	65.39	Fee Simple
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	Industrial	Flex	1988	NAP	139,340	SF	50.95	Leasehold
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	Industrial	Flex/Warehouse	1984-1987	NAP	110,644	SF	60.93	Fee Simple
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot	Other	Parking	1971	2016	111,514	SF	53.80	Fee Simple
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage	Self Storage	Self Storage	1980, 2013	NAP	62,650	SF	95.65	Fee Simple
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street	Office	Suburban	1983	2016	9,050	SF	607.73	Fee Simple
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	Retail	Anchored	1974	NAP	167,769	SF	31.23	Fee Simple
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	Mixed Use	Office/Retail	2003, 2004, 2005	NAP	62,087	SF	84.15	Fee Simple
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	Mixed Use	Office/Retail	2005	NAP	61,504	SF	81.30	Fee Simple
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments	Multifamily	Garden	1980-2002	NAP	90	Units	55,444.61	Fee Simple
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill	Hospitality	Limited Service	2005	NAP	59	Rooms	63,559.32	Fee Simple
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	Retail	Shadow Anchored	2001, 2003	NAP	21,235	SF	171.89	Fee Simple
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee	Land	Retail	1972	NAP	92,554	SF	39.17	Fee Simple
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC	Manufactured Housing	Manufactured Housing	1960	NAP	74	Pads	43,818.97	Fee Simple
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach	Self Storage	Self Storage	2000	NAP	42,550	SF	75.49	Fee Simple
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	Retail	Unanchored	1986	2012	20,514	SF	153.37	Fee Simple
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	Retail	Shadow Anchored	2005	NAP	13,020	SF	199.69	Fee Simple
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments	Multifamily	Garden	1964-1968	2002	68	Units	35,218.70	Fee Simple
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	Retail	Unanchored	2015	NAP	9,600	SF	218.75	Fee Simple
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford	Retail	Single Tenant Retail	2017	NAP	9,100	SF	107.69	Fee Simple

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Original Balance ($)	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)	Net Mortgage Loan Rate (%)	Monthly Debt Service ($) (2)
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	75,000,000	75,000,000	75,000,000	7.7%	75,000,000	4.49530%	0.02376%	4.47154%	284,858.42
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	50,000,000	50,000,000	50,000,000	5.1%	50,000,000	3.60000%	0.01376%	3.58624%	152,083.33
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel	47,500,000	47,500,000	47,500,000	4.9%	43,779,635	4.96000%	0.01376%	4.94624%	253,830.34
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	41,000,000	41,000,000	41,000,000	4.2%	41,000,000	3.99500%	0.01376%	3.98124%	138,391.61
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation	39,900,000	39,900,000	39,900,000	4.1%	36,308,785	4.16000%	0.03376%	4.12624%	194,187.47
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX	40,000,000	39,689,333	39,689,333	4.1%	33,010,006	5.11400%	0.01725%	5.09675%	217,524.14
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville	38,540,000	38,540,000	38,540,000	3.9%	36,501,341	4.04000%	0.01376%	4.02624%	184,885.72
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio	35,625,000	35,577,660	35,577,660	3.6%	28,749,282	4.45000%	0.01376%	4.43624%	179,449.81
8.01	Property				Corporate Woods - Building 82			5,538,316	0.6%
8.02	Property				Corporate Woods - Building 40			5,213,241	0.5%
8.03	Property				Corporate Woods - Building 84			5,080,803	0.5%
8.04	Property				Corporate Woods - Building 32			3,828,662	0.4%
8.05	Property				Corporate Woods - Building 34			1,854,132	0.2%
8.06	Property				Corporate Woods - Building 14			1,733,734	0.2%
8.07	Property				Corporate Woods - Building 70			1,649,455	0.2%
8.08	Property				Corporate Woods - Building 9			1,541,097	0.2%
8.09	Property				Corporate Woods - Building 6			1,529,057	0.2%
8.10	Property				Corporate Woods - Building 12			1,504,977	0.2%
8.11	Property				Corporate Woods - Building 27			1,468,858	0.2%
8.12	Property				Corporate Woods - Building 51			1,264,181	0.1%
8.13	Property				Corporate Woods - Building 55			1,240,101	0.1%
8.14	Property				Corporate Woods - Building 65			794,628	0.1%
8.15	Property				Corporate Woods - Building 3			794,628	0.1%
8.16	Property				Corporate Woods - Building 75			541,792	0.1%
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street	35,000,000	35,000,000	35,000,000	3.6%	35,000,000	4.15000%	0.01376%	4.13624%	122,722.80
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	28,000,000	28,000,000	28,000,000	2.9%	24,208,550	3.98400%	0.01376%	3.97024%	133,418.13
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	28,000,000	28,000,000	28,000,000	2.9%	25,703,831	4.70000%	0.01376%	4.68624%	145,218.59
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio	27,000,000	27,000,000	27,000,000	2.8%	20,619,194	4.40000%	0.05126%	4.34874%	148,546.36
12.01	Property				Shops & Gym at Durango Arby Plaza			14,062,500	1.4%
12.02	Property				The Village at Craig Road			7,009,500	0.7%
12.03	Property				Shops at Boca Park			5,928,000	0.6%
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre	25,200,000	25,200,000	25,200,000	2.6%	22,081,627	4.55000%	0.03376%	4.51624%	128,434.45
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno	25,000,000	25,000,000	25,000,000	2.6%	22,788,068	4.25906%	0.01376%	4.24530%	123,117.61
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	25,000,000	25,000,000	25,000,000	2.6%	25,000,000	3.25000%	0.03376%	3.21624%	68,648.73
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio	25,000,000	25,000,000	25,000,000	2.6%	25,000,000	4.71200%	0.03376%	4.67824%	99,530.09
16.01	Property				416 West 23rd Street			5,590,075	0.6%
16.02	Property				454 West 22nd Street			3,666,382	0.4%
16.03	Property				307 West 29th Street			2,173,466	0.2%
16.04	Property				313 West 29th Street			1,837,340	0.2%
16.05	Property				466 West 23rd Street			1,717,003	0.2%
16.06	Property				326 West 23rd Street			1,694,570	0.2%
16.07	Property				456 West 22nd Street			1,469,210	0.2%
16.08	Property				309 West 29th Street			1,385,398	0.1%
16.09	Property				310 West 22nd Street			1,322,298	0.1%
16.10	Property				348 West 21st Street			1,317,686	0.1%
16.11	Property				339 West 19th Street			1,208,926	0.1%
16.12	Property				341 West 19th Street			818,924	0.1%
16.13	Property				431 West 22nd Street			798,722	0.1%
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City	24,000,000	24,000,000	24,000,000	2.5%	24,000,000	4.51100%	0.03376%	4.47724%	91,473.06
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue	22,750,000	22,750,000	22,750,000	2.3%	22,750,000	4.01990%	0.03376%	3.98614%	77,269.08
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	22,400,000	22,400,000	22,400,000	2.3%	21,260,401	4.24500%	0.01376%	4.23124%	110,128.98
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III	21,500,000	21,443,357	21,443,357	2.2%	17,239,417	4.26400%	0.01376%	4.25024%	105,943.36
20.01	Property				Capital Center II			12,114,392	1.2%
20.02	Property				Capital Center III			9,328,966	1.0%
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights	21,000,000	21,000,000	21,000,000	2.1%	21,000,000	4.47600%	0.01376%	4.46224%	79,417.92
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue	19,500,000	19,500,000	19,500,000	2.0%	19,500,000	4.68300%	0.06126%	4.62174%	77,155.68
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village	17,475,000	17,475,000	17,475,000	1.8%	17,475,000	4.73000%	0.01376%	4.71624%	69,837.30
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio	16,150,000	16,150,000	16,150,000	1.7%	15,179,007	5.04000%	0.01376%	5.02624%	87,091.93
24.01	Property				Worcester			2,980,529	0.3%
24.02	Property				New Bedford			2,455,325	0.3%
24.03	Property				Staten Island			2,389,675	0.2%
24.04	Property				Windham			2,205,854	0.2%
24.05	Property				Yarmouth			2,166,463	0.2%
24.06	Property				Hampstead			1,982,642	0.2%
24.07	Property				Woodbury			1,969,512	0.2%
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	15,600,000	15,600,000	15,600,000	1.6%	12,788,847	4.91500%	0.01376%	4.90124%	82,935.66
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	14,400,000	14,383,072	14,383,072	1.5%	13,303,403	5.11800%	0.03376%	5.08424%	78,344.11
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio	13,575,000	13,575,000	13,575,000	1.4%	11,934,614	4.69500%	0.01376%	4.68124%	70,364.29
27.01	Property				Saddleback MHC			8,342,000	0.9%
27.02	Property				Tamarisk MHC			5,233,000	0.5%
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie	12,250,000	12,213,920	12,213,920	1.3%	9,339,168	5.54700%	0.03376%	5.51324%	75,569.94
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway	11,825,000	11,825,000	11,825,000	1.2%	11,825,000	4.58000%	0.03376%	4.54624%	45,758.92
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600	9,935,000	9,935,000	9,935,000	1.0%	9,935,000	5.02000%	0.01376%	5.00624%	42,138.66
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	9,700,000	9,700,000	9,700,000	1.0%	9,136,457	5.22300%	0.03376%	5.18924%	53,401.66
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	9,620,000	9,620,000	9,620,000	1.0%	8,224,025	4.53400%	0.01376%	4.52024%	48,937.66
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick	9,550,000	9,539,025	9,539,025	1.0%	7,911,415	5.24000%	0.01376%	5.22624%	52,676.32
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	8,515,000	8,515,000	8,515,000	0.9%	8,515,000	4.28000%	0.01376%	4.26624%	30,791.97
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV	8,200,000	8,200,000	8,200,000	0.8%	7,122,287	5.15000%	0.01376%	5.13624%	44,774.15
35.01	Property				Highland Green MHC			5,300,000	0.5%
35.02	Property				Commerce MHC			2,900,000	0.3%
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village	8,150,000	8,139,268	8,139,268	0.8%	6,588,362	4.50000%	0.01376%	4.48624%	41,294.85
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim	8,000,000	8,000,000	8,000,000	0.8%	5,986,440	5.02500%	0.01376%	5.01124%	46,883.80
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	7,200,000	7,200,000	7,200,000	0.7%	6,800,303	4.67000%	0.01376%	4.65624%	37,212.21
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	7,100,000	7,100,000	7,100,000	0.7%	7,100,000	4.10000%	0.01376%	4.08624%	24,595.25
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	6,750,000	6,741,335	6,741,335	0.7%	5,482,733	4.64000%	0.01376%	4.62624%	34,765.04
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot	6,000,000	6,000,000	6,000,000	0.6%	6,000,000	5.25000%	0.08126%	5.16874%	26,614.58
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage	6,000,000	5,992,677	5,992,677	0.6%	4,918,496	4.91500%	0.01376%	4.90124%	31,898.33
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street	5,500,000	5,500,000	5,500,000	0.6%	5,500,000	4.62450%	0.03376%	4.59074%	21,490.01
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	5,250,000	5,239,625	5,239,625	0.5%	3,762,573	3.89000%	0.01376%	3.87624%	27,393.56
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	5,250,000	5,224,813	5,224,813	0.5%	4,280,557	4.75000%	0.03376%	4.71624%	27,386.49
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	5,000,000	5,000,000	5,000,000	0.5%	4,578,454	4.54100%	0.03376%	4.50724%	25,456.22
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments	5,000,000	4,990,015	4,990,015	0.5%	4,651,703	5.60000%	0.01376%	5.58624%	28,703.95
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill	3,750,000	3,750,000	3,750,000	0.4%	2,829,004	5.25000%	0.01376%	5.23624%	22,471.79
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	3,650,000	3,650,000	3,650,000	0.4%	3,156,792	4.98000%	0.06126%	4.91874%	19,549.40
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee	3,625,000	3,625,000	3,625,000	0.4%	3,625,000	4.15350%	0.08126%	4.07224%	12,721.30
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC	3,250,000	3,242,604	3,242,604	0.3%	2,670,522	4.98500%	0.01376%	4.97124%	17,416.92
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach	3,212,000	3,212,000	3,212,000	0.3%	3,013,195	4.88200%	0.03376%	4.84824%	17,011.82
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	3,150,000	3,146,319	3,146,319	0.3%	2,602,023	5.15000%	0.03376%	5.11624%	17,199.83
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	2,600,000	2,600,000	2,600,000	0.3%	2,324,267	4.95000%	0.01376%	4.93624%	13,878.02
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments	2,400,000	2,394,872	2,394,872	0.2%	1,991,229	5.28500%	0.01376%	5.27124%	13,304.96
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	2,100,000	2,100,000	2,100,000	0.2%	1,807,303	4.79000%	0.01376%	4.77624%	11,005.28
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford	980,000	980,000	980,000	0.1%	980,000	5.06000%	0.01376%	5.04624%	4,189.73

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Annual Debt Service ($)	Pari Companion Loan Monthly Debt Service ($)	Pari Companion Loan Annual Debt Service ($)	Amortization Type	Interest Accrual Method	Seasoning (Mos.)	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	3,418,301.04			Interest Only	Actual/360	1	120	119	120	119
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	1,824,999.96	425,833.33	5,109,999.96	Interest Only	Actual/360	0	121	121	121	121
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel	3,045,964.08			Amortizing	Actual/360	0	0	0	60	60
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	1,660,699.32	351,042.13	4,212,505.56	Interest Only	Actual/360	1	120	119	120	119
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation	2,330,249.64			Interest Only, Then Amortizing	Actual/360	0	60	60	120	120
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX	2,610,289.68	578,886.12	6,946,633.44	Amortizing	Actual/360	7	0	0	120	113
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville	2,218,628.64			Interest Only, Then Amortizing	Actual/360	3	84	81	120	117
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio	2,153,397.72	935,027.95	11,220,335.40	Amortizing	Actual/360	1	0	0	120	119
8.01	Property				Corporate Woods - Building 82
8.02	Property				Corporate Woods - Building 40
8.03	Property				Corporate Woods - Building 84
8.04	Property				Corporate Woods - Building 32
8.05	Property				Corporate Woods - Building 34
8.06	Property				Corporate Woods - Building 14
8.07	Property				Corporate Woods - Building 70
8.08	Property				Corporate Woods - Building 9
8.09	Property				Corporate Woods - Building 6
8.10	Property				Corporate Woods - Building 12
8.11	Property				Corporate Woods - Building 27
8.12	Property				Corporate Woods - Building 51
8.13	Property				Corporate Woods - Building 55
8.14	Property				Corporate Woods - Building 65
8.15	Property				Corporate Woods - Building 3
8.16	Property				Corporate Woods - Building 75
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street	1,472,673.60	150,388.03	1,804,656.36	Interest Only	Actual/360	1	120	119	120	119
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	1,601,017.56	1,415,185.21	16,982,222.52	Interest Only, Then Amortizing	Actual/360	2	36	34	120	118
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	1,742,623.08			Interest Only, Then Amortizing	Actual/360	0	60	60	120	120
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio	1,782,556.32			Interest Only, Then Amortizing	Actual/360	1	12	11	120	119
12.01	Property				Shops & Gym at Durango Arby Plaza
12.02	Property				The Village at Craig Road
12.03	Property				Shops at Boca Park
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre	1,541,213.40			Interest Only, Then Amortizing	Actual/360	0	36	36	120	120
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno	1,477,411.32	270,858.74	3,250,304.88	Interest Only, Then Amortizing	Actual/360	3	60	57	120	117
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	823,784.76			Interest Only	Actual/360	4	120	116	120	116
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio	1,194,361.08	199,060.19	2,388,722.28	Interest Only	Actual/360	1	120	119	120	119
16.01	Property				416 West 23rd Street
16.02	Property				454 West 22nd Street
16.03	Property				307 West 29th Street
16.04	Property				313 West 29th Street
16.05	Property				466 West 23rd Street
16.06	Property				326 West 23rd Street
16.07	Property				456 West 22nd Street
16.08	Property				309 West 29th Street
16.09	Property				310 West 22nd Street
16.10	Property				348 West 21st Street
16.11	Property				339 West 19th Street
16.12	Property				341 West 19th Street
16.13	Property				431 West 22nd Street
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City	1,097,676.72	91,473.06	1,097,676.72	Interest Only	Actual/360	2	120	118	120	118
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue	927,228.96			Interest Only	Actual/360	3	120	117	120	117
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	1,321,547.76			Interest Only, Then Amortizing	Actual/360	0	24	24	60	60
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III	1,271,320.32	133,045.16	1,596,541.92	Amortizing	Actual/360	2	0	0	120	118
20.01	Property				Capital Center II
20.02	Property				Capital Center III
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights	953,015.04			Interest Only	Actual/360	2	120	118	120	118
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue	925,868.16			Interest Only	Actual/360	3	120	117	120	117
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village	838,047.60			Interest Only	Actual/360	1	120	119	120	119
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio	1,045,103.16	172,566.05	2,070,792.60	Interest Only, Then Amortizing - ARD	Actual/360	1	72	71	120	119
24.01	Property				Worcester
24.02	Property				New Bedford
24.03	Property				Staten Island
24.04	Property				Windham
24.05	Property				Yarmouth
24.06	Property				Hampstead
24.07	Property				Woodbury
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	995,227.92			Amortizing	Actual/360	0	0	0	120	120
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	940,129.32			Amortizing	Actual/360	1	0	0	60	59
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio	844,371.48			Interest Only, Then Amortizing	Actual/360	2	36	34	120	118
27.01	Property				Saddleback MHC
27.02	Property				Tamarisk MHC
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie	906,839.28			Amortizing	Actual/360	2	0	0	120	118
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway	549,107.04			Interest Only	Actual/360	0	120	120	120	120
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600	505,663.92	84,828.70	1,017,944.40	Interest Only - ARD	Actual/360	4	123	119	123	119
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	640,819.92			Interest Only, Then Amortizing	Actual/360	0	12	12	60	60
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	587,251.92			Interest Only, Then Amortizing	Actual/360	2	24	22	120	118
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick	632,115.84			Amortizing	Actual/360	1	0	0	120	119
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	369,503.64			Interest Only	Actual/360	1	120	119	120	119
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV	537,289.80			Interest Only, Then Amortizing	Actual/360	0	24	24	120	120
35.01	Property				Highland Green MHC
35.02	Property				Commerce MHC
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village	495,538.20			Amortizing	Actual/360	1	0	0	120	119
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim	562,605.60			Amortizing	Actual/360	0	0	0	120	120
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	446,546.52			Interest Only, Then Amortizing	Actual/360	0	18	18	60	60
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	295,143.00			Interest Only	Actual/360	1	120	119	120	119
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	417,180.48			Amortizing	Actual/360	1	0	0	120	119
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot	319,374.96			Interest Only	Actual/360	4	120	116	120	116
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage	382,779.96			Amortizing	Actual/360	1	0	0	120	119
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street	257,880.12			Interest Only	Actual/360	2	120	118	120	118
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	328,722.72			Amortizing	Actual/360	1	0	0	120	119
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	328,637.88			Amortizing	Actual/360	4	0	0	120	116
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	305,474.64			Interest Only, Then Amortizing	Actual/360	2	60	58	120	118
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments	344,447.40			Amortizing	Actual/360	2	0	0	60	58
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill	269,661.48			Amortizing	Actual/360	0	0	0	120	120
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	234,592.80			Interest Only, Then Amortizing	Actual/360	2	24	22	120	118
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee	152,655.60			Interest Only	Actual/360	2	120	118	120	118
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC	209,003.04			Amortizing	Actual/360	2	0	0	120	118
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach	204,141.84			Interest Only, Then Amortizing	Actual/360	0	12	12	60	60
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	206,397.96			Amortizing	Actual/360	1	0	0	120	119
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	166,536.24			Interest Only, Then Amortizing	Actual/360	0	42	42	120	120
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments	159,659.52			Amortizing	Actual/360	2	0	0	120	118
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	132,063.36			Interest Only, Then Amortizing	Actual/360	1	24	23	120	119
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford	50,276.76			Interest Only - ARD	Actual/360	0	120	120	120	120

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Due Date	First Due Date	Last IO Due Date	First P&I Due Date	Maturity Date / ARD	ARD (Yes / No)	Final Maturity Date	Grace Period- Late Fee	Grace Period- Default
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	0	0	8/21/2017	6	10/6/2017	9/6/2027		9/6/2027	No		0	0
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	0	0	10/3/2017	1	11/1/2017	11/1/2027		11/1/2027	No		5	5
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel	360	360	9/21/2017	6	11/6/2017		11/6/2017	10/6/2022	No		0	0
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	0	0	8/16/2017	1	10/1/2017	9/1/2027		9/1/2027	No		0	0
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation	360	360	9/22/2017	6	11/6/2017	10/6/2022	11/6/2022	10/6/2027	No		0	0
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX	360	353	3/6/2017	6	4/6/2017		4/6/2017	3/6/2027	No		0	0
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville	360	360	6/29/2017	6	8/6/2017	7/6/2024	8/6/2024	7/6/2027	No		0	0
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio	360	359	8/9/2017	6	10/6/2017		10/6/2017	9/6/2027	No		0	0
8.01	Property				Corporate Woods - Building 82
8.02	Property				Corporate Woods - Building 40
8.03	Property				Corporate Woods - Building 84
8.04	Property				Corporate Woods - Building 32
8.05	Property				Corporate Woods - Building 34
8.06	Property				Corporate Woods - Building 14
8.07	Property				Corporate Woods - Building 70
8.08	Property				Corporate Woods - Building 9
8.09	Property				Corporate Woods - Building 6
8.10	Property				Corporate Woods - Building 12
8.11	Property				Corporate Woods - Building 27
8.12	Property				Corporate Woods - Building 51
8.13	Property				Corporate Woods - Building 55
8.14	Property				Corporate Woods - Building 65
8.15	Property				Corporate Woods - Building 3
8.16	Property				Corporate Woods - Building 75
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street	0	0	8/7/2017	6	10/6/2017	9/6/2027		9/6/2027	No		0	0
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	360	360	7/26/2017	1	9/1/2017	8/1/2020	9/1/2020	8/1/2027	No		0	0
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	360	360	9/20/2017	6	11/6/2017	10/6/2022	11/6/2022	10/6/2027	No		0	0
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio	300	300	8/30/2017	6	10/6/2017	9/6/2018	10/6/2018	9/6/2027	No		0	0
12.01	Property				Shops & Gym at Durango Arby Plaza
12.02	Property				The Village at Craig Road
12.03	Property				Shops at Boca Park
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre	360	360	9/11/2017	3	11/3/2017	10/3/2020	11/3/2020	10/6/2027	No		0	3
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno	360	360	7/3/2017	6	8/6/2017	7/6/2022	8/6/2022	7/6/2027	No		0	0
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	0	0	6/6/2017	6	7/6/2017	6/6/2027		6/6/2027	No		0	0
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio	0	0	8/7/2017	6	10/6/2017	9/6/2027		9/6/2027	No		0	0
16.01	Property				416 West 23rd Street
16.02	Property				454 West 22nd Street
16.03	Property				307 West 29th Street
16.04	Property				313 West 29th Street
16.05	Property				466 West 23rd Street
16.06	Property				326 West 23rd Street
16.07	Property				456 West 22nd Street
16.08	Property				309 West 29th Street
16.09	Property				310 West 22nd Street
16.10	Property				348 West 21st Street
16.11	Property				339 West 19th Street
16.12	Property				341 West 19th Street
16.13	Property				431 West 22nd Street
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City	0	0	7/20/2017	6	9/6/2017	8/6/2027		8/6/2027	No		0	0
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue	0	0	6/30/2017	6	8/6/2017	7/6/2027		7/6/2027	No		0	0
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	360	360	9/25/2017	6	11/6/2017	10/6/2019	11/6/2019	10/6/2022	No		0	0
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III	360	358	7/11/2017	6	9/6/2017		9/6/2017	8/6/2027	No		0	0
20.01	Property				Capital Center II
20.02	Property				Capital Center III
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights	0	0	7/19/2017	6	9/6/2017	8/6/2027		8/6/2027	No		5	0
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue	0	0	6/30/2017	6	8/6/2017	7/6/2027		7/6/2027	No		0	0
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village	0	0	8/31/2017	6	10/6/2017	9/6/2027		9/6/2027	No		0	0
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio	360	360	9/8/2017	8	10/8/2017	9/8/2023	10/8/2023	9/8/2027	Yes	9/8/2031	0	0
24.01	Property				Worcester
24.02	Property				New Bedford
24.03	Property				Staten Island
24.04	Property				Windham
24.05	Property				Yarmouth
24.06	Property				Hampstead
24.07	Property				Woodbury
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	360	360	9/20/2017	6	11/6/2017		11/6/2017	10/6/2027	No		0	0
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	360	359	9/6/2017	6	10/6/2017		10/6/2017	9/6/2022	No		0	0
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio	360	360	7/26/2017	6	9/6/2017	8/6/2020	9/6/2020	8/6/2027	No		0	0
27.01	Property				Saddleback MHC
27.02	Property				Tamarisk MHC
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie	300	298	7/17/2017	6	9/6/2017		9/6/2017	8/6/2027	No		0	0
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway	0	0	9/19/2017	6	11/6/2017	10/6/2027		10/6/2027	No		0	0
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600	0	0	5/23/2017	6	7/6/2017	9/6/2027		9/6/2027	Yes	10/6/2031	0	0
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	360	360	9/26/2017	6	11/6/2017	10/6/2018	11/6/2018	10/6/2022	No		0	0
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	360	360	7/28/2017	6	9/6/2017	8/6/2019	9/6/2019	8/6/2027	No		0	0
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick	360	359	8/30/2017	6	10/6/2017		10/6/2017	9/6/2027	No		0	0
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	0	0	8/7/2017	6	10/6/2017	9/6/2027		9/6/2027	No		0	0
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV	360	360	10/6/2017	6	11/6/2017	10/6/2019	11/6/2019	10/6/2027	No		0	0
35.01	Property				Highland Green MHC
35.02	Property				Commerce MHC
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village	360	359	8/30/2017	6	10/6/2017		10/6/2017	9/6/2027	No		0	0
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim	300	300	9/12/2017	6	11/6/2017		11/6/2017	10/6/2027	No		0	0
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	360	360	9/18/2017	6	11/6/2017	4/6/2019	5/6/2019	10/6/2022	No		0	0
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	0	0	8/31/2017	6	10/6/2017	9/6/2027		9/6/2027	No		0	0
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	360	359	9/1/2017	6	10/6/2017		10/6/2017	9/6/2027	No		0	0
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot	0	0	5/31/2017	6	7/6/2017	6/6/2027		6/6/2027	No		0	0
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage	360	359	8/10/2017	6	10/6/2017		10/6/2017	9/6/2027	No		0	0
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street	0	0	7/7/2017	6	9/6/2017	8/6/2027		8/6/2027	No		0	0
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	300	299	8/30/2017	6	10/6/2017		10/6/2017	9/6/2027	No		0	0
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	360	356	6/1/2017	6	7/6/2017		7/6/2017	6/6/2027	No		0	0
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	360	360	7/31/2017	6	9/6/2017	8/6/2022	9/6/2022	8/6/2027	No		0	0
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments	360	358	7/20/2017	6	9/6/2017		9/6/2017	8/6/2022	No		0	0
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill	300	300	9/27/2017	6	11/6/2017		11/6/2017	10/6/2027	No		0	0
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	360	360	8/4/2017	6	9/6/2017	8/6/2019	9/6/2019	8/6/2027	No		0	0
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee	0	0	8/3/2017	6	9/6/2017	8/6/2027		8/6/2027	No		0	0
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC	360	358	8/3/2017	6	9/6/2017		9/6/2017	8/6/2027	No		0	0
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach	360	360	9/15/2017	6	11/6/2017	10/6/2018	11/6/2018	10/6/2022	No		0	0
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	360	359	8/22/2017	6	10/6/2017		10/6/2017	9/6/2027	No		0	0
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	360	360	9/15/2017	6	11/6/2017	4/6/2021	5/6/2021	10/6/2027	No		0	0
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments	360	358	7/14/2017	6	9/6/2017		9/6/2017	8/6/2027	No		0	0
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	360	360	8/31/2017	6	10/6/2017	9/6/2019	10/6/2019	9/6/2027	No		0	0
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford	0	0	9/29/2017	6	11/6/2017	10/6/2027		10/6/2027	Yes	10/6/2032	0	0

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Prepayment Provision (3)	2014 EGI ($)	2014 Expenses ($)	2014 NOI ($)	2015 EGI ($)	2015 Expenses ($)	2015 NOI ($)	2016 EGI ($)	2016 Expenses ($)	2016 NOI ($)	Most Recent EGI (if past 2016) ($)
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	Lockout/25_Defeasance/92_0%/3	11,366,277	6,523,684	4,842,593	14,331,032	6,952,268	7,378,764	13,813,702	7,240,903	6,572,800	13,341,081
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	Lockout/24_Defeasance/1_Defeasance or YM1%/92_0%/4	32,530,019	11,361,302	21,168,717	34,131,273	12,060,025	22,071,248	34,493,689	12,164,603	22,329,086	35,079,513
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel	Lockout/24_Defeasance/32_0%/4	20,318,202	12,088,440	8,229,762	24,058,190	15,944,175	8,114,016	24,014,054	16,580,214	7,433,840	23,957,881
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	Lockout/25_Defeasance/88_0%/7	20,277,562	6,356,944	13,920,618	20,836,161	6,247,059	14,589,102	21,147,401	5,990,013	15,157,388	21,668,323
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation	Lockout/24_YM1%/90_0%/6	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX	Lockout/31_Defeasance/85_0%/4	66,625,604	51,620,102	15,005,502	68,991,437	50,469,387	18,522,050	72,255,774	52,054,178	20,201,595	N/A
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville	Lockout/24_YM1%/91_0%/5	23,094,423	16,222,928	6,871,495	21,665,700	15,452,360	6,213,340	21,743,856	15,545,942	6,197,914	21,914,968
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio	Lockout/25_Defeasance/89_0%/6	41,195,243	20,015,972	21,179,271	42,234,497	21,053,221	21,181,276	41,781,575	21,902,104	19,879,471	43,239,702
8.01	Property				Corporate Woods - Building 82		6,354,549	2,590,112	3,764,437	6,650,870	2,670,419	3,980,451	6,569,952	2,832,902	3,737,050	6,608,256
8.02	Property				Corporate Woods - Building 40		5,897,259	2,954,932	2,942,327	6,030,501	3,186,202	2,844,299	6,415,560	3,303,831	3,111,729	6,642,113
8.03	Property				Corporate Woods - Building 84		5,644,698	2,478,268	3,166,429	5,624,686	2,623,122	3,001,564	5,698,387	2,692,896	3,005,491	5,648,598
8.04	Property				Corporate Woods - Building 32		4,063,132	1,972,251	2,090,881	4,409,531	2,062,049	2,347,483	4,467,274	2,205,007	2,262,268	4,675,720
8.05	Property				Corporate Woods - Building 34		2,066,426	957,576	1,108,850	1,824,586	1,021,658	802,928	80,505	990,960	(910,455)	513,694
8.06	Property				Corporate Woods - Building 14		2,026,232	1,082,102	944,130	2,029,356	1,172,013	857,343	2,291,770	1,188,810	1,102,960	2,339,051
8.07	Property				Corporate Woods - Building 70		2,144,170	1,038,303	1,105,867	2,143,039	1,063,279	1,079,761	2,128,274	1,109,268	1,019,006	2,217,780
8.08	Property				Corporate Woods - Building 9		1,864,073	885,220	978,853	1,997,033	943,802	1,053,231	2,006,909	995,872	1,011,036	1,943,043
8.09	Property				Corporate Woods - Building 6		1,382,633	946,765	435,867	1,985,209	1,016,366	968,843	2,150,771	1,056,501	1,094,270	2,195,990
8.10	Property				Corporate Woods - Building 12		2,118,905	1,067,946	1,050,959	1,606,805	1,073,771	533,034	1,448,620	1,110,139	338,481	1,737,391
8.11	Property				Corporate Woods - Building 27		1,886,291	926,332	959,959	2,046,236	981,616	1,064,620	2,101,628	1,034,353	1,067,275	2,126,116
8.12	Property				Corporate Woods - Building 51		1,643,698	870,202	773,497	1,732,862	876,987	855,875	1,749,269	924,920	824,349	1,797,706
8.13	Property				Corporate Woods - Building 55		1,724,416	861,177	863,239	1,423,566	872,790	550,777	1,718,413	972,092	746,321	1,786,197
8.14	Property				Corporate Woods - Building 65		799,512	354,800	444,712	867,899	388,448	479,451	855,708	359,794	495,914	881,924
8.15	Property				Corporate Woods - Building 3		932,048	596,451	335,597	1,037,095	629,772	407,322	1,195,764	641,437	554,327	1,234,823
8.16	Property				Corporate Woods - Building 75		647,201	433,533	213,667	825,223	470,929	354,294	902,771	483,321	419,449	891,299
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street	Lockout/25_Defeasance/92_0%/3	6,051,328	865,102	5,186,226	7,933,071	1,063,563	6,869,508	8,316,850	1,006,841	7,310,009	8,142,902
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	Lockout/26_Defeasance/90_0%/4	41,055,555	7,514,389	33,541,166	41,979,974	7,399,438	34,580,536	42,235,214	7,196,737	35,038,477	42,205,123
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	Lockout/24_Defeasance/92_0%/4	3,635,912	1,279,422	2,356,490	3,749,196	1,223,083	2,526,113	3,763,768	1,264,590	2,499,178	3,736,657
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio	Lockout/25_Defeasance/92_0%/3	N/A	N/A	N/A	N/A	N/A	N/A	2,563,858	690,021	1,873,837	3,249,851
12.01	Property				Shops & Gym at Durango Arby Plaza		N/A	N/A	N/A	N/A	N/A	N/A	973,421	259,173	714,248	1,553,134
12.02	Property				The Village at Craig Road		N/A	N/A	N/A	702,229	284,068	418,161	965,674	339,977	625,696	1,062,933
12.03	Property				Shops at Boca Park		618,912	81,091	537,821	623,992	77,583	546,409	624,764	90,871	533,893	633,785
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre	Lockout/24_Defeasance/91_0%/5	1,714,288	247,167	1,467,121	1,619,700	251,915	1,367,784	1,680,915	240,438	1,440,477	1,701,294
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno	Lockout/27_YM1%/88_0%/5	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	Lockout/28_Defeasance/86_0%/6	N/A	N/A	N/A	N/A	N/A	N/A	2,748,479	506,482	2,241,997	2,819,379
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	4,020,985
16.01	Property				416 West 23rd Street		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	750,277
16.02	Property				454 West 22nd Street		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	577,895
16.03	Property				307 West 29th Street		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	375,265
16.04	Property				313 West 29th Street		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	304,659
16.05	Property				466 West 23rd Street		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	270,288
16.06	Property				326 West 23rd Street		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	343,456
16.07	Property				456 West 22nd Street		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	230,509
16.08	Property				309 West 29th Street		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	323,129
16.09	Property				310 West 22nd Street		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	162,472
16.10	Property				348 West 21st Street		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	203,064
16.11	Property				339 West 19th Street		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	156,925
16.12	Property				341 West 19th Street		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	186,781
16.13	Property				431 West 22nd Street		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	136,265
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City	Lockout/26_Defeasance/90_0%/4	8,331,695	7,653,326	678,369	16,374,610	10,413,367	5,961,243	17,231,978	10,601,945	6,630,033	17,008,262
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue	Lockout/27_YM1%/88_0%/5	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	Lockout/24_Defeasance/32_0%/4	3,321,076	2,123,189	1,197,887	3,358,200	2,292,731	1,065,469	3,423,869	2,238,553	1,185,316	3,432,751
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III	Lockout/26_Defeasance/89_0%/5	6,393,603	2,891,914	3,501,689	6,423,033	2,893,552	3,529,481	8,046,203	2,920,959	5,125,244	8,167,359
20.01	Property				Capital Center II		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
20.02	Property				Capital Center III		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights	Lockout/26_Defeasance/87_0%/7	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue	Lockout/27_Defeasance/89_0%/4	2,122,478	1,149,174	973,304	2,566,229	1,090,310	1,475,919	3,051,748	1,381,562	1,670,186	3,436,845
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village	Lockout/25_Defeasance/91_0%/4	2,065,281	1,086,796	978,486	2,205,493	958,506	1,246,987	2,319,187	1,041,183	1,278,004	2,369,771
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio	Lockout/25_Defeasance/88_0%/7	3,474,289	N/A	3,474,289	3,475,228	N/A	3,475,228	3,469,786	N/A	3,469,786	3,469,786
24.01	Property				Worcester		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.02	Property				New Bedford		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.03	Property				Staten Island		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.04	Property				Windham		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.05	Property				Yarmouth		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.06	Property				Hampstead		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.07	Property				Woodbury		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	Lockout/24_Defeasance/93_0%/3	2,736,884	1,702,104	1,034,780	2,635,753	1,511,809	1,123,944	2,830,049	1,556,405	1,273,644	2,775,200
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	Lockout/25_Defeasance/31_0%/4	1,541,691	635,744	905,947	1,664,163	588,462	1,075,700	1,763,308	550,996	1,212,312	1,772,765
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	2,445,732
27.01	Property				Saddleback MHC		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1,460,101
27.02	Property				Tamarisk MHC		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	985,631
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	7,774,257
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway	Lockout/24_Defeasance/92_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600	YM/28_Defeasance or YM/88_0%/7	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	Lockout/24_Defeasance/30_0%/6	N/A	N/A	N/A	N/A	N/A	N/A	1,257,702	481,705	775,997	1,360,044
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	Lockout/26_Defeasance/90_0%/4	907,833	277,806	630,028	1,402,891	345,901	1,056,990	1,428,199	349,007	1,079,192	1,441,695
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	3,257,599	2,029,621	1,227,978	3,504,805	2,062,266	1,442,538	3,509,872
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV	Lockout/24_Defeasance/92_0%/4	N/A	N/A	N/A	1,053,893	413,145	640,749	1,106,690	444,219	662,471	1,206,383
35.01	Property				Highland Green MHC		N/A	N/A	N/A	776,685	349,710	426,975	817,166	376,688	440,478	885,433
35.02	Property				Commerce MHC		N/A	N/A	N/A	277,208	63,435	213,774	289,524	67,531	221,993	320,950
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village	Lockout/25_Defeasance/91_0%/4	974,741	453,067	521,674	1,037,359	425,414	611,945	1,133,458	438,099	695,360	1,151,621
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim	Lockout/24_Defeasance/91_0%/5	2,395,824	1,580,500	815,324	2,636,975	1,621,002	1,015,973	2,865,533	1,758,457	1,107,076	2,966,407
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	Lockout/24_YM1%/33_0%/3	944,915	310,286	634,629	940,873	315,756	625,117	971,126	338,720	632,406	1,194,657
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	Lockout/25_Defeasance/92_0%/3	2,153,955	1,245,158	908,797	2,332,511	1,201,182	1,131,329	2,655,269	1,396,728	1,258,541	2,724,245
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	Lockout/25_Defeasance/92_0%/3	806,678	208,284	598,394	866,479	234,080	632,399	816,653	221,857	594,796	846,107
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot	Lockout/28_Defeasance/88_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage	Lockout/25_Defeasance/92_0%/3	509,259	132,485	376,775	602,836	154,260	448,576	684,183	135,194	548,988	740,762
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A	383,023	37,525	345,498	400,641	70,377	330,264	N/A
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	Lockout/24_YM1%/89_0%/7	916,000	363,952	552,048	1,024,826	336,867	687,959	1,039,178	274,073	765,105	1,102,683
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	Lockout/28_Defeasance/88_0%/4	600,147	114,210	485,936	599,013	116,661	482,352	695,992	106,327	589,665	706,121
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	Lockout/26_Defeasance/91_0%/3	1,037,719	461,328	576,391	994,788	462,226	532,562	1,105,668	449,437	656,230	1,104,221
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments	Lockout/26_Defeasance/30_0%/4	722,982	253,470	469,512	723,366	242,760	480,606	729,893	263,341	466,552	736,968
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill	Lockout/24_Defeasance/92_0%/4	1,651,985	1,143,573	508,412	1,751,885	1,118,960	632,925	1,831,824	1,049,731	782,093	1,838,898
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	Lockout/26_Defeasance/90_0%/4	414,626	129,640	284,987	404,950	119,115	285,835	N/A	N/A	N/A	389,414
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee	Lockout/26_YM1%/89_0%/5	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC	Lockout/26_Defeasance/91_0%/3	359,063	103,657	255,405	424,746	120,479	304,266	479,948	120,692	359,256	495,711
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach	Lockout/24_Defeasance/33_0%/3	357,892	208,707	149,185	437,842	207,568	230,273	466,025	213,319	252,706	486,127
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	Lockout/25_Defeasance/90_0%/5	353,502	101,036	252,466	405,673	109,065	296,608	407,655	112,662	294,993	N/A
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	Lockout/24_Defeasance/89_0%/7	N/A	N/A	N/A	395,381	92,367	303,014	364,158	96,402	267,756	343,514
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments	Lockout/26_Defeasance/91_0%/3	567,528	266,158	301,370	584,439	279,659	304,780	593,330	269,017	324,313	596,207
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	185,281	47,053	138,228	259,916
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford	YM/24_Defeasance or YM/89_0%/7	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Most Recent Expenses (if past 2016) ($)	Most Recent NOI (if past 2016) ($)	Most Recent NOI Date (if past 2016)	Most Recent # of months	Most Recent Description	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	7,686,363	5,654,718	6/30/2017	12	Trailing 12	13,756,339	7,369,235	6,387,104
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	12,710,332	22,369,181	7/31/2017	12	Trailing 12	35,992,988	13,463,618	22,529,370
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel	16,631,363	7,326,518	2/28/2017	12	Trailing 12	23,665,236	16,281,719	7,383,517
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	5,841,756	15,826,567	6/30/2017	12	Trailing 12	22,589,594	6,316,284	16,273,310
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation	N/A	N/A	NAV	NAV	Not Available	4,800,597	168,021	4,632,576
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX	N/A	N/A	NAV	NAV	Not Available	72,058,354	51,979,491	20,078,862
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville	15,442,541	6,472,427	3/31/2017	12	Trailing 12	22,016,115	16,175,608	5,840,507
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio	22,546,739	20,692,963	Various	12	Trailing 12	45,713,777	23,101,714	22,612,063
8.01	Property				Corporate Woods - Building 82	2,946,906	3,661,350	6/30/2017	12	Trailing 12	6,975,625	2,997,433	3,978,192
8.02	Property				Corporate Woods - Building 40	3,356,437	3,285,675	6/30/2017	12	Trailing 12	6,835,137	3,404,190	3,430,947
8.03	Property				Corporate Woods - Building 84	2,819,749	2,828,849	6/30/2017	12	Trailing 12	5,506,435	2,906,986	2,599,449
8.04	Property				Corporate Woods - Building 32	2,214,321	2,461,399	6/30/2017	12	Trailing 12	4,531,938	2,248,626	2,283,312
8.05	Property				Corporate Woods - Building 34	951,433	(437,739)	6/30/2017	12	Trailing 12	2,127,099	1,016,012	1,111,087
8.06	Property				Corporate Woods - Building 14	1,203,846	1,135,205	6/30/2017	12	Trailing 12	2,377,504	1,232,511	1,144,993
8.07	Property				Corporate Woods - Building 70	1,207,828	1,009,952	6/30/2017	12	Trailing 12	2,540,704	1,229,428	1,311,276
8.08	Property				Corporate Woods - Building 9	1,020,673	922,370	6/30/2017	12	Trailing 12	2,159,278	1,053,869	1,105,409
8.09	Property				Corporate Woods - Building 6	1,106,033	1,089,957	6/30/2017	12	Trailing 12	2,024,970	1,131,503	893,468
8.10	Property				Corporate Woods - Building 12	1,163,284	574,107	6/30/2017	12	Trailing 12	1,970,953	1,200,101	770,852
8.11	Property				Corporate Woods - Building 27	1,050,454	1,075,662	6/30/2017	12	Trailing 12	2,090,779	1,079,651	1,011,128
8.12	Property				Corporate Woods - Building 51	995,038	802,668	6/30/2017	12	Trailing 12	1,928,861	1,027,327	901,535
8.13	Property				Corporate Woods - Building 55	993,424	792,773	6/30/2017	12	Trailing 12	1,824,128	1,021,945	802,182
8.14	Property				Corporate Woods - Building 65	356,484	525,440	6/30/2017	12	Trailing 12	835,285	359,426	475,859
8.15	Property				Corporate Woods - Building 3	663,788	571,035	6/30/2017	12	Trailing 12	1,089,487	673,237	416,250
8.16	Property				Corporate Woods - Building 75	497,041	394,258	6/30/2017	12	Trailing 12	895,595	519,470	376,125
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street	1,113,799	7,029,103	5/31/2017	12	Trailing 12	8,514,769	1,759,376	6,755,393
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	7,209,498	34,995,624	4/30/2017	12	Trailing 12	43,215,234	7,152,311	36,062,923
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	1,138,751	2,597,905	7/31/2017	12	Trailing 12	3,756,516	1,218,813	2,537,703
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio	783,274	2,466,577	Various	12	Trailing 12	3,467,539	801,546	2,665,992
12.01	Property				Shops & Gym at Durango Arby Plaza	280,227	1,272,907	7/31/2017	12	Trailing 12	1,561,594	318,957	1,242,637
12.02	Property				The Village at Craig Road	413,518	649,415	7/31/2017	12	Trailing 12	1,317,203	394,935	922,268
12.03	Property				Shops at Boca Park	89,529	544,256	3/31/2017	12	Trailing 12	588,742	87,654	501,087
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre	264,598	1,436,696	8/31/2017	12	Trailing 12	2,480,713	395,452	2,085,260
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno	N/A	N/A	NAV	NAV	Not Available	10,961,487	328,845	10,632,642
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	591,902	2,227,477	3/31/2017	12	Trailing 12	2,965,640	713,316	2,252,324
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio	1,262,316	2,758,669	7/31/2017	12	Trailing 12	6,037,744	1,395,444	4,642,300
16.01	Property				416 West 23rd Street	359,896	390,381	7/31/2017	12	Trailing 12	1,259,927	238,460	1,021,467
16.02	Property				454 West 22nd Street	110,398	467,497	7/31/2017	12	Trailing 12	808,884	147,619	661,265
16.03	Property				307 West 29th Street	98,954	276,311	7/31/2017	12	Trailing 12	529,038	134,404	394,634
16.04	Property				313 West 29th Street	68,452	236,207	7/31/2017	12	Trailing 12	423,832	91,904	331,928
16.05	Property				466 West 23rd Street	88,698	181,590	7/31/2017	12	Trailing 12	423,322	112,356	310,966
16.06	Property				326 West 23rd Street	74,097	269,359	7/31/2017	12	Trailing 12	445,599	92,766	352,833
16.07	Property				456 West 22nd Street	73,765	156,744	7/31/2017	12	Trailing 12	363,963	98,999	264,964
16.08	Property				309 West 29th Street	70,137	252,992	7/31/2017	12	Trailing 12	338,591	85,562	253,029
16.09	Property				310 West 22nd Street	64,521	97,951	7/31/2017	12	Trailing 12	388,485	88,087	300,398
16.10	Property				348 West 21st Street	58,328	144,736	7/31/2017	12	Trailing 12	310,308	72,739	237,569
16.11	Property				339 West 19th Street	72,733	84,192	7/31/2017	12	Trailing 12	307,296	85,337	221,959
16.12	Property				341 West 19th Street	58,917	127,864	7/31/2017	12	Trailing 12	219,717	72,859	146,858
16.13	Property				431 West 22nd Street	63,421	72,845	7/31/2017	12	Trailing 12	218,782	74,353	144,429
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City	10,542,519	6,465,743	5/30/2017	12	Trailing 12	16,909,686	10,495,092	6,414,594
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue	N/A	N/A	NAV	NAV	Not Available	2,057,337	220,966	1,836,371
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	2,168,049	1,264,702	6/30/2017	12	Trailing 12	4,666,231	2,174,696	2,491,535
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III	2,886,247	5,281,112	5/31/2017	12	Trailing 12	9,251,293	3,297,272	5,954,022
20.01	Property				Capital Center II	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
20.02	Property				Capital Center III	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights	N/A	N/A	NAV	NAV	Not Available	1,948,354	298,354	1,650,000
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue	1,521,246	1,915,599	5/31/2017	12	Trailing 12	2,202,920	582,850	1,620,070
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village	1,026,490	1,343,281	7/31/2017	12	Trailing 12	2,450,324	941,014	1,509,311
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio	N/A	3,469,786	8/31/2017	12	Trailing 12	3,501,595	73,332	3,428,263
24.01	Property				Worcester	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.02	Property				New Bedford	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.03	Property				Staten Island	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.04	Property				Windham	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.05	Property				Yarmouth	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.06	Property				Hampstead	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
24.07	Property				Woodbury	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	1,574,344	1,200,856	6/30/2017	12	Trailing 12	3,299,659	1,633,306	1,666,353
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	524,604	1,248,161	5/31/2017	12	Trailing 12	1,978,954	612,491	1,366,463
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio	1,346,169	1,099,563	4/30/2017	9	Annualized	2,419,698	891,319	1,528,379
27.01	Property				Saddleback MHC	1,038,254	421,847	4/30/2017	9	Annualized	1,441,643	544,074	897,570
27.02	Property				Tamarisk MHC	307,914	677,716	4/30/2017	9	Annualized	978,055	347,246	630,809
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie	5,855,902	1,918,355	7/31/2017	12	Trailing 12	7,824,423	6,078,953	1,745,471
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway	N/A	N/A	NAV	NAV	Not Available	1,813,606	494,364	1,319,241
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600	N/A	N/A	NAV	NAV	Not Available	2,827,191	12,809	2,814,382
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	527,181	832,863	6/30/2017	12	Trailing 12	1,550,575	542,880	1,007,695
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	322,918	1,118,777	5/31/2017	12	Trailing 12	1,366,970	335,078	1,031,892
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick	1,946,557	1,563,314	6/30/2017	12	Trailing 12	3,482,788	2,002,663	1,480,124
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	N/A	N/A	NAV	NAV	Not Available	1,071,636	271,245	800,390
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV	459,868	746,516	6/30/2017	12	Trailing 12	1,288,807	525,629	763,178
35.01	Property				Highland Green MHC	388,459	496,974	6/30/2017	12	Trailing 12	950,650	456,742	493,908
35.02	Property				Commerce MHC	71,409	249,542	6/30/2017	12	Trailing 12	338,157	68,887	269,270
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village	440,557	711,064	5/31/2017	12	Trailing 12	1,181,046	468,348	712,698
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim	1,836,021	1,130,386	7/31/2017	12	Trailing 12	2,966,407	1,832,015	1,134,392
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	369,342	825,315	7/31/2017	12	Trailing 12	1,226,747	379,311	847,436
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	1,316,722	1,407,523	4/30/2017	12	Trailing 12	2,767,026	1,609,663	1,157,363
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	243,884	602,223	6/30/2017	12	Trailing 12	957,975	263,959	694,016
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot	N/A	N/A	NAV	NAV	Not Available	665,000	29,350	635,650
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage	153,043	587,719	4/30/2017	12	Trailing 12	737,270	175,161	562,109
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street	N/A	N/A	NAV	NAV	Not Available	679,906	118,857	561,049
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	343,365	759,318	7/31/2017	12	Trailing 12	1,184,569	312,651	871,918
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	97,458	608,663	3/31/2017	12	Trailing 12	696,057	125,300	570,757
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	487,590	616,631	6/30/2017	12	Trailing 12	1,122,723	512,810	609,914
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments	242,363	494,604	4/30/2017	12	Trailing 12	709,091	255,714	453,377
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill	1,050,972	787,926	7/31/2017	12	Trailing 12	1,796,038	1,059,961	736,077
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	123,841	265,572	5/31/2017	9	Annualized	459,631	128,229	331,402
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee	N/A	N/A	NAV	NAV	Not Available	300,006	N/A	300,006
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC	109,173	386,538	5/31/2017	12	Trailing 12	480,384	141,883	338,501
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach	218,358	267,769	7/31/2017	12	Trailing 12	486,612	218,780	267,832
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	N/A	N/A	NAV	NAV	Not Available	429,012	120,475	308,537
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	89,549	253,965	6/30/2017	12	Trailing 12	413,642	93,992	319,650
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments	281,497	314,710	4/30/2017	12	Trailing 12	609,327	307,613	301,714
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	55,823	204,094	6/30/2017	12	Trailing 12	280,186	57,123	223,064
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford	N/A	N/A	NAV	NAV	Not Available	90,784	2,724	88,060

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (4)	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	8.5%	41,183	449,586	5,896,335	1.72	7.9%	127,450,000	7/25/2017
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	11.9%	103,531	1,619,218	20,806,621	3.00	11.0%	399,000,000	8/22/2017
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel	15.5%	946,609	N/A	6,436,907	2.11	13.6%	101,400,000	3/28/2017
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	11.2%	80,523	588,251	15,604,536	2.66	10.8%	290,000,000	7/20/2017
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation	11.6%	N/A	N/A	4,632,576	1.99	11.6%	61,000,000	7/20/2017
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX	13.8%	3,602,918	N/A	16,475,945	1.72	11.3%	300,800,000	2/1/2018
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville	15.2%	1,100,806	N/A	4,739,701	2.14	12.3%	70,500,000	5/1/2018
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio	10.2%	459,093	2,299,877	19,853,093	1.48	9.0%	299,100,000	6/15/2017
8.01	Property				Corporate Woods - Building 82		29,738	330,427	3,618,028			46,000,000	6/15/2017
8.02	Property				Corporate Woods - Building 40		58,236	357,266	3,015,444			43,300,000	6/15/2017
8.03	Property				Corporate Woods - Building 84		42,636	224,155	2,332,658			42,200,000	6/15/2017
8.04	Property				Corporate Woods - Building 32		49,348	241,530	1,992,435			31,800,000	6/15/2017
8.05	Property				Corporate Woods - Building 34		25,623	111,922	973,541			15,400,000	6/15/2017
8.06	Property				Corporate Woods - Building 14		23,982	133,542	987,468			14,400,000	6/15/2017
8.07	Property				Corporate Woods - Building 70		20,060	127,501	1,163,715			13,700,000	6/15/2017
8.08	Property				Corporate Woods - Building 9		26,825	115,548	963,037			12,800,000	6/15/2017
8.09	Property				Corporate Woods - Building 6		33,750	107,561	752,156			12,700,000	6/15/2017
8.10	Property				Corporate Woods - Building 12		29,995	98,060	642,797			12,500,000	6/15/2017
8.11	Property				Corporate Woods - Building 27		16,244	112,071	882,814			12,200,000	6/15/2017
8.12	Property				Corporate Woods - Building 51		26,973	105,409	769,152			10,500,000	6/15/2017
8.13	Property				Corporate Woods - Building 55		30,316	96,895	674,971			10,300,000	6/15/2017
8.14	Property				Corporate Woods - Building 65		9,308	30,293	436,257			6,600,000	6/15/2017
8.15	Property				Corporate Woods - Building 3		24,642	57,533	334,075			6,600,000	6/15/2017
8.16	Property				Corporate Woods - Building 75		11,417	50,163	314,544			4,500,000	6/15/2017
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street	8.7%	23,786	134,788	6,596,819	2.01	8.5%	140,000,000	7/7/2017
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	11.1%	155,358	1,473,928	34,433,637	1.85	10.6%	570,000,000	6/23/2017
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	9.1%	29,794	117,609	2,390,300	1.37	8.5%	45,600,000	8/4/2017
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio	9.9%	21,482	188,746	2,455,765	1.38	9.1%	38,750,000	5/2/2017
12.01	Property				Shops & Gym at Durango Arby Plaza		6,025	89,365	1,147,247			18,750,000	5/2/2017
12.02	Property				The Village at Craig Road		10,977	80,760	830,531			12,200,000	5/2/2017
12.03	Property				Shops at Boca Park		4,480	18,621	477,987			7,800,000	5/2/2017
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre	8.3%	12,056	N/A	2,073,205	1.35	8.2%	37,900,000	6/20/2017
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno	13.3%	538,007	394,622	9,700,013	2.05	12.1%	157,230,000	3/29/2017
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	9.0%	7,133	10,921	2,234,270	2.71	8.9%	54,000,000	4/25/2017
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio	6.2%	N/A	N/A	4,642,300	1.30	6.2%	128,800,000	7/13/2017
16.01	Property				416 West 23rd Street		N/A	N/A	1,021,467			28,900,000	7/13/2017
16.02	Property				454 West 22nd Street		N/A	N/A	661,265			18,800,000	7/13/2017
16.03	Property				307 West 29th Street		N/A	N/A	394,634			10,300,000	7/13/2017
16.04	Property				313 West 29th Street		N/A	N/A	331,928			8,900,000	7/13/2017
16.05	Property				466 West 23rd Street		N/A	N/A	310,966			8,300,000	7/13/2017
16.06	Property				326 West 23rd Street		N/A	N/A	352,833			10,100,000	7/13/2017
16.07	Property				456 West 22nd Street		N/A	N/A	264,964			7,400,000	7/13/2017
16.08	Property				309 West 29th Street		N/A	N/A	253,029			7,300,000	7/13/2017
16.09	Property				310 West 22nd Street		N/A	N/A	300,398			7,600,000	7/13/2017
16.10	Property				348 West 21st Street		N/A	N/A	237,569			7,000,000	7/13/2017
16.11	Property				339 West 19th Street		N/A	N/A	221,959			6,200,000	7/13/2017
16.12	Property				341 West 19th Street		N/A	N/A	146,858			3,900,000	7/13/2017
16.13	Property				431 West 22nd Street		N/A	N/A	144,429			4,100,000	7/13/2017
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City	13.4%	676,387	N/A	5,738,206	2.61	12.0%	84,500,000	6/1/2017
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue	8.1%	3,582	N/A	1,832,789	1.98	8.1%	44,000,000	6/1/2017
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	11.1%	32,473	318,000	2,141,062	1.62	9.6%	32,100,000	7/18/2017
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III	12.3%	159,110	795,548	4,999,365	1.74	10.3%	70,300,000	6/1/2017
20.01	Property				Capital Center II		N/A	N/A	N/A			39,800,000	6/1/2017
20.02	Property				Capital Center III		N/A	N/A	N/A			30,500,000	6/1/2017
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights	7.9%	N/A	N/A	1,650,000	1.73	7.9%	30,100,000	7/11/2017
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue	8.3%	44,775	N/A	1,571,795	1.70	8.1%	34,300,000	4/12/2017
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village	8.6%	37,000	N/A	1,472,311	1.76	8.4%	28,000,000	7/24/2018
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio	7.1%	9,369	2,685	3,416,208	1.10	7.1%	61,500,000	Various
24.01	Property				Worcester		N/A	N/A	N/A			11,350,000	6/30/2017
24.02	Property				New Bedford		N/A	N/A	N/A			9,350,000	7/9/2017
24.03	Property				Staten Island		N/A	N/A	N/A			9,100,000	6/30/2017
24.04	Property				Windham		N/A	N/A	N/A			8,400,000	7/11/2017
24.05	Property				Yarmouth		N/A	N/A	N/A			8,250,000	7/7/2017
24.06	Property				Hampstead		N/A	N/A	N/A			7,550,000	6/30/2017
24.07	Property				Woodbury		N/A	N/A	N/A			7,500,000	7/6/2017
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	10.7%	39,429	100,704	1,526,220	1.53	9.8%	21,300,000	7/19/2017
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	9.5%	15,546	77,731	1,273,186	1.35	8.9%	22,900,000	6/29/2017
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio	11.3%	29,800	N/A	1,498,579	1.77	11.0%	23,890,000	5/25/2017
27.01	Property				Saddleback MHC		15,600	N/A	881,970			14,680,000	5/25/2017
27.02	Property				Tamarisk MHC		14,200	N/A	616,609			9,210,000	5/25/2017
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie	14.3%	308,192	N/A	1,432,797	1.58	11.7%	20,700,000	2/22/2017
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway	11.2%	12,631	71,577	1,235,033	2.25	10.4%	21,600,000	10/1/2017
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600	9.4%	64,768	N/A	2,749,614	1.80	9.2%	42,800,000	4/21/2017
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	10.4%	19,026	96,765	891,905	1.39	9.2%	13,980,000	8/7/2017
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	10.7%	23,071	100,041	908,780	1.55	9.4%	13,200,000	6/21/2017
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick	15.5%	139,312	N/A	1,340,813	2.12	14.1%	16,400,000	5/25/2017
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	9.4%	5,616	40,461	754,314	2.04	8.9%	13,100,000	7/3/2017
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV	9.3%	18,150	N/A	745,028	1.39	9.1%	12,310,000	8/3/2017
35.01	Property				Highland Green MHC		13,550	N/A	480,358			8,260,000	8/3/2017
35.02	Property				Commerce MHC		4,600	N/A	264,670			4,050,000	8/3/2017
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village	8.8%	10,200	N/A	702,498	1.42	8.6%	12,720,000	8/3/2017
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim	14.2%	118,656	N/A	1,015,736	1.81	12.7%	13,000,000	7/19/2017
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	11.8%	16,517	71,573	759,346	1.70	10.5%	10,600,000	8/9/2017
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	16.3%	13,934	125,199	1,018,230	3.45	14.3%	13,370,000	7/6/2017
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	10.3%	45,364	50,195	598,457	1.43	8.9%	10,100,000	8/11/2017
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot	10.6%	9,400	N/A	626,250	1.96	10.4%	12,620,000	4/26/2017
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage	9.4%	9,723	N/A	552,386	1.44	9.2%	8,600,000	6/22/2017
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street	10.2%	2,353	9,050	549,646	2.13	10.0%	13,850,000	4/17/2017
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	16.6%	34,059	70,857	767,002	2.33	14.6%	9,975,000	7/25/2017
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	10.9%	13,659	62,087	495,011	1.51	9.5%	8,200,000	4/12/2017
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	12.2%	15,991	49,203	544,719	1.78	10.9%	8,400,000	7/5/2017
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments	9.1%	22,500	N/A	430,877	1.25	8.6%	7,760,000	5/9/2017
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill	19.6%	71,842	N/A	664,236	2.46	17.7%	7,300,000	8/2/2017
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	9.1%	4,247	21,240	305,914	1.30	8.4%	5,600,000	6/9/2017
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee	8.3%	N/A	N/A	300,006	1.97	8.3%	6,250,000	5/23/2017
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC	10.4%	3,700	N/A	334,801	1.60	10.3%	4,900,000	5/24/2017
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach	8.3%	4,255	N/A	263,577	1.29	8.2%	4,400,000	11/1/2017
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	9.8%	4,103	10,257	291,788	1.41	9.3%	4,450,000	4/27/2017
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	12.3%	1,823	14,468	303,360	1.82	11.7%	4,350,000	7/15/2017
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments	12.6%	27,200	N/A	274,514	1.72	11.5%	4,120,000	5/25/2017
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	10.6%	1,152	9,600	212,312	1.61	10.1%	3,500,000	7/27/2017
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford	9.0%	1,365	N/A	86,695	1.72	8.8%	1,400,000	7/7/2017

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Occupancy (%) (5)	Occupancy Date	ADR ($)	RevPAR ($)	Largest Tenant	Largest Tenant Sq Ft
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	58.8%	58.8%	98.6%	8/31/2017	NAP	NAP	Amtrak	50,971
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	47.6%	47.6%	98.6%	9/1/2017	NAP	NAP	U.S. Securities and Exchange Commission	209,530
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel	46.8%	43.2%	95.0%	2/28/2017	162.99	154.92	NAP
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	50.0%	50.0%	93.0%	7/26/2017	NAP	NAP	Nike Factory Store	20,200
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation	65.4%	59.5%	100.0%	10/6/2017	NAP	NAP	Stryker Corporation	191,276
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX	48.3%	40.2%	84.6%	12/31/2016	159.54	135.04	NAP
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville	54.7%	51.8%	68.6%	3/31/2017	157.05	107.74	NAP
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio	73.9%	59.7%	92.7%	5/31/2017	NAP	NAP
8.01	Property				Corporate Woods - Building 82			98.2%	5/31/2017	NAP	NAP	PNC Bank National Association	159,270
8.02	Property				Corporate Woods - Building 40			96.8%	5/31/2017	NAP	NAP	Coventry Health Care of Kansas, Inc.	69,640
8.03	Property				Corporate Woods - Building 84			83.1%	5/31/2017	NAP	NAP	Scoular Company	37,432
8.04	Property				Corporate Woods - Building 32			98.5%	5/31/2017	NAP	NAP	Amerigroup Corp. & Amerigroup Kansas, Inc.	39,056
8.05	Property				Corporate Woods - Building 34			100.0%	5/31/2017	NAP	NAP	TMFS Holdings, LLC	33,100
8.06	Property				Corporate Woods - Building 14			96.7%	5/31/2017	NAP	NAP	Propharma Group, Inc.	16,218
8.07	Property				Corporate Woods - Building 70			94.6%	5/31/2017	NAP	NAP	Compass Minerals International, Inc.	60,699
8.08	Property				Corporate Woods - Building 9			92.7%	5/31/2017	NAP	NAP	University of Kansas Hospital Authority	16,785
8.09	Property				Corporate Woods - Building 6			83.8%	5/31/2017	NAP	NAP	National Crop Insurance Services, Inc.	18,522
8.10	Property				Corporate Woods - Building 12			80.6%	5/31/2017	NAP	NAP	Lansing Trade Group, LLC	44,496
8.11	Property				Corporate Woods - Building 27			95.2%	5/31/2017	NAP	NAP	CSC Covansys Corporation	16,550
8.12	Property				Corporate Woods - Building 51			94.2%	5/31/2017	NAP	NAP	RGN-Overland Park I, LLC	15,796
8.13	Property				Corporate Woods - Building 55			88.4%	5/31/2017	NAP	NAP	Emerson Electric Co.	10,073
8.14	Property				Corporate Woods - Building 65			100.0%	5/31/2017	NAP	NAP	Garozzo’s III, Inc.	5,575
8.15	Property				Corporate Woods - Building 3			81.2%	5/31/2017	NAP	NAP	DeMars Pension Consulting Services, Inc.	10,247
8.16	Property				Corporate Woods - Building 75			88.9%	5/31/2017	NAP	NAP	Multi Service Technology Solutions, Inc.	12,182
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street	55.6%	55.6%	100.0%	7/1/2017	NAP	NAP	Spring Studios New York LLC	84,044
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	57.0%	49.3%	91.8%	6/30/2017	NAP	NAP	AMC Theatres	74,400
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	61.4%	56.4%	99.1%	9/20/2017	NAP	NAP	Giant Foods Stores	62,365
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio	69.7%	53.2%	95.3%	Various	NAP	NAP
12.01	Property				Shops & Gym at Durango Arby Plaza			100.0%	8/4/2017	NAP	NAP	EOS Fitness	34,610
12.02	Property				The Village at Craig Road			90.5%	8/1/2017	NAP	NAP	State of Nevada Division of Welfare and Supportive Services	18,500
12.03	Property				Shops at Boca Park			100.0%	8/1/2017	NAP	NAP	Men’s Wearhouse	6,280
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre	66.5%	58.3%	100.0%	10/3/2017	NAP	NAP	The Scripps Research Institute	60,278
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno	50.9%	46.4%	100.0%	10/6/2017	NAP	NAP	International Game Technology	1,251,179
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	46.3%	46.3%	100.0%	4/13/2017	NAP	NAP	Parking	23,188
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio	58.2%	58.2%	97.3%	7/31/2017	NAP	NAP
16.01	Property				416 West 23rd Street			96.0%	7/31/2017	NAP	NAP	NAP
16.02	Property				454 West 22nd Street			100.0%	7/31/2017	NAP	NAP	NAP
16.03	Property				307 West 29th Street			100.0%	7/31/2017	NAP	NAP	NAP
16.04	Property				313 West 29th Street			100.0%	7/31/2017	NAP	NAP	NAP
16.05	Property				466 West 23rd Street			100.0%	7/31/2017	NAP	NAP	NAP
16.06	Property				326 West 23rd Street			87.5%	7/31/2017	NAP	NAP	NAP
16.07	Property				456 West 22nd Street			100.0%	7/31/2017	NAP	NAP	NAP
16.08	Property				309 West 29th Street			100.0%	7/31/2017	NAP	NAP	NAP
16.09	Property				310 West 22nd Street			83.3%	7/31/2017	NAP	NAP	NAP
16.10	Property				348 West 21st Street			100.0%	7/31/2017	NAP	NAP	NAP
16.11	Property				339 West 19th Street			100.0%	7/31/2017	NAP	NAP	NAP
16.12	Property				341 West 19th Street			100.0%	7/31/2017	NAP	NAP	NAP
16.13	Property				431 West 22nd Street			100.0%	7/31/2017	NAP	NAP	NAP
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City	56.8%	56.8%	96.4%	5/30/2017	162.64	156.71	NAP
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue	51.7%	51.7%	100.0%	10/6/2017	NAP	NAP	Alo Yoga	16,280
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	69.8%	66.2%	88.6%	6/30/2017	NAP	NAP	RGN-Houston VII, LLC	21,056
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III	68.8%	55.3%	89.6%	6/30/2017	NAP	NAP
20.01	Property				Capital Center II			86.9%	6/30/2017	NAP	NAP	Travelers Insurance	72,588
20.02	Property				Capital Center III			93.6%	6/30/2017	NAP	NAP	BlueCross BlueShield	54,161
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights	69.8%	69.8%	100.0%	7/1/2017	NAP	NAP	Equinox	35,855
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue	56.9%	56.9%	91.5%	5/31/2017	NAP	NAP	NAP
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village	62.4%	62.4%	99.3%	8/29/2017	NAP	NAP	NAP
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio	78.3%	73.6%	100.0%	Various	NAP	NAP
24.01	Property				Worcester			100.0%	10/8/2017	NAP	NAP	Walgreens	13,354
24.02	Property				New Bedford			100.0%	10/8/2017	NAP	NAP	Walgreens	15,272
24.03	Property				Staten Island			100.0%	10/8/2017	NAP	NAP	Walgreens	11,056
24.04	Property				Windham			100.0%	8/30/2017	NAP	NAP	Walgreens	13,987
24.05	Property				Yarmouth			100.0%	10/8/2017	NAP	NAP	Walgreens	9,996
24.06	Property				Hampstead			100.0%	10/8/2017	NAP	NAP	Walgreens	15,035
24.07	Property				Woodbury			100.0%	10/8/2017	NAP	NAP	Walgreens	13,650
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	73.2%	60.0%	91.9%	7/13/2017	NAP	NAP	M&T Bank	22,936
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	62.8%	58.1%	97.8%	7/31/2017	NAP	NAP	Vallarta Supermarket	31,842
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio	56.8%	50.0%	85.1%	6/8/2017	NAP	NAP
27.01	Property				Saddleback MHC			96.8%	6/8/2017	NAP	NAP	NAP
27.02	Property				Tamarisk MHC			72.2%	6/8/2017	NAP	NAP	NAP
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie	59.0%	45.1%	87.5%	7/31/2017	167.43	146.42	NAP
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway	54.7%	54.7%	100.0%	10/6/2017	NAP	NAP	Quantenna Communications, Inc.	84,208
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600	69.9%	69.9%	100.0%	10/6/2017	NAP	NAP	Bank of America	297,026
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	69.4%	65.4%	83.2%	6/30/2017	NAP	NAP	Fitness Connection	52,688
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	72.9%	62.3%	93.0%	4/24/2017	NAP	NAP	Food Lion	32,565
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick	58.2%	48.2%	78.6%	6/30/2017	121.94	95.85	NAP
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	65.0%	65.0%	96.6%	8/23/2017	NAP	NAP	Sprouts	30,115
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV	66.6%	57.9%	86.5%	7/18/2017	NAP	NAP
35.01	Property				Highland Green MHC			89.7%	7/18/2017	NAP	NAP	NAP
35.02	Property				Commerce MHC			77.2%	7/18/2017	NAP	NAP	NAP
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village	64.0%	51.8%	98.5%	7/6/2017	NAP	NAP	NAP
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim	61.5%	46.0%	68.8%	7/31/2017	151.38	104.15	NAP
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	67.9%	64.2%	94.5%	8/23/2017	NAP	NAP	Atlanta TV Station WUPA INC	20,773
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	53.1%	53.1%	100.0%	5/1/2017	NAP	NAP	Integra LifeSciences Corporation	44,046
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	66.7%	54.3%	88.7%	7/31/2017	NAP	NAP	Ferguson Enterprises	34,830
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot	47.5%	47.5%	100.0%	10/6/2017	NAP	NAP	Premier Parking	111,514
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage	69.7%	57.2%	98.0%	8/9/2017	NAP	NAP	NAP
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street	39.7%	39.7%	100.0%	6/30/2017	NAP	NAP	Snap Inc.	5,400
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	52.5%	37.7%	89.8%	4/1/2017	NAP	NAP	Foodland	43,070
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	63.7%	52.2%	93.0%	10/1/2017	NAP	NAP	Sixes Tavern	9,000
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	59.5%	54.5%	86.0%	8/1/2017	NAP	NAP	NBS Government Finance Group	11,601
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments	64.3%	59.9%	100.0%	5/30/2017	NAP	NAP	NAP
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill	51.4%	38.8%	90.1%	7/31/2017	93.69	84.41	NAP
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	65.2%	56.4%	100.0%	5/31/2017	NAP	NAP	Midnite Sun	3,300
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee	58.0%	58.0%	100.0%	10/6/2017	NAP	NAP	Liberty Marriotts Lane Company	92,554
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC	66.2%	54.5%	100.0%	6/1/2017	NAP	NAP	NAP
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach	73.0%	68.5%	96.0%	7/31/2017	NAP	NAP	NAP
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	70.7%	58.5%	100.0%	8/31/2017	NAP	NAP	Dunkin Donuts	3,182
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	59.8%	53.4%	100.0%	8/22/2017	NAP	NAP	Speed Queen Laundry	5,016
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments	58.1%	48.3%	97.1%	5/31/2017	NAP	NAP	NAP
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	60.0%	51.6%	100.0%	6/30/2017	NAP	NAP	Heartland Dental	3,360
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford	70.0%	70.0%	100.0%	10/6/2017	NAP	NAP	Dollar General	9,100

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Largest Tenant Lease Expiration (6)	Second Largest Tenant	Second Largest Tenant Sq Ft	Second Largest Tenant Lease Expiration (6)	Third Largest Tenant
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	9/30/2018	Commonwealth of Massachusetts	41,042	1/9/2021	Aegis Media Americas
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	2/28/2021	Kaiser Foundation Health Plan, Inc.	206,875	6/30/2024	American Chemistry Council
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel		NAP			NAP
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	1/31/2028	Old Navy	16,115	1/31/2022	Under Armour
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation	3/31/2028	NAP			NAP
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX		NAP			NAP
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville		NAP			NAP
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio
8.01	Property				Corporate Woods - Building 82	10/31/2019	Lathrop & Gage, LLP	39,993	1/31/2023	Berkley Insurance Company
8.02	Property				Corporate Woods - Building 40	12/31/2023	QC Holdings, Inc.	39,022	10/31/2017	Sanders Warren & Russell LLP
8.03	Property				Corporate Woods - Building 84	8/31/2020	Hovey Williams LLP	20,990	11/30/2019	McDonald’s Corporation
8.04	Property				Corporate Woods - Building 32	12/31/2020	Pharmion LLC	29,591	1/31/2018	Time Warner Cable Midwest LLC
8.05	Property				Corporate Woods - Building 34	3/1/2027	Vendor Credentialing Service LLC dba symplr	30,823	8/31/2024	Ace American Insurance Company dba Chubb Ins
8.06	Property				Corporate Woods - Building 14	2/28/2021	Anesthesia Associates of KC Inc	12,564	9/30/2018	Transport Funding, LLC
8.07	Property				Corporate Woods - Building 70	2/29/2020	Selective Site Consultants, Inc.	17,585	2/28/2018	Unitas Global
8.08	Property				Corporate Woods - Building 9	8/31/2018	Cinema Scene Mrktg & Promo LLC	10,722	4/30/2022	Perfect Output of Kansas City, LLC
8.09	Property				Corporate Woods - Building 6	9/30/2019	HYLA Technology Solutions, LLC fka E-Recycling, LLC	18,522	3/31/2019	Physicians Business Network, Inc.
8.10	Property				Corporate Woods - Building 12	1/31/2018	Massachusetts Mutual Life Insurance Company	12,418	11/30/2023	Go Local LLC
8.11	Property				Corporate Woods - Building 27	3/31/2022	Agrex Inc	16,550	3/31/2018	Overland Solutions Inc
8.12	Property				Corporate Woods - Building 51	5/31/2020	The IMA Financial Group Inc	15,783	12/31/2022	Fisher, Patterson, Sayler & Smith, LLP
8.13	Property				Corporate Woods - Building 55	3/31/2020	Mersoft Corporation	5,433	3/31/2021	York Risk Services Holding Corp.
8.14	Property				Corporate Woods - Building 65	9/30/2021	First Watch of Kansas, Inc.	4,431	9/30/2020	Aspen Salon & Spa
8.15	Property				Corporate Woods - Building 3	9/30/2021	Liberty Mutual Insurance Company	6,275	2/28/2022	USA Adventures of Kansas, LLC
8.16	Property				Corporate Woods - Building 75	11/30/2017	United Wisconsin Insurance Company	4,931	6/30/2022	Strategic AR LLC
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street	12/31/2029	Spring Place New York	74,530	12/31/2029	NAP
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	7/21/2026	Dick’s Sporting Goods	74,061	1/31/2019	Main Event
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	9/30/2029	Rite Aid (Eckerd Corp)	15,000	6/30/2019	Talbot’s
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio
12.01	Property				Shops & Gym at Durango Arby Plaza	4/30/2031	Wag N Wash	4,170	10/31/2020	Sweet Poke Management, Inc.
12.02	Property				The Village at Craig Road	6/30/2024	Easter Seals	8,125	8/31/2024	Cosmetology Institute of Las Vegas
12.03	Property				Shops at Boca Park	2/28/2021	Massage Envy	3,000	11/8/2019	Mattress Firm
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre	9/30/2029	NAP			NAP
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno	9/30/2032	NAP			NAP
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	MTM	Duane Reade	13,096	3/31/2031	Yorkville Endoscopy
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio
16.01	Property				416 West 23rd Street		NAP			NAP
16.02	Property				454 West 22nd Street		NAP			NAP
16.03	Property				307 West 29th Street		NAP			NAP
16.04	Property				313 West 29th Street		NAP			NAP
16.05	Property				466 West 23rd Street		NAP			NAP
16.06	Property				326 West 23rd Street		NAP			NAP
16.07	Property				456 West 22nd Street		NAP			NAP
16.08	Property				309 West 29th Street		NAP			NAP
16.09	Property				310 West 22nd Street		NAP			NAP
16.10	Property				348 West 21st Street		NAP			NAP
16.11	Property				339 West 19th Street		NAP			NAP
16.12	Property				341 West 19th Street		NAP			NAP
16.13	Property				431 West 22nd Street		NAP			NAP
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City		NAP			NAP
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue	2/1/2033	NAP			NAP
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	3/31/2027	Ocean Flow International, LLC	14,605	1/31/2023	Elite Ambulatory Surgery Centers, LLC
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III
20.01	Property				Capital Center II	12/31/2021	Verizon	40,285	3/31/2018	Institute For Business & Tech
20.02	Property				Capital Center III	12/31/2020	Wells Fargo	53,742	9/30/2019	Corelogic Real Estate Solution
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights	6/30/2037	SoulCycle	2,824	10/31/2037	NAP
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue		NAP			NAP
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village		NAP			NAP
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio
24.01	Property				Worcester	4/30/2032	NAP			NAP
24.02	Property				New Bedford	4/30/2032	NAP			NAP
24.03	Property				Staten Island	8/31/2031	NAP			NAP
24.04	Property				Windham	8/31/2032	Little Caesars	1,344	4/30/2022	NAP
24.05	Property				Yarmouth	6/30/2032	NAP			NAP
24.06	Property				Hampstead	5/30/2032	NAP			NAP
24.07	Property				Woodbury	9/30/2032	NAP			NAP
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	7/31/2021	Air Management And Design, LLC	13,000	8/31/2032	Christina River Exchange
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	1/31/2027	Rite Aid	18,125	5/31/2020	Northeast Valley Health Corporation
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio
27.01	Property				Saddleback MHC		NAP			NAP
27.02	Property				Tamarisk MHC		NAP			NAP
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie		NAP			NAP
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway	2/29/2024	NAP			NAP
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600	9/30/2031	NAP			NAP
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	3/31/2030	Lin’s Asian Buffet, Inc.	9,471	12/31/2023	Blends Daiquiri Lounge
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	8/17/2025	Air Fun Trampoline Park	30,248	7/10/2025	Planet Fitness
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick		NAP			NAP
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	7/31/2031	Willie Jewell’s BBQ	2,800	2/28/2027	Your Pie
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV
35.01	Property				Highland Green MHC		NAP			NAP
35.02	Property				Commerce MHC		NAP			NAP
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village		NAP			NAP
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim		NAP			NAP
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	3/31/2021	UPS Supply Chain Solutions	17,622	11/30/2018	Encompass RX
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	6/30/2019	Speedplay, Inc.	14,968	6/30/2018	Nexus eWater, Inc.
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	3/31/2020	Palmetto Oxygen, LLC	10,246	8/31/2020	Hill-Rom Company
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot	5/30/2027	NAP			NAP
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage		NAP			NAP
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street	12/14/2021	Amplify LA Management	3,650	12/31/2021	NAP
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	7/31/2027	Ollie’s Bargain Outlet, Inc.	36,958	10/17/2021	Ashley Furniture
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	9/30/2019	Johnny Mitchell’s Smokehouse	5,000	4/30/2018	Spencer Family Medicine
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	2/28/2019	UHS of Delaware, Inc.	5,501	2/29/2020	Coldwell Banker Residential
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments		NAP			NAP
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill		NAP			NAP
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	3/31/2019	Bloop Yogurt	2,676	9/30/2022	VIP Nails
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee	2/28/2022	NAP			NAP
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC		NAP			NAP
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach		NAP			NAP
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	11/1/2022	Panda Chinese	2,950	12/1/2021	Cocos Locos
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	8/31/2027	Crawford Orthodontic Care	3,040	5/31/2020	Game Stop
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments		NAP			NAP
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	4/30/2026	Noire The Nail Bar	2,880	9/30/2026	Spring Mobile
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford	6/1/2032	NAP			NAP

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (6)	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (6)
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	34,424	1/31/2021	CVS	29,121	7/31/2034
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	93,168	12/31/2025	Pritchard Industries, Inc.	833	12/31/2018
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel			NAP
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	11,250	9/30/2025	GAP Outlet	11,000	1/31/2022
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation			NAP
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX			NAP
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville			NAP
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio
8.01	Property				Corporate Woods - Building 82	10,051	9/30/2022	Lincoln National Life Insurance Company	8,127	8/31/2021
8.02	Property				Corporate Woods - Building 40	19,774	1/31/2021	Spencer Fane LLP	16,157	11/30/2019
8.03	Property				Corporate Woods - Building 84	14,561	7/31/2020	Sirius Computer Solutions, Inc	13,338	7/31/2021
8.04	Property				Corporate Woods - Building 32	19,871	12/31/2020	Foulston Siefkin LLP	19,871	4/30/2022
8.05	Property				Corporate Woods - Building 34	16,550	12/31/2021	KBP Investments Inc.	16,550	6/30/2023
8.06	Property				Corporate Woods - Building 14	9,430	6/30/2022	Zoom Video Communications, Inc.	9,176	10/31/2019
8.07	Property				Corporate Woods - Building 70	8,665	1/31/2025	Pershing Yoakley & Associates, P.C.	3,595	2/28/2018
8.08	Property				Corporate Woods - Building 9	7,614	9/30/2018	Oracle America, Inc.	6,179	3/31/2022
8.09	Property				Corporate Woods - Building 6	18,522	8/31/2020	Affinis Corp	9,614	2/28/2023
8.10	Property				Corporate Woods - Building 12	8,697	12/31/2019	AECOM	5,445	11/30/2018
8.11	Property				Corporate Woods - Building 27	16,550	4/30/2020	RubinBrown LLP	13,261	1/31/2019
8.12	Property				Corporate Woods - Building 51	8,205	6/30/2022	Ferree, Bunn, Rundberg & Ridgway, Chtd.	7,048	1/31/2019
8.13	Property				Corporate Woods - Building 55	5,170	1/31/2021	Adam & McDonald PA	4,964	5/31/2020
8.14	Property				Corporate Woods - Building 65	3,352	2/29/2024	Kulture Kurry LLC	3,013	12/31/2019
8.15	Property				Corporate Woods - Building 3	4,969	3/31/2019	OMNI Employment Management Services, LLC	4,580	5/31/2020
8.16	Property				Corporate Woods - Building 75	4,850	10/1/2022	Diebold, Incorporated	4,350	9/30/2018
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street			NAP
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	46,900	6/30/2028	Nordstrom Rack	30,002	9/30/2025
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	8,600	1/31/2025	Dawson’s (James Lukens)	8,500	12/31/2023
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio
12.01	Property				Shops & Gym at Durango Arby Plaza	3,499	7/31/2028	The Pier 215	3,332	4/30/2027
12.02	Property				The Village at Craig Road	5,906	2/29/2020	ATI Physical Therapy	5,558	7/31/2023
12.03	Property				Shops at Boca Park	3,000	6/30/2021	T-Mobile	1,720	10/31/2022
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre			NAP
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno			NAP
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	10,921	1/31/2028	Verizon (Antenna)	345	4/30/2021
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio
16.01	Property				416 West 23rd Street			NAP
16.02	Property				454 West 22nd Street			NAP
16.03	Property				307 West 29th Street			NAP
16.04	Property				313 West 29th Street			NAP
16.05	Property				466 West 23rd Street			NAP
16.06	Property				326 West 23rd Street			NAP
16.07	Property				456 West 22nd Street			NAP
16.08	Property				309 West 29th Street			NAP
16.09	Property				310 West 22nd Street			NAP
16.10	Property				348 West 21st Street			NAP
16.11	Property				339 West 19th Street			NAP
16.12	Property				341 West 19th Street			NAP
16.13	Property				431 West 22nd Street			NAP
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City			NAP
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue			NAP
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	13,973	10/31/2019	Lex Mundi, Ltd.	10,700	2/14/2024
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III
20.01	Property				Capital Center II	31,360	7/31/2019	Superior Vision Services	28,091	8/31/2028
20.02	Property				Capital Center III	28,180	8/31/2019	Renaissance Food Group, LLC	26,528	6/30/2019
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights			NAP
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue			NAP
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village			NAP
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio
24.01	Property				Worcester			NAP
24.02	Property				New Bedford			NAP
24.03	Property				Staten Island			NAP
24.04	Property				Windham			NAP
24.05	Property				Yarmouth			NAP
24.06	Property				Hampstead			NAP
24.07	Property				Woodbury			NAP
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	8,000	8/31/2032	General Services Administration-ICE	7,445	10/31/2018
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	10,940	9/30/2027	Healthcare Investment Properties	8,680	1/14/2025
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio
27.01	Property				Saddleback MHC			NAP
27.02	Property				Tamarisk MHC			NAP
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie			NAP
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway			NAP
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600			NAP
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	5,882	11/30/2022	First Eye Care	4,563	2/28/2019
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	24,038	6/30/2026	Carriage House Antiques	9,901	2/28/2022
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick			NAP
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	2,659	9/30/2026	Hand and Stone	2,500	7/31/2023
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV
35.01	Property				Highland Green MHC			NAP
35.02	Property				Commerce MHC			NAP
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village			NAP
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim			NAP
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	11,927	12/31/2021	Akrometrix, Inc.	9,577	6/30/2020
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	7,658	9/30/2018	Q-Vio, LLC	6,162	8/31/2018
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	6,144	1/31/2019	Schnabel Engineering	5,730	8/31/2018
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot			NAP
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage			NAP
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street			NAP
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	27,104	5/31/2024	Planet Fitness	24,506	9/30/2021
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	4,500	10/31/2021	Dental Designs	4,000	1/31/2018
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	5,105	12/31/2019	Newman Tax & Resolution	3,815	9/30/2019
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments			NAP
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill			NAP
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	2,490	7/31/2018	Chipotle	2,358	7/31/2027
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee			NAP
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC			NAP
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach			NAP
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	2,800	8/1/2019	Pet Paradise	2,282	11/30/2019
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	1,824	1/31/2023	American Deli	1,620	3/31/2022
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments			NAP
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	1,920	12/31/2022	Sport Clips	1,440	2/28/2021
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford			NAP

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft	Fifth Largest Tenant Lease Expiration (6)	Environmental Phase I Report Date	Environmental Phase II Y/N	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	Rakuten USA	10,325	3/31/2019	8/4/2017	No	NAP	8/3/2017	NAP	NAP
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	NAP			9/5/2017	No	NAP	9/1/2017	NAP	NAP
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel	NAP			4/6/2017	No	NAP	4/6/2017	NAP	NAP
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	Adidas/Rockport	10,000	1/31/2027	7/28/2017	No	NAP	7/28/2017	NAP	NAP
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation	NAP			12/14/2016	No	NAP	12/12/2016	12/12/2016	9%
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX	NAP			2/14/2017	No	NAP	2/13/2017	2/14/2017	18%
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville	NAP			6/26/2017	Yes	5/3/2017	6/26/2017	NAP	NAP
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio
8.01	Property				Corporate Woods - Building 82	Toyota Motor Credit Corporation	8,102	3/31/2018	8/9/2017	No	NAP	6/23/2017	NAP	NAP
8.02	Property				Corporate Woods - Building 40	Searles Valley Minerals Operations, Inc.	14,872	2/29/2020	8/9/2017	No	NAP	6/27/2017	NAP	NAP
8.03	Property				Corporate Woods - Building 84	Met Life Agricultural Inv.	12,997	5/31/2019	8/9/2017	No	NAP	6/23/2017	NAP	NAP
8.04	Property				Corporate Woods - Building 32	Ascension Insurance, Inc.	13,671	5/31/2019	8/9/2017	No	NAP	6/27/2017	NAP	NAP
8.05	Property				Corporate Woods - Building 34	NAP			8/9/2017	No	NAP	6/27/2017	NAP	NAP
8.06	Property				Corporate Woods - Building 14	Performance Technologies Inc	7,886	6/30/2018	8/9/2017	No	NAP	6/23/2017	NAP	NAP
8.07	Property				Corporate Woods - Building 70	Synergy Search Group, LLC	2,386	9/30/2022	8/9/2017	No	NAP	6/23/2017	NAP	NAP
8.08	Property				Corporate Woods - Building 9	Paragon Capital Management	6,023	3/31/2027	8/9/2017	No	NAP	6/27/2017	NAP	NAP
8.09	Property				Corporate Woods - Building 6	The Nolan Company	6,827	2/28/2022	8/9/2017	No	NAP	6/23/2017	NAP	NAP
8.10	Property				Corporate Woods - Building 12	Couch Pierce King & Wharton Chartered	2,630	7/31/2020	8/9/2017	No	NAP	6/27/2017	NAP	NAP
8.11	Property				Corporate Woods - Building 27	Apex Systems, Inc.	6,204	9/30/2022	8/9/2017	No	NAP	6/27/2017	NAP	NAP
8.12	Property				Corporate Woods - Building 51	Platinum Realty, LLC	6,327	10/31/2020	8/9/2017	No	NAP	6/23/2017	NAP	NAP
8.13	Property				Corporate Woods - Building 55	Commodity Specialists Company	4,286	10/31/2019	8/9/2017	No	NAP	6/23/2017	NAP	NAP
8.14	Property				Corporate Woods - Building 65	Chipotle Mexican Grill of Kansas, L.L.C.	2,827	2/28/2018	8/9/2017	No	NAP	6/23/2017	NAP	NAP
8.15	Property				Corporate Woods - Building 3	Dissinger Reed, LLC	4,402	11/30/2019	8/9/2017	No	NAP	6/23/2017	NAP	NAP
8.16	Property				Corporate Woods - Building 75	United Fidelity Funding Corp.	3,866	12/31/2017	8/9/2017	No	NAP	6/23/2017	NAP	NAP
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street	NAP			6/2/2017	No	NAP	6/1/2017	NAP	NAP
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	Forever 21	26,885	1/31/2019	7/24/2017	No	NAP	7/20/2017	NAP	NAP
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	PA-LCB	6,000	4/30/2022	8/7/2017	No	NAP	8/7/2017	NAP	NAP
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio
12.01	Property				Shops & Gym at Durango Arby Plaza	J&J Designs Nevada	2,560	10/31/2021	5/17/2017	No	NAP	5/17/2017	NAP	NAP
12.02	Property				The Village at Craig Road	CJ Banquet Hall, LLC	4,058	4/30/2021	5/17/2017	No	NAP	5/17/2017	NAP	NAP
12.03	Property				Shops at Boca Park	NAP			5/17/2017	No	NAP	5/15/2017	NAP	NAP
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre	NAP			7/18/2017	No	NAP	7/18/2017	7/18/2017	11%
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno	NAP			3/8/2017	No	NAP	3/30/2017	3/7/2017	7%
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	NAP			6/7/2017	No	NAP	4/27/2017	NAP	NAP
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio
16.01	Property				416 West 23rd Street	NAP			8/2/2017	No	NAP	7/21/2017	NAP	NAP
16.02	Property				454 West 22nd Street	NAP			7/24/2017	No	NAP	7/21/2017	NAP	NAP
16.03	Property				307 West 29th Street	NAP			8/7/2017	No	NAP	7/21/2017	NAP	NAP
16.04	Property				313 West 29th Street	NAP			7/26/2017	No	NAP	7/21/2017	NAP	NAP
16.05	Property				466 West 23rd Street	NAP			7/20/2017	No	NAP	7/21/2017	NAP	NAP
16.06	Property				326 West 23rd Street	NAP			7/24/2017	No	NAP	7/21/2017	NAP	NAP
16.07	Property				456 West 22nd Street	NAP			7/21/2017	No	NAP	7/21/2017	NAP	NAP
16.08	Property				309 West 29th Street	NAP			7/26/2017	No	NAP	7/21/2017	NAP	NAP
16.09	Property				310 West 22nd Street	NAP			7/26/2017	No	NAP	7/21/2017	NAP	NAP
16.10	Property				348 West 21st Street	NAP			7/21/2017	No	NAP	7/21/2017	NAP	NAP
16.11	Property				339 West 19th Street	NAP			7/26/2017	No	NAP	7/24/2017	NAP	NAP
16.12	Property				341 West 19th Street	NAP			7/26/2017	No	NAP	7/24/2017	NAP	NAP
16.13	Property				431 West 22nd Street	NAP			7/31/2017	No	NAP	7/21/2017	NAP	NAP
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City	NAP			6/12/2017	No	NAP	6/12/2017	NAP	NAP
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue	NAP			5/26/2017	No	NAP	5/26/2017	NAP	NAP
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	Dahill Office Technology Corporation	10,548	1/23/2024	8/2/2017	No	NAP	8/2/2017	NAP	NAP
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III
20.01	Property				Capital Center II	California Student Aid Commission	26,273	3/31/2021	6/5/2017	No	NAP	6/2/2017	6/5/2017	5%
20.02	Property				Capital Center III	Exam Works Inc	15,326	4/30/2020	6/5/2017	No	NAP	6/5/2017	6/5/2017	5%
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights	NAP			6/13/2017	No	NAP	6/13/2017	NAP	NAP
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue	NAP			6/14/2017	No	NAP	4/27/2017	4/27/2017	19%
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village	NAP			8/10/2017	No	NAP	7/28/2017	NAP	NAP
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio
24.01	Property				Worcester	NAP			7/17/2017	No	NAP	7/14/2017	NAP	NAP
24.02	Property				New Bedford	NAP			7/14/2017	No	NAP	7/14/2017	NAP	NAP
24.03	Property				Staten Island	NAP			7/25/2017	No	NAP	7/21/2017	NAP	NAP
24.04	Property				Windham	NAP			7/17/2017	No	NAP	7/14/2017	NAP	NAP
24.05	Property				Yarmouth	NAP			7/14/2017	No	NAP	7/14/2017	NAP	NAP
24.06	Property				Hampstead	NAP			7/13/2017	No	NAP	7/14/2017	NAP	NAP
24.07	Property				Woodbury	NAP			7/14/2017	No	NAP	7/14/2017	NAP	NAP
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	Montgomery	6,792	10/31/2022	6/12/2017	No	NAP	6/12/2017	NAP	NAP
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	O’Reilly Auto Parts	6,729	12/31/2020	7/12/2017	No	NAP	7/5/2017	7/5/2017	17%
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio
27.01	Property				Saddleback MHC	NAP			6/13/2017	No	NAP	6/13/2017	NAP	NAP
27.02	Property				Tamarisk MHC	NAP			6/28/2017	No	NAP	6/14/2017	NAP	NAP
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie	NAP			6/13/2017	No	NAP	6/9/2017	2/28/2017	19%
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway	NAP			8/18/2017	No	NAP	7/28/2017	7/28/2017	15%
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600	NAP			5/3/2017	No	NAP	5/1/2017	NAP	NAP
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	Mena’s Tex Mex Grill	4,036	9/22/2027	8/22/2017	No	NAP	8/10/2017	NAP	NAP
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	Expressions Clothing Outlet	7,500	12/31/2019	7/5/2017	No	NAP	6/29/2017	NAP	NAP
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick	NAP			6/5/2017	No	NAP	7/20/2017	NAP	NAP
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	Lush Nails	2,240	12/31/2026	7/6/2017	No	NAP	7/6/2017	NAP	NAP
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV
35.01	Property				Highland Green MHC	NAP			8/17/2017	No	NAP	8/17/2017	NAP	NAP
35.02	Property				Commerce MHC	NAP			8/17/2017	No	NAP	8/17/2017	NAP	NAP
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village	NAP			5/16/2017	No	NAP	8/22/2017	NAP	NAP
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim	NAP			7/27/2017	No	NAP	7/31/2017	7/31/2017	10%
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	Cavalier Telephone, LLC	8,510	10/31/2023	7/14/2017	No	NAP	8/7/2017	NAP	NAP
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	ITAV Solutions, Inc.	4,670	6/30/2018	7/11/2017	No	NAP	7/11/2017	6/11/2017	10%
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	Sizewise Rentals, LLC	5,615	11/30/2019	8/16/2017	No	NAP	8/16/2017	NAP	NAP
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot	NAP			5/2/2017	No	NAP	5/2/2017	NAP	NAP
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage	NAP			6/26/2017	No	NAP	6/26/2017	6/27/2017	9%
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street	NAP			4/24/2017	No	NAP	4/24/2017	4/24/2017	15%
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	Dollar Tree	9,604	1/31/2019	8/4/2017	No	NAP	8/4/2017	NAP	NAP
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	Perfect Game USA	2,855	6/30/2018	5/1/2017	No	NAP	5/1/2017	NAP	NAP
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	Bank of the West	2,886	6/30/2019	7/17/2017	No	NAP	7/14/2017	7/14/2017	11%
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments	NAP			5/24/2017	No	NAP	5/30/2017	NAP	NAP
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill	NAP			8/10/2017	No	NAP	8/10/2017	NAP	NAP
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	Starbucks	2,200	7/31/2022	6/14/2017	No	NAP	6/16/2017	NAP	NAP
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee	NAP			6/30/2017	No	NAP	6/7/2017	NAP	NAP
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC	NAP			7/10/2017	No	NAP	7/6/2017	NAP	NAP
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach	NAP			7/7/2017	No	NAP	7/7/2017	NAP	NAP
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	Auto Sound	2,100	12/1/2018	6/29/2017	No	NAP	8/14/2017	NAP	NAP
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	Sally Beauty Supply	1,520	5/31/2020	7/17/2017	No	NAP	7/28/2017	NAP	NAP
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments	NAP			6/2/2017	No	NAP	6/2/2017	NAP	NAP
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	NAP			8/15/2017	No	NAP	8/11/2017	NAP	NAP
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford	NAP			7/31/2017	No	NAP	8/1/2017	NAP	NAP

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	No	443,368	147,789	0	0	0	0	0	0
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	No	0	0	0	0	8,628	8,628	310,592	0
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel	No	225,249	112,624	73,879	10,554	0	78,884	0	0
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	No	0	0	0	0	0	0	0	0
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation	No	0	0	0	0	761,501	0	0	354,432
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX	No	0	0	0	0	0	0	0	0
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville	No	390,781	48,848	0	0	0	90,694	0	0
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio	No	6,258,114	625,811	0	0	0	38,258	0	7,500,000
8.01	Property				Corporate Woods - Building 82	No
8.02	Property				Corporate Woods - Building 40	No
8.03	Property				Corporate Woods - Building 84	No
8.04	Property				Corporate Woods - Building 32	No
8.05	Property				Corporate Woods - Building 34	No
8.06	Property				Corporate Woods - Building 14	No
8.07	Property				Corporate Woods - Building 70	No
8.08	Property				Corporate Woods - Building 9	No
8.09	Property				Corporate Woods - Building 6	No
8.10	Property				Corporate Woods - Building 12	No
8.11	Property				Corporate Woods - Building 27	No
8.12	Property				Corporate Woods - Building 51	No
8.13	Property				Corporate Woods - Building 55	No
8.14	Property				Corporate Woods - Building 65	No
8.15	Property				Corporate Woods - Building 3	No
8.16	Property				Corporate Woods - Building 75	No
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street	No	219,873	54,968	12,654	6,327	0	1,982	0	0
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	No	0	0	0	0	0	0	0	0
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	No	238,420	56,767	34,222	4,074	0	1,960	0	350,000
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio	No	48,693	17,309	3,054	3,054	0	1,790	0	135,000
12.01	Property				Shops & Gym at Durango Arby Plaza	No
12.02	Property				The Village at Craig Road	No
12.03	Property				Shops at Boca Park	No
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre	No	153,750	17,083	7,363	1,227	0	1,005	120,556	1,506,950
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno	No	0	0	0	0	0	0	0	0
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	No	0	40,500	1,409	0	0	594	0	0
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio	No	213,025	71,008	17,386	5,795	109,500	3,042	0	0
16.01	Property				416 West 23rd Street	No
16.02	Property				454 West 22nd Street	No
16.03	Property				307 West 29th Street	No
16.04	Property				313 West 29th Street	No
16.05	Property				466 West 23rd Street	No
16.06	Property				326 West 23rd Street	No
16.07	Property				456 West 22nd Street	No
16.08	Property				309 West 29th Street	No
16.09	Property				310 West 22nd Street	No
16.10	Property				348 West 21st Street	No
16.11	Property				339 West 19th Street	No
16.12	Property				341 West 19th Street	No
16.13	Property				431 West 22nd Street	No
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City	No	0	0	0	0	0	57,001	0	0
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue	No	23,500	11,750	4,100	820	0	298	0	0
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	No	426,730	47,414	4,837	4,837	0	2,706	0	0
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III	No	326,287	65,257	0	0	496,762	13,259	0	2,730,693
20.01	Property				Capital Center II	No
20.02	Property				Capital Center III	No
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights	No	0	0	0	0	0	0	0	0
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue	No	114,000	19,000	6,152	1,655	0	3,731	0	0
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village	No	55,856	18,619	4,215	4,215	0	3,083	0	0
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio	No	0	0	0	0	0	781	0	0
24.01	Property				Worcester	No
24.02	Property				New Bedford	No
24.03	Property				Staten Island	No
24.04	Property				Windham	No
24.05	Property				Yarmouth	No
24.06	Property				Hampstead	No
24.07	Property				Woodbury	No
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	No	162,758	40,690	25,208	2,292	0	3,286	0	500,900
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	No	158,667	19,833	9,738	2,144	111,679	1,296	0	350,000
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio	No	6,665	1,666	0	0	0	2,483	119,200	0
27.01	Property				Saddleback MHC	No
27.02	Property				Tamarisk MHC	No
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie	No	20,167	5,042	82,239	6,853	0	62	2,241	0
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway	No	210,000	23,333	2,021	1,011	0	0	0	0
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600	No	100,000	33,333	3,202	1,067	0	0	0	0
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	No	191,667	19,167	34,208	2,631	0	1,585	0	0
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	No	11,426	11,426	10,811	1,544	0	1,923	0	0
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick	No	69,214	5,993	31,499	3,000	0	11,609	0	0
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	No	76,704	6,973	0	0	0	0	35,000	0
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV	No	14,082	4,470	10,749	1,463	0	1,513	0	0
35.01	Property				Highland Green MHC	No
35.02	Property				Commerce MHC	No
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village	No	21,376	5,344	16,493	1,227	0	850	0	0
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim	No	9,240	4,620	29,856	2,986	0	0	0	0
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	No	0	9,635	5,781	1,445	131,569	1,376	0	100,000
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	No	82,423	13,737	1,928	1,928	0	1,161	0	250,000
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	No	80,998	9,000	8,228	1,371	0	1,844	0	50,000
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot	No	0	0	0	0	0	783	0	0
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage	No	0	2,506	746	746	0	810	0	0
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street	No	14,000	2,000	1,244	311	0	196	0	0
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	No	5,531	5,531	2,318	0	0	0	0	0
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	No	26,000	3,250	7,565	1,081	24,850	1,138	0	250,000
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	No	54,833	7,833	2,042	1,021	0	1,333	0	100,000
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments	No	22,034	11,017	7,250	2,417	80,000	1,875	0	0
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill	No	0	2,562	8,219	3,914	300,000	5,987	0	0
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	No	14,065	4,688	1,639	205	66,500	354	0	75,000
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee	No	0	0	0	0	0	0	0	0
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC	No	7,461	1,066	961	481	0	308	0	0
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach	No	50,831	4,236	6,426	1,607	0	355	0	0
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	No	15,750	5,250	2,910	416	0	541	0	50,000
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	No	38,542	0	0	0	0	163	0	0
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments	No	29,686	9,895	4,528	2,264	0	2,267	0	0
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	No	18,892	1,889	1,860	372	0	120	4,320	0
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford	No	4,000	333	0	0	0	0	0	0

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	20,833	1,250,000	0	0	0	0	0	0
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	0	0	0	0	0	0	0	0
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel	0	0	0	0	0	0	0	0
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	0	0	0	0	0	0	0	0
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation	0	0	0	0	0	0	0	0
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX	0	0	0	0	0	0	50,000	0
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville	0	0	0	0	39,000	0	0	0
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio	0	7,500,000	0	0	620,488	0	0	0
8.01	Property				Corporate Woods - Building 82
8.02	Property				Corporate Woods - Building 40
8.03	Property				Corporate Woods - Building 84
8.04	Property				Corporate Woods - Building 32
8.05	Property				Corporate Woods - Building 34
8.06	Property				Corporate Woods - Building 14
8.07	Property				Corporate Woods - Building 70
8.08	Property				Corporate Woods - Building 9
8.09	Property				Corporate Woods - Building 6
8.10	Property				Corporate Woods - Building 12
8.11	Property				Corporate Woods - Building 27
8.12	Property				Corporate Woods - Building 51
8.13	Property				Corporate Woods - Building 55
8.14	Property				Corporate Woods - Building 65
8.15	Property				Corporate Woods - Building 3
8.16	Property				Corporate Woods - Building 75
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street	11,232	0	0	0	28,125	0	0	0
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	0	0	0	0	0	0	0	0
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	0	350,000	0	0	0	0	87,130	0
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio	14,866	650,000	0	0	0	0	0	0
12.01	Property				Shops & Gym at Durango Arby Plaza
12.02	Property				The Village at Craig Road
12.03	Property				Shops at Boca Park
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre	0	0	0	0	200,100	0	0	0
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno	0	0	0	0	0	0	0	0
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	0	0	0	0	0	0	62,500	0
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio	0	0	0	0	27,500	0	0	0
16.01	Property				416 West 23rd Street
16.02	Property				454 West 22nd Street
16.03	Property				307 West 29th Street
16.04	Property				313 West 29th Street
16.05	Property				466 West 23rd Street
16.06	Property				326 West 23rd Street
16.07	Property				456 West 22nd Street
16.08	Property				309 West 29th Street
16.09	Property				310 West 22nd Street
16.10	Property				348 West 21st Street
16.11	Property				339 West 19th Street
16.12	Property				341 West 19th Street
16.13	Property				431 West 22nd Street
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City	0	0	0	0	0	0	0	0
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue	0	0	0	0	0	0	0	0
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	26,500	954,000	0	0	0	0	0	0
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III	66,296	0	0	0	0	0	0	0
20.01	Property				Capital Center II
20.02	Property				Capital Center III
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights	0	0	0	0	0	0	0	0
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue	292	0	0	0	0	0	0	0
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village	0	0	0	0	0	0	0	0
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio	0	0	0	0	0	0	0	0
24.01	Property				Worcester
24.02	Property				New Bedford
24.03	Property				Staten Island
24.04	Property				Windham
24.05	Property				Yarmouth
24.06	Property				Hampstead
24.07	Property				Woodbury
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	8,392	0	82,936	0	3,563	0	0	0
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	6,478	350,000	0	0	6,282	0	0	0
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio	0	0	0	0	0	0	0	0
27.01	Property				Saddleback MHC
27.02	Property				Tamarisk MHC
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie	311	11,205	0	0	0	0	0	0
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway	5,965	429,461	250,000	0	0	0	0	0
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600	0	0	0	0	0	0	0	0
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	4,943	0	71,953	0	0	0	0	0
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	8,331	399,898	0	0	66,750	0	0	0
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick	0	0	0	0	26,906	0	0	0
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	0	250,000	0	0	0	0	0	0
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV	0	0	0	0	5,125	0	0	0
35.01	Property				Highland Green MHC
35.02	Property				Commerce MHC
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village	0	0	0	0	2,938	0	0	0
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim	0	0	46,884	0	0	0	0	0
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	5,964	210,000	0	0	7,563	0	0	0
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	0	250,000	0	0	7,500	0	0	0
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	4,183	0	0	0	227,026	0	0	0
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot	0	0	0	0	0	0	0	0
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage	0	0	0	0	0	0	0	0
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street	754	50,000	0	0	4,125	0	0	0
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	0	325,000	0	0	0	0	0	0
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	5,174	0	0	0	0	0	0	0
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	4,100	0	0	0	0	0	0	0
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments	0	0	100,000	0	11,775	0	0	0
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill	0	0	0	0	11,875	0	0	0
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	1,770	0	0	0	9,938	0	0	0
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee	0	0	0	0	0	0	0	0
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC	0	0	0	0	0	0	5,625	0
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach	0	0	0	0	0	0	0	0
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	855	0	0	0	77,660	0	0	0
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	868	50,000	0	0	10,000	0	0	0
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments	0	0	0	0	10,116	0	0	0
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	800	50,000	0	0	0	0	0	0
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford	0	0	0	0	0	0	0	0

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	128,732	86,765	Ground Rent Reserve (Upfront: $83,333; Monthly: $83,333); Capital Reserve (Upfront: $27,457; Monthly: $3,432); Unfunded Obligations Reserve (Upfront: $17,942)
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	415,973	0	Service Reserve ($300,000); Outstanding TI/Free Rent Reserve ($115,973)
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel	3,240,000	0	EB-5 Reimbursement Reserve ($2,500,000); Seasonality Reserve ($740,000)
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	0	0
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation	1,210,000	0	Preapproved Landlord Alteration Reserve
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX	12,975,832	On each monthly payment date the lesser of i) 20% of the Seasonality Reserve Cap and ii) any amounts remaining in the Cash Management Account after deposits for debt service and reserves, subject to a cap of $475,000	PIP Reserve ($12,975,832); Seasonality Reserve (Monthly)
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville	3,008,794	0	PIP Reserve
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio	1,481,165	0	Unfunded Obligations Reserve
8.01	Property				Corporate Woods - Building 82
8.02	Property				Corporate Woods - Building 40
8.03	Property				Corporate Woods - Building 84
8.04	Property				Corporate Woods - Building 32
8.05	Property				Corporate Woods - Building 34
8.06	Property				Corporate Woods - Building 14
8.07	Property				Corporate Woods - Building 70
8.08	Property				Corporate Woods - Building 9
8.09	Property				Corporate Woods - Building 6
8.10	Property				Corporate Woods - Building 12
8.11	Property				Corporate Woods - Building 27
8.12	Property				Corporate Woods - Building 51
8.13	Property				Corporate Woods - Building 55
8.14	Property				Corporate Woods - Building 65
8.15	Property				Corporate Woods - Building 3
8.16	Property				Corporate Woods - Building 75
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street	4,855,995	45,778	Security Deposits ($2,965,935); Free Rent Reserve ($1,844,282); Condominium Common Charges Reserve ($45,778)
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	0	0
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	750,000	0	Pledge Note Reserve
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio	62,976	0	Free Rent Reserve
12.01	Property				Shops & Gym at Durango Arby Plaza
12.02	Property				The Village at Craig Road
12.03	Property				Shops at Boca Park
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre	118,050	0	First Payment Reserve
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno	0	0
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	0	7,022	Common Charge Reserve
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio	0	0
16.01	Property				416 West 23rd Street
16.02	Property				454 West 22nd Street
16.03	Property				307 West 29th Street
16.04	Property				313 West 29th Street
16.05	Property				466 West 23rd Street
16.06	Property				326 West 23rd Street
16.07	Property				456 West 22nd Street
16.08	Property				309 West 29th Street
16.09	Property				310 West 22nd Street
16.10	Property				348 West 21st Street
16.11	Property				339 West 19th Street
16.12	Property				341 West 19th Street
16.13	Property				431 West 22nd Street
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City	516,972	0	PIP Reserve ($276,972); Seasonality Reserve ($240,000)
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue	4,100,000	0	Alo Rent Abatement ($1,900,000); Alo Tenant Allowance ($1,100,000); Alo Lease Commencement Reserve ($600,001); Alo Leasing Commission ($500,000)
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	120,703	0	Free Rent Reserve
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III	620,811	0	Free Rent Reserve
20.01	Property				Capital Center II
20.02	Property				Capital Center III
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights	0	0
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue	1,050,000	0	PSA Reserve ($1,000,000); Seasonality Reserve ($50,000)
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village	1,200,000	0	Property Renovation Reserve
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio	0	0
24.01	Property				Worcester
24.02	Property				New Bedford
24.03	Property				Staten Island
24.04	Property				Windham
24.05	Property				Yarmouth
24.06	Property				Hampstead
24.07	Property				Woodbury
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	567,145	0	Starbucks Rollover Reserve ($275,000); M&T Rollover Reserve ($229,360); Rent Abatement Reserve ($62,785)
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	2,964,761	0	Earnout Reserve ($2,900,000); Rent Abatement Reserve ($64,761)
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio	200,000	0	Assessment Reserve
27.01	Property				Saddleback MHC
27.02	Property				Tamarisk MHC
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie	110,000	24,331	Seasonality Reserve
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway	3,717,848	0	Unfunded TI Reserve ($3,169,339); Free Rent Reserve ($471,564); First Payment Reserve ($76,945)
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600	0	0
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	96,041	0	Blends Daiquiri Rollover Reserve
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	0	0
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick	8,750	0	PIP Reserve
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	0	0
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV	31,000	0	Ground Rent Reserve
35.01	Property				Highland Green MHC
35.02	Property				Commerce MHC
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village	0	0
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim	1,009,000	0	PIP Reserve ($800,000); Seasonality Reserve ($209,000)
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	0	0
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	237,156	231,626	Ground Rent Reserve (Upfront: $231,626; Quarterly: $231,626); Free Rent Reserve ($5,530)
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	29,707	0	Unfunded Obligations Reserve ($25,140); Free Rent Reserve ($4,567)
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot	0	0
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage	0	0
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street	140,000	0	Free Rent Reserve
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	0	0
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	0	0
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	73,857	0	Surrendered Space TI Reserve ($68,857); UHS TI Reserve ($5,000)
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments	6,250	0	Radon Remediation Reserve
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill	0	0
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	248,000	0	Universal Wireless Reserve ($50,000); Rent/TI Reserve ($198,000)
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee	12,965	0	First Payment Reserve
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC	0	0
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach	52,600	0	Capital Improvements Reserve
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	0	0
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	0	0
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments	0	0
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	0	0
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford	0	0

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Borrower Name	Delaware Statutory Trust? Y/N	Carve-out Guarantor	Loan Purpose
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	AAC South Station Property LLC	No	Ben Ashkenazy	Acquisition
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	Seven Hundred 2nd Street Holdings LLC	No	NAP	Refinance
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel	Oxford 127 Huron Hotel Venture Property Company, LLC	No	John W. Rutledge	Refinance
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	Pleasant Prairie Premium Outlets, LLC	No	Simon Property Group, L.P.	Recapitalization
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation	AGNL Trauma, L.P.	No	AG Net Lease III Corp. and AG Net Lease III (SO) Corp.	Recapitalization
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX	XLD LAX Owner, LLC	No	XLD Group N.A. Real Estate Development, Inc.	Refinance
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville	Pios Grande Louisville HR LLC	No	Pios Grande Holdings LLC	Acquisition
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio	Corporate Woods Kansas Realty LP	No	Raymond Massa	Acquisition
8.01	Property				Corporate Woods - Building 82
8.02	Property				Corporate Woods - Building 40
8.03	Property				Corporate Woods - Building 84
8.04	Property				Corporate Woods - Building 32
8.05	Property				Corporate Woods - Building 34
8.06	Property				Corporate Woods - Building 14
8.07	Property				Corporate Woods - Building 70
8.08	Property				Corporate Woods - Building 9
8.09	Property				Corporate Woods - Building 6
8.10	Property				Corporate Woods - Building 12
8.11	Property				Corporate Woods - Building 27
8.12	Property				Corporate Woods - Building 51
8.13	Property				Corporate Woods - Building 55
8.14	Property				Corporate Woods - Building 65
8.15	Property				Corporate Woods - Building 3
8.16	Property				Corporate Woods - Building 75
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street	Varick 3 LLC and Varick 4 LLC	No	Alessandro Cajrati Crivelli	Acquisition
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	Mall of Louisiana, LLC and Mall of Louisiana Land, LLC	No	GGP Real Estate Holding I, Inc.	Recapitalization
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	The Shoppes at Flowers Mill, L.P.	No	James J. McCaffrey, III	Refinance
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio	Klossco Craig Road, LLC, Klossco Boca LLC and Klossco Durango LLC	No	Bradley J. Kloss	Acquisition/Refinance
12.01	Property				Shops & Gym at Durango Arby Plaza
12.02	Property				The Village at Craig Road
12.03	Property				Shops at Boca Park
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre	Torrey Executive Centre, LLC	No	Douglas F. Manchester, Trustee or any other successor Trustee of the Papa Doug Trust	Refinance
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno	AGNL Slots, L.L.C.	No	AG Net Lease III Corp. and AG Net Lease III (SO) Corp.	Acquisition
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	Carnegie Park Commercial LLC	No	The Related Companies, Inc.	Recapitalization
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio	339 W 19th Street Partners 1 LLC, 339 W 19th Street Partners 2 LLC, 341 W 19th Street Partners 1 LLC, 341 W 19th Street Partners 2 LLC, 348 W 21st Street Partners 1 LLC, 348 W 21st Street Partners 2 LLC, 307 W 29th Street Partners 1 LLC, 307 W 29th Street Partners 2 LLC, 310 W 22nd Street Partners 1 LLC, 310 W 22nd Street Partners 2 LLC, 431 W 22nd Street Partners 1 LLC, 431 W 22nd Street Partners 2 LLC, 454 W 22nd Street Partners 1 LLC, 454 W 22nd Street Partners 2 LLC, 456 W 22nd Street Partners 1 LLC, 456 W 22nd Street Partners 2 LLC, 326 W 23rd Street Partners 1 LLC, 326 W 23rd Street Partners 2 LLC, 416 W 23rd Street Partners 1 LLC, 416 W 23rd Street Partners 2 LLC, 466 W 23rd Street Partners 1 LLC, 466 W 23rd Street Partners 2 LLC, 309 W 29th Street Partners 1 LLC, 309 W 29th Street Partners 2 LLC, 313 W 29th Street Partners 1 LLC and 313 W 29th Street Partners 2 LLC	No	Joshua Gotlib	Refinance
16.01	Property				416 West 23rd Street
16.02	Property				454 West 22nd Street
16.03	Property				307 West 29th Street
16.04	Property				313 West 29th Street
16.05	Property				466 West 23rd Street
16.06	Property				326 West 23rd Street
16.07	Property				456 West 22nd Street
16.08	Property				309 West 29th Street
16.09	Property				310 West 22nd Street
16.10	Property				348 West 21st Street
16.11	Property				339 West 19th Street
16.12	Property				341 West 19th Street
16.13	Property				431 West 22nd Street
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City	AVR Crystal City Hotel I LLC, AVR Crystal City Hotel II LLC and AVR Crystal City Tenant LLC	No	Allan V. Rose	Acquisition
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue	Thor 164 5th Ave LLC	No	Joseph J. Sitt	Refinance
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	Elite Street Capital 2100 WLS DE, LP	No	Yehonatan Sade	Acquisition
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III	Karlin Cap Center, LLC	No	Karlin Real Estate, LLC, Karlin Holdings Limited Partnership	Refinance
20.01	Property				Capital Center II
20.02	Property				Capital Center III
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights	Brickell Heights Commercial, LLC	No	Related Special Assets LLC	Acquisition
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue	Checkmate, L.P.	No	Luis Macaya	Refinance
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village	Methuen Apartments LLC	No	David M. Rosenberg	Acquisition
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio	485 Windham LLC, 485 Hampstead LLC, WG Woodbury LLC, WG New Bedford Realty LLC, WG NB Fee LLC, WG Staten Island Realty LLC, WG Yarmouth Realty LLC, WG Worcester Realty LLC	No	Steven C. Witkoff	Refinance
24.01	Property				Worcester
24.02	Property				New Bedford
24.03	Property				Staten Island
24.04	Property				Windham
24.05	Property				Yarmouth
24.06	Property				Hampstead
24.07	Property				Woodbury
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	BPG Office Partners XI 1105 Market LLC	No	Christopher F. Buccini, Robert E. Buccini and David B. Pollin	Refinance
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	CMP Old Orchard, LP	No	C.E. Patterson	Refinance
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio	Saddleback Village MHC, LLC and Tamarisk Village MHC, LLC	No	Ross H. Partrich	Acquisition
27.01	Property				Saddleback MHC
27.02	Property				Tamarisk MHC
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie	Normandie Hotel LA, LLC	No	Jingbo Lou	Refinance
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway	Nautilus Global Commercial RE Investment I, LLC	No	Qingguo Liu and Xiaobing Chen	Acquisition
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600	LBA Tract E Jacksonville FL LLC	No	Ladder Capital CRE Equity LLC	Acquisition
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	HSM Mills Pointe Partners, LP	No	Henry S. Miller Investment Co.	Acquisition
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	Golden Gate Acquisition LLC	No	Gerald Bedrin and Paul Bedrin	Acquisition
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick	Jai Laxmi Lodging, LLC	No	Kirit Bhavan a/k/a Kirit Patel	Refinance
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	Lexington Circle SP, LLC	No	Claudio I. Alvarez	Acquisition
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV	ACG Commerce, LLC and ACG Highland Greens, LLC	No	Michael Conlon	Acquisition/Refinance
35.01	Property				Highland Green MHC
35.02	Property				Commerce MHC
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village	Hickory Village MHP, LLC	No	Keith Cowan	Refinance
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim	Wirta 3, LLC and Wirta Hotels 3, LLC	N	Bret A. Wirta and Patricia L. Wirta	Refinance
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	KAS Phoenix LLC	No	Daniel Stuzin	Acquisition
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	Sorrento Seven LLC	No	Charise M. Buckley	Acquisition
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	DRV Carolina Center, LLC	No	Elliot M. Liffman	Refinance
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot	MVP St. Louis Cardinal Lot, DST	Yes	Michael V. Shustek, Vestin Realty Mortgage I, Inc. and Vestin Realty Mortgage II, Inc.	Acquisition
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage	Bear River Storage, LLC	No	Dix U. Sorensen and Deborah J. Sorensen	Refinance
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street	1600 Main LLC	No	David Botfeld	Refinance
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	G.G. Parkersburg 2005, L.P.	No	Glimcher Group Incorporated	Refinance
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	West End Commons, LLC	No	Randy Berrey and Mary B. Berrey	Refinance
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	BYS Vail Ranch, LLC	No	Bryan Kang and Yoon Mi Kang	Acquisition
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments	Quail Acres Estates, LLC	No	Dean K. McHolme and Collin D. McHolme	Refinance
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill	Santi Krupa, Inc.	No	Dinesh J. Patel	Refinance
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	6333 Kalamazoo Retail Management LLC	No	Gabriel L. Schuchman	Refinance
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee	Threadneedle Baltimore LP and Threadneedle Baltimore II LP	No	KK Gate Investments Inc., Mirrer Hall Investments II Inc.	Acquisition
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC	Elevado Estates, LLC	No	Michael Yamin	Refinance
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach	CLC VBFL I, LLC	No	Alex Meshechok, Lawrence Kaplan and Richard Schontz	Acquisition
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	Lakewest Plaza Holdings, LLC	No	Edward K. Arndt	Refinance
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	Duluth I, LLC	No	Kenneth Shimm	Refinance
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments	18-26 George Street, LLC and Enomena LLC	No	Serafeim P. Skenderis, Barbara Skenderis, Stavros S. Skenderis and Barbara V. Skenderis	Acquisition
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	SW Dacula Shoppes, LLC	No	Adam J. Wickley, Brian J. Sullivan and Colin Barry Edwards	Refinance
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford	LDG Milford IA LLC	No	Ladder Capital CRE Equity LLC	Acquisition

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Loan Amount (sources) ($)	Principal’s New Cash Contribution ($) (7)	Subordinate Debt ($)	Other Sources ($)	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)	Closing Costs ($)
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	75,000,000	29,630,682	20,000,000	826,672	125,457,354	0	123,226,261	1,306,535
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	190,000,000	0	0	0	190,000,000	176,682,741	0	1,689,829
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel	47,500,000	43,459	0	37,778,257	85,321,716	80,278,257	0	1,504,332
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	145,000,000	0	0	0	145,000,000	0	0	682,641
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation	39,900,000	24,068,378	0	0	63,968,378	0	61,000,000	642,444
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX	146,450,000	0	0	0	146,450,000	82,184,809	0	4,147,916
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville	38,540,000	31,366,905	0	0	69,906,905	0	65,750,000	718,329
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio	221,250,000	69,445,915	0	8,908,267	299,604,182	0	280,000,000	3,193,771
8.01	Property				Corporate Woods - Building 82
8.02	Property				Corporate Woods - Building 40
8.03	Property				Corporate Woods - Building 84
8.04	Property				Corporate Woods - Building 32
8.05	Property				Corporate Woods - Building 34
8.06	Property				Corporate Woods - Building 14
8.07	Property				Corporate Woods - Building 70
8.08	Property				Corporate Woods - Building 9
8.09	Property				Corporate Woods - Building 6
8.10	Property				Corporate Woods - Building 12
8.11	Property				Corporate Woods - Building 27
8.12	Property				Corporate Woods - Building 51
8.13	Property				Corporate Woods - Building 55
8.14	Property				Corporate Woods - Building 65
8.15	Property				Corporate Woods - Building 3
8.16	Property				Corporate Woods - Building 75
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street	77,890,000	66,151,443	0	0	144,041,443	0	135,000,000	3,924,795
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	325,000,000	0	0	0	325,000,000	0	0	1,411,459
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	28,000,000	0	0	60,000	28,060,000	21,691,802	0	576,902
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio	27,000,000	5,336,661	0	122,918	32,459,579	5,794,599	25,800,000	605,773
12.01	Property				Shops & Gym at Durango Arby Plaza
12.02	Property				The Village at Craig Road
12.03	Property				Shops at Boca Park
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre	25,200,000	0	0	0	25,200,000	17,605,703	0	1,149,664
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno	80,000,000	59,383,028	17,500,000	0	156,883,028	0	156,000,000	883,028
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	25,000,000	0	0	0	25,000,000	0	0	1,231,673
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio	75,000,000	0	0	0	75,000,000	42,663,832	0	1,588,004
16.01	Property				416 West 23rd Street
16.02	Property				454 West 22nd Street
16.03	Property				307 West 29th Street
16.04	Property				313 West 29th Street
16.05	Property				466 West 23rd Street
16.06	Property				326 West 23rd Street
16.07	Property				456 West 22nd Street
16.08	Property				309 West 29th Street
16.09	Property				310 West 22nd Street
16.10	Property				348 West 21st Street
16.11	Property				339 West 19th Street
16.12	Property				341 West 19th Street
16.13	Property				431 West 22nd Street
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City	48,000,000	35,950,287	0	0	83,950,287	0	83,000,000	433,315
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue	22,750,000	2,314,216	0	0	25,064,216	20,874,051	0	62,565
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	22,400,000	10,557,353	0	0	32,957,353	0	32,000,000	405,082
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III	48,500,000	0	0	0	48,500,000	17,797,273	0	846,860
20.01	Property				Capital Center II
20.02	Property				Capital Center III
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights	21,000,000	0	0	0	21,000,000	0	12,307,300	8,465,419
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue	19,500,000	0	0	0	19,500,000	11,638,428	0	297,320
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village	17,475,000	7,532,759	0	399,500	25,407,259	0	23,300,000	847,188
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio	48,150,000	0	0	0	48,150,000	47,302,487	0	815,791
24.01	Property				Worcester
24.02	Property				New Bedford
24.03	Property				Staten Island
24.04	Property				Windham
24.05	Property				Yarmouth
24.06	Property				Hampstead
24.07	Property				Woodbury
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	15,600,000	1,069,134	0	0	16,669,134	13,927,436	0	1,399,188
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	14,400,000	0	0	0	14,400,000	9,352,602	0	265,969
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio	13,575,000	4,635,821	0	0	18,210,821	0	17,500,000	504,156
27.01	Property				Saddleback MHC
27.02	Property				Tamarisk MHC
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie	12,250,000	0	0	0	12,250,000	4,544,957	0	6,551,841
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway	11,825,000	14,048,567	0	0	25,873,567	0	21,500,000	193,698
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600	29,935,000	12,366,412	0	0	42,301,412	0	41,850,000	348,210
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	9,700,000	4,446,683	0	0	14,146,683	0	13,700,000	52,813
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	9,620,000	3,829,577	0	0	13,449,577	0	12,825,000	535,591
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick	9,550,000	0	0	50,000	9,600,000	7,610,444	0	185,318
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	8,515,000	4,727,472	0	0	13,242,472	0	12,950,000	215,768
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV	8,200,000	1,839,569	0	50,000	10,089,569	1,953,530	7,800,000	275,082
35.01	Property				Highland Green MHC
35.02	Property				Commerce MHC
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village	8,150,000	0	0	0	8,150,000	3,612,109	0	173,292
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim	8,000,000	0	0	0	8,000,000	6,148,623	0	243,968
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	7,200,000	3,578,287	0	0	10,778,287	0	10,250,000	283,375
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	7,100,000	6,913,294	0	203,803	14,217,097	0	13,000,000	638,090
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	6,750,000	204,955	0	0	6,954,955	5,284,434	0	174,561
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot	6,000,000	5,383,337	0	0	11,383,337	0	11,350,000	33,337
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage	6,000,000	0	0	0	6,000,000	4,245,473	0	135,879
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street	5,500,000	0	0	0	5,500,000	1,312,188	0	111,707
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	5,250,000	0	0	0	5,250,000	4,495,212	0	278,330
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	5,250,000	0	0	0	5,250,000	4,643,063	0	97,091
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	5,000,000	3,366,676	0	0	8,366,676	0	8,000,000	135,943
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments	5,000,000	0	0	0	5,000,000	2,568,473	0	468,869
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill	3,750,000	0	0	40,000	3,790,000	2,426,674	0	196,404
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	3,650,000	0	0	0	3,650,000	2,888,850	0	284,485
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee	3,625,000	2,392,559	0	0	6,017,559	0	5,900,000	104,594
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC	3,250,000	0	0	0	3,250,000	1,343,798	0	107,618
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach	3,212,000	1,259,699	0	0	4,471,699	0	4,310,000	51,841
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	3,150,000	0	0	0	3,150,000	2,352,195	0	100,314
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	2,600,000	0	0	37,500	2,637,500	2,425,494	0	154,170
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments	2,400,000	1,892,232	0	0	4,292,232	0	4,000,000	247,902
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	2,100,000	0	0	35,000	2,135,000	1,669,522	0	112,414
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford	980,000	318,867	0	0	1,298,867	0	1,290,368	4,499

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Reserves ($)	Principal Equity Distribution ($)	Other Uses ($)	Total Uses ($)	Lockbox	Cash Management
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	572,100	0	352,458	125,457,354	Hard	In Place
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	424,600	11,202,829	0	190,000,000	Hard	Springing
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel	3,539,127	0	0	85,321,716	Hard	Springing
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	0	144,317,359	0	145,000,000	Hard	Springing
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation	2,325,933	0	0	63,968,378	Hard	Springing
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX	13,025,832	47,091,443	0	146,450,000	Hard	In Place
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville	3,438,575	0	0	69,906,905	Hard	Springing
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio	15,859,767	0	550,644	299,604,182	Hard	Springing
8.01	Property				Corporate Woods - Building 82
8.02	Property				Corporate Woods - Building 40
8.03	Property				Corporate Woods - Building 84
8.04	Property				Corporate Woods - Building 32
8.05	Property				Corporate Woods - Building 34
8.06	Property				Corporate Woods - Building 14
8.07	Property				Corporate Woods - Building 70
8.08	Property				Corporate Woods - Building 9
8.09	Property				Corporate Woods - Building 6
8.10	Property				Corporate Woods - Building 12
8.11	Property				Corporate Woods - Building 27
8.12	Property				Corporate Woods - Building 51
8.13	Property				Corporate Woods - Building 55
8.14	Property				Corporate Woods - Building 65
8.15	Property				Corporate Woods - Building 3
8.16	Property				Corporate Woods - Building 75
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street	5,116,648	0	0	144,041,443	Hard	In Place
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	0	323,588,541	0	325,000,000	Hard	Springing
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	1,459,773	4,331,524	0	28,060,000	Springing	Springing
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio	249,724	0	9,485	32,459,579	Springing	Springing
12.01	Property				Shops & Gym at Durango Arby Plaza
12.02	Property				The Village at Craig Road
12.03	Property				Shops at Boca Park
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre	1,986,213	4,458,421	0	25,200,000	Springing	Springing
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno	0	0	0	156,883,028	Hard	Springing
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	63,909	23,704,418	0	25,000,000	Hard	In Place
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio	367,411	30,380,753	0	75,000,000	Soft	Springing
16.01	Property				416 West 23rd Street
16.02	Property				454 West 22nd Street
16.03	Property				307 West 29th Street
16.04	Property				313 West 29th Street
16.05	Property				466 West 23rd Street
16.06	Property				326 West 23rd Street
16.07	Property				456 West 22nd Street
16.08	Property				309 West 29th Street
16.09	Property				310 West 22nd Street
16.10	Property				348 West 21st Street
16.11	Property				339 West 19th Street
16.12	Property				341 West 19th Street
16.13	Property				431 West 22nd Street
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City	516,972	0	0	83,950,287	Hard	Springing
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue	4,127,600	0	0	25,064,216	Hard	In Place
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	552,270	0	0	32,957,353	Hard	Springing
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III	4,174,553	25,681,314	0	48,500,000	Hard	Springing
20.01	Property				Capital Center II
20.02	Property				Capital Center III
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights	0	227,281	0	21,000,000	Hard	Springing
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue	1,170,152	6,394,101	0	19,500,000	Springing	Springing
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village	1,260,071	0	0	25,407,259	Springing	Springing
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio	0	31,721	0	48,150,000	Hard	In Place
24.01	Property				Worcester
24.02	Property				New Bedford
24.03	Property				Staten Island
24.04	Property				Windham
24.05	Property				Yarmouth
24.06	Property				Hampstead
24.07	Property				Woodbury
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	1,342,510	0	0	16,669,134	Hard	In Place
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	3,601,126	1,180,303	0	14,400,000	Springing	Springing
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio	206,665	0	0	18,210,821	Springing	Springing
27.01	Property				Saddleback MHC
27.02	Property				Tamarisk MHC
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie	212,406	940,796	0	12,250,000	Hard	Springing
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway	4,179,870	0	0	25,873,567	Springing	In Place
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600	103,202	0	0	42,301,412	Hard	In Place
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	393,870	0	0	14,146,683	Springing	Springing
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	88,987	0	0	13,449,577	Hard	Springing
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick	136,369	1,667,869	0	9,600,000	Hard	Springing
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	76,704	0	0	13,242,472	Springing	Springing
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV	60,956	0	0	10,089,569	Springing	Springing
35.01	Property				Highland Green MHC
35.02	Property				Commerce MHC
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village	40,807	4,323,792	0	8,150,000	Springing	Springing
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim	1,094,980	512,429	0	8,000,000	Hard	Springing
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	244,912	0	0	10,778,287	Springing	Springing
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	579,007	0	0	14,217,097	Hard	Springing
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	395,959	0	1,100,000	6,954,955	Springing	Springing
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot	0	0	0	11,383,337	Hard	Springing
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage	746	1,617,902	0	6,000,000	Springing	Springing
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street	159,369	3,916,736	0	5,500,000	Springing	Springing
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	7,850	468,608	0	5,250,000	Springing	Springing
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	308,415	201,431	0	5,250,000	Springing	Springing
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	230,732	0	0	8,366,676	Springing	Springing
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments	227,309	1,735,348	0	5,000,000	Springing	Springing
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill	320,094	846,827	0	3,790,000	Springing	Springing
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	415,143	61,523	0	3,650,000	Springing	Springing
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee	12,965	0	0	6,017,559	Hard	In Place
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC	14,047	1,784,536	0	3,250,000	Springing	Springing
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach	109,857	0	0	4,471,699	Springing	Springing
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	146,320	551,171	0	3,150,000	Hard	Springing
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	48,542	9,295	0	2,637,500	Springing	Springing
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments	44,330	0	0	4,292,232	Springing	Springing
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	20,752	332,312	0	2,135,000	Springing	Springing
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford	4,000	0	0	1,298,867	Hard	In Place

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Cash Management Triggers
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	(i) the occurrence of an Event of Default or a Mezzanine Loan Event of Default, (ii) Total Loan DSCR is less than 1.15x, (iii) Whole Loan DSCR is less than 1.61x, (iv) the occurrence of a Specified Tenant Trigger Event
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, (iii) DSCR is less than 1.50x, (iv) the occurrence of an SEC Trigger Event, (v) the occurrence of a Kaiser Permanente Trigger Event
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x, (iii) the occurrence of a License Agreement Trigger Event or License Renewal Trigger Event
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.70x, (iii) bankruptcy action of the Borrower or Manager
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Lease Sweep Period
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX	(i) the occurrence of an Event of Default or Management Agreement event of default, (ii) DSCR is less than 1.40x, (iii) the delivery of notice by Manager of any breach or default by Borrower under the Management Agreement that, with the passage of time or delivery of notice, permits Manager to terminate or cancel the Management Agreement
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period
8.01	Property				Corporate Woods - Building 82
8.02	Property				Corporate Woods - Building 40
8.03	Property				Corporate Woods - Building 84
8.04	Property				Corporate Woods - Building 32
8.05	Property				Corporate Woods - Building 34
8.06	Property				Corporate Woods - Building 14
8.07	Property				Corporate Woods - Building 70
8.08	Property				Corporate Woods - Building 9
8.09	Property				Corporate Woods - Building 6
8.10	Property				Corporate Woods - Building 12
8.11	Property				Corporate Woods - Building 27
8.12	Property				Corporate Woods - Building 51
8.13	Property				Corporate Woods - Building 55
8.14	Property				Corporate Woods - Building 65
8.15	Property				Corporate Woods - Building 3
8.16	Property				Corporate Woods - Building 75
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of an Event of Default that continues beyond the expiration of the applicable cure period under Management Agreement, (iv) the occurrence of a Cash Management Significant Tenant Trigger Event, (v) damage or destruction that cannot be legally reconstructed
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Guarantor or Manager, (iii) DSCR is less than 1.20x, (iv) the occurrence of a Critical Tenant Trigger Event, (v) Borrower’s second failure in any consecutive twelve month period to pay a Monthly Debt Service Payment Amount on a Payment Date
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x, (iii) the occurrence of a Specified Tenant Trigger Period
12.01	Property				Shops & Gym at Durango Arby Plaza
12.02	Property				The Village at Craig Road
12.03	Property				Shops at Boca Park
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Principal, Guarantor or Manager, (iii) DSCR is less than 1.15x
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno	(i) the occurrence of an Event of Default or a Mezzanine Loan Event of Default, (ii) Total Loan DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Event, (iv) the occurrence of a Specified Tenant Ratings Event
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x, (iii) the occurrence of a Duane Reade Cash Trap Period
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) Bankruptcy action of Borrower, Principal, Guarantor or Manager
16.01	Property				416 West 23rd Street
16.02	Property				454 West 22nd Street
16.03	Property				307 West 29th Street
16.04	Property				313 West 29th Street
16.05	Property				466 West 23rd Street
16.06	Property				326 West 23rd Street
16.07	Property				456 West 22nd Street
16.08	Property				309 West 29th Street
16.09	Property				310 West 22nd Street
16.10	Property				348 West 21st Street
16.11	Property				339 West 19th Street
16.12	Property				341 West 19th Street
16.13	Property				431 West 22nd Street
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City	(i) the occurrence of an Event of Default, (ii) any Bankruptcy Action of Borrower, Guarantor or Manager, (iii) DSCR is less than 1.40x, (iv) the occurrence of a PIP DSCR Trigger Event
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Manager or Alo Yoga, (iii) DSCR is less than 1.10x, (iv) if Alo Yoga does not take possession of the Alo Space on or before March 1, 2018
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Lease Sweep Period
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Lease Sweep Period
20.01	Property				Capital Center II
20.02	Property				Capital Center III
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of the Borrower, Guarantor or Manager, (iii) DSCR is less than 1.20x, (iv) Equinox Trigger Event
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Principal, Guarantor or Manager, (iii) Debt Yield is less than 7.25%
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village	(i) the occurrence of an Event of Default; (ii) Bankruptcy Action of Borrower, Guarantor or Manager; (iii) DSCR is less than 1.10x; (iv) Borrower’s second failure in any consecutive twelve month period to pay a Monthly Debt Service Payment Amount on a Payment Date
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio	(i) the Anticipated Repayment Date, (ii) the occurrence of an Event of Default, (iii) DSCR is less than 1.05x, (iv) the occurrence of a Lease Sweep Period
24.01	Property				Worcester
24.02	Property				New Bedford
24.03	Property				Staten Island
24.04	Property				Windham
24.05	Property				Yarmouth
24.06	Property				Hampstead
24.07	Property				Woodbury
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Manager, (iii) DSCR is less than 1.20x
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) Bankruptcy action of Borrower, Principal, Guarantor or Manager, (iv) the occurrence of a Lease Trigger Event
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.05x
27.01	Property				Saddleback MHC
27.02	Property				Tamarisk MHC
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie	(i) the occurrence of a Cash Trap Period, (ii) the DSCR less than 1.30x
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway	(i) the date Quantenna Communication Tenant elects to pay rent under the Quantenna Communications Lease by check rather than wire transfer, (ii) at any time the property is occupied by multiple tenants that are obligated to pay rent to the borrower
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600	(i) the occurrence of an Event of Default, (ii) the occurrence of a Sole Tenant Trigger Event
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x, (iii) Bankruptcy action of Borrower, Principal, Guarantor or Manager, (iv) the occurrence of a Lease Trigger Event
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of an Event of Default under the Management Agreement, (iv) the occurrence of a Cash Management Significant Tenant Trigger Event
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick	(i) the occurrence of an Event of Default; (ii) Bankruptcy Action of Borrower, Guarantor or Manager; (iii) DSCR is less than 1.25x; (iv) Borrower’s second failure in any consecutive twelve month period to pay a Monthly Debt Service Payment Amount on a Payment Date; (v) the occurrence of a Franchise Trigger Event
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) Bankruptcy Action of Borrower, Guarantor, or Manager, (iv) the occurrence of a Lease Sweep Period
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV	(i) the occurrence of an Event of Default; (ii) Borrower’s third failure in any consecutive twelve month period to pay a Monthly Debt Service Payment Amount on a Payment Date; (iii) Bankruptcy Action of Borrower, Guarantor or Manager; (iv) DSCR is less than 1.20x
35.01	Property				Highland Green MHC
35.02	Property				Commerce MHC
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim	(i) the occurrence of an Event of Default, (ii) the occurrence of an Event of Default under the Management Agreement, (iii) DSCR is less than 1.25x, (iv) the delivery of notice by Franchisor of any breach or default by Borrower under the Franchise Agreement that, with the passage of time or delivery of notice, permits Franchisor to terminate or cancel the Franchise Agreement (v) the occurrence of a PIP Trigger Event
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Event
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x, (iii) the occurrence of a Specified Tenant Trigger Event
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Event
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Principal, Guarantor or Manager, (iii) DSCR is less than 1.40x, (iv) the occurrence of a Lease Sweep Period
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage	(i) the occurrence of an Event of Default, (ii) the occurrence of an Event of Default under the Management Agreement, (iii) DSCR is less than 1.25x
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) Bankruptcy action of Borrower, Principal, Guarantor or Manager, (iv) the occurrence of a Lease Trigger Event
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, Guarantor, or Manager, (iii) DSCR is less than 1.25x, (iv) the occurrence of a Lease Sweep Period
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Borrower, Principal, Guarantor or Manager, (iii) DSCR is less than 1.15x
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 8.0%, (iii) Bankruptcy action of the Guarantor or Manager, (iv) the occurrence of a Anchor Tenant Trigger Event
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of an Event of Default under the Management Agreement, (iv) the occurrence of a Cash Management Significant Tenant Trigger Event
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill	(i) the occurrence of an Event of Default; (ii) Bankruptcy Action of Borrower, Guarantor or Manager; (iii) DSCR is less than 1.50x; (iv) Borrower’s third failure in any consecutive twelve month period to pay a Monthly Debt Service Payment Amount on a Payment Date; (v) the occurrence of a Franchise Renewal Trigger Event
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Significant Tenant Lease Sweep Event, (iv) Bankruptcy action of the Manager
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee	(i) the occurrence of an Event of Default, (ii) the occurrence of a Ground Lease Trigger Event, (iii) the occurrence of a Sublease Cash Trap Period, (iv) the occurrence of a Major Tenant Cash Trap Period
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC	(i) the occurrence of an Event of Default, (ii) the occurrence of an Event of Default under the Management Agreement, (iii) DSCR is less than 1.15x
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, Principal, Guarantor or Manager, (iii) DSCR is less than 1.20x
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Manager, Guarantor or Borrower, (iii) DSCR is less than 1.20x, (iv) the occurrence of an Anchor Tenant Trigger Event
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, Guarantor or Manager, (iii) DSCR is less than 1.20x, (iv) the occurrence of a Critical Tenant Trigger Event
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments	(i) the occurrence of an Event of Default, (ii) Bankruptcy action of Manager, (iii) DSCR is less than 1.25x
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, Guarantor or Manager, (iii) DSCR is less than 1.15x
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford	(i) the occurrence of an Event of Default, (ii) the occurrence of a Sole Tenant Trigger Event

CGCMT 2017-C4 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ground Lease Y/N	Ground Lease Expiration Date	Annual Ground Lease Payment ($)	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
1	Loan	8, 9, 10, 11	CREFI	Citi Real Estate Funding Inc.	South Station	Yes	6/7/2115	1,000,000				20,000,000	6.75000%	Yes	1
2	Loan	12, 13, 14	CREFI	Citi Real Estate Funding Inc.	Station Place III	No			140,000,000.00					Yes	2
3	Loan	15, 16, 17, 18	CREFI	Citi Real Estate Funding Inc.	Godfrey Hotel	No								Yes	3
4	Loan	12, 19, 20	CREFI	Citi Real Estate Funding Inc.	Pleasant Prairie Premium Outlets	No			104,000,000.00					Yes	4
5	Loan	21, 22	GACC	Deutsche Bank AG, acting through its New York Branch	Stryker Corporation	No								Yes	5
6	Loan	12, 23, 24, 25	LCF	Ladder Capital Finance I LLC	Marriott LAX	No			105,623,236.10					Yes	6
7	Loan	26, 27	GACC	Deutsche Bank AG, acting through its New York Branch	Hyatt Regency Louisville	No								Yes	7
8	Loan	12, 28, 29, 30, 31, 32, 33, 34	CREFI	Citi Real Estate Funding Inc.	Corporate Woods Portfolio				185,378,331.42					Yes	8
8.01	Property				Corporate Woods - Building 82	No								Yes	8.01
8.02	Property				Corporate Woods - Building 40	No								Yes	8.02
8.03	Property				Corporate Woods - Building 84	No								Yes	8.03
8.04	Property				Corporate Woods - Building 32	No								Yes	8.04
8.05	Property				Corporate Woods - Building 34	No								Yes	8.05
8.06	Property				Corporate Woods - Building 14	No								Yes	8.06
8.07	Property				Corporate Woods - Building 70	No								Yes	8.07
8.08	Property				Corporate Woods - Building 9	No								Yes	8.08
8.09	Property				Corporate Woods - Building 6	No								Yes	8.09
8.10	Property				Corporate Woods - Building 12	No								Yes	8.10
8.11	Property				Corporate Woods - Building 27	No								Yes	8.11
8.12	Property				Corporate Woods - Building 51	No								Yes	8.12
8.13	Property				Corporate Woods - Building 55	No								Yes	8.13
8.14	Property				Corporate Woods - Building 65	No								Yes	8.14
8.15	Property				Corporate Woods - Building 3	No								Yes	8.15
8.16	Property				Corporate Woods - Building 75	No								Yes	8.16
9	Loan	12, 34	LCF	Ladder Capital Finance LLC	50 Varick Street	No			42,890,000.00					Yes	9
10	Loan	12, 35, 36, 37, 38	CREFI	Citi Real Estate Funding Inc.	Mall of Louisiana	No			297,000,000.00					Yes	10
11	Loan	39	RMF	Rialto Mortgage Finance, LLC	The Shoppes at Flowers Mill	No								Yes	11
12	Loan	40, 41, 42	CREFI	Citi Real Estate Funding Inc.	Las Vegas Retail Portfolio									Yes	12
12.01	Property				Shops & Gym at Durango Arby Plaza	No								Yes	12.01
12.02	Property				The Village at Craig Road	No								Yes	12.02
12.03	Property				Shops at Boca Park	No								Yes	12.03
13	Loan	43, 44	CCRE	Cantor Commercial Real Estate Lending, L.P.	Torrey Executive Centre	No								Yes	13
14	Loan	12, 45, 46, 47	CCRE	Cantor Commercial Real Estate Lending, L.P.	IGT Reno	No			55,000,000.00			17,500,000	9.00000%	Yes	14
15	Loan	48	CCRE	Cantor Commercial Real Estate Lending, L.P.	Carnegie Park	No								Yes	15
16	Loan	12, 34	CCRE	Cantor Commercial Real Estate Lending, L.P.	Chelsea Multifamily Portfolio				50,000,000.00					Yes	16
16.01	Property				416 West 23rd Street	No								Yes	16.01
16.02	Property				454 West 22nd Street	No								Yes	16.02
16.03	Property				307 West 29th Street	No								Yes	16.03
16.04	Property				313 West 29th Street	No								Yes	16.04
16.05	Property				466 West 23rd Street	No								Yes	16.05
16.06	Property				326 West 23rd Street	No								Yes	16.06
16.07	Property				456 West 22nd Street	No								Yes	16.07
16.08	Property				309 West 29th Street	No								Yes	16.08
16.09	Property				310 West 22nd Street	No								Yes	16.09
16.10	Property				348 West 21st Street	No								Yes	16.10
16.11	Property				339 West 19th Street	No								Yes	16.11
16.12	Property				341 West 19th Street	No								Yes	16.12
16.13	Property				431 West 22nd Street	No								Yes	16.13
17	Loan	12, 49, 50, 51	CCRE	Cantor Commercial Real Estate Lending, L.P.	Westin Crystal City	No			24,000,000.00					Yes	17
18	Loan	52, 53, 54	CCRE	Cantor Commercial Real Estate Lending, L.P.	164 Fifth Avenue	No								Yes	18
19	Loan	55	GACC	Deutsche Bank AG, acting through its New York Branch	2100 West Loop	No								Yes	19
20	Loan	12, 49, 56	GACC	Deutsche Bank AG, acting through its New York Branch	Capital Centers II & III				26,928,867.22					Yes	20
20.01	Property				Capital Center II	No								Yes	20.01
20.02	Property				Capital Center III	No								Yes	20.02
21	Loan		LCF	Ladder Capital Finance LLC	Brickell Heights	No								Yes	21
22	Loan	57	CCRE	Cantor Commercial Real Estate Lending, L.P.	5 Rose Avenue	No								Yes	22
23	Loan	58	RMF	Rialto Mortgage Finance, LLC	Colonial Village	No								Yes	23
24	Loan	12, 59, 60, 61, 62	GACC	Deutsche Bank AG, acting through its New York Branch	Walgreens Witkoff Portfolio				32,000,000.00					Yes	24
24.01	Property				Worcester	No								Yes	24.01
24.02	Property				New Bedford	Yes	7/1/2082	225,500						Yes	24.02
24.03	Property				Staten Island	No								Yes	24.03
24.04	Property				Windham	No								Yes	24.04
24.05	Property				Yarmouth	No								Yes	24.05
24.06	Property				Hampstead	No								Yes	24.06
24.07	Property				Woodbury	No								Yes	24.07
25	Loan		LCF	Ladder Capital Finance LLC	1105 North Market Street	No								Yes	25
26	Loan	63	CCRE	Cantor Commercial Real Estate Lending, L.P.	Old Orchard Center	No								Yes	26
27	Loan	64	LCF	Ladder Capital Finance LLC	Battlement Mesa Portfolio									Yes	27
27.01	Property				Saddleback MHC	No								Yes	27.01
27.02	Property				Tamarisk MHC	No								Yes	27.02
28	Loan	65	CCRE	Cantor Commercial Real Estate Lending, L.P.	Hotel Normandie	No								Yes	28
29	Loan	66, 67, 68	CCRE	Cantor Commercial Real Estate Lending, L.P.	1704 Automation Parkway	No								Yes	29
30	Loan	12, 69, 70	LCF	Ladder Capital Finance LLC	Bank of America Office Campus Building 600	No			20,000,000.00					Yes	30
31	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Mills Pointe Shopping Center	No								Yes	31
32	Loan		LCF	Ladder Capital Finance LLC	Golden Gate Shopping Center	No								Yes	32
33	Loan	71	RMF	Rialto Mortgage Finance, LLC	Courtyard Brunswick	No								Yes	33
34	Loan	72	GACC	Deutsche Bank AG, acting through its New York Branch	Lexington Circle	No								Yes	34
35	Loan	73	RMF	Rialto Mortgage Finance, LLC	ACG Conlon MHC Portfolio IV									Yes	35
35.01	Property				Highland Green MHC	Yes	5/31/2067	3,000						Yes	35.01
35.02	Property				Commerce MHC	No								Yes	35.02
36	Loan		CREFI	Citi Real Estate Funding Inc.	Hickory Village	No								Yes	36
37	Loan	74, 75	LCF	Ladder Capital Finance LLC	HIE&S Sequim	No								Yes	37
38	Loan		CREFI	Citi Real Estate Funding Inc.	Phoenix Business Park	No								Yes	38
39	Loan	76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Sorrento Mesa	Yes	8/31/2086	926,504						Yes	39
40	Loan	79, 80	CREFI	Citi Real Estate Funding Inc.	Carolina Center Business Park	No								Yes	40
41	Loan	81	CCRE	Cantor Commercial Real Estate Lending, L.P.	St. Louis Cardinals Lot	No								Yes	41
42	Loan		LCF	Ladder Capital Finance LLC	Bear River Storage	No								Yes	42
43	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	1600 Main Street	No								Yes	43
44	Loan		GACC	Deutsche Bank AG, acting through its New York Branch	Gihon Village Shopping Center	No								Yes	44
45	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	West End Commons	No								Yes	45
46	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Vail Ranch Towne Square	No								Yes	46
47	Loan		LCF	Ladder Capital Finance LLC	Quail Acres Apartments	No								Yes	47
48	Loan	82	RMF	Rialto Mortgage Finance, LLC	Best Western Plus Richmond Hill	No								Yes	48
49	Loan	83	LCF	Ladder Capital Finance LLC	The Crossings Retail Center	No								Yes	49
50	Loan	84, 85	CCRE	Cantor Commercial Real Estate Lending, L.P.	8212 Liberty Road Leased Fee	No								Yes	50
51	Loan		LCF	Ladder Capital Finance LLC	Elevado Estates MHC	No								Yes	51
52	Loan	86	CCRE	Cantor Commercial Real Estate Lending, L.P.	Harbor Storage Vero Beach	No								Yes	52
53	Loan		CCRE	Cantor Commercial Real Estate Lending, L.P.	Lakewest Plaza	No								Yes	53
54	Loan	87, 88	RMF	Rialto Mortgage Finance, LLC	Shoppers World Duluth	No								Yes	54
55	Loan		LCF	Ladder Capital Finance LLC	HP Apartments	No								Yes	55
56	Loan	89	RMF	Rialto Mortgage Finance, LLC	Shoppes of Dacula Market	No								Yes	56
57	Loan		LCF	Ladder Capital Finance LLC	Dollar General Milford	No								Yes	57

Footnotes to Annex A

(1)	The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The monthly debt service shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date / ARD.

(4)	Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Occupancy (%) reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	The Mortgaged Property is subject to a ground lease expiring in June 2115 with base annual payments of $1,000,000 and structured with a 3.5% rent escalation occurring every 5 years during the ground lease term with no fair market value resets.

(9)	The Purchase Price ($) includes a $4,226,261 transfer fee paid by the related borrower for the transfer of the ground lease.

(10)	The Largest Tenant, Amtrak, occupies 50,971 SF of space at the Mortgaged Property, 28,286 SF of which has a lease expiration date of September 30, 2018, and 22,685 SF of which has a lease expiration date of December 31, 2024.

(11)	The related borrower was required to deposit an upfront amount equal to $27,457 into the Upfront Other Reserve ($) account on the origination date of the related Mortgage Loan for capital reserves and is required to make an Ongoing Replacement Reserve ($) deposit in an amount equal to one-twelfth of the aggregate amount that the lender estimates will be required for capital expenditures under the related ground lease documents (estimated at $3,432) for annual capital expenditures, however, as long as the borrower is making Ongoing Other Reserve ($) deposits in an amount equal to $3,432 for capital expenditures in accordance with the ground lease, the Ongoing Replacement Reserve ($) requirement will be waived.

(12)	The Cut-off Date Balance ($) reflects only the Mortgage Loan included in the Issuing Entity (which may be evidenced by one or more promissory notes); however, such Mortgage Loan is part of a Loan Combination comprised of such Mortgage Loan and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by one or more separate promissory notes. With respect to each such Mortgage Loan that is part of a Loan Combination, the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations include any related Pari Passu Companion Loan(s) but exclude any related Subordinate Companion Loan. See “Description of the Mortgage Pool—The Loan Combinations” in the Preliminary Prospectus for more information regarding the Loan Combination(s).

(13)	There is no non-recourse carveout guarantor and no environmental indemnitor separate from the related borrower. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the Preliminary Prospectus.

(14)	The first payment date for the Station Place III Loan Combination is December 1, 2017. On the CGCMT 2017-C4 securitization closing date, CREFI will deposit funds sufficient to pay the interest due for the November 2017 payment date. The Original Interest-Only Period (Mos.), Remaining Interest-Only Period (Mos.), Original Term To Maturity / ARD (Mos.), Remaining Term To Maturity / ARD (Mos.), First Due Date and Prepayment Provision presented in the Annex A are inclusive of the additional November 2017 interest payment to be deposited by CREFI. Inclusive of the interest to be deposited by CREFI for the November 2017 payment date, the defeasance lockout period will be at least 24 payments beginning with and including November 1, 2017. Defeasance of the full $190,000,000 Station Place III Loan Combination is permitted at any time prior to the open period and after the earlier to occur of (i) the date that is two years after the closing date of the securitization that includes the last note to be securitized and (ii) December 1, 2021. The borrower is also permitted to prepay the Station Place III Loan Combination on or after December 1, 2019 with the payment of a yield maintenance premium.

(15)	A prior loan in the original amount of up to $80,000,000 (“Prior Senior Loan”), with an outstanding balance with interest of $69,114,601 at origination of the Godfrey Hotel Mortgage Loan, was partially prepaid with the proceeds of the Godfrey Hotel Mortgage Loan, and the remaining balance of $37,653,257 was converted to unsecured debt by the sole member of the related borrower. The borrower was released of all liability in connection with the Prior Senior Loan, the mortgage relating to the Prior Senior Loan against the Godfrey Hotel Mortgaged Property securing the Prior Senior Loan was released at origination of the Godfrey Hotel Mortgage Loan, and the notes evidencing the Prior Senior Loan were marked cancelled. A prior loan in the original principal amount of up to $36,000,000 (the “Bridge Loan”), with an outstanding balance with interest at origination of the Godfrey Hotel Mortgage Loan of $11,163,656, was partially prepaid and the remaining balance of $125,000 was subordinated to the Godfrey Hotel Mortgage Loan, and the related mortgage with respect to the Bridge Loan was released. Other Sources ($) reflects the converted balance of the Prior Senior Loan plus the remaining balance of the Bridge Loan.

(16)	The Ongoing Replacement Reserve ($) deposit for FF&E is (i) $78,884 for the balance of the calendar year 2017 and (ii) thereafter, adjusted and determined by the lender annually on the payment date in January, 2018 and on each payment date falling in each subsequent January thereafter. The FF&E payment, beginning in January 2018, will be calculated as an amount equal to the greater of (a) any amount required by any licensor under any license agreement with respect to FF&E, and (b) an amount equal to 4% of the greater of (x) the monthly gross revenues for the hotel related operations at the Mortgaged Property for the corresponding month in the immediately preceding calendar year as reasonably determined by the lender and (y) the projected monthly gross revenues for the hotel related operations at the Mortgaged Property for the applicable month in which the due date occurs in the current calendar year as set forth in the approved annual budget; provided that, if, as of any applicable date of determination, no approved annual budget exists for the applicable calendar year, the amount payable under clause (b) is determined by the lender in its reasonable discretion.

(17)	The Mortgaged Property is encumbered by a mortgage securing an EB-5 program loan in the maximum principal amount of $25,000,000 from an affiliate of the borrower. The EB-5 mortgage, which has a current balance of $24,875,000, is subordinate to the related mortgage and a subordination and standstill agreement was executed by the EB-5 lender and the related borrower in connection with the origination of the related Mortgage Loan which, among other things, prohibits the EB-5 lender from declaring a default under the EB-5 mortgage, accelerating the indebtedness secured by the EB-5 mortgage, commencing any action to foreclose the EB-5 mortgage or taking any other enforcement action under the EB-5 mortgage loan. Pursuant to the subordination and standstill agreement, the EB-5 mortgage loan is only payable from excess cash flow and is non-accruing. $125,000 of the EB-5 mortgage loan has not yet been advanced and is currently in the form of an unsecured bridge loan which represents $25,000 for each of the five EB-5 investors whose petition is still pending. As each petition is approved or rejected, the bridge loan amount will be decreased by $25,000 and the EB-5 mortgage loan will be increased by $25,000 (for approved petitions) or $25,000 will be refunded to the investor (for any denied petitions). The bridge loan is unsecured and a subordination and standstill agreement was executed by the affiliated lender in connection with the origination of the Mortgage Loan which, among other things, prohibits the affiliated lender from declaring a default under the bridge loan, accelerating the indebtedness of the bridge loan and requires that the bridge loan only be payable from excess cash flow and non-accruing.

(18)	The related borrower deposited $740,000 into a seasonality reserve account on the origination date of the related Mortgage Loan. Additionally, the borrower is required to deposit a seasonality reserve on each monthly payment date between April and November annually beginning in 2018 and continuing until the sum of the seasonality reserve monthly deposits made for such calendar year is equal to the excess cash flow up to 110% of the greater of (i) the total budgeted shortfall amount in all negative cash flow periods within the same fiscal year or (ii) the actual total shortfall amount in all negative cash flow periods for the preceding calendar year based on the monthly operating statements for the Mortgaged Property for the 12-month period to date of determination.

(19)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of October 1, 2017. For the purposes of the Preliminary Prospectus, the assumed lockout period of 25 months is based on the expected CGCMT 2017-C4 securitization closing date in October 2017. The actual lockout period may be longer.

(20)	The related borrower sponsor provided a guaranty in lieu of depositing $416,575 at origination of the Mortgage Loan for unfunded tenant allowances.

(21)	Historical financial information is not presented as the single tenant lease is double-net.

(22)	The related Mortgage Loan proceeds were used to recapitalize $36,981,623 of the purchase price paid in April 2017. Purchase Price ($) of $61,000,000 reflects the April 2017 purchase price and Principal’s New Cash Contribution ($) of $24,068,378 accounts for the net cash equity the related borrower sponsor contributed after accounting for the recapitalization.

(23)	The lockout period will be at least 31 payment dates beginning with and including the first payment date of April 6, 2017. For the purposes of the Preliminary Prospectus, the assumed lockout period of 31 months is based on the expected CGCMT 2017-C4 securitization closing date in October 2017. The actual lockout period may be longer.

(24)	The Appraised Value ($) represents the value assuming the PIP, which is expected to be completed in 2017, has been completed. $12,975,832 was deposited to an FF&E reserve held by the franchisor at origination, reflecting the remaining unfunded portion of the PIP at that time. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Mortgaged Property’s Appraised Value ($) of $300,800,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $257,000,000 are 56.5% and 47.0%, respectively.

(25)	Throughout the term of the related Mortgage Loan, the borrower is required to make monthly deposits in the seasonality reserve in an amount equal to the lesser of the excess cash flow available after debt service or 20% of the seasonality cap of $475,000. If on the October 6th payment date of each calendar year the seasonality reserve balance is less than $475,000, all excess cash flow will be swept into that account until the required $475,000 balance is achieved. The borrower may request a redetermination of the need for a seasonality reserve up to one time per calendar year and if the lender determines that a shortfall to pay monthly debt service did not exist during the preceding 12 months, remaining funds in the seasonality reserve will be released to the borrower and no further monthly deposits will be required.

(26)	The Appraised Value ($) represents the “as complete” appraised value, which assumes the completion of the PIP renovation. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Mortgaged Property’s Appraised Value ($) of $70,500,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $66,500,000 are 58.0% and 54.9%, respectively. At origination of the Mortgage Loan, the borrower reserved $3,008,794 in a PIP reserve.

(27)	On each monthly payment date, the borrower is required to deposit the greatest of (i) 5.0% of the projected rents for the prior month as set forth in the most recent approved annual budget, (ii) the then-current amount required by the related hotel management agreement or (iii) the then-current amount required by the related franchise agreement for approved capital expenditures and the repair and replacement of furniture, fixtures and equipment (initially $90,694, based on the borrower’s budget).

(28)	The portfolio of Mortgaged Properties’ Appraised Value ($) represents the “As Portfolio” bulk appraised value as of June 15, 2017, which is inclusive of a $3,600,000 portfolio premium. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the portfolio of Mortgaged Properties’ Appraised Value ($) of $299,100,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the sum of the individual “as-is” appraised values of $295,500,000, which excludes the portfolio premium, are 74.8% and 60.4%, respectively.

(29)	On the origination date, the related borrower deposited $7,500,000 in the Upfront TI/LC Reserve ($) for TI/LC expenses associated with future leasing. The borrower is not required to make an Ongoing TI/LC Reserve ($) deposit unless the TI/LC reserve account balance falls below the TI/LC minimum balance of $5,000,000, after which, on each monthly payment date, the borrower must make an Ongoing TI/LC Reserve ($) deposit equal to $169,428 until the TI/LC reserve balance equals or exceeds the TI/LC Caps ($) of $7,500,000.

(30)	Other Sources ($) are comprised of real estate tax prorations ($4,255,153), prepaid rent ($2,791,756), security deposits ($1,711,995) and various other credits ($149,363) that were transferred to the borrower sponsor on the origination date of the Mortgage Loan.

(31)	The Second Largest Tenant at the Corporate Woods - Building 82 Mortgaged Property, Lathrop & Gage, LLP, occupies 13,497 SF of space with a lease expiration date of January 31, 2018, and 26,496 SF of space with a lease expiration date of January 31, 2023.

(32)	The Largest Tenant at the Corporate Woods - Building 82 Mortgaged Property, PNC Bank National Association, has executed a letter of intent to extend their lease to October 31, 2029 pursuant to the following terms: 146,450 SF leased at $15.00 per SF triple net with $0.50 per SF annual rent increases. We cannot assure you that PNC Bank National Association will execute a lease pursuant to the aforementioned terms.

(33)	The Upfront Other Reserve ($) includes a deposit of $1,481,165 for remaining tenant improvement allowances owed to several tenants across the Corporate Woods Portfolio buildings. These allowances include, but are not limited to, Lathrop & Gage, LLP ($397,380), Liberty Mutual Insurance Company ($172,563), Ryan, LLC ($152,225) and MA Associates ($145,452).

(34)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of October 6, 2017. For the purposes of the Preliminary Prospectus, the assumed lockout period of 25 months is based on the expected CGCMT 2017-C4 securitization closing date in October 2017. The actual lockout period may be longer.

(35)	The related Mortgage Loan documents allow for a two business day grace period for any monthly payment of principal or interest due, provided the two business day grace period may only be used once during any twelve month period during the term of the Mortgage Loan.

(36)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of September 1, 2017. For the purposes of the Preliminary Prospectus, the assumed lockout period of 26 months is based on the expected CGCMT 2017-C4 securitization closing date in October 2017. The actual lockout period may be longer.

(37)	The Third Largest Tenant, Main Event, has a signed lease but is not expected to take physical occupancy or commence paying rent until August 2018.

(38)	GGP Real Estate Holding I, Inc. as guarantor, has delivered a guaranty with respect to (i) completion of certain required work by the borrowers and (ii) outstanding rent obligations under the Main Event lease in lieu of posting an upfront cash reserve for the obligations.

(39)	The Upfront TI/LC Reserve ($) balance is $350,000. When the TI/LC reserve balance is less than $350,000, the related borrower is required to deposit with the lender an amount equal to $9,801 on each payment date, capped at $350,000.

(40)	The Loan Purpose of the related Mortgage Loan was to refinance existing debt on The Village at Craig Road Mortgaged Property and acquire the Shops & Gym at Durango Arby Plaza and The Shops at Boca Village Mortgaged Properties for a purchase price of $18,000,000 and $7,800,000, respectively.

(41)	Historical cash flow information for 2014 is not available for The Village at Craig Road Mortgaged Property due to the borrower sponsor’s acquisition of the Mortgaged Property in April 2015.

(42)	The Second Largest Tenant at The Village at Craig Road Mortgaged Property, Easter Seals, has executed a lease but is not yet in occupancy. Easter Seals is expected to take occupancy upon completion of the build-out of its space, which is expected to be on or before December 31, 2017.

(43)

The Largest Tenant, Scripps Research Institute, is entitled to a rent abatement each October from 2019 through and including 2025. Consequently, an ongoing reserve equal to 1/11th of the next abated rent amount will be collected beginning November 2018. The actual amount of each rent credit is detailed below:

10/1/19-9/30/20- $204,945.20

10/1/20-9/30/21- $211,093.56

10/1/21-9/30/22- $217,426.36

10/1/22-9/30/23- $223,949.15 10/1/23-9/30/24- $230,667.63 10/1/24-9/30/25- $237,587.66 10/1/25-9/30/26- $244,715.29

(44)	The Appraised Value ($) of $37,900,000 was set forth in the related appraisal as the “as-stabilized” appraised value and was based on the assumption that lease-up costs (tenant improvements, free rent and roof repairs) associated with The Scripps Research Institute have been incurred by the borrower sponsor or reserved under the related Mortgage Loan. However, at origination of the Mortgage Loan, CCRE reserved $200,100 for deferred maintenance, $118,050 for rent abatement and $1,506,950 for tenant improvements and leasing commissions. Because all assumptions for the “as-stabilized” appraised value in the related appraisal have been met, the Appraised Value ($) of $37,900,000 is treated as the “as-is” appraised value for the related Mortgaged Property in the Preliminary Prospectus.

(45)	The lockout period will be at least 27 payment dates beginning with and including the first payment date of August 6, 2017. For the purposes of the Preliminary Prospectus, the assumed lockout period of 27 months is based on the expected CGCMT 2017-C4 securitization closing date in October 2017. The actual lockout period may be longer.

(46)	The historical cash flow information is not available due to the recent acquisition of the Mortgaged Property.

(47)	The related mezzanine loan is co-terminus with the related Mortgage Loan and is interest only for the full mezzanine loan term.

(48)	The related Mortgage Loan is subject to a condominium regime consisting of one commercial condo unit, a garage unit and a telecom unit totaling 47,550 SF and one residential unit totaling 277 units totaling 300,663 SF (the residential units are not part of the collateral securing the Mortgage Loan). The three commercial condo units that are part of the Mortgaged Property are comprised of a 23,188 SF parking garage, a 13,096 SF Duane Reade, 10,921 SF medical office space occupied by Yorkville Endoscopy and a 345 SF Verizon antenna. With respect to the condominium board, the related borrower designates two of the five member votes on the condominium board and has a common interest of 10.8938%. The three remaining members are elected by the unit owners, including the related borrower.

(49)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of September 6, 2017. For the purposes of the Preliminary Prospectus, the assumed lockout period of 26 months is based on the expected CGCMT 2017-C4 securitization closing date in October 2017. The actual lockout period may be longer.

(50)	The related borrower is required to pay to the lender on each payment date an amount equal to one-twelfth of four percent (4%) of gross income from operations of the Mortgaged Property (excluding any income derived from the parking facilities located at the Mortgaged Property) for the prior calendar year (initially $57,001).

(51)	The related borrower deposited $240,000 into a seasonality reserve at origination of the Mortgage Loan. Additionally, the related borrower is required to pay to the lender on each payment date occurring in February through and including July and September through and including November an amount equal to $26,667 subject to a cap of $240,000.

(52)	The Appraised Value ($) represents the “leasing costs reserved” appraised value as of June 1, 2017, which assumes the borrower reserves the remaining outstanding leasing costs. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Appraised Value ($) of $44,000,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value as of June 1, 2017 of $40,000,000 are 56.9% and 56.9%, respectively. At origination of the Mortgage Loan, $4,100,000 was reserved for the remaining leasing costs.

(53)	The sole tenant, Alo Yoga, is not anticipated to take possession of its space until March 2018, as Bandier is currently in occupancy at the Mortgaged Property. The related borrower sponsor has no construction obligations or landlord work, other than delivery of the space to Alo Yoga. The Mortgage Loan is structured with an upfront holdback of approximately $4.1 million inclusive of all outstanding lease costs (e.g. tenant improvements, free rent and bridge rent and operating expenses).

(54)	Historical financial information is not presented as the Mortgaged Property’s new sole tenant’s lease is triple-net.

(55)	Occupancy (%) includes the Third Largest Tenant, Elite Ambulatory Surgery Centers, LLC, which leases 13,973 SF (approximately 8.6% of NRA) of which 3,862 SF is available for sublease and 2,556 SF is dark. In addition, Transfuels, LLC, a tenant that occupies 2,835 SF (approximately 1.8% of NRA), indicated its intent to vacate upon lease expiration on December 31, 2017.

(56)	The Third Largest Tenant at the Capital Center II Mortgaged Property, Institute For Business & Tech, is currently dark but paying rent, with a lease that continues through July 2019. In addition, the Fourth Largest Tenant at the Capital Center II Mortgaged Property, Superior Vision Services, signed a new lease that is scheduled to commence in December 2017, for which free rent was reserved at origination of the Mortgage Loan.

(57)	The related borrower sponsor currently operates 53 of the 59 multifamily units at the Mortgaged Property as short-term rental units. The Appraised Value ($) for the Mortgaged Property assumes the short-term rental units are leased as individual apartment units, which is the highest and best use of the Mortgaged Property as determined by the appraiser.

(58)	The Appraised Value ($) represents the “as complete” appraised value as of July 24, 2018, which assumes the completion of the property renovation. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Appraised Value ($) of $28,000,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value as of July 24, 2017 of $24,600,000 are 71.0% and 71.0%, respectively. At origination of the Mortgage Loan, the borrower funded an upfront property renovation reserve of $1,200,000.

(59)	With respect to the Staten Island and Woodbury Mortgaged Properties, the sole tenant at each Mortgaged Property is Walgreens. With respect to the Staten Island Mortgaged Property, Walgreens has gone dark and is subleasing its space on a short-term basis. With respect to the Woodbury Mortgaged Property, Walgreens is subleasing 100% of its space to Rite Aid. The Walgreens leases expire after the maturity date of the Mortgage Loan.

(60)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of October 8, 2017. For the purposes of the Preliminary Prospectus, the assumed lockout period of 25 months is based on the expected CGCMT 2017-C4 securitization closing date in October 2017. The actual lockout period may be longer.

(61)	The related Mortgage Loan has an ARD of September 8, 2027, with an increase in the interest rate equal to the greatest of (i) 8.04000% per annum and (ii) the 10-year swap yield as of the ARD plus 5.95000% or (iii) when applicable, the default rate, until the maturity date of September 8, 2031.

(62)	Historical financial information is not presented as the leases are triple-net with no annual rent increases.

(63)	The Third Largest Tenant, Northeast Valley Health Corporation, is currently in process of completing the build-out of its space. CCRE has a $2.9 million earnout tied to this tenant taking occupancy and being open for business, and the related Mortgage Loan having an 8.5% debt yield.

(64)	Historical operating statements were only available through August 2016 as the Battlement Mesa Portfolio was recently acquired and the previous owner provided limited historical financial information. The most recent financials are based on the trailing nine months annualized as of April 30, 2017.

(65)	The related borrower is required to pay to the lender on each payment date an amount equal to one-twelfth of four percent (4%) times the annual gross income from operations of the Mortgaged Property (excluding rents from commercial tenants at the Mortgaged Property) for the previous 12-month period as determined on the anniversary of the origination date of the Mortgage Loan (initially $24,331).

(66)	The Largest Tenant, Quantenna Communications, Inc., has not yet taken occupancy of its space. Tenant improvements and landlord build-out is underway and expected to be substantially completed by October 20, 2017. Quantenna Communications, Inc. has a rent abatement for the initial four months of the lease term. CCRE reserved the four months at origination of the Mortgage Loan.

(67)	The Appraised Value ($) of $21,600,000 reflects the “as-is” appraised value, and assumes the tenant improvement build out is completed and which is based on Quantenna Communications, Inc., the sole tenant, takes occupancy (expected to be October 23, 2017). Quantenna Communications, Inc. executed a lease dated

February 21, 2017. The borrower is in a free rent period from November 2017 through February 2018. The borrower reserved $471,564 in a free rent reserve to cover this period.

(68)	The historical cash flow information is not available due to the recent acquisition of the Mortgaged Property.

(69)	The related Mortgage Loan had an initial term of 123 months, has a remaining term of 119 months as of the Cut-off Date and requires interest only payments through the Maturity Date / ARD. The ARD is September 6, 2027 and the final maturity date is October 6, 2031. In the event the Mortgage Loan is not repaid in full on or before the ARD, the interest rate on the Mortgage Loan will increase by 3.0% (post-ARD additional interest rate) to 8.02000% per annum and, as of the ARD, the Mortgage Loan will have a remaining term of 49 months. Payment of interest at the post-ARD additional interest rate (together with compound interest thereon at the full post-ARD interest rate, to the extent permitted by applicable law) will be deferred until the principal balance of the Mortgage Loan is paid in full and will be due and payable at maturity if not paid sooner. The ARD automatically triggers a full cash flow sweep during which all excess cash flow will be used to pay down the principal balance of the Mortgage Loan.

(70)	Historical operating statements were not required as the Mortgaged Property is 100% occupied on a triple net lease to a credit rated tenant.

(71)	The Ongoing Replacement Reserve ($) deposit is equal to the greater of (a) an amount equal to one-twelfth of 4.0% of gross income from operations of the Mortgaged Property during the calendar year immediately preceding the calendar year in which such payment date occurs and (b) the aggregate amount, if any, required to be reserved under the related management agreement and the related franchise agreement.

(72)	On each monthly payment date beginning in November 2021, the related borrower is required to deposit $3,735 for tenant improvements and leasing commissions. Additionally, on each monthly payment date beginning in November 2022, the borrower is required to deposit $720 for capital expenditures.

(73)	The Loan Purpose of the Mortgage Loan was to refinance existing debt on the Commerce MHC Mortgaged Property and acquire the Highland Green MHC Mortgaged Property for a purchase price of $7,800,000.

(74)	On the origination date, $800,000 was reserved for the PIP (expected to commence in March 2020). Prior to commencement of the anticipated PIP work, ongoing reserves equaling 2.0% of gross revenues will be deposited into the FF&E reserve account on a monthly basis. After the commencement of the PIP work, the full 4.0% of gross revenues will be deposited into the FF&E reserve account on a monthly basis.

(75)	On the origination date of the related Mortgage Loan, $209,000 was reserved upfront for seasonality. Throughout the term of the Mortgage Loan on each payment date in April through and including July, 50% of the excess cash flow will be deposited in the seasonality reserve (not to go above the cap amount of $209,000). If the cap has not been reached by the July payment date, then 50% of the amount remaining to reach the seasonality reserve cap will be reserved in the months of August and September. The funds in this reserve can only be used by the related borrower on the payment dates in November, December, January, February and March.

(76)	On the origination date, the related borrower deposited $250,000 in the Upfront TI/LC Reserve ($) for TI/LC expenses associated with future leasing. The borrower is not required to make an Ongoing TI/LC Reserve ($) deposit unless the TI/LC reserve account balance falls below the TI/LC Caps ($) of $250,000, after which, on each monthly payment date, the borrower must make an Ongoing TI/LC Reserve ($) deposit equal to $8,709 until the TI/LC reserve equals or exceeds the TI/LC Caps ($) of $250,000.

(77)	The Ongoing Other Reserve ($) deposit in an amount equal to $231,626 is the amount that the borrower is required to deposit on a quarterly basis. The annual ground rent is structured with 20.0% increases every five years until expiration in August 2086.

(78)	The Mortgaged Property is structured with a hard lockbox with respect to all revenue generated from the Largest Tenant, Integra LifeSciences Corporation, and a springing lockbox with respect to all other tenants. Upon the occurrence of a trigger period under the related Mortgage Loan documents (provided that such trigger period is not caused by a renewal trigger event with respect to Integra LifeSciences Corporation under the related Mortgage Loan documents), all revenues generated at the Mortgaged Property will be deposited into the lockbox.

(79)	The related borrower is required to deposit into the Ongoing Replacement Reserve ($) account: (i) $1,844 on each payment date up to and including the payment date in September 2022, and (ii) $6,454 on each payment date commencing in October 2022 and for each payment date thereafter.

(80)	Other Uses ($) of $1,100,000 were used to pay off a partnership loan that was originally used to fund the acquisition of the Mortgaged Property in 2007.

(81)	The historical cash flow information is not available due to the recent acquisition of the Mortgaged Property.

(82)	The Ongoing Replacement Reserve ($) deposit is equal to the greater of (a) an amount equal to one-twelfth of 4% of gross income from operations of the Mortgaged Property during the calendar year immediately preceding the calendar year in which such payment date occurs and (b) the aggregate amount, if any, required to be reserved under the related management agreement and the related franchise agreement.

(83)	On each monthly payment date until the rollover fund equals or exceeds $125,000, an amount equal to $4,175 is required to be deposited for ongoing TI/LC, and on each monthly payment date thereafter, $1,770 is required to be deposited for ongoing TI/LC.

(84)	The historical cash flow information is not available due to the recent acquisition of the Mortgaged Property.

(85)	The related fee borrower, Threadneedle Baltimore LP, will be the ground lessor under the related ground lease, and the related co-borrower, Threadneedle Baltimore II LP, will be both the tenant under the related ground lease and the landlord under the related sub-ground lease. Liberty Marriotts Lane Company (“Liberty Marriotts”), is an unaffiliated third party, which subleases the ground from Threadneedle Baltimore II LP. Following origination of the Mortgage Loan, Liberty Marriotts will pay $297,202 per year in rent, which is the total rent due under the related sub-ground lease.

(86)	The Appraised Value ($) represents the “as complete” appraised value as of November 1, 2017, which assumes the completion of various improvements at the Mortgaged Property, including upgrades to the security systems and amenities. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based upon the Appraised Value ($) of $4,400,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $4,350,000 are 73.8% and 69.3%, respectively.

(87)	The Largest Tenant, Speed Queen Laundry, which leases approximately 5,016 SF representing 38.5% of the net rentable square feet at the Mortgaged Property, is currently building out its space and is not yet in physical occupancy. Speed Queen Laundry commenced paying rent under its lease on August 14, 2017, and is expected to open for business in October 2017.

(88)	The Third Largest Tenant, Game Stop, which leases 1,824 SF representing 14.0% of the net rentable square feet at the Mortgaged Property, has the right to terminate its lease if the Mortgaged Property is less than 50% occupied for 12 months or more upon 30 days’ written notice.

(89)	The related Mortgage Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires interest only payments through the Maturity Date / ARD. The ARD is October 6, 2027 and the final maturity date is October 6, 2032. In the event the Mortgage Loan is not repaid in full on or before the ARD, the interest rate on the Mortgage Loan will increase by 4.0% (post-ARD additional interest rate) to 9.06000% per annum and, as of the ARD, the Mortgage Loan will have a remaining term of 60 months. Payment of interest at the post-ARD additional interest rate (together with compound interest thereon at the full post-ARD interest rate, to the extent permitted by applicable law) will be deferred until the principal balance of the Mortgage Loan is paid in full and will be due and payable at maturity if not paid sooner. The ARD automatically triggers a full cash flow sweep during which all excess cash flow will be used to pay down the principal balance of the Mortgage Loan.

ANNEX B

SIGNIFICANT LOAN SUMMARIES

LOAN #1: SOUTH STATION

LOAN #1: SOUTH STATION

South Station
195 Summer Street
Boston, MA 02210
NORTH END
DOWNTOWN BOSTON
GOVERNMENT CENTER
DOWNTOWN CROSSING
BEACON HILL
THEATRE DISTRICT
CHINATOWN
FORT POINT
SEAPORT DISTRICT
Boston Harbor
Fort Point Channel
Boston Common
Christopher Columbus Park
Norman B. Leventhal Park
Rose F. Kennedy Greenway
CAMBRIDGE ST
BEACON ST
TREMONT ST
WASHINGTON ST
ESSEX ST
KNEELAND ST
SUMMER ST
CONGRESS ST
PEARL ST
HIGH ST
OLIVER ST
FEDERAL ST
CHAUNCY ST
ATLANTIC AVE
A ST
CHANNEL ST
D ST
S BOSTON BYPASS RD
JOHN FITZGERALD SURFACE RD
Massachusetts General Hospital
JFK Federal Building
Boston City Hall
Center Plaza
Saltonstall Building
John Adams Courthouse
BBH
Massachusetts State House
21 Beacon
1 Beacon Street
Boston Athenaeum
Suffolk University Library
King's Chapel
Omni Hotel
Nine Zero Hotel
Old City Hall
One Boston Place
28 State Street
Ames Hotel
Millenium Boston Hotel
Hard Rock Boston
North Market
Faneuil Hall
South Market
Marketplace Center
200 State Street
84 State Street
53 State Street
75 State Street
Marriott Custom House Hotel
Harborside Inn
40 Broad Street
Boston Grain & Flour Exchange
Boston Marriott Long Wharf
255 State St
New England Aquarium
IMAX Theater
Harbor Garage
Tower I
Harbor Towers
Boston Harbor Hotel
Atlantic Building
Park Street Church
Suffolk University Law
Orpheum Theatre
Moakley Law Library
Church of Saint Pauls
MBTA
John W. McCormack Post Office and Court House
One Devonshire Place
10 Post Office Sq
1 Post Office Sq
The Langham
Hilton Boston
Two International Place
One International Place
225 Franklin Street
US Post Office
33 Arch Street
Boston Sports Club
One Federal Street
One Franklin Street
101 Arch Street
St. Anthony's Shrine
101 Federal Street
100 Federal Street
50 Post
125 High Street
100 High Street
99 High Street
40 High Street
133
160 Federal Street
100 Summer Street
One Summer Street
55 Summer Street
99 Summer Street
125 Summer Street
Boston Opera House
Paramount Theatre
Hyatt Hotel
US Post Office
Boston Lyric Opera
Mass. State Office Building
State Street Financial Center
Amc Loews
Ritz Carlton Hotel
Masonic Building
China Trade Center
Liberty Tree Bldg
One Financial Center
Two Financial Center
Lincoln Plaza
Trader Joe's Corporate HQ
125 Lincoln Street
179 Lincoln Street
179 South Street
Iron Mountain INC
South Station Bus Terminal
Boston Postal Annex
245 Summer Street
Federal Reserve Bank Of Boston
290 Congress Street
InterContinental Boston
470 Atlantic Avenue
John Joseph Moakley U.S. Courthouse
22 Liberty
Vertex Pharmaceuticals World HQ
Ten Fan Pier Blvd
The Envoy Hotel
The Benjamin
One Marina Park
District Hall
Seaport Sq Green
51 Sleeper
33 Farnsworth
24 Farnsworth
Boston Children's Museum
Watermark Seaport
Zipcar
Q Park
Seaport Square
Residence Inn
374 Congress
268 Summer Street
285 Summer Street
315 on A St
310 on A St
Tower Point @ A Street
Gillette
State Street Corp. Office Building
Boston Convention Center & Exhibition Center
Convention Center Expansion
Aloft
Emerson College
Colonial Theatre
Majestic Theatre
State Transportation Building
Hostelling International Boston
New England Law
W Hotel
Wilbur Theatre
Shubert Theatre
Wang Theatre
Revere Hotel
Charles Playhouse
Courtyard Hotel
New England Medical Center
Doubletree Hotel
Mass Pike Towers
93
90
Burlington
Wakefield
Peabody
Salem
Woburn
Lynn
Melrose
Lexington
Malden
Medford
Everett
Revere
Somerville
Chelsea
Waltham
Cambridge
Watertown
Weston
LOGAN INT'L AIRPORT
Newton
Boston
Brookline
Roxbury
Boston Harbor
Massachusetts Bay
Needham
West Roxbury
Dedham
Milton
Quincy
Dover
Norwood
Weymouth
Medfield
Canton
Randolph
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

LOAN #1: SOUTH STATION

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City/State)	Boston, Massachusetts	Cut-off Date Balance		$75,000,000
Property Type	Mixed Use	Cut-off Date Balance per SF		$373.55
Size (SF)	200,775	Percentage of Initial Pool Balance		7.7%
Total Occupancy as of 8/31/2017	98.6%	Number of Related Mortgage Loans		None
Owned Occupancy as of 8/31/2017	98.6%	Type of Security		Leasehold
Year Built / Latest Renovation	1899 / 1988	Mortgage Rate		4.49530%
Appraised Value	$127,450,000	Original Term to Maturity (Months)		120
Appraisal Date	7/25/2017	Original Amortization Term (Months)		NAP
Borrower Sponsors	Ben Ashkenazy	Original Interest Only Period (Months)		120
Property Management	Jones Lang LaSalle Americas, Inc.	First Payment Date		10/6/2017
		Maturity Date		9/6/2027

Underwritten Revenues	$13,756,339
Underwritten Expenses	$7,369,235	Escrows(1)
Underwritten Net Operating Income (NOI)	$6,387,104		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$5,896,335	Taxes	$443,368	$147,789
Cut-off Date LTV Ratio	58.8%	Insurance	$0	$0
Maturity Date LTV Ratio	58.8%	Replacement Reserve(2)	$0	$0
DSCR Based on Underwritten NOI / NCF	1.87x / 1.72x	TI/LC(3)	$0	$20,833
Debt Yield Based on Underwritten NOI / NCF	8.5% / 7.9%	Other(4)	$128,732	$86,765

Sources and Uses
Sources	$	%	Uses	$	%
Mortgage Loan Amount	$75,000,000	59.8%	Purchase Price(5)	$123,226,261	98.2%
Principal’s New Cash Contribution	29,630,682	23.6	Closing Costs	1,306,535	1.0
Mezzanine Loan Amount	20,000,000	15.9	Reserves	572,100	0.5
Other Sources	826,672	0.7	Other Uses	352,458	0.3
Total Sources	$125,457,354	100.0%	Total Uses	$125,457,354	100.0%

(1)	See “—Escrows” below.

(2)	The ongoing Replacement Reserve of $3,432 is waived provided there is no default under the ground lease and the borrower is making the $3,432 monthly capital reserve funds payments required under the ground lease.

(3)	The TI/LC reserve is subject to a cap of $1,250,000.

(4)	Upfront Other reserves consist of a (i) $83,333 ground rent reserve, (ii) $27,457 for capital reserve funds required under the ground lease and (iii) $17,942 for unfunded obligations related to free rent and tenant improvements and leasing commissions. Ongoing Other reserves consist of $83,333 monthly for ground rent and $3,432 monthly for capital reserve funds required under the ground lease.

(5)	Purchase Price includes a $4,226,261 transfer fee paid by the borrower for transfer of the ground lease.

■	The Mortgage Loan. The mortgage loan (the “South Station Loan”) is evidenced by two pari passu notes in the aggregate original principal amount of $75,000,000 that are together secured by a first mortgage encumbering the borrower’s leasehold interest in a five-story mixed use building located in Boston, Massachusetts (the “South Station Property”). The South Station Loan was originated by Citigroup Real Estate Finance Inc. on August 21, 2017 and represents approximately 7.7% of the Initial Pool Balance. The South Station Loan is evidenced by notes A-1 and A-2 with an aggregate outstanding principal balance as of the Cut-off Date of $75,000,000 and an interest rate of 4.49530% per annum. The proceeds of the South Station Loan were primarily used to acquire the South Station Property, pay origination costs and fund reserves.

The South Station Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The South Station Loan requires monthly payments of interest only for the entire term of the loan. The scheduled maturity date of the South Station Loan is the due date in September 2027. At any time after the second anniversary of the securitization Closing Date, the South Station Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the South Station Loan documents. Voluntary prepayment of the South Station Loan is permitted on or after the due date occurring in July 2027 without payment of any prepayment premium.

■	The Mortgaged Property. The South Station Property is a 200,775 SF five-story mixed use building located on an approximately 3.4 acre site in Boston, Massachusetts. The 200,775 SF of space is comprised of 134,046 SF of office space with the remaining 66,729 SF being predominantly retail space. The Massachusetts Bay Transportation Authority (“MBTA”) is the ground lessor of the South Station Property on a ground lease which expires in June 2115. The ground lease commenced in June 2016 at a base rent of $1,000,000 annually, with 3.5% rent escalations every five years of the lease. The South Station Property was originally built in 1899, and most recently renovated in 1988. MBTA operates the South Station train terminal, located adjacent to the South Station Property, which services Amtrak trains, the MBTA red and silver lines and the MBTA regional commuter rail network that provides access to downtown Boston from communities to the west and south.

LOAN #1: SOUTH STATION

The South Station Property was 98.6% leased as of August 31, 2017 to a mix of retail and office tenants. The retail layout at the South Station Property includes a CVS Pharmacy, in-line restaurants, a food court area and 30 open format kiosk style retailers. Retail tenants at the South Station Property cater to the commuters traveling through the South Station train terminal and include national retailers such as CVS Pharmacy, Cosi, McDonald’s, Au Bon Pain and Pret A Manger. During 2015, South Station was the sixth busiest Amtrak train station in the United States and serviced more than 1.5 million Amtrak passengers in addition to the passengers riding the MBTA commuter network. The office space at the South Station Property benefits from its location being directly adjacent to the South Station train terminal, having office ceiling heights ranging from 13 feet to 28 feet, oversized windows and exposed brick. Office tenants at the South Station Property include Amtrak, the Commonwealth of Massachusetts (Department of Public Utilities), Aegis Media Americas and Rakuten USA.

The following table presents certain information relating to the major tenants at the South Station Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
CVS Pharmacy(2)	NR / Baa1 / BBB+	29,121	14.5%	$2,159,327	21.1%	$74.15	7/31/2034	4, 5-year options
Commonwealth of Massachusetts	AA+ / Aa1 / AA	41,042	20.4	1,549,955	15.1	$37.77	1/9/2021	NAP
Aegis Media Americas	NR / NR / NR	34,424	17.1	1,414,038	13.8	$41.08	1/31/2021	1, 5-year option
Amtrak(3)	NR / A1 / A-	50,971	25.4	1,324,900	12.9	$46.84	9/30/2018	1, 6-year option
Rakuten USA	NR / NR / NR	10,325	5.1	614,260	6.0	$59.49	3/31/2019	NAP
Cosi	NR / NR / NR	1,259	0.6	312,816	3.1	$248.46	5/31/2027	1, 5-year option
McDonald’s	BBB / Baa1 / BBB+	2,170	1.1	278,929	2.7	$128.54	12/31/2024	NAP
Au Bon Pain	NR / NR / NR	2,071	1.0	270,000	2.6	$130.37	12/31/2024	NAP
M.G. News of Boston, Inc.	NR / NR / NR	892	0.4	220,920	2.2	$247.67	12/31/2021	NAP
MBTA	NR / Aa3 / NR	3,141	1.6	177,467	1.7	$56.50	6/30/2026	NAP
Ten Largest Owned Tenants		175,416	87.4%	$8,322,612	81.3%	$47.44
Remaining Tenants		22,579	11.2	1,909,366	18.7	$84.56
Vacant		2,780	1.4	0	0.0	$0.00
Total / Wtd. Avg. All Tenants		200,775	100.0%	$10,231,977	100.0%	$51.68

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	CVS Pharmacy may terminate its lease if the South Station Property is closed as a transportation center for 24 months.

(3)	Amtrak occupies 28,286 SF on a lease that expires on September 30, 2018 and the remaining 22,685 SF on a lease that expires on December 31, 2024. Amtrak pays base rent of $1,324,900 on the 28,286 SF which expires on September 30, 2018, however Amtrak does not pay a fixed base rent for the 22,685 SF that expires on December 31, 2024. Amtrak is only required to pay reimbursements of allocable expenses for the 22,685 SF of space. UW Base Rent $ per SF for Amtrak in the table above is calculated based on only the 28,286 SF for which Amtrak is obligated to pay base rent.

The following table presents certain information relating to the lease rollover schedule at the South Station Property, based on the initial lease expiration date:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	245	0.1%	0.1%	$30,000	0.3%	$122.45	4
2017	0	0.0	0.1%	0	0.0	0.00	0
2018	28,848	14.4	14.5%	1,343,420	13.1	46.57	3
2019	13,213	6.6	21.1%	791,311	7.7	59.89	3
2020	80	0.0	21.1%	49,440	0.5	618.00	1
2021	77,073	38.4	59.5%	3,441,586	33.6	44.65	8
2022	2,373	1.2	60.7%	316,457	3.1	133.36	4
2023	1,575	0.8	61.5%	224,500	2.2	142.54	2
2024	29,647	14.8	76.2%	739,874	7.2	106.27	6
2025	4,421	2.2	78.4%	391,740	3.8	88.61	4
2026	3,614	1.8	80.2%	251,166	2.5	69.50	2
2027	2,924	1.5	81.7%	493,156	4.8	168.66	3
2028 & Thereafter	33,982	16.9	98.6%	2,159,327	21.1	63.54	6
Vacant	2,780	1.4	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	200,775	100.0%		$10,231,977	100.0%	$51.68	46

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the above Lease Expiration Schedule.

(3)	Amtrak occupies 22,685 SF on a lease that expires on December 31, 2024. Amtrak does not pay a fixed base rent for the 22,685 SF that expires on December 31, 2024 and is only required to pay reimbursements of allocable expenses for the 22,685 SF of space. UW Base Rent $ per SF for 2024 in the table above is calculated excluding the 22,685 SF for which Amtrak is not paying base rent.

LOAN #1: SOUTH STATION

The following table presents certain information relating to historical leasing at the South Station Property:

Historical Leased %(1)

	2014	2015	2016	As of 8/31/2017
Owned Space	96.0%	97.7%	98.0%	98.6%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the South Station Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 6/30/2017	Underwritten	Underwritten $ per SF
Base Rent	$7,622,272	$8,958,656	$9,292,062	$9,317,707	$9,624,940	$47.94
Contractual Rent Steps	0	0	0	0	607,037	3.02
Gross Up Vacancy	0	0	0	0	135,920	0.68
Total Reimbursement Revenue	2,525,723	3,672,563	2,827,566	2,810,268	2,425,380	12.08
Other Income(2)	1,279,326	1,764,673	1,777,611	1,426,803	1,603,851	7.99
Vacancy & Credit Loss	(61,044)	(64,861)	(83,537)	(213,697)	(640,789)	(3.19)
Effective Gross Income	$11,366,277	$14,331,032	$13,813,702	$13,341,081	$13,756,339	$68.52

Real Estate Taxes	$1,310,098	$1,714,112	$1,686,281	$1,756,588	$1,765,744	$8.79
Insurance	45,033	43,098	38,148	29,797	44,831	0.22
Management Fee	0	0	0	0	412,690	2.06
Ground Rent(3)	330,000	330,000	709,667	1,000,000	1,000,000	4.98
Other Operating Expenses	4,838,553	4,865,058	4,806,807	4,899,978	4,145,969	20.65
Total Operating Expenses	$6,523,684	$6,952,268	$7,240,903	$7,686,363	$7,369,235	$36.70

Net Operating Income	$4,842,593	$7,378,764	$6,572,800	$5,654,718	$6,387,104	$31.81
TI/LC	0	0	0	0	449,586	2.24
Capital Expenditures	0	0	0	0	41,183	0.21
Net Cash Flow	$4,842,593	$7,378,764	$6,572,800	$5,654,718	$5,896,335	$29.37

Occupancy	96.0%	97.7%	98.0%	98.1%	95.0%
NOI Debt Yield	6.5%	9.8%	8.8%	7.5%	8.5%
NCF DSCR	1.42x	2.16x	1.92x	1.65x	1.72x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Income consists mainly of advertising leases, antenna income, percentage rent and other miscellaneous income.

(3)	The Massachusetts Bay Transportation Authority (“MBTA”) is the ground lessor of the South Station Property on a ground lease which expires in June 2115. The ground lease commenced in June 2016 at a base rent of $1,000,000 annually, with 3.5% rent escalations every fifth year of the lease. There is no market oriented reset clause under the ground lease.

■	Appraisal. According to the appraisal, the South Station Property had an “as is” appraised value of $127,450,000 as of July 25, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$129,050,000	N/A	5.00%
Discounted Cash Flow Approach	$127,450,000	7.50%	6.00%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on the Phase I environmental report dated August 4, 2017, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the South Station Property other than the continued implementation of an asbestos O&M plan.

■	Market Overview and Competition. The South Station Property is located in downtown Boston, Massachusetts at the intersection of Summer Street and Atlantic Avenue. The South Station Property is located adjacent to the South Station train terminal which acts as the northern most stop of Amtrak’s Northeast Corridor line, the 457-mile railroad which carries more than 750,000 passengers daily and connects Washington, D.C. to Boston, Massachusetts via cities such as New York, Baltimore and Philadelphia. During 2015, the South Station train terminal was the sixth busiest Amtrak station in the United States and serviced approximately 1.5 million passengers via Amtrak trains

LOAN #1: SOUTH STATION

alone. The South Station train terminal also services the MBTA red and silver lines and the MBTA regional commuter rail network that provides access to downtown Boston from communities to the west and south.

The appraisal identified the South Station Property as being located within the Boston Central Business District office submarket and the Boston Financial District retail submarket. According to the appraisal as of the first quarter of 2017, the Boston Central Business District submarket exhibited an office vacancy rate of 8.5% and average asking gross rent of $55.82 per SF. The average in-place office gross rent at the South Station Property is $46.32 per SF, which is below the aforementioned average asking gross rent for the Boston Central Business District submarket of $55.82. The most recent office lease executed at the South Station Property was Rakuten USA’s renewal for its space on the 4th floor of the South Station Property at a gross rental rate of $60.00 per SF. According to the appraisal, the Boston Financial District general retail submarket exhibited an occupancy rate of 97.4% as of the first quarter of 2017. According to the appraisal, the 2017 estimated population within a one-, three- and five-mile radius of the South Station Property was 58,662, 395,451 and 924,060, respectively, and 2017 estimated average household income within a one-, three- and five-mile radius of the South Station Property was $131,325, $99,758 and $94,022, respectively.

■	The Borrower. The borrower is AAC South Station Property LLC, a single purpose Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the South Station Loan. The borrower sponsor and carveout guarantor for the South Station Loan is Ben Ashkenazy.

Ben Ashkenazy is the CEO of Ashkenazy Acquisition Corporation, a private real estate investment firm focusing on retail, hotel and office assets. Ashkenazy Acquisition Corporation has acquired over 15 million SF of retail, hospitality, office and residential properties located throughout the United States, Canada and England. Ashkenazy Acquisition Corporation has a current portfolio containing more than 100 buildings valued at approximately $12.0 billion. Ashkenazy Acquisition Corporation has prior experience owning mixed-use transit hubs, as it currently also owns Union Station in Washington D.C.

■

Escrows. On the origination date of the South Station Loan, the borrower funded aggregate reserves of $572,100 consisting of (i) $443,368 for real estate taxes, (ii) $83,333 for ground rent, (iii) $27,457 for capital reserve funds required under the ground lease and (iv) $17,942 for unfunded obligations related to tenant improvements and leasing commissions and free rent.

On each due date, the borrower will be required to fund (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period, initially estimated to be $147,789, (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, provided that insurance is not covered under an acceptable blanket or umbrella policy (initially waived as the South Station Property is covered under an acceptable blanket or umbrella policy), (iii) a replacement reserve in the amount of $3,432 (provided that the foregoing replacement reserve deposits are waived so long as there is no default under the ground lease and the borrower is making the ground lease capital reserve deposits described in clause (vi) below), (iv) a tenant improvements and leasing commissions reserve in the amount of $20,833, subject to a cap of $1,250,000, (v) a ground rent reserve in the amount equal to one-twelfth of the ground rent estimated to be needed to pay all ground rent over the then-succeeding 12-month period, initially $83,333 and (vi) a ground lease capital reserve in the amount equal to one-twelfth of the amount estimated to be required to be deposited under the ground lease over the then-succeeding 12-month period, initially $3,432.

■	Lockbox and Cash Management. The South Station Loan documents require a hard lockbox with in-place cash management. The South Station Loan documents require tenants, pursuant to tenant direction letters, to pay rent directly to the lockbox account and require that all other money received by the borrower with respect to the South Station Property be immediately deposited into such lockbox account. All amounts in the lockbox account are required to be swept to a lender-controlled cash management account on each business day and, provided no event of default under the South Station Loan documents is continuing, applied to payment of debt service, payment of operating expenses, and funding of required reserves, with the remainder (i) if a South Station Trigger Period (as defined below) is continuing, to be held by the lender in an excess cash reserve account and (ii) if no South Station Trigger Period is continuing, to be disbursed into the borrower’s operating account. Upon the occurrence and during the continuance of an event of default under the South Station Loan documents, the lender may apply any funds in the cash management account to amounts payable under the South Station Loan (and/or toward the payment of expenses of the South Station Property), in such order of priority as the lender may determine.

LOAN #1: SOUTH STATION

A “South Station Trigger Period” will commence upon the earlier of (i) the occurrence of an event of default under the South Station Loan documents or South Station Mezzanine Loan (as defined below) documents and continuing until the cure of such event of default; (ii) the occurrence of the aggregate debt service coverage ratio of the South Station Loan and South Station Mezzanine Loan (as defined below) being less than 1.15x, and continuing until such debt service coverage ratio is equal to or greater than 1.20x for two consecutive calendar quarters; (iii) the occurrence of the debt service coverage ratio of the South Station Loan being less than 1.61x, and continuing until such debt service coverage ratio is equal to or greater than 1.68x for two consecutive calendar quarters; and (iv) the occurrence of a South Station Specified Tenant Trigger Period (as defined below) and continuing until the South Station Specified Tenant Trigger Period ceases to exist in accordance with the terms of the South Station Loan documents.

A “South Station Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of: (i) any South Station Specified Tenant (as defined below) being in monetary or material non-monetary continuing default under its applicable lease; (ii) any South Station Specified Tenant failing to be in actual, physical possession of at least 80% of its leased space or failing to be open to the public for business during customary hours and/or “going dark” in more than 20% of the leased space; (iii) any South Station Specified Tenant giving notice that it is terminating 20% or more of its leased space; (iv) any termination or cancellation of at least 20% of the applicable South Station Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any applicable South Station Specified Tenant lease failing to otherwise be in full force and effect; (v) any bankruptcy or similar insolvency of a South Station Specified Tenant; and (vi) the failure of a South Station Specified Tenant to provide written notice to the borrower of renewal with respect to a least 20% of the South Station Specified Tenant’s lease for a minimum term of five years upon the earlier to occur of (x) the date one year prior to its then-current lease expiration or (y) the date required to exercise a renewal under such South Station Specified Tenant’s lease and (B) expiring upon the lender’s receipt of reasonably acceptable evidence demonstrating the cure of the applicable event giving rise to the South Station Specified Tenant Trigger Period in accordance with the South Station Loan documents.

A “South Station Specified Tenant” means each of (i) CVS Pharmacy and an affiliate providing credit support or a guaranty under its respective lease, (ii) Amtrak and an affiliate providing credit support or a guaranty under its respective lease, or (iii) any other tenant whose lease accounts for (a) 20% or more of the total rental income for the South Station Property or (b) 20% or more of the total gross rentable square footage of the South Station Property.

■	Property Management. The South Station Property is currently managed by Jones Lang LaSalle Americas, Inc. The borrower may not replace the property manager or consent to the assignment of the property manager’s rights under the management agreement without the prior consent of the lender. The lender has the right to require that the borrower terminate the management agreement and replace the property manager if (a) an event of default occurs under the South Station Loan documents, (b) the property manager becomes insolvent or a debtor in (i) any involuntary bankruptcy or insolvency proceeding that is not dismissed within 90 days of the filing thereof, or (ii) any voluntary bankruptcy or insolvency proceeding (c) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds or (d) there exists a default by the property manager beyond all applicable notice and cure periods under the management agreement.

■	Mezzanine or Secured Subordinate Indebtedness. Citigroup Global Markets Realty Corp. originated a mezzanine loan (the “South Station Mezzanine Loan”) in the original principal amount of $20,000,000 and subsequently assigned its interest in the South Station Mezzanine Loan to Senior Real Estate Finance Account (N), L.P. The South Station Mezzanine Loan is secured by the membership interests in the borrower under the South Station Loan. The South Station Mezzanine Loan is coterminous with the South Station Loan with a term of 120 months and a scheduled maturity date in September 2027. The South Station Mezzanine Loan requires monthly payments of interest only through the entire loan term.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy with no deductible in excess of $100,000 that provides coverage for terrorism in an amount equal to the full replacement cost of the South Station Property (plus 18 months of rental loss and/or business interruption coverage plus an additional period of indemnity covering up to the earlier of (i) 365 days following restoration or (ii) the period of time until such income returns to the same level it was prior to the loss, whichever occurs first). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #2: station place III

LOAN #2: station place III

LOAN #2: station place III

1 MILE
Washington, D.C.
DISTRICT OF COLUMBIA
Station Place III
700 2nd Street Northeast
Washington, DC 20002
Arlington
VIRGINIA
Alexandria
RONALD REAGAN WASHINGTON NATIONAL AIRPORT
CLEVELAND PARK
MOUNT PLEASANT
COLUMBIA HEIGHTS
WOODLEY PARK
KALORAMA
GEORGETOWN
DUPONT CIRCLE
CENTRAL BUSINESS DISTRICT
SHAW
TRINIDAD
NOMA
EAST END
WEST END
CAPITOL HILL
BARRACKS ROW
NAVY YARD
ROSSLYN
PENTAGON CITY
CRYSTAL CITY
POTOMAC YARDS
DEL RAY
SOUTHEAST WASHINGTON
WOODLAND
The White House
Washington Monument
US Capitol
Pentagon
Washington, D.C.
Arlington
Alexandria
Bethesda
Rockville
Laytonsville
Columbia
Gaithersburg
Kensington
College Park
Herndon
Reston
Vienna
Fairfax
Clifton
Potomac

LOAN #2: station place III

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Property	1	Loan Seller		CREFI
Location (City/State)	Washington, District of Columbia	Cut-off Date Balance(3)		$50,000,000
Property Type	Office	Cut-off Date Balance per SF(2)		$367.04
Size (SF)	517,653	Percentage of Initial Pool Balance		5.1%
Total Occupancy as of 9/1/2017	98.6%	Number of Related Mortgage Loans		None
Owned Occupancy as of 9/1/2017	98.6%	Type of Security		Fee Simple
Year Built / Latest Renovation	2009 / NAP	Mortgage Rate		3.60000%
Appraised Value	$399,000,000	Original Term to Maturity (Months)(4)		121
Appraisal Date	8/22/2017	Original Amortization Term (Months)		NAP
Borrower Sponsor(1)	Seven Hundred 2nd Street Holdings Mezz LLC	Original Interest Only Period (Months)(4)		121
Property Management	Property Group Partners LLC	First Payment Date(4)		11/1/2017
		Maturity Date(4)		11/1/2027

Underwritten Revenues	$35,992,988
Underwritten Expenses	$13,463,618	Escrows(5)
Underwritten Net Operating Income (NOI)	$22,529,370		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$20,806,621	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	47.6%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	47.6%	Replacement Reserve(6)	$8,628	$8,628
DSCR Based on Underwritten NOI / NCF(2)	3.25x / 3.00x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	11.9% / 11.0%	Other(7)	$415,973	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$190,000,000	100.0%	Loan Payoff	$176,682,741	93.0%
			Principal Equity Distribution	11,202,829	5.9
			Closing Costs	1,689,829	0.9
			Reserves	424,600	0.2
Total Sources	$190,000,000	100.0%	Total Uses	$190,000,000	100.0%

(1)	There is no non-recourse carveout guarantor or environmental indemnitor other than the borrower.

(2)	Calculated based on the aggregate outstanding principal balance of the Station Place III Loan Combination (as defined below).

(3)	The Station Place III Loan (as defined below) has a Cut-off Date Balance of $50,000,000 and represents the non-controlling note A-4 of the $190,000,000 Station Place III Loan Combination, which is evidenced by five pari passu notes and was co-originated by Citi Real Estate Funding Inc. (“CREFI”) and JPMorgan Chase Bank, National Association (“JPMCB”). The related companion loans are evidenced by (i) the controlling note A-1 ($64,000,000), which is currently held by JPMCB and is expected to be contributed to the JPMDB 2017-C7 securitization transaction, (ii) the non-controlling notes A-2 ($40,000,000) and A-3 ($10,000,000), which are currently held by JPMCB and are expected to be contributed to one or more future commercial mortgage securitization transactions, and (iii) the non-controlling note A-5 ($26,000,000), which is currently held by CREFI and is expected to be contributed to one or more future commercial mortgage securitization transactions. See “—The Mortgage Loan” below.

(4)	The first payment date under the Station Place III Loan Combination documents is December 1, 2017. On the closing date, CREFI will deposit funds sufficient to pay the interest due for the November 2017 payment date of the CGCMT 2017-C4 commercial mortgage trust. The Original Term to Maturity and Original Interest Only Period presented in the Mortgage Loan Information above are inclusive of the additional November 2017 interest payment to be deposited by CREFI.

(5)	See “—Escrows” below.

(6)	Replacement Reserves are capped at $310,592.

(7)	Upfront Other reserve includes (i) $115,973 for outstanding tenant improvements and free rent and (ii) $300,000 for service reserve funds related to the tri-party agreement among the lender, borrower and the SEC (as defined below).

■	The Mortgage Loan. The mortgage loan (the “Station Place III Loan”) is part of a loan combination (the “Station Place III Loan Combination”) evidenced by five pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a Class A office building in Washington, D.C (the “Station Place III Property”). The Station Place III Loan, which is evidenced by the non-controlling note A-4, had an original principal balance of $50,000,000, has a Cut-off Date Balance of $50,000,000 and represents approximately 5.1% of the Initial Pool Balance. The related companion loans are evidenced by (i) the controlling note A-1, which had an original principal balance of $64,000,000, has an outstanding principal balance as of the Cut-off Date of $64,000,000, is currently held by JPMCB and is expected to be contributed to the JPMDB 2017-C7 securitization transaction, (ii) the non-controlling notes A-2 and A-3, which had an aggregate original principal balance of $50,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000, are currently held by JPMCB and are expected to be contributed to one or more future commercial mortgage securitization transactions and (iii) the non-controlling note A-5, which had an original principal balance of $26,000,000, has an outstanding principal balance as of the Cut-off Date of $26,000,000, is currently held by CREFI and is expected to be contributed to one or more future commercial mortgage securitization transactions. The Station Place III Loan Combination, which accrues interest at an interest rate of 3.60000% per annum, was co-originated by CREFI and JPMCB on October 3, 2017, had an original principal balance of $190,000,000 and has an outstanding principal balance as of the Cut-off Date of $190,000,000. The proceeds of the Station Place III Loan Combination were primarily used to refinance the existing debt on the Station Place III Property, return equity to the borrower, pay origination costs and fund reserves.

Inclusive of the interest to be deposited by CREFI for the November 2017 payment date, the Station Place III Loan Combination had an initial term of 121 months and has a remaining term of 121 months as of the Cut-off Date. The Station Place III Loan Combination requires monthly payments of interest only for the term of the Station Place III Loan Combination. The scheduled maturity date of the Station Place III Loan Combination is the due date in November 2027. At any time after the earlier of (i) December 1, 2021 and (ii) the second anniversary of the

LOAN #2: station place III

securitization of the last note of the Station Place III Loan Combination to be securitized, the Station Place III Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Station Place III Loan Combination documents. The borrower is also permitted to prepay the Station Place III Loan Combination on or after December 1, 2019 with the payment of a yield maintenance premium. Voluntary prepayment of the Station Place III Loan Combination is permitted on or after the due date occurring in August 2027 without payment of any prepayment premium.

Note Summary

Note(s)	Current or Anticipated Holder of Securitized Note	Aggregate Cut-off Date Balance
Station Place III Loan
A-4	CGCMT 2017-C4	$50,000,000
Station Place III Pari Passu Companion Loans
A-1	JPMDB 2017-C7(1)	$64,000,000

A-2	JPMCB(2)	$40,000,000

A-3	JPMCB(2)	$10,000,000

A-5	CREFI(2)	$26,000,000

(1)	Expected to be contributed to the related securitization transaction upon closing of such securitization transaction.

(2)	Expected to be contributed to one or more future securitization transactions.

■	The Mortgaged Property. The Station Place III Property is a 10-story, 517,653 SF, Class A office building constructed in 2009 and located in the NoMa (north of Massachusetts Avenue) neighborhood of Washington, D.C. Together with Station Place I and Station Place II, the Station Place III Property is part of the Station Place complex, Washington D.C.’s largest private office development that is comprised of approximately 1.5 million SF of Class A office space situated on approximately 5.5 acres in Washington, D.C.’s NoMa submarket. The Station Place III Property is connected with through-access to Station Place I and II on lower and upper floors and offers direct covered secure access to Union Station, a multimodal transportation hub with access to the Metro, Amtrak and Marc train systems. The Station Place III Property is LEED Silver Certification Energy certified. The Station Place III Property features a subterranean parking garage with 308 parking spaces, resulting in a parking ratio of approximately 0.60 spaces per 1,000 SF of net rentable area. To meet the requirements of current tenant leases for an aggregate of 451 parking spaces, the borrower has leased an additional 178 spaces from an affiliate in the Station Place II parking garage.

As of September 1, 2017, the Station Place III Property was 98.6% leased to four tenants. The largest tenant, the U.S. Securities and Exchange Commission (“SEC”), leases 209,530 SF (40.5% of the net rentable area) through February 2021, with no renewal options, and has been a tenant at the Station Place III Property since March 2011. The SEC accounts for approximately 33.4% of the underwritten base rent at the Station Place III Property. The SEC is an agency of the United States federal government that regulates and supervises the securities industry. The SEC has six departments and approximately 590 employees at the Station Place III Property. The SEC also leases space at Station Place I and Station Place II and the combined complex serves as the SEC’s headquarters. In total, the SEC leases approximately 1.6 million SF across all three buildings. According to the property manager, the SEC has invested $14.3 million ($68 per SF) into its space at the Station Place III Property and approximately $66.2 million ($52 per SF) across the entire complex. In July, the SEC issued a request for proposal to lease 1,274,000 SF of space with offers due in November 2017. Provisions in the request for proposal include, but are not limited to, a requirement for the site to be within 2,640 walkable feet of a Metrorail station, rent of $50.00 gross and delivery of the space by December 31, 2022. The second largest tenant, Kaiser Foundation Health Plan of the Mid-Atlantic States, Inc. (“Kaiser Permanente”) leases 206,875 SF (40.0% of the net rentable area) through June 2024, with two, five-year renewal options. Kaiser Permanente has been a tenant at the Station Place III Property since July 2009. Founded in 1945, Kaiser Permanente is an American health care provider headquartered in Oakland, California and offers not-for-profit health plans. The company currently serves approximately 11.8 million members in eight states and the District of Columbia. Kaiser Permanente accounts for approximately 41.2% of the underwritten base rent at the Station Place III Property and its lease is guaranteed by Kaiser Foundation Health Plan, Inc. Kaiser Permanente, which utilizes most of the space for medical offices, has invested $78.1 million ($377 per SF) for the overall

LOAN #2: station place III

improvement of their space as well as for specialized equipment. The third largest tenant, the American Chemistry Council (“ACC”), leases 93,168 SF (18.0% of the net rentable area) through December 2025, with one, five-year extension option (which may be exercised by the tenant only if it occupies at least 70% of its leased premises on the date it delivers notice of the extension) and has leased space at the Station Place III Property since December 2008. Originally founded in 1872, the ACC represents companies engaged in the business of chemistry. The ACC accounts for approximately 25.3% of the underwritten base rent at the Station Place III Property.

The following table presents certain information relating to the major tenants at the Station Place III Property:

Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
Kaiser Permanente	NA / NA / AA-	206,875	40.0%	$10,115,815	39.1%	$48.90	6/30/2024	2, 5-year options
U.S. Securities and Exchange Commission(3)	AAA / Aaa / AA+	209,530	40.5	9,482,832	36.7	$45.26	2/28/2021	NAP
American Chemistry Council(4)	NA / NA / NA	93,168	18.0	6,219,695	24.1	$66.76	12/31/2025	1, 5-year option
Pritchard Industries, Inc.	NA / NA / NA	833	0.2	22,987	0.1	$27.60	12/31/2018	NAP
Largest Tenants		510,406	98.6%	$25,841,329	100.0%	$50.63
Vacant		7,247	1.4	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		517,653	100.0%	$25,841,329	100.0%	$50.63

(1)	Certain ratings are those of the parent company or the U.S. federal government whether or not the parent or the U.S. federal government, as applicable, guarantees the lease.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are based on the underwritten rent roll dated September 1, 2017. Rents for the SEC and Kaiser Permanente leases were straight lined over the remainder of the lease term based on contractual rent steps. The current in-place rent for the SEC and Kaiser Permanente tenants is $38.27 and $43.70, respectively.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include $1,262,026 of annual additional triple net rent paid by the SEC. The SEC elected to utilize an additional allowance pursuant to its lease for the improvement of their space, amortizing such amount as additional triple net rent over the 10 year lease term expiring in February 2021.

(4)	The American Chemistry Council leases its space on a modified gross basis.

The following table presents the lease rollover schedule at the Station Place III Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)(4)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	833	0.2	0.2%	22,987	0.1	27.60	1
2019	0	0.0	0.2%	0	0.0	0.00	0
2020	0	0.0	0.2%	0	0.0	0.00	0
2021	209,530	40.5	40.6%	9,482,832	36.7	45.26	1
2022	0	0.0	40.6%	0	0.0	0.00	0
2023	0	0.0	40.6%	0	0.0	0.00	0
2024	206,875	40.0	80.6%	10,115,815	39.1	48.90	1
2025	93,168	18.0	98.6%	6,219,695	24.1	66.76	1
2026	0	0.0	98.6%	0	0.0	0.00	0
2027	0	0.0	98.6%	0	0.0	0.00	0
2028 & Thereafter	0	0.0	98.6%	0	0.0	0.00	0
Vacant	7,247	1.4	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	517,653	100.0%		$25,841,329	100.0%	$50.63	4

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF are based on the underwritten rent roll dated September 1, 2017. Rents for the SEC and Kaiser Permanente leases were straight lined over the remainder of the lease term based on contractual rent steps. The current in-place rent for the SEC and Kaiser Permanente tenants is $38.27 and $43.70, respectively.

(4)	Wtd. Avg. annual UW Base Rent $ per SF excludes vacant space.

The following table presents certain information relating to historical leasing at the Station Place III Property:

Historical Leased %(1)

	2014	2015	2016	As of 9/1/2017
Owned Space	98.6%	98.6%	98.6%	98.6%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

LOAN #2: station place III

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Station Place III Property:

Cash Flow Analysis

	2014	2015	2016	TTM 7/31/2017	Underwritten(1)(2)	Underwritten $ per SF
Base Rent	$22,205,311	$22,889,017	$23,517,574	$23,840,688	$25,841,329(3)	$49.92
Gross Up Vacancy	0	0	0	0	144,940	0.28
Reimbursements	10,250,909	11,135,446	10,797,352	11,105,091	11,778,506	22.75
Other Income	73,799	106,810	178,763	133,734	116,451	0.22
Vacancy & Credit Loss	0	0	0	0	(1,888,239)	(3.65)
Effective Gross Income	$32,530,019	$34,131,273	$34,493,689	$35,079,513	$35,992,988	$69.53

Real Estate Taxes	$5,869,670	$5,958,023	$5,698,505	$5,907,283	$6,165,030	$11.91
Insurance	145,887	147,244	145,460	139,160	153,980	0.30
Management Fee	582,700	582,700	590,800	596,517	1,000,000	1.93
Other Operating Expenses	4,763,045	5,372,058	5,729,838	6,067,372	6,144,608	11.87
Total Operating Expenses	$11,361,302	$12,060,025	$12,164,603	$12,710,332	$13,463,618	$26.01

Net Operating Income	$21,168,717	$22,071,248	$22,329,086	$22,369,181	$22,529,370	$43.52
TI/LC	0	0	0	0	1,619,218	3.13
Capital Expenditures	0	0	0	0	103,531	0.20
Net Cash Flow	$21,168,717	$22,071,248	$22,329,086	$22,369,181	$20,806,621	$40.19

Occupancy	98.6%	98.6%	98.6%	98.6%	95.0%(4)
NOI Debt Yield(5)	11.1%	11.6%	11.8%	11.8%	11.9%
NCF DSCR(5)	3.05x	3.18x	3.22x	3.23x	3.00x

(1)	Underwritten Base Rent is based on the annualized contractual base rent for occupied tenants as per the underwritten rent roll dated September 1, 2017. Rents for the SEC and Kaiser Permanente leases were straight lined over the remainder of their respective lease terms based on contractual rent steps.

(2)	Pursuant to the terms of the SEC lease, the tenant elected to utilize its additional allowance for the improvement of its space, amortizing such amount as additional triple net rent over the 10-year firm lease term expiring February 2021.

(3)	Includes underwritten rent steps which equate to (i) for non-investment grade tenants, base rent steps through July 2018 (an aggregate of $152,261 for American Chemistry Council and Pritchard Industries, Inc.), and (ii) for investment grade tenants, the average base rent over the remainder of the lease term (an aggregate of $1,473,855 for SEC and Kaiser Permanente).

(4)	Represents the underwritten economic vacancy of 5.0%.

(5)	Calculated based on the aggregate outstanding principal balance of the Station Place III Loan Combination.

■	Appraisal. According to the appraisal, the Station Place III Property had an “as-is” appraised value of $399,000,000 as of an effective date of August 22, 2017.

Appraisal Approach	“As-Is” Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$401,000,000	N/A	5.25%
Discounted Cash Flow Approach	$399,000,000	6.00%(1)	5.75%(2)

(1)	Represents the internal rate of return (cash flow).

(2)	Represents the terminal capitalization rate.

■	Environmental Matters. According to the Phase I environmental report dated September 5, 2017, the environmental consultant did not recommend any further action at the Station Place III Property. In lieu of providing an environmental indemnity by an acceptable guarantor in accordance with the Station Place III Loan Combination documents, the Station Place III Property and related lender were added to an environmental collateral protection and liability environmental insurance policy also covering non-collateral property. The insurance was issued by Ironshore Specialty Insurance Company and includes a $50,000 deductible with an aggregate policy limit of $10,000,000.

■	Market Overview and Competition. The Station Place III Property is located at the convergence of the Capitol Hill and NoMa submarkets in Washington, D.C. The Station Place III Property is located on 2nd Street Northeast, just south of H Street and East of the Amtrak train tracks. The neighborhood’s primary roadways include Massachusetts Avenue, Florida Avenue, New York Avenue, North Capitol Street, Fourth Street and Fifth Street. Both Pennsylvania and Massachusetts Avenues are northwest to southeast roads, with the former providing direct access to the United States Capitol and the latter providing access to Union Station. New York Avenue (U.S. Route 50) is a southwest to northeast roadway, which is a major commuter route into the city from Maryland. North Capital, Fourth Street and Fifth Street are the main north to south right of ways, with North Capitol Street being the dominant traffic artery. The Station Place III Property is approximately 0.25 miles north of the Union Station train and Metrorail station, approximately

LOAN #2: station place III

one-third mile northeast of the Judiciary Square Metrorail station, and approximately 0.5 miles southwest of the New York Avenue-Florida Avenue-Gallaudet University Metrorail station. According to the appraisal, the 2017 estimated population within a one-, three- and five-mile radius of the Station Place III Property was 54,620, 352,114 and 768,257, respectively, and the estimated average household income within a one-, three- and five-mile radius of the Station Place III Property was $136,876, $117,455 and $109,461, respectively.

According to the appraisal, the Station Place III Property is located in the NoMA office submarket of the greater District of Columbia office market. The NoMA office submarket consisted of approximately 11.0 million SF of office space with an overall vacancy rate of approximately 9.8% as of the second quarter of 2017. The appraisal identified six properties as directly competitive with the Station Place III Property with a weighted average vacancy of approximately 12.3%. The appraisal identified 13 comparable office leases in the NoMA office submarket in six buildings ranging in size from approximately 200,000 SF to 839,000 SF. Asking gross rents for the comparable leases ranged from $48.00 per SF to $69.00 per SF. The appraiser’s concluded gross market rent for office space is $68.00 per SF, which is in-line with the underwritten gross rent at the Station Place III Property of $69.63 per SF.

The following table presents certain information relating to the primary competition for the Station Place III Property:

Office Lease Comparables(1)

Property Name	Address	Year Built	Occupancy	Total GLA (SF)	Tenant Name	Lease Start Date	Lease Area (SF)	Base Rent PSF
Station Place III (Subject)	700 2nd Street, NE, Washington D.C.	2009	98.6%(2)	517,653(2)	-	-	-	-
Republic Square	25 Massachusetts Avenue, NW, Washington D.C.	2006	66.0%	380,912	American Medical Association	Oct-2016	31,590	$41.52(3)
					Barr Pharmaceuticals	Aug-2016	8,232	$43.00(3)
Republic Square II	660 North Capitol Street, NW, Washington D.C.	2016	60.0%(4)	200,000	National League of Cities/National Association of Counties	Nov-2015	77,000	$65.00
Hall of States Building	400-440 North Capitol Street, NW, Washington D.C.	1976	98.0%	570,729	Marine Engineers Benefits Assoc.	May-2016	6,900	$60.00
					Liberty Mutual	Apr-2016	4,300	$58.00
601 New Jersey Avenue	601 New Jersey Avenue,	2001	71.0%	258,710	General Pharma	Oct-2017	16,515	$61.00
	NW, Washington D.C.				US Telecom	Jul-2017	11,992	$64.50
					PSEG	Jun-2017	2,331	$63.00
					Carpi & Clay	May-2017	2,643	$65.00
Sentinel Square II	1050 1st Street, NE, Washington D.C.	2013	94.0%	289,524	D.C. Government	Dec-2016	168,101	$48.85
					GSA - FEC	Dec-2016	99,677	$48.00
Three & Four Constitution Square	175 N Street and 150 M Street, NE, Washington D.C.	2014	100.0%	839,000	GSA - DOJ	Oct-2015	839,000	$49.00

(1)	Source: Appraisal.

(2)	Based on borrower rent roll dated September 1, 2017.

(3)	The leases for American Medical Association and Barr Pharmaceuticals are triple net. The full-service equivalent Base Rent PSF for these tenants is $67.52 and $69.00, respectively.

(4)	Republic Square II was delivered in 2016 and is currently in the process of leasing up space.

■	The Borrower. The borrowing entity for the Station Place III Loan Combination is Seven Hundred 2nd Street Holdings LLC, a Delaware limited liability company and special purpose entity with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Station Place III Loan Combination.

The Station Place III Loan sponsor is Seven Hundred 2nd Street Holdings Mezz LLC (“700 SSH Mezz”). 700 SSH Mezz has two managing members, 700 Second Street Associates LP (“SSA”) and Fisher Brothers Washington LLC (“Fisher Brothers”) and an administrative member LD Residual V LLC. There is no separate nonrecourse carveout guarantor, and the borrower is the sole party to the environmental indemnity. The Station Place III Loan Combination documents require the borrower to maintain an environmental insurance policy with aggregate and individual limits of $2,000,000. In addition, the environmental report recommended no further investigation of the Station Place III Property. SSA is majority owned by Morgan Stanley Prime Property Fund (“PPF”).

PPF is a diversified core real estate fund managed by Morgan Stanley Real Estate. PPF’s assets include office, retail, multifamily, industrial, self-storage and hotel properties that are located in major real estate markets throughout the United States. PPF now stands at approximately $18.0 billion, the fourth largest open end fund in the United States. Founded in 1915, Fisher Brothers is a real estate investment company headquartered in New York, New York. Fisher Brothers has built, owned and managed more than 10.0 million SF of Class A commercial space with a geographic focus on urban markets along the east coast.

LOAN #2: station place III

■	Escrows. On the origination date of the Station Place III Loan Combination, the borrower funded reserves of (i) $8,628 for replacement reserves, (ii) $115,973 for outstanding tenant improvements and free rent and (iii) $300,000 for service reserve funds related to the tri-party agreement among the lender, borrower and SEC, required to be on deposit with the lender pursuant to the lease between the borrower and the SEC.

The borrower is required to deposit $8,628 for replacement reserves on each monthly payment date, subject to a cap of $310,592.

During a Station Place III Trigger Period (as defined below), the borrower will be required to fund on each monthly payment date (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period, (ii) at the option of the lender, one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, provided that insurance is not covered under an acceptable blanket policy. During a Station Place III Trigger Period caused solely by a Kaiser Permanente Trigger Event (as defined below) and/or an SEC Trigger Event (as defined below), the borrower is required to pay to the lender on each payment date thereafter for tenant improvements and leasing commissions incurred, all excess cash flow after the payment of all required monthly debt service payments, required reserves and operating expenses. This reserve is subject to a cap of (i) with respect to a Kaiser Permanente Trigger Event, $60.00 per SF of the unrenewed, “dark”, vacated or abandoned space currently leased by Kaiser Permanente (the “Kaiser Permanente Cap”), and (ii) with respect to a SEC Trigger Event, $60.00 per SF of the unrenewed, “dark”, vacated or abandoned space currently leased by SEC (the “SEC Cap”). The Kaiser Permanente Cap currently equals $12,412,500 (approximately $23.98 per SF). The SEC Cap currently equals $12,571,800 (approximately $24.29 per SF).

■	Lockbox and Cash Management. The Station Place III Loan Combination is structured with a hard lockbox and springing cash management. The borrower is required under the Station Place III Loan Combination documents to send tenant direction letters to all tenants within 15 days of origination of the Station Place III Loan instructing them to deposit all rents and other payments into the clearing account controlled by the lender, and any funds received by the borrower or the property manager are required to be deposited in the lockbox within two business days of receipt. During a Station Place III Trigger Period (as defined below), all funds in the clearing account are required to be transferred on a daily basis into a deposit account established and maintained by the lender, and applied to all required payments and reserves as set forth in the Station Place III Loan Combination documents. Provided no Station Place III Trigger Period is continuing, excess cash in the clearing account is required to be disbursed to the borrower in accordance with the Station Place III Loan Combination documents. Upon the occurrence of an event of default under the Station Place III Loan Combination documents, funds may be applied in such order of priority as the lender may determine.

A “Station Place III Trigger Period” will commence upon the occurrence of (i) an event of default, (ii) the debt service coverage ratio, as of any calculation date, falling below 1.50x based on the trailing three-month period immediately preceding the date of such determination, (iii) an SEC Trigger Event, (iv) a Kaiser Permanente Trigger Event or (v) any bankruptcy action of the borrower and will end upon (a) with respect to clause (i) above, the date on which such event of default is cured (if applicable, and in no event more than four times), (b) with respect to clause (ii) above, the date on which the debt service coverage ratio is at least 1.50x for two consecutive calendar quarters based on the trailing three-month period immediately preceding the date of such determination, (c) with respect to clause (iii) above, the occurrence of an SEC Trigger Event Cure (as defined below) and (d) with respect to clause (iv) above, the occurrence of a Kaiser Permanente Trigger Event Cure (as defined below). With respect to clause (v) above, in no event will the borrower have the right to cure a Station Place III Trigger Period caused by any bankruptcy action of the borrower.

A “Kaiser Permanente Trigger Event” means (i) if Kaiser Permanente does not either (a) exercise its renewal option or (b) enter into a new lease or amend the existing Kaiser Permanente lease on substantially the same terms as those set forth in the renewal provisions in the current Kaiser Permanente lease, in each case before the date that is 24 months prior to the expiration date of the Kaiser Permanente lease or (ii) if Kaiser Permanente “goes dark”, vacates or abandons 75% or more of its premises.

LOAN #2: station place III

A “Kaiser Permanente Trigger Event Cure” means either (i) the subsequent extension of the Kaiser Permanente lease or the entering into of a new lease with Kaiser Permanente, or amendment of the existing Kaiser Permanente lease, that is on substantially the same terms as those set forth in the renewal provisions in the current Kaiser Permanente lease, (ii) the replacement of Kaiser Permanente with a tenant reasonably acceptable to the lender pursuant to a lease reasonably approved by the lender and such tenant being in occupancy of its premises and delivery of a tenant estoppel acceptable to the lender, or (iii) deposits in the Kaiser rollover reserve equal or exceed $60.00 per SF of the unrenewed, “dark”, vacated or abandoned space currently leased by Kaiser Permanente.

An “SEC Trigger Event” means (i) if the SEC does not either (a) exercise its renewal option or (b) enter into a new lease, or amend the existing SEC lease, that is on substantially the same terms as those set forth in the renewal provisions in the current SEC lease, in each case before the date that is 12 months prior to the expiration date of the SEC lease or (ii) if the SEC “goes dark”, vacates or abandons 75.0% or more of its premises.

An “SEC Trigger Event Cure” means either (i) the subsequent extension of the SEC lease, the entering into of a new lease with the SEC or the amendment of the existing SEC lease on substantially the same terms as those set forth in the renewal provisions in the current SEC lease, (ii) the replacement of the SEC with a tenant reasonably acceptable to the lender pursuant to a lease reasonably acceptable to the lender, with such tenant being in occupancy and delivery of a “statement of lease” in form substantially similar to the “statement of lease” currently attached to the SEC lease, or (iii) deposits into the SEC rollover reserve equal or exceed $60.00 per SF of the unrenewed, “dark”, vacated or abandoned space currently leased by the SEC.

■	Property Management. The Station Place III Property is currently managed by Property Group Partners LLC, a Delaware limited liability company, as successor-in-interest to Louis Dreyfus Properties, LLC and an affiliate of LD Residual V LLC. The lender has the right to require that the borrower terminate the management agreement and replace the property manager if (a) the property manager becomes subject to a bankruptcy action; (b) there exists an event of default under the Station Place III Loan Combination documents; or (c) there exists a default beyond all applicable notice and cure periods under the management agreement.

■	Future Mezzanine or Secured Subordinate Indebtedness. An entity meeting the requirements of the Station Place III Loan Combination documents and owning 100% of the equity interests in the borrower is permitted to obtain a mezzanine loan secured by the equity interests in the borrower upon satisfaction of the following conditions, among others: (i) no event of default is continuing under the Station Place III Loan Combination documents; (ii) the loan-to-value ratio (including the mezzanine loan) does not exceed 47.6%; (iii) the projected debt service coverage ratio (as calculated in the loan documents and including the mezzanine loan) for the 12-month period following the origination date of the mezzanine loan is not less than 2.79x; and (iv) the mezzanine lender enters into a market intercreditor agreement in form and substance acceptable to the lender in its reasonable discretion.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the Station Place III Property, plus a business interruption insurance policy that provides 24 months of business interruption coverage (plus up to six months of extended indemnity, with no deductible in excess of $25,000 (provided, however, that deductibles for damage caused by earth movement and wind may not exceed 5% of the total insurable value of the applicable individual property). If TRIPRA is not in effect, the borrower is required to carry the maximum terrorism coverage afforded for two times the cost of the issuance premium payable at the time with respect to the Station Place III Property and business interruption/rental loss insurance. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Property” in the Preliminary Prospectus.

LOAN #3: GODFREY HOTEL

LOAN #3: GODFREY HOTEL

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
Godfrey Hotel
127 West Huron Street
Chicago, IL 60654
RIVER NORTH
W PEARSON ST
W CHICAGO AVE
W SUPERIOR ST
W HURON ST
W ERIE ST
W ONTARIO ST
W OHIO ST
W GRAND AVE
W ILLINOIS ST
W HUBBARD ST
W KINZIE ST
W CHESTNUT ST
E CHESTNUT ST
E PEARSON ST
E CHICAGO AVE
E SUPERIOR ST
E HURON ST
E ERIE ST
E ONTARIO ST
E OHIO ST
E GRAND AVE
E ILLINOIS ST
E HUBBARD ST
E KINZIE ST
N ORLEANS ST
N FRANKLIN ST
N WELLS ST
N LASALLE DR
N CLARK ST
N DEARBORN ST
N STATE ST
N WABASH AVE
N RUSH ST
MICHIGAN AVE
Chicago
River
Moody Bible Institute
Smith Hall
Fitzwater Hall
Crowell Hall
Culbertson Hall
Houghton Hall
U.S. Bank
YMCA
Loyola Arrupe College
Lewis Library
McDonald's
The Clare
Loyola Univ.
Park Hyatt
Ontario Place
Archbishop Quigley Center
844 N Rush
H&M
Uniqlo
Columbia
Topshop
Water Tower
Starbucks
Pearl Art Supplies
770 N LaSalle
Chase
ZED451
Astor Plaza
The Frances Xavier Warde School
Holy Name Cathedral
Anthropologie
Nordstrom Rack
Ralph Lauren
Banana Republic
Tiffany & Co.
Howard Johnson
Hermitage Condos
Superior Place
Whole Foods
715 N State
Fordham Condos
Ukraine Consulate
BOSS
Saks Fifth Ave
Zara
Hotel Felix
Fogo de Chão
China Consulate
Flair Tower
Hooters
West77 Apartments
60 W Erie
33 W Huron
30 W Erie
Dana Hotel and Spa
880 N Wabash
St. James Cathedral
The Episcopal Diocese of Chicago
The Richard H. Driehaus Museum
Omni Chicago Hotel
MWRD
The Ritz-Carlton
630 N Franklin
Sound Bar
640 N LaSalle
Walgreens
Portillo's
Castle Chicago
AT&T
The Carlyle
630 N State
Ontario Place
Holiday Inn Express
55 E Erie
AC Hotel by Marriott
Starbucks Roastery (Coming in 2019)
Conrad Chicago
Cartier
RPM Steak House
Ohio House Motel
Untouchable Tour
Hard Rock Cafe
Con Edison
Rainforest Cafe
Farallon Condominiums
33 W Ontario
Embassy Suites by Hilton
615 N State
Bloomingdale's
The James Chicago
52 E Ohio
600 N Michigan
Silver Tower
The Grand on Grand Condominiums
Best Western
United States Post Office
Residences at Grand Plaza
Grand Plaza
Hilton Garden Inn
ACME Hotel Co.
Freehand Chicago
Neiman Marcus Last Call
Room & Board
Homewood Suites by Hilton
Chicago Marriott Downtown Magnificent Mile
River North Park Apartments
Binny's Beverage Depot
The Contemporaine
aLoft Hotel
Hyatt Place
Boyce Building
721 N LaSalle
Cantina Laredo
515 N State St
Kimpton Hotel Palomar Chicago
Nordstrom
The Shops at North Bridge
500 N Michigan
Assumption Catholic Church
111 W Illinois (WeWork)
449
443
441
427
Fire House
Courthouse Place
Hampton Inn & Suites
444 N Wabash
Courtyard by Marriott
Plaza 44
46 E Hubbard
440 N Michigan
430 N Michigan
Union Square Apartments
River North
414 N LaSalle
Residence Inn
RPM Steak
Kinzie Hotel
21 E Hubbard
River Plaza Condo Associates
The Wrigley Building
The Sterling
350 N Clark
353 N Clark
Harry Caray's
Museum of Broadcast Communications
Hotel Chicago Autograph Collection
Trump International Hotel & Tower Chicago
The Langham Chicago
Reid Murdoch Center
321 N Clark
The Westin
House of Blues Chicago
Marina Towers
Smith & Wollensky
Club Quarters
Hotel 71
National Shriners Headquarters
LaSalle Wacker Building
United Continental Holdings
Leo Burnett Building
Renaissance Hotel
Unitrin
Kimpton Hotel
Michigan Plaza
Loop Transit Center
Harold Washington College
James R. Thompson Center
Goodman Theatre
State Lake Building
Chicago Theatre
cta
Lake Michigan
Chicago
Gurnee
Lakemoor
Woodstock
Mundelein
Lake Forest
Lincolnshire
Lakewood
Buffalo Grove
Hoffman Estates
Northbrook
Elgin
Schaumburg
Evanston
St. Charles
Addison
Lincolnwood
Oak Park
Aurora
Wheaton
Cicero
Sugar Grove
Naperville
Downers Grove
Oak Lawn
Bolingbrook
Oswego
Lemont
Whiting
Plainfield
Orland Park
Harvey
Hammond
Gary
Shorewood
Joliet
Homewood
Frankfort
Hobart
Lisbon
Schererville
Merrillville
Elwood
Monee
IL
IN
ORD
MDW

LOAN #3: GODFREY HOTEL

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CREFI
Location (City/State)	Chicago, Illinois	Cut-off Date Balance		$47,500,000
Property Type	Hospitality	Cut-off Date Balance per Room		$214,932.13
Size (Rooms)	221	Percentage of Initial Pool Balance		4.9%
Total TTM Occupancy as of 2/28/2017	95.0%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 2/28/2017	95.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	2014 / NAP	Mortgage Rate		4.96000%
Appraised Value	$101,400,000	Original Term to Maturity (Months)		60
Appraisal Date	3/28/2017	Original Amortization Term (Months)		360
Borrower Sponsor	John W. Rutledge	Original Interest Only Period (Months)		NAP
Property Management	Oxford Hotels and Resorts, LLC	First Payment Date		11/6/2017
		Maturity Date		10/6/2022
Underwritten Revenues	$23,665,236
Underwritten Expenses	$16,281,719	Escrows(1)
Underwritten Net Operating Income (NOI)	$7,383,517
Underwritten Net Cash Flow (NCF)	$6,436,907		Upfront	Monthly
Cut-off Date LTV Ratio	46.8%	Taxes	$225,249	$112,624
Maturity Date LTV Ratio	43.2%	Insurance	$73,879	$10,554
DSCR Based on Underwritten NOI / NCF	2.42x / 2.11x	FF&E(2)	$0	$78,884
Debt Yield Based on Underwritten NOI / NCF	15.5% / 13.6%	Other(3)	$3,240,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$47,500,000	55.7%	Loan Payoff(4)	$80,278,257	94.1%
Other Sources(4)	37,778,257	44.3	Reserves	3,539,127	4.1
Principal’s New Cash Contribution	43,459	0.1	Closing Costs	1,504,332	1.8

Total Sources	$85,321,716	100.0%	Total Uses	$85,321,716	100.0%

(1)	See “—Escrows” below.
(2)	The Godfrey Hotel Loan documents require monthly deposits into the FF&E reserve equal to 4% of the greater of (x) monthly gross revenue for the corresponding month in the prior year and (y) projected gross revenue for the then current month (initially $78,884).
(3)	Other upfront reserve represents $2,500,000 for EB-5 reimbursements and a seasonality reserve of $740,000. The borrower is also required to deposit a seasonality reserve beginning in 2018 and continuing until loan maturity on each monthly payment date between April and November annually, equal to the excess cash flow up to 110% of the greater of (i) the total budgeted shortfall amount in all negative cash flow periods within the same fiscal year or (ii) the actual total shortfall amount in all negative cash flow periods for the preceding calendar year based on the monthly operating statements for the Godfrey Hotel Property for the 12 month period to date of determination.
(4)	The prior mortgage loan in the original principal amount of up to $80,000,000 (“Prior Senior Loan”), with an outstanding principal balance plus accrued interest of $69,114,601 at the origination of the Godfrey Hotel Loan and secured by the Godfrey Hotel Property, was originated by an affiliate of the borrower and was partially paid off with the Godfrey Hotel Loan proceeds, The remaining balance ($37,653,257) of the Prior Senior Loan was converted into an unsecured loan obligating the sole member of the borrower and held by Quadrum (defined below). The borrower was released of all liability in connection with the Prior Senior Loan, the mortgage against the Godfrey Hotel Property securing the Prior Senior Loan was released at origination of the Godfrey Hotel Loan, and the note evidencing the Prior Senior Loan was marked cancelled. The Bridge Loan (defined below) in the original principal amount of up to $36,000,000, with an outstanding principal balance plus accrued interest of $11,163,656 at the origination of the Godfrey Hotel Loan, was also partially paid off with the Godfrey Hotel Loan proceeds. The remaining balance of the Bridge Loan is $125,000.

■	The Mortgage Loan. The mortgage loan (the “Godfrey Hotel Loan”) is evidenced by a note in the original principal amount of $47,500,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a 221-room full service hotel located in Chicago, Illinois (the “Godfrey Hotel Property”). The Godfrey Hotel Loan was originated by Citi Real Estate Funding Inc. on September 21, 2017 and represents approximately 4.9% of the Initial Pool Balance. The note evidencing the Godfrey Hotel Loan had an original principal balance of $47,500,000, has an outstanding principal balance as of the Cut-off Date of $47,500,000 and accrues interest at an interest rate of 4.96000% per annum. The proceeds of the Godfrey Hotel Loan were used to refinance the existing debt on the Godfrey Hotel Property, fund reserves and pay origination costs.

The Godfrey Hotel Loan had an initial term of 60 months and has a remaining term of 60 months as of the Cut-off Date. The Godfrey Hotel Loan requires monthly payments of approximately $253,830, which payments include interest and principal based on a 30-year amortization schedule. The scheduled maturity date of the Godfrey Hotel Loan is the due date in October 2022. Provided that no event of default has occurred and is continuing under the Godfrey Hotel Loan documents, at any time after the second anniversary of the securitization Closing Date, the Godfrey Hotel Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Godfrey Hotel Loan documents. Provided that no event of default has occurred and is continuing under the Godfrey Hotel Loan documents, voluntary prepayment of the Godfrey Hotel Loan without a prepayment premium or yield maintenance charge is permitted on or after the due date in July 2022.

LOAN #3: GODFREY HOTEL

■	The Mortgaged Property. The Godfrey Hotel Property is a 16-story, 221-room, full service hotel located at the southeast corner of West Huron Street and North LaSalle Street in the River North submarket of Chicago, Illinois. The Godfrey Hotel Property was constructed in 2014 and features a fitness center, full service spa and two food and beverage facilities. Dolce Italian is a 144 seat restaurant located on the ground floor of the Godfrey Hotel Property. Dolce Italian has additional locations in Miami and Atlanta and is affiliated with LDV Hospitality, the group behind restaurants such as American Cut and Scarpetta. IO Rooftop Lounge is a 15,000 SF indoor and outdoor rooftop lounge featuring panoramic skyline views and a retractable roof. The guestroom unit mix is composed of 132 rooms with a king size bed, 41 rooms with two queen size beds, 11 rooms with a single queen size bed, 11 executive king bed rooms and 26 studio suites. There is a total of 1,867 SF of meeting and banquet space at the Godfrey Hotel Property. The Godfrey Hotel Property is one of two current Godfrey hotels in the United States, with the other current location being in Boston and an approximately 200 room Godfrey hotel is planned to open in Hollywood, California in 2018. Per the December 2016 travel research report, since year end 2014, the Godfrey Hotel Property has ranked first out of the seven properties in its competitive set for year-end trailing twelve month occupancy.

The following table presents certain information relating to historical Occupancy, ADR and RevPAR at the Godfrey Hotel Property and its competitive set, as provided in a market report:

Historical Statistics(1)

	Godfrey Hotel Property				Competitive Set				Penetration

	12/31/2014	12/31/2015	12/31/2016	TTM 5/31/2017	12/31/2014	12/31/2015	12/31/2016	TTM 5/31/2017	12/31/2014	12/31/2015	12/31/2016	TTM 5/31/2017
Occupancy	89.6%	93.5%	95.5%	95.6%	77.2%	79.0%	78.9%	79.1%	116.1%	118.5%	121.1%	121.0%
ADR	$170.46	$165.55	$163.09	$162.10	$206.55	$212.65	$206.78	$205.83	82.5%	77.8%	78.9%	78.8%
RevPAR	$152.81	$154.82	$155.80	$155.04	$159.53	$167.89	$163.13	$162.75	95.8%	92.2%	95.5%	95.3%

(1)	Source: Travel Research Report.

The following table presents certain information relating to the 2016 demand analysis with respect to the Godfrey Hotel Property based on market segmentation, as provided in the appraisal for the Godfrey Hotel Property:

2016 Accommodated Room Night Demand(1)

Commercial	Meeting and Group	Leisure
60.0%	15.0%	25.0%

(1)	Source: Appraisal.

LOAN #3: GODFREY HOTEL

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Godfrey Hotel Property:

Cash Flow Analysis(1)

	2014		2015		2016		TTM 2/28/2017	Underwritten	Underwritten $ per Room
Room Revenue	$10,542,054		$12,457,727		$12,551,833		$12,496,261	$12,496,261	56,544.17
Food & Beverage Revenue	8,844,247		10,430,253		10,396,030		10,401,103	10,247,280	46,367.78
Other Revenue(2)	931,901		1,170,210		1,066,191		1,060,517	921,695	4,170.57
Total Revenue	$20,318,202		$24,058,190		$24,014,054		$23,957,881	$23,665,236	$107,082.52

Room Expense	2,942,313		3,434,976		3,616,227		3,628,518	3,433,551	15,536.43
Food & Beverage Expense	4,489,898		6,310,083		6,694,565		6,722,452	6,631,762	30,007.97
Other Expense	518,902		505,086		501,463		490,238	446,818	2,021.80
Total Departmental Expense	$7,951,113		$10,250,145		$10,812,255		$10,841,208	$10,512,130	$47,566.20
Total Undistributed Expense	3,908,378		4,385,660		4,393,500		4,402,302	4,361,836	19,736.82
Total Fixed Charges	228,949		1,308,370		1,374,459		1,387,853	1,407,753	6,369.92
Total Operating Expenses	$4,137,327		$5,694,030		$5,767,959		$5,790,155	$5,769,589	$26,106.74

Net Operating Income	$8,229,762		$8,114,016		$7,433,840		$7,326,518	$7,383,517	$33,409.58
FF&E	812,728		962,328		960,562		958,315	946,609	4,283.30
Net Cash Flow	$7,417,034		$7,151,688		$6,473,278		$6,368,203	$6,436,907	$29,126.28

Occupancy	89.6%	(3)	93.5%	(3)	95.5%	(3)	95.0%	78.5%
NOI Debt Yield	17.3%		17.1%		15.7%		15.4%	15.5%
NCF DSCR	2.44x		2.35x		2.13x		2.09x	2.11x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Other Revenue consists of overnight parking fees for hotel guests and valet parking for restaurant, lounge and hotel guests as well as other miscellaneous sources of revenue.
(3)	Source: Industry travel research report.

■	Appraisal. According to the appraisal, the Godfrey Hotel Property had an “as-is” appraised value of $101,400,000 as of March 28, 2017:

Appraisal Approach(1)	Value	Discount Rate	Capitalization Rate
Income Capitalization Approach	$101,400,000	8.95%	7.30%

(1)	Source: Appraisal.

■	Environmental Matters. According to the Phase I environmental report, dated April 6, 2017, there were no recognized environmental conditions or recommendations for further action at the Godfrey Hotel Property.

■	Market Overview and Competition. The Godfrey Hotel Property is located in Chicago, Illinois within the River North submarket. High-rise office buildings, upscale residential developments and hotels fill the densely developed River North neighborhood with street level space predominantly used for retail and restaurants. According to the appraisal, the 2017 estimated population within a one-, three- and five-mile radius of the Godfrey Hotel Property was 100,534, 362,001 and 803,542, respectively. According to the appraisal, 2017 estimated average household income within a one-, three- and five-mile radius of the Godfrey Hotel Property was $134,747, $123,455 and $103,426, respectively. Demand generators located within a 3-mile radius of the Godfrey Hotel Property include The Magnificent Mile, Navy Pier, The Shedd Aquarium, Millennium Park and Grant Park. As of the fourth quarter of 2016, the River North submarket had the second lowest vacancy rate in the Chicago office market. The River North submarket had a 7.3% vacancy rate compared to the 17.8% vacancy rate for the entire Chicago office market as of the fourth quarter of 2016. McCormick Place, the nation’s largest convention center, with a total of 2.6 million SF of exhibition space is located within 4 miles of the Godfrey Hotel Property. During 2015, McCormick Place hosted 63 conventions and generated 1,171,339 room nights for the Chicago hotel market.

LOAN #3: GODFREY HOTEL

The appraiser identified five properties which are considered primary competitors to the Godfrey Hotel Property. The following table presents certain information related to the competitive properties identified in the appraisal for the Godfrey Hotel Property:

Godfrey Hotel Property Competitive Set(1)

Property	Year Opened	Number of Rooms(2)	Distance (in miles)	Commercial Demand	Meeting & Group Demand	Leisure	Appraiser’s Estimated 2016 Occupancy	Appraiser’s Estimated 2016 ADR	Appraiser’s Estimated 2016 RevPAR
Godfrey Hotel Property	2014	221	—	60%	15%	25%	95.5%	$163.01	$155.60
Kinzie Hotel	2003	221	0.4	45%	20%	35%	85.0% –90.0%	$180.00 – $190.00	$150.00 – $160.00
Dana Hotel	2008	216	0.2	50%	30%	20%	70.0% –75.0%	$190.00 – $200.00	$140.00 – $150.00
James Hotel Chicago	1985	294	0.3	45%	20%	35%	80.0% –85.0%	$200.00 – $210.00	$160.00 – $170.00
Acme Chicago	1980	130	0.3	50%	20%	30%	70.0% –75.0%	$190.00 – $200.00	$140.00 – $150.00
Hotel Felix	2009	225	0.0	60%	10%	30%	85.0% –90.0%	$140.00 – $150.00	$125.00 – $130.00
Total / Wtd. Avg.		1,086		52%	19%	30%	84.2%	$179.60	$151.14

(1)	Source: Appraisal.

(2)	Total Number of Rooms excludes rooms at the Godfrey Hotel Property.

■	The Borrower. The borrower is Oxford 127 Huron Hotel Venture Property Company, LLC, a single-purpose, single-asset Delaware limited liability company. Legal counsel to the borrower delivered two non-consolidation opinions in connection with the origination of the Godfrey Hotel Loan, one with respect to the domestic entities in the borrower’s organizational structure and one with respect to the foreign entities in the borrower’s organizational structure. The borrower sponsor and non-recourse carveout guarantor is John W. Rutledge. John W. Rutledge is the founder, president and CEO of Oxford Capital Group, LLC. Oxford Capital Group, LLC is a national real estate investment, development, management and branding firm that focuses on large-scale acquisitions, developments, and redevelopments. The Godfrey Hotel Property’s manager, Oxford Hotels and Resorts, LLC, is Oxford Capital Group LLC’s wholly-owned hotel-operating affiliate. Oxford Capital Group, LLC, its affiliates and principals have been involved in approximately $2.5 billion of real estate and private equity investments, including approximately 13,000 hotel rooms and more than 2,000 senior housing units.

■	Escrows. On the origination date, the borrower funded reserves of (i) $225,249 for real estate tax expenses, (ii) $73,879 for insurance premiums, (iii) $2,500,000 for funds with respect to the investments of five EB-5 investors whose visa petitions have not yet been approved by all applicable government authorities and (iv) $740,000 for a seasonality reserve with respect to the Godfrey Hotel Property. With respect to the $2,500,000 EB-5 loan reserve, if any such outstanding petition is denied, the applicable investor is entitled to receive back its $500,000 investment, which will be paid from the EB-5 loan reserve.

On each monthly payment date, the borrower is required to fund (i) a tax reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay taxes over the then succeeding 12-month period, initially estimated to be $112,624, (ii) an insurance reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay insurance premiums for the renewal of the coverage for over the then succeeding 12-month period, initially estimated to be $10,554, provided that the monthly insurance reserve deposit is waived if the borrower is maintaining blanket or umbrella insurance policies in accordance with the Godfrey Hotel Loan documents, (iii) the Godfrey FF&E Reserve (as defined below), initially estimated to be $78,884 and (iv) beginning in 2018, on each due date in April through and including the due date in November each year for the remainder of the term of the Godfrey Hotel Loan, all excess cash flow up to the Seasonality Reserve Cap (as defined below).

The “Godfrey FF&E Reserve” means, with respect to the monthly payment date, an amount equal to the greater of (a) any amount required by any licensor under any license agreement with respect to FF&E, and (b) an amount equal to 4% of the greater of (x) the monthly gross revenues for the hotel related operations at the Godfrey Hotel Property for the corresponding month in the immediately preceding calendar year as reasonably determined by the lender and (y) the projected monthly gross revenues for the hotel related operations at the Godfrey Hotel Property for the applicable month in which the due date occurs in the current calendar year as set forth in the approved annual budget; provided that, if, as of any applicable date of determination, no approved annual budget exists for the applicable calendar year, the amount payable under clause (b) is determined by the lender in its reasonable discretion.

The “Seasonality Reserve Cap” means, for each calendar year, an amount equal to 110% of the greater of (A) the sum of the Negative Monthly Amounts (as defined below) for the preceding calendar year, based on the monthly

LOAN #3: GODFREY HOTEL

operating statements of the Godfrey Hotel Property for the twelve month period to date of determination and (B) the sum of the Negative Monthly Amounts for such calendar year, as determined by the approved annual budget for such year.

A “Negative Monthly Amount” means with respect to any monthly payment date, the amount that (a) operating expenses, debt service, deposits to the tax account, insurance account and the FF&E reserve account required on such monthly payment date pursuant to the terms of the Godfrey Hotel Loan agreement, exceeds (b) operating income and other gross revenues for the Godfrey Hotel Property for the calendar months relating to such monthly payment date, in each case as shown in the approved annual budget; provided, that, until an approved annual budget is approved in accordance with the terms of the Godfrey Hotel Loan agreement, “Negative Monthly Amounts” will be determined by the lender in its reasonable discretion.

■	Lockbox and Cash Management. The Godfrey Hotel Loan is structured with a hard lockbox in place at origination and springing cash management. The borrower is required to deliver notices to all credit card companies (and tenants, if any) directing them to deposit all sums payable to the borrower into the lender-controlled lockbox account. The property manager is required to deposit all funds payable to the borrower into the lender-controlled lockbox account. All sums on deposit in the lockbox account are required to be swept on each business day to the borrower or at the borrower’s direction, unless a Godfrey Hotel Trigger Period (as defined below) is continuing, in which case all funds in the lender-controlled lockbox will be swept on each business day into the cash management account for the payment of, among other things, debt service and property operating expenses, for the funding of monthly escrows, with any excess cash flow (i) to the extent a Godfrey Hotel Trigger Period does not exist, to be (A) deposited into the PIP reserve account in an amount sufficient such that amounts on deposit in the PIP reserve account equal 125% of the cost of the PIP work (if any) as estimated by the lender (which such cost shall be exclusive of duplicative FF&E) and (B) to the extent there are any excess funds remaining after such deposit described in (A) above, returned to the borrower and (ii) to the extent a Godfrey Hotel Trigger Period is continuing, to be held as additional collateral by the lender. After an event of default under the Godfrey Hotel Loan documents, the lender may apply funds in such priority as it may determine.

A “Godfrey Hotel Trigger Period” means a period (a) commencing upon the occurrence of an event of default under the Godfrey Hotel Loan documents and continuing until the cure or the lender’s waiver of such event of default, if applicable, (b) commencing upon the occurrence of the debt service coverage ratio being less than 1.30x, and continuing until the debt service coverage ratio is equal to or greater than 1.35x for two consecutive calendar quarters, (c) commencing upon the occurrence of a Godfrey Hotel License Agreement Trigger Event (as defined below) and continuing until the occurrence of a Godfrey Hotel License Agreement Cure Event (as defined below) or (d) commencing upon the failure of a Godfrey Hotel License Renewal Event (as defined below) to occur on or before the date which is one year prior to the expiration of the then-applicable term of the license agreement and continuing until the occurrence of a License Renewal Event.

A “Godfrey Hotel License Agreement Trigger Event” means (i) the borrower being in default under any license agreement beyond any applicable notice and cure periods, (ii) the borrower or any licensor on giving notice that it is terminating the license agreement (except in the event such license agreement has been replaced in accordance with the terms of the Godfrey Hotel Loan documents), (iii) any termination or cancellation of any license agreement (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding of any licensor) and/or any license agreement expiring or otherwise failing to otherwise be in full force and effect, (iv) any bankruptcy or similar insolvency of any licensor, (v) the Godfrey Hotel Property failing to be operated, “flagged” and/or branded pursuant to any license agreement (except in the event such license agreement has been replaced in accordance with the terms of the Godfrey Hotel Loan documents) and (vi) any permit applicable to any license agreement ceasing to be in full force in effect, unless replaced with a permit of substantially the same efficacy.

A “Godfrey Hotel License Agreement Cure Event” means the lender’s receipt of evidence reasonably acceptable to the lender of (1) (a) the satisfaction of certain license agreement cure conditions or (b) the branding, “flagging” and operation of the Godfrey Hotel Property pursuant to a replacement qualified franchise agreement entered into in accordance with the terms of the Godfrey Hotel Loan documents (which qualified franchise agreement is in full force and effect with no defaults thereunder) and delivery to the lender of a comfort letter in form and substance reasonably acceptable to the lender and (2) to the extent a PIP is required in connection with the foregoing, (A) the deposit of the corresponding PIP deposit into a PIP reserve account in accordance with the Godfrey Hotel Loan documents or (B) the sum of the PIP excess cash amount and amounts on deposit in the PIP reserve account is equal to or greater

LOAN #3: GODFREY HOTEL

than 125% of the costs of the related PIP work as estimated by the lender (but without giving effect to any duplicative FF&E).

A “License Renewal Event” means, an event which shall occur upon the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence includes, without limitation, delivery of a duly executed estoppel certificate from the applicable licensor) that (i) the related license agreement has been extended or a replacement (or new, as applicable) license agreement has been entered into, in each case, for a term reasonably acceptable to the lender and otherwise in accordance with the applicable terms and conditions of the Godfrey Hotel Loan documents, (ii) such license agreement (as so extended) or such replacement license agreement (or new, as applicable), as applicable, is in full force and effect with no defaults thereunder, (iii) to the extent a PIP is required in connection with the foregoing, (a) the deposit of the corresponding PIP deposit into the PIP reserve account in accordance with the Godfrey Hotel Loan documents or (b) the sum of the PIP excess cash amount and amounts on deposit in the PIP reserve account is equal to or greater than 125% of the costs of the related PIP work as reasonably estimated by the lender (but without giving effect to any duplicative FF&E) and (iv) a comfort letter has been delivered in form and substance reasonably acceptable to the lender from the applicable licensor. For the purposes of the foregoing, the applicable license agreement will not fail to be deemed “entered into” and “in full force and effect” to the extent the same has been duly executed and delivered but provides that it is only effective after the expiration of the then-current license agreement.

■	Property Management. The Godfrey Hotel Property is currently managed by Oxford Hotels And Resorts, LLC, an affiliate of the borrower. The lender has the right to direct the borrower to terminate the property management agreement and replace the property manager if at any time: (i) the property manager becomes insolvent or a debtor in (y) any involuntary bankruptcy or insolvency proceeding that is not dismissed within ninety days of the filing thereof, or (z) any voluntary bankruptcy or insolvency proceeding; (ii) an event of default exists under the Godfrey Hotel Loan documents; or (iii) there exists a default by property manager beyond all applicable notice and cure periods under the property management agreement. The borrower is not permitted to replace the property manager unless, among other conditions, (i) the borrower has received the lender’s prior written consent, not to be unreasonably withheld, conditioned or delayed; (ii) no event of default has occurred and is continuing under the Godfrey Hotel Loan documents unless the lender has expressly consented; (iii) the lender receives at least thirty days prior written notice of the same; (iv) after giving effect to the same (a) the new manager is engaged pursuant to a qualified management agreement pursuant to the Godfrey Hotel Loan documents or (b) the property will be “flagged”, operated and branded pursuant to a qualified franchise agreement, in each case acceptable to the lender and is otherwise in accordance with the applicable terms and conditions of the Godfrey Hotel Loan documents, (v) to the extent a PIP is required in connection with the management/license agreement or qualified franchise agreement, as applicable, the corresponding PIP has been approved and PIP deposit has been deposited in the PIP reserve account in accordance with the Godfrey Hotel Loan documents; (vi) (a) in the case of a management/license agreement, the new manager and the new borrower execute an assignment of management agreement; and (b) in the case of a qualified franchise agreement, (1) a comfort letter has been delivered in form and substance reasonably acceptable to the lender from the applicable franchisor and (2) all other conditions to engagement of a new franchisor under the Godfrey Hotel Loan documents have been satisfied; (vii) all the other conditions relating to a termination of the management agreement and replacement of the manager set forth in the assignment of management agreement are satisfied and (viii) at the lender’s option, the lender receives a rating agency confirmation. The “Godfrey” name and related trademarks are owned by Oxford Capital Group, LLC (“OCG”), the sole member of the current property manager. In connection with the origination of the Godfrey Hotel Loan, OCG and property manager entered into a Trademark License Agreement evidencing the license granted by OCG to the property manager to use the “Godfrey” name and related trademarks. OCG is a party to the assignment of management agreement for the Godfrey Hotel Loan with respect to (i) estoppel certifications relating to the Trademark License Agreement and (i) transitional services related to the lender’s right to use the “Godfrey” name and related trademarks after the termination of the Hotel Management Agreement pursuant to the related assignment of management agreement.

■	Mezzanine or Subordinate Indebtedness. The Godfrey Hotel Property is encumbered by a mortgage (“EB-5 Mortgage”) securing an EB-5 program (Immigrant Investor Program) loan (“EB-5 Loan”) in the maximum principal amount of $25,000,000 from an affiliate of the borrower (“EB-5 Lender”), as lender, and the borrower, as borrower. The EB-5 Mortgage is subordinate to the mortgage securing the Godfrey Hotel Loan and a subordination and standstill agreement was executed by EB-5 Lender and the borrower in connection with the closing of the Godfrey Hotel Loan which, among other things, prohibits the EB-5 Lender from declaring a default under the EB-5 Mortgage, accelerating the indebtedness secured by the EB-5 Mortgage, commencing any action to foreclose the EB-5 Mortgage or taking any other enforcement action as a result of a default under the EB-5 Loan. Pursuant to the subordination and standstill agreement, the EB-5 Loan is only payable from excess cash flow and is non-accruing.

LOAN #3: GODFREY HOTEL

The current outstanding balance of the EB-5 Loan is $24,875,000, which amount will be increased by $25,000 as each of the five EB-5 investors with outstanding EB-5 petitions is approved, or which amount will be decreased by $475,000 in connection with the return of funds to the investor (see “Escrows” above”) as any of the five EB-5 investors with outstanding EB-5 petitions is denied, and the Bridge Loan (described below) will be decreased by $25,000 as the outstanding EB-5 petitions are adjudicated (whether such petitions are approved or denied).

A prior mortgage loan with an original principal balance up to $36,000,000 by the borrower in favor of an affiliate of the borrower (“Quadrum”) (“the Bridge Loan”), with an outstanding balance as of the origination date of the Godfrey Hotel Loan of $11,163,656, was secured by the Godfrey Hotel Property and partially paid off with the Godfrey Hotel Loan proceeds, with a remaining balance of $125,000. The mortgage securing the Bridge Loan was released at the origination of the Godfrey Hotel Loan. A subordination and standstill agreement was executed by Quadrum in connection with the closing of the Godfrey Hotel Loan which, among other things, prohibits Quadrum from declaring a default under the Bridge Loan, accelerating the indebtedness of the Bridge Loan and requires that the Bridge Loan only be payable from excess cash flow and is non-accruing. The Bridge Loan will be decreased by $25,000 as each of the five remaining EB-5 investors with outstanding EB-5 petitions are adjudicated and the EB-5 Loan will be increased by such $25,000 amount in connection with each adjudicated EB-5 petition (as described above).

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Godfrey Hotel Property (plus 18 months of rental loss and/or business interruption coverage and an additional period of indemnity covering the 360 days following restoration). The “all-risk” policy containing terrorism insurance is required to contain a deductible no larger than $10,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #4: PLEASANT PRAIRIE PREMIUM OUTLETS

LOAN #4: PLEASANT PRAIRIE PREMIUM OUTLETS

NikeFactoryStore
Calvin Klein
ALDO
PANDORA
OshKosh
GAP
asics
PUMA
Samsonite
Reebok
dressbarn
Tanger Grill
LOFT
DXL
christopher&banks
KAY
Jockey
zumiez
PACSUN
PERFUMANIA
OLD NAVY
COACH
EXPRESS
NINE WEST
Bass
LACOSTE
chico's
FILA
UGG

LOAN #4: PLEASANT PRAIRIE PREMIUM OUTLETS

Somers
WISCONSIN
University of Wisconsin-Parkside Campus
Parkside Cross Country Course
Carthage College
Walmart Supercenter
KENOSHA REGIONAL AIRPORT
Kenosha
Aurora Medical Center
United Hospital System-Saint Catherines Campus
Truesdell
Lake Michigan
Pleasant Prairie
Lakeview Corporate Park
Pleasant Prairie Premium Outlets
Russell
Winthrop Harbor
ILLINOIS
Rosecrans
Milwaukee
Waukesha
WISCONSIN
Racine
Kenosha
Lake Michigan
ILLINOIS
Waukegan
Woodstock
Northbrook
Evanston
St. Charles
Chicago
Batavia
Aurora
Naperville

LOAN #4: PLEASANT PRAIRIE PREMIUM OUTLETS

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		CREFI
Location (City/State)	Pleasant Prairie, Wisconsin		Cut-off Date Balance(3)		$41,000,000
Property Type	Retail		Cut-off Date Balance per SF(2)		$360.15
Size (SF)	402,615		Percentage of Initial Pool Balance		4.2%
Total Occupancy as of 7/26/2017	93.0%		Number of Related Mortgage Loans		None
Owned Occupancy as of 7/26/2017	93.0%		Type of Security		Fee Simple
Year Built / Latest Renovation(1)	Various / NAP		Mortgage Rate		3.99500%
Appraised Value	$290,000,000		Original Term to Maturity (Months)		120
Appraisal Date	7/20/2017		Original Amortization Term (Months)		NAP
Borrower Sponsors	Simon Property Group, L.P.		Original Interest Only Period (Months)		120
Property Management	Simon Management Associates, LLC		First Payment Date		10/1/2017
			Maturity Date		9/1/2027

Underwritten Revenues	$22,589,594
Underwritten Expenses	$6,316,284		Escrows
Underwritten Net Operating Income (NOI)	$16,273,310			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$15,604,536		Taxes	$0	$0
Cut-off Date LTV Ratio(2)	50.0%		Insurance	$0	$0
Maturity Date LTV Ratio(2)	50.0%		Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	2.77x / 2.66x		TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	11.2% / 10.8%		Other(4)	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$145,000,000	100.0%	Principal Equity Distribution(5)	$144,317,359	99.5%
			Closing Costs	682,641	0.5

Total Sources	$145,000,000	100.0%	Total Uses	$145,000,000	100.0%

(1)	The Pleasant Prairie Premium Outlets Property was built in phases, beginning in 1987 with other portions being completed in 1989 and 2006.

(2)	Calculated based on the aggregate outstanding principal balance of the Pleasant Prairie Premium Outlets Loan Combination (as defined below).

(3)	The Pleasant Prairie Premium Outlets Loan has an outstanding principal balance as of the Cut-off Date of $41,000,000 and represents the non-controlling note A-2 of the $145,000,000 Pleasant Prairie Premium Outlets Loan Combination, which is evidenced by four pari passu notes and was co-originated by Citi Real Estate Funding Inc. and Wells Fargo Bank, National Association (“WFB”). The related companion loans are evidenced by (i) the controlling note A-1 ($34,000,000), which was contributed to the CGCMT 2017-P8 securitization transaction, (ii) the non-controlling note A-4 ($25,000,000), which is currently held by WFB and is expected to be contributed to the WFCM 2017-C40 securitization transaction, and (iii) the non-controlling note A-3 ($45,000,000), which is currently held by WFB and is expected to be contributed to one or more future commercial mortgage securitization transactions.

(4)	The borrower sponsor delivered a guaranty in lieu of depositing a cash reserve for $416,575 of outstanding tenant allowances.

(5)	The purpose of the Pleasant Prairie Premium Outlets Loan Combination was to return equity to the borrower, encumber the Pleasant Prairie Premium Outlets Property which was not subject to any prior debt, and cover closing costs.

■	The Mortgage Loan. The mortgage loan (the “Pleasant Prairie Premium Outlets Loan”) is part of a loan combination (the “Pleasant Prairie Premium Outlets Loan Combination”) evidenced by four pari passu notes that are collectively secured by a first mortgage encumbering the borrower’s fee interest in a retail outlet center located in Pleasant Prairie, Wisconsin (the “Pleasant Prairie Premium Outlets Property”). The Pleasant Prairie Premium Outlets Loan, which is evidenced by the non-controlling note A-2, had an original principal balance of $41,000,000, has an outstanding principal balance as of the Cut-off Date of $41,000,000 and represents approximately 4.2% of the Initial Pool Balance. The related companion loans had an aggregate original principal balance of $104,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $104,000,000 and are evidenced by (i) the controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $34,000,000 and was contributed to the CGCMT 2017-P8 securitization transaction, (ii) the non-controlling note A-4, which has an outstanding principal balance as of the Cut-off Date of $25,000,000, is currently held by Wells Fargo Bank, National Association (“WFB”) and is expected to be contributed to the WFCM 2017-C40 securitization transaction and (iii) the non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of $45,000,000, is currently held by WFB and is expected to be contributed to one or more future commercial mortgage securitization transactions. Each note evidencing the Pleasant Prairie Premium Outlets Loan Combination accrues interest at an interest rate of 3.99500% per annum. The proceeds of the Pleasant Prairie Premium Outlets Loan Combination were primarily used to encumber the Pleasant Prairie Premium Outlets Property and pay closing costs. The Pleasant Prairie Premium Outlets Loan Combination was originated on August 16, 2017.

LOAN #4: PLEASANT PRAIRIE PREMIUM OUTLETS

Note Summary

Note	Current or Anticipated Holder of Securitized Note	Aggregate Cut-off Date Balance
Pleasant Prairie Premium Outlets Loan
A-2	CGCMT 2017-C4	$41,000,000
Pleasant Prairie Premium Outlets Pari Passu Companion Loans
A-1	CGCMT 2017-P8	$34,000,000

A-3	WFB(1)	$45,000,000

A-4	WFCM 2017-C40(2)	$25,000,000

(1)	Expected to be contributed to one or more future securitization transactions.

(2)	Expected to be contributed to the related securitization transaction upon closing of such securitization transaction.

The Pleasant Prairie Premium Outlets Loan Combination has an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Pleasant Prairie Premium Outlets Loan Combination requires interest only payments for the full term of the Pleasant Prairie Premium Outlets Loan Combination. The scheduled maturity date of the Pleasant Prairie Premium Outlets Loan Combination is the due date in September 2027. Provided that no event of default has occurred and is continuing under the Pleasant Prairie Premium Outlets Loan Combination documents, at any time after the earlier of October 1, 2020 and the second anniversary of the securitization of the last portion of the Pleasant Prairie Premium Outlets Loan Combination, the Pleasant Prairie Premium Outlets Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Pleasant Prairie Premium Outlets Loan Combination documents. Voluntary prepayment of the Pleasant Prairie Premium Outlets Loan Combination is permitted (in whole, but not in part) without penalty after the due date in February 2027.

■	The Mortgaged Property. The Pleasant Prairie Premium Outlets Property is a 402,615 SF outlet center located in Pleasant Prairie, Wisconsin, approximately 12.3 miles north of Chicago’s northern suburbs and 38.6 miles south of Milwaukee. The Pleasant Prairie Premium Outlets Property was built in three phases in 1987, 1989 and 2006. The five largest tenants by SF are Nike Factory Store, Old Navy, Under Armour, GAP Outlet, Adidas/Rockport; and additional tenants include Brooks Brothers, Hugo Boss, Kate Spade, Lacoste, Michael Kors, Polo Ralph Lauren and Tumi. The Pleasant Prairie Premium Outlets Property is positioned along the east side of Interstate-94 (which runs south from Wisconsin to Indiana and through downtown Chicago) and benefits from the local sales tax rate of 5.50% compared to Chicago’s sales tax rate of 10.25%. For the trailing 12-month period ending June 30, 2017, the Pleasant Prairie Premium Outlets Property reported overall sales of $509 per SF, which equates to an 11.7% underwritten occupancy cost. The Pleasant Prairie Premium Outlets Property has 2,134 surface parking spaces, resulting in a parking ratio of 5.3 spaces per 1,000 SF. As of July 26, 2017, the Pleasant Prairie Premium Outlets Property was 93.0% occupied by 85 tenants.

LOAN #4: PLEASANT PRAIRIE PREMIUM OUTLETS

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Pleasant Prairie Premium Outlets Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration	Tenant Sales $ per SF(4)	Occupancy Cost(5)
The North Face	NR/A3/A	6,500	1.6%	$675,481	4.6%	$103.92	9/30/2026	$1,604.15	8.6%
Nike Factory Store	NR/A1/AA-	20,200	5.0	582,495	4.0	28.84	1/31/2028	$892.73	5.5%
GAP Outlet	BB+/Baa2/BB+	11,000	2.7	575,460	3.9	52.31	1/31/2022	$450.69	11.7%
Under Armour	NR/Baa2/BB+	11,250	2.8	565,051	3.9	50.23	9/30/2025	$751.29	9.9%
Banana Republic Factory	BB+/Baa2/BB+	7,800	1.9	445,517	3.0	57.12	3/31/2021	$466.14	16.5%
Old Navy	BB+/Baa2/BB+	16,115	4.0	425,436	2.9	26.40	1/31/2022	$487.43	9.4%
Michael Kors	NR/NR/NR	5,500	1.4	420,116	2.9	76.38	9/30/2025	$1,298.96	8.0%
Adidas/Rockport	NR/NR/NR	10,000	2.5	319,300	2.2	31.93	1/31/2027	$654.45	8.5%
Columbia Sportswear Company	NR/NR/NR	7,500	1.9	313,125	2.1	41.75	1/31/2019	$706.29	8.8%
Dress Barn	NR/NR/NR	8,000	2.0	303,280	2.1	37.91	6/30/2021	$159.72	29.4%
Ten Largest Owned Tenants		103,865	25.8%	$4,625,261	31.5%	$44.53
Other		270,651	67.2	10,048,260	68.5	37.13
Vacant		28,099	7.0	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		402,615	100.0%	$14,673,520	100.0%	$39.18

(1)	Based on the underwritten rent roll dated July 26, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent and UW Base Rent $ per SF includes $589,092, which represents the present value of rent steps for credit tenants and $217,393 for contractual rent steps through September 2018 for other tenants.

(4)	Based on sales for the trailing 12-month period ending June 30, 2017 and each respective tenant’s SF as of the rent roll dated July 26, 2017. Some tenants may have expanded, contracted or relocated their space within the trailing-12 month period in which sales were reported.

(5)	Individual occupancy costs represent the underwritten in-place occupancy costs at the Pleasant Prairie Premium Outlets Property.

The following table presents certain information relating to the lease rollover schedule at the Pleasant Prairie Premium Outlets Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)(4)	# of Expiring Tenants
MTM(5)	13,926	3.5%	3.5%	$548,214	3.7%	$39.37	6
2017	10,176	2.5	6.0%	264,091	1.8	25.95	2
2018	31,472	7.8	13.8%	1,063,371	7.2	33.79	6
2019	40,200	10.0	23.8%	1,463,976	10.0	36.42	12
2020	16,385	4.1	27.9%	539,781	3.7	32.94	5
2021	82,892	20.6	48.4%	3,270,185	22.3	39.45	20
2022	54,211	13.5	61.9%	1,938,839	13.2	35.76	8
2023	29,081	7.2	69.1%	1,168,923	8.0	40.20	6
2024	0	0.0	69.1%	0	0.0	0.00	0
2025	16,750	4.2	73.3%	985,167	6.7	58.82	2
2026	26,693	6.6	79.9%	1,624,204	11.1	60.85	7
2027	32,530	8.1	88.0%	1,224,274	8.3	37.64	10
2028 & Thereafter	20,200	5.0	93.0%	582,495	4.0	28.84	1
Vacant	28,099	7.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.(4)	402,615	100.0%		$14,673,520	100.0%	$39.18	85

(1)	Calculated based on the approximate square footage occupied by each Owned Tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent and UW Base Rent $ per SF includes $589,092, which represents the present value of rent steps for credit tenants and $217,393 for contractual rent steps through September 2018 for other tenants.

(4)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

(5)	MTM tenants include Bath & Body Works Outlet, Sunglass Hut, Fossil, Le Creuset Outlet, Perfumania and Coach. Each tenant is in occupancy, paying rent and currently has a lease out for signature or is negotiating a lease with the borrower sponsor.

LOAN #4: PLEASANT PRAIRIE PREMIUM OUTLETS

The following table presents certain information relating to historical leasing at the Pleasant Prairie Premium Outlets Property:

Historical Leased %(1)

	2014	2015	2016	As of 7/26/2017(2)
Owned Space	97.0%	95.8%	94.0%	93.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated July 26, 2017.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Pleasant Prairie Premium Outlets Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 6/30/2017	Underwritten	Underwritten $ per SF
Base Rent	$12,212,614	$12,488,959	$13,535,045	$13,825,230	$13,867,036	$34.44
Contractual Rent Steps(2)	0	0	0	0	806,485	2.00
Gross Up Vacancy	0	0	0	0	669,946	1.66
Reimbursements	6,543,670	6,659,008	6,720,028	6,837,527	7,320,293	18.18
Percentage Rent	1,222,636	1,378,887	645,234	685,673	533,877	1.33
Other Income(3)	301,921	296,661	335,867	446,774	433,881	1.08
Vacancy & Credit Loss	(3,279)	12,646	(88,773)	(126,881)	(1,041,923)	(2.59)
Effective Gross Income	$20,277,562	$20,836,161	$21,147,401	$21,668,323	$22,589,594	$56.11

Real Estate Taxes	$2,795,521	$2,893,594	$2,656,064	$2,585,913	$2,792,689	$6.94
Insurance	120,102	124,521	126,761	126,083	125,987	0.31
Management Fee	530,013	529,240	542,975	566,528	677,688	1.68
Other Operating Expenses	2,911,308	2,699,704	2,664,213	2,563,232	2,719,920	6.76
Total Operating Expenses	$6,356,944	$6,247,059	$5,990,013	$5,841,756	$6,316,284	$15.69

Net Operating Income	$13,920,618	$14,589,102	$15,157,388	$15,826,567	$16,273,310	$40.42
TI/LC	0	0	0	0	588,251	1.46
Capital Expenditures	0	0	0	0	80,523	0.20
Net Cash Flow	$13,920,618	$14,589,102	$15,157,388	$15,826,567	$15,604,536	$38.76

Occupancy	97.0%	95.8%	94.0%	93.0%(4)	95.5%(5)
NOI Debt Yield(6)	9.6%	10.1%	10.5%	10.9%	11.2%
NCF DSCR(6)	2.37x	2.48x	2.58x	2.69x	2.66x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Contractual Rent Steps of $806,485 includes $589,092, which represents the present value of rent steps for credit tenants and $217,393 for contractual rent steps through September 2018 for other tenants.

(3)	Other Income includes temporary tenant income, ATM minimum rents, beverage case rent, storage space income, beverage sponsorship, tower signage fees, local media and miscellaneous income.

(4)	Based on the underwritten rent roll dated July 26, 2017.

(5)	Represents an underwritten economic vacancy of 4.5%.

(6)	Calculated based on the outstanding principal balance of the Pleasant Prairie Premium Outlets Loan Combination.

■	Appraisal. According to the appraisal, the Pleasant Prairie Premium Outlets Property had an “as-is” appraised value of $290,000,000 as of July 20, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$290,000,000	N/A	5.75%
Discounted Cash Flow Approach	$290,000,000	7.25%	6.25%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to the Phase I environmental report dated July 28, 2017, there was no evidence of any recognized environmental conditions or recommendations for further action at the Pleasant Prairie Premium Outlets Property.

■	Market Overview and Competition. The Pleasant Prairie Premium Outlets Property is located in Pleasant Prairie, Wisconsin, within Kenosha County. Kenosha County’s economy is primarily driven by the healthcare and

LOAN #4: PLEASANT PRAIRIE PREMIUM OUTLETS

manufacturing industries, and according to the appraisal, notable employers include United Hospital System, Aurora Health Care, Snap-on, and Birchwood Foods. Recently there has been significant development occurring in Kenosha County that is enhancing the local economy. Amazon recently completed construction on a 1.5 million SF distribution center located approximately 6.7 miles north of the Pleasant Prairie Premium Outlets Property along Interstate-94 at a total cost of approximately $250.0 million. Amazon has hired more than 1,000 new full- and part-time employees for this distribution center. Meijer also recently completed a large distribution center as it expands operations into Wisconsin.

The 2017 population and average household income within a five-mile radius of the Pleasant Prairie Premium Outlets Property is 29,255 and $103,225, respectively. Additionally, the Pleasant Prairie Premium Outlets Property benefits from its location near Chicago, which has a population of approximately 9.7 million people, and Milwaukee, which has a population of approximately 1.6 million people. The Pleasant Prairie Premium Outlets Property is located approximately 38.6 miles south of Milwaukee, 12.3 miles north of Chicago’s northern suburbs and 50.9 miles north of downtown Chicago. The Pleasant Prairie Premium Outlets Property also benefits from its location near the border of Illinois as the sales tax rate of 5.5% in Wisconsin is significantly lower than the sales tax rate of 10.25% in Chicago, which is a positive demand driver for shoppers to travel from Illinois to Wisconsin. The Pleasant Prairie Premium Outlets Property is adjacent to Interstate-94, which runs south from Wisconsin to Indiana and through downtown Chicago and has an average daily traffic count of 96,300 vehicles near the Pleasant Prairie Premium Outlets Property. The Pleasant Prairie Premium Outlets Property also has multiple access points from the east, north and west.

According to the appraisal, the Pleasant Prairie Premium Outlets Property is located within the Kenosha East retail submarket. As of the second quarter of 2017, the submarket reported total inventory of approximately 9.9 million SF with a 4.6% vacancy rate. The appraiser concluded to market rents for the Pleasant Prairie Premium Outlets Property ranging from $38.00 to $100.00 per SF.

The following table presents certain information relating to comparable properties to the Pleasant Prairie Premium Outlets Premium Outlets Property:

Competitive Properties(1)

	Pleasant Prairie Premium Outlets (Subject)	Outlet at the Dells	Johnson Creek Premium Outlets	The Outlet Shoppes at Oshkosh	Chicago Premium Outlets	Lighthouse Premium Outlets
Location	Pleasant Prairie, WI	Baraboo, WI	Johnson Creek, WI	Oshkosh, WI	Aurora, IL	Michigan City, IN

Distance from Subject	--	141 miles	72 miles	119 miles	70 miles	113 miles

Year Built/Renovated	Various/NAP	2006	1998	1970	2004	1987/1997

Major Tenants	The North Face, Nike Factory Store, Gap Outlet, Under Armour	Nike, Levi’s, J. Crew, GAP	GAP, Nike, Ann Taylor, Columbia	GAP, Nike, Famous Footwear, The North Face	GAP, J. Crew, Lands’ End, Levi’s, Nike	GAP, Levi’s, Nike, The North Face

Total GLA (SF)(1)	402,615	264,929	277,585	271,007	911,765	456,466

Total Occupancy(1)	93.0%	96.8%	97.5%	98.7%	97.9%	100.0%

(1)	Information obtained from the appraisal and the underwritten rent roll.

■	The Borrower. The borrower is Pleasant Prairie Premium Outlets, LLC, a Delaware limited liability company and single purpose entity with two independent directors. Pleasant Prairie Premium Outlets, LLC, is 100.0% directly owned by Simon Property Group, L.P. (“Simon”). Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Pleasant Prairie Premium Outlets Loan Combination. Simon is the guarantor of certain nonrecourse carveouts under the Pleasant Prairie Premium Outlets Loan Combination. Simon’s obligations under the guaranty are capped at $29 million; however, the liability cap does not apply to a replacement guarantor.

The borrower sponsor is Simon, a self-administered and self-managed real estate investment trust. Simon owns, develops, and manages retail real estate properties, which consist primarily of malls, Premium Outlets and The Mills. As of December 31, 2016, Simon owned or held an interest in 206 income-producing properties in the United States, which consisted of 108 malls, 67 premium outlets, 14 mills, four lifestyle centers, and 13 other retail properties in 37 states and Puerto Rico.

■	Escrows. At origination, in lieu of depositing reserves, the borrower provided a guaranty for outstanding tenant improvements and leasing commissions related to tenants DXL Men’s Outlet ($177,000), ASICS ($105,600), Starbucks Coffee Company ($79,975) and Fila ($54,000).

LOAN #4: PLEASANT PRAIRIE PREMIUM OUTLETS

During a Pleasant Prairie Premium Outlets Reserve Event Period (as defined below) or at any time taxes become delinquent or the borrower fails to provide the lender with evidence that taxes have been paid prior to the date they become delinquent, the borrower is required to deposit with the lender on each payment date one-twelfth of the taxes reasonably estimated to be payable for the Pleasant Prairie Premium Outlets Property over the next twelve months. During a Pleasant Prairie Premium Outlets Reserve Event Period, if the borrower has not provided the lender with evidence that the insurance policies are being maintained as part of a reasonably acceptable blanket insurance policy in accordance with the Pleasant Prairie Premium Outlets Loan Combination documents, the borrower is required to deposit with the lender on each payment date one-twelfth of the insurance premiums estimated to be payable for the renewal of coverage afforded by the policies upon the expiration thereof. On each due date during a Pleasant Prairie Premium Outlets Reserve Event Period or during the continuance of an event of default under the Pleasant Prairie Premium Outlets Loan Combination documents, the borrower is required to deposit $6,710 for replacement reserves and $41,939 as lease rollover reserves.

A “Pleasant Prairie Premium Outlets Reserve Event Period” means the period commencing when the debt service coverage ratio based on the trailing four calendar quarter period immediately preceding the date of such determination is less than 1.95x for two consecutive calendar quarters and continuing until the debt service coverage ratio is 1.95x for two consecutive calendar quarters based on the trailing four calendar quarter period immediately preceding the date of such determination.

■	Lockbox and Cash Management. The Pleasant Prairie Premium Outlets Loan Combination requires a lender-controlled hard lockbox, which is already in place, and that the borrower direct all tenants to deposit all rents directly into such lockbox account. The Pleasant Prairie Premium Outlets Loan Combination documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within two business days of receipt. Prior to the occurrence of a Pleasant Prairie Premium Outlets Lockbox Event Period (as defined below), all funds are required to be distributed to the borrower. During a Pleasant Prairie Premium Outlets Lockbox Event Period, all rents are required to be swept to a lender-controlled cash management account. During an event of default under the Pleasant Prairie Premium Outlets Loan Combination documents, the lender may apply funds in the cash management account in such order as it may determine.

A “Pleasant Prairie Premium Outlets Lockbox Event Period” means the occurrence of (i) an event of default, (ii) the trailing four calendar quarter debt service coverage ratio falling below 1.70x for two consecutive calendar quarters, or (iii) any bankruptcy or similar action of the borrower (or manager, if the manager is an affiliate of the borrower and not replaced within sixty days in accordance with the Pleasant Prairie Premium Outlets Loan Combination documents). A Pleasant Prairie Premium Outlets Lockbox Event Period will end, with respect to clause (i), upon the cure of such event of default, if applicable; with respect to clause (ii), upon the trailing four calendar quarter debt service coverage ratio remaining equal to or greater than 1.70x for two consecutive calendar quarters; and with respect to clause (iii), upon the replacement of the property manager in accordance with the Pleasant Prairie Premium Outlets Loan Combination documents. A bankruptcy by the borrower is not subject to cure. No Pleasant Prairie Premium Outlets Lockbox Event Period may be cured more than five times.

■	Property Management. The Pleasant Prairie Premium Outlets Property is managed by Simon Management Associates, LLC. The lender can instruct the borrower to replace the property manager in the event (i) the manager becomes insolvent or a debtor in a bankruptcy action or related proceeding, (ii) an event of default has occurred and is continuing under the Pleasant Prairie Premium Outlets Loan Combination documents, or (iii) a default by the property manager is continuing under the management agreement beyond all notice and cure periods. The borrower has the right to replace the manager without the lender’s consent with a property manager who is an affiliate of the existing property manager or (A) certain specified affiliates, (B) a reputable and experienced professional management organization which (i) is not subject to a bankruptcy, insolvency or similar proceeding, (ii) manages, together with its affiliates, (I) at least seven “shopping centers” and (II) retail properties and shopping centers other than the Pleasant Prairie Premium Outlets Property totaling at least in the aggregate 3,000,000 SF of gross leasable area (a “shopping center” or “retail property” means a retail property containing at least 400,000 SF of gross leasable area, including tenant and/or anchor space constituting a portion of the shopping center regardless of whether such space is owned by the owner of such shopping center), or (C) a manager approved by the lender, which approval cannot be unreasonably withheld, conditioned or delayed and for which the lender has received a rating agency confirmation.

■	Additional Subordinate and Mezzanine Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

LOAN #4: PLEASANT PRAIRIE PREMIUM OUTLETS

■	Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Pleasant Prairie Premium Outlets Property, (provided that the borrower is not required to pay more than two times the annual insurance premiums (excluding the wind, flood and earthquake components of such insurance premiums) for such coverage and shall purchase the maximum coverage available for such amount), with no deductible in excess of $5,000,000, as well as business interruption insurance covering no less than an amount equal to 100% of the projected gross income from the Pleasant Prairie Premium Outlets Property on an actual loss sustained basis for a period beginning on the date of business interruption and continuing until the restoration of the Pleasant Prairie Premium Outlets Property is completed, or the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Property” in the Preliminary Prospectus.

LOAN #5: stryker corporation

LOAN #5: stryker corporation

Milpitas
San Jose
DOWNTOWN SAN JOSE
NORTH VALLEY
BERRYESSA
NORTH SAN JOSE
SAN JOSE INTERNATIONAL AIRPORT (SJC)
ROSE GARDEN
BURBANK
WILLOW GLEN
EAST SAN JOSE
EVERGREEN
SOUTH SAN JOSE
SAN RAMON
BLOSSOM VALLEY
MAKATI
SILVER LEAF
CALIFORNIA MAISON
CAMBRIAN
ALMADEN VALLEY
AVENIDA ESPANA
VTA
VTA LIGHT RAIL
CALTRAIN
STEVENS CREEK FREEWAY
REID-HILLVIEW AIRPORT
Evergreen Valley College
Kaiser Permanente San Jose Main Campus
Stryker Corporation
5900 Optical Court
San Jose, CA 95138
Oakland
San Francisco
San Jose
Pacific Ocean
San Francisco Bay
Hayward
Fremont
Pleasanton
Dublin
Milpitas
Palo Alto
Mountain View
Sunnyvale
Santa Clara
Cupertino
Campbell
Redwood City
San Mateo
Daly City
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

LOAN #5: stryker corporation

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	San Jose, California	Cut-off Date Balance		$39,900,000
Property Type	Office	Cut-off Date Balance per SF		$208.60
Size (SF)	191,276	Percentage of Initial Pool Balance		4.1%
Total Occupancy as of 10/6/2017	100.0%	Number of Related Mortgage Loans		2
Owned Occupancy as of 10/6/2017	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	2002 / NAP	Mortgage Rate		4.16000%
Appraised Value	$61,000,000	Original Term to Maturity (Months)		120
Appraisal Date	7/20/2017	Original Amortization Term (Months)		360
Borrower Sponsors	AG Net Lease III Corp. and AG Net Lease III (SO) Corp.	Original Interest Only Term (Months)	60
Property Management	Self Managed	First Payment Date	11/6/2017
		Maturity Date	10/6/2027

Underwritten Revenues	$4,800,597
Underwritten Expenses	$168,021	Escrows(1)
Underwritten Net Operating Income (NOI)	$4,632,576		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,632,576	Taxes	$0	$0
Cut-off Date LTV Ratio	65.4%	Insurance	$0	$0
Maturity Date LTV Ratio	59.5%	Replacement Reserve	$761,501	$0
DSCR Based on Underwritten NOI / NCF	1.99x / 1.99x	TI/LC	$354,432	$0
Debt Yield Based on Underwritten NOI / NCF	11.6% / 11.6%	Other(2)	$1,210,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$39,900,000	62.4%	Purchase Price(3)	$61,000,000	95.4%
Sponsor Equity(3)	24,068,378	37.6	Reserves	2,325,933	3.6
			Closing Costs	642,444	1.0
Total Sources	$63,968,378	100.0%	Total Uses	$63,968,378	100.0%

(1)	See “—Escrows” below.

(2)	The Other reserve is a reserve to remediate moisture intrusion.

(3)	The borrower sponsors purchased the Stryker Corporation Property in an all cash transaction on April 3, 2017 for $61,000,000 and recapitalized a portion of the purchase price with the proceeds of the Stryker Corporation Loan. At origination in September 2017, the loan proceeds were used to recapitalize $36,981,622 of the purchase price paid in April 2017. The Sponsor Equity of $24,068,378 accounts for the net cash equity remaining after the recapitalization.

■	The Mortgage Loan. The mortgage loan (the “Stryker Corporation Loan”) is secured by a first mortgage encumbering the borrower’s fee interest in a 191,276 SF single-tenant, office and research and development (“R&D”) industrial building located in San Jose, California (the “Stryker Corporation Property”). The Stryker Corporation Loan had an original principal balance of $39,900,000, has an outstanding principal balance as of the Cut-off Date of $39,900,000 and represents 4.1% of the Initial Pool Balance. The Stryker Corporation Loan was originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”) (an affiliate of German American Capital Corporation) on September 22, 2017. The Stryker Corporation Loan has an interest rate of 4.16000% per annum. The proceeds of the Stryker Corporation Loan were used to recapitalize the borrower sponsors for the acquisition of the Stryker Corporation property for $61,000,000 in April 2017, fund upfront reserves of $2,325,933 and fund closing costs of $642,444.

The Stryker Corporation Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Stryker Corporation Loan requires monthly payments of interest only through the due date in October 2022, after which it requires monthly payments of interest and principal based on a 30-year amortization schedule. The scheduled maturity date of the Stryker Corporation Loan is the due date in October 2027. Provided that no event of default has occurred and is continuing under the Stryker Corporation Loan documents, at any time on or after the date that is the second anniversary after the closing date of the CGCMT 2017-C4 securitization transaction and prior to the due date in May 2027, the Stryker Corporation Loan may be prepaid, in whole only, together with interest accrued to the date of prepayment (or if prepayment is not made on a due date, interest accrued for the full interest period in which the prepayment date falls), together with a prepayment fee equal to the greater of (x) 1.00% of the unpaid principal balance and (y) a yield maintenance premium. Provided that no event of default has occurred and is continuing under the Stryker Corporation Loan documents, voluntary prepayment of the Stryker Corporation Loan, in whole only, together with accrued interest as described above, but without a prepayment premium or yield maintenance charge, is permitted on or after the due date in May 2027.

■	The Mortgaged Property. The Stryker Corporation Property is comprised of a 191,276 SF single-tenant, office and R&D industrial building located at 5900 Optical Court, San Jose, California within the Silicon Valley submarket. The Stryker Corporation Property is 100.0% leased as of October 6, 2017, to Stryker Corporation on a 12-year double-net lease with 3% annual rent escalations through March 2028, with two five-year extension options and no early termination rights, other than in connection with a condemnation or casualty. Under the double-net lease, Stryker

LOAN #5: stryker corporation

Corporation is responsible for the payment of taxes, insurance, utilities, maintenance and repair while the landlord is responsible for replacement of structural elements only.

The Stryker Corporation Property was built to suit for the Stryker Corporation in 2002, for use as the U.S. Endoscopy segment headquarters, as the sole location for R&D production and distribution of the tenant’s endoscopy products. Since 2015, according to the borrower sponsor, Stryker Corporation invested approximately $13.0 million in property improvements. Capital expenditures since 2015 include upgrades to the lobby, cafeteria and production areas, as well as expansion of the net rentable area by 6,276 SF, which is planned for completion by end of October 2017. The expansion is in part to accommodate the growing workforce, which, according to the tenant, grew from approximately 400 to 600 employees since inception. The borrower sponsor purchased the Stryker Corporation Property for $61,000,000 in April 2017 in an all-cash transaction.

The Stryker Corporation Property is a two-story building comprised of 105,600 SF (55.2% of NRA) of office space, 54,000 SF (28.2% of NRA) of light manufacturing/R&D space, 26,000 SF (13.6% of NRA) of warehouse and distribution space, and the remaining 5,676 SF (3.0%) is used as flex space. The office space is concentrated on approximately one-third of the ground floor and the second floor above this office area. The other two-thirds of the ground floor space consists of high-bay up to the roof space, and is used for light manufacturing/R&D and warehouse. The high-bay portions of the building have a clear height of approximately 27 feet and five loading docks. The Stryker Corporation Property also features a new customer experience center showroom that opened in April 2017 and includes a glass-enclosed “Operating Room of the Future” display using a self-contained holographic computer.

■	The Tenant. Founded in 1946, Stryker Corporation (NYSE: SYK) is a medical technology Fortune 500 company with approximately $11.3 billion in net sales for fiscal year 2016, which is up 13.9% since the prior year. Stryker Corporation offers a variety of products and services in orthopedics, medical and surgical and neurotechnology and spine and is rated A by S&P and Baa1 by Moody’s.

The company is diversified with no single business in any segment representing more than 14% of Stryker Corporation’s net sales. The U.S. Endoscopy segment is headquartered at the Stryker Corporation Property and generated approximately $1.5 billion in sales for the full year ended December 31, 2016, which represents approximately 13% of Stryker Corporation’s net sales.

The following table presents certain information relating to the sole tenant at the Stryker Corporation Property:

Largest Owned Tenant Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
Stryker Corporation	NR / Baa1 / A	191,276	100.0%	$4,137,300	100.0%	$21.63	3/31/2028	2, 5-year options
Largest Tenant		191,276	100.0%	$4,137,300	100.0%	$21.63
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Tenant		191,276	100.0%	$4,137,300	100.0%	$21.63

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	UW Base Rent and UW Base Rent $ per SF exclude $747,939 ($3.91 per SF) in underwritten straight-line average rent steps through the term of the Stryker Corporation Loan, which are included in Underwritten Net Operating Income and Underwritten Net Cash Flow.

LOAN #5: stryker corporation

The following table presents certain information relating to the lease rollover schedule at the Stryker Corporation Property, based on initial lease expiration dates:

Lease Expiration Schedule

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(1)	% of Total UW Base Rent	UW Base Rent $ per SF(1)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027	0	0.0	0.0%	0	0.0	0.00	0
2028 & Thereafter	191,276	100.0	100.0%	4,137,300	100.0	21.63	1
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	191,276	100.0%		$4,137,300	100.0%	$21.63	1

(1)	UW Base Rent and UW Base Rent $ per SF exclude $747,939 ($3.91 per SF) in underwritten straight-line average rent steps through the term of the Stryker Corporation Loan, which are included in Underwritten Net Operating Income and Underwritten Net Cash Flow.

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Stryker Corporation Property:

Cash Flow Analysis(1)

	Underwritten	Underwritten $ per SF
Base Rent	$4,137,300	$21.63
Credit Tenant Rent Steps(2)	747,939	3.91
Potential Income from Vacant Space	0	0.00
Total Rent	$4,885,239	$25.54
Reimbursements	168,021	0.88
Vacancy	(252,663)	(1.32)
Effective Gross Income	$4,800,597	$25.10

Management Fee	168,021	0.88
Total Operating Expenses(3)	$168,021	$0.88

Net Operating Income	$4,632,576	$24.22
TI/LC Reserves	0	0.00
Replacement Reserves	0	0.00
Net Cash Flow	$4,632,576	$24.22

Occupancy	100.0%
NOI Debt Yield	11.6%
NCF DSCR	1.99x

(1)	The Stryker Corporation Property was operated by the tenant prior to the borrower’s purchase in April 2017 (and continues to be operated by the tenant); accordingly historical operating information is not available.

(2)	Credit Tenant Rent Steps represent the straight-line average of Stryker Corporation contractual step rent through loan expiration.

(3)	Operating expenses, other than a management fee, were not underwritten, in-line with the double-net nature of the Stryker Corporation lease.

■	Appraisal. According to the appraisal, the Stryker Corporation Property had an “as-is” appraised value of $61,000,000 as of July 20, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$61,000,000	N/A	6.25%

■	Environmental Matters. Based on a Phase I environmental report dated December 14, 2016, there are no recognized environmental conditions or recommendations for further action at the Stryker Corporation Property.

■	Market Overview and Competition. The Stryker Corporation Property is located within the Greater Silicon Valley submarket in California. The Stryker Corporation Property is situated within the Edenvale Technology Park, which includes approximately 12.0 million SF of built out R&D and office space, 300 employers, and 13,400 employees. The

LOAN #5: stryker corporation

Edenvale Technology Park benefits from proximity to Highway 101 and Highway 85 (each within a 1.0 mile radius), which makes the Stryker Corporation Property accessible from throughout Silicon Valley. Additionally, the Blossom Hill Caltrain station is located approximately 1.6 miles away on the east side of Highway 101 and the Cottle Road VTA Light Rail Station is approximately 2.0 miles away. According to the appraisal, the Stryker Corporation Property benefits from access to engineers and the power and electric infrastructure of the Silicon Valley market as well as shorter commute times to residential communities.

Office Submarket. The Stryker Corporation Property is located within the South San Jose class B office submarket. According to an industry market report, the South San Jose Class B office submarket had approximately 2.4 million SF across 99 buildings, a reported vacancy rate of 5.0% and a market rent of $27.83 per SF as of mid-year 2017. Additionally, the South San Jose office submarket cluster has reported new construction activity of 568,867 SF across four buildings, which is 19.0% pre-leased according to an industry market report.

Industrial (R&D) Submarket. The Stryker Corporation Property is located within the South San Jose industrial flex submarket. According to an industry market report, the South San Jose flex submarket had approximately 8.3 million SF across 125 buildings, a reported vacancy rate of 15.6% and a submarket rent of $16.52 PSF as of mid-year 2017. Additionally, the South San Jose industrial submarket has reported new construction activity of 200,000 SF within one building, which is 100.0% pre-leased according to an industry market report.

The following table presents certain information relating to lease comparables for the Stryker Corporation Property:

Office Lease Comparables(1)

Property Name	Property Location	Tenant Name	Lease Date	GLA	Lease Term (years)	Base Rent per SF	Lease Type
Stryker Corporation Property	San Jose, CA	Stryker Corporation(2)	Apr-16(2)	191,276(2)	12.0(2)	$21.63(2)	NN
5225 Hellyer Avenue	San Jose, CA	Granite Rock Construction	Sep-16	21,584	10.0	$15.00	NNN
845 Embedded Way	San Jose, CA	Diagnostics for the Real World	Aug-16	24,222	5.4	$15.60	NNN
130 Baytech Drive	San Jose, CA	GigPeak	Aug-16	32,805	5.3	$21.00	NNN
170 Baytech Drive	San Jose, CA	Boston Scientific	Mar-16	76,802	10.3	$22.20	NNN
180 Baytech Drive	San Jose, CA	Prysm	Mar-16	74,012	5.4	$22.32	NNN
5225 Hellyer Avenue	San Jose, CA	Tabuchi Electric	Mar-16	41,493	7.0	$15.00	NNN
150 Baytech Drive	San Jose, CA	Boston Scientific	Sep-15	150,000	10.0	$21.00	NNN
3050 Zanker Road	San Jose, CA	Ultratech	Jul-15	97,910	5.0	$24.00	NNN
6311 & 6331 San Ignacio Avenue	San Jose, CA	BAE Systems	Apr-15	161,718	10.5	$14.52	NNN
5215 Hellyer Avenue	San Jose, CA	Ampro Adlink Technology	Mar-15	37,301	5.0	$16.32	NNN
5300 Hellyer Avenue	San Jose, CA	Cobham	Jun-12	160,000	10.0	$18.84	NNN

(1)	Source: market broker report.

(2)	Based on the borrower rent roll dated July 18, 2017.

■	The Borrower. The borrower is AGNL Trauma, L.P., a single-purpose, single-asset entity. The non-recourse carveout guarantors are AG Net Lease III Corp. and AG Net Lease III (SO) Corp., on a several but not joint basis, in accordance with percentage interests set forth in the non-recourse carve-out guaranty and environmental indemnity. AG Net Lease III Corp. and AG Net Lease III (SO) Corp. are real estate investment funds managed by Angelo Gordon & Co. (“AG”). Founded in 1988, Angelo Gordon is a privately-held registered investment advisor. The borrower sponsors are entities of Angelo Gordon’s third net lease fund, which focuses on sale-leaseback transactions for single-tenant properties pursuant to leases covering at least 10-20 years located primarily in the United States. A non-consolidation opinion has been delivered in connection with the origination of the Stryker Corporation Loan.

■	Escrows. In connection with the origination of the Stryker Corporation Loan, the borrower funded reserves of (i) $354,432 for TI/LC reserves, (ii) $761,501 for capital improvements to be used for future capital improvements in accordance with the terms of the Stryker Corporation lease and (iii) $1,210,000 for a moisture intrusion reserve, representing 105% of the amount quoted for the remediation of moisture intrusion at the Stryker Corporation Property.

The requirement for the borrower to fund ongoing tax and insurance reserves is waived so long as, among other things, (i) the Stryker Corporation lease or a replacement lease is in full force and effect and no monetary event of default is continuing and (ii) Stryker Corporation or the replacement tenant is obligated under its lease to pay all taxes and insurance directly to the applicable government authority or insurer. In the event the Stryker Corporation lease or a replacement lease is no longer in place or Stryker Corporation or the replacement tenant is no longer making tax

LOAN #5: stryker corporation

and insurance payments, the borrower will be required to deposit on each due date an amount equal to one-twelfth of (i) the taxes that the lender reasonably estimates will be payable during the next ensuing 12 months, and (ii) the insurance premiums that the lender reasonably estimates will be payable for renewal of the coverage afforded by the policies upon their expiration (unless an acceptable blanket policy is in effect, in which case insurance reserve deposits are waived). In addition, if Stryker Corporation or a replacement tenant is no longer required under its lease to perform all capital expenditure work at the Stryker Corporation Property or is not paying for such capital expenditure work, monthly deposits of approximately $3,347 will be required to be made into a capital expenditures reserve. In addition, during a Stryker Corporation Lease Sweep Period (as defined below) or an event of default under the Stryker Corporation Loan, the borrower will be required to make monthly deposits of approximately $17,457 into a tenant improvements and leasing commissions reserve.

The borrower is permitted to replace all funds deposited into the upfront or any ongoing tenant improvements and leasing commissions reserve, the upfront or any ongoing capital expenditures reserve and the moisture remediation reserve with letters of credit.

■	Lockbox and Cash Management. The Stryker Corporation Loan documents require a hard lockbox with springing cash management. The Stryker Corporation Loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrower with respect to the Stryker Corporation Property be promptly deposited into such lockbox account following receipt. Unless a Stryker Corporation Trigger Period (as defined below) exists, all amounts on deposit in the lockbox account are required to be swept on each business day into the borrower’s operating account. During a Stryker Corporation Trigger Period, all amounts in the lockbox account are required to be swept to a lender-controlled cash management account on each business day and applied on each payment date, provided no event of default is continuing under the Stryker Corporation Loan, to the payment of debt service, the funding of required reserves, budgeted monthly operating expenses, approved extraordinary expenses and to pay debt service on any Approved Mezzanine Loan (see “Mezzanine or Subordinate Indebtedness” below), and all remaining cash flow is required to be disbursed (i) during a Stryker Corporation Lease Sweep Period, or if a mezzanine loan event of default is continuing, to an account (the “Stryker Corporation Lease Sweep Account”) to be used for Approved Retenanting Expenses (as defined below), (ii) during a Stryker Corporation Trigger Period caused solely by a Stryker Corporation Mezzanine Trigger Period (as defined below), and provided that no mezzanine loan event of default is continuing, to the mezzanine lender, to be applied in accordance with the mezzanine loan documents, and (iii) otherwise to be deposited into an account to be held as additional security for the Stryker Corporation Loan during the continuance of such Stryker Corporation Trigger Period.

A “Stryker Corporation Trigger Period” will commence upon the occurrence of (i) an event of default under the Stryker Corporation Loan, (ii) a Stryker Corporation Low Debt Service Period (as defined below), (iii) a Stryker Corporation Mezzanine Trigger Period (as defined below) or (iv) a Stryker Corporation Lease Sweep Period (as defined below) and will end upon (a) with respect to clause (i), the date on which such event of default is cured and such cure has been accepted by the lender, (b) with respect to clause (ii), the Stryker Corporation Low Debt Service Period has ended as set forth in the definition of such term, (c) with respect to clause (iii), the date on which the Stryker Corporation Mezzanine Trigger Period has ended in accordance with the terms of the loan documents and (d) with respect to clause (iv), such Stryker Corporation Lease Sweep Period has ended as set forth in the definition of such term.

A “Stryker Corporation Low Debt Service Period” will commence if the amortizing debt service coverage ratio (based on the Stryker Corporation Loan balance and the balance of any Approved Mezzanine Loan then in place) falls below 1.20x for any calendar quarter and will end if the amortizing debt service coverage ratio (calculated on the same basis) is at least 1.20x for one calendar quarter.

A “Stryker Corporation Mezzanine Trigger Period” will commence and continue so long as any Approved Mezzanine Loan is outstanding.

A “Stryker Corporation Lease Sweep Period” will commence on the first due date following any of (a) the earlier of (i) six months prior to the stated maturity date or (ii) the date required under a Stryker Corporation Sweep Lease (as defined below) by which the Stryker Corporation Sweep Tenant (as defined below) is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) upon the early termination, early cancellation or early surrender of a Stryker Corporation Sweep Lease (or any portion thereof exceeding 75% of the total leasable square feet under such lease) by a Stryker Corporation Sweep Tenant; or (c) upon a bankruptcy or

LOAN #5: stryker corporation

insolvency proceeding or similar event of a Stryker Corporation Sweep Tenant or its parent company and will end upon, with respect to clause (a) and (b) above, when the entirety of the space under the Stryker Corporation Sweep Lease (or applicable portion thereof) is leased under an extension of the original Stryker Corporation Sweep Lease in accordance with its terms or other terms approved by the lender or under a replacement lease entered into in accordance with the loan documents, and, in the lender’s judgment, sufficient funds have been accumulated in the Stryker Corporation Lease Sweep Account to cover all anticipated approved Stryker Corporation Sweep Lease leasing expenses, free rent periods under such lease, and/or rent abatement periods and any shortfalls in required payments under the Stryker Corporation Loan or operating expenses as a result of any anticipated down time prior to the commencement of payments under such lease (the foregoing funds, collectively, “Approved Retenanting Expenses”) and with respect to clause (c) above either (i) the applicable bankruptcy, insolvency or similar proceeding has terminated and the applicable Stryker Corporation Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender, or (ii) the applicable Stryker Corporation Sweep Lease has been assumed and assigned to a third party in a manner reasonably satisfactory to the lender.

Remaining funds in the Stryker Corporation Lease Sweep Account are required to be released to the borrower once certain retenanting conditions are met, or in the case of a Stryker Corporation Lease Sweep Period caused by a bankruptcy or insolvency event, once such event is cured.

A “Stryker Corporation Sweep Lease” means the lease agreement between the borrower, as landlord and Stryker Corporation, as tenant and any replacement lease covering a majority of the space currently demised under such lease.

A “Stryker Corporation Sweep Tenant” means any tenant under a Stryker Corporation Sweep Lease or its direct or indirect parent company (if any).

■	Property Management. The Stryker Corporation Property is managed by Stryker Corporation, the tenant.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Mezzanine or Subordinate Indebtedness. The borrower is permitted to obtain mezzanine financing secured by the direct or indirect ownership interest interests in the borrower, provided that: (i) the mezzanine loan shall be in an amount not to exceed $6,000,000 and that when added to the Stryker Corporation Loan will result in (A) a combined “as is” loan-to-value ratio of not more than 65.4%, (B) a combined amortizing debt service coverage ratio not less than 1.72x, and (C) a combined debt yield not less than 10.1%; (ii) the mezzanine loan is interest only and coterminous with the Stryker Corporation Loan; (iii) the mezzanine loan and organizational structure of the mezzanine borrower will otherwise be on terms and conditions and subject to documentation reasonably acceptable to the lender and in accordance with rating agency requirements; (iv) the mezzanine lender has entered into an intercreditor agreement reasonably acceptable to the mortgage lender; and (v) the lender has received a rating agency confirmation (such mezzanine loan meeting the preceding requirements, an “Approved Mezzanine Loan”).

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Stryker Corporation Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Stryker Corporation Property. Any such insurance may be provided through a blanket insurance policy, provided that such policy is required to provide the same protection that a separate policy insuring only the Stryker Corporation Property would provide, as determined by the lender. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, the lender is required to accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #6: MARRIOTT LAX

LOAN #6: MARRIOTT LAX

Marriott LAX
5855 West Century Boulevard
Los Angeles, CA 90045
Los Angeles
Beverly Hills
West Hollywood
Hollywood
Santa Monica
Culver City
Marina Del Rey
Playa Vista
Inglewood
El Segundo
Hawthorne
Westside
Silicon Beach
Venice
Century City
Mid City
Santa Monica Bay
Pacific Ocean
LOS ANGELES INTERNATIONAL AIRPORT (LAX)
SANTA MONICA AIRPORT
HAWTHORNE AIRPORT
Expo Line
Purple Line Extension
Crenshaw/LAX Transit Corridor (Under Construction)
San Fernando Valley
Burbank
Pasadena
Long Beach

LOAN #6: MARRIOTT LAX

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		LCF
Location (City/State)	Los Angeles, California	Cut-off Date Balance(3)		$39,689,333
Property Type	Hospitality	Cut-off Date Balance per Room(2)		$144,733.63
Size (Rooms)	1,004	Percentage of Initial Pool Balance		4.1%
Total TTM Occupancy as of 12/31/2016	84.6%	Number of Related Mortgage Loans		None
		Type of Security		Fee Simple
Year Built / Latest Renovation	1973 / 2017	Mortgage Rate		5.11400%
Appraised Value(1)	$300,800,000	Original Term to Maturity (Months)		120
Appraisal Date(1)	2/1/2018	Original Amortization Term (Months)		360
Borrower Sponsor	XLD Group N.A. Real Estate	Original Interest Only Period (Months)		NAP
	Development, Inc.	First Payment Date		4/6/2017
Property Management	Marriott Hotel Services, Inc.	Maturity Date		3/6/2027

Underwritten Revenues	$72,058,354
Underwritten Expenses	$51,979,491	Escrows(4)
Underwritten Net Operating Income (NOI)	$20,078,862
Underwritten Net Cash Flow (NCF)	$16,475,945		Upfront	Monthly
Cut-off Date LTV Ratio(1)(2)	48.3%	Taxes	$0	$0
Maturity Date LTV Ratio(1)(2)	40.2%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	2.10x / 1.72x	FF&E	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	13.8% / 11.3%	Other	$13,025,832	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$146,450,000	100.0%	Loan Payoff	$82,184,809	56.1%
			Principal Equity Distribution	47,091,443	32.2
			Reserves	13,025,832	8.9
			Closing Costs	4,147,916	2.8
Total Sources	$146,450,000	100.0%	Total Uses	$146,450,000	100.0%

(1)	The Appraised Value represents the “as-complete” appraised value of $300,800,000 as of February 1, 2018 which assumes the completion of a PIP that was required in connection with the refinance of the Marriott LAX Property. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the Marriott LAX Loan are calculated using the “as-complete” appraised value. The “as-is” appraised value for the Marriott LAX Property was $257,000,000 as of February 1, 2017. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio calculated using the “as-is” appraised value are 56.5% and 47.0%, respectively.

(2)	The Cut-off Date Balance per Room, Debt Yield Based on Underwritten NOI / NCF, DSCR Based on Underwritten NOI / NCF, Cut-off Date LTV Ratio, and Maturity Date LTV Ratio calculations presented above are based on the aggregate principal balance notes comprising the Marriott LAX Loan Combination.

(3)	The Cut-off Date Balance of $39,689,333 represents the controlling note A-1-A, which note is part of a loan combination evidenced by three pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $145,312,569. The related companion loans are evidenced by (i) the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $61,518,465 and was contributed to the LCCM 2017-LC26 securitization transaction, and (ii) the non-controlling note A-3-A, which has an outstanding principal balance as of the Cut-off Date of $44,104,771, is currently held by Ladder Capital Finance LLC (“LCF”) and is expected to be contributed to one or more future securitization transactions. See “—The Mortgage Loan” below.

(4)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Marriott LAX Loan”) is part of a loan combination (the “Marriott LAX Loan Combination”) evidenced by three pari passu notes with a combined outstanding principal balance as of the Cut-off Date of $145,312,569. The Marriott LAX Loan Combination is secured by the borrower’s fee simple interest in a 1,004 room hotel located in Los Angeles, California (the “Marriott LAX Property”). The Marriott LAX Loan, which is evidenced by the controlling note A-1-A, had an original principal balance of $40,000,000, has an outstanding principal balance as of the Cut-off Date of $39,689,333 and represents approximately 4.1% of the Initial Pool Balance. The related companion loans have an aggregate outstanding principal balance as of the Cut-off Date of $105,623,236 and are evidenced by (i) the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $61,518,465 and was contributed to the LCCM 2017-LC26 securitization transaction, and (ii) the non-controlling note A-3-A, which has an outstanding principal balance as of the Cut-off Date of $44,104,771, is currently held by Ladder Capital Finance LLC or one of its affiliates (“LCF”) and is expected to be contributed to one or more future securitization transactions. The Marriott LAX Loan Combination was originated by LCF on March 6, 2017. Each pari passu note evidencing the Marriott LAX Loan Combination has an interest rate of 5.11400% per annum. The borrower utilized the proceeds of the Marriott LAX Loan Combination to payoff the existing debt on the Marriott LAX Property, fund reserves, pay closing costs and return equity to the borrower sponsor. See “Description of the Mortgage Pool—The Loan Combinations—The Serviced Pari Passu Loan Combinations” in the Preliminary Prospectus.

LOAN #6: MARRIOTT LAX

Note Summary

Note	Current or Anticipated Holder of Securitized Note	Cut-off Date Balance
Marriott LAX Loan
Note A-1-A(1)	CGCMT 2017-C4	$39,689,333
Marriott LAX Pari Passu Companion Loans
Note A-2	LCCM 2017-LC26	$61,518,465
Note A-3-A	LCF(2)	$44,104,771
Total		$145,312,569

(1)       Note A-1-A is the controlling note in the trust.

(2)       Expected to be contributed to a future securitization transaction.

■	The Mortgaged Property. The Marriott LAX Property is a full service hotel comprising 1,004 rooms located on West Century Boulevard in Los Angeles, California. The Marriott LAX Property is situated on an approximately 10.6-acre parcel located approximately 0.4 miles east of the Los Angeles International Airport (“LAX Airport”). The Marriott LAX Property was built in 1973 and comprises three structures totaling 665,000 SF. The Marriott LAX Property is currently undergoing an approximately $46.5 million property improvement plan (“PIP”) that is expected to be completed in October 2017. The Marriott LAX Property features three restaurants, a bar, a lobby lounge, concierge club, gift shop, outdoor pool and spa, fitness center, FedEx business center, Starbucks, Hertz Rental Car and 49,000 SF of meeting space. The Marriott LAX Property contains 356 standard king rooms, 429 double/double rooms, 121 king suites, 46 standard queens, 33 king ADA, 14 double/double ADA and 5 hospitality suites. The Marriott LAX Property offers shuttle service to and from all LAX Airport terminals and offers nightly and weekly parking with 1,314 surface and subterranean garage parking spaces, accounting for a parking ratio of 1.3 spaces per room. According to the appraisal, the demand segmentation for the Marriott LAX Property is 59% transient, 25% contract, and 17% meeting & group. The Marriott LAX operates under a hotel operating agreement with Marriott International, Inc. which expires on September 28, 2040 with two, 10-year extension options. The management agreement automatically renews after the expiration for two periods of 10 years each.

■	Marriott LAX PIP Budget. The following table identifies the budgeted amounts associated with certain aspects of the PIP renovation for the Marriott LAX Property:

PIP Budget(1)

Line Item	Total Cost	Cost Per Room
Guestrooms	$28,306,000	$28,193
M Club Lounge	$1,500,000	$1,494
Lobby/Great Room	$6,708,000	$6,681
LCD TV Purchase	$1,523,000	$1,517
Miscellaneous Items	$4,444,000	$4,426
Additional Projects	$3,996,000	$3,980
Total Costs	$46,477,000	$46,292

(1)	As of September 21, 2017, the PIP renovation was approximately 81.1% complete. According to the borrower, the remaining portion of the PIP renovation is expected to be completed in 2017.

LOAN #6: MARRIOTT LAX

The following table presents certain information relating to historical Occupancy, ADR and RevPAR at the Marriott LAX Property and its competitive set, as provided in a market report:

Historical Statistics(1)

	Marriott LAX Property				Competitive Set				Penetration
	12/31/2014	12/31/2015	12/31/2016	TTM 6/30/2017	12/31/2014	12/31/2015	12/31/2016	TTM 6/30/2017	12/31/2014	12/31/2015	12/31/2016	TTM 6/30/2017
Occupancy	88.7%	86.8%	84.6%	74.8%	89.5%	85.8%	83.6%	89.1%	99.1%	101.2%	101.3%	84.0%
ADR	$130.38	$147.85	$159.54	$159.38	$115.47	$131.64	$149.00	$151.51	112.9%	112.3%	107.1%	105.2%
RevPAR	$115.67	$128.33	$135.04	$119.29	$103.40	$112.94	$124.54	$135.04	111.9%	113.6%	108.4%	88.3%

(1)	Source: Travel Research Report.

The following table presents certain information relating to the 2016 demand analysis with respect to the Marriott LAX Property based on market segmentation, as provided in the appraisal for the Marriott LAX Property:

2016 Accommodated Room Night Demand(1)

Transient	Meeting and Group	Contract
58.6%	16.8%	24.5%

(1)	Source: Appraisal.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Marriott LAX Property:

Cash Flow Analysis

	2014	2015	2016	Underwritten	Underwritten $ per Room
Room Revenue	$42,389,282	$47,029,458	$49,621,295	$49,485,718	$49,289
Food & Beverage Revenue	18,153,656	16,660,724	17,382,768	17,335,274	17,266
Other Revenue(1)	6,082,666	5,301,256	5,251,710	5,237,362	5,216
Total Revenue	$66,625,604	$68,991,437	$72,255,774	$72,058,354	$71,771

Room Expense	$14,359,102	$14,399,814	$14,319,477	$14,280,352	$14,223
Food & Beverage Expense	14,862,333	14,630,663	15,378,160	15,336,143	15,275
Other Expense	3,582,334	2,653,172	1,959,821	1,954,466	1,947
Total Departmental Expense	$32,803,770	$31,683,648	$31,657,458	$31,570,962	$31,445
Total Undistributed Expense	15,948,430	16,207,792	17,783,601	17,735,012	17,664
Total Fixed Charges	2,867,903	2,577,946	2,613,120	2,673,518	2,663
Total Operating Expenses	$51,620,102	$50,469,387	$52,054,178	$51,979,491	$51,772

Net Operating Income	$15,005,502	$18,522,050	$20,201,595	$20,078,862	$19,999
FF&E	0	0	0	3,602,918	3,589
Net Cash Flow	$15,005,502	$18,522,050	$20,201,595	$16,475,945	$16,410

Occupancy	88.7%	86.8%	84.6%	84.6%
NOI Debt Yield(2)	10.3%	12.7%	13.9%	13.8%
NCF DSCR(2)	1.57x	1.94x	2.11x	1.72x

(1)	Other Revenue includes gift shop income, parking income, guest transportation services, and many other miscellaneous fees.

(2)	NOI Debt Yield and NCF DSCR are based on the Marriott LAX Loan Combination balance.

■	Appraisal. According to the appraisal, the Marriott LAX Property has an “as-complete” appraised value of $300,800,000, which represents the appraised value of the Marriot LAX Property as of February 1, 2018 assuming completion of the property improvement plan. In addition, the appraiser concluded to an “as-is” appraised value of $257,000,000 as of February 1, 2017.

■	Environmental Matters. According to a Phase I environmental report dated February 14, 2017, the following recognized environmental condition exists at the Marriott LAX Property: the existence of soil and groundwater contamination (likely from an off-site source) with the potential for vapor intrusion at the hotel. At loan closing, the borrower covenanted to either (i) conduct a vapor intrusion study and, if necessary based on the results, install a vapor mitigation system or (ii) not conduct a study and install a vapor mitigation system to address a worst-case

LOAN #6: MARRIOTT LAX

scenario. In addition, the borrower deposited an upfront escrow of $50,000 to cover the cost of such work and provided lender with a secured creditor environmental insurance policy from Steadfast Insurance Company with a $3,000,000 limit, $25,000 deductible and 10-year term with a 3-year reporting tail.

The Marriott LAX Loan Combination documents do not require earthquake insurance. The seismic report indicated a probable maximum loss of 18.0%.

■	Market Overview and Competition. The Marriott LAX Property is located in Los Angeles, California, at the northeast corner of Century Boulevard and Airport Boulevard, located 0.4 miles east of the LAX Airport. The LAX Airport reported 80,921,527 passengers in 2016, which was an approximately 8% increase year over year and ranks 5th in the world and 4th in the United States in terms of passengers accommodated. In addition, the LAX Airport handles 71% of the passengers, 75% of the air cargo and 95% of the international passengers and cargo traffic in the six-county southern California region. The LAX Airport is undergoing an approximately $14 billion renovation and rebuild project of the entire airport to be completed by 2023 while over 20 projects in development include terminal improvements and upgrades, roadway improvements, runway and taxiway rehabilitation and improvement, and utilities and infrastructure components. The immediate area is characterized by airport-related uses including hotels, car rental facilities, airline reservation centers, distribution warehouses, air freight cargo, and commercial and office properties.

The Marriott LAX Property is located approximately 1.0 mile west of the San Diego Freeway (I-405) and approximately 2.9 miles southwest of Inglewood which is where the Los Angeles Rams and Los Angeles Chargers of the National Football League are building their new stadium. According to a third party market report, the estimated 2016 population within a one-, three- and five-mile radius of the Marriott LAX Property was 15,644, 240,748 and 649,549, respectively; the estimated 2016 average household income within a one-, three- and five-mile radius was $55,087, $77,365 and $88,223, respectively. A third party hospitality research report identified 5 other hotels within the Marriott LAX Property’s competitive set. Average daily rate for the competitive set has improved from $115.47 for the trailing twelve month period ending December 2014 to $149.00 for the trailing twelve month period ending December 2016, while occupancy dipped slightly, from 89.5% to 83.6% over the same period. As a result, revenue per available room (“RevPAR”) for the competitive set has improved from $103.40 to $124.54 over the same period.

The following table presents certain information related to the competitive properties identified in the appraisal for the Marriott LAX Property:

Marriott LAX Property Competitive Set(1)

Property	Year Opened	Number of Rooms(2)	Distance (in miles)	Appraiser’s Estimated 2016 Occupancy	Appraiser’s Estimated 2016 ADR	Appraiser’s Estimated 2016 RevPAR
Marriott LAX Property	1973	1,004	—	84.6%	$159.54	$135.04
Hilton LAX	1983	1,234	0.0	90.0%	$149.00	$134.10
Westin LAX	1986	740	0.6	95.0%	$152.00	$144.40
Sheraton Gateway LAX	1981	803	0.4	78.0%	$163.00	$127.14
Hyatt Regency LAX	1975	580	1.5	52.0%	$142.00	$73.84
Total / Wtd. Avg.		3,357		81.7%	$151.80	$124.29

(1)	Source: Appraisal.

(2)	Total Number of Rooms excludes rooms at the Marriott LAX Property.

■	The Borrower. The borrower is XLD LAX Owner, LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with origination of the Marriott LAX Loan Combination. XLD Group N.A. Real Estate Development, Inc. (“XLD Group”) is the guarantor of certain non-recourse carveouts under the Marriott LAX Loan Combination.

XLD Group was founded by Zhang Jun in 1997. Mr. Jun has been the CEO/COO since inception and is also CEO of Shanghai Yudu Real Estate Development Co., LTD. The XLD Group is involved in various industries including real estate investment, property development, eco-tourism, home improvement and construction projects, forestry and consulting services. The XLD Group also owns the Torrance Marriott Redondo Beach, which they acquired for approximately $74 million in November 2013. The Torrance Marriott Redondo Beach was its first investment outside of China.

■	Escrows. At loan closing, $12,975,832 was deposited by the borrower into the Marriott LAX FF&E Reserve (defined below) to fully fund the expected costs of the ongoing PIP and $50,000 was deposited by the borrower into an environmental reserve with the lender related to potential vapor intrusion. The Marriott LAX Loan Combination

LOAN #6: MARRIOTT LAX

documents do not require ongoing monthly deposits for tax and insurance reserves as long as the Marriott LAX Property continues to pay taxes and insurance directly. The Marriott LAX Loan Combination documents do not require ongoing deposits for FF&E reserves as long as the Marriott LAX Property continues to maintain a reserve with Marriott LAX Manager (defined below) for performance of FF&E work. In the event at any time deposits in the Marriott LAX FF&E Reserve are insufficient to pay in full the estimated cost of any required PIP work, the borrower is required to deposit with lender an amount equal to (i) 115% of the estimated cost to complete such PIP work, less (ii) the amounts allocated in the Marriott LAX FF&E Reserve to complete such work. The Marriott LAX FF&E Reserve is held by Marriott LAX Manager under its management agreement with the borrower. The lender has a security interest in the Marriott LAX FF&E Reserve which it may foreclose upon if the management agreement is no longer in effect.

Throughout the term of the Marriott LAX Loan Combination, the borrower is required to make monthly deposits in the seasonality reserve in an amount equal to the lesser of the excess cash flow available after debt service or 20% of the seasonality cap of $475,000. If on the October payment date of each calendar year the seasonality reserve balance is less than $475,000, all excess cash flow will thereafter be swept monthly into that account until the required $475,000 balance is achieved. The borrower may request a redetermination of the need for a seasonality reserve up to one time per calendar year and if the lender determines that a shortfall to pay monthly debt service did not exist during the preceding 12 months, remaining funds in the seasonality reserve will be released to the borrower and no further monthly deposits shall be required.

■	Lockbox and Cash Management. The Marriott LAX Loan Combination requires a lender-controlled hard lockbox account (the “Marriott LAX Loan Combination Lockbox”) which is already in place. Marriott Hotel Services, Inc. (the “Marriott LAX Manager”), under its management agreement with the borrower, collects all revenues generated by the Marriott LAX Property and pays all property expenses, makes deposits into a reserve held by the Marriott LAX Manager (the “Marriott LAX FF&E Reserve”) for FF&E and any property improvement plan (including the current PIP) and pays various fees payable to the Marriott LAX Manager and its affiliates. All excess cash flow after making such payments is required to be directed by the Marriott LAX Manager to the Marriott LAX Loan Combination Lockbox. Prior to the occurrence of a Marriott LAX Cash Trap Event Period, all excess cash flow in the Marriott LAX Loan Combination Lockbox after payment of all sums due and payable under the Marriott Lax Loan Combination documents will be remitted to the borrower. During a Marriott LAX Cash Trap Event Period, all excess cash flow in the Marriott LAX Loan Combination Lockbox after payment of all sums due and payable under the Marriott LAX Loan Combination documents will be retained by the lender as additional collateral.

A “Marriott LAX Cash Sweep Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default; (ii) the net cash flow debt service coverage ratio falling below 1.40x, (iii) the delivery of notice by the Marriott LAX Manager of any breach or default by the borrower that, with the passage of time and/or delivery of notice, permits the Marriott LAX Manager to terminate or cancel the hotel management agreement or (iv) the occurrence of an event of default by the borrower or the Marriott LAX Manager under the hotel operating agreement. A Marriott LAX Cash Trap Event Period will end, with regard to clause (i), upon the cure of such event of default; with regard to clause (ii), upon the net cash flow debt service coverage ratio being at least 1.40x for two consecutive calendar quarters, with regard to clause (iii), upon receipt of satisfactory evidence that the borrower has cured the default under the hotel management agreement or entered into a replacement hotel management agreement and with regard to clause (iv), the date on which lender has received satisfactory evidence that the hotel management agreement is in full force and effect with no default thereunder or borrower has entered into a replacement hotel management agreement.

■	Property Management. The Marriott LAX Property is managed by Marriott International, Inc.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Marriott LAX Loan Combination documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to 100% of the full replacement cost of the Marriott LAX Property. The Marriott Lax Loan Combination documents also require business interruption insurance covering no less than the 24-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #7: Hyatt regency louisville

LOAN #7: Hyatt regency louisville

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
Hyatt Regency Louisville
311 South 4th Street
Louisville, KY 40202
Charlestown
Goshen
Sellersburg
CLARK COUNTY AIRPORT
River Bluff
Prospect
Utica
Clarksville
INDIANA
Green Spring
Worthington
Glenview
New Albany
Jeffersonville
Murray Hill
Creekside
Northfield
Ohio River
Cherrywood Village
Woodlawn Park
Lyndon
Anchorage
Crescent Hill
St Matthews
Douglass Hills
Middletown
Louisville
Wellington
BOWMAN FIELD
Hurstbourne Acres
Audubon Park
Watterson Park
Shively
Jeffersontown
Newburg
Cloverleaf
LOUISVILLE INTERNATIONAL AIRPORT
KENTUCKY
Spring Mill
Hollow Creek
Greenwood
Kenwood Hill
Valley Station
South Park View
Okolana
Hollyvilla
Hillview
Hebron Estates
Fox Chase
Shepherdsville
Indianapolis
Cincinnati
OH
IN
KY
Louisville
Lexington

LOAN #7: Hyatt regency louisville

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	Louisville, Kentucky	Cut-off Date Balance		$38,540,000
Property Type	Hospitality	Cut-off Date Balance per Room		$98,066.16
Size (Rooms)	393	Percentage of Initial Pool Balance		3.9%
Total TTM Occupancy as of 3/31/2017	68.6%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 3/31/2017	68.6%	Type of Security		Fee Simple
Year Built / Latest Renovation	1978 / 2016	Mortgage Rate		4.04000%
Appraised Value(1)	$70,500,000	Original Term to Maturity (Months)		120
Appraisal Date	5/1/2018	Original Amortization Term (Months)		360
Borrower Sponsor	Pios Grande Holdings LLC	Original Interest Only Period (Months)		84
Property Management	Aimbridge Hospitality, LLC	First Payment Date		8/6/2017
		Maturity Date		7/6/2027

Underwritten Revenues	$22,016,115
Underwritten Expenses	$16,175,608
Underwritten Net Operating Income (NOI)	$5,840,507	Escrows(2)
Underwritten Net Cash Flow (NCF)	$4,739,701		Upfront	Monthly
Cut-off Date LTV Ratio(1)	54.7%	Taxes	$390,781	$48,848
Maturity Date LTV Ratio(1)	51.8%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF	2.63x / 2.14x	FF&E(3)	$0	$90,694
Debt Yield Based on Underwritten NOI / NCF	15.2% / 12.3%	Other(4)	$3,047,794	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$38,540,000	55.1%	Purchase Price	$65,750,000	94.1%
Principal’s New Cash Distribution	$31,366,905	44.9	Reserves	3,438,575	4.9
			Closing Costs	718,329	1.0

Total Sources	$69,906,905	100.0%	Total Uses	$69,906,905	100.0%

(1)	The Appraised Value represents the “as-complete” appraised value, as of May 1, 2018, which assumes the completion of the approximately $3.0 million PIP. The “as-is” appraised value for the Hyatt Regency Louisville Property is $66,500,000 as of May 1, 2017. Based on the “as-is” appraised value, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are 58.0% and 54.9%, respectively. In addition, the appraiser provided an “as-stabilized” appraised value of $73,000,000, as of May 1, 2019, which assumes a stabilized occupancy and ADR of 72.0% and $178.36, respectively. Based on the “as-stabilized” appraised value, the Maturity Date LTV Ratio is 50.0%.

(2)	See “—Escrows” below.

(3)	The Hyatt Regency Louisville Loan documents require deposits into the FF&E Reserve on each monthly payment date in an amount equal to the greatest of (i) 5.0% of the projected rents for the prior month as set forth in the most recent approved annual budget, (ii) the then-current amount required by the hotel management agreement or (iii) the then-current amount required by the franchise agreement for approved capital expenditures and the repair and replacement of furniture, fixtures and equipment (“FF&E”) (initially $90,694, based on the borrower’s budget).

(4)	Other upfront escrows include $3,008,794 upfront for a property improvement plan (“PIP”) and $39,000 for deferred maintenance, which represents 120% of the recommended amount from the property condition report.

■	The Mortgage Loan. The mortgage loan (the “Hyatt Regency Louisville Loan”) is secured by a first mortgage encumbering the borrower’s fee simple interest in a 393-room full service hotel located in Louisville, Kentucky (the “Hyatt Regency Louisville Property”). The Hyatt Regency Louisville Loan had an original principal balance of $38,540,000, has an outstanding balance as of the Cut-off Date of $38,540,000 and represents 3.9% of the Initial Pool Balance. The Hyatt Regency Louisville Loan, which has an interest rate of 4.04000% per annum, was originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”) (an affiliate of German American Capital Corporation) on June 29, 2017. The proceeds of the Hyatt Regency Louisville Loan, along with approximately $31.37 million of equity contributed by the sponsor, were used to acquire the Hyatt Regency Louisville Property for $65.75 million, fund reserves and pay origination costs.

The Hyatt Regency Louisville Loan had an initial term of 120 months, has a remaining term of 117 months as of the Cut-off Date and requires monthly payments of interest only through the due date in July 2024, after which it requires monthly payments of principal and interest based on a 30-year amortization schedule. The scheduled maturity date of the Hyatt Regency Louisville Loan is the due date in July 2027. On or after the due date in August 2019 and prior to the due date in March 2027, the Hyatt Regency Louisville Loan may be prepaid in whole only, together with all unpaid interest accrued to the date of prepayment (or if prepayment is not made on a due date, interest accrued for the full interest period in which the prepayment date falls), and a prepayment fee equal to the greater of (x) 1.00% of the amount being prepaid and (y) a yield maintenance premium. In addition, voluntary prepayment of the Hyatt Regency Louisville Loan, in whole only, together with accrued interest as described above, but without a prepayment premium or yield maintenance charge, is permitted on or after the due date in March 2027.

■	The Mortgaged Property. The Hyatt Regency Louisville Property is a full service hotel containing 393 rooms located in Louisville, Kentucky. The 19-story hotel building is situated on a 0.85 acre site along South 4th Street in Downtown Louisville. The Hyatt Regency Louisville Property operates under a Hyatt Franchising, L.L.C. (“Hyatt”) franchise agreement that expires in June 2037. The Hyatt Regency Louisville Property is the only full service Hyatt branded hotel in Louisville, Kentucky.

LOAN #7: Hyatt regency louisville

The Hyatt Regency Louisville Property was built in 1978 and recently underwent a major renovation under the previous owner, Hyatt, totaling approximately $17.9 million ($45,590 per room) that started in 2014 and extended through 2016. The renovation consisted of a complete guestroom remodel and upgrades to the building’s systems. Prior to 2014, the Hyatt Regency Louisville Property had approximately $13.3 million of capital improvements completed to update the ballroom, meeting rooms, 4th Street entrance, lobby and the restaurant.

Recent Capital Expenditures
Year	Amount $	Per Room	Scope of Renovation
2008	$1,529,000	$3,891	Retail Renovation
2009	$1,543,000	$3,926	Ballroom
2010	$1,959,000	$4,985	Meeting Rooms
2011	$2,776,000	$7,064	4th Street Entrance
2012	$4,199,000	$10,684	Lobby & Restaurant
2013	$1,274,000	$3,242	4th Street Entrance
2014	$1,730,000	$4,402	Engineering
2015	$9,921,000	$25,244	Guest Rooms
2016	$6,266,000	$15,944	Guest Rooms
Total	$31,197,000	$79,382

In addition, there is a Hyatt PIP in place requiring investment of an additional approximately $3.0 million primarily to further renovate the meeting spaces, with additional updates to the lobby restrooms, modernization of the parking elevator garages, resurfacing the tennis court and installing motion sensor lighting in the guestrooms. The PIP is generally required to be completed within 12-24 months after the loan origination date. Upon completion of the PIP, a total of approximately $34.2 million ($87,038 per room) will have been spent renovating the Hyatt Regency Louisville Property since 2008.

Property Improvement Plan
Scope of PIP	Amount $
Public Restrooms	$40,000
Guest / Public Elevators	$250,000
Dining	$1,000
Meeting & Event Space	$1,900,000
Activities & Services	$15,000
Guestroom Experience	$160,000
Miscellaneous	$642,794
Total	$3,008,794

The Hyatt Regency Louisville Property features 393 guestrooms comprised of 194 king guestrooms, 189 double/queen guestrooms and 10 suites. The standard guestrooms average approximately 365 SF. All standard guestrooms and suites feature a work desk and chair, one or two nightstands, 65-inch flat screen televisions, a sofa chair, an iron/ironing board, an in-room coffee/tea maker and a temperature control system. Property amenities include the Sway Restaurant & Lounge, a Chipotle, a Starbucks (expected to open by year-end), an indoor pool, outdoor tennis courts, a fitness center, a business center, and 25,528 SF of meeting and event space across 15 rooms, the largest of which is 9,280 SF. In addition, there is a rotating rooftop meeting space, Spire, that can accommodate up to 150 guests. The Hyatt Regency Louisville Property offers 615 parking spaces available for valet and self-parking in the adjacent parking garage. The parking garage is owned by the Kentucky State Fair Board and is leased to the borrower under a parking lease through 2028 with one 20-year extension option remaining. The Hyatt Regency Louisville Property also includes a skybridge connecting it to the Kentucky International Convention Center, which is currently undergoing a renovation estimated to cost approximately $207 million.

LOAN #7: Hyatt regency louisville

The following table presents certain information relating to the 2016 demand analysis with respect to the Hyatt Regency Louisville Property based on market segmentation, as provided in the appraisal for the Hyatt Regency Louisville Property:

2016 Accommodated Room Night Demand(1)

Property	Commercial	Meeting and Group	Leisure
Hyatt Regency Louisville Property	25%	55%	20%
Seelbach Hilton Louisville	40%	45%	15%
The Brown Hotel	35%	40%	25%
The Galt House	25%	55%	20%
Louisville Marriott Downtown	30%	55%	15%
Embassy Suites Louisville Downtown	40%	45%	15%
Hilton Garden Inn Louisville Downtown	40%	45%	15%

(1)	Source: Appraisal.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Hyatt Regency Louisville Property:

Cash Flow Analysis(1)

	2014	2015(2)	2016(2)	TTM 3/31/2017(2)	Underwritten	Underwritten $ per Room
Room Revenue	$15,784,581	$14,979,462	$15,423,709	$15,454,164	$15,454,164	$39,324
Food & Beverage Revenue	6,485,269	5,890,661	5,468,600	5,594,202	5,594,202	14,235
Other Revenue	824,573	795,577	851,547	866,602	967,749	2,462
Total Revenue	$23,094,423	$21,665,700	$21,743,856	$21,914,968	$22,016,115	$56,021

Room Expense	$3,854,819	$3,539,291	$3,644,824	$3,609,060	$3,609,060	$9,183
Food & Beverage Expense	4,368,859	4,105,149	4,018,373	3,914,510	3,914,510	9,961
Other Expense	538,009	487,643	489,386	501,526	512,259	1,303
Total Departmental Expense	8,761,687	8,132,083	8,152,583	8,025,096	8,035,829	20,447
Total Undistributed Expense	6,696,914	6,553,873	6,625,936	6,652,049	7,452,897	18,964
Total Fixed Charges	764,327	766,404	767,423	765,397	686,882	1,748
Total Operating Expenses	$16,222,928	$15,452,360	$15,545,942	$15,442,541	$16,175,608	$41,159

Net Operating Income	$6,871,495	$6,213,340	$6,197,914	$6,472,427	$5,840,507	$14,861
FF&E	923,777	866,628	869,754	876,599	1,100,806	2,801
Net Cash Flow	$5,947,718	$5,346,712	$5,328,160	$5,595,827	$4,739,701	$12,060

Occupancy	76.4%	67.1%	67.6%	68.6%	68.6%
NOI Debt Yield	17.8%	16.1%	16.1%	16.8%	15.2%
NCF DSCR	2.68x	2.41x	2.40x	2.52x	2.14x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The Hyatt Regency Louisville Property was undergoing a renovation from October 2015 until March 2016, which caused some room displacement. In addition, the Kentucky International Convention Center, connected to the hotel via a skybridge, began its renovation in August 2016.

■	Appraisal. According to the appraisal, the Hyatt Regency Louisville Property had an “as-is” appraised value of $66,500,000 as of May 1, 2017. The “as complete” appraised value is $70,500,000 as of May 1, 2018. The “as complete” value assumes the completion of the approximately $3.0 million PIP, which was reserved in full at origination. In addition, the appraiser provided an “as-stabilized” appraised value of $73,000,000, as of May 1, 2019, which assumes a stabilized occupancy and ADR of 72.0% and $178.36, respectively.

Appraisal Approach	Value	Discount Rate	Terminal Capitalization Rate
Discounted Cash Flow Approach(1)	$66,300,000	11.00%	9.96%
Discounted Cash Flow Approach(2)	$70,600,000	11.00%	9.97%
Discounted Cash Flow Approach(3)	$73,000,000	11.00%	9.99%

(1)	Based on the “as-is” appraised value assumptions.

(2)	Based on the “as complete” appraised value assumptions.

(3)	Based on the “as stabilized” appraised value assumptions.

■	Environmental Matters. The Phase I environmental report, dated June 26, 2017, recommended the implementation of an asbestos O&M plan, which is currently in place. In addition, a limited Phase II investigation was conducted with

LOAN #7: Hyatt regency louisville

respect to a dry cleaner formerly located at the Hyatt Regency Louisville Property. Three soil samples were collected in April 2017 in the area of the former dry cleaner that showed acetone and tetrachloroethylene at levels above detection limits in soil. However, the samples did not exceed respective regional screening levels for resident and composite workers. Based on the results of the soil gas and indoor air sampling, the environmental site assessment did not identify the former dry cleaner as a recognized environmental condition and recommended no further action. The Phase II environmental report, dated May 3, 2017, also recommended no further action.

■	Market Overview and Competition. The Hyatt Regency Louisville Property is located in downtown Louisville adjacent to the Kentucky International Convention Center and the immediate area surrounding the Hyatt Regency Louisville Property includes Fourth Street Live!, a 350,000 SF entertainment and retail complex, KFC Yum! Center, a multi-purpose sports arena that is home to the University of Louisville’s basketball teams, Churchill Downs, home of the Kentucky Derby, Louisville Slugger Field, and the Louisville Zoo. The Louisville International Airport is located approximately five miles from the Hyatt Regency Louisville Property.

The overall segmentation of the Hyatt Regency Louisville Property is 25.0% commercial, 55.0% meeting and group and 20.0% leisure as reflected in the “2016 Accommodated Room Night Demand” table above. According to the appraisal, the hotel demand in the market is split between transient guests and group/corporate business. The Hyatt Regency Louisville Property is surrounded by numerous office towers with notable tenants such as Humana, JPMorgan Chase, UPS, BB&T, Republic Bank & Trust, and Norton Healthcare.

The Kentucky International Convention Center, connected to the Hyatt Regency Louisville Property via skybridge, is a multi-purpose facility that consists of 140,000 SF of flexible, divisible exhibit space, including 30,000 SF of ballroom space, 51 meeting rooms, and a 175-person conference theatre. The Kentucky International Convention Center closed in August 2016 to undergo an approximately $207 million renovation with plans to finish by the summer of 2018. The renovation is anticipated to increase exhibit space by more than one-third, to over 200,000 SF. Additionally, the Kentucky Exposition Center is located in Louisville adjacent to the Louisville International Airport and is the nation’s sixth largest convention center. The center consists of approximately 1.2 million SF of indoor space including 54 flexible meeting rooms ranging in size from 590 SF to a maximum of 25,000 SF, Freedom Hall which has a capacity of 19,169 people, and Broadbent Arena which has a capacity of 6,600 people. The Kentucky Exposition Center has approximately 19,000 lighted parking spaces and approximately 13,000 hotel rooms within a close vicinity.

The appraiser identified two hotel projects, totaling 927 rooms, which are under construction that are directly competitive with the Hyatt Regency Louisville Property. A 30-story, 612-room Omni Hotel is under construction at 400 2nd Street, less than a half mile east of the Hyatt Regency Louisville Property with an estimated completion date in April 2018. In addition, a dual branded Westin/Moxy Hotel is proposed for a site at 101 West Main Street. The hotel is expected to consist of a 110-room Moxy Hotel and a 205-room Westin Hotel with separate entrances and has an estimated completion date in 2019. The Omni Hotel and Westin/Moxy Hotel are expected to operate at higher average daily rates than the Hyatt Regency Louisville Property. The appraiser also identified six non-competitive hotel projects, totaling 657 rooms, which either recently opened or are currently under construction. Given the differences in product-type, amenities, facilities and ADR-positioning, the appraiser did not anticipate these hotels to be directly competitive with the Hyatt Regency Louisville Property.

LOAN #7: Hyatt regency louisville

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Hyatt Regency Louisville Property and its competitive set, as provided in a market research report for the Hyatt Regency Louisville Property:

Historical Statistics

	Hyatt Regency Louisville			Competitive Set			Penetration
	2015(1)	2016(1)	TTM 7/31/2017(2)	2015(1)	2016(1)	TTM 7/31/2017(2)	2015(1)	2016(1)	TTM 7/31/2017(2)
Occupancy	67.1%	67.6%	66.9%	65.8%	65.8%	62.6%	101.9%	102.8%	106.9%
ADR	$155.66	$158.67	$157.63	$153.90	$154.99	$159.07	101.1%	102.4%	99.1%
RevPAR	$104.43	$107.23	$105.48	$101.34	$101.92	$99.55	103.0%	105.2%	106.0%

(1)	Source: December 2016 travel research report. The competitive set contains the following properties: Seelbach Hilton Louisville, The Brown Hotel, The Galt House and the Louisville Marriott Downtown.

(2)	Source: July 2017 travel research report. The competitive set contains the following properties: Seelbach Hilton Louisville, The Brown Hotel, The Galt House, Louisville Marriott Downtown, Embassy Suites Louisville Downtown and Hilton Garden Inn Louisville Downtown.

Hyatt Regency Louisville Property Competitive Set(1)

Property	Number of Rooms	Year Built
Hyatt Regency Louisville	393	1978
Seelbach Hilton Louisville	321	1905
The Brown Hotel	293	1920
The Galt House	1,239	1985
Louisville Marriott Downtown	616	2005
Embassy Suites Louisville Downtown	304	2015
Hilton Garden Inn Louisville Downtown	162	2014
Total(2)	2,935

(1)	Source: July 2017 travel research report.

(2)	Total excludes the Hyatt Regency Louisville Property.

■	The Borrower. The borrower is Pios Grande Louisville HR LLC, a single purpose, single asset entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Hyatt Regency Louisville Loan. The non-recourse carve-out guarantor is Pios Grande Holdings LLC, a company involved in the investment, management and development of commercial real estate for approximately 30 years. Pios Grande Holdings LLC is managed by Rocco A. Abessinio, founder and CEO of Roch Capital Inc. Roch Capital Inc. is a Philadelphia based private investment firm that invests in hospitality, office, medical, apartments, student housing, and land for development. They currently own and manage approximately 707,000 SF of office space in Delaware, Florida, and Pennsylvania, as well as 823 rooms of hospitality space, not including the Hyatt Regency Louisville Property, across two hotels in Florida and Maryland.

■	Escrows. On the origination date, the borrower funded reserves of (i) $390,781 into a tax reserve account, (ii) $3,008,794 into a PIP reserve account and (iii) $39,000 into a deferred maintenance reserve account.

On each due date, the borrower is required to fund (i) a tax reserve in an amount equal to one-twelfth of the amount lender estimates will be necessary to pay taxes over the then succeeding 12-month period (initially $48,848), (ii) an insurance reserve in an amount equal to one-twelfth of the amount the lender estimates will be necessary to pay insurance premiums over the then succeeding 12-month period, however, the monthly insurance reserve deposit is waived if the borrower is maintaining blanket insurance policies in accordance with the Hyatt Regency Louisville Loan documents and (iii) a reserve for FF&E, in an amount equal to the greatest of (a) 5.0% of the projected rents for the prior month as set forth in the most recent approved annual budget, (b) the then-current amount required by the hotel management agreement or (c) the then-current amount required by the franchise agreement for approved capital expenditures and the repair and replacement of FF&E.

■	Lockbox and Cash Management. The Hyatt Regency Louisville Loan is structured with a hard lockbox and springing cash management. All credit card receipts are required to be transmitted directly by the tenant or credit card issuer into a lender-controlled lockbox account and all other money received by the borrower with respect to the Hyatt Regency Louisville Property is required to be deposited into such lockbox account within one business day following receipt. Unless a Hyatt Regency Louisville Trigger Period (as defined below) is continuing, all amounts on deposit in the lockbox account are required to be swept daily into the borrower’s operating account. During the continuance of a Hyatt Regency Louisville Trigger Period, all amounts on deposit in the lockbox account are required to be swept daily into an account controlled by the lender and applied, provided that no event of default is continuing under the Hyatt

LOAN #7: Hyatt regency louisville

Regency Louisville Loan, to the payment of debt service, the funding of required reserves, and budgeted monthly operating expenses, approved extraordinary expenses and all remaining cash flow is required to be deposited into an account to be held as additional security for the Hyatt Regency Louisville Loan during the continuance of such Hyatt Regency Louisville Trigger Period.

A “Hyatt Regency Louisville Trigger Period” will commence upon the occurrence of (i) an event of default or (ii) a Hyatt Regency Louisville Low Debt Service Period (as defined below) and will continue until, (a) in the case of clause (i), a cure of such event of default has been accepted by the lender and (b) in the case of clause (ii), the Hyatt Regency Louisville Low Debt Service Period has ended.

A “Hyatt Regency Louisville Low Debt Service Period” occurs if the amortizing net cash flow debt service coverage ratio is less than 1.25x for any calendar quarter, until such time that the debt service coverage ratio is at least 1.30x for two consecutive calendar quarters.

■	Property Management. The Hyatt Regency Louisville Property is subject to a hotel management agreement with Aimbridge Hospitality, LLC.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not Permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Hyatt Regency Louisville Property. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, the lender is required to accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #8: CORPORATE WOODS PORTFOLIO

LOAN #8: CORPORATE WOODS PORTFOLIO

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
Prairie Village
KANSAS
MISSOURI
Lenexa
Overland Park
Shawnee Mission Medical Center
Oak Park Mall
Metcalf South Shopping Center
Meadowbrook Golf and Country Club
Ward Parkway Shopping Center
Overland Park Regional Medical Center
Brookridge Golf & Country Club
St Joseph Medical Center
Johnson County Community College
Rosana Square
Town Center Plaza
Menorah Medical Center
St Luke's South Hospital
University of Kansas Edwards
Avila University
COLLEGE BLVD
W 95TH ST
W 119TH ST
W 135TH ST

Corporate Woods Portfolio

	PROPERTY NAME	ADDRESS	CITY, STATE	ZIP
1	Corporate Woods - Building 82	10851 Mastin Boulevard	Overland Park, KS	66210
2	Corporate Woods - Building 40	9401 Indian Creek Parkway	Overland Park, KS	66210
3	Corporate Woods - Building 84	10801 Mastin Boulevard	Overland Park, KS	66210
4	Corporate Woods - Building 32	9225 Indian Creek Parkway	Overland Park, KS	66210
5	Corporate Woods - Building 34	10950 Grandview Drive	Overland Park, KS	66210
6	Corporate Woods - Building 14	8717 West 110th Street	Overland Park, KS	66210
7	Corporate Woods - Building 70	9900 West 109th Street	Overland Park, KS	66210
8	Corporate Woods - Building 9	9200 Indian Creek Parkway	Overland Park, KS	66210
9	Corporate Woods - Building 6	8900 Indian Creek Parkway	Overland Park, KS	66210
10	Corporate Woods - Building 12	10975 Benson Drive	Overland Park, KS	66210
11	Corporate Woods - Building 27	10975 Grandview Drive	Overland Park, KS	66210
12	Corporate Woods - Building 51	9393 West 110th Street	Overland Park, KS	66210
13	Corporate Woods - Building 55	9300 West 110th Street	Overland Park, KS	66210
14	Corporate Woods - Building 65	9900 College Boulevard	Overland Park, KS	66210
15	Corporate Woods - Building 3	8700 Indian Creek Parkway	Overland Park, KS	66210
16	Corporate Woods - Building 75	10800 Farley Street	Overland Park, KS	66210

Atchison
Excelsior Springs
Leavenworth
Liberty
Gladstone
Kansas City
MISSOURI
Independence
Shawnee
Raytown
Prairie Village
KANSAS
Lee's Summit
Grandview
Overland Park

LOAN #8: CORPORATE WOODS PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	16	Loan Seller		CREFI
Location (City/State)	Overland Park, Kansas	Cut-off Date Balance(3)		$35,577,660
Property Type	Various	Cut-off Date Balance per SF(2)		$108.68
Size (SF)	2,033,179	Percentage of Initial Pool Balance		3.6%
Total Occupancy as of 5/31/2017	92.7%	Number of Related Mortgage Loans		None
Owned Occupancy as of 5/31/2017	92.7%	Type of Security		Fee Simple
Year Built / Latest Renovation	Various	Mortgage Rate		4.45000%
Appraised Value(1)	$299,100,000	Original Term to Maturity (Months)		120
Appraisal Date(1)	6/15/2017	Original Amortization Term (Months)		360
Borrower Sponsor	Raymond Massa	Original Interest Only Period (Months)		NAP
Property Management	Block Real Estate Services, LLC	First Payment Date		10/6/2017
		Maturity Date		9/6/2027

Underwritten Revenues	$45,713,777
Underwritten Expenses	$23,101,714	Escrows(4)
Underwritten Net Operating Income (NOI)	$22,612,063		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$19,853,093	Taxes	$6,258,114	$625,811
Cut-off Date LTV Ratio(1)(2)	73.9%	Insurance	$0	$0
Maturity Date LTV Ratio(1)(2)	59.7%	Replacement Reserve	$0	$38,258
DSCR Based on Underwritten NOI / NCF(2)	1.69x / 1.48x	TI/LC(5)	$7,500,000	$0
Debt Yield Based on Underwritten NOI / NCF(2)	10.2% / 9.0%	Other(6)	$2,101,654	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$221,250,000	73.8%	Purchase Price	$280,000,000	93.5%
Principal’s New Cash Contribution	69,445,915	23.2	Reserves	15,859,767	5.3
Other Sources(7)	8,908,267	3.0	Closing Costs	3,193,771	1.1
			Other Uses	550,644	0.2
Total Sources	$299,604,182	100.0%	Total Uses	$299,604,182	100.0%

(1)	The Appraised Value represents the “As Portfolio” bulk appraised value as of June 15, 2017, which is inclusive of a $3,600,000 portfolio premium. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio are calculated based upon the Appraised Value of $299,100,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the sum of the individual “as-is” appraised values of the Corporate Woods Portfolio Properties (as defined below) of $295,500,000, which excludes the portfolio premium, are 74.8% and 60.4%, respectively.

(2)	Calculated based on the aggregate outstanding principal balance of the Corporate Woods Portfolio Loan Combination (as defined below).

(3)	The Cut-off Date Balance of $35,577,660 represents the non-controlling note A-2 of the $221,250,000 Corporate Woods Portfolio Loan Combination, which is evidenced by six pari passu notes and was co-originated by Citi Real Estate Funding Inc. (“CREFI”) and Morgan Stanley Bank, N.A. (“MSBNA”). The related companion loans are evidenced by (i) the controlling note A-1-A and non-controlling note A-3, which have an aggregate outstanding principal balance as of the Cut-off Date of $49,933,557 and were contributed to the CGCMT 2017-P8 securitization transaction, (ii) the non-controlling note A-1-B, which has an outstanding principal balance as of the Cut-off Date of $24,966,779, is currently held by CREFI and is expected to be contributed to one or more future commercial mortgage securitization transactions, (iii) the non-controlling note A-4, which has an outstanding principal balance as of the Cut-off Date of $70,531,150 and was contributed to the BANK 2017-BNK7 securitization transaction and (iv) the non-controlling note A-5, which has an outstanding principal balance as of the Cut-off Date of $39,946,846, is currently held by MSBNA and is expected to be contributed to the MSBAM 2017-C34 securitization transaction. See “—The Mortgage Loan” below.

(4)	See “—Escrows” below.

(5)	The TI/LC reserve is capped at $7,500,000. The borrower is not required to make an ongoing TI/LC reserve deposit unless the TI/LC reserve account balance falls below the TI/LC minimum balance of $5,000,000, after which, on each monthly payment date, the borrower must make an ongoing TI/LC reserve deposit equal to $169,428 until the TI/LC reserve balance equals or exceeds the TI/LC Cap of $7,500,000.

(6)	Upfront Other reserves include a reserve for unfunded tenant obligations ($1,481,165) and deferred maintenance ($620,488).

(7)	Other Sources are comprised of real estate tax prorations ($4,255,153), prepaid rent ($2,791,756), security deposits ($1,711,995) and various other credits ($149,363) that were transferred to the purchaser on the origination date of the Corporate Woods Portfolio Loan Combination (as defined below).

■	The Mortgage Loan. The mortgage loan (the “Corporate Woods Portfolio Loan”) is part of a loan combination (the “Corporate Woods Portfolio Loan Combination”) evidenced by six pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in 15 office buildings and one retail building, located in an office complex, totaling 2,033,179 SF located in Overland Park, Kansas (the “Corporate Woods Portfolio Properties”). The Corporate Woods Portfolio Loan, which is evidenced by the non-controlling note A-2, had an original principal balance of $35,625,000, has an outstanding principal balance as of the Cut-off Date of $35,577,660 and represents approximately 3.6% of the Initial Pool Balance. The related companion loans are evidenced by (i) the controlling note A-1-A and non-controlling note A-3, which have an aggregate outstanding principal balance as of the Cut-off Date of $49,933,557 and were contributed to the CGCMT 2017-P8 securitization transaction, (ii) the non-controlling note A-1-B, which has an outstanding principal balance as of the Cut-off Date of $24,966,779, is currently held by CREFI and is expected to be contributed to one or more future commercial mortgage securitization transactions, (iii) the non-controlling note A-4, which has an outstanding principal balance as of the Cut-off Date of $70,531,150 and was contributed to the BANK 2017-BNK7 securitization transaction and (iv) the non-controlling note A-5, which has an outstanding principal balance as of the Cut-off Date of $39,946,846, is currently held by MSBNA and is expected to be contributed to the MSBAM 2017-C34 securitization transaction. The Corporate Woods Portfolio Loan Combination, which accrues interest at an interest rate of 4.45000% per annum, was co-originated by CREFI and MSBNA on August 9, 2017, had an original principal balance of $221,250,000 and has an outstanding principal balance as of the Cut-off Date of $220,955,991. The proceeds of the Corporate Woods Portfolio Loan Combination were primarily used to acquire the Corporate Woods Portfolio Properties, fund reserves and pay origination costs.

LOAN #8: CORPORATE WOODS PORTFOLIO

Note Summary

Note(s)	Current or Anticipated Holder of Securitized Note	Aggregate Cut-off Date Balance
Corporate Woods Portfolio Loan
A-2	CGCMT 2017-C4	$35,577,660
Corporate Woods Portfolio Pari Passu Companion Loans
A-1-A and A-3	CGCMT 2017-P8	$49,933,557
A-1-B	CREFI(1)	$24,966,779
A-4	BANK 2017-BNK7	$70,531,150
A-5	MSBAM 2017-C34(2)	$39,946,846

(1)	Expected to be contributed to one or more future securitization transactions.

(2)	Expected to be contributed to the related securitization transaction upon closing of such securitization transaction.

The Corporate Woods Portfolio Loan Combination had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Corporate Woods Portfolio Loan Combination requires monthly payments of principal and interest for the term of the Corporate Woods Portfolio Loan Combination. The scheduled maturity date of the Corporate Woods Portfolio Loan Combination is the due date in September 2027. At any time after the earlier of August 9, 2020 and the second anniversary of the securitization of the last portion of the Corporate Woods Portfolio Loan Combination, the Corporate Woods Portfolio Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Corporate Woods Portfolio Loan Combination documents. Voluntary prepayment of the Corporate Woods Portfolio Loan Combination is permitted on or after the due date occurring in April 2027 without payment of any prepayment premium. In the event the lender applies casualty or condemnation proceeds exceeding 30% of the allocated loan amount with respect to a Corporate Woods Portfolio Property, the borrower has the right to prepay a portion of the Corporate Woods Portfolio Loan Combination and obtain the release of the applicable property in accordance with the provisions of the Corporate Woods Portfolio Loan Combination documents.

■	The Mortgaged Properties. The Corporate Woods Portfolio Properties are comprised of 16 buildings located within Corporate Woods, a 29-building master-planned, suburban office park and retail environment in Overland Park, Kansas, located approximately 15 miles southwest of the Kansas City central business district (“CBD”). Of the 16 buildings serving as collateral for the Corporate Woods Portfolio Loan Combination, 15 are Class A or Class B office buildings totaling 2,004,567 SF and one is a 28,612 SF retail shopping center building. A DoubleTree Hotel and six other office buildings are part of Corporate Woods, but are not collateral for the Corporate Woods Portfolio Loan Combination. The Corporate Woods Portfolio Properties were constructed in stages between 1977 and 2001 and prior owners have invested capital into the Corporate Woods Portfolio Properties on an ongoing basis. The Corporate Woods Portfolio Properties are positioned at the southeast corner of Interstate 435 and U.S. Highway 69, are situated on a 160.8-acre site and provide for 7,708 parking spaces, which equates to a ratio of 3.8 spaces per 1,000 SF. As of May 31, 2017, the Corporate Woods Portfolio Properties were 92.7% leased to approximately 280 tenants.

LOAN #8: CORPORATE WOODS PORTFOLIO

The following table presents certain information related to the individual Corporate Woods Portfolio Properties:

Corporate Woods Portfolio Building Summary

Building	Year Built	Building GLA	Building Occupancy as of 5/31/2017	Allocated Loan Combination Original Balance	% Allocated Loan Combination Original Balance	Appraised Value	% Appraised Value	Replacement Cost	Appraisal Market Rent $ per SF(1)	UW Base Rent $ per SF
82	2001	245,413	98.2%	$34,441,624	15.6%	$46,000,000	15.6%	$53,145,129	$27.00	$27.02
40	1981	300,043	96.8%	32,420,051	14.7	43,300,000	14.7	47,059,741	$24.00	$22.82
84	1998	241,573	83.1%	31,596,447	14.3	42,200,000	14.3	53,145,129	$27.00	$25.33
32	1985	208,244	98.5%	23,809,645	10.8	31,800,000	10.8	32,034,249	$24.00	$21.92
34	1978	97,023	100.0%	11,530,457	5.2	15,400,000	5.2	14,568,965	$23.00	$22.73
14	1981	120,385	96.7%	10,781,726	4.9	14,400,000	4.9	18,974,570	$21.50	$19.79
70	1987	100,809	94.6%	10,257,614	4.6	13,700,000	4.6	15,137,471	$23.00	$24.92
9	1984	99,400	92.7%	9,583,756	4.3	12,800,000	4.3	15,722,193	$22.00	$21.56
6	1979	108,395	83.8%	9,508,883	4.3	12,700,000	4.3	16,821,364	$21.00	$20.39
12	1986	98,648	80.6%	9,359,137	4.2	12,500,000	4.2	17,470,510	$23.00	$22.23
27	1978	96,518	95.2%	9,134,518	4.1	12,200,000	4.1	14,975,598	$22.00	$21.89
51	1977	89,789	94.2%	7,861,675	3.6	10,500,000	3.6	13,482,708	$21.25	$20.53
55	1977	89,221	88.4%	7,711,929	3.5	10,300,000	3.5	13,397,418	$22.25	$21.03
65	1982	28,612	100.0%	4,941,624	2.2	6,600,000	2.2	2,464,918	$20.00	$19.01
3	1979	60,950	81.2%	4,941,624	2.2	6,600,000	2.2	9,336,100	$21.00	$20.51
75	1980	48,156	88.9%	3,369,289	1.5	4,500,000	1.5	7,664,564	$20.00	$19.21
Total / Wtd. Avg.		2,033,179	92.7%	$221,250,000	100.0%	$295,500,000	100.0%	$345,400,627	$23.63	$22.80

(1)	Appraisal Market Rent $ per SF is quoted on a modified gross basis for all buildings except Building 65, which is quoted on a triple net basis.

Corporate Woods Portfolio Largest Tenants by Building

Building	Building GLA	Building Occupancy as of 5/31/2017	Building Largest Tenant	Largest Tenant GLA	Largest Tenant % Building GLA	Largest Tenant Lease Expiration
3	60,950	81.2%	DeMars Pension Consulting Services, Inc.	10,247	16.8%	9/30/2021
6	108,395	83.8%	National Crop Insurance Services, Inc.	18,522	17.1%	9/30/2019
9	99,400	92.7%	University of Kansas Hospital Authority	16,785	16.9%	8/31/2018
12	98,648	80.6%	Lansing Trade Group, LLC	44,496	45.1%	1/31/2018
14	120,385	96.7%	Propharma Group, Inc.	16,218	13.5%	2/28/2021
27	96,518	95.2%	CSC Covansys Corporation	16,550	17.1%	3/31/2022
32	208,244	98.5%	Amerigroup Corp. & Amerigroup Kansas, Inc.	39,056	18.8%	12/31/2020
34	97,023	100.0%	TMFS Holdings, LLC	33,100	34.1%	3/1/2027
40	300,043	96.8%	Coventry Health Care of Kansas, Inc.	69,640	23.2%	12/31/2023
51	89,789	94.2%	RGN-Overland Park I, LLC	15,796	17.6%	5/31/2020
55	89,221	88.4%	Emerson Electric Co.	10,073	11.3%	3/31/2020
65	28,612	100.0%	Garozzo’s III, Inc.	5,575	19.5%	9/30/2021
70	100,809	94.6%	Compass Minerals International, Inc.	60,699	60.2%	2/29/2020
75	48,156	88.9%	Multi Service Technology Solutions, Inc.	12,182	25.3%	11/30/2017
82	245,413	98.2%	PNC Bank National Association	159,270	64.9%	10/31/2019
84	241,573	83.1%	Scoular Company	37,432	15.5%	8/31/2020
Total / Wtd. Avg.	2,033,179	92.7%		565,641	27.8%

LOAN #8: CORPORATE WOODS PORTFOLIO

Ten Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
PNC Bank National Association	A+ / A3 / A-	159,270	7.8%	$4,665,105	10.6%	$29.29	10/31/2019(3)	2, 5-year options
Coventry Health Care of Kansas, Inc.	A- / Baa2 / NR	69,640	3.4	1,532,080	3.5	$22.00	12/31/2023	1, 5-year option
Compass Minerals International, Inc.	NR / B1 / BB	60,699	3.0	1,504,728	3.4	$24.79	2/29/2020	1, 5-year option
Lathrop & Gage, LLP	NR / NR / NR	39,993	2.0	1,081,091	2.5	$27.03	1/31/2018(4)	1, 5-year option
Lansing Trade Group, LLC	NR / NR / NR	44,496	2.2	981,171	2.2	$22.05	1/31/2018	NAP
Scoular Company	NR / NR / NR	37,432	1.8	950,773	2.2	$25.40	8/31/2020	NAP
QC Holdings, Inc.	NR / NR / NR	39,022	1.9	838,973	1.9	$21.50	10/31/2017	1, 5-year option
Amerigroup Corp. & Amerigroup Kansas, Inc.	NR / Baa2 / NR	39,056	1.9	829,940	1.9	$21.25	12/31/2020	1, 1-year option
TMFS Holdings, LLC	NR / NR / NR	33,100	1.6	719,925	1.6	$21.75	3/1/2027	1, 5-year option
Vendor Credentialing Service LLC dba symplr	NR / NR / NR	30,823	1.5	708,929	1.6	$23.00	8/31/2024	1, 5-year option
Ten Largest Tenants		553,531	27.2%	$13,812,714	31.4%	$24.95
Remaining Owned Tenants		1,331,180	65.5	30,142,376	68.6	$22.64
Vacant		148,468	7.3	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		2,033,179	100.0%	$43,955,091	100.0%	$23.32

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps ($577,892) through July 2018 and the present value of rent steps for credit tenants ($376,234).

(3)	PNC Bank National Association has executed a letter of intent to extend their lease to October 31, 2029 pursuant to the following terms: 146,450 SF leased at $15.00 per SF triple net with $0.50 per SF annual rent increases. We cannot assure you that PNC Bank National Association will execute a lease pursuant to the aforementioned terms.

(4)	Lathrop & Gage, LLP leases 13,497 SF that expires on January 31, 2018 and 26,496 SF that expires on January 31, 2023.

The following table presents the lease rollover schedule at the Corporate Woods Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)(4)		# of Expiring Tenants
MTM	1,885	0.1%	0.1%	$103,177	0.2%	$23.79	(5)	4
2017	67,965	3.3	3.4%	1,430,918	3.3	21.05		11
2018	316,500	15.6	19.0%	7,063,187	16.1	22.32		49
2019	465,746	22.9	41.9%	11,634,141	26.5	24.98		69
2020	405,813	20.0	61.9%	9,205,093	20.9	22.68		60
2021	171,096	8.4	70.3%	3,926,071	8.9	22.95		35
2022	183,823	9.0	79.3%	4,145,160	9.4	22.55		33
2023	144,131	7.1	86.4%	3,386,284	7.7	23.49		7
2024	61,082	3.0	89.4%	1,457,728	3.3	23.87		6
2025	27,547	1.4	90.8%	750,901	1.7	27.26		3
2026	0	0.0	90.8%	0	0.0	0.00		0
2027	39,123	1.9	92.7%	852,431	1.9	21.79		2
2028 & Thereafter	0	0.0	92.7%	0	0.0	0.00		0
Vacant	148,468	7.3	100.0%	0	0.0	0.00		0
Total / Wtd. Avg.	2,033,179	100.0%		$43,955,091	100.0%	$23.32		279

(1)	Calculated based on the approximate square footage occupied by each Owned Tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps ($577,892) through July 2018 and the present value of rent steps for credit tenants ($376,234).

(4)	Total / Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

(5)	UW Base Rent $ per SF for MTM tenants is calculated based on the $44,843 of UW Base Rent associated with 1,885 SF of conference room space. The remaining UW Base Rent of $58,334 is associated with antenna space, mail boxes and other miscellaneous tenants which have 0 SF attributed to them.

The following table presents certain information relating to historical leasing at the Corporate Woods Portfolio Properties:

Historical Leased %(1)

	2013	2014	2015	2016	As of 5/31/2017(2)
Owned Space	87.4%	92.0%	91.8%	89.5%	92.7%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated May 31, 2017.

LOAN #8: CORPORATE WOODS PORTFOLIO

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Corporate Woods Portfolio Properties:

Cash Flow Analysis

	2014	2015	2016	TTM 6/30/2017	Underwritten(1)	Underwritten $ per SF(2)
Base Rent	$40,743,337	$40,641,844	$40,285,194	$41,587,085	$43,000,965	$21.15
Contractual Rent Steps	0	0	0	0	954,126	0.47
Gross Up Vacancy	0	0	0	0	3,494,670	1.72
Reimbursements	952,901	1,912,725	2,243,749	2,653,606	3,080,143	1.51
Other Income	184,342	317,945	206,088	236,942	236,942	0.12
Gross Revenue	$41,880,581	$42,872,514	$42,735,030	$44,477,632	$50,766,845	$24.97

Vacancy & Credit Loss	(685,338)	(638,017)	(953,455)	(1,237,930)	(5,053,068)	(2.49)
Effective Gross Income	$41,195,243	$42,234,497	$41,781,575	$43,239,702	$45,713,777	$22.48

Real Estate Taxes	$6,306,567	$6,895,024	$7,152,862	$7,328,805	$7,389,621	$3.63
Insurance	302,946	296,902	328,068	330,164	330,164	0.16
Management Fee	611,060	627,055	622,794	648,685	1,142,844	0.56
Other Operating Expenses	12,795,399	13,234,241	13,798,380	14,239,084	14,239,084	7.00
Total Operating Expenses	$20,015,972	$21,053,221	$21,902,104	$22,546,739	$23,101,714	$11.36

Net Operating Income	$21,179,271	$21,181,276	$19,879,471	$20,692,963	$22,612,063	$11.12
TI/LC	0	0	0	0	2,299,877	1.13
Capital Expenditures	0	0	0	0	459,093	0.23
Net Cash Flow	$21,179,271	$21,181,276	$19,879,471	$20,692,963	$19,853,093	$9.76

Occupancy(3)	92.0%	91.8%	89.5%	92.7%	90.0%
NOI Debt Yield(4)	9.6%	9.6%	9.0%	9.4%	10.2%
NCF DSCR(4)	1.58x	1.58x	1.49x	1.55x	1.48x

(1)	Underwritten Base Rent includes contractual rent steps through July 2018.

(2)	Underwritten $ per SF is based on the owned space at the Corporate Woods Portfolio Properties.

(3)	TTM 6/30/2017 Occupancy of 92.7% is based on the rent roll dated May 31, 2017 and Underwritten Occupancy represents the underwritten economic vacancy of 10.0%.

(4)	Calculated based on the outstanding principal balance as of the Cut-off Date of the Corporate Woods Portfolio Loan Combination.

■	Appraisal. According to the appraisal, the Corporate Woods Portfolio Properties had an “As Portfolio” bulk appraised value of $299,100,000 as of an effective date of June 15, 2017, which includes a portfolio premium of $3,600,000. The sum of the individual “as-is” appraised values of the Corporate Woods Portfolio Properties is $295,500,000.

Appraisal Approach	As-Is Value	Discount Rate		Capitalization Rate
Direct Capitalization Approach	$295,800,000	N/A		7.50%
Discounted Cash Flow Approach	$299,100,000	8.25	%(1)	7.75	%(2)

(1)	Represents the internal rate of return (cash flow).

(2)	Represents the terminal capitalization rate.

■	Environmental Matters. According to the Phase I environmental reports, dated August 9, 2017, there are no recognized environmental conditions or recommendations for further action for the Corporate Woods Portfolio Properties.

■	Market Overview and Competition. The Corporate Woods Portfolio Properties are located in Overland Park, Kansas, which is situated in southwest Johnson County, about 15 miles southwest of the Kansas City CBD. Major employers within the area include: HCA Midwest Health System, Sprint Corporation, Saint Luke’s Health System, Cerner Corporation, Children’s Mercy Hospitals & Clinics, DST Systems, Inc., Truman Medical Center, and Black & Veatch Corporation, among others.

The Corporate Woods Portfolio Properties are located in the city of Overland Park which is the second-most populous city in Kansas and the largest suburb in the Kansas City metropolitan area. The Corporate Woods Portfolio Properties are located approximately 15 miles from Kansas City’s CBD and 34 miles from the Kansas City International Airport. Additionally, an extensive interstate network runs directly through Overland Park, servicing residents and employees that live in the area. The 2016 population within a one-, three- and five-mile radius of the Corporate Woods Portfolio Properties was 9,145, 97,171 and 248,477, respectively. The 2016 estimated average household income within a one-, three- and five-mile radius of the Corporate Woods Portfolio Properties was $87,815, $93,240 and $104,793, respectively. Overland Park has certain attractions such as a 300-acre arboretum and

LOAN #8: CORPORATE WOODS PORTFOLIO

botanical garden, a bi-weekly farmers’ market and a new 12-field soccer complex which hosts local, regional and national tournaments.

The Corporate Woods Portfolio Properties are part of the Kansas City Metropolitan Statistical Area (“MSA”) office market and the South Johnson County/College Boulevard office submarket. Based on the appraisal, the submarket is characteristically a higher-performing submarket in terms of effective rental rates achieved by the landlords. According to a market report, as of the first quarter of 2017, the Kansas City MSA office market consisted of 136.8 million SF with an average occupancy rate of 92.1% and an average rent of $18.26 per SF. As of the first quarter of 2017, the College Boulevard office submarket consisted of 20.5 million SF with an average vacancy rate of 8.5% and an average rent of $21.65 per SF. The appraisal identified a subset of six comparable properties, located within the College Boulevard office submarket and within three miles of the Corporate Woods Portfolio Properties. The table below is based on the information available to the appraiser in connection with such comparable properties, which had gross rents ranging from $20.75 per SF to $26.00 per SF (see chart below).

The following table presents certain information relating to the primary competition for the Corporate Woods Portfolio Properties:

Office Lease Comparables(1)

	Corporate Woods Portfolio Properties	Lighton Plaza I & II / Tower	7101 Tower	Commerce Plaza I & II	South Creek Office Park	Financial Plaza II & III	Renaissance / Del Sarto
Year Built	1977-2001	1989	1986	1986	1995	1985	1986
Total GLA	2,033,179	476,278	228,040	285,465	898,488	254,336	545,218
Total Occupancy	92.7%(2)	92.8%	93.9%	97.4%	89.5%	87.7%	90.3%
Quoted Rent Rate per SF	$22.00-24.25	$22.00-26.00	$23.50	$23.50	$20.75-22.25	$21.50-23.00	$21.50-23.00
Expense Basis	FSG	FSG	FSG	FSG	FSG	FSG	FSG

(1)	Source: Appraisal.

(2)	Based on the borrower rent roll dated May 31, 2017.

■	The Borrower. The borrower is Corporate Woods Kansas Realty LP, a single-purpose, single-asset entity that is 0.50% owned by its general partner, Corporate Woods Kansas Realty Management LLC and 99.5% owned by Corporate Woods Kansas LP. Corporate Woods Kansas LP is 0.5% owned by its general partner, Corporate Woods Kansas Management LLC and 99.5% owned by various limited partners. A non-consolidation opinion has been delivered in connection with the origination of the Corporate Woods Portfolio Loan Combination. Raymond Massa is the non-recourse carveout guarantor of the Corporate Woods Portfolio Loan Combination.

Corporate Woods Kansas Realty Management LLC and Corporate Woods Kansas Management LLC are controlled by Group RMC Management Inc. (“Group RMC”). Group RMC is a real estate management company headquartered in New York City targeting investments in office assets throughout the United States. Group RMC is currently invested in 19 office properties totaling approximately 6.5 million SF across more than 80 buildings throughout the United States and Canada valued at approximately $621.5 million.

■	Escrows. On the origination date of the Corporate Woods Portfolio Loan Combination, the borrower funded reserves of (i) $6,258,114 for real estate taxes, (ii) $7,500,000 for tenant improvements and leasing commissions, (iii) $620,488 for deferred maintenance and (iv) $1,481,165 for unfunded tenant obligations.

On each due date, the borrower will be required to fund (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period (annual taxes are initially estimated to be $6,258,114), (ii) at the option of the lender, one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, provided that insurance is not covered under an acceptable blanket policy, (iii) $38,258 for replacement reserves and (iv) if at any time the tenant improvements and leasing commissions reserve is less than $5,000,000, a monthly payment of $169,428 up to a cap of $7,500,000.

■	Lockbox and Cash Management. The Corporate Woods Portfolio Loan Combination is structured with a hard lockbox and springing cash management. The borrower was required to send tenant direction letters to all tenants instructing them to deposit all rents and other payments into the clearing account controlled by the lender, and any funds received by the borrower or the property manager are required to be deposited in the lockbox within two business days of receipt. During a Corporate Woods Portfolio Trigger Period (as defined below), all funds in the clearing account are required to be transferred on a daily basis into a deposit account established and maintained by the lender, and applied to all required payments and reserves as set forth in the Corporate Woods Portfolio Loan Combination documents. Provided no Corporate Woods Portfolio Trigger Period is continuing, excess cash in the

LOAN #8: CORPORATE WOODS PORTFOLIO

deposit account is required to be disbursed to the borrower in accordance with the Corporate Woods Portfolio Loan Combination documents. Upon the occurrence of an event of default under the Corporate Woods Portfolio Loan Combination documents, funds may be applied in such order of priority as the lender may determine.

A “Corporate Woods Portfolio Trigger Period” will commence upon the earliest to occur of (i) an event of default, (ii) the debt service coverage ratio, as of any calculation date, falling below 1.20x for one calendar quarter or (iii) a Corporate Woods Portfolio Specified Tenant Trigger Period (as defined below) and will end upon (a) with respect to clause (i) above, the date on which such event of default is cured, (b) with respect to clause (ii) above, the debt service coverage ratio being at least 1.25x for two consecutive calendar quarters and (c) with respect to clause (iii) above, the Corporate Woods Portfolio Specified Tenant Trigger Period ceasing to exist.

A “Corporate Woods Portfolio Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) the Corporate Woods Portfolio Specified Tenant (as defined below) being in default under the applicable lease beyond any applicable notice and/or cure periods, (ii) the Corporate Woods Portfolio Specified Tenant failing to be in actual, physical possession of at least 80% of its space, (iii) the Corporate Woods Portfolio Specified Tenant giving notice that it is terminating its lease with respect to 15% or more of its space, (iv) any termination or cancellation of any Corporate Woods Portfolio Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Corporate Woods Portfolio Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of the Corporate Woods Portfolio Specified Tenant and (vi) the Corporate Woods Portfolio Specified Tenant failing to extend or renew the applicable Corporate Woods Portfolio Specified Tenant lease on or prior to the earlier of (y) 12 months prior to the expiration of the then applicable term of the applicable Corporate Woods Portfolio Specified Tenant lease and (z) the renewal period required under the applicable Corporate Woods Portfolio Specified Tenant lease; and (B) expiring upon the earlier of (x) the cure of any conditions above in accordance with the Corporate Woods Portfolio Loan Combination documents or (y) the borrower leasing the applicable Corporate Woods Portfolio Specified Tenant space for a term of at least 5 years and the applicable tenant under such lease being in actual, physical occupancy of the space demised under its lease and paying full rent.

A “Corporate Woods Portfolio Specified Tenant” means any tenant that at such time, together with any affiliates, leases space at the Corporate Woods Portfolio Properties that comprises more than 20% or more of either (1) the Corporate Woods Portfolio Properties’ aggregate gross leasable area, or (2) the total rental income (in the aggregate) for the Corporate Woods Portfolio Properties.

■	Property Management. The Corporate Woods Portfolio Properties are currently managed by Block Real Estate Services, LLC, an independent third-party manager. The lender has the right to, or to direct the borrower to, terminate the property management agreement and replace the property manager if: (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy action or proceeding that is not dismissed within 90 days or any voluntary bankruptcy proceeding; (ii) a Corporate Woods Portfolio Trigger Period has occurred and is continuing under the Corporate Woods Portfolio Loan Combination documents; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager has occurred and is continuing under the property management agreement after the expiration of all applicable notice and cure periods. The borrower has the right to replace the property manager, provided no event of default is continuing under the Corporate Woods Portfolio Loan Combination documents, with (x) a reputable management company (i) having at least seven years’ experience in the management of office properties with similar scope and class as the Corporate Woods Portfolio Properties located in geographic areas with characteristics similar to the geographic area in which the Corporate Woods Portfolio Properties is located, (ii) which has, for at least seven years preceding the applicable date of determination, managed at least seven comparable properties (exclusive of the Corporate Woods Portfolio Properties) each being of approximately the same size as the Corporate Woods Portfolio Properties, (iii) managing comparable properties (exclusive of the Corporate Woods Portfolio Properties) with at least 1,000,000 leasable SF (in the aggregate) and (iv) which is not the subject of any proceeding under any applicable creditors rights laws, or (y) a property manager approved by the lender in writing (which may be conditioned upon receipt of a rating agency confirmation).

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Provided that no event of default is then continuing under the Corporate Woods Portfolio Loan Combination, the Corporate Woods Portfolio Loan Combination documents permit a partial release of one or more of the individual Corporate Woods Portfolio Properties at any time after the earlier of August 9, 2020 and the second anniversary of the securitization of the last piece of the Corporate Woods Portfolio Loan Combination, subject to certain conditions, including, without limitation, the following: (i) if the partial release occurs on or after the due date in

LOAN #8: CORPORATE WOODS PORTFOLIO

April 2027, the borrower must prepay, or if the partial release occurs prior to the due date in April 2027, the borrower must deliver the partial defeasance collateral with respect to the Corporate Woods Portfolio Property in accordance with the Corporate Woods Portfolio Loan Combination documents, in each case in an amount equal to the greater of (A) 120% of the allocated loan amount for the individual Corporate Woods Portfolio Property to be released and (B) 95% of the net sales proceeds applicable to such property, (ii) as of the release date, after giving effect to the release, the debt service coverage ratio for the remaining individual Corporate Woods Portfolio Properties is equal to or greater than the greater of (a) the debt service coverage ratio for all individual Corporate Woods Portfolio Properties securing the Corporate Woods Portfolio Loan Combination immediately prior to the release and (b) 1.40x, (iii) as of the release date, after giving effect to such release, the debt yield for the remaining individual Corporate Woods Portfolio Properties is equal to or greater than the greater of (a) the debt yield for all individual Corporate Woods Portfolio Properties securing the Corporate Woods Portfolio Loan immediately prior to the release date, as applicable and (b) 9.0%, (iv) as of the release date, after giving effect to the release, the loan-to-value ratio for the remaining individual Corporate Woods Portfolio Properties is no greater than the lesser of (a) 74.0% and (b) the loan-to-value ratio for the individual Corporate Woods Portfolio Properties securing the Corporate Woods Portfolio Loan Combination immediately prior to the release date, as applicable, and (v) delivery to lender of a REMIC opinion.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the Corporate Woods Portfolio Properties, plus a business interruption insurance policy that provides 18 months of business interruption coverage with an additional 6-month extended period of indemnity, with no deductible in excess of $10,000 (provided, however, that higher deductibles for damage caused by flood, earth movement, wind or terrorism are permitted so long as such higher deductibles are commercially reasonable but not to exceed $100,000 with respect to terrorism and 5% of the total insurable value of the applicable individual property with respect to flood, earth movement or wind). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #9: 50 varick street

LOAN #9: 50 varick street

50 Varick Street
50 Varick Street
New York, NY 10013
SOHO
HUDSON SQUARE
TRIBECA
Hudson River
New York
MANHATTAN
BROOKLYN

LOAN #9: 50 varick street

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		LCF
Location (City/State)	New York, New York	Cut-off Date Balance(3)		$35,000,000
Property Type	Office	Cut-off Date Balance per SF(2)		$491.19
Size (SF)(1)	158,574	Percentage of Initial Pool Balance		3.6%
Total Occupancy as of 7/1/2017	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 7/1/2017	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1960 / 2013	Mortgage Rate		4.15000%
Appraised Value	$140,000,000	Original Term to Maturity (Months)		120
Appraisal Date	7/7/2017	Original Amortization Term (Months)		NAP
Borrower Sponsor	Alessandro Cajrati Crivelli	Original Interest Only Period (Months)	120
Property Management	Smith Murdock Company, LLC	First Payment Date	10/6/2017
		Maturity Date	9/6/2027

Underwritten Revenues	$8,514,769
Underwritten Expenses	$1,759,376	Escrows(4)
Underwritten Net Operating Income (NOI)	$6,755,393		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$6,596,819	Taxes	$219,873	$54,968
Cut-off Date LTV Ratio(2)	55.6%	Insurance	$12,654	$6,327
Maturity Date LTV Ratio(2)	55.6%	Replacement Reserve	$0	$1,982
DSCR Based on Underwritten NOI / NCF(2)	2.06x / 2.01x	TI/LC	$0	$11,232
Debt Yield Based on Underwritten NOI / NCF(2)	8.7% / 8.5%	Deferred Maintenance	$28,125	$0
		Other(5)	$4,855,995	$45,778

		Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$77,890,000	54.1%	Purchase Price	$135,000,000	93.7%
Borrower Equity	66,151,443	45.9	Reserves	5,116,648	3.6
			Closing Costs	3,924,795	2.7

Total Sources	$144,041,443	100.0%	Total Uses	$144,041,443	100.0%

(1)	Size (SF) includes 136,563 SF of office space and 22,011 SF of rooftop space.

(2)	The Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NOI / NCF DSCR, Debt Yield Based on Underwritten NOI / NCF and Cut-off Date Balance per SF calculations presented above are based on the aggregate principal balance of the promissory notes comprising the 50 Varick Street Loan Combination.

(3)	The Cut-off Date Balance of $35,000,000 represents the non-controlling note A-1, which note is part of a loan combination evidenced by three pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $77,890,000. The related companion loans are evidenced by (i) the non-controlling note A-2-A, which has an outstanding principal balance as of the Cut-off Date of $25,500,000, is currently held by Ladder Capital Finance LLC (“LCF”) and is expected to be contributed to the UBS 2017-C4 securitization transaction, and (ii) the controlling note A-3-A, which has an outstanding principal balance as of the Cut-off Date of $17,390,000, is currently held by LCF and is expected to be contributed to one or more future securitization transactions. See “—The Mortgage Loan” below.

(4)	See “—Escrows” below for further discussion of reserve information.

(5)	Other Escrow includes Security Deposit ($2,965,935), Free Rent Reserve ($1,844,282) and Condominium Common Charges Reserve ($45,778).

■	The Mortgage Loan. The mortgage loan (the “50 Varick Street Loan”) is part of a loan combination (the “50 Varick Street Loan Combination”) evidenced by three pari passu notes with a combined outstanding principal balance as of the Cut-off Date of $77,890,000. The 50 Varick Street Loan Combination is secured by the borrower’s fee simple interest in a Class A office building located in New York, New York (the “50 Varick Street Property”). The 50 Varick Street Loan, which is evidenced by the non-controlling note A-1, has an outstanding principal balance as of the Cut-off Date of $35,000,000 and represents approximately 3.6% of the Initial Pool Balance. The related companion loans have an aggregate outstanding principal balance as of the Cut-off Date of $42,890,000 and are evidenced by (i) the non-controlling note A-2-A, which has an outstanding principal balance as of the Cut-off Date of $25,500,000, is currently held by Ladder Capital Finance LLC or an affiliate (“LCF”) and is expected to be contributed to the UBS 2017-C4 securitization transaction and (ii) the controlling note A-3-A, which has an outstanding principal balance as of the Cut-off Date of $17,390,000, is currently held by LCF and is expected to be contributed to one or more future securitization transactions. The 50 Varick Street Loan Combination was originated by LCF on August 7, 2017. Each pari passu note evidencing the 50 Varick Street Loan Combination has an interest rate of 4.15000% per annum. The borrowers utilized the proceeds of the 50 Varick Street Loan Combination along with approximately $66.15 million to acquire the 50 Varick Street Property, fund reserves and pay closing costs. See “Description of the Mortgage Pool—The Loan Combinations—The Outside Serviced Pari Passu Loan Combinations” in the Preliminary Prospectus.

LOAN #9: 50 varick street

Note Summary

Note	Current or Anticipated Holder of Securitized Note	Cut-off Date Balance
50 Varick Street Loan Combination
Note A-1	CGCMT 2017-C4	$35,000,000
50 Varick Street Pari Passu Companion Loans
Note A-2-A	UBS 2017-C4(1)	$25,500,000
Note A-3-A	LCF(2)	$17,390,000
Total		$77,890,000

(1)	Expected to be contributed to the related securitization transaction upon closing of such securitization transaction.

(2)	Expected to be contributed to a future securitization transaction.

The 50 Varick Street Loan Combination has an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The 50 Varick Street Loan Combination requires interest-only payments until the scheduled maturity date, which is the due date in September 2027. Voluntary prepayment of the 50 Varick Street Loan Combination is not permitted until on or after the payment date in July 2027. Defeasance of the 50 Varick Street Loan Combination with direct, non-callable obligations of the United States of America or other obligations which are “government securities” is permitted at any time after the earlier of August 7, 2021 or the second anniversary of the securitization of the last portion of the 50 Varick Street Loan Combination.

■	The Mortgaged Property. The 50 Varick Street Property is comprised of a 158,574 SF, 8-story, mid-rise office building that is located within the Tribeca neighborhood in New York. The net rentable area includes 136,563 SF of interior spaces on floors one, two, five, six, and seven, and includes a 22,011 SF terrace on the roof, which serves as an outdoor function area. The 50 Varick Street Property is located along Varick Street and St. Johns Lane with access to public transportation including the MTA subway, 1, 2, 3, A, C, and E lines as well as access to the Holland Tunnel. The 1, 2, and 3 trains have a station half of a block east of the 50 Varick Street Property and the A, C and E trains are located half of a block north of the 50 Varick Street Property. In addition the 4, 5, 6, J, and Z trains are only four and a half blocks southeast of the 50 Varick Street Property.

The 50 Varick Street Property is currently 100.0% occupied by two tenants. The 50 Varick Street Property has maintained 100.0% occupancy over the past three years. The largest tenant at the 50 Varick Street Property is Spring Studios New York LLC (“Spring Studios”) which occupies 84,044 SF (53.0% of GLA) and pays 52.4% of underwritten base rent, and the second largest tenant is Spring Place New York (“Spring Place”) which occupies 74,530 SF (47.0% of GLA) and pays 47.6% of underwritten base rent.

The 50 Varick Street Property is located on an approximately 0.77-acre site. The 50 Varick Street Property is a multitenant office property with flexible space in terms of the possible configuration. The Spring Studios space is used for events ranging from small film screenings to large corporate events, such as the 2017 Goldman Sachs Technology Conference and product releases for Google, and is the main location and home for New York Fashion Week.

The following table presents certain information relating to historical leasing at the 50 Varick Street Property:

Historical Leased %(1)

	2014	2015	2016	As of 7/1/2017
Owned Space	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower rent roll and the Spring Studios lease agreement and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

LOAN #9: 50 varick street

The following table presents certain information relating to the major tenants at the 50 Varick Street Property:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA		% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Spring Studios New York LLC	NR / NR / NR	84,044		53.0%	$4,064,055	52.4%	$48.36	12/31/2029	1, 15-year option
Spring Place New York	NR / NR / NR	74,530	(2)	47.0	3,691,953	47.6	$49.54	12/31/2029	1, 15-year option
Largest Owned Tenants		158,574		100.0%	$7,756,007	100.0%	$48.91
Vacant		0		0.0	0	0.0	0.00
Total / Wtd. Avg. All Tenants		158,574		100.0%	$7,756,007	100.0%	$48.91

(1)	Information is based on the underwritten rent roll dated July 1, 2017.

(2)	Includes 22,011 SF of rooftop space.

The following table presents the lease rollover schedule at the 50 Varick Street Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
2017	0	0.0%	0.0%	$0	0.0%	$0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027	0	0.0	0.0%	0	0.0	0.00	0
2028 & Thereafter	158,574	100.0	100.0%	7,756,007	100.0	48.91	2
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	158,574	100.0%		$7,756,007	100.0%	$48.91	2

(1)	Information is based on the underwritten rent roll.

Major Tenants

Spring Studios New York LLC (84,044 SF, 53.0% of GLA, 52.4% of underwritten base rent). Spring Studios is a London based, private design house founded in 1997 that offers photo and motion production facilities and related event services for creative industries including, fashion, beauty, luxury retail, marketing, advertising, cultural, and literary. Clients include Proctor & Gamble, Michael Kors, Mulberry, Nexxus, Tom Ford, Vogue, Canali, Coty, Diesel, and Estée Lauder. The facility offers 11 studios, nine green rooms, a signature restaurant, a bar, an art gallery, a cinema, a library, offices, a green roof deck, lighting and equipment rental and event spaces. The building design incorporates the original dramatic industrial architectural features of the existing seven-story building, with modern insertions of hot rolled steel, steel “warehouse” glazing, concrete, wood flooring, and gallery level finishes throughout. The venue has hosted several fashion events including Francisco Costa’s 10-year anniversary show, Calvin Klein’s runway show and after party, the Phillip Lim for Target launch, Gap’s spring 2014 presentation, the CFDA/Vogue Fashion Fund Finalists Celebration and the God’s Love We Deliver Golden Heart Awards.

Spring Place New York (74,530 SF, 47.0% of GLA, 47.6% of underwritten base rent). Spring Place (owned by an affiliate of the borrower sponsor) is a member’s only collaborative workspace and social club, which opened in June 2016 at the 50 Varick Street Property. The 5th and 6th floors of the building provide the social space of Spring Place including a dining room, a bar, a lounge, a sunken lounge, a music room, a private dining room seating 24 and another private dining room seating 14, as well as an approximately 22,011 SF rooftop for various events. Spring Place is also in the process of completing the build out of the 11,200 SF 7th floor space, which will be an expansion of the collaborative workspace environment. There is 3,400 SF of collaborative office space including collectible furniture and art, communal tables and workspace, a client meeting room (Anteroom), three conference rooms (seating 6, 8 and 8) with designer furniture, four cabinet rooms with more modest furniture seating 4-6 people, a spacious board

LOAN #9: 50 varick street

room, and an executive suite seating 18 for large scale meetings. All office space tenants are given access to the social aspects of Spring Place for a discounted rate.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 50 Varick Street Property:

Cash Flow Analysis(1)(2)

	2014	2015	2016	TTM 5/31/2017	Underwritten	Underwritten $ per SF
Base Rent	$5,941,333	$7,257,733	$7,525,805	$7,322,344	$7,756,007	$48.91
Reimbursements	109,996	675,338	791,044	820,558	1,206,907	7.61
Gross Revenue	$6,051,328	$7,933,071	$8,316,850	$8,142,902	$8,962,914	$56.52
Vacancy & Credit Loss	0	0	0	0	(448,146)	(2.83)
Effective Gross Income	$6,051,328	$7,933,071	$8,316,850	$8,142,902	$8,514,769	$53.70

Real Estate Taxes	$387,275	$417,397	$426,016	$475,717	$857,571	5.41
Insurance	115,734	86,122	53,913	66,703	74,983	0.47
Management Fee	0	0	0	0	255,443	1.61
Other Operating Expenses	362,094	560,043	526,912	571,379	571,379	3.60
Total Operating Expenses	$865,102	$1,063,563	$1,006,841	$1,113,799	$1,759,376	$11.09

Net Operating Income	$5,186,226	$6,869,508	$7,310,009	$7,029,103	$6,755,393	$42.60
TI/LC	0	0	0	0	134,788	0.85
Capital Expenditures	0	0	0	0	23,786	0.15
Net Cash Flow	$5,186,226	$6,869,508	$7,310,009	$7,029,103	$6,596,819	$41.60

Occupancy	100.0%	100.0%	100.0%	100.0%	95.0%
NOI Debt Yield(3)	6.7%	8.8%	9.4%	9.0%	8.7%
NCF DSCR(3)	1.58x	2.10x	2.23x	2.14x	2.01x

(1)	Underwritten Base Rent is based on leases executed at closing of the 50 Varick Street Loan Combination.

(2)	The 50 Varick Street Property is currently subject to a 10-Year ICAP tax abatement. The ICAP was established for the 2014/2015 property tax year and burns off in 2024/2025. Under the abatement for the first 5 tax years the abatement is approximately $600,000 per annum, and the amount of the abatement will reduce by 20.0% per property tax year thereafter.

(3)	NOI Debt Yield and NCF DSCR calculations are based on the 50 Varick Street Loan Combination.

■	Appraisal. According to the appraisal, the 50 Varick Street Property has an “as-is” appraised value of $140,000,000 as of July 7, 2017.

Appraisal Approach(1)	“As-Is Appraised Value”	Discount Rate	Capitalization Rate(2)
Income Capitalization Approach	$140,000,000	N/A	5.0%

(1)	Based on the “as-is” appraised value.

(2)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated June 2, 2017, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the 50 Varick Street Property.

■	Market Overview and Competition. According to the appraisal, the 50 Varick Street Property is located in the 50 Varick Street Condominium in Manhattan, New York City within the New York-Jersey City-White Plains NY-NJ Metropolitan Statistical Area (“New York MSA”). New York City is predominantly a service-oriented economy, with approximately 95.0% of the current employment within the services producing sector. With 151,678 full-time employees in 2014, the City of New York is the area’s top employer. New York Department of Education is the second largest employer in the area with 119,618 employees, and the third is the US government with 80,900 employees. Overall employment increased year over year by 2.2%. Educational & Health Services is the largest sector in New York City, it has grown by 3.9% when compared to the same time in the previous year, and accounts for 20.3% of total employment.

Transportation has been a major factor in the development of New York City. The city has a well-integrated network of highways with a well-developed mass transportation system which facilitates access for commuters as well as the distribution of goods and services through the region. Two of the area airports, LaGuardia and JFK International Airports are both located within Queens. Automobile is the primary mode of transportation surrounding New York City. Primary access in Manhattan is provided by mass transportation, specifically the subway system. The Long Island Expressway, the Grand Central Parkway, and Belt Parkway facilitate vehicular access to the area. The Triborough

LOAN #9: 50 varick street

Bridge, Queensboro Bridge, Brooklyn Bridge, Williamsburg Bridge, Manhattan Bridge, Midtown Tunnel and Brooklyn-Battery Tunnel provide access to Manhattan.

According to a third party market report, the 50 Varick Street Property is located within the Midtown South office market and the Tribeca/Hudson Square office submarket. As of first quarter 2017, the Midtown South office market had an average asking rent of $74.49 per SF with a vacancy rate of 6.51%. The leasing activity for the first quarter 2017 was 1,318,898 SF and the net absorption was negative at 1,072,290 SF.

As of first quarter 2017, the Tribeca/Hudson Square office submarket had an average asking rent of $79.97 per SF with a vacancy rate of 8.0%. The leasing activity for the quarter was 341,961 SF and the net absorption was negative at 147,658 SF.

The following table presents certain information relating to lease comparable for the 50 Varick Street Property:

Office Lease Comparables(1)

	50 Varick Street Property (Subject)	205 Hudson Street	225 Varick Street	395 Hudson Street	315 Hudson Street
Distance of subject	--	0.2 miles	0.5 miles	0.6 miles	0.4 miles
Year Built / Renovated	1960/2013	1928	1926	1921	1907
Building SF	158,574	401,000	377,000	600,000	485,000
Total Occupancy	100.0%(2)	98.0%	93.8%	100.0%	93.3%
Tenant	--	WeWork	Optomen Productions	SY Partners	One Kings Lane
Lease SF	158,574	94,740	227,009	18,849	51,576
Base Rent	$48.91	$56.00	$47.03	$47.98	$59.48

	315 Hudson Street	325 Hudson Street	180 Varick Street	435 Hudson Street
Distance of subject	0.4 miles	0.4 miles	0.4 miles	0.7 miles
Year Built / Renovated	1907	1965/1999	1930	1937
Building SF	485,000	223,000	329,000	289,000
Total Occupancy	93.3%	85.9%	85.0%	86.0%
Tenant	Galvanize	Pilot Fiber	2X4	Baron & Baron, Inc.
Lease SF	54,590	19,421	10,083	15,215
Base Rent	$62.00	$52.53	$59.90	$66.72

(1)	Source: Appraisal.

(2)	Per underwritten rent roll dated July 1, 2017.

■	The Borrowers. The borrowers are Varick 3 LLC and Varick 4 LLC (collectively, the “50 Varick Street Borrower”), two tenants-in-common, each indirectly owned and directly controlled by the borrower sponsor and guarantor Alessandro Cajrati Crivelli. In June 2017, Mr. Crivelli provided a net worth letter confirming a net worth in excess of $100.0 million. Legal counsel to the borrower delivered a non-consolidation opinion has been delivered in connection with the origination of the 50 Varick Street Loan Combination.

Mr. Crivelli founded Est4te Four, an international investment and development group known for creating innovative workspaces dedicated to the global fashion, art and design industries. The firm has been led by Mr. Crivelli for over 18 years and has focused its investments in Milan, London, and New York. Est4te Four also has several projects in Los Angeles and has an office in West Hollywood, California.

■	Escrows. On the origination date of the 50 Varick Street Loan Combination, the 50 Varick Street Borrower funded a reserve of (i) $219,873 for real estate taxes, (ii) $12,654 for insurance, (iii) $28,125 for a deferred maintenance reserve, (iv) approximately $2,965,935 into a security deposit escrow, (v) $1,844,282 for a free rent reserve and (vi) $45,778 for a condominium common charges reserve.

Additionally, on each payment date, the 50 Varick Street Borrower is required to fund the following reserves with respect to the 50 Varick Street Property: (i) an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period, which is initially estimated to be $54,968, (ii) an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding 12-month period, which is initially estimated to be $6,327, (iii) an amount equal to $1,982 to pay for capex improvements, (iv) an amount equal to $11,232 to fund future tenant improvements and leasing commissions and (v) monthly deposits for condominium charges for common charges, maintenance fees, and other assessments pursuant to the condominium documents, including, without limitation, water rates and sewer rates.

LOAN #9: 50 varick street

■	Lockbox and Cash Management. The 50 Varick Street Loan Combination is structured with a hard lockbox and in place cash management. Except during a 50 Varick Street Trigger Period (as defined below), all sums in the cash management account in excess of amounts necessary to pay debt service and required reserves are remitted to the 50 Varick Street Borrower. During the continuance of a 50 Varick Street Trigger Period, provided no event of default under the 50 Varick Street Loan Combination documents is continuing, all sums in the cash management account in excess of the amount necessary to pay debt service, required reserves and operating expenses are required to be deposited into an excess cash flow reserve. Provided no event of default under the 50 Varick Street Loan Combination documents is continuing, funds in the excess cash flow reserve are required to be held by the lender as additional collateral for the 50 Varick Street Loan Combination. Upon the occurrence and during the continuance of an event of default under the 50 Varick Street Loan Combination documents, the lender may apply any funds in the cash management account to amounts payable under the 50 Varick Street Loan Combination (and/or toward the payment of expenses of the 50 Varick Street Property), in such order of priority as the lender may determine.

A “50 Varick Street Trigger Period” means a period commencing upon the earliest of (i) an event of default occurring under the 50 Varick Street Loan Combination or the property management agreement, (ii) the debt service coverage ratio being less than 1.25x, (iii) the occurrence of a 50 Varick Street Significant Tenant Trigger Period (as defined below), and (iv) any damage to the 50 Varick Street Property which cannot be reconstructed to same size, configuration or use, and expiring upon (w) with regard to any 50 Varick Street Trigger Period commenced in connection with clause (i) above, the cure  of such event of default, (x) with regard to any 50 Varick Street Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.35x for six consecutive calendar months,(y) with regard to any 50 Varick Street Trigger Period commenced in connection with clause (iii) above, a 50 Varick Street Significant Tenant Trigger Period ceasing to exist in accordance with the 50 Varick Street Loan Combination documents, and (z) with regard to any 50 Varick Street Trigger Period commenced in connection with clause (iv) above, the date on which the 50 Varick Street Property is legally reconstructed to its condition or substantial equivalent prior to such damage.

A “50 Varick Street Significant Tenant Trigger Period” means a period commencing upon the first to occur of (i) 50 Varick Street Significant Tenant (as defined below) ceasing the conduct, or giving notice of its intent to cease the conduct, of its normal business operations at substantially all of its leased premises (including subleasing substantially all of its leased premises other than a sublease expressly permitted pursuant to an unilateral right of such a Specified Tenant) and (ii) any 50 Varick Street Significant Tenant (or such tenant’s parent, if applicable) becomes insolvent or becomes a debtor in a bankruptcy action.

A “50 Varick Street Significant Tenant” means, as applicable, (i) any tenant occupying more than 25% of the 50 Varick Street Property (either physical or economic occupancy), with Spring Studios and Spring Place each acting as a 50 Varick Street Significant Tenant at the closing of the 50 Varick Street Loan Combination. The Spring Place lease is guaranteed by Spring Place One, LTD, the parent of the tenant (the “Spring Place Guarantor”).

■	Property Management. The 50 Varick Street Property is managed by Smith Murdock Company, LLC.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The 50 Varick Street Borrower is required to obtain and maintain property insurance against loss or damage by fire, wind (including named storms), lightning and such other perils as are included in a standard “all risk” or “special form” policy, including riot and civil commotion, vandalism, terrorist acts, malicious mischief, burglary and theft, in an amount equal to 100% of the “full replacement cost” of the 50 Varick Street Property and improvements and betterments of 50 Varick Street Borrower’s unit. In addition, the 50 Varick Street Borrower is required to obtain and maintain commercial general liability insurance and business income or rental loss insurance. See “Risk factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #10: MALL OF LOUISIANA

LOAN #10: MALL OF LOUISIANA

LOAN #10: MALL OF LOUISIANA

POWER CENTER

KIRKLAND'S
LANE BRYANT
ULTA
DSW
DESIGNER SHOE WAREHOUSE
EVERY SEASON STARTS AT
DICK'S
SPORTING GOODS
NORDSTROM
rack
Anchor / Non-Collateral
Junior Anchor
Non Anchor / In-line
Vacant
N

LIFESTYLE CENTER

Soma
chico's
LOFT
SEPHORA
Clarks
VACANT
sleep number
MAIN EVENT
Bar Louie
VACANT
JOS. A. BANK
VACANT
JAMES AVERY
VACANT
VACANT
VERSONA
verizon
GRIMALDI'S
RED ROBIN
BJ's
Anchor / Non-Collateral
Junior Anchor
Non Anchor / In-line
Vacant
N

LOAN #10: MALL OF LOUISIANA

LOAN #10: MALL OF LOUISIANA

BATON ROUGE METROPOLITAN AIRPORT
Southern University and A&M College
Merrydale
LOUISIANA
MISSISSIPPI
Baton Rouge
Hammond
New Orleans
Lake Pontchartrain
Gulf of Mexico
Houma
Port Allen
Mississippi River
Capitol Lake
Baton Rouge Medical Center
Baton Rouge
Westminster
Inniswold
Louisiana State University
University Lake
Tiger Stadium
Our Lady of the Lake Regional Medical Center
Womans Hospital
Mall of Lousiana
6401 Bluebonnet Boulevard
9168 and 9330 Mall of Lousiana Boulevard
Baton Rouge, LA 70836
Jimmy Swaggart Bible College
The Neuromedical Center Rehab Hospital
Oak Hills Place
Village St. George
Gardere
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

LOAN #10: MALL OF LOUISIANA

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller(3)		CREFI
Location (City/State)	Baton Rouge, Louisiana	Cut-off Date Balance(4)		$28,000,000
Property Type	Retail	Cut-off Date Balance per SF(2)		$418.39
Size (SF)	776,789	Percentage of Initial Pool Balance		2.9%
Total Occupancy as of 6/30/2017(1)	91.8%	Number of Related Mortgage Loans		None
Owned Occupancy as of 6/30/2017(1)	91.8%	Type of Security	Fee Simple
Year Built / Latest Renovation	1997 / 2008	Mortgage Rate		3.98400%
Appraised Value	$570,000,000	Original Term to Maturity (Months)		120
Appraisal Date	6/23/2017	Original Amortization Term (Months)		360
Borrower Sponsor	GGP Real Estate Holding I, Inc.	Original Interest Only Period (Months)		36
Property Management	Self Managed	First Payment Date		9/1/2017
		Maturity Date		8/1/2027

Underwritten Revenues	$43,215,234
Underwritten Expenses	$7,152,311	Escrows(5)
Underwritten Net Operating Income (NOI)	$36,062,923		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$34,433,637	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	57.0%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	49.3%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	1.94x / 1.85x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	11.1% / 10.6%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$325,000,000	100.0%	Principal Equity Distribution(6)	$323,588,541	99.6%
			Closing Costs	1,411,459	0.4

Total Sources	$325,000,000	100.0%	Total Uses	$325,000,000	100.0%

(1)	Total Occupancy and Owned Occupancy include the third largest tenant, Main Event, which has a signed lease but is not expected to take physical occupancy and commence paying rent until August 2018, and exclude temporary tenants.

(2)	Calculated based on the aggregate outstanding principal balance of the Mall of Louisiana Loan Combination (as defined below).

(3)	The Mall of Louisiana Loan Combination was co-originated by Bank of America, N.A. (“BANA”), Citi Real Estate Funding Inc. (“CREFI”) and Barclays Bank PLC (“Barclays”).

(4)	The Cut-off Date Balance of $28,000,000 represents the non-controlling note A-3-2, which note is part of a loan combination evidenced by nine pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $325,000,000. The related companion loans are evidenced by (i) the controlling note A-1 ($65,000,000), which was contributed to the BANK 2017-BNK7 securitization transaction, (ii) the non-controlling note A-2 ($44,000,000), which is currently held by BANA and is expected to be contributed to the MSBAM 2017-C34 securitization transaction, (iii) the non-controlling notes A-3-1 and A-5-2 ($47,000,000), which were contributed to the CGCMT 2017-P8 securitization transaction, (iv) the non-controlling note A-4 ($50,000,000), which was contributed to the COMM 2017-COR2 securitization transaction, (v) the non-controlling notes A-6 and A-7 ($50,000,000), which are currently held by Barclays and are expected to be contributed to the WFCM 2017-C40 securitization transaction and (vi) the non-controlling note A-5-1 ($41,000,000), which is currently held by Barclays or an affiliate, and is expected to be contributed to one or more future securitization transactions. See “— The Mortgage Loan” below.

(5)	GGP Real Estate Holding I, Inc., as guarantor, has delivered a Main Event guaranty with respect to (i) completion of certain required work by the borrowers under the Main Event lease and (ii) rent obligations in lieu of posting an upfront cash reserve for the obligations. See “— Escrows” below.

(6)	The borrower sponsor acquired the Mall of Louisiana Property for approximately $265 million in 2004 and, inclusive of the $100 million spent on the 2008 property expansion, maintains a cost basis of approximately $413 million. The Mall of Louisiana Property was not encumbered by any prior existing debt.

■	The Mortgage Loan. The mortgage loan (the “Mall of Louisiana Loan”) is part of a loan combination (the “Mall of Louisiana Loan Combination”) evidenced by nine pari passu notes that are collectively secured by a first mortgage encumbering the borrowers’ fee interest in a super-regional mall located in Baton Rouge, Louisiana (the “Mall of Louisiana Property”). The Mall of Louisiana Loan, which is evidenced by the non-controlling note A-3-2, had an original principal balance of $28,000,000, has an outstanding principal balance as of the Cut-off Date of $28,000,000 and represents approximately 2.9% of the Initial Pool Balance. The related companion loans had an aggregate original principal balance of $297,000,000, have an aggregate outstanding principal balance as of the Cut-off Date of $297,000,000 and are evidenced by (i) the controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $65,000,000 and was contributed to the BANK 2017-BNK7 securitization transaction, (ii) the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $44,000,000, is currently held by BANA and is expected to be contributed to the MSBAM 2017-C34 securitization transaction, (iii) the non-controlling notes A-3-1 and A-5-2, which have an aggregate outstanding principal balance as of the Cut-off Date of $47,000,000, and were contributed to the CGCMT 2017-P8 securitization transaction, (iv) the non-controlling note A-4, which has an outstanding principal balance as of the Cut-off Date of $50,000,000 and was contributed to the COMM 2017-COR2 securitization transaction, (v) the non-controlling notes A-6 and A-7, which have an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000, are currently held by Barclays and are expected to be contributed to the WFCM 2017-C40 securitization transaction and (vi) the non-controlling note A-5-1, which has an outstanding principal balance as of the Cut-off Date of $41,000,000, is currently held by Barclays and is expected to be contributed to one or more future securitization transactions. The Mall of Louisiana Loan Combination was co-originated by BANA, CREFI and Barclays on July 26, 2017, had an original principal balance of $325,000,000 and has an outstanding principal balance as of the Cut-off Date of $325,000,000. Each note evidencing the Mall of Louisiana Loan Combination accrues interest at an interest rate of 3.98400% per annum. The proceeds of the Mall of Louisiana Loan Combination were primarily used to encumber the Mall of Louisiana Property and pay origination costs.

LOAN #10: MALL OF LOUISIANA

Note Summary

Note(s)	Current or Anticipated Holder of Securitized Note	Aggregate Cut-off Date Balance
Mall of Louisiana Loan
A-3-2	CGCMT 2017-C4	$28,000,000
Mall of Louisiana Pari Passu Companion Loans
A-1	BANK 2017-BNK7	$65,000,000
A-2	MSBAM 2017-C34(1)	$44,000,000
A-3-1 and A-5-2	CGCMT 2017-P8	$47,000,000
A-4	COMM 2017-COR2	$50,000,000
A-5-1	Barclays(2)	$41,000,000
A-6 and A-7	WFCM 2017-C40(1)	$50,000,000

(1)	Expected to be contributed to the related securitization transaction upon closing of such securitization transaction.

(2)	Expected to be contributed to one or more future securitization transactions.

The Mall of Louisiana Loan Combination has an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The Mall of Louisiana Loan Combination requires interest only payments for the initial 36 months, followed by payments of principal and interest sufficient to amortize the Mall of Louisiana Loan Combination over a 30-year amortization schedule. The scheduled maturity date of the Mall of Louisiana Loan Combination is the due date in August 2027. Provided that no event of default has occurred and is continuing under the Mall of Louisiana Loan Combination documents, at any time after the earlier of August 1, 2020 and the second anniversary of the securitization of the last portion of the Mall of Louisiana Loan Combination, the Mall of Louisiana Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Mall of Louisiana Loan Combination documents. Voluntary prepayment of the Mall of Louisiana Loan Combination is permitted (in whole, but not in part) without penalty on or after the due date in May 2027.

■	The Mortgaged Property. The Mall of Louisiana Property is part of a two-story enclosed super-regional mall known as the Mall of Louisiana, which contains a total of 1,593,545 SF and is anchored by non-collateral anchors Dillard’s, Dillard’s Men’s & Home, JC Penney, Macy’s and Sears. The 776,789 SF portion of the Mall of Louisiana that serves as collateral for the Mall of Louisiana Loan Combination was 91.8% occupied as of June 30, 2017 by 135 retail and restaurant tenants. The largest tenants by size are AMC Theatres (9.6% of GLA, 5.9% of underwritten base rent, expiring July 2026), Dick’s Sporting Goods (9.5% of GLA, 3.3% of underwritten base rent, expiring January 2019), Nordstrom Rack (3.9% of GLA, 2.0% of underwritten base rent, expiring September 2025) and Forever 21 (3.5% of GLA, 5.1% of underwritten base rent, expiring January 2019). Main Event (6.0% of GLA, 4.0% of underwritten base rent, expiring June 2028) has a signed lease but is not expected to take occupancy and commence paying rent until August 2018. The Mall of Louisiana Loan Combination guarantor has provided a guaranty for all outstanding borrower obligations and fifteen months of gap rent with respect to the Main Event lease.

Aside from the tenants mentioned above, no tenant represents more than 1.9% of GLA or 2.6% of underwritten rent. Other notable tenants at the Mall of Louisiana Property include: Apple, DSW, Lush Fresh Handmade Cosmetics, Michael Kors, Pandora, Pottery Barn and Williams Sonoma. The Mall of Louisiana Property features an 11-bay food court and nine full service restaurants. Inline sales at the Mall of Louisiana Property as of the trailing 12-month period ending May 31, 2017 were approximately $183 million with an average of $585 per SF ($496 per SF excluding Apple), resulting in an occupancy cost of 13.6% (16.1% excluding Apple).

The Mall of Louisiana Property was built in 1997 and renovated in 2008 with a $100 million expansion project which added over 330,000 SF, comprised of a 125,000 SF lifestyle component, a 140,000 SF power center and 15-screen stadium seating cinema with IMAX – 3D. The Mall of Louisiana features the only Sears within 40 miles and the only Macy’s, Dick’s Sporting Goods and Nordstrom Rack within approximately 60 miles. The Mall of Louisiana Property includes 8,404 surface parking spaces (approximately 5.27 per 1,000 SF).

LOAN #10: MALL OF LOUISIANA

Non-Collateral Anchor Sales Summary

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA(2)	Sales per SF(3)
Dillard’s / Dillard’s Men’s & Home	BBB-/Baa3/BBB-	370,655	$148
Macy’s	BBB/Baa3/BBB-	204,890	$166
JC Penney	B+/B1/B+	116,568	$309
Sears	CC/Caa2/CCC+	113,517	$123

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Source: Appraisal.

(3)	Sales per SF for the non-collateral anchor tenants are as of 2016 as reported in the appraisal.

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Mall of Louisiana Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration	Tenant Sales $ per SF/Screen(4)	Occupancy Cost(4)	Renewal / Extension Options
AMC Theatres	B/B1/B+	74,400	9.6%	$1,739,472	5.9%	$23.38	7/21/2026	$560,583(5)	22.6%	4, 5-year options
Forever 21	NR/NR/NR	26,885	3.5	1,483,980	5.1	$55.20	1/31/2019	$183	28.6%	NA
Main Event(6)	NR/NR/NR	46,900	6.0	1,172,500	4.0	$25.00	6/30/2028	NA	NA	3, 5-year options
Dick’s Sporting Goods	NR/NR/NR	74,061	9.5	962,793	3.3	$13.00	1/31/2019	$131	11.9%	4, 5-year options
Gap/Gapkids	BB+/Baa2/BB+	9,761	1.3	758,019	2.6	$77.66	12/31/2017	$245	31.9%	NA
Victoria’s Secret	BB+/Ba1/BB+	13,472	1.7	648,138	2.2	$48.11	1/31/2023	$847	11.9%	NA
Express	NR/NR/NR	9,769	1.3	601,673	2.1	$61.59	1/31/2020	$309	37.6%	NA
Nordstrom Rack(7)	BBB+/Baa1/BBB+	30,002	3.9	577,500	2.0	$19.25	9/30/2025	NA	NA	4, 5-year options
Champs Sports(8)	NR/Ba2/BB+	6,293	0.8	500,734	1.7	$79.57	7/31/2026	$479	16.0%	NA
House of Hoops By Foot Locker(8)	NR/Ba2/BB+	6,459	0.8	500,443	1.7	$77.48	1/31/2021	$838	10.8%	NA
Ten Largest Owned Tenants		298,002	38.4%	$8,945,251	30.5%	$30.02
Other		415,132	53.4	20,369,579	69.5	$49.07
Vacant		63,655	8.2	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		776,789	100.0%	$29,314,830	100.0%	$41.11

(1)	Based on the underwritten rent roll dated June 30, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Total / Wtd. Avg. UW Base Rent $ per SF is calculated excluding vacant SF.

(4)	Sales information is for the trailing 12-month period ending May 31, 2017.

(5)	Tenant Sales $ per SF/Screen are shown per screen (15 screens).

(6)	Main Event has an executed lease but is not expected to take occupancy and commence paying rent until August 2018. The Mall of Louisiana Loan Combination guarantor has provided a guaranty for all outstanding borrower obligations and 15 months of gap rent specific to Main Event.

(7)	Nordstrom Rack is not required to report sales at the Mall of Louisiana Property.

(8)	Both tenants are affiliated subsidiaries of Foot Locker, Inc.

The following table presents certain information relating to the comparable in-line sales at the Mall of Louisiana Property:

Tenant Sales (per SF) and Occupancy Costs(1)

Total In-Line	TTM 5/31/2017 Sales per SF	TTM 5/31/2017 Occupancy Cost
Comparable Sales per SF w/Apple	$585	13.6%
Comparable Sales per SF w/o Apple	$496	16.1%

(1)	Information as provided by the borrower sponsor.

LOAN #10: MALL OF LOUISIANA

The following table presents certain information relating to the lease rollover schedule at the Mall of Louisiana Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	802	0.1%	0.1%	$64,802	0.2%	$80.80	1
2017	27,165	3.5	3.6%	2,265,955	7.7	83.41	10
2018	82,248	10.6	14.2%	3,354,434	11.4	40.78	23
2019	165,390	21.3	35.5%	4,979,391	17.0	30.11	17
2020	43,189	5.6	41.0%	2,581,653	8.8	59.78	14
2021	60,190	7.7	48.8%	2,840,401	9.7	47.19	16
2022	32,000	4.1	52.9%	1,317,420	4.5	41.17	10
2023	39,863	5.1	58.0%	2,544,415	8.7	63.83	11
2024	32,366	4.2	62.2%	1,357,288	4.6	41.94	7
2025	58,878	7.6	69.8%	1,792,374	6.1	30.44	9
2026	88,514	11.4	81.2%	2,885,732	9.8	32.60	6
2027	11,360	1.5	82.6%	1,081,295	3.7	95.18	6
2028 & Thereafter	71,169	9.2	91.8%	2,249,670	7.7	31.61	5
Vacant	63,655	8.2	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	776,789	100.0%		$29,314,830	100.0%	$41.11	135

(1)	Calculated based on the approximate square footage occupied by each Owned Tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

The following table presents certain information relating to historical leasing at the Mall of Louisiana Property:

Historical Leased %(1)(2)

	2014	2015	2016	As of 6/30/2017(3)
Owned Space	94.3%	93.8%	92.5%	91.8%

(1)	As provided by the borrowers and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Excludes temporary tenants.

(3)	Based on the underwritten rent roll dated June 30, 2017.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Mall of Louisiana Property:

Cash Flow Analysis(1)

	2014		2015		2016		TTM 4/30/2017		Underwritten		Underwritten $ per SF
Base Rent	$26,449,228		$27,324,563		$27,877,011		$28,049,808		$29,420,920		$37.88
Potential Income from Vacant Space	0		0		0		0		3,395,375		4.37
Percentage Rent	559,072		516,649		571,657		591,865		581,929		0.75
Total Reimbursement Revenue	10,554,704		10,707,373		10,410,615		10,242,969		10,408,010		13.40
Specialty Leasing Income	3,089,790		3,046,453		3,044,110		2,921,431		2,956,431		3.81
Other Income(2)	402,762		384,936		331,822		399,049		384,049		0.49
Vacancy and Credit Loss	0		0		0		0		(3,931,479)		(5.06)
Effective Gross Income	$41,055,555		$41,979,974		$42,235,214		$42,205,123		$43,215,234		$55.63

Total Operating Expenses	$7,514,389		$7,399,438		$7,196,737		$7,209,498		$7,152,311		$9.21

Net Operating Income	$33,541,166		$34,580,536		$35,038,477		$34,995,624		$36,062,923		$46.43
TI/LC	0		0		0		0		1,473,928		1.90
Capital Expenditures	0		0		0		0		155,358		0.20
Net Cash Flow	$33,541,166		$34,580,536		$35,038,477		$34,995,624		$34,433,637		$44.33

Occupancy	94.3%	(3)	93.8%	(3)	92.5%	(3)	91.8%	(3)(4)	91.0%	(5)
NOI Debt Yield(6)	10.3%		10.6%		10.8%		10.8%		11.1%
NCF DSCR(6)	1.80x		1.86x		1.89x		1.88x		1.85x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Income includes carousel revenue, rebates and miscellaneous non-rental income.

(3)	Occupancy excludes temporary tenants at the Mall of Louisiana Property.

(4)	Based on the June 30, 2017 rent roll.

(5)	Underwritten Occupancy represents the underwritten economic occupancy at the Mall of Louisiana Property.

(6)	NOI Debt Yield and NCF DSCR are based on the amortizing payments due on the outstanding principal balance of the Mall of Louisiana Loan Combination.

LOAN #10: MALL OF LOUISIANA

■	Appraisal. According to the appraisal, the Mall of Louisiana Property had an “as-is” appraised value of $570,000,000 as of June 23, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$567,500,000	N/A	6.00%
Discounted Cash Flow Approach	$571,000,000	7.50%	6.50%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to the Phase I environmental report dated July 24, 2017, there was no evidence of any recognized environmental conditions or recommendations for further action at the Mall of Louisiana Property.

■	Market Overview and Competition. The Mall of Louisiana Property is located in East Baton Rouge Parish within the greater Baton Rouge metropolitan statistical area (“MSA”) of Louisiana. The Mall of Louisiana Property is located approximately 6.0 miles southeast of the Baton Rouge central business district, immediately south of Interstate 10, which connects to Interstate 12 approximately 2 miles north and connects to the New Orleans metropolitan area to the southeast. East Baton Rouge Parish includes the city of Baton Rouge and other established neighborhoods including Mid-City, the Garden District and Spanish Town and is the capital of Louisiana and the location of Louisiana State University, Southern University and Baton Rouge Community College. There are two hospitals located within two miles of the Mall of Louisiana Property: Baton Rouge General Medical Center and Our Lady of the Lake Regional Medical Center. East Baton Rouge Parish’s top employers include Turner Industries Group (9,875 employees), LSU System (6,250 employees), Performance Contractors (5,500 employees), Our Lady of the Lake Regional Medical Center (4,500 employees) and ExxonMobil Corporation (4,214 employees). IBM recently developed a $55 million office and residential building in downtown Baton Rouge and has committed to maintain 800 new jobs through 2023 in downtown Baton Rouge. The Baton Rouge MSA had a 2016 unemployment rate of 5.2%, which unemployment rate has seen a year over year decline since 2011.

According to the appraisal, the primary trade area for the Mall of Louisiana Property encompasses an approximately fifteen-mile radius. The estimated 2016 population within a five-, ten- and fifteen-mile radius around the Mall of Louisiana Property was 169,831, 406,664 and 603,052, respectively. The estimated 2016 average household income within the same radii was $90,572, $76,294 and $74,587, respectively. The 2016 fifteen-mile radius population and average household income reflect a compound annual growth rate from 2000 to 2016 of 1.0% and 2.41%, respectively. The estimated 2016 average retail sales per household within a fifteen-mile radius of the Mall of Louisiana Property were $48,449.

The Mall of Louisiana Property is located in the Baton Rouge retail market which had 2017 first quarter-end average asking rents of $11.32 per SF and a vacancy rate of 4.5% (representing a 1.3% decrease from the first quarter end 2016), with only 11,581 SF of vacant retail space in the market. With respect to the malls within the Baton Rouge retail market, there are currently six lifestyle centers, power centers and regional malls with 2017 first quarter-end average asking rents of $19.61 per SF and a vacancy rate of 8.6% (representing a 1.7% decrease from the first quarter end 2016), with 74,739 SF of positive absorption.

LOAN #10: MALL OF LOUISIANA

The following table presents certain information relating to the primary competition for the Mall of Louisiana Property:

Competitive Set(1)

	Mall of Louisiana (Subject)	Perkins Rowe	Town Center at Cedar Lodge	Siegen Lane Marketplace	Cortana Mall
Distance from Subject	-	1.5 miles	5.0 miles	3.0 miles	6.5 miles
Property Type	Super Regional Mall	Lifestyle Center	Lifestyle Center	Power Center	Super Regional Mall
Year Built / Renovated	1997 / 2008	2006 / NAP	2007 / NAP	1994 / 2002	1976 / 2010
Total GLA	776,789	749,300	410,000	462,150	1,360,000
Total Occupancy	91.8%(2)	85.0%	98.0%	100.0%	30.0%(3)
Estimated Sales per SF(4)	$585(5)	$420	$400	NAP	$250
Anchors	Dillard’s (non-collateral), Dillard’s Men’s (non-collateral), JC Penney (non-collateral), Macy’s (non-collateral), Sears (non-collateral), AMC Theatres	Cinemark, LA Fitness, Barnes & Noble, Fresh Market	Whole Foods, Books A Million, LOFT, Gap	Walmart, Lowes, Bed Bath Beyond, TJ Maxx	Dillard’s, JC Penney

(1)	Source: Appraisal unless otherwise indicated.

(2)	Per underwritten rent roll. Occupancy includes the third largest tenant, Main Event, which has a signed lease but is not expected to take physical occupancy and commence paying rent until August 2018. The Mall of Louisiana Loan Combination guarantor has provided a guaranty for all outstanding borrower obligations and 15 months of gap rent specific to Main Event.

(3)	Cortana Mall is the only other enclosed shopping mall in Baton Rouge. Only two of the six anchor units at Cortana Mall are currently occupied and approximately 45 of 110 inline stores are occupied.

(4)	Not all inline tenants may be required to report sales.

(5)	Comparable inline sales shown as of May 31, 2017. Comparable inline sales excluding Apple for that period were $496 per SF.

■	The Borrowers. The borrowers are Mall of Louisiana, LLC and Mall of Louisiana Land, LLC (individually and collectively, the “Mall of Louisiana Borrower”), each a single-purpose Delaware limited liability company, with at least two independent directors. Legal counsel to the Mall of Louisiana Borrower delivered a non-consolidation opinion in connection with the origination of the Mall of Louisiana Loan Combination. The borrower sponsor and non-recourse carveout guarantor is GGP Real Estate Holding I, Inc., wholly owned by GGP Inc. (“General Growth”).

General Growth is an S&P 500 company focused exclusively on owning, managing, leasing and redeveloping retail properties throughout the United States. General Growth’s portfolio as of March 2017 included 127 properties (121 million SF) in 40 states with an enterprise value of approximately $39 billion.

In addition to the recourse carveout guaranty and environmental indemnity, GGP Real Estate Holding I, Inc. has provided a guaranty for payment of unfunded tenant allowances equal to $3,986,500, landlord work equal to $3,067,797 and an additional $1,465,625, which is equal to 15 months of gap rent, all related to the Main Event lease. GGP Real Estate Holding I, Inc. also provided a guaranty for unfunded obligations related to several other tenants at the Mall of Louisiana Property equal to $1,726,914.

■	Escrows. During a Mall of Louisiana Trigger Period (as defined below), unless there are sufficient funds in the lockbox account to make the deposits, the Mall of Louisiana Borrower is required on each monthly payment date to deposit (i) 1/12th of the estimated annual real estate taxes and 1/12th of the estimated annual insurance premiums (unless the Mall of Louisiana Property is covered by a blanket insurance policy and the premiums for the blanket insurance policy are prepaid for at least one year in advance), (ii) $12,931 to a replacement reserve subject to a cap of $155,169, and (iii) $129,308 to a tenant improvements and leasing commissions reserve subject to a cap of $1,551,690.

■	Lockbox and Cash Management. The Mall of Louisiana Loan Combination documents require a hard lockbox with springing cash management. Funds deposited to the lockbox are required to be swept daily to the Mall of Louisiana Borrower’s operating account unless a Mall of Louisiana Trigger Period exists. During a Mall of Louisiana Trigger Period, funds in the lockbox are required to be transferred daily to a cash management account under the sole control of the lender for the payment of, among other things, debt service, monthly escrows and operating expenses with all excess cash being deposited to an excess cash reserve to be held as additional collateral for the Mall of Louisiana Loan Combination.

A “Mall of Louisiana Trigger Period” will commence upon the earlier of (i) an event of default and (ii) the debt service coverage ratio being less than 1.15x. A Mall of Louisiana Trigger Period will cease upon (a) with respect to clause (i), the cure or waiver of the event of default and (b) with respect to clause (ii), the debt service coverage ratio being equal to or greater than 1.15x.

■	Property Management. The Mall of Louisiana Property is currently self-managed and may be managed by (i) General Growth Management, Inc., (ii) General Growth Services, Inc., (iii) General Growth, (iv) any other affiliate of the Mall of Louisiana Loan Combination guarantor entirely owned (directly or indirectly) by the Mall of Louisiana Loan

LOAN #10: MALL OF LOUISIANA

Combination guarantor, or (v) any Mall of Louisiana Qualifying Manager (as defined below) according to the Mall of Louisiana Loan Combination documents. So long as no event of default is continuing under the Mall of Louisiana Loan Combination documents, the Mall of Louisiana Borrower may, without the lender’s prior written consent, enter into a management agreement with a Mall of Louisiana Qualifying Manager, provided that: (i) such management agreement is on an arms’ length basis and under which the fees payable thereunder must not exceed 3% of income from gross operations, subject to commercially reasonable adjustments pursuant to then applicable market standards as reasonably approved by the lender, (ii) if such Mall of Louisiana Qualifying Manager is an affiliated property manager, the Mall of Louisiana Borrower delivers a non-consolidation opinion with respect to such manager, and (iii) such Mall of Louisiana Qualifying Manager and the Mall of Louisiana Borrower execute a subordination of management agreement. With respect to a new manager other than a Mall of Louisiana Qualifying Manager, the consent of the lender to the identity of the manager may be conditioned upon the Mall of Louisiana Borrower delivering a rating agency confirmation as to such new manager and management agreement. Upon and during the continuance of an event of default under the Mall of Louisiana Loan Combination documents, the lender has the right to require the Mall of Louisiana Borrower to replace the property manager with a Mall of Louisiana Qualifying Manager, chosen by the Mall of Louisiana Borrower and approved by the lender.

A “Mall of Louisiana Qualifying Manager” means (i) the property manager or (ii) a reputable and experienced management organization possessing experience in managing properties similar in size, scope and value to the Mall of Louisiana Property, provided that with respect to clause (ii) above, the Mall of Louisiana Borrower has obtained the prior written consent of the lender for such entity (such consent not to be unreasonably withheld or delayed, but may be based on receipt of a rating agency confirmation).

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release, Substitution or Expansion of Collateral. The Mall of Louisiana Borrower may acquire one or more Expansion Parcels (whereupon any such Expansion Parcel will become an “Acquired Expansion Parcel”), provided, among other conditions, that the following are satisfied: (i) no event of default has occurred and is continuing under the Mall of Louisiana Loan Combination documents; (ii) the related borrower acquires the fee simple or leasehold interest in the Expansion Parcel and spreads the Mall of Louisiana Loan Combination documents to include the Expansion Parcel as collateral; (iii) certain diligence is performed, including receipt of a title policy or endorsement, confirmation that the Expansion Parcel is its own tax lot and, except under the circumstances provided for in the Mall of Louisiana Loan Combination documents, receipt of a Phase I environmental report or property condition report with respect to the Expansion Parcel; and (iv) at the request of the lender, the related borrower delivers a REMIC opinion. Acquired Expansion Parcels may be released as described below.

An “Expansion Parcel” is any parcel of land, together with any improvements thereon located, (a) constituting an integral part of, or adjoining to, or proximately located near, the shopping center of which the Mall of Louisiana Property is a part, (b) is not owned by the related borrower at origination of the Mall of Louisiana Loan Combination and (c) is not a parcel acquired in connection with a substitution described in the next paragraph.

The Mall of Louisiana Borrower may obtain the release of (i) any vacant, unimproved, non-income producing parcel (including “air rights” parcels) or outlot, (ii) any Acquired Expansion Parcel or (iii) the portion of the Mall of Louisiana Property subject to the extension and/or widening of Picardy Street by the City of Baton Rouge (the “Picardy Street Extension Parcel”), in each case, in connection with a transfer to a person other than a person owned or controlled by the Mall of Louisiana Borrower, provided, among other conditions, that the following are satisfied: (1) no event of default has occurred and is continuing under the Mall of Louisiana Loan Combination documents; (2) as it relates to any parcel release other than an Acquired Expansion Parcel release, the lender receives (a) evidence that the parcel is not necessary for the operation or use of the Mall of Louisiana Property and that such parcel may be readily separated from the Mall of Louisiana Property without material diminution of the value of the Mall of Louisiana Property and (b) a rating agency confirmation; (3) as it relates to the release of an Acquired Expansion Parcel, the lender receives from the Mall of Louisiana Borrower an officer’s certificate to the effect that (a) during the time that the Acquired Expansion Parcel was a part of the Mall of Louisiana Property, any tenants that were relocated to the Acquired Expansion Parcel from other areas of the Mall of Louisiana Property have been replaced with tenants of comparable credit quality and paying equal or better rent than the relocated tenants, and (b) to the extent existing tenants are proposed to be relocated to the Acquired Expansion Parcel after its release, the Mall of Louisiana Borrower has entered into fully executed replacement leases with replacement tenants of comparable credit quality and on rental terms equal or better than the existing tenant, and (c) the release of the Acquired Expansion Parcel does not have a material adverse effect on the use or value of the Mall of Louisiana Property, the enforcement of the Mall of Louisiana Loan Combination documents, or the Mall of Louisiana Borrower’s ability to repay the Mall of Louisiana Loan Combination; (4) the loan-to-value ratio for the remaining Mall of Louisiana Property is less than or

LOAN #10: MALL OF LOUISIANA

equal to 125%, provided that the Mall of Louisiana Borrower may prepay the Mall of Louisiana Loan Combination and pay the associated yield maintenance premium in order to meet the required loan-to-value ratio; and (5) at the request of the lender, a REMIC opinion is delivered.

In addition, with respect to the Mall of Louisiana Property, the Mall of Louisiana Borrower may obtain the release of a vacant, unimproved, non-income producing parcel in connection with a transfer to a person other than the Mall of Louisiana Borrower, provided, among other conditions, that the following are satisfied: (i) no event of default has occurred and is continuing under the Mall of Louisiana Loan Combination documents; (ii) simultaneous with the release, the Mall of Louisiana Borrower acquires, and encumbers as collateral for the Mall of Louisiana Loan Combination, a substitute parcel at or adjacent to the Mall of Louisiana Property of reasonably equivalent value to the release parcel; (iii) a rating agency confirmation is obtained; (iv) certain diligence is performed, including receipt of a title policy or endorsement, confirmation that the release parcel and the substitute parcel are each its own tax lot and, except under the circumstances provided for in the Mall of Louisiana Loan Combination documents, receipt of a Phase I environmental report or property condition report with respect to the substitute parcel; and (v) the loan-to-value ratio immediately after the substitution is less than or equal to 125%, provided that the Mall of Louisiana Borrower may prepay the Mall of Louisiana Loan Combination and pay the associated yield maintenance premium in order to meet the required loan-to-value ratio.

■	Terrorism Insurance. The Mall of Louisiana Loan Combination documents require that the “all risk” insurance policy required to be maintained by the Mall of Louisiana Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Mall of Louisiana Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity; provided that so long as TRIPRA is in effect, and covers both domestic and foreign acts of terrorism, the lender is required to accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA in satisfaction of the foregoing requirements. If TRIPRA or a similar or subsequent statute is not in effect, provided that terrorism insurance coverage is commercially available, the Mall of Louisiana Borrower is required to carry terrorism insurance coverage as described above, or so much as may be purchased for no more than two times the insurance premium then payable for the Mall of Louisiana Property and business interruption coverage required under the Mall of Louisiana Loan Combination (without giving effect to the cost of terrorism components of such coverage). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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 LOAN #11: The Shoppes at flowers mill

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		RMF
Location (City/State)	Langhorne, Pennsylvania	Cut-off Date Principal Balance		$28,000,000
Property Type	Retail	Cut-off Date Principal Balance per SF		$178.56
Size (SF)	156,812	Percentage of Initial Pool Balance		2.9%
Total Occupancy as of 9/20/2017	99.1%	Number of Related Mortgage Loans		None
Owned Occupancy as of 9/20/2017	99.1%	Type of Security		Fee Simple
Year Built / Latest Renovation	1997 / NAP	Mortgage Rate		4.70000%
Appraised Value	$45,600,000	Original Term to Maturity (Months)		120
Appraised Date	8/4/2017	Original Amortization Term (Months)		360
Borrower Sponsor(3)	James J. McCaffrey, III	Original Interest Only Period (Months)		60
Property Management	RC Commercial Realty, L.L.C.	First Payment Date		11/6/2017
		Maturity Date		10/6/2027

Underwritten Revenues	$3,756,516
Underwritten Expenses	$1,218,813	Escrows
Underwritten Net Operating Income (NOI)	$2,537,703		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,390,300	Taxes	$238,420	$56,767
Cut-off Date LTV Ratio	61.4%	Insurance	$34,222	$4,074
Maturity Date LTV Ratio	56.4%	Replacement Reserves	$0	$1,960
DSCR Based on Underwritten NOI / NCF	1.46x / 1.37x	TI/LC(1)	$350,000	$0
Debt Yield Based on Underwritten NOI / NCF	9.1% / 8.5%	Other(2)	$837,130	$0

	Sources and Uses
Sources	$	%	Uses	$	%
Mortgage Loan Amount	$28,000,000	99.8%	Loan Payoff	$21,691,802	77.3%
Other Sources	60,000	0.2	Principal Equity Distribution	4,331,524	15.4
			Reserves	1,459,773	5.2
			Closing Costs	576,902	2.1
Total Sources	$28,060,000	100.0%	Total Uses	$28,060,000	100.0%

(1)	Subject to a $350,000 cap.

(2)	Consists of $87,130 for an environmental reserve related to a prior on-site dry cleaner and $750,000 for a pledge note reserve.

(3)	James J. McCaffrey, III is the non-recourse carveout guarantor with respect to The Shoppes at Flowers Mill Loan.

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at The Shoppes at Flowers Mill Property:

Ten Largest Owned Tenants Based On Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration	Tenant Sales $ per SF(4)	Occupancy Cost(4)	Renewal / Extension Options
Giant Foods Stores	BBB / Baa2 / BBB	62,365	39.8%	$623,650	22.6%	$10.00	9/30/2029	NAV	NAV	4, 5-year options
Rite Aid (Eckerd Corp)	B / B3 / B	15,000	9.6	310,000	11.2	$20.67	6/30/2019	$658	4.1%	4, 5-year options
Talbot’s	NR / NR / NR	8,600	5.5	210,700	7.6	$24.50	1/31/2025	$274	11.2%	None
Santander Bank	NR / Baa2 / BBB+	2,500	1.6	185,000	6.7	$74.00	12/31/2029	$599	13.7%	1, 6-year option
Jos. A. Banks	NR / NR / NR	4,500	2.9	144,000	5.2	$32.00	9/30/2018	$382	10.2%	2, 5-year options
Dawson’s (James Lukens)	NR / NR / NR	8,500	5.4	121,550	4.4	$14.30	12/31/2023	NAV	NAV	1, 4-year 11-month option
Chico’s FAS, Inc.	NR / NR / NR	3,546	2.3	95,742	3.5	$27.00	11/30/2021	NAV	NAV	2, 5-year options
PA-LCB	NR / Aa3 / AA-	6,000	3.8	90,000	3.3	$15.00	4/30/2022	NAV	NAV	None
BB&T Bank	A+ / A2 / A-	3,450	2.2	82,500	3.0	$23.91	6/30/2021	NAV	NAV	1, 5-year option
Orange Theory (Ram Fitness)	NR / NR / NR	3,280	2.1	78,720	2.8	$24.00	1/31/2026	$196	16.2%	2, 5-year options
Ten Largest Owned Tenants		117,741	75.1%	$1,941,862	70.3%	$16.49
Remaining Owned Tenants		37,671	24.0	820,686	29.7	$21.79
Vacant Spaces (Owned Space)		1,400	0.9	0	0	$0.00
Total / Wtd. Avg. All Owned Tenants		156,812	100.0%	$2,762,548	100.0%	$17.78

(1)	Based on the underwritten rent roll dated September 20, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent and UW Base Rent $ per SF include contractual rent steps through October 2017, totaling $4,427.

(4)	Tenant Sales $ per SF and Occupancy Cost were provided by the borrower for 2016.

LOAN #11: The Shoppes at flowers mill

The following table presents certain information relating to the lease rollover schedule at The Shoppes at Flowers Mill Property, based on the initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	8,039	5.1	5.1%	225,519	8.2	28.05	4
2019	15,000	9.6	14.7%	310,000	11.2	20.67	1
2020	9,298	5.9	20.6%	210,935	7.6	22.69	4
2021	10,596	6.8	27.4%	266,562	9.6	25.16	4
2022	10,840	6.9	34.3%	202,880	7.3	18.72	4
2023	11,565	7.4	41.7%	196,643	7.1	17.00	2
2024	7,320	4.7	46.3%	161,940	5.9	22.12	3
2025	13,109	8.4	54.7%	270,700	9.8	20.65	2
2026	3,280	2.1	56.8%	78,720	2.8	24.00	1
2027	1,500	1.0	57.7%	30,000	1.1	20.00	1
2028 & Thereafter	64,865	41.4	99.1%	808,650	29.3	12.47	2
Vacant	1,400	0.9	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	156,812	100.0%		$2,762,548	100.0%	$17.78	28

(1)	Calculated based on approximate square footage occupied by each tenant.

The following table presents certain information relating to historical leasing at The Shoppes at Flowers Mill Property:

Historical Leased %(1)

	2014	2015	2016	As of 9/20/2017(2)
Owned Space	94.0%	97.0%	100.0%	99.1%

(1)	As provided by the borrower which reflects average occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated September 20, 2017.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Shoppes at Flowers Mill Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 7/31/2017	Underwritten(2)	Underwritten $ per SF
Base Rent	$2,706,117	$2,679,339	$2,675,491	$2,785,455	$2,758,121	$17.59
Contractual Rent Steps	0	0	0	0	4,427	0.03
Overage Rent	0	0	0	0	0	0.00
Gross Up Vacancy	0	0	0	0	32,200	0.21
Total Rent	$2,706,117	$2,679,339	$2,675,491	$2,785,455	$2,794,748	$17.82
Total Reimbursables	912,057	1,069,857	1,088,277	870,301	1,075,623	6.86
Other Income(3)	17,738	0	0	80,900	80,900	0.52
Less Vacancy & Credit Loss	0	0	0	0	(194,756)	(1.24)
Effective Gross Income	$3,635,912	$3,749,196	$3,763,768	$3,736,657	$3,756,516	$23.96

Total Operating Expenses	$1,279,422	$1,223,083	$1,264,590	$1,138,751	$1,218,813	$7.77

Net Operating Income	$2,356,490	$2,526,113	$2,499,178	$2,597,905	$2,537,703	$16.18
TI/LC	0	0	0	0	117,609	0.75
Capital Expenditures	0	0	0	0	29,794	0.19
Net Cash Flow	$2,356,490	$2,526,113	$2,499,178	$2,597,905	$2,390,300	$15.24

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow based on contractual rents as of 9/20/2017 and rent steps through 10/1/2017.

(3)	Other income includes signage income, roof rent and other miscellaneous items.

LOAN #12: las vegas retail portfolio

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	3	Loan Seller		CREFI
Location (City/State)	Las Vegas, Nevada	Cut-off Date Balance		$27,000,000
Property Type	Retail	Cut-off Date Balance per SF		$183.14
Size (SF)	147,429	Percentage of Initial Pool Balance		2.8%
Total Occupancy as of 8/1/2017(1)	95.3%	Number of Related Mortgage Loans		None
Owned Occupancy as of 8/1/2017(1)	95.3%	Type of Security		Fee Simple
Year Built / Latest Renovation(2)	Various / NAP	Mortgage Rate		4.40000%
Appraised Value	$38,750,000	Original Term to Maturity (Months)		120
Appraisal Date	5/2/2017	Original Amortization Term (Months)		300
Borrower Sponsor(3)	Bradley J. Kloss	Original Interest Only Period (Months)		12
Property Management	Nevada Capital Asset Management LLC	First Payment Date		10/6/2017
		Maturity Date		9/6/2027

Underwritten Revenues	$3,467,539
Underwritten Expenses	$801,546	Escrows
Underwritten Net Operating Income (NOI)	$2,665,992		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,455,765	Taxes	$48,693	$17,309
Cut-off Date LTV Ratio	69.7%	Insurance	$3,054	$3,054
Maturity Date LTV Ratio	53.2%	Replacement Reserve	$0	$1,790
DSCR Based on Underwritten NOI / NCF	1.50x / 1.38x	TI/LC(4)	$135,000	$14,866
Debt Yield Based on Underwritten NOI / NCF	9.9% / 9.1%	Other(5)	$62,976	$0

Sources and Uses(6)
Sources	$	%	Uses	$	%
Loan Amount	$27,000,000	83.2%	Purchase Price	$25,800,000	79.5%
Principal’s New Cash Contribution	5,336,661	16.4	Loan Payoff	5,794,599	17.9
Other Sources	122,918	0.4	Closing Costs	605,773	1.9
			Reserves	249,724	0.8
			Other Uses	9,485	0.0
Total Sources	$32,459,579	100.0%	Total Uses	$32,459,579	100.0%

(1)	Total Occupancy and Owned Occupancy are based on the underwritten rent roll dated August 1, 2017 for The Village at Craig Road (“Craig Road”) and Shops at Boca Park (“Boca Park”) Properties. Total Occupancy and Owned Occupancy are based on the underwritten rent roll dated August 4, 2017 for the Shops & Gym at Durango Arby Plaza (“Durango”) Property.
(2)	The Durango, Craig Road and Boca Park Properties were built in 2015, 2008 and 2003, respectively.
(3)	Bradley J. Kloss is the non-recourse carveout guarantor under the Las Vegas Retail Portfolio Loan.
(4)	The TI/LC reserve is capped at $650,000.
(5)	Other Upfront reserves consist of $62,976 for free rent.
(6)	The Las Vegas Retail Portfolio loan was used to retire existing debt on the Craig Road Property and to acquire the Durango and the Boca Park Properties for a purchase price of $18,000,000 and $7,800,000, respectively.

The following table presents certain information relating to the individual Las Vegas Retail Portfolio Properties:

Las Vegas Retail Portfolio Summary

Property Name	Year Built	Building GLA	Building Occupancy	Occupancy Date	Allocated Cut-off Date Balance	% Allocated Cut-off Date Balance	Appraised Value	% Appraised Value	UW NCF
Shops & Gym at Durango Arby Plaza	2015	60,250	100.0%	8/4/2017	$14,062,500	52.1%	$18,750,000	48.4%	$1,147,247
The Village at Craig Road	2008	73,179	90.5%	8/1/2017	7,009,500	26.0	12,200,000	31.5	830,531
Shops at Boca Park	2003	14,000	100.0%	8/1/2017	5,928,000	22.0	7,800,000	20.1	477,987
Total / Wtd. Avg.		147,429	95.3%		$27,000,000	100.0%	$38,750,000	100.0%	$2,455,765

LOAN #12: las vegas retail portfolio

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Las Vegas Retail Portfolio Properties:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Property Name	Tenant Name(2)	Credit Rating (Fitch/MIS/S&P)(3)	Tenant GLA	% of Owned GLA	UW Base Rent(4)	% of Total UW Base Rent(4)	UW Base Rent $ per SF(4)	Lease Expiration	Renewal / Extension Options
Durango	EOS Fitness	NR / NR / NR	34,610	23.5%	$551,000	18.2%	$15.92	4/30/2031	3, 5-year options
Craig Road	State of Nevada Division of Welfare and Supportive Services	NR / NR / NR	18,500	12.5	430,680	14.2	$23.28	6/30/2024	NAP
Boca Park	Men’s Wearhouse	NR / B3 / B	6,280	4.3	207,240	6.9	$33.00	2/28/2021	2, 5-year options
Boca Park	Massage Envy	NR / NR / NR	3,000	2.0	154,970	5.1	$51.66	11/8/2019	1, 5-year option
Boca Park	Mattress Firm	NR / Baa3 / NR	3,000	2.0	132,000	4.4	$44.00	6/30/2021	1, 5-year option
Durango	Wag N Wash	NR / NR / NR	4,170	2.8	128,472	4.2	$30.81	10/31/2020	2, 5-year options
Durango	Sweet Poke Management, Inc.	NR / NR / NR	3,499	2.4	104,970	3.5	$30.00	7/31/2028	2, 5-year options
Craig Road	Cosmetology Institute of Las Vegas	NR / NR / NR	5,906	4.0	99,221	3.3	$16.80	2/29/2020	2, 5-year options
Durango	The Pier 215	NR / NR / NR	3,332	2.3	98,840	3.3	$29.66	4/30/2027	2, 5-year options
Craig Road	ATI Physical Therapy	NR / NR / NR	5,558	3.8	96,602	3.2	$17.38	7/31/2023	2, 5-year options
Ten Largest Owned Tenants			87,855	59.6%	$2,003,995	66.3%	$22.81
Other			52,616	35.7	1,019,121	33.7	$19.37
Vacant			6,958	4.7	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants			147,429	100.0%	$3,023,116	100.0%	$21.52

(1)	Based on the underwritten rent rolls dated August 1, 2017 and August 4, 2017.
(2)	No tenant is required to report sales at any of the Las Vegas Retail Portfolio Properties.
(3)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(4)	UW Base Rent, % of Total UW Base Rent and UW Base Rent per SF include $56,053 of contractual rents steps taken through August 2018.

The following table presents certain information relating to the lease rollover schedule at the Las Vegas Retail Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)(4)	# of Expiring Tenants
MTM(4)	1,295	0.9%	0.9%	$16,981	0.6%	$13.11	1
2017	0	0.0	0.9%	0	0.0	0.00	0
2018	0	0.0	0.9%	0	0.0	0.00	0
2019	5,157	3.5	4.4%	218,255	7.2	42.32	2
2020	11,116	7.5	11.9%	242,140	8.0	21.78	3
2021	31,588	21.4	33.3%	758,931	25.1	24.03	13
2022	12,183	8.3	41.6%	283,071	9.4	23.23	7
2023	5,558	3.8	45.4%	96,602	3.2	17.38	1
2024	28,083	19.0	64.4%	545,163	18.0	19.41	3
2025	1,846	1.3	65.7%	38,544	1.3	20.88	1
2026	0	0.0	65.7%	0	0.0	0.00	0
2027	5,536	3.8	69.4%	167,459	5.5	30.25	2
2028 & Thereafter	38,109	25.8	95.3%	655,970	21.7	17.21	2
Vacant	6,958	4.7	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	147,429	100.0%		$3,023,116	100.0%	$21.52	35

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include $56,053 of contractual rents steps taken through August 2018.
(4)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

The following table presents certain information relating to historical leasing at the Las Vegas Retail Portfolio Properties:

Historical Leased %(1)

Property Name	2015	2016	As of 8/1/2017(2)
Shops & Gym at Durango Arby Plaza	NAV	100.0%	100.0%
The Village at Craig Road(3)	48.0%	68.0%	90.5%
Shops at Boca Park	100.0%	100.0%	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.
(2)	Occupancy is based on the underwritten rent roll dated August 1, 2017 for the Craig Road Property and Boca Park Properties. Occupancy is based on the underwritten rent roll dated August 4, 2017 for the Durango Property.
(3)	The Craig Road Property was acquired in April 2015 by the borrower sponsor and has since been leased up to its 90.5% occupancy as of August 1, 2017.

LOAN #12: las vegas retail portfolio

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Las Vegas Retail Portfolio Properties:

Cash Flow Analysis(1)

	2016(2)	TTM 7/31/2017(2)	Underwritten	Underwritten $ per SF
Base Rent	$2,236,321	$2,803,793	$2,967,063	$20.13
Contractual Rent Steps(3)	0	0	56,053	0.38
Gross Up Vacancy	0	0	141,921	0.96
Reimbursements	358,793	471,757	566,715	3.84
Other Income(4)	4,798	5,303	21,250	0.14
Vacancy & Credit Loss	(36,054)	(31,003)	(285,464)	(1.94)
Effective Gross Income	$2,563,858	$3,249,851	$3,467,539	$23.52

Real Estate Taxes	$156,739	$167,686	$196,951	$1.34
Insurance	37,888	64,148	34,908	0.24
Management Fee	113,212	133,516	142,543	0.97
Other Operating Expenses	382,182	417,925	427,144	2.90
Total Operating Expenses	$690,021	$783,274	$801,546	$5.44

Net Operating Income	$1,873,837	$2,466,577	$2,665,992	$18.08
TI/LC	0	0	188,746	1.28
Capital Expenditures	0	0	21,482	0.15
Net Cash Flow	$1,873,837	$2,466,577	$2,455,765	$16.66

Occupancy	84.1%	95.3%(5)	92.4%(6)
NOI Debt Yield	6.9%	9.1%	9.9%
NCF DSCR	1.05x	1.38x	1.38x

(1)	Historical cash flow information for the Las Vegas Retail Portfolio is not presented on a portfolio basis due to the construction of the Shops & Gym at Durango Arby Plaza Property in 2015.
(2)	The increase from 2016 Net Operating Income to TTM 7/31/2017 Net Operating Income is mainly driven by the increase in occupancy at the Craig Road Property. The Craig Road Property was acquired in April 2015 by the borrower sponsor and has since increased occupancy from 48.0% to its current occupancy of 90.5% as of August 1, 2017.
(3)	Contractual Rent Steps of $56,053 are underwritten for various tenants through August 2018.
(4)	Other Income includes rental income from a 3-slot car wash outparcel located at the Durango Property and late fees, nonsufficient funds fees and credit card fees associated with the Craig Road Property.
(5)	Occupancy is based on the underwritten rent roll dated August 1, 2017 for the Craig Road Property and Boca Park Properties. Occupancy is based on the underwritten rent roll dated August 4, 2017 for the Durango Property.
(6)	Represents an underwritten economic vacancy of 7.6%.

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LOAN #13: torrey executive centre

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CCRE
Location (City/State)	San Diego, California	Cut-off Date Balance		$25,200,000
Property Type	Office	Cut-off Date Balance per SF		$418.06
Size (SF)	60,278	Percentage of Initial Pool Balance		2.6%
Total Occupancy as of 10/3/2017(1)	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 10/3/2017(1)	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1977 / NAP	Mortgage Rate		4.55000%
Appraised Value(2)(3)	$37,900,000	Original Term to Maturity (Months)		120
Appraisal Date	6/20/2017	Original Amortization Term (Months)		360
Borrower Sponsor(4)	Douglas F. Manchester	Original Interest Only Period (Months)	36
Property Management	Manchester Financial Group, Inc.	First Payment Date(5)	11/3/2017
		Maturity Date		10/6/2027

Underwritten Revenues	$2,480,713
Underwritten Expenses	$395,452		Escrows(3)
Underwritten Net Operating Income (NOI)	$2,085,260		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,073,205	Taxes	$153,750	$17,083
Cut-off Date LTV Ratio(2)	66.5%	Insurance	$7,363	$1,227
Maturity Date LTV Ratio(2)	58.3%	Replacement Reserve	$0	$1,005
DSCR Based on Underwritten NOI / NCF	1.35x / 1.35x	TI/LC	$1,506,950	$0
Debt Yield Based on Underwritten NOI / NCF	8.3% / 8.2%	Other(6)	$318,150	$0

	Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$25,200,000	100.0%	Loan Payoff	$17,605,703	69.9%
			Principal Equity Distribution	4,458,421	17.7
			Reserves	1,986,213	7.9
			Closing Costs	1,149,664	4.6
Total Sources	$25,200,000	100.0%	Total Uses	$25,200,000	100.0%

(1)	The Torrey Executive Centre Property is 100.0% occupied by The Scripps Research Institute (“TSRI”) as of October 3, 2017.

(2)	Appraised Value represents the “as-stabilized” value, which assumes that lease-up costs (tenant improvements, free rent and roof repairs) associated with TSRI have been incurred by the borrower sponsor or reserved for under the Torrey Executive Centre Mortgage Loan.

(3)	On the closing date of the Torrey Executive Centre Loan, the borrower reserved $200,100 into the Deferred Maintenance account, $1,506,950 into the Tenant Improvements and Leasing Commissions account and $118,050 into the First Payment Reserve. Because all assumptions for the “as stabilized” appraised value in the related appraisal have been met, the appraised value of $37,900,000 is treated as the “as is” appraised value for the related Mortgaged Property. Provided that TSRI is not in default under its lease during the calendar month of October during each of the seven years from 2019 to 2025, base rent payable in October of each such year is abated. Commencing in November 2018 until September 2025, the borrower is required to deposit on each monthly payment date 1/11th of the upcoming base rent due in October.

(4)	Douglas F. Manchester, as Trustee of the Papa Doug Trust (the “Trust”), and any successor Trustee of the Trust is the non-recourse carveout guarantor under the Torrey Executive Centre Loan. If the Trust is revoked, Douglas F. Manchester will automatically be added as an additional non-recourse carveout guarantor and as an indemnitor under the environmental indemnity agreement.

(5)	The Torrey Executive Centre Mortgage Loan has a three day payment default grace period with respect to monthly debt service and monthly reserve payments only. The monthly payment date occurs on the 3rd of each month.

(6)	Upfront other reserve represents the $118,050 in the First Payment Reserve and $200,100 in the Deferred Maintenance Reserve.

The following table presents certain information relating to the major tenants at the Torrey Executive Centre Property:

Owned Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration(4)	Renewal / Extension Options
The Scripps Research Institute	A+ / A1 / NR	60,278	100.0%	$2,342,775	100.0%	$38.87	9/30/2029	1, 5-year option
Largest Owned Tenants		60,278	100.0%	$2,342,775	100.0%	$38.87
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Tenants		60,278	100.0%	$2,342,775	100.0%	$38.87

(1)	Based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent was underwritten per average contractual rent during the loan term, assuming the rent is adjusted to the floor of $38.40 per SF in October 2023, and net of the free rent received each October between 2019 and 2025 with total value of $1,570,385. In-place base rent is currently $25.57 per SF and will increase to $40.80 in 2019. .

(4)	The original lease term was scheduled to expire September 30, 2019. The borrower and TSRI amended the lease, extending the term through September 2029. Pursuant to the new lease, TSRI may terminate the lease effective no earlier than October 1, 2027. In the event that the tenant exercises its termination right, the tenant is required to pay to borrower an amount equal to the sum of (x) the unamortized portion of brokerage commissions, (y) the unamortized portion of the approximately $1.5 million tenant improvement allowance, and (z) the unamortized portion of the rent abatement granted to the tenant. In the event TSRI exercises this termination right, the borrower is required to deliver to lender a cash collateral deposit in the amount of $3.0 million (or an acceptable letter of credit in such amount).

LOAN #13: torrey executive centre

The following table presents the lease rollover schedule at the Torrey Executive Centre Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
2017	0	0.0%	0.0%	$0	0.0%	$0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027	0	0.0	0.0%	0	0.0	0.00	0
2028 & Thereafter	60,278	100.0	100.0%	2,342,775	100.0	38.87	1
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	60,278	100.0%		$2,342,775	100.0%	$38.87	1

(1)	Pursuant to the new lease, TSRI may terminate the lease effective no earlier than 10/1/2027. In the event that the tenant exercises its termination right, the tenant is required to pay to borrower an amount equal to the sum of (x) the unamortized portion of brokerage commissions, (y) the unamortized portion of the approximately $1.5 million tenant improvement allowance, and (z) the unamortized portion of the rent abatement granted to the tenant. In the event TSRI exercises this termination right, the borrower is required to deliver to lender a cash collateral deposit in the amount of $3.0 million (or an acceptable letter of credit in such amount).

The following table presents certain information relating to historical leasing at the Torrey Executive Centre Property:

Historical Leased %(1)(2)

	2014	2015	2016	As of 10/3/2017(3)
Owned Space	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	The Scripps Research Institute has been a tenant at the Torrey Executive Centre Property since 1997.

(3)	Based on the underwritten rent roll.

LOAN #13: torrey executive centre

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Torrey Executive Centre Property:

Cash Flow Analysis(1)

	2014		2015		2016		TTM 8/31/2017		Underwritten		Underwritten $ per SF
Base Rent(2)(3)	$1,504,285		$1,421,084		$1,463,716		$1,492,773		$2,244,705		$37.24
Reimbursements	210,003		198,616		217,199		208,521		312,731		5.19
Other Income	0		0		0		0		0		0.00
Gross Revenue	$1,714,288		$1,619,700		$1,680,915		$1,701,294		$2,557,436		$42.43

Vacancy & Credit Loss	0		0		0		0		(76,723)		(1.27)
Effective Gross Income	$1,714,288		$1,619,700		$1,680,915		$1,701,294		$2,480,713		$41.15

Real Estate Taxes	$196,244		$197,961		$201,279		$203,014		$296,456		$4.92
Insurance	13,759		16,575		2,343		21,435		16,275		0.27
Management Fee(4)	34,289		32,395		33,616		33,561		74,421		1.23
General and Administrative	2,875		4,985		3,200		6,588		8,300		0.14
Total Operating Expenses	$247,167		$251,915		$240,438		$264,598		$395,452		$6.56

Net Operating Income	$1,467,121		$1,367,784		$1,440,477		$1,436,696		$2,085,260		$34.59
TI/LC	0		0		0		0		0		0.00
Capital Expenditures	0		0		0		0		12,056		0.20
Net Cash Flow	$1,467,121		$1,367,784		$1,440,477		$1,436,696		$2,073,205		$34.39

Occupancy	100.0%		100.0%		100.0%		100.0%		97.0%
NOI Debt Yield	5.8%		5.4%		5.7%		5.7%		8.3%
NCF DSCR(5)	0.95	x	0.89	x	0.93	x	0.93	x	1.35	x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Base Rent was underwritten per average contractual rent during the loan term, assuming the rent is adjusted to the floor of $38.40 per SF in October 2023, and net of the free rent received each October between 2019 and 2025 with total value of $1,570,385.

(3)	In-place base rent is $25.57 per SF. On August 1, 2017, The Scripps Research Institute executed a new ten (10) year extension, which commences October 1, 2019 at a base rent of $40.80 per SF, which is in line with the appraiser’s concluded market rent of $40.00 per SF.

(4)	The management agreement executed on September 8, 2017 has a contractual management fee of 3.0% of gross revenues at the Torrey Executive Center Property.

(5)	The debt service coverage ratio based on the current interest-only payments, in-place rent and underwritten expenses is 1.21x. The Torrey Executive Centre Loan requires interest only monthly payments for the first three years of the loan term, after which it requires monthly payments of principal and interest based on a 30-year amortization schedule.

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LOAN #14: IGT RENO

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CCRE
Location (City/State)	Reno, Nevada	Cut-off Date Balance(4)	$25,000,000
Property Type	Mixed Use	Cut-off Date Balance per SF(3)	$63.94
Size (SF)	1,251,179	Percentage of Initial Pool Balance	2.6%
Total Occupancy as of 10/6/2017(1)	100.0%	Number of Related Mortgage Loans	2
Owned Occupancy as of 10/6/2017(1)	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	1996 / 2001, 2003, 2005	Mortgage Rate	4.25906%
Appraised Value	$157,230,000	Original Term to Maturity (Months)	120
Appraisal Date	3/29/2017	Original Amortization Term (Months)	360
Borrower Sponsors(2)	AG Net Lease III Corp. and AG Net Lease III (SO) Corp.	Original Interest Only Period (Months)	60
Property Management	Self Managed	First Payment Date	8/6/2017
Maturity Date	7/6/2027

Underwritten Revenues	$10,961,487
Underwritten Expenses	$328,845	Escrows
Underwritten Net Operating Income (NOI)	$10,632,642	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$9,700,013	Taxes	$0	$0(5)
Cut-off Date LTV Ratio(3)	50.9%	Insurance	$0	$0(5)
Maturity Date LTV Ratio(3)	46.4%	Replacement Reserve	$0	$0(5)
DSCR Based on Underwritten NOI / NCF(3)	2.25x / 2.05x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(3)	13.3% / 12.1%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$80,000,000	51.0%	Purchase Price	$156,000,000	99.4
Principal’s New Cash Contribution	59,383,028	37.9	Closing Costs	883,028	0.6
Mezzanine Debt	17,500,000	11.2

Total Sources	$156,883,028	100.0%	Total Uses	$156,883,028	100.0%

(1)	The IGT Reno Property is currently 100% occupied by the sole tenant and is expected to remain 100% occupied as of October 6, 2017 (the Cut-off Date of the IGT Reno Loan).

(2)	AG Net Lease III Corp. and AG Net Lease III (SO) Corp. are the guarantors of the non-recourse carveouts under the IGT Reno Loan.

(3)	Calculated based on the aggregate outstanding principal balance of the IGT Reno Loan Combination (as defined below).

(4)	The Cut-off Date Balance of $25,000,000 is evidenced by the non-controlling note A-2-1, which is part of a $80,000,000 loan combination (the “IGT Reno Loan Combination”) evidenced by four promissory notes. The related companion loans are evidenced by (i) the controlling note A-1-A, which has an outstanding principal balance as of the Cut-off Date of $30,000,000 and was contributed to the CD 2017-CD5 securitization transaction, (ii) the non-controlling note A-1-B, which has an outstanding principal balance as of the Cut-off Date of $10,000,000 and was contributed to the CGCMT 2017-B1 securitization transaction, and (iii) the non-controlling note A-2-B, which has an outstanding principal balance as of the Cut-off Date of $15,000,000, is currently held by Cantor Commercial Real Estate Lending L.P. or an affiliate, and is expected to be contributed to one or more future securitization transactions.

(5)	During a period when certain triggers have occurred under the IGT Reno Loan Combination documents and neither the borrower nor the sole tenant has made certain required replacements, tax payments, or insurance payments, as applicable, under the IGT Reno Loan Combination documents, the borrower is required to deposit (i) for replacement reserves, $45,154, up to a cap of $2,709,255, (ii) for taxes, one-twelfth of an amount which would be sufficient to pay the taxes payable, or estimated by the lender to be payable, during the next ensuing 12 months assuming that said taxes are to be paid in full, and (iii) one-twelfth of an amount which would be sufficient to pay the insurance premiums due for the renewal of the coverage afforded by the policies upon the expiration thereof.

The following table presents certain information relating to the major tenants at the IGT Reno Property:

Owned Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA(2)	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
International Game Technology	NR / NR / NR	1,251,179	100.0%	$11,000,400	100.0%	$8.79	9/30/2032	3, 5-year options
Ten Largest Owned Tenants		1,251,179	100.0%	$11,000,400	100.0%	$8.79
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Tenants		1,251,179	100.0%	$11,000,400	100.0%	$8.79

(1)	Based on the underwritten rent roll.

(2)	The IGT Reno Property is comprised of 660,162 SF of office space, 574,718 SF of warehouse space and 16,299 SF of day care space. The allocated rents per SF are $13.24, $3.64, and $10.39, respectively.

LOAN #14: IGT RENO

The following table presents the lease rollover schedule at the IGT Reno Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
2017	0	0.0%	0.0%	$0	0.0%	$0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027	0	0.0	0.0%	0	0.0	0.00	0
2028 & Thereafter	1,251,179	100.0	100.0%	11,000,400	100.0	8.79	1
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	1,251,179	100.0%		$11,000,400	100.0%	$8.79	1

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

The following table presents certain information relating to historical leasing at the IGT Reno Property:

Historical Leased %(1)(2)

As of 10/6/2017
Owned Space	100.0%

(1)	The IGT Reno Property is currently 100% occupied by the sole tenant and is expected to remain 100% occupied as of October 6, 2017 (the Cut-off Date of the IGT Reno Loan).

(2)	Due to the recent acquisition of the IGT Reno Property, historical occupancy information is not available.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the IGT Reno Property:

Cash Flow Analysis(1)(2)

	Underwritten(3)	Underwritten $ per SF
Base Rent	$11,000,400	$8.79
Gross Up Vacancy	0	0.00
Reimbursements	538,007	0.43
Other Income	0	0.00
Gross Revenue	$11,538,407	$9.22

Vacancy & Credit Loss	(576,920)	(0.46)
Effective Gross Income	$10,961,487	$8.76

Real Estate Taxes	$0	$0.00
Insurance	0	0.00
Management Fee	328,845	0.26
Total Operating Expenses	$328,845	$0.26

Net Operating Income	$10,632,642	$8.50
TI/LC	394,622	0.32
Capital Expenditures	538,007	0.43
Net Cash Flow	$9,700,013	$7.75

Occupancy	100.0%
NOI Debt Yield(4)	13.3%
NCF DSCR(4)	2.05x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Due to the recent acquisition of the IGT Reno Property on March 29, 2017, historical cash flow information is not available.

(3)	Contractual Rent Steps are underwritten based upon the actual scheduled rent increases through April 1, 2018.

(4)	Calculated based on the aggregate outstanding principal balance of the IGT Reno Loan Combination.

LOAN #15: Carnegie Park

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		CCRE
Location (City/State)	New York, New York	Cut-off Date Balance		$25,000,000
Property Type	Mixed Use	Cut-off Date Balance per SF		$525.76
Size (SF)(1)	47,550	Percentage of Initial Pool Balance		2.6%
Total Occupancy as of 4/13//2017	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 4/13/2017	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1985 / 2015	Mortgage Rate		3.25000%
Appraised Value	$54,000,000	Original Term to Maturity (Months)		120
Appraisal Date	4/25/2017	Original Amortization Term (Months)		NAP
Borrower Sponsors(2)(3)	Stephen M. Ross, Jeff T. Blau and Bruce A. Beal, Jr.	Original Interest Only Period (Months)		120
Property Management	Related Management Company, L.P.	First Payment Date		7/6/2017
		Maturity Date		6/6/2027

Underwritten Revenues	$2,965,640
Underwritten Expenses	$713,316	Escrows
Underwritten Net Operating Income (NOI)	$2,252,324		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,234,270	Taxes	$0	$40,500
Cut-off Date LTV Ratio	46.3%	Insurance	$1,409	$0
Maturity Date LTV Ratio	46.3%	Replacement Reserve	$0	$594
DSCR Based on Underwritten NOI / NCF	2.73x / 2.71x	Environmental	$62,500	$0
Debt Yield Based on Underwritten NOI / NCF	9.0% / 8.9%	Other	$0	$7,022(4)

Sources and Uses

Sources	$	%	Uses	$	%
Loan Amount	$25,000,000	100.0%	Principal Equity Distribution(5)	$23,704,418	94.8%
			Closing Costs	1,231,673	4.9
			Reserves	63,909	0.3
Total Sources	$25,000,000	100.0%	Total Uses	$25,000,000	100.0%

(1)	The Carnegie Park Property is subject to a condominium regime consisting of a 23,188 SF parking unit, a 24,017 SF commercial unit (occupied by two commercial tenants) and a telecom unit (collectively, the Carnegie Park Property) and 277 residential units (non-collateral).

(2)	The Related Companies, Inc. is the non-recourse carveout guarantor under the Carnegie Park Loan.

(3)	Pursuant to the condominium declaration, the borrower is permitted to designate two of the five member votes on the condominium board and has a 10.8938% interest in the common areas. The three remaining members on the condominium board are elected by the residential unit owners and non-residential unit owners based on their common interests.

(4)	The Other monthly reserve is comprised of a condo common charge, which represents one-twelfth of an amount of the annual condo common charges.

(5)	The Carnegie Park Property was previously unencumbered and therefore, the Carnegie Park Loan represents a recapitalization.

The following table presents certain information relating to the major tenants at the Carnegie Park Property:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Duane Reade	BBB / Baa2 / BBB	13,096	27.5%	$1,418,286	61.0%	$108.30	3/31/2031	None
Yorkville Endoscopy	NR / NR / NR	10,921	23.0	774,443	33.3	70.91	1/31/2028	2, 5-year options
Verizon (Antenna)	A- / Baa1 / BBB+	345	0.7	131,131	5.6	380.09	4/30/2021	2, 5-year options
Parking(3)	NR / NR / NR	23,188	48.8	0	0.0	0.00	NAP	NAP
Largest Owned Tenants		47,550	100.0%	$2,323,860	100.0%	$48.87
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Tenants		47,550	100.0%	$2,323,860	100.0%	$48.87

(1)	Based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	The parking unit tenant (iPark) does not pay rent but collects an annual $24,000 management fee. The tenant is required to pay all expenses directly, excluding taxes and then passes the net operating income from the garage directly to the borrower for its payment of pro rata share of taxes. UW revenue associated with the parking tenant is $613,482, which is in line with the TTM.

LOAN #15: Carnegie Park

The following table presents the lease rollover schedule at the Carnegie Park Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM(3)	23,188	48.8%	48.8%	$0	0.0%	$0.00	1
2017	0	0.0	48.8%	0	0.0	0.00	0
2018	0	0.0	48.8%	0	0.0	0.00	0
2019	0	0.0	48.8%	0	0.0	0.00	0
2020	0	0.0	48.8%	0	0.0	0.00	0
2021	345	0.7	49.5%	131,131	5.6	380.09	1
2022	0	0.0	49.5%	0	0.0	0.00	0
2023	0	0.0	49.5%	0	0.0	0.00	0
2024	0	0.0	49.5%	0	0.0	0.00	0
2025	0	0.0	49.5%	0	0.0	0.00	0
2026	0	0.0	49.5%	0	0.0	0.00	0
2027	0	0.0	49.5%	0	0.0	0.00	0
2028 & Thereafter	24,017	50.5	100.0%	2,192,729	94.4	91.30	2
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	47,550	100.0%		$2,323,860	100.0%	$48.87	4

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	The parking tenant does not pay rent, but pays all expenses directly, excluding taxes, collects a $24,000 management fee and then passes the net operating income from the garage directly to the borrower. UW revenue associated with the parking tenant is $613,482, which is in line with the TTM.

The following table presents certain information relating to historical leasing at the Carnegie Park Property:

Historical Leased %(1)

	2012	2013	2014	2015	2016	As of 4/13/2017(2)
Owned Space	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated April 13, 2017.

LOAN #15: Carnegie Park

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Carnegie Park Property:

Cash Flow Analysis(1)(2)

	2016	TTM 3/31/2017	Underwritten	Underwritten $per SF
Base Rent(3)	$2,119,271	$2,154,532	$2,323,835	$48.87
Contractual Rent Steps	0	0	25	0.00
Gross Up Vacancy	0	0	0	0.00
Reimbursements	43,527	44,762	105,757	2.22
Other Income(4)	585,681	620,085	613,482	12.90
Gross Revenue	$2,748,479	$2,819,379	$3,043,099	$64.00

Vacancy & Credit Loss	0	0	(77,459)	(1.63)
Effective Gross Income	$2,748,479	$2,819,379	$2,965,640	$62.37

Real Estate Taxes	$238,060	$331,266	$485,230	$10.20
Insurance	11,517	12,033	4,227	0.09
Management Fee	82,454	84,582	88,969	1.87
Other Operating Expenses	174,450	164,021	134,890	2.84
Total Operating Expenses	$506,482	$591,902	$713,316	$15.00

Net Operating Income	$2,241,997	$2,227,477	$2,252,324	$47.37
TI/LC	0	0	10,921	0.23
Capital Expenditures	0	0	7,133	0.15
Net Cash Flow	$2,241,997	$2,227,477	$2,234,270	$46.99

Occupancy	100.0%	100.0%	100.0%
NOI Debt Yield(4)	9.0%	8.9%	9.0%
NCF DSCR(4)	2.72x	2.70x	2.71x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The Carnegie Park Property is 100% occupied by four tenants.

(3)	GPR Base Rent considers average rent for Duane Reade (rated BBB / Baa2 / BBB by Fitch/MIS/S&P) and for the Verizon antenna lease (rated A- / Baa1 / BBB+ by Fitch/MIS/S&P) over the term of the respective leases.

(4)	Other income consists of parking income. The parking tenant does not pay rent, but pays all expenses directly, excluding taxes, collects a $24,000 management fee and then passes the net operating income from the garage directly to the borrower. UW revenue associated with the parking tenant is $613,482, which is in line with the TTM.

ANNEX C

MORTGAGE POOL INFORMATION

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Distribution of Loan Purpose

Loan Purpose	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Refinance	28	$415,285,362	42.5%	$14,831,620	1.81x	4.661%	109	57.5%	51.6%
Acquisition	23	392,674,531	40.2	$17,072,806	1.89x	4.448%	112	61.1%	58.2%
Recapitalization	4	133,900,000	13.7	$33,475,000	2.30x	3.903%	119	55.4%	52.0%
Acquisition/Refinance	2	35,200,000	3.6	$17,600,000	1.38x	4.575%	119	69.0%	54.3%
Total/Avg./Wtd.Avg.	57	$977,059,894	100.0%	$17,141,402	1.89x	4.468%	112	59.1%	54.4%

Distribution of Amortization Types(1)

Amortization Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Amortizing (25 Years)	4	$29,203,545	3.0%	$7,300,886	1.89x	5.069%	119	57.5%	43.2%
Amortizing (30 Years)	15	223,604,349	22.9	$14,906,957	1.70x	4.847%	100	60.2%	50.8%
Interest Only, Then Amortizing(2)	18	298,897,000	30.6	$16,605,389	1.72x	4.394%	110	62.4%	55.8%
Interest Only, Then Amortizing - ARD(2)	1	16,150,000	1.7	$16,150,000	1.10x	5.040%	119	78.3%	73.6%
Interest Only - ARD	2	10,915,000	1.1	$5,457,500	1.79x	5.024%	119	69.9%	69.9%
Interest Only	17	398,290,000	40.8	$23,428,824	2.17x	4.230%	119	55.0%	55.0%
Total/Avg./Wtd.Avg.	57	$977,059,894	100.0%	$17,141,402	1.89x	4.468%	112	59.1%	54.4%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

(2) Original partial interest only months range from 12 to 84 months.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
980,000 - 4,999,999	11	$33,690,810	3.4%	$3,062,801	1.63x	5.030%	104	63.0%	55.6%
5,000,000 - 9,999,999	17	125,646,743	12.9	$7,390,985	1.82x	4.759%	111	62.7%	55.7%
10,000,000 - 19,999,999	8	120,721,992	12.4	$15,090,249	1.61x	4.898%	112	63.4%	58.3%
20,000,000 - 29,999,999	12	294,793,357	30.2	$24,566,113	1.80x	4.282%	114	60.4%	55.3%
30,000,000 - 39,999,999	5	188,706,992	19.3	$37,741,398	1.87x	4.389%	118	59.4%	53.2%
40,000,000 - 49,999,999	2	88,500,000	9.1	$44,250,000	2.36x	4.513%	87	48.3%	46.4%
50,000,000 - 59,999,999	1	50,000,000	5.1	$50,000,000	3.00x	3.600%	121	47.6%	47.6%
60,000,000 - 75,000,000	1	75,000,000	7.7	$75,000,000	1.72x	4.495%	119	58.8%	58.8%
Total/Avg./Wtd.Avg.	57	$977,059,894	100.0%	$17,141,402	1.89x	4.468%	112	59.1%	54.4%

	Min	$980,000
	Max	$75,000,000
	Average	$17,141,402

Distribution of Underwritten Debt Service Coverage Ratios(1)

Range of Underwritten Debt Service Coverage Ratios (x)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
1.10 - 1.20	1	$16,150,000	1.7%	$16,150,000	1.10x	5.040%	119	78.3%	73.6%
1.21 - 1.50	15	208,932,345	21.4	$13,928,823	1.38x	4.705%	110	66.5%	57.7%
1.51 - 1.65	7	70,401,337	7.2	$10,057,334	1.57x	4.747%	100	68.2%	58.6%
1.66 - 1.80	12	233,192,562	23.9	$19,432,713	1.73x	4.662%	116	59.7%	56.4%
1.81 - 2.00	7	110,875,000	11.3	$15,839,286	1.93x	4.227%	119	58.8%	53.5%
2.01 - 3.00	14	330,408,651	33.8	$23,600,618	2.39x	4.184%	110	51.3%	49.4%
3.01 - 3.45	1	7,100,000	0.7	$7,100,000	3.45x	4.100%	119	53.1%	53.1%
Total/Avg./Wtd.Avg.	57	$977,059,894	100.0%	$17,141,402	1.89x	4.468%	112	59.1%	54.4%

(1) Unless otherwise indicated, the Underwritten NCF DSCR for each mortgage loan is generally calculated by dividing the Underwritten NCF for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of (i) mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due.

Min	1.10x
Max	3.45x
Weighted Avg.	1.89x

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
3.250 - 4.000	5	$149,239,625	15.3%	$29,847,925	2.62x	3.732%	119	50.0%	48.0%
4.001 - 4.500	15	390,990,284	40.0	$26,066,019	1.84x	4.289%	115	61.9%	57.1%
4.501 - 5.000	22	287,758,428	29.5	$13,079,929	1.75x	4.727%	107	59.3%	54.8%
5.001 - 5.600	15	149,071,556	15.3	$9,938,104	1.61x	5.176%	106	60.3%	53.0%
Total/Avg./Wtd.Avg.	57	$977,059,894	100.0%	$17,141,402	1.89x	4.468%	112	59.1%	54.4%

	Min	3.250%
	Max	5.600%
	Average	4.468%

Distribution of Cut-off Date LTV Ratios(1)

Range of Cut-off Date LTV Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
39.7 - 50.0	7	$214,689,333	22.0%	$30,669,905	2.42x	4.288%	105	47.7%	45.4%
50.1 - 55.0	7	114,204,625	11.7	$16,314,946	2.20x	4.176%	118	53.0%	49.9%
55.1 - 60.0	14	257,547,817	26.4	$18,396,273	1.83x	4.528%	119	57.7%	55.1%
60.1 - 65.0	8	94,727,168	9.7	$11,840,896	1.54x	4.792%	107	62.6%	57.2%
65.1 - 70.0	15	212,584,973	21.8	$14,172,332	1.63x	4.499%	108	68.0%	60.4%
70.1 - 75.0	5	67,155,978	6.9	$13,431,196	1.49x	4.624%	116	73.4%	60.5%
75.1 - 78.3	1	16,150,000	1.7	$16,150,000	1.10x	5.040%	119	78.3%	73.6%
Total/Avg./Wtd.Avg.	57	$977,059,894	100.0%	$17,141,402	1.89x	4.468%	112	59.1%	54.4%

(1) Unless otherwise indicated, the Cut-off Date Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to 6 mortgage loans, representing approximately 16.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Cut-off Date Loan-to-Value Ratio was calculated using either (i) the “as portfolio” appraised value which is inclusive of a portfolio premium, (ii) the “leasing costs reserved” value which assumes all outstanding leasing costs associated with the Mortgage Loan were reserved upfront on the origination date, or (iii) the “as complete” value which assumes the related property improvements have been completed. The weighted average Cut-off Date Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 59.9%.

Min	39.7%
Max	78.3%
Weighted Avg.	59.1%

Distribution of Maturity Date/ARD LTV Ratios(1)

Range of Maturity Date/ARD LTV Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
37.7 - 39.9	3	$14,489,625	1.5%	$4,829,875	2.29x	4.521%	119	47.4%	38.7%
40.0 - 44.9	2	87,189,333	8.9	$43,594,666	1.93x	5.030%	84	47.5%	41.8%
45.0 - 49.9	9	166,147,817	17.0	$18,460,869	2.35x	4.101%	119	51.7%	47.3%
50.0 - 54.9	14	194,838,019	19.9	$13,917,001	2.05x	4.266%	118	57.0%	51.9%
55.0 - 59.9	17	372,608,099	38.1	$21,918,123	1.69x	4.521%	116	62.4%	57.9%
60.0 - 64.9	4	49,895,000	5.1	$12,473,750	1.64x	4.741%	111	68.6%	61.9%
65.0 - 69.9	6	74,762,000	7.7	$12,460,333	1.68x	4.571%	91	69.4%	67.6%
70.0 - 73.6	2	17,130,000	1.8	$8,565,000	1.14x	5.041%	119	77.8%	73.4%
Total/Avg./Wtd.Avg.	57	$977,059,894	100.0%	$17,141,402	1.89x	4.468%	112	59.1%	54.4%

(1) Unless otherwise indicated, the Maturity Date/ARD Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to 6 mortgage loans, representing approximately 16.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date/ARD Loan-to-Value Ratio was calculated using either the (i) “as portfolio” appraised value which is inclusive of a portfolio premium, (ii) the “leasing costs reserved” value which assumes all outstanding leasing costs associated with the Mortgage Loan were reserved upfront on the origination date, or (ii) the “as complete” value which assumes the related property improvements have been completed. The weighted average Maturity Date/ARD Loan-to-Value Ratio for the mortgage pool without making the adjustment described above is 55.1%.

Min	37.7%
Max	73.6%
Weighted Avg.	54.4%

Distribution of Original Terms to Maturity/ARD (1)

Original Term to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
60	7	$109,385,087	11.2%	$15,626,441	1.76x	4.865%	60	58.6%	54.7%
120	48	807,739,807	82.7%	$16,827,913	1.85x	4.462%	118	59.7%	54.6%
121 (2)	1	50,000,000	5.1%	$50,000,000	3.00x	3.600%	121	47.6%	47.6%
123	1	9,935,000	1.0	$9,935,000	1.80x	5.020%	119	69.9%	69.9%
Total/Avg./Wtd.Avg.	57	$977,059,894	100.0%	$17,141,402	1.89x	4.468%	112	59.1%	54.4%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

(2) The first payment date for the Station Place III Loan Combination is December 1, 2017. On the CGCMT 2017-C4 securitization closing date, CREFI will deposit funds sufficient to pay the interest due for the November 2017 payment date.

Min	60	months
Max	123	months
Weighted Avg.	113	months

Distribution of Remaining Terms to Maturity/ARD (1)

Range of Remaining Terms to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
58 - 60	7	$109,385,087	11.2%	$15,626,441	1.76x	4.865%	60	58.6%	54.7%
113 - 120	49	817,674,807	83.7%	$16,687,241	1.85x	4.510%	118	59.8%	54.8%
121 (2)	1	50,000,000	0.1	$50,000,000	3.00x	3.600%	121	47.6%	47.6%
Total/Avg./Wtd.Avg.	57	$977,059,894	100.0%	$17,141,402	1.89x	4.468%	112	59.1%	54.4%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

(2) The first payment date for the Station Place III Loan Combination is December 1, 2017. On the CGCMT 2017-C4 securitization closing date, CREFI will deposit funds sufficient to pay the interest due for the November 2017 payment date.

Min	58	months
Max	121	months
Weighted Avg.	112	months

Distribution of Original Amortization Terms(1)

Original Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	19	$409,205,000	41.9%	$21,537,105	2.16x	4.251%	119	55.4%	55.4%
300 - 300	5	56,203,545	5.8	$11,240,709	1.65x	4.747%	119	63.4%	48.0%
360 - 360	33	511,651,349	52.4	$15,504,586	1.71x	4.612%	106	61.6%	54.3%
Total/Avg./Wtd.Avg.	57	$977,059,894	100.0%	$17,141,402	1.89x	4.468%	112	59.1%	54.4%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

Min	300	months
Max	360	months
Weighted Avg.	354	months

Distribution of Remaining Amortization Terms(1)

Range of Remaining Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	19	$409,205,000	41.9%	$21,537,105	2.16x	4.251%	119	55.4%	55.4%
298 - 300	5	$56,203,545	5.8	$11,240,709	1.65x	4.747%	119	63.4%	48.0%
353 - 360	33	511,651,349	52.4	$15,504,586	1.71x	4.612%	106	61.6%	54.3%
Total/Avg./Wtd.Avg.	57	$977,059,894	100.0%	$17,141,402	1.89x	4.468%	112	59.1%	54.4%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

Min	298	months
Max	360	months
Weighted Avg.	353	months

Mortgage Loans with Original Partial Interest Only Periods

Original Partial Interest Only Periods (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
12	3	$39,912,000	4.1%	$13,304,000	1.38x	4.639%	100	69.9%	57.4%
18	1	$7,200,000	0.7%	$7,200,000	1.70x	4.670%	60	67.9%	64.2%
24	5	$45,970,000	4.7%	$9,194,000	1.54x	4.550%	90	69.1%	62.5%
36	3	$66,775,000	6.8%	$22,258,333	1.65x	4.342%	119	60.5%	52.8%
42	1	$2,600,000	0.3%	$2,600,000	1.82x	4.950%	120	59.8%	53.4%
60	4	$97,900,000	10.0%	$24,475,000	1.82x	4.359%	119	60.3%	55.0%
72	1	$16,150,000	1.7%	$16,150,000	1.10x	5.040%	119	78.3%	73.6%
84	1	$38,540,000	3.9%	$38,540,000	2.14x	4.040%	117	54.7%	51.8%

Distribution of Prepayment Provisions

Prepayment Provision	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Defeasance	47	$773,890,269	79.2%	$16,465,750	1.80x	4.577%	111	60.0%	54.8%
Yield Maintenance	7	142,254,625	14.6	$20,322,089	2.04x	4.138%	115	57.2%	53.3%
Defeasance or Yield Maintenance	3	60,915,000	6.2	$20,305,000	2.78x	3.855%	121	51.6%	51.6%
Total/Avg./Wtd.Avg.	57	$977,059,894	100.0%	$17,141,402	1.89x	4.468%	112	59.1%	54.4%

Distribution of Debt Yields on Underwritten Net Operating Income(1)

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
6.2 - 7.9	3	$62,150,000	6.4%	$20,716,667	1.39x	4.717%	119	67.3%	66.1%
8.0 - 8.9	9	209,901,268	21.5	$23,322,363	1.74x	4.430%	118	58.9%	57.4%
9.0 - 9.9	12	139,792,083	14.3	$11,649,340	1.68x	4.511%	110	62.4%	56.0%
10.0 - 10.9	10	99,306,411	10.2	$9,930,641	1.56x	4.718%	113	68.2%	57.6%
11.0 - 19.6	23	465,910,132	47.7	$20,256,962	2.17x	4.387%	109	55.1%	50.3%
Total/Avg./Wtd.Avg.	57	$977,059,894	100.0%	$17,141,402	1.89x	4.468%	112	59.1%	54.4%

(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Operating Income for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Operating Income divided by the Cut-off Date Balance of such mortgage loan.

Min	6.2%
Max	19.6%
Weighted Avg.	10.9%

Distribution of Debt Yields on Underwritten Net Cash Flow(1)

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
6.2 - 7.9	4	$137,150,000	14.0%	$34,287,500	1.57x	4.596%	119	62.7%	62.1%
8.0 - 8.9	16	227,160,690	23.2	$14,197,543	1.77x	4.393%	113	58.9%	55.9%
9.0 - 9.9	11	152,396,468	15.6	$13,854,224	1.50x	4.631%	107	70.9%	60.2%
10.0 - 10.9	10	131,310,961	13.4	$13,131,096	2.12x	4.268%	115	56.3%	51.7%
11.0 - 17.7	16	329,041,775	33.7	$20,565,111	2.21x	4.472%	110	53.3%	48.5%
Total/Avg./Wtd.Avg.	57	$977,059,894	100.0%	$17,141,402	1.89x	4.468%	112	59.1%	54.4%

(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Cash Flow for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Cash Flow divided by the Cut-off Date Balance of such mortgage loan.

Min	6.2%
Max	17.7%
Weighted Avg.	10.0%

Distribution of Lockbox Types

Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	29	$693,709,614	71.0%
Springing	27	258,350,280	26.4
Soft	1	25,000,000	2.6
Total	57	$977,059,894	100.0%

Distribution of Escrows

Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Real Estate Tax	46	$682,695,561	69.9%
Replacement Reserves(1)	44	$699,250,936	71.6%
Insurance	38	$486,464,544	49.8%
TI/LC(2)	26	$450,625,475	64.0%

(1) Includes mortgage loans with FF&E reserves.

(2) Percentage of the portion of the Initial Pool Balance secured by office, retail, mixed-use and industrial properties as well as one hospitality property and one multifamily property each with commercial tenants.

Distribution of Property Types

Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)		Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
Office	26	271,586,389	27.8%	10,445,630	1.98	x	4.247%	115	62.3%	56.7%
Suburban	23	170,986,389	17.5%	7,434,191	1.72	x	4.395%	112	67.0%	59.4%
CBD	3	100,600,000	10.3%	33,533,333	2.43	x	3.995%	120	54.4%	52.3%
Retail	26	244,628,644	25.0%	9,408,794	1.77	x	4.428%	113	61.8%	56.6%
Anchored	9	117,529,697	12.0%	13,058,855	1.54	x	4.620%	107	66.0%	59.4%
Outlet Center	1	41,000,000	4.2%	41,000,000	2.66	x	3.995%	119	50.0%	50.0%
Single Tenant Retail	8	37,674,146	3.9%	4,709,268	1.65	x	4.425%	118	62.0%	60.3%
Super Regional Mall	1	28,000,000	2.9%	28,000,000	1.85	x	3.984%	118	57.0%	49.3%
Unanchored	5	14,174,800	1.5%	2,834,960	1.38	x	4.727%	119	70.1%	57.7%
Shadow Anchored	2	6,250,000	0.6%	3,125,000	1.52	x	4.968%	119	63.0%	55.2%
Hospitality	8	183,232,278	18.8%	22,904,035	2.06	x	4.804%	102	52.2%	46.6%
Full Service	5	161,943,253	16.6%	32,388,651	2.06	x	4.757%	100	51.4%	46.7%
Limited Service	2	11,750,000	1.2%	5,875,000	2.02	x	5.097%	120	58.3%	43.7%
Select Service	1	9,539,025	1.0%	9,539,025	2.12	x	5.240%	119	58.2%	48.2%
Mixed Use	5	135,224,813	13.8%	27,044,963	1.96	x	4.233%	118	55.2%	53.8%
Office/Retail	3	85,224,813	8.7%	28,408,271	1.71	x	4.514%	119	59.1%	58.1%
Office/Industrial	1	25,000,000	2.6%	25,000,000	2.05	x	4.259%	117	50.9%	46.4%
Retail/Office/Parking	1	25,000,000	2.6%	25,000,000	2.71	x	3.250%	116	46.3%	46.3%
Multifamily	17	69,359,887	7.1%	4,079,993	1.54	x	4.792%	114	59.3%	58.7%
Mid Rise	14	44,500,000	4.6%	3,178,571	1.48	x	4.699%	118	57.6%	57.6%
Garden	3	24,859,887	2.5%	8,286,629	1.65	x	4.958%	107	62.4%	60.5%
Manufactured Housing	6	33,156,872	3.4%	5,526,145	1.57	x	4.788%	119	61.9%	52.8%
Industrial	3	21,041,335	2.2%	7,013,778	2.20	x	4.468%	99	62.5%	57.3%
Flex	2	14,300,000	1.5%	7,150,000	2.57	x	4.387%	89	60.6%	58.7%
Flex/Warehouse	1	6,741,335	0.7%	6,741,335	1.43	x	4.640%	119	66.7%	54.3%
Self Storage	2	9,204,677	0.9%	4,602,338	1.39	x	4.903%	98	70.9%	61.1%
Other	1	6,000,000	0.6%	6,000,000	1.96	x	5.250%	116	47.5%	47.5%
Land	1	3,625,000	0.4%	3,625,000	1.97	x	4.154%	118	58.0%	58.0%
Total/Avg./Wtd Avg(3)	95	$977,059,894	100.0%	$17,141,402	1.89	x	4.468%	112	59.1%	54.4%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

(3) Wtd. Avg Cut-off Date Balance is based on the 57 mortgage loans in the CGCMT 2017-C4 trust.

Geographic Distribution

Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)		Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
California	12	201,754,682	20.6%	16,812,890	1.80	x	4.655%	114	59.2%	52.7%
New York	17	110,139,675	11.3	6,478,804	1.98	x	4.066%	118	53.8%	53.7%
Massachusetts	5	100,077,317	10.2	20,015,463	1.68	x	4.578%	119	60.9%	60.6%
Nevada	4	52,000,000	5.3	13,000,000	1.70	x	4.332%	118	60.7%	49.9%
District of Columbia	1	50,000,000	5.1	50,000,000	3.00	x	3.600%	121	47.6%	47.6%
Illinois	1	47,500,000	4.9	47,500,000	2.11	x	4.960%	60	46.8%	43.2%
Georgia	9	47,128,838	4.8	5,236,538	1.83	x	4.874%	110	62.6%	55.5%
Wisconsin	1	41,000,000	4.2	41,000,000	2.66	x	3.995%	119	50.0%	50.0%
Kentucky	1	38,540,000	3.9	38,540,000	2.14	x	4.040%	117	54.7%	51.8%
Kansas	16	35,577,660	3.6	2,223,604	1.48	x	4.450%	119	73.9%	59.7%
Florida	3	34,147,000	3.5	11,382,333	1.71	x	4.672%	113	70.1%	69.7%
Pennsylvania	2	32,990,015	3.4	16,495,008	1.35	x	4.836%	111	61.8%	56.9%
Texas	2	32,100,000	3.3	16,050,000	1.55	x	4.541%	60	69.7%	66.0%
Louisiana	1	28,000,000	2.9	28,000,000	1.85	x	3.984%	118	57.0%	49.3%
Colorado	4	24,956,872	2.6	6,239,218	1.63	x	4.669%	118	60.4%	51.2%
Virginia	1	24,000,000	2.5	24,000,000	2.61	x	4.511%	118	56.8%	56.8%
Delaware	1	15,600,000	1.6	15,600,000	1.53	x	4.915%	120	73.2%	60.0%
North Carolina	1	9,620,000	1.0	9,620,000	1.55	x	4.534%	118	72.9%	62.3%
Washington	1	8,000,000	0.8	8,000,000	1.81	x	5.025%	120	61.5%	46.0%
South Carolina	1	6,741,335	0.7	6,741,335	1.43	x	4.640%	119	66.7%	54.3%
Missouri	1	6,000,000	0.6	6,000,000	1.96	x	5.250%	116	47.5%	47.5%
Utah	1	5,992,677	0.6	5,992,677	1.44	x	4.915%	119	69.7%	57.2%
West Virginia	1	5,239,625	0.5	5,239,625	2.33	x	3.890%	119	52.5%	37.7%
Michigan	1	3,650,000	0.4	3,650,000	1.30	x	4.980%	118	65.2%	56.4%
Maryland	1	3,625,000	0.4	3,625,000	1.97	x	4.154%	118	58.0%	58.0%
Ohio	1	3,146,319	0.3	3,146,319	1.41	x	5.150%	119	70.7%	58.5%
Connecticut	1	2,394,872	0.2	2,394,872	1.72	x	5.285%	118	58.1%	48.3%
Maine	1	2,205,854	0.2	2,205,854	1.10	x	5.040%	119	78.3%	73.6%
New Hampshire	1	1,982,642	0.2	1,982,642	1.10	x	5.040%	119	78.3%	73.6%
New Jersey	1	1,969,512	0.2	1,969,512	1.10	x	5.040%	119	78.3%	73.6%
Iowa	1	980,000	0.1	980,000	1.72	x	5.060%	120	70.0%	70.0%
Total(3)	95	$977,059,894	100.0%	$17,141,402	1.89	x	4.468%	112	59.1%	54.4%

(1) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

(3) Wtd. Avg Cut-off Date Balance is based on the 57 mortgage loans in the CGCMT 2017-C4 trust.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2017-C4 Commercial Mortgage Pass-Through Certificates Series 2017-C4

CONTACT INFORMATION		CONTENTS

Depositor	Citigroup Commercial Mortgage Securities Inc.	Distribution Summary	2

		Distribution Summary (Factors)	3

		Interest Distribution Detail	4

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association	Principal Distribution Detail	5

		Reconciliation Detail	6

		Stratification Detail	7

Operating Advisor / Asset	Park Bridge Lender Services LLC	Mortgage Loan Detail	11
Representations Reviewer
		NOI Detail	12

		Delinquency Loan Detail	13
Trustee	Wilmington Trust, National Association
		Appraisal Reduction Detail	15

		Loan Modification Detail	17
Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association
		Specially Serviced Loan Detail	19

Certificate Administrator	Citibank, N.A.	Unscheduled Principal Detail	21

		Liquidated Loan Detail	23

Deal Contact:	John Hannon	Citibank, N.A.
	john.hannon@citi.com	Agency and Trust
	Tel: (212) 816-5693	388 Greenwich Street, 14th Floor
	Fax: (212) 816-5527	New York, NY 10013

Reports Available at sf.citidirect.com	D-1	© Copyright 2 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2017-C4 Commercial Mortgage Pass-Through Certificates Series 2017-C4

Distribution Summary

DISTRIBUTION IN DOLLARS

		Prior	Pass-	Accrual				Yield	Prepayment				Current
	Original	Principal	Through	Day Count	Accrual	Interest	Principal	Maintenance	Penalties	Total	Deferred	Realized	Principal
Class	Balance	Balance	Rate	Fraction	Dates	Distributed	Distributed	Distributed	Distributed	Distributed	Interest	Loss	Balance
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)=(7+8+9+10)	(12)	(13)	(14)=(3-8+12-13)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-2	© Copyright 2017 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2017-C4 Commercial Mortgage Pass-Through Certificates Series 2017-C4

PER $1,000 OF ORIGINAL BALANCE
Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

Reports Available at sf.citidirect.com	D-3	© Copyright 2017 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2017-C4 Commercial Mortgage Pass-Through Certificates Series 2017-C4

Interest Distribution Detail

DISTRIBUTION IN DOLLARS
	Prior	Pass-	Next Pass-	Accrual	Optimal	Prior	Interest on	Non-Recov.				Current
	Principal	Through	Through	Day Count	Accrued	Unpaid	Prior Unpaid	Interest	Interest	Deferred	Interest	Unpaid
Class	Balance	Rate	Rate	Fraction	Interest	Interest	Interest	Shortfall	Due	Interest	Distributed	Interest
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)=(6)+(7)+(8)-(9)	(11)	(12)	(13)=(10)-(11)-(12)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-4	© Copyright 2017 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2017-C4 Commercial Mortgage Pass-Through Certificates Series 2017-C4

Principal Distribution Detail

DISTRIBUTION IN DOLLARS
		Prior	Scheduled	Unscheduled		Current	Current	Current	Cumulative	Original	Current	Original	Current
	Original	Principal	Principal	Principal	Accreted	Realized	Principal	Principal	Realized	Class	Class	Credit	Credit
Class	Balance	Balance	Distribution	Distribution	Principal	Loss	Recoveries	Balance	Loss	(%)	(%)	Support	Support
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)=(3)-(4)-(5)+(6)-(7)+(8)	(10)	(11)	(12)	(13)	(14)

Reports Available at sf.citidirect.com	D-5	© Copyright 2017 Citigroup

Distribution Date: Determination Date:	Citigroup Commercial Mortgage Trust 2017-C4 Commercial Mortgage Pass-Through Certificates Series 2017-C4

Reconciliation Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS

Interest Funds Available	Scheduled Fees
Scheduled Interest	Servicing Fee / Sub-Servicing Fee
Prepayment Interest Shortfall	CREFC® Intellectual Property Royalty License Fee
Interest Adjustments	Trustee Fee / Certificate Administrator Fee
Realized Loss in Excess of Principal Balance	Operating Advisor Fee
Total Interest Funds Available:	Total Scheduled Fees:
Additional Fees, Expenses, etc.
Principal Funds Available	Special Servicing Fee
Scheduled Principal	Workout Fee
Curtailments	Liquidation Fee
Principal Prepayments	Additional Trust Fund Expenses
Net Liquidation Proceeds	Reimbursement for Interest on Advances
Repurchased Principal	Additional Servicing Fee
Substitution Principal	Total Additional Fees, Expenses, etc.:
Other Principal	Distribution to Certificateholders
Total Principal Funds Available:	Interest Distribution
Other Funds Available	Principal Distribution
Yield Maintenance Charges	Yield Maintenance Charges Distribution
Prepayment Premiums	Prepayment Premiums Distribution
Other Charges	Total Distribution to Certificateholders:
Total Other Funds Available:	Total Funds Allocated
Total Funds Available

Reports Available at sf.citidirect.com	D-6	© Copyright 2017 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-C4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-C4
Stratification Detail

Ending Scheduled Balance							State
Ending Scheduled Balance	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	State	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals								Totals

Reports Available at sf.citidirect.com	D-7	© Copyright 2017 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-C4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-C4
Stratification Detail

Seasoning							Property Type
Seasoning	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Property Type	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-8	© Copyright 2017 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-C4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-C4
Stratification Detail

Debt Service Coverage Ratio							Loan Rate
Debt Service Coverage Ratio	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Loan Rate	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-9	© Copyright 2017 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-C4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-C4
Stratification Detail

Anticipated Remaining Term							Remaining Amortization Term
Anticipated Remaining Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Remaining Amortization Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-10	© Copyright 2017 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-C4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-C4

Mortgage Loan Detail

Loan	OMCR	Property Type	City	State	Interest Payment	Principal Payment	Gross Coupon	Maturity Date	Neg Am Flag	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date	Apprasial Reduction Date	Apprasial Reduction Amount	Payment Status of Loan (1)	Workout Strategy (2)	Mod. Code (3)

Totals

Payment Status of Loan (1)		Workout Strategy (2)			Mod. Code (3)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD	1. Maturity Date Extension	7. Capitalization of Taxes
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer	2. Amortization Change	8. Other
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer		3. Principal Write-Off	9. Combination
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure		4. Blank (formerly Combination)
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff		5. Temporary Rate Reduction
		6. DPO	12. Reps and Warranties		6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-11	© Copyright 2017 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-C4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-C4

NOI Detail

Loan Number	OMCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Totals

Reports Available at sf.citidirect.com	D-12	© Copyright 2017 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-C4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-C4

Delinquency Loan Detail

			Actual	Paid	Current P & I	Total P & I	Cumulative	Other Expense	Payment	Workout	Most Recent
Loan		# of Months	Principal	Through	Advances (Net	Advances	Accrued Unpaid	Advance	Status of	Strategy	Special Serv	Foreclosure	Bankruptcy	REO
Number	OMCR	Delinq	Balance	Date	of ASER)	Outstanding	Advance Interest	Outstanding	Loan (1)	(2)	Transfer Date	Date	Date	Date

There is no Delinquency Loan Detail for the current distribution period.

Totals

Payment Status of Loan (1)		Workout Strategy (2)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-13	© Copyright 2017 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-C4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-C4

Historical Delinquency Information

Distribution	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
Date
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

Reports Available at sf.citidirect.com	D-14	© Copyright 2017 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-C4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-C4

Appraisal Reduction Detail

			Appraisal	Appraisal	Most Recent	Cumulative
Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount

There is no Appraisal Reduction activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-15	© Copyright 2017 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-C4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-C4

Historical Appraisal Reduction Detail

Distribution				Appraisal	Appraisal	Most Recent	Cumulative
Date	Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount
There is no historical Appraisal Reduction activity.

Totals

Reports Available at sf.citidirect.com	D-16	© Copyright 2017 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-C4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-C4

Loan Modification Detail

			Modification	Modification	Modification
Loan Number	OMCR	Property Name	Date	Code (1)	Description

There is no Loan Modification activity for the current distribution period.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-17	© Copyright 2017 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-C4
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2017-C4

Historical Loan Modification Detail

Distribution				Modification	Modification	Modification
Date	Loan	OMCR	Property Name	Date	Code (1)	Description
There is no historical Loan Modification activity.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-18	© Copyright 2017 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-C4
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2017-C4 Specially Serviced Loan Detail

Loan	OMCR	Workout Strategy (1)	Most Recent Inspection Date	Most Recent Specially Serviced Transfer Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Other REO Property Value	Comment from Special Servicer

There is no Specially Serviced Loan activity for the current distribution period.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-19	© Copyright 2017 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-C4
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2017-C4 Historical Specially Serviced Loan Detail

Distribution Date	Loan Number	OMCR	Spec. Serviced Transfer Date	Workout Strategy (1)	Spec. Serviced Loan to MS	Scheduled Balance	Actual Balance	Property Type (2)	State	Interest Rate	Note Date	Net Operating Income	Net Operating Income Date	DSC Ratio	DSC Date	Maturity Date	WART

There is no historical Specially Serviced Loan activity.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-20	© Copyright 2017 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-C4
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2017-C4 Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges

There is no unscheduled principal activity for the current distribution period.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-21	© Copyright 2017 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-C4
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2017-C4 Historical Unscheduled Principal Detail

Distribution Date	Loan Number OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalty	Yield Maintenance Premium

There is no historical unscheduled principal activity.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-22	© Copyright 2017 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-C4
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2017-C4 Liquidated Loan Detail

Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no Liquidated Loan activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-23	© Copyright 2017 Citigroup

Distribution Date:	Citigroup Commercial Mortgage Trust 2017-C4
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2017-C4 Historical Liquidated Loan Detail

Distribution Date	Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Gross Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no historical Liquidated Loan activity.

Totals

Reports Available at sf.citidirect.com	D-24	© Copyright 2017 Citigroup

ANNEX E-1

SPONSOR REPRESENTATIONS AND WARRANTIES

Each Sponsor (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties, serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Loan Combination, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Loan Combination is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the

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origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after October 6, 2017.

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust constitutes a legal, valid and binding assignment to the Trust. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage

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Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost

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less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the depositor or servicer for the related Other Securitization Trust).

(15)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A-:VIII” from A.M. Best Company, (ii) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (iii) at least “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

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Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Loan Combination, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Loan Combination, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

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(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

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(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)	Recourse Obligations. The Loan Documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents, insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.

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(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Loan Combination, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Loan Combination, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as

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of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1 or the exceptions thereto set forth in Annex E-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1, or future permitted mezzanine debt in each case as set forth on Schedule E-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related

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Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loan and situations where default interest is imposed.

(34)	Ground Leases. For purposes of this Annex E-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

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(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

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(35)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental

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regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-3.

(44)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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SCHEDULE E-1 to ANNEX E-1

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	CREFI Mortgage Loans	LCF Mortgage Loans	Rialto Mortgage Loans	CCRE Mortgage Loans	GACC Mortgage Loans
		None	None		None
1	South Station
14				IGT Reno

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SCHEDULE E-2 to ANNEX E-1

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	CREFI Mortgage Loans	LCF Mortgage Loans	Rialto Mortgage Loans	CCRE Mortgage Loans	GACC Mortgage Loans
None
2	Station Place III
5					Stryker Corporation
27		Battlement Mesa Portfolio
30		Bank of America Office Campus Building 600
46				Vail Ranch Towne Square
57		Dollar General Milford

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SCHEDULE E-3 to ANNEX E-1

CROSSED MORTGAGE LOANS

None

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ANNEX E-2

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES
(Citi Real Estate Funding Inc.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(7) Junior Liens	Godfrey Hotel (Loan No. 3)	The Mortgaged Property is encumbered by a mortgage (“EB-5 Mortgage”) securing an EB-5 program (Immigrant Investor Program) loan (“EB-5 Loan”) in the maximum principal amount of $25,000,000.00 from an affiliate of Mortgagor (“EB-5 Lender”), as lender, and Mortgagor, as borrower. The EB-5 Mortgage is subordinate to the related Mortgage and a subordination and standstill agreement was executed by EB-5 Lender and the related Mortgagee in connection with the closing of the related Mortgage Loan which, among other things, prohibits the EB-5 Lender from, until such time as the Mortgage Loan is indefeasibly paid in full, declaring a default under the EB-5 Mortgage, accelerating the indebtedness secured by the EB-5 Mortgage, commencing any action to foreclose the EB-5 Mortgage or taking any other enforcement action as a result of a default under the EB-5 Loan.
(16) Insurance	Mall of Louisiana (Loan No. 10)

The Mortgage Loan documents require that the Mortgagor maintain insurance coverage provided by insurance companies having a rating of “A” or better by S&P,”A2” or better by Moody’s or “A: VIII” or better by A.M. Best, provided that, if the Mortgagor elects to have the insurance policies issued by a syndicate of insurers, then (A) each of the insurers comprising the primary layers of coverage shall have an S&P rating of not lower than “A” and (B) at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is provided by carriers having a rating by S&P not lower than “A” and the balance of the coverage is, in each case, provided by insurers having a rating by S&P of not lower than “BBB+” (and its equivalent rating by Moody’s or Fitch to the extent Moody’s or Fitch is rating the securities and rates the insurance carrier). The related Mortgagor may also satisfy the insurance carrier ratings requirements with “cut through” or credit wrap endorsements issued by an insurer having an S&P rating of not lower than “A” and, with respect to Factory Mutual Insurance Company, the rating for S&P may be satisfied with an “A-pi” rating. The Mortgage Loan documents require deductibles on the all-risk property insurance policy to be approved by the related lender; at the origination of the Mortgage Loan, the all-risk policy had a deductible of $100,000.

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is 3% of the principal balance of the Mortgage Loan, rather than 5% of the then-outstanding principal balance of the Mortgage Loan.

(16) Insurance	Hickory Village (Loan No. 36)	At origination, the property and liability policies did not contain coverage for acts of terror or similar acts of sabotage; provided, however, that the related Mortgagor is required to deliver evidence acceptable to the lender on or before November 3, 2017, that the policies have been updated or amended to include (or not exclude, as the case may be) coverage for acts of terror or similar acts of sabotage.
(16) Insurance	Pleasant Prairie Premium Outlets (Loan No. 4)

The Mortgaged Property is insured under the Mortgagor sponsor’s blanket insurance policy. Under the Mortgage Loan documents, the deductible for the “all risk form” property insurance must be less than $500,000; provided, however, a higher deductible is permitted if the related Mortgagor delivers to the lender a letter of credit for the difference between the actual deductible and the maximum deductible permitted by the Mortgage Loan documents. The amount of these deductibles may be

E-2-1

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

considered higher than customary.

The Mortgage Loan documents permit insurance to be obtained through a syndicate of insurers, provided that, at least 75% of the insured amount (if there are 4 or fewer members of the syndicate) or at least 60% of the insured amount (if there are 5 or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

If certain reciprocal easement agreements or major leases contain provisions requiring restoration, the lender is required to make proceeds available to the related Mortgagor for restoration, even if the conditions to restoration in the related Mortgage Loan documents have not been satisfied.

(26) Recourse Obligations	Station Place III (Loan No. 2)	There is no separate guarantor (or guaranty) associated with the Mortgage Loan. The Mortgagor delivered an environmental indemnity agreement in favor of the related lender at origination, and is required to maintain either an environmental indemnity agreement from a guarantor reasonably satisfactory to the related lender in favor of the related lender or an environmental insurance policy that satisfies the conditions of the Mortgage Loan documents.
(26) Recourse Obligations	Pleasant Prairie Premium Outlets (Loan No. 4)	The guarantor’s liability is capped at $29,000,000 plus reasonable out-of-pocket costs and expenses of the lender in enforcement of the guaranty for so long as Simon Property Group, L.P., is a guarantor under the Mortgage Loan documents.
(26) Recourse Obligations	Mall of Louisiana (Loan No. 10)	The provision in the Mortgage Loan documents for recourse to the related Mortgagor and guarantor arising out of or in connection with a transfer of the Mortgaged Property or Mortgagor made in violation of the Mortgage Loan documents is limited to actual losses incurred by the related lender arising out of or in connection with such transfer. If such violation arises solely from a failure of the Mortgagor to provide notice to the related lender, no recourse liability arises if the Mortgagor promptly provides such notice or delivers such notice upon notice from the related lender.
(26) Recourse Obligations	Pleasant Prairie Premium Outlets (Loan No. 4)	The guarantor’s liability is capped at 20% of the amount of the Mortgage Loan, in the aggregate, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights under the guaranty.
(26) Recourse Obligations	Corporate Woods Portfolio (Loan No. 8)

The related environmental indemnity provides that the indemnitor will not have any indemnification obligations or liabilities under the environmental indemnity provided that a Qualified Environmental Policy (defined below) has been delivered to the lender, except that the lender may immediately seek claims under the environmental indemnity against the indemnitor upon the earlier to occur of (i) the expiration or termination of any Qualified Environmental Policy, (ii) any environmental policy delivered to the lender failing to satisfy the conditions of a “Qualified Environmental Policy,” (iii) any insurer declining coverage for a claim made by the lender pursuant to such Qualified Environmental Policy, (iv) any insurer accepting its obligations to cover a claim made by the lender pursuant to such Qualified Environmental Policy, but failing to pay such insurance proceeds to the indemnitor in the ordinary course of business, and (v) any such insurance proceeds received by the lender under such Qualified Environmental Policy failing to cover any and all losses of the lender (in which event the indemnitor is liable solely to the extent of any deficiency), in each case, solely to the extent any remaining Qualified Environmental Policy as to which items (i) through (v) apply would not cover any such losses.

A “Qualified Environmental Policy” means (I) (i) an environmental insurance policy by Steadfast Insurance Company (Zurich), (or such renewal policy) with coverage amount of no less than $5,000,000 per incident and in the aggregate, and a deductible no higher than $25,000, in substantially the same form and coverages as the policy delivered to the lender as of the origination date, or (ii) an environmental insurance policy reasonably approved by the lender, and (II) any such Qualified Environmental Policy names the original lenders and their successors and

E-2-2

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

assigns as the “named insured” or an “additional insured” by an additional insured/mortgagee assignment endorsement.
(26) Recourse Obligations	South Station (Loan No. 1)	The Mortgage Loan is not full recourse to the related Mortgagor and guarantor upon transfers of indirect interests in the related Mortgagor in violation of the Mortgage Loan documents provided that such transfers equal less than a 20% interest in the related Mortgagor and there is no change in control of the related Mortgagor, and that the related Mortgagor provides notice of the transfer to the related lender within ten business days of the lender’s request.
(34) Ground Leases	South Station (Loan No. 1)	(e) The acquisition of the tenant’s interest in the ground lease by foreclosure, deed in lieu of foreclosure, or otherwise by the related lender or an affiliate thereof and the sale of the ground lease at a foreclosure auction to an unrelated third party by the related lender does not require the related landlord’s consent under the ground lease; however, the transfer of the tenant’s interest in the ground lease to a third party by the related lender requires (i) the landlord’s consent unless the proposed transferee satisfies certain requirements of the ground lease and (ii) if the tenant’s interest is not assigned within twelve months of the lender’s (or affiliate’s) acquisition, payment of a transfer fee.

E-2-3

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES
(Cantor Commercial Real Estate Lending, L.P.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(6) Permitted Liens; Title Insurance	Torrey Executive Centre (Loan No. 13)	The sole tenant, The Scripps Research Institute, has a right of first offer to purchase the entire Mortgaged Property in the event of a proposed sale of the entire Mortgaged Property to an unaffiliated, third party. The right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed in lieu of foreclosure.
(14) Escrow Deposits	1704 Automation Parkway (Loan No. 29)	Pursuant to the sole tenant’s lease, the owner of the Mortgaged Property is required to complete a build out of the tenant’s space. The escrow related to such build out ($700,000) was deposited with a third party title insurance company (First American Title Insurance Company) in connection with the Mortgagor’s purchase of the Mortgaged Property from the prior owner of the Mortgaged Property.
(16) Insurance	IGT Reno (Loan No. 14)	The Mortgagor is permitted under the Mortgage Loan documents to rely upon the insurance maintained by the sole tenant, International Gaming Technologies, provided the sole tenant and such insurance each comply with the requirements of the Mortgage Loan documents.
(24) Local Law Compliance	1600 Main Street (Loan No. 43)	The current zoning code does not permit commercial parking lots. The use of the parking lot portion of the Mortgaged Property is non-conforming as the Mortgagor permits to a third-party valet parking service to charge for parking over the weekend (in violation of zoning).
(25) Licenses and Permits	1704 Automation Parkway (Loan No. 29)	The Mortgagor is currently building out the sole tenant’s space. Under the Mortgage Loan documents, the Mortgagor is required to apply for a certificate of occupancy upon substantial completion of this build-out work.
(26) Recourse Obligations	IGT Reno (Loan No. 14)	The related guarantors are severally (by proportionate share of ownership in the related Mortgagor) but not jointly liable for the recourse carveout obligations described in the Mortgage Loan documents.
(27) Mortgage Releases	Chelsea Multifamily Portfolio (Loan No. 16)	The Mortgage Loan documents permit the release of an individual Mortgaged Property upon delivery of defeased collateral in an amount equal to 100% of the allocated loan amount (rather than 110% of the allocated loan amount).
(32) Defeasance	Chelsea Multifamily Portfolio (Loan No. 16)	The Mortgage Loan documents permit the release of an individual Mortgaged Property upon delivery of defeased collateral in an amount equal to 100% of the allocated loan amount (rather than 110% of the allocated loan amount).

E-2-4

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES
(Ladder Capital Finance LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(6) Permitted Liens; Title Insurance	50 Varick Street (Loan No. 9)	Each of Verizon New York Inc., as owner of the non-collateral units in the related condominium, Spring Studios, the largest tenant at the Mortgaged Property, and Spring Place, the second largest tenant at the Mortgaged Property, have a right of first offer to purchase the Mortgaged Property in the event of a proposed sale of all or a portion of the Mortgaged Party. Each right of first offer does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.
(6) Permitted Liens; Title Insurance	Bank of America Office Campus Building 600 (Loan No. 30)	The sole tenant, Bank of America, has a right of first offer to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property. The right of first offer does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.
(6) Permitted Liens; Title Insurance	All LCF Mortgage Loans (Loan Nos. 6, 9, 21, 25, 27, 30, 32, 37, 42, 47, 49, 51, 55, 57)	The lien of real property taxes and assessments will not be considered due and payable until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement is entitled to be taken by the related taxing authority.
(6) Permitted Liens; Title Insurance	Bear River Storage (Loan No. 42)	Reagan Outdoor Advertising, a billboard tenant, has a right of first offer to purchase a small noncontiguous portion of the Mortgaged Property if the Mortgagor decides to market such portion of the Mortgaged Property for sale. The Mortgage Loan documents require lender consent to the transfer of all or a portion of the Mortgaged Property.
(16) Insurance	Bank of America Office Campus Building 600 (Loan No. 30)

The Mortgaged Property is leased to a single tenant. The Mortgagor is not required to maintain insurance at the Mortgaged Property for so long as (i) the related lease is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the lease, and (iii) the sole tenant maintains, either through insurance carriers or a program of self-insurance or otherwise, the insurance required to be maintained by it under the lease as of the date of origination of the Mortgage Loan or as otherwise approved by the lender in writing.

Notwithstanding the foregoing, if, at any time the insurance policies, or self-insurance, maintained by the sole tenant as of the date of origination are modified to decrease the type or amount of coverage below what is required under the related lease to be in place at the origination, or if, at any time, the sole tenant does not self-insure and the related insurance policies are obtained from and maintained with an insurance company that is rated below “A-:VIII” by A.M. Best Company (the “Minimum Insurer Ratings”), then the related Mortgagor is required to promptly obtain at its sole cost and expense insurance from a carrier that satisfies the Minimum Insurer Ratings, which insurance also satisfies the terms of the related lease in place as of the date of origination.

The insurance requirements under the related lease covering the Mortgaged Property may not satisfy the requirements of this Representation and Warranty No. 16.

(16) Insurance	Dollar General Milford (Loan No. 57)

The Mortgaged Property is leased to a single tenant. The Mortgagor is not required to maintain insurance at the Mortgaged Property for so long as (i) the related lease is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the related lease, (iii) the related sole tenant is permitted per the terms of its lease to rebuild and/or repair the related Mortgaged Property and is entitled to no period of rent abatement, and (iv) the related sole tenant maintains the insurance required to be maintained by it under the related lease as of the date of origination of the subject Mortgage Loan or as otherwise approved by the lender in writing.

E-2-5

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

Notwithstanding anything to the contrary described in the prior paragraph: (A) if, at any time and from time to time during the term of the Mortgage Loan, the insurance policies maintained by the related sole tenant as of the date of origination of the Mortgage Loan are modified to decrease the type or amount of coverage below that required under the related lease as of the date of origination of the Mortgage Loan, or if, at any time and from time to time during the term of the Mortgage Loan, the insurance policies maintained by the related sole tenant under its lease are obtained from and maintained with an insurance company that is rated below “A-:VIII” by A.M. Best Company (the “Minimum Insurer Ratings”), then in either such case the Mortgagor is required, upon obtaining knowledge thereof, to promptly procure from and maintain, at its sole cost and expense, with an insurance company that at least satisfies the Minimum Insurer Ratings (and promptly notify the lender in writing of such change in the related sole tenant’s coverage and of the coverage procured by the Mortgagor) either (x) “primary” insurance coverage of the types and for the amounts required under the related lease as of the origination date of the Mortgage Loan in the event that the related sole tenant does not provide the applicable insurance coverage required under the related lease as of the origination date of the Mortgage Loan or in the event the related sole tenant maintains such coverage with an insurance company that does not satisfy the Minimum Insurer Ratings or (y) “excess and contingent” insurance coverage of the types and for the amounts required under the related lease as of the origination date of the Mortgage Loan in the event that the related sole tenant does not provide sufficient insurance coverage required under the related lease as of the origination date of the subject Mortgage Loan or in the event the related sole tenant maintains such coverage with an insurance company that does not satisfy the Minimum Insurer Ratings, in each case, in “concurrent form” with the policies obtained pursuant to the related lease, over and above any other valid and collectible coverage then in existence, as will be necessary to bring the insurance coverage for the related Mortgaged Property to at least the types and amount of coverage required under the related lease as of the date of the related loan agreement; and/or (B) if, at any time and from time to time during the term of the Mortgage Loan, the insurance policies maintained by the related sole tenant under the related lease fail to name the lender as an additional insured or beneficiary, as the case may be, the Mortgagor is required to maintain the insurance policies required under the related lease, regardless of whether such insurance is maintained by the related sole tenant under the related lease.

The insurance requirements under the related lease covering the related Mortgaged Property may not satisfy the requirements of Representation and Warranty No. 16.

(16) Insurance	Brickell Heights (Loan No. 21)

The Mortgagor is permitted under the Mortgage Loan documents to rely upon insurance maintained by the related condominium association and/or master association (which insurance, except as otherwise set forth herein, complies with this representation #16), provided that, if during the term of the Mortgage Loan the insurance maintained by the condominium association and/or master association, as applicable, covering the common elements, common areas and/or shared components appurtenant to the Mortgaged Property do not fully comply with the requirements set forth in the Mortgage Loan documents, the Mortgagor is required to enforce, in a commercially reasonable manner, the terms, covenants and conditions to be performed and observed by the parties to the related condominium documents and master declaration.

Notwithstanding the rating requirements contained in the Mortgage Loan documents (which rating requirements comply with this representation #16), with respect to the commercial and general liability insurance required under the Mortgage Loan documents, the Mortgage Loan documents provide that Relsure Vermont, Inc. is an acceptable insurer of perils of terrorism and acts of terrorism so long as certain conditions in the Mortgage Loan documents are met.

Pursuant to the condominium documents and master declaration, insurance proceeds with respect to a casualty and/or condemnation affecting the common elements, common areas and /or shared components appurtenant to the Mortgaged Property are required to be

E-2-6

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

paid to the condominium association or master association, as applicable, or an insurance trustee if one is appointed by the condominium association or master association, as applicable. The Mortgage Loan documents provide for recourse against the Mortgagor and guarantor for losses and damages for the misappropriation, misapplication or conversion by the condominium association and/or master association (including any insurance trustee or any loss payee) in violation of the condominium documents or the master declaration, as applicable, of (A) any insurance proceeds paid by reason of any casualty affecting the common elements, common areas and/or the shared components, or (B) any awards or other amounts received in connection with a condemnation of all or a portion of the common elements, common areas and/or the shared components, unless in each case such insurance proceeds or awards or other amounts have been deposited with an insurance trustee approved by the lender, in each case, if the condominium association and/or the master association fails to elect an insurance trustee and following the Mortgagor’s failure to use diligent efforts no such insurance trustee is elected.

(16) Insurance	All LCF Mortgage Loans (Loan Nos. 6, 9, 21, 25, 27, 30, 32, 37, 42, 47, 49, 51, 55, 57)

Except with respect to Mortgage Loans where terrorism insurance is not required or where a tenant is permitted to self-insure, if any of the Policies (as defined in the related loan agreement) contain exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts” (“Acts of Terrorism”), the related Mortgagor must obtain and maintain terrorism coverage to cover such exclusions from an insurer meeting the Insurance Rating Requirements specified in Representation and Warranty No. 16 (a “Qualified Insurer”) or, in the event that such terrorism coverage is not available from a Qualified Insurer, the related Mortgagor must obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.

In addition, subject to the other exceptions to Representation and Warranty No. 16, even where terrorism insurance is required, the related Mortgagor may not be required to pay more for terrorism insurance coverage than a specified percentage (at least equal to 200%) of the amount of the insurance premium for the property insurance policy required under the related loan documents (excluding such terrorism coverage and coverage for other catastrophe perils such as flood, windstorm and earthquake), and if the cost of such terrorism insurance exceeds such amount, then the related Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

Subject to the other exceptions to Representation and Warranty No. 16, the related loan documents may require that, if insurance proceeds in respect of a property loss are to be applied to the repair or restoration of all or part of the related Mortgaged Property, then the insurance proceeds may be held by a party other than the lender (or a trustee appointed by it) if such proceeds are less than or equal to 5% of the original principal balance of the related Mortgage Loan, rather than 5% of the then outstanding principal amount of the related Mortgage Loan.

(17) Access; Utilities; Separate Tax Lots	Bank of America Office Campus Building 600 (Loan No. 30)	The Mortgaged Property is part of an office campus that includes certain non-collateral parcels and is not yet a separate tax lot. Currently, taxes for the entire tax lot are required to be paid directly by the owner of the non-collateral portion of the office campus, GPT GIG BOA Portfolio Owner LLC (“GPT”), provided that (i) pursuant to its lease, Bank of America, the sole tenant at the Mortgaged Property, is required to reimburse the Mortgagor for the portion of real estate taxes due with respect to the Mortgaged Property and (ii) pursuant to its purchase contract, the Mortgagor is required to reimburse GPT therefor. Once separate tax bills are created, Bank of America is required to pay real estate taxes on the Mortgaged Property directly to the taxing authority. A deed has been filed that will trigger the creation of separate tax lots. The Mortgagor is not required to escrow real estate taxes with the lender for the entire tax lot.

E-2-7

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(24) Local Law Compliance	Quail Acres Apartments (Loan No. 47)	The Mortgaged Property is legal non-conforming as to use as the related zoning code no longer permits multifamily uses on the Mortgaged Property without a conditional use permit. If any related structure is damaged or destroyed, such structure may be restored to its prior use provided that restoration and reoccupancy occurs within 18 months of the date of such damage or destruction. The Mortgage Loan documents provide recourse to the borrower and guarantor for losses to the lender related to an inability to restore the Mortgaged Property to such prior non-conforming use.
(24) Local Law Compliance	Bear River Storage (Loan No. 42)	A portion of the Mortgaged Property improved by a non-income producing single family residence (which residence is occupied by an on-site manager) is legal non-conforming as to use as the related zoning code no longer permits single-family dwellings on the Mortgaged Property without a conditional use permit. If a non-conforming structure is damaged or destroyed, such structure may be restored to its prior use provided that restoration is completed within one year of the date of such damage or destruction.
(25) Licenses and Permits	Brickell Heights (Loan No. 21)	The portion of the Mortgaged Property occupied by the largest tenant, Equinox, is currently operated under a temporary certificate of occupancy (“CO”). A final CO for such space is expected to be issued once a final CO is issued for the entire development of which the Mortgaged Property is a part. The Mortgaged Property is currently operated under a temporary CO, which expires in November 2017. According to the borrower sponsor, each of the developer of the related improvements and the borrower have two (2) unilateral extension rights of one hundred eighty (180) days each. Further extensions are discretionary.
(26) Recourse Obligations	The Crossings Retail Center (Loan No. 49)	Recourse for misappropriation of rents is limited to rents that are not either deposited with the lender or applied to commercially reasonable out-of-pocket third party costs and expenses of the Mortgaged Property (including payments to the property manager) during an event of default (which in the case of a non-monetary default is either known by the Mortgagor or the Mortgagor has been notified thereof by the lender).
(26) Recourse Obligations	Bank of America Office Campus Building 600 (Loan No. 30) Dollar General Milford (Loan No. 57)	The related Mortgage Loan documents do not provide for recourse (to the guarantor) for the intentional material physical waste of the Mortgaged Property but provide for recourse for the Mortgagor’s commission of intentional material physical damage to the Mortgaged Property.
(26) Recourse Obligations	All LCF Mortgage Loans (Loan Nos. 6, 9, 21, 25, 27, 30, 32, 37, 42, 47, 49, 51, 55, 57)

Misapplication (as opposed to misappropriation or conversion) of insurance proceeds, condemnation proceeds and/or rents following an event of default may not give rise to recourse.

The related loan documents may limit recourse for the related Mortgagor’s commission of material physical waste only to the extent that: (i) such waste was intentional; and/or (ii) there is sufficient cash flow from the related Mortgaged Property to make the requisite payments to prevent the waste.

(26) Recourse Obligations	Bank of America Office Campus Building 600 (Loan No. 30) 50 Varick Street (Loan No. 9) Dollar General Milford (Loan No. 57)	The Mortgage Loan documents do not provide recourse to the guarantor for breaches of the environmental covenants contained in the Mortgage Loan documents.
(27) Mortgage Releases	All LCF Mortgage Loans (Loan Nos. 6, 9, 21, 25, 27, 30, 32, 37, 42, 47, 49, 51, 55, 57)	If the loan-to-value ratio of the related Mortgaged Property in connection with any release exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause the REMIC holding the subject Mortgage Loan to fail to qualify as such.

E-2-8

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(28) Financial Reporting and Rent Rolls	Bank of America Office Campus Building 600 (Loan No. 30) Dollar General Milford (Loan No. 57)	The Mortgage Loan documents provide that the Mortgagor is not required to deliver quarterly and annual operating statements so long as (i) at the applicable time, the lease(s) then in effect provide for the same or a substantially similar allocation of responsibilities between the related Mortgagor and tenant(s) as were in effect between the Mortgagor and Bank of America at the origination date, or (ii) the tenant(s) of the Mortgaged Property is a triple-net tenant and the Mortgagor’s only related expense is debt service, in each case, provided that the Mortgagor delivers a certified rent roll for the Mortgaged Property at such time.
(28) Financial Reporting and Rent Rolls	50 Varick Street (Loan No. 9)	The Mortgage Loan has more than one Mortgagor; however, the Mortgage Loan documents do not require that financial statements be presented in a combined or combining format.
(29) Acts of Terrorism Exclusion	All LCF Mortgage Loans (Loan Nos. 6, 9, 21, 25, 27, 30, 32, 37, 42, 47, 49, 51, 55, 57)

Except with respect to Mortgage Loans where terrorism insurance is not required or where a tenant is permitted to self-insure, if any of the Policies (as defined in the related loan agreement) contain exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts” (“Acts of Terrorism”), the related Mortgagor is required to obtain and maintain terrorism coverage to cover such exclusions from an insurer meeting the Insurance Rating Requirements specified in Representation and Warranty No. 16 (a “Qualified Carrier”). In the event such coverage is not available from a Qualified Carrier, the related Mortgagor is required to obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.

In addition, subject to the other exceptions to Representation and Warranty No. 29, even where terrorism insurance is required, the related Mortgagor may not be required to pay more for terrorism insurance coverage than a specified percentage (at least equal to 200%) of the amount of the insurance premium then currently payable for the property insurance policy required under the related loan documents (excluding such terrorism coverage and coverage for other catastrophe perils such as flood, windstorm and earthquake), and if the cost of such terrorism insurance exceeds such amount, then the related Mortgagor is only required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30) Due on Sale or Encumbrance	Bank of America Office Campus Building 600 (Loan No. 30) Dollar General Milford (Loan No. 57)

The Mortgage Loan documents permit transfers by the Mortgagor and certain affiliates of Ladder Capital Finance Holdings LLLP or Ladder Capital Corp. without lender consent.

The Mortgage Loans permit corporate financing provided that such financing satisfies the requirements of the related loan documents (including the pledge of interests in the related Mortgagor to effectuate such financing).

(30) Due on Sale or Encumbrance	All LCF Mortgage Loans (Loan Nos. 6, 9, 21, 25, 27, 30, 32, 37, 42, 47, 49, 51, 55, 57)

Any pledge of a direct or indirect equity interest in the related Mortgagor would be permitted if the transfer of such equity interest to the pledgee would be a permitted transfer under the terms of Representation and Warranty No. 30 or as contemplated by any other exception to Representation and Warranty No. 30 set forth herein.

In addition, with respect to clause (a)(v), mergers, acquisitions and other business combinations involving a publicly traded company may be permitted; and, for certain Mortgage Loans, transfers, sales and pledges of direct or indirect equity interests in the related Mortgagor may be permitted if such equity interests are limited partnership interests, non-managing member interests in a limited liability company or other passive equity interests. Transfers contemplated by an exception to Representation and Warranty No. 27 are also permitted transfers.

(31) Single-Purpose Entity	HIE&S Sequim (Loan No. 37)	The Mortgagor is a recycled single-purpose entity which previously owned certain property adjacent to the Mortgaged Property, which property was conveyed to an affiliate prior to the origination of the Mortgage Loan.
(39) Organization of Mortgagor	Bank of America Office Campus Building 600 and Dollar General Milford (Loan Nos. 30 and 57)	The Mortgagors are affiliated entities.

E-2-9

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(German American Capital Corporation)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(6) Permitted Liens; Title Insurance	Walgreens Witkoff Portfolio (Loan No. 24)	With respect to each individual Mortgaged Property, Walgreen Eastern Co., Inc. (“Walgreens”), which leases in excess of 90% of the rentable square footage at the Windham Mortgaged Property and is the sole tenant, at each other Mortgaged Property, has a right of first refusal to purchase the entire applicable Mortgaged Property if the borrower receives a bona fide third party offer to buy any such Mortgaged Property that the borrower intends to accept. Such right of first refusal will not apply to sale or conveyance by foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the Mortgage; provided, however, such right of first refusal will apply to subsequent purchasers of each Mortgaged Property.
(6) Permitted Liens; Title Insurance	Gihon Village Shopping Center (Loan No. 44)	If the landlord elects to sell the current Taco Bell premises (the “Premises”) separate and apart from the rest of the Mortgaged Property, the landlord may only transfer the Premises if the landlord first offers to transfer the Premises to Taco Bell after obtaining a bona fide offer to purchase the Premises (the “Offer”). The landlord is required to deliver the Offer to Taco Bell and offer to transfer the Premises to Taco Bell on the same terms and conditions as set forth in the Offer. Taco Bell has waived its right with respect to a foreclosure, deed in lieu of foreclosure and any subsequent transfer.
(16) Insurance	Walgreens Witkoff Portfolio (Loan No. 24)

The Mortgage Loan provides that, with respect to each Mortgaged Property, Walgreens, which leases over 90% of the rentable square feet at the Windham Mortgaged Property and is the sole tenant at each other Mortgaged Property, is permitted to provide any insurance required to be maintained by the borrower under the Mortgage Loan with respect to the Mortgaged Property, or in the case of the Windham Mortgaged Property, with respect to its leased premises, provided that Walgreens complies with the insurance requirements set forth in the lease, and Walgreens is permitted to self-insure, provided, among other things, Walgreens maintains a “BBB-” rating by S&P (and an equivalent rating from each of the other national statistical rating agencies which rate such entity).

The lender is required to disburse any net insurance proceeds or net condemnation award received by the lender to Walgreens, provided certain requirements set forth in the Mortgage Loan documents are satisfied, to be applied to the restoration of the Mortgaged Property pursuant to the Walgreens lease.

(26) Recourse Obligations	Stryker Corporation (Loan No. 5)

There are two non-recourse carveout guarantors for the Mortgage Loan. The obligations of such guarantors under the nonrecourse carveout guaranty and the environmental indemnity are several and not joint, and are limited as follows: AG Net Lease III Corp. is liable for 92.6648% of such obligations and AG Net Lease III (SO) Corp. is liable for 7.3352% of such obligations. If either of such guarantors were to fail, or be unable, to perform its obligations under the recourse carveout guaranty, the other guarantor has no obligation to perform the obligations of the defaulting guarantor. If additional affiliated parties become guarantors, their liability is required to be similarly limited by percentage interests determined pursuant to an agreement among the lender and the guarantors, provided that the percentage interests are required to add up to 100%.

In addition, the related Mortgage Loan documents provide that the aggregate liability of the guarantors and borrower under the environmental indemnity, the non-recourse carveout guaranty and the loan agreement with respect to environmental matters is capped at an amount equal to the outstanding principal balance of the Mortgage Loan at the time of the related losses, plus the lender’s costs and expenses. In addition, for so

E-2-10

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

long as that certain Environmental Site Liability Insurance issued by Indian Harbor Insurance Company, bound 6/13/2013 and effective through 7/16/2018, Policy Number: PEC0041314 (the “Policy”), remains in full force and effect or is replaced with a renewal policy naming lender as an additional insured, reasonably acceptable to the lender, and from an insurer with a rating at least equal to the rating of the Policy insurer, then if the lender makes a claim under the environmental indemnity, the indemnitors have the right within ten business days after receipt of such claim, to send a notice (“Environmental Tender Notice”) requiring the lender to seek coverage for such claim under the Policy, and in such event, the lender is required to exercise commercially reasonable efforts to pursue a claim under the Policy prior to pursuing any non-borrower indemnitor with respect to the environmental claim until the earlier of (a) 180 days has elapsed after the delivery of the Environmental Tender Notice without payment by the insurer of the full amount claimed or full acceptance by the insurance company of defense of the claim in a manner reasonably acceptable to the lender, and (b) the receipt by the indemnitor or lender of written notice from the insurer declining or denying such claim, notifying of conditions to payment which are not reasonably acceptable to the lender or notifying of its intent to pay such claim in an amount less than the full amount, except that in the latter event (and after receipt of such lesser sum), the lender may pursue the indemnitors solely for the difference.

(27) Mortgage Releases	Gihon Village Shopping Center (Loan No. 44)	Upon the satisfaction of certain conditions, Borrower is permitted to release a vacant, non-income producing portion of the existing parking area that is no greater than 58,000 square feet and is not material to the appraised value or operation of the Mortgaged Property. The release parcel has not been specifically identified, and accordingly its value was not addressed in the appraisal. However, the release parcel is required to be approved by the Mortgage Loan lender in its sole discretion.
(29) Acts of Terrorism Exclusion	Walgreens Witkoff Portfolio (Loan No. 24)	The exception to Representation 16 is also an exception to this Representation 29.

E-2-11

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES
(Rialto Mortgage Finance, LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1 to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2 will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

(6) Permitted Liens	Courtyard Brunswick (Loan No. 33)	The franchisor, Marriott International, Inc., has a right of first refusal to purchase the entire Mortgaged Property in the event of a proposed transfer of the Mortgaged Property or a controlling direct or indirect interest in the related Mortgagor to a “competitor” of the franchisor (as defined in the comfort letter). The right of first refusal will apply even if a transfer to a competitor of the franchisor results from a foreclosure, judicial or legal process, such as execution and levy, or by any other means, but is subordinate to the exercise of the rights of a bona fide lender who is not a competitor or an affiliate of a competitor.
(24) Local Law Compliance	Colonial Village (Loan No. 23)	The use of the Mortgaged Property as a multifamily development is a pre-existing legally non-conforming use, as a multifamily property is not permitted under the current zoning laws without a special use permit. In the event of casualty, in whole or in part, the Mortgaged Property may be rebuilt to its current legally non-conforming use provided, among other conditions, (1) reconstruction is commenced within two years of such casualty and (2) to the extent the proposed reconstruction causes the structure to exceed the area of the original non-conforming structure, a special use permit will be required.
(24) Local Law Compliance	ACG MHC Portfolio IV (Loan No. 35)	Highland Green MHC – The use of the Mortgaged Property as a mobile home park is a pre-existing legally non-conforming use, as a mobile home park is not permitted under the current zoning laws without a special use permit. In the event of a casualty to the Mortgaged Property by fire or other natural hazard, the mobile home park may be rebuilt provided (i) the use as a mobile home park was not discontinued for six months or more (which may be extended an additional six months provided the Mortgagor demonstrates a substantial investment of time, effort and money toward rebuilding the Mortgaged Property) and (ii) the newly built structure or pad does not enlarge the non-conforming use. Additionally, revocation of a structure’s certificate of occupancy for a period in excess of 12 months also evidences the Mortgagor’s intent to abandon the non-conforming structure.
(24) Local Law Compliance	Best Western Plus Richmond Hill (Loan No. 48)	The use of the Mortgaged Property as a hotel is a pre-existing legally non-conforming use, as a hotel is not a permitted use under current zoning laws without a conditional use permit. In the event of a casualty to more than 75% of the replacement value of the Mortgaged Property (exclusive of the foundation), the structure may only be restored in accordance with the current zoning code. However, the zoning board may, upon application, permit the reconstruction of the legally non-conforming use provided certain conditions are met, including (1) the prior non-conforming condition is not increased, (2) the application to reconstruct the non-conforming structure is filed with the zoning administrator within six months of such casualty, and (3) the reconstruction is not detrimental to adjacent property and the surrounding neighborhood.

E-2-12

ANNEX F

CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
11/12/2017	$40,600,000.00	9/12/2022	$40,600,000.00
12/12/2017	$40,600,000.00	10/12/2022	$40,576,657.12
1/12/2018	$40,600,000.00	11/12/2022	$39,984,540.30
2/12/2018	$40,600,000.00	12/12/2022	$39,341,480.07
3/12/2018	$40,600,000.00	1/12/2023	$38,744,469.53
4/12/2018	$40,600,000.00	2/12/2023	$38,145,094.10
5/12/2018	$40,600,000.00	3/12/2023	$37,398,255.37
6/12/2018	$40,600,000.00	4/12/2023	$36,793,543.59
7/12/2018	$40,600,000.00	5/12/2023	$36,138,245.99
8/12/2018	$40,600,000.00	6/12/2023	$35,528,541.29
9/12/2018	$40,600,000.00	7/12/2023	$34,868,392.53
10/12/2018	$40,600,000.00	8/12/2023	$34,253,655.58
11/12/2018	$40,600,000.00	9/12/2023	$33,636,482.93
12/12/2018	$40,600,000.00	10/12/2023	$32,949,816.33
1/12/2019	$40,600,000.00	11/12/2023	$32,310,468.09
2/12/2019	$40,600,000.00	12/12/2023	$31,618,702.32
3/12/2019	$40,600,000.00	1/12/2024	$30,974,064.51
4/12/2019	$40,600,000.00	2/12/2024	$30,326,865.59
5/12/2019	$40,600,000.00	3/12/2024	$29,577,848.60
6/12/2019	$40,600,000.00	4/12/2024	$28,925,099.56
7/12/2019	$40,600,000.00	5/12/2024	$28,220,313.32
8/12/2019	$40,600,000.00	6/12/2024	$27,562,168.86
9/12/2019	$40,600,000.00	7/12/2024	$26,852,140.32
10/12/2019	$40,600,000.00	8/12/2024	$26,137,748.48
11/12/2019	$40,600,000.00	9/12/2024	$25,420,542.86
12/12/2019	$40,600,000.00	10/12/2024	$24,647,191.35
1/12/2020	$40,600,000.00	11/12/2024	$23,924,113.53
2/12/2020	$40,600,000.00	12/12/2024	$23,145,056.66
3/12/2020	$40,600,000.00	1/12/2025	$22,416,060.63
4/12/2020	$40,600,000.00	2/12/2025	$21,684,192.80
5/12/2020	$40,600,000.00	3/12/2025	$20,790,903.46
6/12/2020	$40,600,000.00	4/12/2025	$20,052,630.15
7/12/2020	$40,600,000.00	5/12/2025	$19,258,809.52
8/12/2020	$40,600,000.00	6/12/2025	$18,514,498.92
9/12/2020	$40,600,000.00	7/12/2025	$17,714,812.52
10/12/2020	$40,600,000.00	8/12/2025	$16,964,417.31
11/12/2020	$40,600,000.00	9/12/2025	$16,211,065.25
12/12/2020	$40,600,000.00	10/12/2025	$15,402,594.27
1/12/2021	$40,600,000.00	11/12/2025	$14,643,086.74
2/12/2021	$40,600,000.00	12/12/2025	$13,828,635.18
3/12/2021	$40,600,000.00	1/12/2026	$13,062,923.94
4/12/2021	$40,600,000.00	2/12/2026	$12,294,194.96
5/12/2021	$40,600,000.00	3/12/2026	$11,367,479.33
6/12/2021	$40,600,000.00	4/12/2026	$10,592,065.45
7/12/2021	$40,600,000.00	5/12/2026	$9,762,159.43
8/12/2021	$40,600,000.00	6/12/2026	$8,980,417.15
9/12/2021	$40,600,000.00	7/12/2026	$8,144,362.52
10/12/2021	$40,600,000.00	8/12/2026	$7,356,242.21
11/12/2021	$40,600,000.00	9/12/2026	$6,565,015.05
12/12/2021	$40,600,000.00	10/12/2026	$5,719,745.00
1/12/2022	$40,600,000.00	11/12/2026	$4,922,065.45
2/12/2022	$40,600,000.00	12/12/2026	$4,070,526.32
3/12/2022	$40,600,000.00	1/12/2027	$3,266,343.79
4/12/2022	$40,600,000.00	2/12/2027	$2,458,990.52
5/12/2022	$40,600,000.00	3/12/2027	$1,582,243.73
6/12/2022	$40,600,000.00	4/12/2027	$840,069.91
7/12/2022	$40,600,000.00	5/12/2027	$49,506.32
8/12/2022	$40,600,000.00	6/12/2027	$0.00
		and thereafter

 F-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

 TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Summary of Terms	17
Risk Factors	59
Description of the Mortgage Pool	149
Transaction Parties	220
Credit Risk Retention	285
Description of the Certificates	298
The Mortgage Loan Purchase Agreements	330
The Pooling and Servicing Agreement	339
Use of Proceeds	437
Yield, Prepayment and Maturity Considerations	437
Material Federal Income Tax Consequences	449
Certain State, Local and Other Tax
Considerations	460
ERISA Considerations	461
Legal Investment	469
Certain Legal Aspects of the Mortgage Loans	470
Ratings	491
Plan of Distribution (Underwriter Conflicts of
Interest)	494
Incorporation of Certain Information by
Reference	496
Where You Can Find More Information	496
Financial Information	496
Legal Matters	496
Index of Certain Defined Terms	497

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

  $842,714,000
(Approximate)

Citigroup Commercial
Mortgage Trust 2017-C4
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2017-C4

Class A-1	$27,750,000
Class A-2	$103,900,000
Class A-3	$240,000,000
Class A-4	$271,691,000
Class A-AB	$40,600,000
Class X-A	$757,221,000
Class X-B	$85,493,000
Class A-S	$73,280,000
Class B	$45,189,000
Class C	$40,304,000

PROSPECTUS

Citigroup

Deutsche Bank Securities

Cantor Fitzgerald & Co.

Co-Lead Managers and Joint Bookrunners

Academy Securities

Co-Manager

October   , 2017